Exhibit 4.1

Execution Version

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 26, 2016

Among

ELIZABETH ARDEN, INC., as the U.S. Borrower,

ELIZABETH ARDEN (CANADA) LIMITED, as the Canadian Borrower,

ELIZABETH ARDEN INTERNATIONAL SÀRL, as the Swiss Borrower,

ELIZABETH ARDEN (UK) LTD., as the U.K. Borrower,

CERTAIN OTHER SUBSIDIARIES OF ELIZABETH ARDEN, INC., as Guarantors,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as U.S. Collateral Agent and Syndication Agent, and

WELLS FARGO BANK, NATIONAL ASSOCIATION and HSBC BANK USA, N.A.,

as Co-Documentation Agents

with

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

ASSET BASED LENDING

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

i

ARTICLE III

REPRESENTATIONS AND WARRANTIES

v

SCHEDULES:

Commitment Schedule

Schedule 1.01	Existing Letters of Credit
Schedule 3.05	Litigation
Schedule 3.06	U.K. Pension Plans/ Schemes
Schedule 3.09	Subsidiaries
Schedule 3.14	Locations
Schedule 3.15	Licenses, Trademarks and Distribution Agreements
Schedule 3.19	Lockbox Accounts
Schedule 5.09	Permitted Investments
Schedule 5.10	Liens
Schedule 5.15	Arden Acquisition Indebtedness
Schedule 5.29	Post-Closing Deliveries

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Consent and Subordination Agreement
Exhibit E-1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	—	Form of Borrowing Subsidiary Agreement
Exhibit G	—	Form of Intercreditor Agreement
Exhibit H	—	Form of Joinder Agreement

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 26, 2016 (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”), among ELIZABETH ARDEN, INC., a Florida corporation (the “U.S. Borrower”), ELIZABETH ARDEN (CANADA) LIMITED, a company organized under the laws of Ontario, Canada, ELIZABETH ARDEN INTERNATIONAL SÀRL, a company organized under the laws of Switzerland, and ELIZABETH ARDEN (UK) LTD., a company incorporated under the laws of England and Wales, as borrowers, the other Loan Parties (as defined below) party hereto, the Lenders (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent, and BANK OF AMERICA, N.A., as U.S. collateral agent.

WHEREAS, the U.S. Borrower, Fleet National Bank (now Bank of America, N.A.), in its capacity as administrative agent thereunder, and certain other financial institutions party thereto executed that certain Amended and Restated Credit Agreement dated as of January 29, 2001 (as amended or otherwise modified prior to December 24, 2002, herein the “Original Credit Agreement”), which amended and restated a Credit Agreement with the U.S. Borrower dated January 23, 2001 and pursuant to which the lenders party thereto extended a credit facility to the U.S. Borrower for revolving loans and letters of credit;

WHEREAS, the U.S. Borrower, JPMorgan Chase Bank, N.A., in its capacity as administrative agent thereunder, Fleet National Bank (now Bank of America, N.A.), in its capacity as collateral agent thereunder, and certain other financial institutions party thereto executed that certain Second Amended and Restated Credit Agreement dated as of December 24, 2002 (as the same has been amended or otherwise modified prior to January 21, 2011, herein the “Second Amended Credit Agreement”), which amended and restated the Original Credit Agreement in its entirety and pursuant to which the lenders party thereto extended a credit facility to the U.S. Borrower for revolving loans and letters of credit;

WHEREAS, the U.S. Borrower, JPMorgan Chase Bank, N.A., in its capacity as administrative agent thereunder, Bank of America, N.A. (as successor-in-interest to Fleet National Bank), in its capacity as collateral agent thereunder, and certain other financial institutions party thereto as banks (the “Existing Lenders”) executed that certain Third Amended and Restated Credit Agreement dated as of January 21, 2011 (as the same has been amended or otherwise modified prior to the date hereof, herein the “Existing Credit Agreement”, and all indebtedness arising pursuant to the Existing Credit Agreement, the “Existing Indebtedness”), which amended and restated the Second Amended Credit Agreement in its entirety and pursuant to which the lenders party thereto extended a credit facility to the U.S. Borrower for revolving loans and letters of credit;

WHEREAS, the U.S. Borrower desires to (a) modify the Existing Indebtedness and obtain Loans and Letters of Credit for the purposes permitted herein and (b) enable the Canadian Borrower, the Swiss Borrower and the U.K. Borrower (each as defined below) to become parties hereto and to obtain Loans for the purposes permitted herein, which the Agents and the Lenders are willing to do by amending and restating the Existing Credit Agreement in its entirety, subject to the terms and conditions set forth herein; and

WHEREAS, after giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the Commitment (as defined below) of each Lender hereunder will be as set forth on the Commitment Schedule (as defined below) hereto.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction or waiver of each condition precedent contained in Section 4.01 hereof, the parties hereto agree that the Existing Credit Agreement shall be amended and restated as of the Effective Date in its entirety to read as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the applicable Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means: (a) the purchase or acquisition of all or substantially all of the assets of any Person, any division, branch or business of any Person or any product line of any Person; (b) the purchase of a controlling equity interest in any Person; or (c) the merger, amalgamation or consolidation of any Person with any other Person, in each case set forth in clauses (a), (b) or (c), in any single transaction or in any group of related transactions which are part of a common plan.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent, security trustee and/or collateral agent for the Secured Parties hereunder or, as applicable, such branches or affiliates of JPMorgan Chase Bank, N.A. as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. References to the “Administrative Agent” shall also include JPMorgan Chase Bank, N.A., Toronto Branch (including but not limited to matters pertaining to the Canadian Loan Parties), JPMorgan Chase Bank, N.A., London Branch (including but not limited to matters pertaining to the European Loan Parties) and any such other branch or affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. for the purpose of performing such obligations in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Percent” means eighty–five percent (85%) based on continuing confirmation of a Dilution Percentage of no more than five percent (5%) determined, as of any date, as reflected in the Administrative Agent’s most recent field examination for the applicable Borrower or if the Dilution Percentage is more than five percent (5%) determined, as of any date, as reflected in the Administrative Agent’s most recent field examination for the applicable Borrower, such other percent as the Administrative Agent may, at any time hereafter, determine is necessary to protect the applicable Lenders’ interests, such determination to be made in the Administrative Agent’s Permitted Discretion.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent Parties” has the meaning assigned to such term in Section 8.01(d).

“Agents” means, collectively, the Administrative Agent and the U.S. Collateral Agent, and “Agent” means any one of such Agents, individually.

“Aggregate Borrowing Base Capacity” has the meaning assigned to such term in Section 5.19.

“Aggregate Committed Exposure” means, at any time, the aggregate Committed Exposure of all of the Lenders.

“Agreed Currencies” means, collectively, U.S. Dollars, Euro, Sterling, Swiss Francs and Canadian Dollars.

“Agreement” shall have the meaning specified in the introductory paragraph hereto, as such may be amended, supplemented, extended and modified from time to time.

“Allowance Accounts” means accounts consisting of the returns reserve, salary support, sales allowance and co–op advertising.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein; provided further that the Alternate Base Rate shall never be less than zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the

Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternate Rate” means, for any day and for any Agreed Currency, the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions in consultation with the Borrower Representative, reflecting the cost to the Lenders of obtaining funds, plus (b) the Applicable Margin for Eurodollar Revolving Loans. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Rate.

“AML Legislation” has the meaning assigned to such term in Section 8.15.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the U.S. Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and the Corruption of Foreign Public Officials Acts (Canada).

“Applicable Letter of Credit Fee” means, with respect to each Letter of Credit, a fee equal to the Applicable Margin for Eurodollar Loans times the face amount of such Letter of Credit.

“Applicable Margin” means, with respect to any Type of Loan, the applicable margin (expressed in basis points) in the column below for the applicable Type of Loan and opposite the Debt Service Pricing Ratio set forth in the table below that corresponds with the actual Debt Service Pricing Ratio set forth in the most recent Compliance Certificate:

Tier	Debt Service Pricing Ratio	Eurodollar Loans, Overnight LIBO Rate Loans and CDOR Rate Loans	ABR Loans and Canadian Prime Rate Loans
I	Greater than 2.50:1.00	150.0	00.0
II	Less than or equal to 2.50:1.0 but greater than 2.00:1.00	175.0	25.0
III	Less than or equal to 2.00:1.00 but greater than 1.50:1.00	200.0	50.0
IV	Less than or equal to 1.50:1.00 but greater than 1.00	225.0	75.0
V	Less than or equal to 1.00:1.00	250.0	100.0

Each Applicable Margin shall be determined by reference to Tier V for the period from the Effective Date until the first business day of the month following the day when the Compliance Certificate required in connection with the monthly financial statements delivered under Section 5.01(e) for each month end which corresponds with the end of each fiscal quarter end, beginning with such financial statements delivered for the month ended as of September 30, 2016. On such date, each Applicable Margin shall change in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above. Thereafter, each Applicable Margin shall change effective commencing on the first business day of the month following the date when a Compliance Certificate required by Section 5.01(c) is delivered, such change to be made in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above; provided, however, if any Compliance Certificate is not received by the date required by Section 5.01(c), the Applicable Margins shall revert to Tier V until delivery of the next Compliance Certificate. Notwithstanding anything contained herein to the contrary, during the period when the amount under clause (f) of the definition of “U.S. Borrowing Base” is included in the calculation of the U.S. Borrowing Base the Applicable Margin determined pursuant to the other provisions of this definition with respect to the first $25,000,000 of the U.S. Loans outstanding hereunder shall be increased by 1.00%. If it is ever subsequently determined that such financial statements did not accurately report the information necessary to determine the Debt Service Pricing Ratio and as a result thereof, the Debt Service Pricing Ratio utilized to determine the Applicable Margin was not correct and resulted in the Applicable Margin being different than it should have been if the Debt Service Pricing Ratio was accurately determined, the applicable Borrower shall pay to the Administrative Agent the amount that would have been due (or, alternatively, the applicable Lenders shall reimburse the applicable Borrower for their pro rata portion of the amount of any excess) under the terms hereof if the Debt Service Pricing Ratio was calculated correctly. A certificate of the Administrative Agent setting forth the amount or amounts (including a reasonably detailed calculation thereof) of any such difference shall be delivered to the Borrower Representative and the applicable Borrower shall pay the Administrative Agent, on behalf of the applicable Lenders (or the applicable Lenders shall reimburse the applicable Borrower) the amount shown as due on any such certificate within ten (10) days after receipt thereof.

“Applicable Percentage” means (a) with respect to any U.S. Lender in respect of a U.S. Facility Credit Event, its U.S. Facility Percentage, (b) with respect to any Canadian Lender in respect of a Canadian Sub-Facility Credit Event, its Canadian Sub-Facility Percentage and (c) with respect to any European Lender in respect of a European Sub-Facility Credit Event, its European Sub-Facility Percentage.

“Appraised Liquidation Percentage” means the percentage net liquidation value of Inventory for the applicable Borrower determined on an orderly going–out–of–business–sale basis, net of all commissions, associated costs, fees and expenses associated with such liquidation, as determined from the most recent appraisal thereof performed by a credentialed appraiser satisfactory to the Administrative Agent.

“Approved Fund” has the meaning assigned to such term in Section 8.04.

“Approved Location” means: (a) any location owned by any Borrower and as set forth in Schedule 3.14 attached hereto or identified in an inventory location report delivered under Section 5.01(g) as owned by any Borrower; (b) any location set forth on Schedule 3.14 attached hereto or identified in an inventory location report delivered under Section 5.01(g) which is leased by any Borrower and for which a fully executed Consent and Subordination Agreement from the applicable landlord is delivered; (c) any third party location set forth on Schedule 3.14 attached hereto or identified in an inventory location report delivered under Section 5.01(g) if: (i) a fully executed Consent and Subordination Agreement from the applicable third party vendor is delivered and (ii) such Borrower shall have taken such action as the Administrative Agent shall reasonably request to perfect and protect the applicable Agent’s security interest in any Collateral held at such third party location (including, without limitation, the filing of a financing statement (if applicable) in the proper jurisdiction naming the applicable third party as the debtor/bailee, such Borrower as the secured party/bailor and the applicable Agent as the assignee and notifying the debtor/bailee’s secured lenders of such Borrower’s interest in the Inventory held by such debtor/bailee); (d) any other leased location for which a fully executed Consent and Subordination Agreement from the applicable landlord has been delivered as of the Effective Date; and (e) any third party location for which the actions described in sub-clause (i) of clause (c) have been taken as of the Effective Date.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auditor’s Determination” has the meaning assigned to such term in Section 10.14(c)(ii).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Average Dilution Percentage” means, for any period, the percentage calculated by the Administrative Agent by dividing the Dilution of accounts receivables occurring during such period for the applicable Borrower by the gross sales for such period for the applicable Borrower and multiplying the resulting quotient by 100.

“Average Aggregate Borrowing Base Capacity” has the meaning assigned to such term in Section 5.19.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Amount” has the meaning set forth in the definition of Bank Products.

“Bank Product Obligations” means all indebtedness, liabilities, obligations, covenants and duties of any Loan Party or any of its Subsidiaries to any Lender or any Affiliate of any Lender, of every kind, nature and description arising under or in respect of any Bank Product (including arising under or in respect of any Guarantee thereof), whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated. Bank Product Obligations shall not include any Excluded Swap Obligations or any indebtedness, liabilities, obligations, covenants or duties of any Loan Party or any of its Subsidiaries to the Second Lien Term Lender under the Second Lien Documents.

“Bank Product Reserve” means, at any time, an amount equal to the sum of all Bank Product Amounts associated with all of the then outstanding Bank Products. With respect to any particular Bank Product, the Bank Product Reserve shall equal the Bank Product Amount for such Bank Product or a lesser amount as may equal the actual obligation of any Loan Party or any of its Subsidiaries as determined utilizing the methodology agreed to with respect to such Bank Product between the applicable Lender and such Loan Party or Subsidiary. With respect to any calculation of the amounts to be included in the Bank Product Reserve which is less than an established Bank Product Amount, the Administrative Agent shall have no obligation to determine the amount thereof. The Borrower Representative and/or the applicable Lender shall provide the Administrative Agent written notice of the amount and a reasonably detailed calculation thereof; provided that no such notice with respect to a Bank Product may be delivered more than once each week. In absence of any such notice, the amount included in the Bank Product Reserve shall equal the Bank Product Amount established with respect to the Bank Product in question. The Bank Product Amount applicable to any Bank Product shall not be included in calculating the Bank Product Reserve for the U.S. Borrowing Base if on the first date that such Bank Product Amount is to be included in the Bank Product Reserve, the inclusion of such amount therein will cause the U.S. Availability to be less than $20,000,000 as calculated after giving pro forma effect to such Bank Product Amount and based on the most recent Borrowing Base Certificate then most recently delivered.

“Bank Products” means any of the following that a Lender or an Affiliate of a Lender provides to, or enters into with, any Loan Party or any of its Subsidiaries:

(a) any deposit, lockbox or other cash management arrangement;

(b) any Swap Agreement permitted under Section 5.18 hereof; and

(c) any other product, service or agreement pursuant to which any Loan Party or any of its Subsidiaries may be indebted to a Lender or to an Affiliate of a Lender if such arrangement is permitted or not restricted under the terms of this Agreement;

provided that for any of the foregoing to be included as a “Secured Obligation” for the purposes of a distribution under Section 2.18(b): (i) the applicable Lender or Affiliate of a Lender and the Borrower Representative must have previously provided the Administrative Agent written notice of: (A) the existence of such Bank Product, (B) the Lender’s or such Affiliate’s and the applicable Loan Party’s or such Subsidiary’s agreement as to the maximum dollar amount of the obligations arising under such Bank Product that may be included in a reserve under the applicable Borrowing Base (the “Bank Product Amount”) and (C) the methodology agreed upon by the Lender and the Borrower Representative to determine the Bank Product Amount; and (ii) the Bank Product Amount applicable to such Bank Product shall not, on the first date that such Bank Product Amount is to be included in the Bank Product Reserve for the U.S. Borrower, cause the U.S. Availability to be less than $20,000,000 as calculated in accordance with the definition of Bank Product Reserve for the U.S. Borrowing Base. If the applicable Lender or Affiliate of a Lender and the Borrower Representative do not provide such information to the Administrative Agent or if including the related Bank Product Amount in the Bank Product Reserve as described in clause (ii) immediately above would cause the U.S. Availability to be less than $20,000,000, such Bank Product shall be an “Unreserved Bank Product” and shall not be entitled to the benefits of Section 2.18(b). The Administrative Agent shall provide the Banks with notice of the establishment of each Bank Product that is not an Unreserved Bank Product. After any of the foregoing have been established as a Bank Product hereunder and as long as no Event of Default exists, the Bank Product Amount may thereafter be changed by written notice to the Administrative Agent pursuant to an agreement between the applicable Lender and the Borrower Representative; provided that (x) no change in a Bank Product Amount may cause the Revolving Exposure Limitations to not be satisfied and (y) a Bank Product Amount may not be changed more than once each week.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy, administration, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise, but excluding any solvent reorganization) or insolvency proceeding, or has had a receiver, administrative receiver, liquidator, compulsory manager, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, administration or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has had a moratorium of any indebtedness, suspension of payments, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrowers” means, collectively, the U.S. Borrower, the Canadian Borrower, the Swiss Borrower and the U.K. Borrower, and “Borrower” means individually any of the Borrowers; and from and after the German Borrower Effective Date, the German Borrower.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans and CDOR Rate Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, and (c) a Protective Advance.

“Borrowing Bases” means, at any time, collectively, the Canadian Borrowing Base, the German Borrowing Base, the Swiss Borrowing Base, the U.K. Borrowing Base and the U.S. Borrowing Base.

“Borrowing Base Certificate” means a certificate, setting forth the calculation of each Borrowing Base, signed and certified as accurate and complete by a senior financial officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Base Deduction” means any item included in a Reserve, the calculation of the Dilution Percentage or an ineligible category, in each case with respect to the applicable Borrowing Base.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F and/or such other agreement reasonably acceptable to the Administrative Agent and the Borrower Representative.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan or a European Swingline Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro) and (b) when used in connection with any Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day which is a holiday (as defined in the Interpretation Act (Canada)) in Toronto, Ontario, and any other day on which commercial banks in Toronto, Canada are authorized or required by law to remain closed.

“Call Spread” means an option transaction entered into by the U.S. Borrower in connection with the issuance of the Convertible Bonds and the repurchase of its common stock with certain of the proceeds thereof pursuant to which the U.S. Borrower will purchase a call option with respect to its common stock while simultaneously writing a call option on the same quantity of stock at a higher strike price than the strike price on the call option purchased.

“Canada” means, collectively, Canada and each province and territory thereof.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement, profit sharing, welfare or savings benefits, maintained or sponsored by or under which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party has any liability with respect to any of their respective employees or former employees, but excluding any Canadian Pension Plans and any plan maintained by the Government of Canada or the Government of any province of Canada including the Canada Pension Plan, Employment Insurance and workers’ compensation benefits plans.

“Canadian Borrower” means Elizabeth Arden (Canada) Limited, a corporation organized under the laws of the Province of Ontario, Canada.

“Canadian Borrowing” means a Revolving Borrowing comprised of Canadian Revolving Loans.

“Canadian Borrowing Base” means, as of any date, the sum of the following, determined as of such date, without duplication:

(a) Eligible Accounts Receivable. The product of the Advance Percent multiplied by the aggregate amount of the Canadian Borrower’s Eligible Accounts Receivable; minus

(b) Reserves. Reserves pertaining to the Canadian Borrower.

The Canadian Borrowing Base will be calculated without duplication of any Borrowing Base Deduction for the Canadian Borrower.

“Canadian Borrowing Base Capacity” has the meaning assigned to such term in Section 5.19.

“Canadian Collateral Documents” means the Canadian Pledge Agreement, the Canadian Security Agreement and each other pledge agreement, security agreement, deed of hypothec, charge, debenture or other collateral agreement that is entered into by any Canadian Loan Party (or any share pledge with respect to the shares of any Canadian Loan Party) in favor of the Administrative Agent, securing all or any portion of the Foreign Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document.

“Canadian Commitment” means, with respect to each Canadian Lender, the commitment, if any, of such Canadian Lender to make Canadian Revolving Loans and to acquire participations in Canadian Protective Advances hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Lender’s Canadian Committed Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Canadian Lender pursuant to Section 8.04, and (c) increased from time to time pursuant to Section 2.09. The initial amount of each Canadian Lender’s Canadian Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Canadian Lender shall have assumed its Canadian Commitment, as applicable. The initial aggregate amount of the Canadian Lenders’ Canadian Commitments is $15,000,000.

“Canadian Committed Exposure” means: (a) at any time of determination and with respect to all the Canadian Lenders, the sum of the following, without duplication: (i) the aggregate U.S. Dollar Amount of Canadian Loans then outstanding; plus (ii) the U.S. Dollar Amount of all interest, expenses, fees or other amounts both accrued and owed to the Administrative Agent or the Canadian Lenders under all of the Loan Documents, and (b) at any time of determination and when determined with respect to a Canadian Lender, the sum of the following, without duplication: (i) the aggregate U.S. Dollar Amount of Canadian Loans held by such Canadian Lender then outstanding; plus (ii) the Canadian Lender’s participation or other interest in the Canadian Swingline Loans; plus (iii) all interest, expenses, fees or other amounts both accrued and owed to such Canadian Lender under all of the Loan Documents. When the Canadian Committed Exposure of the Swingline Lender is determined in its capacity as a Canadian Lender hereunder, its Canadian Sub-Facility Percentage of the Canadian Swingline Loans then outstanding shall be included instead of the total amount of all Canadian Swingline Loans.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, including any Canadian Multi-Employer Pension Plan that contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and “Cdn.$” means lawful currency of Canada.

“Canadian Insolvency Laws” means each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of Canada or any province or territory thereof, including any law of Canada or any province or territory thereof permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Canadian Lender” means a Lender with a Canadian Commitment or holding Canadian Revolving Loans.

“Canadian Loans” means the Canadian Revolving Loans, the Canadian Swingline Loans and the Canadian Protective Advances, collectively.

“Canadian Loan Parties” means, collectively, the Canadian Borrower and each Canadian Subsidiary Guarantor that becomes a party hereto and/or to the Canadian Security Agreement.

“Canadian Multi-Employer Pension Plan” means a Canadian Pension Plan maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Canadian Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions, but does not include the Canada Pension Plan as maintained by the Government of Canada.

“Canadian Pension Plan” means a “registered pension plan”, as such term is defined in subsection 248(1) of the Income Tax Act, which is or was sponsored, administered or contributed to, or required to be contributed to, by any Canadian Loan Party or under which any Canadian Loan Party has or may incur any actual or contingent liability.

“Canadian Pension Termination Event” means (a) the withdrawal of a Canadian Loan Party or any Subsidiary of a Canadian Loan Party from a Canadian Defined Benefit Plan that gives rise to an obligation to make contributions to amortize a funding deficiency of such plan in respect of employees or former employees of a Canadian Loan Party or any Subsidiary of a Canadian Loan Party, (b) the giving or the filing, pursuant to applicable laws, of a notice by a Canadian Loan Party or any Subsidiary of a Canadian Loan Party of its intent to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment by a Canadian Loan Party or any Subsidiary of a Canadian Loan Party with the applicable Governmental Authority which terminates a Canadian Defined Benefit Plan, in whole or in part, (c) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan, in whole or in part, or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan, (d) any other event or condition which, under applicable law, might reasonably constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer such a Canadian Defined Benefit Plan, (e) any failure by a Canadian Loan Party to make full payment when due of all amounts which, under the terms of any Canadian Pension Plan or applicable Law, the Canadian Loan Party is required to pay as contributions or premiums thereto, or (f) any other action or event with respect to any Canadian Pension Plan which could reasonably be expected to result in any material liability of any Canadian Loan Party.

“Canadian Pledge Agreement” means that certain Canadian Pledge Agreement (including any and all supplements thereto), dated as of the date hereof, made by Elizabeth Arden International Holding, Inc. in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the CDOR Rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Priority Payables” means, at any time, with respect to the Canadian Borrowing Base:

(a) the amount past due and owing by any Canadian Loan Party (or any other Person for which any Canadian Loan Party has joint and several liability), or the accrued amount for which each Canadian Loan Party has an obligation (whether several, or joint and several) to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations, including employee and employer pension plan contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls), (ii) employment insurance, (iii) goods and services Taxes, harmonized sales Taxes, sales Taxes, retail sales Taxes, excise Taxes, employee income Taxes and other Taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, salaries, commission or compensation, including vacation pay, severance pay and employee deductions, (vi) obligations under the Canada Pension Plan or any equivalent under the laws of any province of Canada, (vii) obligations pursuant to the Wage Earner Protection Program Act (Canada), as amended, (viii) government royalties, and (ix) other charges, demands and statutory claims; in each case in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Loan Documents; and

(b) the aggregate amount of any other liabilities of the Canadian Loan Parties (or any other Person for which any Canadian Loan Party has joint and several liability) (i) in respect of which a trust (deemed or otherwise) has been or may be imposed on any Accounts of any Canadian Loan Party to provide for payment or (ii) which are secured by a security interest, hypothecation, prior claim, pledge, charge, right, or claim or other Lien on any Collateral of any Canadian Loan Party, in each case pursuant to any applicable law, rule or regulation and which trust, security interest, hypothecation, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents.

“Canadian Priority Payables Reserve” means, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Administrative Agent in the exercise of its Permitted Discretion in such amount as the Administrative Agent may determine in respect of Canadian Priority Payables of the Canadian Borrower and the other Canadian Loan Parties.

“Canadian Protective Advance” has the meaning assigned to such term in Section 2.04.

“Canadian Revolving Loan” means a Loan to the Canadian Borrower made pursuant to Section 2.01 in either Dollars or Canadian Dollars.

“Canadian Security Agreement” means that certain Canadian Security Agreement (including any and all supplements thereto), dated as of the date hereof, made by the Canadian Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Canadian Sub-Facility” means the senior secured revolving credit sub-facility for the Canadian Borrower established pursuant to Article II.

“Canadian Sub-Facility Credit Event” means a Canadian Borrowing, the making of a Canadian Swingline Loan or Canadian Protective Advance that the Canadian Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.

“Canadian Sub-Facility Percentage” means, with respect to any Canadian Lender, the fraction expressed as a percentage determined by dividing such Canadian Lender’s Canadian Commitment by the aggregate Canadian Commitments of all Canadian Lenders; provided that, if the Canadian Commitments have terminated or expired, the Canadian Sub-Facility Percentage shall be determined based upon such Canadian Lender’s share of the aggregate Canadian Committed Exposures of all Canadian Lenders at that time; provided that, in accordance with Section 2.20, so long as any Canadian Lender shall be a Defaulting Lender, such Canadian Lender’s Canadian Commitment shall be disregarded in the foregoing calculation.

“Canadian Subsidiary Guarantor” means each Material Foreign Subsidiary organized under the federal laws of Canada or any province or territory thereof.

“Canadian Swingline Loan” has the meaning assigned to such term in Section 2.05.

“Capital Expenditures” means, with respect to any Person, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of such Person prepared in accordance with GAAP less any cash proceeds received from the disposition of any asset permitted by Section 5.11(b) less expenditures of such Person made in connection with any Permitted Acquisition to the extent included in such expenditures.

“Capital Impairment” has the meaning assigned to such term in Section 10.14(a).

“Capitalized Lease” means any lease which is or should be capitalized on the balance sheet of the lessee thereunder in conformity with GAAP (determined without giving effect to any change in the accounting for leases under GAAP resulting from the implementation of the proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010) or any successor proposal).

“Capitalized Lease Obligations” means, with respect to any Person, the amount of the liability under all Capitalized Leases of such Person as at any date, determined in accordance with GAAP (determined without giving effect to any change in the accounting for leases under GAAP resulting from the implementation of the proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010 or any successor proposal).

“Cash Flow” has the meaning specified in Section 5.19.

“CCAA Plan” has the meaning assigned to such term in Section 8.24.

“CDOR Rate” means, for an interest period equal to one, two, three or six months (or nine or twelve months, if acceptable to all Canadian Lenders), as selected by the Canadian Borrower, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time (the “CDOR Screen Rate”), as of 10:00 a.m. Toronto local time on the first day of the applicable interest period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that (x) if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero and (y) if the CDOR Screen Rate is not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable interest period at or about 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a business day, then as quoted by the Administrative Agent on the immediately preceding business day.

“CFC” means a “controlled foreign corporation” under Section 957 of the Code.

“CFC Holding Company” means (a) a Domestic Subsidiary (i) with no material assets or business activities other than the ownership or management of Equity Interests in, or Indebtedness of, one or more CFCs and (ii) does not incur, and is not otherwise liable for, any Indebtedness other than Indebtedness constituting intercompany Indebtedness permitted under this Agreement or (b) a passthrough entity (including a partnership or disregarded entity for U.S. federal income tax purposes) that owns directly or indirectly Equity Interests in, or Indebtedness of, one or more CFCs.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the U.S. Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Specified Parties, (b) the adoption of a plan relating to the liquidation or dissolution of the U.S. Borrower, (c) the consummation of any transaction or series of transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d–3 and Rule 13d–5 under the Exchange Act), directly or indirectly, of (i) 35% or more of the voting Equity Interests of the U.S. Borrower and (ii) more of the voting Equity Interests of the U.S. Borrower than are, in the aggregate, beneficially owned by the Principals and their Specified Parties at the time of such consummation, (d) the first day on which a majority of the members of the Board of Directors of the U.S. Borrower are not Continuing Directors, (e) a “change of control” shall occur as defined in the Senior Notes or (f) the U.S. Borrower shall cease to own, free and clear of all Liens (other than Liens permitted by Section 5.10), at least 100% of the outstanding voting Equity Interests of the other Borrowers on a fully diluted basis. For purposes of this definition, any transfer of an Equity Interest of a Person that was formed for the purpose of acquiring voting Equity Interests of the U.S. Borrower shall be deemed to be a transfer of such portion of such voting Equity Interests as corresponds to the portion of the Equity Interests of such Person that has been transferred.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, or any European equivalent regulation (such as the European Market and Infrastructure Regulation) and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 8.17.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, Canadian Revolving Loans, European Revolving Loans, Swingline Loans or Protective Advances and (b) any Commitment, refers to whether such Commitment is a U.S. Commitment, a Canadian Commitment or a European Commitment.

“Co-Documentation Agent” means each of Wells Fargo Bank, National Association and HSBC Bank USA, N.A. in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of a Loan Party covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations.

“Collection Account” means any collection account maintained by a European Loan Party with the Administrative Agent, a Lender or an Affiliate of a Lender or another financial institution acceptable to the Administrative Agent.

“Collateral Documents” means, collectively, the Canadian Collateral Documents, the German Collateral Documents, the Swiss Collateral Documents, the U.K. Collateral Documents and the U.S. Collateral Documents and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure any of the Secured Obligations.

“Commitment” means any Canadian Commitment, European Commitment and U.S. Commitment and “Commitments” means all such Commitments collectively.

“Commitment Fee Rate” means, as of any date referenced in Section 2.12, a rate equal to 0.375%.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Committed Exposure” means, as to any Lender at any time, the sum of such Lender’s Canadian Committed Exposure, European Committed Exposure and U.S. Committed Exposure,

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes, branch profits Taxes or any U.K. Bank Levy.

“Compliance Certificate” means a certificate of an authorized signatory of the Borrower, in substantially the form of Exhibit C or any other form approved by the Administrative Agent, containing the information required by Section 5.01(c).

“Consent and Subordination Agreement” means: (a) any consent and subordination agreement which has been executed and delivered for the benefit of the U.S. Collateral Agent or the Administrative Agent and is in effect as of the Effective Date; and (b) a consent and subordination agreement substantially in the form of Exhibit D hereto or such other form as the Administrative Agent may reasonably approve.

“Concentration Account” means a deposit account established at the Administrative Agent by any Borrower and controlled by the Administrative Agent for the benefit of the Secured Parties in which all funds received through the Lockbox Accounts shall be deposited.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) the sum of (i) Consolidated Net Interest Expense, (ii) depreciation, amortization and other non-cash charges, (iii) losses on asset sales, exchanges, transfers or other dispositions, (iv) extraordinary, restructuring or other non–recurring losses or charges, and (v) income tax expense, less (b) the sum of (i) gains on asset sales, exchanges, transfers or other dispositions, (ii) extraordinary or other non-recurring gains or credits, and (iii) income attributable to non–cash items or other non-cash credits, in each case to the extent included in arriving at such net income (or loss) for such period and determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the U.S. Borrower and its Consolidated Subsidiaries for such period (determined without giving effect to any change in the accounting for leases under GAAP resulting from the implementation of the proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010 or any successor proposal).

“Consolidated Net Interest Expense” means, for any period, the cash interest expense of the U.S. Borrower and its Consolidated Subsidiaries for such fiscal period, determined on a consolidated basis in accordance with GAAP (determined without giving effect to any change in the accounting for leases under GAAP resulting from the implementation of the proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010 or any successor proposal).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the U.S. Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Debt” means at any date, the Indebtedness of the U.S. Borrower and its Consolidated Subsidiaries, determined on a consolidated basis at such date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the U.S. Borrower who (a) was a member of such Board of Directors on March 31, 2016 or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under s38 or s47 of the Pensions Act 2004 (U.K.).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Bonds” means unsecured bonds issued or to be issued by the U.S. Borrower with the option to convert the amounts owing pursuant thereto to common stock of the U.S. Borrower and otherwise on such terms and conditions as are satisfactory to the Administrative Agent in all respects.

“Corresponding Debt” has the meaning assigned to such term in Section 7.12(e)(i).

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the U.S. Collateral Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Customer” has the meaning assigned to such term in Section 2.17(j).

“Debt Service” has the meaning specified in Section 5.19.

“Debt Service Pricing Ratio” means, as of any fiscal quarter end, the ratio of the following calculated for the U.S. Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months:

(a) the sum of (i) Consolidated EBITDA minus (ii) Capital Expenditures which were not financed with Indebtedness permitted under clauses (e), (f) or (k) of the definition of Permitted Indebtedness; minus (iii) all income and franchise Taxes paid in cash; to

(b) the sum of: (i) Consolidated Net Interest Expense; plus (ii) regularly scheduled principal payments made in respect of Indebtedness during such twelve month period; plus (iii) all cash dividends paid on the Equity Interests of the U.S. Borrower during such period.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or its Parent has, become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deposit Account Control Agreement” means an agreement, document, notice or requirement, in form and substance satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the applicable Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by such Loan Party with such banking institution and/or perfection of the security interest of the Administrative Agent therein.

“Dilution” means any reduction in the value of accounts receivables caused by returns, write–offs, discounts, credits, allowances, and/or any other non–cash offsets asserted by Account Debtors having the effect of reducing the value of the accounts receivable; provided that reductions in the value of accounts receivable arising from Allowance Accounts, customer markdowns, destroyed in field and certain other sales allowances identified by the Administrative Agent will not be considered in calculating Dilution for any Borrower if sufficient information is supplied in connection with the Administrative Agent’s field examination for such Borrower so that such amounts may be included in the Reserves for the applicable Borrowing Base for such Borrower in a manner and in an amount satisfactory to the Administrative Agent in its Permitted Discretion.

“Dilution Percentage” means the Average Dilution Percentage for the accounts receivable of the applicable Borrower for the period selected by the Administrative Agent based on its most recent field examination for such Borrower.

“Distribution Agreements” means those Distribution Agreements set forth in Schedule 3.15 attached hereto.

“Dividend” means, as to any Person, any declaration or payment of any dividend or the making of any distribution, loan advance or investment on or with respect to any shares of a Person’s Equity Interests (other than dividends or distributions payable solely in shares or other evidence of ownership of such Person’s Equity Interests). Dividend shall not include the repurchase of a Person’s Equity Interests.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“Dominion Trigger Period” means, any period of time, commencing on the date that is the earliest to occur of (a) the date upon which an Event of Default has occurred and is continuing, (b) date upon which Total Availability is less than $30,000,000 at any time or (c) March 31, 2017.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for any Borrower, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts Receivable” means the face amount (net of all Taxes, including in respect of a Canadian Loan Party, goods and services tax, provincial sales taxes and harmonized sales taxes) of the applicable Borrower’s Accounts for goods sold and/or services rendered by such Borrower in the ordinary course of its business which have been invoiced in the normal course of business and which satisfy each of the following requirements (unless waived by all the Lenders):

(a) the subject goods have been shipped or delivered to an Account Debtor (i) on an absolute sale basis and not on consignment, approval or a sale-or-return basis or subject to any other repurchase or return agreement, or (ii) on an open account basis, in either case with no part of the subject goods having been returned, rejected, lost or damaged;

(b) the Account is not evidenced by chattel paper or an instrument of any kind, unless such chattel paper or instrument is in the possession of the Administrative Agent or the U.S. Collateral Agent, as applicable, endorsed, if applicable, payable to the order of the Administrative Agent or the U.S. Collateral Agent, as applicable;

(c) the Account Debtor is not insolvent, the subject of any bankruptcy, insolvency, administration, reorganization (by way of voluntary arrangement scheme of arrangement or otherwise) or similar proceeding of any kind or had possession of all or a material part of its property taken by any receiver, custodian, trustee, administrative receiver, administrator, compulsory manager, liquidator or other similar officer appointed, has not made an assignment for the benefit of creditors, admitted its inability to pay its debts as they mature or suspended its business;

(d) the Account Debtor (i) is located in the United States, Canada or Puerto Rico, (ii) solely with respect to any Account Debtor of the European Borrowers, is located in any Eligible Jurisdiction or (iii) is not organized under applicable laws of the U.S., any state of the U.S., Canada or any province or territory of Canada or, solely with respect to the European Borrowers, any Eligible Jurisdiction, unless, in any such case, the Account Debtor provides a letter of credit (with terms satisfactory to the Administrative Agent) issued by a bank acceptable to the Administrative Agent or a foreign credit insurance (with terms satisfactory to the Administrative Agent) issued by a Person acceptable to the Administrative Agent;

(e) the Account is a valid, legally enforceable obligation of the Account Debtor thereunder and is not subject to any offset (other than discount for prompt payment consistent with past practices of such Borrower and “contra accounts” or similar obligations of such

Borrower owing to such Account Debtor), with respect to German law governed Accounts, a current account arrangement (Kontokorrentabrede) according to section 355 of the German Commercial Code entered into with the respective Account Debtor, or other defenses on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder;

(f) the Account is subject to no Lien, except for the security interest in favor of the Administrative Agent or the U.S. Collateral Agent, as applicable, for the ratable interest of the Administrative Agent and the other Secured Parties, under the Loan Documents (which, in the case of Accounts of the U.K. Borrower, shall be a first priority assignment by way of security or a first priority fixed charge), and the security interest in favor of the Second Lien Term Lender, subject to the terms of the Intercreditor Agreement;

(g) the invoice evidencing such Account has not remained unpaid for a period exceeding (i) one hundred twenty (120) days past the date of invoice or (ii) if the applicable Account Debtor is located inside the United States and is not a retailer, one hundred fifty (150) days;

(h) to the extent the obligation is with an Account Debtor that is (i) any Governmental Authority of any country other than Canada (or any province or territory thereof) or the U.S. unless such Account is backed by a letter of credit or bank guarantee reasonably acceptable to the Administrative Agent, (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction or (iii) any Governmental Authority of Canada, or any province, territory, crown corporation, department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada) or other applicable Federal or provincial statutes, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account, or any other precondition to assignment, have been complied with and fulfilled to the Administrative Agent’s satisfaction;

(i) the Account does not arise out of a transaction with any Affiliate of any Loan Party or any directors, officers or employees of any Loan Party or any of its Affiliates;

(j) no more than fifty percent (50%) of the aggregate Accounts for the same Account Debtor shall have remained unpaid for a period exceeding (i) one hundred twenty (120) days after the date of invoice or (ii) if the applicable Account Debtor is located inside the United States and is not a retailer, one hundred fifty (150) days;

(k) the Account is payable in U.S. Dollars, Canadian Dollars, Sterling, Euros or Swiss Francs;

(l) the Account is not subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would under the local governing law of the contract have the effect of restricting the assignment for or by way of security or the creation of security, in each case, unless the Administrative Agent has determined that such limitation is not enforceable;

(m) as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of (i) in the case of Accounts owing to the U.S. Borrower or the Canadian Borrower, the U.S., any state thereof, the District of Columbia or Canada (or any province or territory thereof) or (ii) in the case of any European Borrower, any Eligible Jurisdiction;

(n) with respect to any Account due to the U.K. Borrower, the U.K. Distributor Agreement has not been terminated or repudiated, unless the Administrative Agent (in its sole discretion) notifies the Borrower Representative otherwise;

(o) with respect to any Account due to the German Borrower, the German Distributor Agreement has not been terminated or repudiated, unless the Administrative Agent (in its sole discretion) notifies the Borrower Representative otherwise; or

(p) the Account is not otherwise determined by the Administrative Agent to be difficult to collect, uncollectible or otherwise unacceptable for any reasons (which shall include where the Administrative Agent has received notice, pursuant to Section 5.01(q), of any termination, repudiation or amendment to any European Distribution Agreement and determines that any of the applicable Borrower’s Accounts covered by such European Distribution Agreement may not be collectible by the applicable Borrower or Administrative Agent), irrespective of how many days past due, as reasonably determined by the Administrative Agent, which determination shall be final and binding.

The aggregate amount of the Eligible Accounts Receivable owed by an Account Debtor or other Person to any Borrower shall be reduced by the amount of all “contra accounts” and other obligations owed by such Borrower to such Account Debtor or other Person. The amount of the Eligible Accounts Receivable owed by an Account Debtor or other Person shall be reduced by the amount thereof which is subject to any setoff, discounts granted in connection with the settlement thereof, credit, counterclaim, defense, dispute, recoupment, chargeback or other adjustment. If the aggregate amount of the Accounts due from a single Account Debtor or other Person obligated thereon (other than any of the Specified Retailers) exceeds an aggregate amount equal to fifteen percent (15%) of the aggregate Eligible Accounts Receivable of all Borrowers at the time of determination, the amount of the excess shall be subtracted from the Eligible Accounts Receivable for the applicable Borrowers (without duplication). The aggregate amount of the Accounts due from each of the Specified Retailers which are eligible shall be included in Eligible Accounts Receivable without limit as long as, with respect to each such company, its or its parent’s credit is rated BBB- (or then equivalent grade) or better by Standard & Poor’s or Baa3 (or then equivalent grade) or better by Moody’s Investor Service.

“Eligible Jurisdiction” means U.K., Ireland, France, Germany, the Netherlands, Belgium, Luxembourg, Spain, Italy, Austria, Denmark, Sweden, Finland, Portugal, Norway, Switzerland and such other jurisdiction that the Administrative Agent may from time to time designate as an “Eligible Jurisdiction” in its Permitted Discretion.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements with Governmental Authorities or other governmental restrictions binding upon any Borrower or any of its Subsidiaries, as applicable, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean–up or other remediation thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as the same may from time to time be amended and remain in effect.

“ERISA Group” means the U.S. Borrower, any of its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the U.S. Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of the Participating Member States.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower Representative and each Lender.

“European Borrower’s Applicable Percentage” means, with respect to any European Borrower, the fraction, expressed as a percentage, determined by dividing such European Borrower’s applicable European Borrowing Base (prior to giving effect to any cap on the total amount of such European Borrowing Base and the Specified European Borrowing Base Availability Reserve) in effect at such time by the aggregate amount of the European Borrowing Bases of all European Borrowers in effect at such time.

“European Borrowers” means, collectively, the Swiss Borrower and the U.K. Borrower and from and after the German Borrower Effective Date, the German Borrower.

“European Borrowing” means a Revolving Borrowing comprised of European Revolving Loans.

“European Borrowing Base Capacity” has the meaning assigned to such term in Section 5.19.

“European Borrowing Bases” means, collectively, the German Borrowing Base, the Swiss Borrowing Base and the U.K. Borrowing Base.

“European Commitment” means, with respect to each European Lender, the commitment, if any, of such European Lender to make European Revolving Loans and to acquire participations in European Protective Advances hereunder, expressed as an amount representing the maximum possible aggregate amount of such European Lender’s European Committed Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such European Lender pursuant to Section 8.04, and (c) increased from time to time pursuant to Section 2.09. The initial amount of each European Lender’s European Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such European Lender shall have assumed its European Commitment, as applicable. The initial aggregate amount of the European Lenders’ European Commitments is $100,000,000.

“European Committed Exposure” means: (a) at any time of determination and with respect to all the European Lenders, the sum of the following, without duplication: (i) the aggregate U.S. Dollar Amount of European Loans then outstanding; plus (ii) the U.S. Dollar Amount of all interest, expenses, fees or other amounts both accrued and owed to the Administrative Agent or the European Lenders under all of the Loan Documents, and (b) at any time of determination and when determined with respect to a European Lender, the sum of the following, without duplication: (i) the aggregate U.S. Dollar Amount of European Loans held by such European Lender then outstanding; plus (ii) the European Lender’s participation or other interest in the European Swingline Loans; plus (iii) all interest, expenses, fees or other amounts both accrued and owed to such European Lender under all of the Loan Documents. When the European Committed Exposure of the Swingline Lender is determined in its capacity as a European Lender hereunder, its European Sub-Facility Percentage of the European Swingline Loans then outstanding shall be included instead of the total amount of all European Swingline Loans.

“European Distribution Agreements” means the U.K. Distributor Agreement and the German Distributor Agreement.

“European Lender” means a Lender with a European Commitment or holding European Revolving Loans.

“European Loans” means the European Revolving Loans, the European Swingline Loans and the European Protective Advances, collectively.

“European Loan Parties” means, collectively, Netherlands Holding, the German Loan Parties (if applicable), the Swiss Loan Parties and the U.K. Loan Parties.

“European Protective Advance” has the meaning assigned to such term in Section 2.04.

“European Revolving Loan” means a Loan to any European Borrower made pursuant to Section 2.01 in an Agreed Currency (other than Canadian Dollars).

“European Sub-Facility” means the senior secured revolving credit sub-facility for the European Borrowers established pursuant to Article II.

“European Sub-Facility Credit Event” means a European Borrowing, the making of a European Swingline Loan or European Protective Advance that the European Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.

“European Sub-Facility Percentage” means, with respect to any European Lender, the fraction expressed as a percentage determined by dividing such European Lender’s European Commitment by the aggregate European Commitments of all European Lenders; provided that, if the European Commitments have terminated or expired, the European Sub-Facility Percentage shall be determined based upon such European Lender’s share of the aggregate European Committed Exposures of all European Lenders at that time; provided further that, in accordance with Section 2.20, so long as any European Lender shall be a Defaulting Lender, European Lender’s European Commitment shall be disregarded in the foregoing calculation.

“European Swingline Loan” has the meaning assigned to such term in Section 2.05.

“Event of Default” has the meaning assigned to such term in Article VI.

“Excess U.S. Borrowing Base Availability” means, at any time, an amount equal to (a) the U.S. Borrowing Base (after subtracting therefrom any Temporary Increase Amount then included as part of the U.S. Borrowing Base) in effect at such time minus (b) the U.S. Committed Exposure of all U.S. Lenders at such time (after subtracting therefrom the amount of any U.S. Revolving Loans made in reliance upon the Temporary Increase Amount component of the U.S. Borrowing Base at such time).

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of U.S. Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower Representative, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means a Subsidiary that is either (a) a direct or indirect Domestic Subsidiary of a CFC or (b) a CFC Holding Company.

“Excluded Swap Obligation” means, with respect to any Loan Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any provision thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Party and counterparty applicable thereto. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal and U.K. withholding Taxes (excluding (x) the portion of U.K. withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty, (subject to the completion of procedural formalities), and (y) U.K. withholding Taxes on payments made by any Guarantor under any guarantee of the obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and Section 2.17(g); (d) any U.S. Federal withholding Taxes imposed under FATCA and (e) any Taxes imposed on a “specified non-resident shareholder”, as defined in subsection 18(5) of the ITA.

“Existing Credit Agreement” shall have the meaning specified in the recitals of this Agreement.

“Existing Collection Account” has the meaning assigned to such term in Section 5.20.

“Existing Indebtedness” shall have the meaning specified in the recitals of this Agreement.

“Existing Lenders” shall have the meaning specified in the recitals of this Agreement.

“Existing Letters of Credit” means the letters of credit originally issued by JPMCB, in its capacity as Issuing Bank under the terms of the Existing Credit Agreement, which are outstanding on the Effective Date and are listed on Schedule 1.01.

“Facilities” means, collectively, the U.S. Credit Facility, the Canadian Sub-Facility and the European Sub-Facility, and “Facility” means any one of such Facilities, individually.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into with the United States in connection with such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the Federal Funds Effective Rate is less than zero, such rate shall be deemed to be zero.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator pursuant to Section 43 of the Pensions Act 2004 (U.K.).

“Financing Transactions” means the execution and delivery of the Loan Documents, and the performance of the transactions contemplated by the Loan Documents, including the borrowing of the Loans and the issuance of Letters of Credit.

“Foreign Borrowers” means, collectively, the Canadian Borrower and the European Borrowers.

“Foreign Borrowing” means a Canadian Borrowing or European Borrowing, as applicable.

“Foreign Collateral Documents” means, collectively, the Canadian Collateral Documents, the Netherlands Collateral Documents, the German Collateral Documents, the Swiss Collateral Documents and the U.K. Collateral Documents.

“Foreign Commitments” means, collectively, the Canadian Commitment and the European Commitment.

“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Guarantors” means Netherlands Holding, Swiss Holding, the Canadian Subsidiary Guarantors, the German Subsidiary Guarantors (if applicable), the Swiss Subsidiary Guarantors and the U.K. Subsidiary Guarantors.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Loan Parties” means, collectively, the Canadian Loan Parties and the European Loan Parties.

“Foreign Loan Party Group” means a group consisting of the Canadian Loan Parties or the European Loan Parties, as applicable.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, defined benefit pension scheme, occupational pension scheme, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates in respect of which any Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability; provided that, the term “Foreign Pension Plan” shall not include any Canadian Pension Plan.

“Foreign Secured Obligations” means all Secured Obligations of the Foreign Loan Parties or, in the case of Bank Product Obligations, any other Foreign Subsidiaries of the Loan Parties. For the avoidance of doubt, the Foreign Secured Obligations exclude all Secured Obligations of the U.S. Loan Parties.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Freely Disposable Amount” has the meaning assigned to such term in Section 10.15.

“FSCO” means that Financial Services Commission of Ontario.

“Funding Account” has the meaning assigned to such term in Section 4.01(f).

“GAAP” means generally accepted accounting principles in the U.S.

“German Borrower” means, from and after the German Borrower Effective Date, Elizabeth Arden GmbH, a company organized under the laws of Germany.

“German Borrower Effective Date” has the meaning assigned to such term in Section 2.23.

“German Borrowing Base” means, as of any date, the sum of the following, determined as of such date, without duplication:

(a) Eligible Accounts Receivable. The product of the Advance Percent multiplied by the aggregate amount of the German Borrower’s Eligible Accounts Receivable; minus

(b) Reserves. Reserves pertaining to the German Borrower;

provided that at no time shall the total amount of the German Borrowing Base (after giving effect to any Reserves, including, without limitation, the applicable Specified European Borrowing Base Availability Reserve) exceed twenty percent (20%) of the sum of the U.S. Borrowing Base, the Canadian Borrowing Base and the European Borrowing Bases at such time.

The German Borrowing Base will be calculated without duplication of any Borrowing Base Deduction for the German Borrower. Notwithstanding anything herein to the contrary, the German Borrowing Base shall be zero until the German Borrower Effective Date has occurred.

“German Collateral” has the meaning assigned to such term in Section 7.12.

“German Collateral Documents” means the German Security Agreements and each other pledge agreement, security agreement or other collateral agreement, instrument or document that is entered into by any German Loan Party (or any share pledge with respect to the shares of any German Loan Party) in favor of the Administrative Agent with the intention to secure all or any portion of the Foreign Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document.

“German Distributor Agreement” means the distributor agreement dated 1 July 2014 between (a) the Swiss Borrower and (b) Elizabeth Arden GmbH.

“German Guaranty Limitations” means Section 10.14 of this Agreement.

“German Insolvency Event” means:

(a) a German Relevant Entity is unable or admits its inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsunfähigkeit), a status of over indebtedness (Überschuldung), the presumed inability to pay its debts as they fall due (drohende Zahlungsunfähigkeit), or actual insolvency proceedings;

(b) a moratorium is declared in respect of any Indebtedness of a German Relevant Entity;

(c) (i) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines insolvenzverfahrens) has been filed based on Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung); or

(d) any procedure or step analogous to the foregoing taken in any jurisdiction;

provided that, the term “German Insolvency Event” shall not include any insolvency petition which is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days after the earlier of (i) notice thereof to any German Relevant Entity or (ii) any German Relevant Entity otherwise becoming aware of the same.

“German Loan Parties” means, collectively, from and after the German Borrower Effective Date, the German Borrower and each German Subsidiary Guarantor that becomes a party hereto and/or to a German Security Agreement.

“German Relevant Entity” means any German Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under the German Insolvency Code (Insolvenzordnung).

“German Security Agreements” means, collectively, any (a) global assignment agreement between a German Loan Party as assignor and the Administrative Agent as assignee, regarding the assignment of trade receivables, insurance claims and/or intra-group receivables, and (b) account pledge agreement between a German Loan Party as pledgor and the Administrative Agent as pledgee, regarding the pledge over certain bank accounts.

“German Subsidiary Guarantor” means each Material Foreign Subsidiary organized under the laws of Germany.

“Germany” means the Federal Republic of Germany.

“Governmental Authority” means the government of the U.S., Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the European Central Bank, the Council of Ministers of the European Union and the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, ((b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Liability” has the meaning assigned to such term in Section 10.15.

“Guaranteed Obligations” has the meaning assigned to such term in Section 9.01 or Section 10.01, as the case may be; provided that, for the avoidance of doubt, the definition of “Guaranteed Obligations” shall not create or include any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Guarantor Payment” has the meaning assigned to such term in Section 9.11 or Section 10.11, as the case may be.

“Guarantors” means, collectively, the U.S. Subsidiary Guarantors and the Foreign Guarantors, and “Guarantor” means each of them individually.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” means, with respect to any Person, all items which in accordance with GAAP should be included as liabilities on the balance sheet of such Person as at the date as of which Indebtedness is to be determined (other than accruals, deferred revenue and deferred taxes), and, in any event, shall include the following, without limitation or duplication: (a) all obligations of such Person representing borrowed money, including, without limitation, any obligations evidenced by notes, bonds, debentures or similar obligations; (b) any obligation for the deferred purchase price of property or services or an obligation under a conditional sale or other title retention agreement, except trade accounts payable arising in the ordinary course of business; (c) Capitalized Lease Obligations; (d) all obligations of such Person relating to Sale and Lease-Back Transactions and securitization transactions; (e) all obligations secured by any Lien to which any property owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed; (f) all obligations of others Guaranteed by such Person; (g) all obligations with respect to any letters of credit issued on behalf of such

Person to any beneficiary or with respect to which such Person has any reimbursement obligations; and (h) all obligations of such Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a target in an Acquisition or any other similar arrangements but only to the extent, in each case under this clause (h), that the arrangement provides for the deferred payment of the purchase price for an Acquisition permitted hereby or an Acquisition consummated prior to the Effective Date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document or Letter of Credit and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 8.03(b).

“Indenture” means the Indenture dated as of January 21, 2011 among the U.S. Borrower and U.S. Bank National Association, as trustee, relating to the 7.375% Senior Notes due 2021 in a principal amount of up to $400,000,000. To the extent that any terms defined in an Indenture are incorporated herein as therein defined, such definitions shall be incorporated herein as set forth in such Indenture as of January 16, 2014, without giving effect to any amendment or other modification thereto, unless modified for purposes of such incorporation with the consent of the Required Lenders.

“Indenture Increase Net Proceeds” has the meaning specified in Section 5.23.

“Ineligible Institution” has the meaning assigned to such term in Section 8.04(b).

“Information” has the meaning assigned to such term in Section 8.12.

“Insolvency Event” has the meaning assigned to such term in Section 12.01.

“Intercompany Indebtedness” has the meaning assigned to such term in Section 12.01.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, substantially in the form of Exhibit G hereto, to be executed among the U.S. Collateral Agent, the Administrative Agent, the Second Lien Term Lender and the U.S. Borrower.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan), Canadian Prime Rate Loan (including any Swingline Loan) or Overnight LIBO Rate Loan, the first Business Day of each calendar month and the Maturity Date and (b) with respect to any Eurodollar Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means (a) with respect to any Eurodollar Revolving Borrowing, the period commencing on the date of such Eurodollar Revolving Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each applicable Lender, twelve months) thereafter, as the Borrower Representative may elect and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such CDOR Rate Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each applicable Lender, twelve months) thereafter, as the Borrower Representative may elect on behalf of the Canadian Borrower; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Revolving Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Revolving Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Revolving Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the applicable Security Agreement.

“Investment” means any investment in any Person, whether by means of share or other equity interest purchase, capital contribution, loan, advance, time deposit or otherwise.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMCB or any of its Affiliates, in their capacity as the issuer of Letters of Credit hereunder.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit H.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“JPMCB Parties” has the meaning assigned to such term in Section 8.19.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(i)(ii).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any U.S. Lender at any time shall be its U.S. Facility Percentage of the total LC Exposure at such time.

“Lead Arranger” means JPMCB in its capacity as the lead arranger for the credit facility evidenced by this Agreement.

“Lender Allocation Agreement” means a Collection Allocation Mechanism Agreement, dated as of the date hereof, among the Administrative Agent and each Lender; it being understood that no Loan Party shall be a party to such agreement or have any rights or obligations thereunder, nor shall the consent of any Loan Party be required with respect to any aspect thereof.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means the letters of credit or bank guarantees issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for the applicable Agreed Currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen that displays such rate or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion, in each case (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period or for Sterling at 11:00 a.m., London time on the commencement date of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“License Agreements” means those license agreements identified as such in Schedule 3.15 attached hereto which Schedule shall be amended from time to time to reflect new licensing agreements.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment and transfer by way of security or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, each Borrowing Subsidiary Agreement, each Joinder Agreement, the Notes, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Intercreditor Agreement and all other agreements, instruments, documents and certificates, including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party, and shall include each U.S. Loan Party in the case of Article IX and each Foreign Loan Party in the case of Article X.

“Loan Guaranty” means, collectively, Articles IX and X of this Agreement and, if applicable, each separate Guarantee, in form and substance reasonably satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Foreign Subsidiary (which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located).

“Loan Parties” means, collectively, the U.S. Loan Parties and the Foreign Loan Parties.

“Loan Party Accounts” has the meaning assigned to such term in Section 7.09.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Local Time” means (a) New York City time in the case of a Loan, Borrowing or LC Disbursement to the U.S. Borrower, (b) London, England time in the case of a Loan or Borrowing to any European Borrower and (c) Toronto, Canada time in the case of a Loan or Borrowing to the Canadian Borrower.

“Lockbox Accounts” means the lockbox accounts established from time to time pursuant to the Lockbox Agreements in which all funds received pursuant to the Lockbox Agreements shall be deposited.

“Lockbox Agreements” means any lockbox or other agreement entered into by any Borrower or any Guarantor with any Agent, any Lender or any other institution acceptable to the Administrative Agent which has entered into a control agreement with the Administrative Agent pursuant to which a lockbox and deposit account shall be established into which payments on the Borrowers’ and their Subsidiaries’ Accounts and other Collateral shall be sent and deposited, as the same may be amended or otherwise modified.

“Management Notification” has the meaning assigned to such term in Section 10.14(c)(i).

“Material Adverse Effect” means (a) a materially adverse effect on the business, operations or financial condition of the U.S. Borrower and its Subsidiaries considered as a whole, (b) material impairment of the ability of the U.S. Borrower or any of its Subsidiaries to perform any of its obligations under any Loan Document to which it is or will be a party, or (c) material impairment of the rights of or benefits available to the Administrative Agent, the U.S. Collateral Agent or the Lenders under any Loan Document. A delisting, or a suspension of trading, of the common stock issued by the U.S. Borrower from the New York Stock Exchange or the NASDAQ shall not constitute a Material Adverse Effect in and of itself provided that the inclusion of this sentence in this definition shall not prevent the Lenders from asserting that a Material Adverse Effect shall have occurred based on an event or circumstance that resulted in such delisting or suspension.

“Material Debt” means Indebtedness (other than the Notes and any Intercompany Indebtedness) of the U.S. Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount equal to or exceeding $10,000,000.

“Material Domestic Subsidiary” means a Domestic Subsidiary that is a Material Subsidiary as of the Effective Date or becomes one thereafter.

“Material Foreign Subsidiary” means a Foreign Subsidiary that is a Material Subsidiary as of the Effective Date.

“Material Subsidiary” means a Subsidiary of the U.S. Borrower that, as of the Effective Date or the last day of any fiscal quarter of the U.S. Borrower, as applicable, is a “Material Subsidiary” accounted on a consolidated basis for five percent (5%) or more of the total sales of the U.S. Borrower and its Consolidated Subsidiaries for the most recent four fiscal quarters or accounted on a consolidated basis for five percent (5%) or more of the total assets of the U.S. Borrower and its Consolidated Subsidiaries as of the most recent date for which a consolidated balance sheet of the U.S. Borrower has been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b).

“Maturity Date” means December 17, 2019 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 9.10 and Section 10.10, as applicable.

“Maximum Rate” has the meaning assigned to such term in Section 8.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Proceeds” means gross proceeds received by any Loan Party less customary fees and expenses associated with the transactions, including reasonable banking, legal and accounting fees less income taxes payable by any Loan Party as a result of such transaction (as reasonably determined by the relevant Loan Party on the basis of existing rates and taking account of any available credit, deduction or allowance) less, with respect to asset sales, the amount required to be applied to the repayment of Indebtedness secured thereby.

“Netherlands Collateral Document” means each pledge agreement, security agreement, deed of mortgage, charge, debenture or other collateral agreement that is entered into by Netherlands Holding (or any share pledge with respect to the shares of Netherlands Holding) in favor of the Administrative Agent, securing all or any portion of the Foreign Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document.

“Netherlands Holding” means Elizabeth Arden (Netherlands) Holding, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Rotterdam, the Netherlands, its registered office at Herengracht 483, 1017BT Amsterdam, the Netherlands, and registered with the trade register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) under number 24313747.

“Netherlands Insolvency Event” means (a) a Netherlands Relevant Entity is unable or admits its inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (b) a moratorium (surseance van betaling) is declared in respect of a Netherlands Relevant Entity; (c) any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium (surseance van betaling), bankruptcy (faillissement), winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Netherlands Relevant Entity; (ii) a composition, compromise, assignment or arrangement with any creditor of any Netherlands Relevant Entity; (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Netherlands Relevant Entity, or any of its assets; or (iv) enforcement of any Lien over any material assets of any Netherlands Relevant Entity, and such corporate action, legal proceedings or other procedure or step is not discharged, stayed or dismissed within thirty (30) days of the earlier of (x) notice thereof to any Netherlands Relevant Entity or (y) any Netherlands Relevant Entity otherwise becoming aware of the same; (d) any procedure or step analogous to the foregoing is taken in any jurisdiction; (e) a Netherlands Relevant Entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990); or (f) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Netherlands Relevant Entity and is not discharged within thirty (30) days of commencement, in each such case, such that any such actions or process described in this paragraph (f) could reasonably be expected to result in a Material Adverse Effect.

“Netherlands Permitted Lien” any Lien and/or right of set-off created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up in consultation between the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the consumers’ organisation (Consumentenbond).

“Netherlands Relevant Entity” means (a) Netherlands Holding; or (b) any Loan Party capable of becoming subject of insolvency proceedings under the laws of the Netherlands.

“New Collection Account” has the meaning assigned to such term in Section 5.20.

“Non-Consenting Lender” has the meaning assigned to such term in Section 8.02(d).

“Note” means a promissory note of the applicable Borrower, evidencing the obligation of such Borrower to repay Loans made to it, and “Notes” means any or all of such promissory notes issued hereunder.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate”

means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 9.02 or Section 10.02, as the case may be.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof, including Parallel Debt.

“Obligor” has the meaning assigned to such term in Section 12.01.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Credit Agreement” shall have the meaning specified in the recitals of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or Letter of Credit, except any such Taxes that are (a) Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19) or (b) imposed as a result of any voluntary registration by a Lender of any Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight LIBO Rate” means a rate of interest per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of such rate) for overnight deposits in the applicable Agreed Currency in an amount approximately equal to the amount with respect to which such rate is being determined as displayed on the applicable Thomson Reuters screen page (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided, that if the Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes.

“Parallel Debt” has the meaning assigned to such term in Section 7.12.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 8.04(c).

“Participant Register” has the meaning assigned to such term in Section 8.04(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Payment and Collateralisation Requirements” has the meaning assigned to such term in Section 2.10(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the “Pensions Regulator,” established under Part I of the Pensions Act 2004 (U.K.).

“Permitted Acquisition” means an Acquisition by the U.S. Borrower or any of its Subsidiaries in which each of the following conditions are satisfied:

(a) No Default then exists or would arise from the consummation of such Acquisition;

(b) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate applicable law;

(c) The Borrower Representative shall have furnished the Administrative Agent prior notice of such intended Acquisition immediately following approval by its Board of Directors (provided, that no such prior notice shall be required for any Acquisition in which the total consideration paid is less than $10,000,000) and shall have furnished the Administrative Agent with such information regarding the proposed Acquisition as the Administrative Agent reasonably requested so long as such information is readily available;

(d) The majority of any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation, amalgamation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, the same general type of business as now conducted by the Borrowers or their Subsidiaries, which shall be deemed to include owning, operating or managing spas or salons in which any Borrower’s products are used and/or sold;

(e) Either (A) the sum of the total consideration paid for all Acquisitions consummated since the Effective Date other than the Acquisitions completed under the permissions of the following subclause (B) plus the total consideration proposed to be paid for the Acquisition in question does not exceed $35,000,000 or (B) the Borrowers are in compliance with the following test:

(i) if such Acquisition is consummated during the period from and including February 1 to and including August 31, then the sum of the following, as reasonably estimated by the Borrower Representative in good faith, must equal or exceed $30,000,000: (1) the sum of the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the anticipated closing date; minus (2) the total cash consideration to be paid for such Acquisition;

(ii) if such Acquisition is consummated during the period from and including September 1 to and including January 31, then the sum of the following, as reasonably estimated by the Borrower Representative in good faith, must equal or exceed $40,000,000: (1) the sum of the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the anticipated closing date; minus (2) the total cash consideration to be paid for such Acquisition;

provided that, if such Acquisition is being made under the permissions of this subclause (B) and the total consideration being paid in connection with such Acquisition is equal to or greater than $10,000,000, then no earlier than 5 days prior to the anticipated closing of such Acquisition, the Borrower Representative shall deliver to the Administrative Agent a certificate which demonstrates, in reasonable detail satisfactory to the Administrative Agent, compliance with clauses (a) – (e).

No Accounts or Inventory acquired in a Permitted Acquisition or arising from a business acquired in a Permitted Acquisition shall be included in the applicable Borrowing Base unless and until the Administrative Agent shall be satisfied that the manner of calculating the applicable Borrowing Base as set forth herein is appropriate for the assets and business acquired; provided that for the sole purpose of determining compliance with the test under clause (e)(A) and (B) of the definition of the term “Permitted Acquisition” (and not otherwise), such Accounts and Inventory, as applicable, which satisfy the eligibility requirements hereunder may be included in the applicable Borrowing Base for purposes of the calculation of Aggregate Borrowing Base Capacity under such test. The Administrative Agent shall make the determination of whether Accounts and Inventory, as applicable, acquired in a Permitted Acquisition or arising from a business acquired in a Permitted Acquisition shall be included in the applicable Borrowing Base as promptly as reasonably possible after receiving a request to do so from the Borrower Representative and after receipt of all collateral audits and appraisals conducted with respect to such Accounts and Inventory, as applicable, as reasonably requested by the Administrative Agent considering, among other factors, the materiality of the Acquisition and the relative similarity of the Accounts or Inventory, as applicable, to the Accounts and Inventory already included in the applicable Borrowing Base.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Indebtedness” means (a) the Secured Obligations; (b) the Senior Notes; (c) up to $10,000,000 of unsecured Indebtedness incurred or assumed by the U.S. Borrower or any of its Domestic Subsidiaries in connection with Permitted Acquisitions; (d) the intercompany Indebtedness described on Schedule 5.15 (the “Arden Acquisition Indebtedness”); (e) no more than $15,000,000 (in the aggregate) of Purchase Money Indebtedness outstanding at any time; (f) up to $50,000,000 (in the aggregate) of unsecured Indebtedness (in addition to the Arden Acquisition Indebtedness) outstanding at any time owed by Foreign Subsidiaries and any unsecured Guarantee thereof by any Borrower; (g) unsecured Indebtedness incurred under the terms of the Convertible Bonds and any guarantees by the Guarantors of such Indebtedness as long as the U.S. Borrower provides the Administrative Agent and the Lenders: (i) at least 10 Business Days prior notice of the incurrence thereof, which notice shall set forth in reasonable detail the terms upon which such Convertible Bonds will be issued and (ii) promptly after such Convertible Bonds are entered into, copies of the documentation pursuant to which such Convertible Bonds are issued; (h) any unsecured Indebtedness incurred in connection with the Call Spread; (i) any other unsecured Indebtedness in an aggregate amount of no more than $15,000,000 outstanding at any time, which shall be on such terms and conditions as are satisfactory to the Administrative Agent in all respects; (j) any Permitted Refinancings of any of the above, which shall be on such terms and conditions as are satisfactory to the Administrative Agent in all respects; (k) intercompany Indebtedness (in addition to the Arden Acquisition Indebtedness) between or among the U.S. Loan Parties, as lenders, and any Foreign Subsidiary, as a borrower, which when the aggregate outstanding principal amount thereof is aggregated with the principal amounts committed or outstanding (whichever is greater) under clause (f) above and the aggregate amount of any Permitted Investment made pursuant to Section 5.09(j), the total shall not exceed $65,000,000 in the aggregate, provided, that, after giving effect to such intercompany Indebtedness, the U.S. Borrower shall have U.S. Availability under this Agreement of at least $15,000,000 and provided, further, any committed or outstanding principal amounts of Indebtedness under clause (f) above (whichever is greater) shall permanently reduce dollar-for-dollar the amount of intercompany Indebtedness permitted under this clause (k); (l) intercompany Indebtedness between any Foreign Subsidiary, as lender, and any Foreign

Subsidiary, as a borrower; and (m) in relation to any Netherlands Relevant Entity any “Financial Indebtedness” under a declaration of joint and several liability granted in respect of any Netherlands Relevant Entity used for the purpose of section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code).

“Permitted Refinancing” means Indebtedness incurred in any refinancing of any existing Indebtedness (other than the Borrowings hereunder); provided that such refinancing Indebtedness has, as compared to such existing Indebtedness, (a) an equal or greater weighted–average life, (b) final maturity date that is the same or later, (c) a right of payment that is subordinate to or pari passu with such existing Indebtedness, (d) terms and conditions (including those described in clauses (a) through (c)), taken as a whole, no less favorable to the Lenders and (e) no collateral securing the payment thereof other than the collateral which secured the payment of the related existing Indebtedness.

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, limited liability partnership, limited partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PPSA” means the Personal Property Security Act (Ontario), as amended, and any regulations and orders promulgated thereunder; provided that, in the event that, by reason of mandatory provisions of law, the validity, perfection and effect of perfection or non perfection of a security interest or other applicable Lien is governed by other personal property security laws in any other province or territory of Canada, the term “PPSA” means such other personal property security laws (including the Civil Code (Quebec)) of such other province or territory of Canada.

“Prepayment” has the meaning assigned to such term in Section 5.20.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party or any Subsidiary, other than dispositions described in Section 5.11(b)(i); or

(b) the issuance by the U.S. Borrower of any Equity Interests, or the receipt by the U.S. Borrower of any capital contribution, other than any issuance for purposes of making a payment in accordance with Section 5.21; or

(c) the incurrence by any Loan Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 5.15.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principals” means William Tatham, E. Scott Beattie, J. W. Nevil Thomas, Fred Berens, Maura Clark, M. Steven Langman, Franz-Ferdinand Buerstedde, Edward D. Shirley, Nightingale Onshore Holdings, L.P., Nightingale Offshore Holdings, L.P., Richard C. W. Mauran and A. Salman Amin.

“Priority Payable Reserve” means (a) the Canadian Priority Payable Reserve and (b) with respect to jurisdictions other than the U.S. and without duplication of any Canadian Priority Payable Reserve, any other reserve for amounts which rank or are capable of ranking in priority to the liens granted to the Administrative Agent to secure or for other claims and/or deductions for the Secured Obligations, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, or vacation pay, severance pay, employee deductions, income tax, insolvency costs, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and pension obligations.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations, guidelines and orders thereunder.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Purchase Money Indebtedness” means, with respect to any Person, Indebtedness of such Person incurred to acquire assets in the ordinary course of such Person’s business, which Indebtedness is secured by purchase money liens or other liens of a conditional vendor; provided, however, that the Indebtedness secured thereby shall not exceed the cost thereof and provided further that such Indebtedness shall not otherwise be prohibited by the terms of this Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Register” has the meaning assigned to such term in Section 8.04(b).

“Regulation” means the Council of the European Union Regulations No. 1346/2000 on Insolvency Proceedings.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Committed Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Committed Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation, bylaws, constitutional documents, articles of association, memorandum of association or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws and Anti-Corruption Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain, without duplication, with respect to the Collateral or the applicable Loan Party, including the Specified European Borrowing Base Availability Reserve, the Second Lien Reserve, the Bank Product Reserve, the Priority Payables Reserve, reserves for “extended” or “extendable” retention of title arrangements, RoT Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for VAT, reserves for the prescribed part of a U.K. Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176ZA of the Insolvency Act 1986 (U.K.), reserves for liabilities of a U.K. Loan Party which constitute preferential debts pursuant to Section 386 of the Insolvency Act 1986 (U.K.) and other governmental charges, and reserves for fees payable to an insolvency administrator pursuant to Section 171 of the German Insolvency Code (or relevant successor provision)) with respect to the Collateral or any Loan Party and the aggregate amount of the other reserves established by the Administrative Agent at any time and from time to time after the Effective Date that the Administrative Agent determines are necessary to protect the applicable Lenders’ interests in its Permitted Discretion, including, without limitation: (a) with respect to Accounts, reserves for Allowance Accounts, customer markdowns, and destroyed in field and (b) with respect to Inventory, inventory classified as long term assets and capitalized costs.

“Restricted Payment” means (a) any dividend or other distribution on any shares of the Equity Interests of any Borrower or any Subsidiary (except dividends payable solely in shares of its Equity Interests) or (b) any payment (except any payment made with the proceeds of the Convertible Bonds and any payments contemplated by the Call Spread) on account of the purchase, redemption, retirement or acquisition of (i) any Equity Interests of the U.S. Borrower or any of its Subsidiaries or (ii) any option, warrant or other right to acquire shares of the Equity Interests of the U.S. Borrower or any of its Subsidiaries.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“RoT Reserves” means reserves for retention of title rights in favor of a vendor or supplier, where (a) any contract or related documentation (such as invoices or purchase orders) relating to Inventory includes such retention of title rights, (b) under applicable governing laws, retention of title may be imposed unilaterally by such vendor or supplier, or (c) any contract relating to Inventory of the Swiss Borrower does not address retention of title and the Swiss Borrower has not represented to the Administrative Agent that there is no retention of title in favor of the vendor or supplier; provided that a RoT Reserve for Inventory of the Swiss Borrower which may be subject to any rights of retention of title may not be implemented in the event that the Administrative Agent shall have received evidence (i) satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the Swiss Borrower or (ii) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Lease–Back Transaction” means any arrangement entered into by any Borrower or any of its Subsidiaries, directly or indirectly, with any Person whereby it shall sell or transfer any asset, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such asset.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Second Amended Credit Agreement” shall have the meaning specified in the recitals of this Agreement.

“Second Lien Credit Agreement” means that certain Credit Agreement (Second Lien) dated June 12, 2012 (as amended, supplemented and otherwise modified in accordance with its terms and the terms of the Intercreditor Agreement) between the U.S. Borrower and the Second Lien Term Lender.

“Second Lien Documents” means the Second Lien Credit Agreement, any security agreements executed pursuant thereto and the Second Lien License, as the same may be amended or otherwise modified from time to time.

“Second Lien License” means that certain Second Lien License Letter Agreement dated as of June 12, 2012 pursuant to which the Subsidiaries who own the trademarks and other intellectual property used to manufacture or dispose of the Inventory covered by any security agreement securing the Second Lien Loan, or which are otherwise used in connection with such Inventory, granted to the Second Lien Term Lender a worldwide, limited, royalty-free, fully paid-up license and right to use such intellectual property to liquidate the Inventory encumbered by such security agreement.

“Second Lien Loan” means the loan made pursuant to the Second Lien Credit Agreement.

“Second Lien Maturity Date” means the maturity date of the Second Lien Loan provided for in the Second Lien Credit Agreement.

“Second Lien Reserve” means, at any time of determination, an amount equal to the aggregate outstanding principal amount of the Second Lien Loan plus all unpaid interest accrued thereon. The Second Lien Reserve shall only be in effect during the period from and including the date 60 days prior to the Second Lien Maturity Date if the Second Lien Loan is outstanding on such date to and excluding the first date thereafter when the Second Lien Loan has been repaid in full.

“Second Lien Term Lender” means JPMCB in its capacity as a lender to the U.S. Borrower under the Second Lien Credit Agreement.

“Secured Obligations” means all Obligations, together with all Bank Product Obligations; provided, however, that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Bank, (d) the U.S. Collateral Agent, (e) each provider of Bank Products, to the extent the Bank Product Obligations in respect thereof constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security” has the meaning assigned to such term in Section 10.14.

“Senior Notes” means those certain Senior Notes issued pursuant to the Indenture.

“Settlement” has the meaning assigned to such term in Section 2.05.

“Settlement Date” has the meaning assigned to such term in Section 2.05.

“Significant Debt” has the meaning assigned to such term in Section 5.21.

“Specified Cash and Cash Equivalents” means the U.S. Borrower’s domestic cash and domestic cash equivalents at such time, and from and after the date as of which one or more of the Foreign Borrowers shall have delivered a Deposit Account Control Agreement or any other arrangement (including, but not limited to, a notice and acknowledgment arrangement) for each of its Collection Accounts as a result of the occurrence of a Dominion Trigger Period or otherwise, all of the cash and cash equivalents at such time of the applicable Foreign Borrowers which are subject to such agreement or arrangement.

“Specified European Borrowing Base Availability Reserve” means, (a) at any time prior to April 1, 2017, $0, and (b) thereafter, at any time of determination, an aggregate reserve for the European Borrowing Bases in an amount equal to $15,000,000, which amount shall be allocated to the applicable European Borrowing Base for each of the European Borrowers based on such European Borrower’s Applicable Percentage of the aggregate amount of the European Borrowing Bases at such time; provided that in the event that the Debt Service Pricing Ratio as of the end of any fiscal quarter ending on or after June 30, 2017 is equal to or greater than 1.00 to 1.00, thereafter the Specified European Borrowing Base Availability Reserve shall be $0.

“Specified Parties” with respect to any Principal means (a) any spouse or immediate family member of such Principal or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Person, referred to in the immediately preceding clause (a).

“Specified Retailers” means Macy’s, Marmaxx, Kohl’s or Wal–Mart Inc. with respect to the U.S. Borrower; Wal-Mart Inc., Shoppers/Loblaw, Costco, Fragrance Club or the Bay with respect to the Canadian Borrower; and Boots, Debenhams, Superdrug, Per-Scent or The Perfume Shop with respect to the U.K. Borrower.

“Statements” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the U.K.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held , or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the U.S. Borrower or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB or any of its Affiliates, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB or such Affiliate in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05.

“Swiss 10-Non-Bank Rule” means the rule that the aggregate number of creditors (or deemed creditors) of any Swiss Tax Borrower under all Facilities which are not Swiss Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss 20-Non-Bank Rule” means the rule that the aggregate number of creditors (or deemed creditors) (including the Lenders), other than Swiss Qualifying Banks, of a Swiss Tax Borrower under all outstanding debts relevant for classification as a debenture (Kassenobligation) (within the meaning of the Swiss Guidelines), such as (intragroup) loans (if and to the extent intragroup loans are not exempt in accordance with the ordinance of the Swiss Federal Council of June 18, 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010), facilities and/or private placements (including under the Loan Documents) made or deemed to be made by a Swiss Tax Borrower must not at any time exceed twenty (20), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Borrower” means Elizabeth Arden International Sàrl, a company organized under the laws of Switzerland.

“Swiss Borrowing Base” means, as of any date, the sum of the following, determined as of such date, without duplication:

(a) Eligible Accounts Receivable. The product of the Advance Percent multiplied by the aggregate amount of the Swiss Borrower’s Eligible Accounts Receivable; plus

(b) Finished Goods Inventory; Packaged. Eighty-five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all finished goods Inventory owned by the Swiss Borrower and located in the Netherlands or the U.S. (except for Puerto Rico) which has been packaged for delivery to a customer; plus

(c) Finished Goods Inventory; Unpackaged. Eighty-five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all finished goods Inventory owned by the Swiss Borrower and located in the Netherlands or the U.S. (except for Puerto Rico) which has not been packaged for delivery to a customer; plus

(d) Raw Materials Inventory. Eighty-five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all work-in-process and raw materials Inventory owned by the Swiss Borrower and located in the Netherlands or the U.S. (except for Puerto Rico); plus

(e) Gift Inventory. The lesser of:

(i) Eighty-five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all Inventory owned by the Swiss Borrower and located in the Netherlands or the U.S. (except for Puerto Rico) and held as a gift to be given with purchased merchandise in the ordinary course of business or as promotional merchandise in the ordinary course of business; or

(ii) U.S. $500,000; minus

(f) Reserves. Reserves pertaining to the Swiss Borrower, including, without limitation, any ROT Reserves;

provided that at no time shall the total amount of the Swiss Borrowing Base (after giving effect to any Reserves, including, without limitation, the applicable Specified European Borrowing Base Availability Reserve) exceed twenty percent (20%) of the sum of the U.S. Borrowing Base, the Canadian Borrowing Base and the European Borrowing Bases at such time.

The Administrative Agent shall be entitled to reduce the advance percentages (other than the Advance Percent) used in this definition of the Swiss Borrowing Base in its Permitted Discretion. The Swiss Borrowing Base will be calculated without duplication of any Borrowing Base Deduction for the Swiss Borrower.

“Swiss Charge” has the meaning assigned to such term in Section 10.15.

“Swiss Collateral Documents” means each pledge agreement, security agreement, deed of hypothec, charge, debenture or other collateral agreement that is entered into by any Swiss Loan Party (or any share pledge with respect to the shares of any Swiss Loan Party) in favor of the Administrative Agent, securing all or any portion of the Foreign Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Franc” means the lawful currency of Switzerland.

“Swiss Guidelines” means, together, the guideline S-02.123 in relation to inter bank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 “Obligationen” vom April 1999), S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt S-02.130.1 vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), the circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007), as issued, and as amended or replaced from time to time, by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Holding” means Elizabeth Arden (Switzerland) Holding Sàrl.

“Swiss Insolvency Event” means the occurrence of any event or procedure in relation to any Swiss Relevant Entity including, inter alia and without limiting the scope of this definition, “Zahlungsunfähigkeit” (inability to pay its debts), within the meaning of art. 191 para 1 of the Swiss Debt Enforcement and Bankruptcy Act, “Zahlungseinstellung” (suspending making payments) within the meaning of art. 190 para 1 ciph. 2 of the Swiss Debt Enforcement and Bankruptcy Act, “hälftiger Kapitalverlust” or “Überschuldung” within the meaning of art. 725 in connection with art. 820 para. 1 of the Swiss Federal Code of Obligations (“CO”) (half of the share capital and the legal reserves not covered; over-indebtedness, i.e. liabilities not covered by the assets), duty of filing of the balance sheet with the judge due to over-indebtedness or insolvency pursuant to art. 725a in connection with art. 820 para. 1 CO, “Konkurseröffnung und Konkurs” (declaration of bankruptcy and bankruptcy), “Nachlassverfahren” (composition with creditors) including in particular “Nachlassstundung” (debt restructuring moratorium) and proceedings regarding “Nachlassvertrag” (composition agreements) and “Notstundung” (emergency moratorium), proceedings regarding “Fälligkeitsaufschub” (postponement of maturity), “Konkursaufschub / Gesellschaftsrechtliches Moratorium” (postponement of the opening of bankruptcy; moratorium proceedings) pursuant to art. 725a or art. 820 para. 2 CO, notification of the judge of a capital loss or over-indebtedness under these provisions, provided that, the term “Swiss Insolvency Event” shall not include any insolvency petition which is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days of the earlier of (i) notice thereof to any Swiss Relevant Entity or (ii) any Swiss Relevant Entity otherwise becoming aware of the same.

“Swiss Limitation” has the meaning assigned to such term in Section 10.15.

“Swiss Loan Parties” means, collectively, the Swiss Borrower, Swiss Holding and each Swiss Subsidiary Guarantor that becomes a party hereto and/or to a Swiss Collateral Document, and each other Loan Party which is incorporated in Switzerland (each a “Swiss Loan Party”).

“Swiss Non-Bank Rules” means, together, the Swiss 10-Non-Bank Rule and the Swiss 20-Non-Bank Rule.

“Swiss Non-Qualifying Bank” means any Person that is not a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means a Person (including any commercial bank or financial institution (irrespective of its jurisdiction of organization)) acting on its own account which has a banking licence in force and effect issued in accordance with the banking laws in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, and which, in both cases, effectively exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making all in accordance and as defined in the Swiss Guidelines or in the legislation and explanatory notes addressing the same issues which are in force at such time.

“Swiss Relevant Entity” means any Swiss Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under applicable Swiss law.

“Swiss Subsidiary Guarantor” means each Material Foreign Subsidiary organized under the laws of Switzerland.

“Swiss Tax Borrower” means (a) a Borrower which is incorporated in Switzerland, or (b) which is deemed to be resident in Switzerland or otherwise deemed a Borrower, in each case for the purpose of Swiss Withholding Tax.

“Swiss Tax Guarantor” means a Guarantor which is incorporated in Switzerland or which is otherwise deemed to be resident in Switzerland for the purpose of Swiss Withholding Tax.

“Swiss Withholding Tax” means any Taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13 Oktober 1965, SR 642.21) as amended from time to time.

“Switzerland” means the Swiss Confederation.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Increase Amount” means the Dollar amount equal to the lesser of:

(a) $25,000,000 and

(b) the sum of:

(i) five percent (5%) of all Eligible Accounts Receivable of the U.S. Borrower; plus

(ii) ten percent (10%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all finished goods Inventory owned by the U.S. Borrower and located in the U.S. (other than Puerto Rico) that has been packaged for delivery to a customer; plus

(iii) ten percent (10%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all finished goods Inventory owned by the U.S. Borrower and located in the U.S. (other than Puerto Rico) that has not been packaged for delivery to a customer; plus

(iv) ten percent (10%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all work-in-process and raw materials Inventory owned by the U.S. Borrower and located in the U.S. (other than Puerto Rico); plus

(v) ten percent (10%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all Inventory owned by the U.S. Borrower and located in the U.S. (other than Puerto Rico) and held as a gift to be given with purchased merchandise in the ordinary course of business or as promotional merchandise in the ordinary course of business.

“Total Availability” means, at any time of determination, the lesser of (a) the Total Commitment Amount and (b) the sum of the U.S. Borrowing Base, the Canadian Borrowing Base and the European Borrowing Bases at such time, minus Aggregate Committed Exposure at such time.

“Total Commitment Amount” means $300,000,000 as adjusted (plus or minus, as the case may be) by the amount of all reductions and increases to the Commitments pursuant to Section 2.09.

“True-Up Loans” has the meaning assigned to such term in Section 4.01.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, CDOR Rate, Canadian Prime Rate or Overnight LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“U.K. Bank Levy” means the U.K. bank levy as set forth in Schedule 19 of Finance Act 2011 as of the date of this Agreement.

“U.K. Borrower” means Elizabeth Arden (UK) Ltd., a company incorporated under the laws of the England and Wales.

“U.K. Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant U.K. Loan Party within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by a Lender to the Borrower Representative and the Administrative Agent.

“U.K. Borrowing Base” means, as of any date, the sum of the following, determined as of such date, without duplication:

(a) Eligible Accounts Receivable. The product of the Advance Percent multiplied by the aggregate amount of the U.K. Borrower’s Eligible Accounts Receivable; minus

(b) Reserves. Reserves pertaining to the U.K. Borrower.

The U.K. Borrowing Base will be calculated without duplication of any Borrowing Base Deduction for the U.K. Borrower.

“U.K. Collateral Documents” means each U.K. Security Agreement and each other pledge agreement, security agreement, deed of hypothec, charge, debenture or other collateral agreement that is entered into by any U.K. Loan Party (or any share pledge with respect to the shares of any U.K. Loan Party) in favor of the Administrative Agent, securing all or any portion of the Foreign Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document.

“U.K. DB Plan” means an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (U.K.), as amended).

“U.K. Distributor Agreement” means the distributor agreement dated 1 July 2014 between (a) Elizabeth Arden International S.a.r.L. and (b) Elizabeth Arden (UK) Ltd.

“U.K. Insolvency Event” means:

(a) a U.K. Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b) the value of the assets of any U.K. Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities);

(c) a moratorium is declared in respect of any indebtedness of any U.K. Relevant Entity; provided that, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium;

(d) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any U.K. Relevant Entity;

(ii) a composition, compromise, assignment or arrangement with any creditor of any U.K. Relevant Entity;

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any U.K. Relevant Entity, or any of its assets; or

(iv) enforcement of any Lien over any material assets of any U.K. Relevant Entity,

or any analogous procedure or step is taken in any jurisdiction, save that this paragraph (d) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty-one (21) days of the earlier of (x) notice thereof to any U.K. Relevant Entity or (y) any U.K. Relevant Entity otherwise becoming aware of the same; or

(e) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a U.K. Relevant Entity, in each such case, such that any such actions or process described in this clause (e) could reasonably be expected to result in a Material Adverse Effect.

“U.K. Loan Parties” means, collectively, the U.K. Borrower and each U.K. Subsidiary Guarantor that becomes a party hereto and/or to a U.K. Security Agreement.

“U.K. Payment Account” has the meaning assigned to the term “Payment Account” in the applicable U.K. Security Agreement.

“U.K. Relevant Entity” means any U.K. Loan Party or any Loan Party capable of becoming subject to an order for winding-up or administration under the Insolvency Act 1986 (U.K.) or Companies Act 2006 (U.K.).

“U.K. Security Agreement” means:

(a) an English law governed security deed entered into between the Administrative Agent, the Swiss Borrower and the U.K. Borrower; and

(b) an English law governed shares charge entered into between the Administrative Agent and Netherlands Holding.

“U.K. Subsidiary Guarantor” means each Material Foreign Subsidiary incorporated in England and Wales.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unreserved Bank Product” has the meaning set forth in the definition of Bank Products.

“U.S.” means the United States of America.

“U.S. Availability” means, at any time, an amount equal to (a) the lesser of (i) the U.S. Commitments and (ii) the U.S. Borrowing Base at such time minus (b) the U.S. Committed Exposure minus (c) any Excess U.S. Borrowing Base Availability being used by any Borrower (other than the U.S. Borrower).

“U.S. Borrower” has the meaning assigned such term in the introductory paragraph hereto.

“U.S. Borrowing” means a Revolving Borrowing comprised of U.S. Revolving Loans.

“U.S. Borrowing Base” means, as of any date, the sum of the following, determined as of such date, without duplication:

(a) Eligible Accounts Receivable. The product of the Advance Percent multiplied by the aggregate amount of the U.S. Borrower’s Eligible Accounts Receivable; plus

(b) Finished Goods Inventory; Packaged. Eighty-five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all finished goods Inventory owned by the U.S. Borrower and located in the U.S. (other than Puerto Rico) which has been packaged for delivery to a customer; plus

(c) Finished Goods Inventory; Unpackaged. Eighty-five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all finished goods Inventory owned by the U.S. Borrower and located in the U.S. (other than Puerto Rico) which has not been packaged for delivery to a customer; plus

(d) Raw Materials Inventory. Eighty-five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all work-in-process and raw materials Inventory owned by the U.S. Borrower and located in the U.S. (other than Puerto Rico); plus

(e) Gift Inventory. The lesser of:

(i) Eighty-five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all Inventory owned by the U.S. Borrower and located in the U.S. (other than Puerto Rico) and held as a gift to be given with purchased merchandise in the ordinary course of business or as promotional merchandise in the ordinary course of business; or

(ii) $500,000; plus

(f) Temporary Increase. If the date of determination is during the period from and including August 15 to and including October 31 during any fiscal year of the U.S. Borrower, the Temporary Increase Amount; provided, however, that:

(i) if the U.S. Borrower delivers a Borrowing Base Certificate at any time after October 1 of such fiscal year of the U.S. Borrower which shows that the U.S. Availability, as calculated in accordance with such Borrowing Base Certificate, is equal to or greater than the Temporary Increase Amount but calculating the U.S. Borrowing Base on a pro forma basis without giving effect to this clause (f), then effective as of the date of the delivery of such Borrowing Base Certificate, the U.S. Borrower may, by written notice to the Administrative Agent, exclude the amount available under this clause (f) from the U.S. Borrowing Base; and

(ii) this clause (f) shall be included when determining the U.S. Borrowing Base for all purposes under this Agreement, including when determining U.S. Availability, Excess U.S. Borrowing Base Availability, Aggregate Borrowing Base Capacity, U.S. Borrowing Base Capacity and the U.S. Borrowing Base;

plus

(g) Cash Collateral. The amount of cash or cash equivalents that are pledged to the U.S. Collateral Agent as collateral for the Secured Obligations and held by the U.S. Borrower in one or more securities or investment accounts maintained at the Administrative Agent subject to control agreements in favor of the Administrative Agent that are reasonably satisfactory to the Administrative Agent; minus

(h) Reserves. Reserves pertaining to the U.S. Borrower.

The Administrative Agent shall be entitled to reduce the advance percentages (other than the Advance Percent) used in this definition of U.S. Borrowing Base in its Permitted Discretion. The U.S. Borrowing Base will be calculated without duplication of any Borrowing Base Deduction for the U.S. Borrower.

“U.S. Borrowing Base Capacity” has the meaning assigned to such term in Section 5.19.

“U.S. Collateral Documents” means the U.S. Security Agreement and each other pledge agreement, security agreement or other collateral agreement that is entered into by any U.S. Loan Party (or any share pledge with respect to the shares of any U.S. Loan Party) in favor of the U.S. Collateral Agent, securing all or any portion of the Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement (including, without limitation, Section 5.07) or any other Loan Document.

“U.S. Commitment” means, with respect to each U.S. Lender, the commitment, if any, of such U.S. Lender to make U.S. Revolving Loans and to acquire participations in U.S. Protective Advances hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Lender’s U.S. Committed Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such U.S. Lender pursuant to Section 8.04, and (c) increased from time to time pursuant to Section 2.09. The initial amount of each U.S. Lender’s U.S. Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such U.S. Lender shall have assumed its U.S. Commitment, as applicable. The initial aggregate amount of the U.S. Lenders’ U.S. Commitments is $300,000,000; provided that the U.S. Lenders’ U.S. Commitments will be reduced by the U.S. Dollar Amount of (i) the Canadian Committed Exposure and (ii) the European Committed Exposure outstanding at any time, and, in each case, the U.S. Commitment of each U.S. Lender will reduce proportionately in accordance with its U.S. Facility Percentage.

“U.S. Committed Exposure” means: (a) at any time of determination and with respect to all the U.S. Lenders, the sum of the following, without duplication: (i) the aggregate amount of U.S. Loans then outstanding; plus (ii) the aggregate amount of LC Exposure; plus (iii) all interest, expenses, fees or other amounts both accrued and owed to the Agents or the U.S. Lenders under all of the Loan Documents, and (b) at any time of determination and when determined with respect to a U.S. Lender, the sum of the following, without duplication: (i) the aggregate amount of U.S. Loans held by such U.S. Lender then outstanding; plus (ii) such U.S. Lender’s participation or other interest in the LC Exposure; plus (iii) such U.S. Lender’s participation or other interest in the U.S. Swingline Loans; plus (iv) all interest, expenses, fees or other amounts both accrued and owed to such U.S. Lender under all of the Loan Documents. When the U.S. Committed Exposure of the Swingline Lender is determined in its capacity as a U.S. Lender hereunder, its U.S. Facility Percentage of the U.S. Swingline Loans then outstanding shall be included instead of the total amount of all U.S. Swingline Loans. When the U.S. Committed Exposure of the Issuing Bank is determined in its capacity as a U.S. Lender hereunder, its U.S. Facility Percentage of the LC Exposure then outstanding shall be included instead of the total amount of all LC Exposure.

“U.S. Credit Facility” means the senior secured revolving credit facility for the U.S. Borrower established pursuant to Article II.

“U.S. Dollar Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is U.S. Dollars or (b) the equivalent amount thereof in U.S. Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 1.06.

“U.S. Dollars” or “$” refers to lawful money of the U.S.

“U.S. Facility Credit Event” means a U.S. Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, the making of a U.S. Swingline Loan or U.S. Protective Advance that the U.S. Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.

“U.S. Facility Percentage” means, with respect to any U.S. Lender, the fraction expressed as a percentage determined by dividing such U.S. Lender’s U.S. Commitment by the aggregate U.S. Commitments of all U.S. Lenders; provided that, if the U.S. Commitments have terminated or expired, the U.S. Facility Percentage shall be determined based upon such U.S. Lender’s share of the aggregate U.S. Committed Exposures of all U.S. Lenders at that time; provided further that, in accordance with Section 2.20, so long as any U.S. Lender shall be a Defaulting Lender, such U.S. Lender’s U.S. Commitment shall be disregarded in the foregoing calculation.

“U.S. Lender” means a Lender with a U.S. Commitment or holding U.S. Revolving Loans.

“U.S. Loans” means the U.S. Revolving Loans, the U.S. Swingline Loans and the U.S. Protective Advances, collectively.

“U.S. Loan Parties” means, collectively, the U.S. Borrower and each U.S. Subsidiary Guarantor that becomes a party hereto and/or to the U.S. Security Agreement on the Effective Date or pursuant to Section 5.07.

“U.S. Protective Advance” has the meaning assigned to such term in Section 2.04.

“U.S. Revolving Loan” means a Loan to the U.S. Borrower made pursuant to Section 2.01 in U.S. Dollars.

“U.S. Security Agreement” means, collectively, that certain (a) Second Amended and Restated Security Agreement dated as of the Effective Date by and among the U.S. Collateral Agent, the U.S. Borrower, the U.S. Subsidiary Guarantors and the Swiss Borrower and (b) Security Agreement dated as of October 2, 2015 by the U.S. Borrower in favor of the U.S. Collateral Agent, in each case as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary Guarantor” means each Material Domestic Subsidiary. As of the Effective Date, DF Enterprises, Inc. a Delaware corporation, FD Management, Inc., a Delaware corporation, Elizabeth Arden International Holding, Inc. (formerly known as FFI International, Inc.), a Delaware corporation, RDEN Management, Inc., a Delaware corporation, Elizabeth Arden (Financing), Inc., a Delaware corporation, and Elizabeth Arden Travel Retail, Inc., a Delaware corporation, are the U.S. Subsidiary Guarantors.

“U.S. Swingline Loan” has the meaning assigned to such term in Section 2.05.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) of this definition or imposed elsewhere.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof the Borrowers migrate to IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the U.S. Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05 Status of Obligations. The Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Section 1.06 Determination of U.S. Dollar Amounts. The Administrative Agent will determine the U.S. Dollar Amount of:

(a) each Eurodollar Borrowing in a Foreign Currency as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurodollar Borrowing in a Foreign Currency,

(b) each Canadian Prime Rate or CDOR Borrowing as of the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Canadian Prime Rate or CDOR Borrowing,

(c) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(d) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its sole discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines U.S. Dollar Amounts as described in the preceding clauses (a), (b), (c) and (d) is herein described as a “Computation Date” with respect to each Credit Event for which a U.S. Dollar Amount is determined on or as of such day.

Section 1.07 Dutch Terms. In this Agreement, where it relates to an entity organized under the laws of the Netherlands, a reference to (a) a necessary action to authorise, where applicable, includes without limitation any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden) and obtaining positive advice (advies) from each competent works council which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach with any term of this Agreement; and (b) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); and an attachment includes a beslag.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each U.S. Lender severally agrees to make U.S. Revolving Loans in U.S. Dollars to the U.S. Borrower, (b) each Canadian Lender severally agrees to make Canadian Revolving Loans in U.S. Dollars or Canadian Dollars to the Canadian Borrower and (c) each European Lender severally agrees to make European Revolving Loans in U.S. Dollars, Euro, Swiss Francs and Sterling to the German Borrower, the Swiss Borrower and the U.K. Borrower, in each case, from time to time during the Availability Period if, after giving effect thereto:

(i) each U.S. Lender’s U.S. Committed Exposure would not exceed such U.S. Lender’s U.S. Commitment;

(ii) each Canadian Lender’s Canadian Committed Exposure would not exceed such Canadian Lender’s Canadian Commitment;

(iii) each European Lender’s European Committed Exposure would not exceed such European Lender’s European Commitment;

(iv) the U.S. Availability would not be less than zero;

(v) the Canadian Committed Exposure would not exceed an amount equal to the lesser of (x) the Canadian Commitment and (y) the sum of (A) the Canadian Borrowing Base and (B) any Excess U.S. Borrowing Base Availability being used by the Canadian Borrower at such time; and

(vi) (A) the European Committed Exposure would not exceed an amount equal to the lesser of (x) the European Commitment and (y) the sum of (1) the European Borrowing Bases and (2) all Excess U.S. Borrowing Base Availability being used by the European Borrowers at such time, and (B) the European Committed Exposure with respect to European Loans to each European Borrower would not exceed the sum of (1) the European Borrowing Base of such European Borrower and (2) any Excess U.S. Borrowing Base Availability being used by such European Borrower at such time;

subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, each of the Borrowers may borrow, prepay and reborrow Revolving Loans. The limitations on Borrowings referred to in clauses (i) through (vii) above are referred to collectively as the “Revolving Exposure Limitations”.

Section 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance or any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in U.S. Dollars and made to the U.S. Borrower or the Canadian Borrower shall be comprised entirely of ABR Loans or Eurodollar Loans, (ii) each Revolving Borrowing denominated in

Canadian Dollars shall be made to solely the Canadian Borrower and will be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans, (iii) each Revolving Borrowing denominated in U.S. Dollars, Sterling, Swiss Francs or Euro and made to the Foreign Borrowers (other than the Canadian Borrower) shall be comprised entirely of Eurodollar Loans, in each case, as the Borrower Representative may request in accordance herewith; provided that, the only Borrowings that can be made on the Effective Date are ABR Borrowings and Canadian Prime Rate Borrowings, which may be converted into Eurodollar or CDOR Borrowings, as applicable, in accordance with Section 2.08. Each Swingline Loan made to the U.S. Borrower shall be denominated in U.S. Dollars and shall be an ABR Loan. Each Swingline Loan made to any European Borrower shall be denominated in U.S. Dollars, Sterling, Swiss Francs or Euro and shall be an Overnight LIBO Rate Borrowing. Each Swingline Loan made to the Canadian Borrower shall be denominated in Canadian Dollars or U.S. Dollars and be a Canadian Prime Rate Loan or ABR Loan, respectively. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing or CDOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (or, if such Borrowing is denominated in a Foreign Currency, 100,000 units of such currency) and not less than $500,000 (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency). ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided however, at no time during the period of (i) August 15 to and including October 31 of any fiscal year of the U.S. Borrower shall there be more than fourteen (14) different Eurodollar Borrowings and CDOR Borrowings collectively outstanding at any time and (ii) November 1 to and including August 14 of any fiscal year of the U.S. Borrower shall there be more than eight (8) different Eurodollar Borrowings and CDOR Borrowings collectively outstanding at any time.

(d) Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or (other than in respect of European Revolving Loans, which can only be requested in writing) by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, not later than (a) in the case of a Eurodollar Borrowing or CDOR Borrowing, 10:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, noon, Local Time, on the date of the proposed Borrowing or (c) in the case of a Canadian Prime Rate Borrowing, 10:00 a.m., Local Time, one (1) Business Day before the date of the proposed

Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Revolving Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Revolving Borrowing, which shall be a Business Day;

(iv) whether such Revolving Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a CDOR Rate Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the Agreed Currency of such Borrowing;

(vi) in the case of a Foreign Borrowing, whether the applicable Foreign Borrower proposes to use any Excess U.S. Borrowing Base Availability; and

(vii) in the case of a Eurodollar Borrowing or a CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then (a) in the case of a Borrowing denominated in U.S. Dollars to the U.S. Borrower or the Canadian Borrower, the requested Revolving Borrowing shall be an ABR Borrowing, (b) in the case of a Borrowing denominated in Canadian Dollars, the requested Revolving Borrowing shall be a Canadian Prime Rate Borrowing and (c) in the case of a Borrowing denominated in U.S. Dollars, Sterling, Swiss Franc or Euro to any Foreign Borrower (other than the Canadian Borrower), the requested Revolving Borrowing shall be a Eurodollar Borrowing. If no Interest Period is specified with respect to any requested Eurodollar or CDOR Revolving Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make (i) Loans (“U.S. Protective Advances”) to the U.S. Borrower in U.S. Dollars on behalf of the U.S. Lenders, (ii) Loans (“Canadian Protective Advances”) to the Canadian Borrower in Canadian Dollars or U.S.

Dollars on behalf of the Canadian Lenders or (iii) Loans (“European Protective Advances”) to any European Borrower in U.S. Dollars, Sterling, Swiss Franc or Euro on behalf of the European Lenders, in each case, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, or (B) to pay any amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement that the applicable Borrower has failed to pay when due hereunder, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 8.03) and other sums payable under the Loan Documents; provided that, (1) the aggregate amount of the U.S. Protective Advances outstanding at any time and made on behalf of the U.S. Lenders shall not exceed 5% of the aggregate U.S. Commitments of all U.S. Lenders at such time, (2) the U.S. Dollar Amount of the aggregate amount of Canadian Protective Advances outstanding at any time and made on behalf of the Canadian Lenders shall not exceed 5% of the aggregate Canadian Commitments of all Canadian Lenders at such time, (3) the U.S. Dollar Amount of the aggregate amount of European Protective Advances outstanding at any time and made on behalf of the European Lenders shall not exceed 5% of the aggregate European Commitments of all European Lenders at such time,(4) after giving effect to any U.S. Protective Advance, the U.S. Committed Exposure of all U.S. Lenders shall not exceed the U.S. Commitments of all U.S. Lenders, (5) after giving effect to any Canadian Protective Advance, the Canadian Committed Exposure of all Canadian Lenders shall not exceed the Canadian Commitments of all Canadian Lenders and (6) after giving effect to any European Protective Advance, the European Committed Exposure of all European Lenders shall not exceed the European Commitments of all European Lenders. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the applicable Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances made to the U.S. Borrower or the Canadian Borrower in U.S. Dollars shall be ABR Borrowings, all Protective Advances made to any Foreign Borrower (other than the Canadian Borrower) shall be Overnight LIBO Rate Borrowings and all Protective Advances made to the Canadian Borrower in Canadian Dollars shall be Canadian Prime Rate Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the applicable Lenders make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each applicable Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make (i) Swingline Loans (“U.S. Swingline Loans”) in U.S. Dollars to the U.S. Borrower on behalf of the U.S. Lenders, (ii) Swingline Loans (“European Swingline Loans”) in U.S. Dollars, Sterling, Swiss Franc or Euro to any European Borrower on behalf of the European Lenders and (iii) Swingline Loans (“Canadian Swingline Loans” and, together with the U.S. Swingline Loans and the European Swingline Loans, the “Swingline Loans”) in Canadian Dollars or U.S. Dollars to the Canadian Borrower on behalf of the Canadian Lenders, in each case, from time to time during the Availability Period so long as the making of any such Swingline Loan will not result in (A) the aggregate principal amount of outstanding U.S. Swingline Loans to exceed $20,000,000, (B) the U.S. Dollar Amount of the aggregate principal amount of outstanding European Swingline Loans to exceed $10,000,000 prior to the date on which each European Loan Party has achieved compliance with the requirements of Section 5.20(d), and thereafter $30,000,000, (C) the U.S. Dollar Amount of the aggregate principal amount of outstanding Canadian Swingline Loans to exceed $5,000,000 or (D) the failure to satisfy the Revolving Exposure Limitations; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request (x) (other than in respect of a European Swingline Loan, which can only be requested in writing) by telephone (confirmed by facsimile) or (y) in writing, in each case, not later than (1) 12:00 p.m., Local Time, on the day of a proposed Swingline Loan for the U.S. Borrower and (2) 11:00 a.m., Local Time, on the day of a proposed Swingline Loan for any Foreign Borrower not denominated in Swiss Franc or 11:00 am Local Time one Business Day prior to the date of the requested Swingline Loan for any Swingline Loan denominated in Swiss Franc. Each such notice (whether by telephone or written) shall be irrevocable and shall specify (i) the Borrower requesting such Swingline Loan, (ii) the requested date (which shall be a Business Day) of such Swingline Loan, (iii) in the case of a European Swingline Loan or Canadian Swingline Loan, the requested currency of such Swingline Loan and (iv) the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Local Time, on the requested date of such Swingline Loan. Each U.S. Swingline Loan shall be an ABR Loan, each European Swingline Loan shall be an Overnight LIBO Rate Loan and each Canadian Swingline Loan shall be a Canadian Prime Rate Loan (if such Canadian Swingline Loan is denominated in Canadian Dollars) or ABR Loan (if such Canadian Swingline Loan is denominated in U.S. Dollars).

(b) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each applicable Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage. The Swingline Lender may, at any time, require the applicable Lenders to fund their participations. From and after the date, if any, on which any applicable Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan.

(c) The Administrative Agent, on behalf of the Swingline Lender, will request settlement (a “Settlement”) with the applicable Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the applicable Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 11:00 a.m., Local Time (i) on the date of such requested Settlement (the “Settlement Date”), in the case of U.S. Swingline Loans or Canadian Swingline Loans, and (ii) at least three (3) Business Days prior to the Settlement Date, in the case of European Swingline Loans. Each of the applicable Lenders (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Local Time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s applicable Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such applicable Lenders accruing interest as an ABR Loan for any U.S. Revolving Loan, as a Canadian Prime Rate Loan for any Canadian Revolving Loan or a Eurodollar Loan with an Interest Period of one (1) week for any European Revolving Loan, as applicable. If any such amount is not transferred to the Administrative Agent by any applicable Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the U.S. Borrower may request the issuance of Letters of Credit for its own account, as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the U.S. Borrower to, or entered into by the U.S. Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The U.S. Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the U.S. Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the U.S. Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, except as permitted or exempt under applicable Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented. The Existing Letters of Credit shall be deemed to be Letters of Credit issued on the Effective Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the U.S. Borrower shall deliver by hand or facsimile (or transmit through Electronic Systems, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit (which Letter of Credit shall be in a form reasonably acceptable to the Administrative Agent and the Issuing Bank), or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the U.S. Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the U.S. Dollar Amount of the aggregate LC Exposure shall not exceed $25,000,000, and (ii) the Revolving Exposure Limitations shall be satisfied.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is one Business Day prior to the Maturity Date, or, if such Letter of Credit is issued to a beneficiary outside the United States, the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the U.S. Lenders, the Issuing Bank hereby grants to each U.S. Lender, and each U.S. Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such U.S. Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such U.S. Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the U.S. Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrower for any reason. Each U.S. Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the U.S. Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in U.S. Dollars the U.S. Dollar Amount equal to such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the U.S. Borrower, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) (i) not later than 2:00 p.m., Local Time, on the date that such LC Disbursement is made, if the U.S. Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, (ii) if such notice has not been received by the U.S. Borrower prior to such time on such date, then not later than 2:00 p.m., Local Time, on (A) the Business Day that the U.S. Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (B) the Business Day immediately following the day that the U.S. Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the U.S. Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Revolving Borrowing or U.S. Swingline Loan in an equivalent amount and, to the extent so financed, the U.S. Borrower’s obligation to make such payment shall be discharged and replaced by the resulting

ABR Revolving Borrowing or U.S. Swingline Loan. If the U.S. Borrower fails to make such payment when due, the Administrative Agent shall notify each U.S. Lender of the applicable LC Disbursement, the payment then due from the U.S. Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each U.S. Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the U.S. Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the U.S. Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the U.S. Lenders. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the U.S. Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a U.S. Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the U.S. Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The U.S. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the U.S. Borrower’s obligations hereunder. None of the Administrative Agent, the U.S. Lenders, the Issuing Bank or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the U.S. Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the U.S. Borrower to the extent permitted by applicable law) suffered by the U.S. Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the U.S. Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the U.S. Borrower of its obligation to reimburse the Issuing Bank and the U.S. Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the U.S. Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the U.S. Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the U.S. Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any U.S. Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank.

(i) The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the U.S. Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the U.S. Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the U.S. Lenders (or, if the maturity of the Loans has been accelerated, U.S. Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the U.S. Lenders (the “LC Collateral Account”), an amount in cash equal to 101% of the U.S. Dollar Amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan described in Section 6.01(g) or Section 6.01(h). The U.S. Borrower shall also deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the U.S. Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the U.S. Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of U.S. Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the U.S. Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent. The Administrative Agent shall return to the U.S. Borrower cash collateral required by Section 2.11(b) within three (3) Business Days following the date that such cash collateral is no longer required thereunder.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, if the Issuing Bank is not JPMCB, the Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and U.S. Dollar Amount of such LC Disbursement, (iv) on any Business Day on which the U.S. Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds in an amount equal to such Lender’s Applicable Percentage by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the funds so received, in the aforesaid account of the Administrative Agent, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, (A) if such amount is a Borrowing denominated in U.S. Dollars and made to the U.S. Borrower or the Canadian Borrower, the interest rate applicable to ABR Loans, (B) if such amount is a Borrowing denominated in Canadian Dollars, the interest rate applicable to Canadian Prime Rate Loans, and (C) if such amount is a Borrowing made to a Foreign Borrower (other than the Canadian Borrower), the interest rate applicable to Overnight LIBO Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or CDOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type as permitted by this Agreement or to continue such Borrowing and, in the case of a Eurodollar Borrowing or CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone, irrevocable written notice (provided that, elections with respect to Borrowings made to any European Borrower require irrevocable written notice (via an Interest Election Request signed by the Borrower Representative) and cannot be made by telephone) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower, or the Borrower Representative on its behalf, to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02 or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing or to such Borrower.

(c) Each telephonic and written Interest Election Request (including requests submitted through Electronic System) shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, Canadian Prime Rate Borrowing, CDOR Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or CDOR Rate Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or CDOR Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, (i) in the case of a Borrowing by the U.S. Borrower or the Canadian Borrower denominated in U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a Borrowing by the Canadian Borrower denominated in Canadian Dollars, such Borrowing shall be converted to a Canadian Prime Rate Borrowing, and (iii) in the case of a Borrowing by any Foreign Borrower (other than the Canadian Borrower), in each case, such Borrowing shall automatically continue as a Eurodollar Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurodollar Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (A) no outstanding Revolving Borrowing denominated in U.S. Dollars and made to the U.S. Borrower or the Canadian Borrower may be converted to or continued as a Eurodollar Borrowing, (B) no outstanding Revolving Borrowing denominated in Canadian Dollars may be converted to or continued as a CDOR Rate Borrowing, (C) unless repaid, each Eurodollar Revolving Borrowing denominated in U.S. Dollars and made to the U.S. Borrower shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (D) unless repaid, each CDOR Rate Revolving Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto, and (E) unless repaid, each Eurodollar Revolving Borrowing made to any Foreign Borrower (other than the Canadian Borrower) shall automatically be continued as a Eurodollar Borrowing with an Interest Period of one month.

Section 2.09 Termination and Reduction of Commitments; Increase in Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back-up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 101% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Borrowers shall not be in compliance with the Revolving Exposure Limitations, (iii) any reduction in the aggregate amount of the Commitments shall be expressly conditioned upon the U.S. Borrower demonstrating projected U.S. Availability (acceptable to the Administrative Agent) for the next twelve (12) months of at least $35,000,000 and (iv) on any date, the Commitment may not be reduced to less than an amount equal to the greater of: (A) $25,000,000 and (B) the Aggregate Committed Exposure as of such date.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments. Each reduction of the U.S. Commitments shall require a pro rata reduction of the Canadian Commitments and European Commitments unless otherwise agreed to by the Administrative Agent and the Lenders.

(e) The Borrowers shall have the right to increase the U.S. Commitments, the Canadian Commitments and the European Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 and an integral multiple of $5,000,000 in excess thereof; provided that any new Lender shall have a minimum Commitment of $5,000,000; (ii) after giving effect thereto, the total of the additional (A) U.S. Commitments does not exceed $75,000,000, (B) Canadian Commitments does not exceed $5,000,000, and (C) European Commitments does not exceed $15,000,000; (iii) after giving effect thereto, (A) the aggregate U.S. Commitments shall not exceed $375,000,000, (B) the aggregate Canadian Commitments shall not exceed $20,000,000, and (C) the aggregate European Commitments shall not exceed $115,000,000; (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld; (v) any increase in the Canadian Commitments or the European Commitments shall be approved by all of the Lenders; (vi) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder; and (vii) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject to the approval of all Lenders only if any such increase or addition would cause the U.S. Commitments to exceed $375,000,000. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects as of such date (or, with respect to any representation or warranty which by its terms is made as of a specified date, is true and correct in all material respects only as of such specified date or, with respect to any representation or warranty which is subject to any materiality qualifier, is true and correct in all respects, (2) no Default exists and (3) an increase in the U.S. Commitments above $300,000,000 is permitted by the Indenture to the extent such Indenture is still in effect and providing evidence satisfactory to the Lenders that, after giving effect to the Indebtedness incurred pursuant to the increase in the Commitments, the aggregate amount of all outstanding Obligations plus the aggregate amount outstanding under the Second Lien Credit Agreement does not exceed ninety percent (90.0%) of the maximum Indebtedness of the U.S. Borrower and the Restricted Subsidiaries (as such term is defined in the Indenture) permitted under the Indenture with respect to Credit Facilities (as such term is defined in the Indenture) to the extent such Indenture is still in effect, and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

(g) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its U.S. Commitments, Canadian Commitments and/or its European Commitments, as applicable, shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other applicable Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan and CDOR Rate Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

Section 2.10 Repayment and Amortization of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance made for the account of such Borrower on the earlier of the Maturity Date and demand by the Administrative Agent and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made for the account of such Borrower on the earlier of (A) the Maturity Date, and (B) the seventh day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made to any Borrower, such Borrower shall repay all Swingline Loans then outstanding to it and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. To the extent this Section 2.10 creates an obligation of a German Loan Party to repay Protective Advances or Swingline Loans of any other Borrower, such obligations shall be subject to the German Guaranty Limitations.

(b) On each Business Day, the Administrative Agent shall apply all funds credited to any Concentration Account or any Collection Account of the U.S. Loan Parties and the Canadian Loan Parties on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first to prepay any Protective Advances that may be outstanding and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure (provided that, collections and cash collateral provided by any Canadian Loan Party shall be used solely to pay the Foreign Secured Obligations, and the application of funds credited to any Collection Account of a Canadian Loan Party, and cash collateral provided by any Canadian Loan Party, shall be used first to satisfy the Foreign Secured Obligations of such Canadian Loan Party and the other members of its Foreign Loan Party Group before applying such funds or cash collateral to the Foreign Secured Obligations owed by any other Foreign Loan Party). Subject to Section 5.20, during a Dominion Trigger Period, on each Business Day, the Administrative Agent shall apply all funds credited to any Concentration Account or any Collection Account of the European Loan Parties on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first to prepay any Protective Advances that may be outstanding and second to prepay the Revolving Loans (including

Swingline Loans) (provided that, collections and cash collateral provided by any Foreign Loan Party shall be used solely to pay the Foreign Secured Obligations, and the application of funds credited to any Collection Account of a Foreign Loan Party, and cash collateral provided by any Foreign Loan Party, shall be used first to satisfy the Foreign Secured Obligations of such Foreign Loan Party and the other members of its Foreign Loan Party Group before applying such funds or cash collateral to the Foreign Secured Obligations owed by any other Foreign Loan Party). Notwithstanding the foregoing, to the extent any funds credited to any Concentration Account or Collection Account constitute Net Proceeds, the application of such Net Proceeds shall be subject to Section 2.11(c). In the event and to the extent that any Protective Advances or Revolving Loans (including Swingline Loans) remain unpaid and outstanding LC Exposure is not fully cash collateralised (the “Payment and Collateralisation Requirements”) following such application as a result of a mismatch between the currencies of the amounts in the relevant Concentration Accounts and/or Collection Accounts and the currencies in which the outstanding Payment and Collateralisation Requirements are denominated, the Loan Parties shall be deemed to have requested the Administrative Agent to convert any excess funds remaining in the Concentration Accounts and/or Collection Accounts to the currency or currencies of the outstanding Payment and Collateralisation Requirements and apply such converted amounts to such outstanding Payment and Collateralisation Requirements.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The Register and corresponding entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it to any Borrower be evidenced by a Note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more Notes in such form.

Section 2.11 Prepayment of Loans.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the payment of any accrued interest to the extent required by Section 2.13, prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b) If, at any time, (i) other than as a result of fluctuations in currency exchange rates, the Borrowers are not in compliance with the Revolving Exposure Limitations (calculated with respect to Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) or (ii) solely as a result of fluctuations in currency exchange rates, the Borrowers exceeded any Revolving Exposure Limitation by 105% of the applicable threshold, the applicable Borrowers who have exceeded such limits with respect to their Obligations shall in each case immediately repay Borrowings or cash collateralize LC Exposure in accordance with Section 2.06(j), as applicable, in an aggregate amount equal to such excess. To the extent this Section 2.11 creates an obligation of a German Borrower to repay Borrowings of any other Borrower, the German Guaranty Limitations shall apply.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, such Loan Party shall, immediately after such Net Proceeds are received by such Loan Party, prepay the Obligations of the applicable Borrower and cash collateralize the LC Exposure (as applicable) as set forth in Section 2.06(j) below in an aggregate amount equal to 100% of such Net Proceeds.

(d) The mandatory repayments set forth in this Section 2.11 shall be applied first to reduce all outstanding principal, interest and fees on Protective Advances, second to reduce all outstanding principal, interest and fees on Swingline Loans, third to reduce all outstanding principal, interest and fees on Revolving Loans and fourth to cash collateralize the principal amount and any fees of the Letter of Credit Exposure. Notwithstanding the foregoing, (i) Net Proceeds received by any U.S. Loan Party in respect of any Prepayment Event shall be used to prepay the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) before being applied to any of the other Secured Obligations, (ii) no Net Proceeds received by any Foreign Loan Party in respect of any Prepayment Event shall be used to prepay any Secured Obligations other than the Foreign Secured Obligations and (iii) Net Proceeds received by any Foreign Loan Party in respect of any Prepayment Event shall be used first to satisfy the Foreign Secured Obligations of such Foreign Loan Party and the other members of its Foreign Loan Party Group before applying such funds to the Foreign Secured Obligations owed by any other Foreign Loan Party.

(e) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing by facsimile or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment pursuant to paragraph (a) and (c) of this Section not later than (i) 12:00 p.m., Local Time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Revolving Borrowing and Canadian Prime Rate Revolving Borrowing, on the date of prepayment or (ii) 12:00 p.m., Local Time, on the date of prepayment, in the case of prepayment of a Swingline Loan. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.

Section 2.12 Fees.

(a) The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the unused U.S. Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of each March, June, September and December and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The U.S. Borrower agrees to pay (i) to the Administrative Agent for the account of each U.S. Lender the Applicable Letter of Credit Fee with respect to its participations in Letters of Credit on the average daily U.S. Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the U.S. Borrower and the Issuing Bank on the average daily U.S. Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. The Applicable Letter of Credit Fee and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day following the last day of each March, June, September and December following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid hereunder shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan made to the U.S. Borrower and each Swingline Loan denominated in U.S. Dollars and made to the Canadian Borrower) shall bear interest at the Alternate Base Rate plus the Applicable Margin, the Loans comprising each Canadian Prime Rate Borrowing (including each Swingline Loan denominated in Canadian Dollars and made to the Canadian Borrower) shall bear interest at the Canadian Prime Rate plus the Applicable Margin, and the Loans comprising each Overnight LIBO Borrowing (including each European Swingline Loan) shall bear interest at the Overnight LIBO Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin and the Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each Protective Advance made to the U.S. Borrower or the Canadian Borrower and denominated in U.S. Dollars shall bear interest at the Alternate Base Rate plus the Applicable Margin plus 2%. Each Protective Advance made to the Canadian Borrower and denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Margin plus 2%. Each Protective Advance made to any Foreign Borrower (other than the Canadian Borrower) shall bear interest at the Overnight LIBO Rate plus the Applicable Margin plus 2%.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section.

(e) Accrued interest on each Loan (for ABR Loans, Canadian Prime Rate Loans and Overnight LIBO Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Revolving

Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate, Canadian Prime Rate and CDOR Rate shall be computed on the basis of a year of 365 days or (ii) for Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, CDOR Rate, Adjusted LIBO Rate, LIBO Rate or Overnight LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(h) The interest rates provided for in this Agreement with respect to any Swiss Loan Party, including this Section 2.13, are expressed as minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 2.13 or in other Sections of this Agreement is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax is imposed on interest payments by a Swiss Loan Party to any Lender and should it be unlawful for such Swiss Loan Party to comply with Section 2.17 for any reason (where this would otherwise be required by the terms of that Section, taking into account the exclusions set forth in Section 2.17(a)(ii)), and if the relevant payment is effectively not made, the payment of interest due by a Swiss Loan Party shall, in line with and subject to Section 2.17, including any limitations therein and any obligations thereunder, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of the Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section 2.13, “Non-Refundable Portion” shall mean the Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless according to an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate, in which case such lower rate shall be applied in relation to such Lender. Each Swiss Loan Party shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

Section 2.14 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining, (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period or the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 8.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and unless repaid, (1) in the case of a Eurodollar Borrowing denominated in U.S. Dollars to the U.S. Borrower, such Borrowing shall be made as an ABR Borrowing, and (2) in the case of a Eurodollar Borrowing to any Foreign Borrower (other than the Canadian Borrower), such Eurodollar Borrowing shall be made as an Alternate Rate Borrowing, (B) if any Borrowing Request requests a Eurodollar Revolving Borrowing in U.S. Dollars to the U.S. Borrower, such Borrowing shall be made as an ABR Borrowing, and (C) if any Borrowing Request requests a Eurodollar Revolving Borrowing for any Foreign Borrower (other than the Canadian Borrower), such Borrowing Request shall be made as an Alternate Rate Borrowing; provided that, if such circumstances only affect one Class or Type of Borrowing or currency, then the foregoing will only be applicable to the affected Class or Type of Borrowing or currency.

(b) If at any time the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Overnight LIBO Rate or the Overnight LIBO Rate will not adequately and fairly reflect the cost to the Administrative Agent or the Swingline Lender, as applicable, of making or maintaining Protective Advances, or Swingline Loans, the Administrative Agent or Swingline Lender, as applicable, shall give notice thereof to the Borrower Representative and the Lenders by telephone (provided that, any notice to any Swingline Lender providing Swingline Loans to a European Borrower must be given in writing) or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, Overnight LIBO Borrowings shall be made as Alternate Rate Borrowings.

(c) If prior to the commencement of any Interest Period for a CDOR Rate Borrowing:

(i) the Administrative Agent determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the CDOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the CDOR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 8.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a CDOR Rate Borrowing shall be ineffective and unless repaid, such Borrowing shall be made as a Canadian Prime Rate Borrowing and (ii) if any Borrowing Request requests a CDOR Rate Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or the Issuing Bank.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent, such Lender or the Issuing Bank.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Loan Parties shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under

Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 8.02(d) then, in any such event, the applicable Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (provided that (i) each Foreign Borrower shall only be required to compensate each Lender in respect of Borrowings of the Foreign Borrowers and (ii) the German Borrower shall only be required to compensate each Lender subject to the German Guaranty Limitations). In the case of a Eurodollar Loan or CDOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for the relevant currency of a comparable amount and period from other banks in the eurocurrency market or for Canadian Dollar deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian banker’s acceptance market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.17 Withholding of Taxes; Gross Up.

(a) Payments Free of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document or any Letter of Credit shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii) Notwithstanding any provision of this Agreement to the contrary, the Swiss Borrower or any other Swiss Loan Party shall not be required to make a tax gross up, a tax indemnity payment or an increased interest payment to a specific Lender or Participant of a Commitment (but, for the avoidance of doubt, shall remain required to make a tax gross up, a tax indemnity payment, or an increased interest payment to all other Lenders) in respect of Swiss Withholding Tax due on interest payments by the Swiss Borrower or any other Swiss Loan Party under this Agreement as a direct result of such Lender or Participant of a Commitment (i) making an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Bank or a single Swiss Non-Qualifying Bank for purposes of the Swiss Non-Bank Rules, (ii) breaching the transfer restrictions in Section 8.04 or (iii) ceasing to be a Swiss Qualifying Bank as a result of any reason attributable to that Lender or Participant of a Commitment other than as a result of any change after the date it became a Lender or Participant of the Commitment under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority.

(b) Payment of Other Taxes by the Loan Parties. The relevant Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it or the relevant Recipient (as applicable) for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally (but subject to the limitations set forth in Section 8.22) indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding (e.g., a certificate of residence issued by the competent tax authority in the jurisdiction where the relevant Loan Party is a resident). In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E or successor and related applicable forms, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E or successor and related applicable forms, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E or successor and related applicable forms, as applicable ; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E or successor and related applicable forms, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Additional United Kingdom Withholding Tax Matters.

(i) Subject to clause (ii) below, each Lender and each U.K. Loan Party which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such U.K. Loan Party to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the U.K., including to the extent practicable, making and filing an appropriate application for relief under any applicable income tax treaty.

(ii) (A) Any Lender which on the day on which this Agreement is entered into (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the Borrower Representative and the Administrative Agent (which may be satisfied by including its details (where applicable) in the Commitment Schedule);

(1) a Lender which becomes a Lender hereunder after the day on which this Agreement is entered into that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the Borrower Representative and the Administrative Agent (which may be satisfied by including its details (where applicable) in the Assignment and Assumption it executes); and

(2) Upon satisfying either clause (i) or (ii) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the U.K. Loan Parties shall make a U.K. Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if a U.K. Loan Party making a payment to such Lender has made a U.K. Borrower DTTP Filing in respect of such Lender but:

(A) such U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B) HM Revenue & Customs has not given such U.K. Loan Party authority to make payments to such Lender without a deduction for tax within 60 days of the date of such U.K. Borrower DTTP Filing;

and, in each case, such U.K. Loan Party has notified that Lender in writing of either (A) or (B) above, then such Lender and such U.K. Loan Party shall co-operate in completing any additional procedural formalities necessary for such U.K. Loan Party to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the U.K.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no U.K. Loan Party shall make a U.K. Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v) Each U.K. Loan Party shall, promptly on making a U.K. Borrower DTTP Filing, deliver a copy of such U.K. Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi) Each Lender shall notify the Borrower Representative and Administrative Agent if it determines in its sole discretion that it ceases to be entitled to claim the benefits of an income tax treaty to which the U.K. is a party with respect to payments made by any U.K. Loan Party hereunder.

(h) Confirmation of Lender’s Status for Swiss Non-Bank Rules. Each of the Lenders listed on the Commitment Schedule as having a Commitment confirms that, as of the date of this Agreement, it is a Swiss Qualifying Bank. Any Person which becomes a Lender or Participant of a Commitment after the date of this Agreement pursuant to Section 2.09 or Section 8.04 shall confirm in writing to the Swiss Loan Parties and the Administrative Agent prior to the date such Person becomes such a Lender or Participant which of the following categories it falls in:

(i) a Swiss Qualifying Bank; or

(ii) a Swiss Non-Qualifying Bank, but counts as one (1) single lender only for purposes of the Swiss Non-Bank Rules.

If such a Lender or Participant fails to indicate its status in accordance with this Section 2.17(h) then such Lender or Participant shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is a Swiss Non-Qualifying Bank until such time as it notifies the Swiss Loan Parties and the Administrative Agent which category applies.

(i) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) VAT.

(i) All amounts expressed to be payable under any Loan Document or Letter of Credit by any Loan Party to any Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, subject to Section 2.17(j)(ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Loan Party under a Loan Document or Letter of Credit and such Secured Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to that Loan Party).

(ii) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Customer”) under a Loan Document or Letter of Credit and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document or Letter of Credit to pay an amount equal to the consideration for that supply to the supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration, then:

(A) if the Supplier is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(B) if the Customer is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document or Letter of Credit requires any Loan Party to reimburse or indemnify a Secured Party for any cost or expense that Loan Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.17(j) to any Secured Party or Loan Party shall, at any time when such Secured Party or Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member or “parent” of such group at such time (the term “representative member” and “parent” to have the same meaning as in the Value Added Tax Act 1994 of England and Wales or applicable legislation in other jurisdictions having implemented Council Directive 2006/112 EC on the common system of value added tax).

(k) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(l) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank. and the term “applicable law” includes FATCA

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Other than payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein, all payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois; provided that, (x) in the case of a Credit Event denominated in Canadian Dollars, such payments shall be made to the Administrative Agent’s offices at 200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800, Toronto M5J 2J2 Canada, (y) in the case of a Credit Event denominated in Sterling, Swiss Franc or Euro, such payments shall be made to the Administrative Agent’s Eurodollar Payment Office for such currency and (z) payments pursuant to Sections 2.15, 2.16, 2.17 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing, provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists, or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, or the terms of this Agreement require the conversion of such Credit Event into U.S. Dollars, then all payments to be made by such Borrower hereunder in such currency shall, to the fullest extent permitted by law, instead be made when due in U.S. Dollars in an amount equal to the U.S. Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless the Swingline Lender, the Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to the Swingline Lender, the Issuing Bank, the Administrative Agent or the Lenders, as the case may be, in the Original Currency.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Concentration Account or Collection Account on a daily basis (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Bank Product Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Bank Product Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements and to pay any amounts owing with respect to Bank Product Obligations up to and including the Bank Product Amount ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred one percent (101%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Bank Product Obligations and to the extent not paid pursuant to clause sixth above and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan or CDOR Rate Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, (x) any such applicable proceeds from property of the U.S. Loan Parties shall be applied to the Secured Obligations (other than the Foreign Secured Obligations and the Secured

Obligations that constitute a Guarantee of the Foreign Secured Obligations) before being applied to any of the other Secured Obligations, (y) the application of any such applicable proceeds from Collateral securing solely the Foreign Secured Obligations shall only be made in respect of the Foreign Secured Obligations in the same order set forth above, and (z) the application of any such applicable proceeds from Collateral granted by any Foreign Loan Party shall be used first to satisfy the Foreign Secured Obligations of such Foreign Loan Party and the other members of its Foreign Loan Party Group before applying such funds to the Foreign Secured Obligations owed by any other Foreign Loan Party.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent; provided that proceeds of any Borrowings of a Foreign Borrower and proceeds deducted from any deposit account of any such Foreign Borrower shall (x) only be used to pay the Foreign Secured Obligations and (y) be used first to satisfy the Foreign Secured Obligations of such Foreign Loan Party and the other members of its Foreign Loan Party Group before applying such proceeds to the Foreign Secured Obligations owed by any other Foreign Loan Party. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 8.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04, or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements and Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, any such applicable payment from a Foreign Loan Party shall only be used to purchase a participation in a Foreign Secured Obligation in the same order set forth above.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrower Representative with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower Representative’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the relevant Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, such Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or ceases to be Swiss Qualifying Bank (but only if such event causes a breach of the Swiss Non-Bank Rules), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 8.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 8.02(b) and the Commitment and Committed Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders other modification pursuant to Section 8.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 8.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Committed Exposure to exceed its Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the U.S. Borrower or the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(i)(ii) for so long as such LC Exposure is outstanding;

(iii) if the U.S. Borrower or the applicable Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the U.S. Borrower or the applicable Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

Section 2.23 Designation or Removal of Foreign Borrower.

(a) Subject to the approval of all of the Lenders, the Borrower Representative may at any time designate Elizabeth Arden GmbH as the German Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Borrower Representative and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction (such date, the “German Borrower Effective Date”), such Subsidiary shall constitute the German Borrower for all purposes of this Agreement. As soon as practicable after receipt of such Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

(b) The Borrower Representative may at any time execute and deliver to the Administrative Agent a termination agreement (in form and substance reasonably acceptable to the Administrative Agent) with respect to any Foreign Borrower, whereupon such Subsidiary shall cease to be a Foreign Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no such termination will become effective as to any Foreign Borrower at a time when any principal of or interest on any Loan to such Foreign Borrower or any other amount due and payable by such Foreign Borrower shall be outstanding hereunder, or when assets of such Foreign Borrower are included in any Borrowing Base.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants that:

Section 3.01 Corporate Existence and Power. Each Borrower is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, and has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 3.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each of the Borrowers and the Guarantors of each Loan Document to which it is or is to be a party and the Financing Transactions are within its organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any Governmental Authority or official thereof (other than such as have been duly taken or made) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the charter or other organizational document of any Borrower or any Guarantor or the Indenture or any other indenture, agreement, judgment, injunction, order, decree or other instrument binding upon any Borrower or any Guarantor or result in the creation or imposition of any Lien (other than Liens created by the Loan Documents) on any asset of any Borrower or any Subsidiary, except for any contraventions or defaults under such indentures, agreements, judgments, injunctions, orders, decrees or other instruments or the creation or imposition of any such Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Loan Parties, and the other Loan Documents to which any Borrower or any of the Guarantors is a party, when executed and delivered in accordance with this Agreement, will constitute valid and binding agreements and obligations of each of the Borrowers and the Guarantors that is a party thereto, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

Section 3.04 Financial Information.

(a) The consolidated audited balance sheet of the U.S. Borrower as of June 30, 2015 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles, the financial position of the U.S. Borrower and its Consolidated Subsidiaries as of such date and its results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the U.S. Borrower as of March 31, 2016, and the related consolidated statements of operations and cash flows for the fiscal period then ended, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the financial position of the U.S. Borrower and its Consolidated Subsidiaries as of such date and its results of operations and cash flows for such fiscal period (subject to normal year–end adjustments).

(c) Since June 30, 2015, there has been no material adverse change in the business, operations or financial condition of the U.S. Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 3.05 Litigation. Except as disclosed on Schedule 3.05, there is (i) no injunction, stay, decree or order of any Governmental Authority or (ii) action, suit or proceeding pending against, or to the knowledge of the Borrowers threatened against or affecting, any Borrower or any Subsidiary before any Governmental Authority or official thereof in which there is a reasonable probability of an adverse decision which would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or any other Loan Document.

Section 3.06 Compliance with ERISA; Pension Plans.

(a) Except to the extent that all such failures to fulfill any such obligations or comply with any such provisions would not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except to the extent that all such waivers, failures and liabilities would not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(b) Canadian Pension Plans. As of the Effective Date (i) the Canadian Loan Parties are in compliance with the terms of each Canadian Pension Plan and requirements of the Pension Benefits Act (Ontario), if applicable, or such other applicable federal or provincial laws with respect to such plans (including the ITA), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, (ii) no Canadian Pension Termination Event has occurred, (iii) there is no Canadian Multi-Employer Pension Plan, (iv) there is no Canadian Defined Benefit Plan, (v) no Lien has arisen, choate or inchoate, in respect of Canadian Loan Parties or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due and other amounts not to exceed $1,000,000), and (vi) no fact, situation or condition exists or transaction has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect or that, to the knowledge of a Financial Officer of the Canadian Borrower, is likely to result in the incurrence by any Canadian Loan Party of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect.

(c) Foreign Pension Plans. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with all material terms of such Foreign Pension Plan.

(d) U.K. Pension Plans. Except as disclosed on Schedule 3.06, no European Loan Party has at any time been (i) an employer (for the purposes of Section 38 to 51 of the Pensions Act 2004 (U.K.) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (U.K.)) or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the Pensions Act 2004 (U.K.) of such an employer.

Section 3.07 Environmental Matters. The U.S. Borrower and its Subsidiaries have complied in all respects with all Environmental Laws, except to the extent failure to so comply would not reasonably be expected to have a Material Adverse Effect. Neither the U.S. Borrower nor any of its Subsidiaries has received notice of any failure so to comply with the Environmental Laws, which alone or together with any other such failure would reasonably be expected to result in a Material Adverse Effect. The facilities of the U.S. Borrower and its Subsidiaries do not manage or handle any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the applicable Environmental Laws, in violation thereof where such violation would reasonably be expected to result, individually or together with other violations, in a Material Adverse Effect.

Section 3.08 Taxes. The U.S. Borrower and its Subsidiaries have filed or there has otherwise been filed all United States Federal income tax returns and all other material tax returns (in any applicable jurisdiction) which are required to be filed by them and have paid or there has otherwise been paid all Taxes shown to be due on such returns or pursuant to any assessment received by any Borrower or any of its Subsidiaries, except where the same is being or will be contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the U.S. Borrower and its Subsidiaries in respect of Taxes or other governmental charges are, in the opinion of the U.S. Borrower, adequate. Each Loan Party is resident for Tax purposes only in the jurisdiction of its incorporation, other than with respect to VAT registrations.

Section 3.09 Subsidiaries. Each of the Guarantors is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its jurisdiction of organization, and, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each of the U.S. Borrower’s other Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that all failures to comply with the foregoing would not reasonably be expected to have, in the aggregate, a Material Adverse Effect. The U.S. Subsidiary Guarantors are the only Domestic Subsidiaries that are Material Subsidiaries as of the Effective Date, and the Foreign Guarantors are the only Foreign Subsidiaries of the Foreign Borrowers that are Material Subsidiaries as of the Effective Date. As of the Effective Date, all the U.S. Borrower’s Subsidiaries are reflected on Schedule 3.09.

Section 3.10 Investment Company Status; U.K. Business. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and none of the U.K. Loan Parties carries on any business in the U.K. which requires it to be authorized by the U.K. Financial Conduct Authority or the U.K. Prudential Regulation Authority.

Section 3.11 Full Disclosure. All information heretofore furnished in writing by any Borrower or any Subsidiary to either Agent or any Lender for purposes of or in connection with this Agreement, any other Loan Document or the Financing Transactions was, and all such information hereafter furnished in writing by any Borrower or any Subsidiary to the Administrative Agent or any Lender will be, in each case considered as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower Representative has disclosed to the Lenders in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent that the Borrowers can now reasonably foresee), the business, operations or financial condition of the U.S. Borrower and its Consolidated Subsidiaries, considered as a whole, or the ability of the Borrowers to perform their respective obligations hereunder or under any other Loan Document. Notwithstanding the forgoing, no representation or warranty is given herein with respect to any projections other than that the information contained therein was based upon good faith estimates and assumptions believed to be reasonable at the time made in light of the past operations of the U.S. Borrower and its Subsidiaries, it being recognized by the Lenders that such projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 3.12 Compliance with Laws and Agreements. None of the Borrowers or any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree applicable to it of any Governmental Authority, where such violation or default (individually or in the aggregate) would reasonably be expected to result in a Material Adverse Effect. None of the Borrowers nor any Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default (individually or in the aggregate) would reasonably be expected to result in a Material Adverse Effect.

Section 3.13 Governmental Approvals. As of the Effective Date, all material consents and approvals of, and material filings and registrations with, and all other material actions in respect of, all Governmental Authorities or any other Person required in order to consummate the Financing Transactions shall have been obtained, given, filed or taken and shall be in full force and effect.

Section 3.14 Locations. As of the Effective Date, Schedule 3.14 attached hereto sets forth: (i) every location in the United States and the Netherlands where any Inventory is located other than third party locations in which the value of the Inventory located thereon does not exceed $10,000,000 in the aggregate for all such locations, (ii) every other location where any

Borrower or any Material Subsidiary has an office (other than sales offices and retail stores) or place of business, (iii) the address of all material real estate owned by any Borrower or any Material Subsidiary, (iv) the address of all material real estate leased by any Borrower or any Material Subsidiary (including the record owner of such real estate), and (v) each jurisdiction in the United States in which any Borrower or any Material Subsidiary is qualified or required to be qualified to do business. The Canadian Borrower has no operations and maintains no tangible assets in the Province of Quebec, Canada as of the Effective Date.

Section 3.15 Licenses; Trademarks; Distribution Agreements.

(a) Schedule 3.15 attached hereto and made a part hereof sets forth as of the Effective Date a list of (i) all material non-governmental License Agreements held by any Borrower or any of its Subsidiaries relating to the operation of its business as now conducted or presently contemplated (including, as to each such License Agreement, the name of the licensee and licensor, a description of the subject matter of the License Agreement, the termination date or notice requirement with respect to termination and renewal options), (ii) all material U.S. and foreign trademarks and patents and applications for any of the foregoing owned by or registered in the name of any Borrower or any Material Subsidiary, relating to or used in connection with the operation of its business as now conducted or presently contemplated, and (iii) all material Distribution Agreements relating to the operation of its business as now conducted or presently contemplated (including, as to each such Distribution Agreement, the names of the parties, a description of the subject matter of such Distribution Agreement, the termination date or notice requirement with respect to termination and renewal options). For purposes of this Agreement, (i) a License Agreement or Distribution Agreement shall be deemed material if it represents at least $50,000,000 in consolidated net sales of the U.S. Borrower and its Subsidiaries for the twelve months ended December 31, 2015, and (ii) a trademark or patent shall be deemed material if it relates to a product line or brand that represents at least $25,000,000 in consolidated net sales of the U.S. Borrower and its Subsidiaries for the twelve months ended December 31, 2015.

(b) Except as set forth in Schedule 3.15 as of the Effective Date, all of the License Agreements and Distribution Agreements listed on Schedule 3.15 are in full force and effect and constitute legal, valid and binding obligations of the applicable Borrower or its Subsidiaries; there have not been and there currently are not any defaults thereunder by such Borrower or such Subsidiary or, to the best of the Borrowers’ knowledge, by any other party which could cause such License Agreement or Distribution Agreement to be canceled, revoked or terminated; and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default by such Borrower or such Subsidiary or, to the best of the Borrowers’ knowledge, by any other party thereunder. As of the Effective Date, the Borrowers own or have a right to use all the trademarks, copyrights, patents and applications for any of the foregoing listed on Schedule 3.15(a)(ii) and, except as set forth thereon or as permitted herein, pays no royalty under any of them and has the exclusive right to bring actions for the infringement thereof. Except as set forth on Schedule 3.15 as of the Effective Date, (i) no product made by any Borrower violates any License Agreement or Distribution Agreement listed on Schedule 3.15, and (ii) no material amount of product sold by any Borrower infringes any trademark, trade name, service mark, copyright, know-how, patent or application for any of the foregoing of any other Person. Except as listed on Schedule 3.15 as of the Effective Date, there is no pending or, to the best of the Borrowers’ knowledge, threatened claim or litigation against any Borrower or its Subsidiaries contesting the right of such Borrower or such Subsidiary to use any of the trademarks listed on Schedule 3.15 or the validity of any of the License Agreements, Distribution Agreements, copyrights and patents listed on Schedule 3.15 or asserting the misuse thereof which if adversely determined would have a Material Adverse Effect.

Section 3.16 Inventory. Each of the Borrowers represents and warrants that:

(a) The most recent inventory location report delivered under Section 5.01(g), sets forth every location where any Inventory is located other than third party locations in which the value of the Inventory located thereon does not exceed $10,000,000 in the aggregate for all such locations;

(b) No Inventory is subject to any Lien whatsoever, except as permitted by the terms of this Agreement; and

(c) Except as permitted by the definition of the term “Approved Location”, no Inventory included in any Borrowing Base is now, or shall at any time or times hereafter be, stored with a bailee, warehouseman or similar party unless either: (i) the obligations payable to such third party are included in the Reserves for the applicable Borrowing Base or (ii) such bailee, warehouseman or similar party has signed a Consent and Subordination Agreement, any warehouse receipts issued by such party in respect of such Inventory have been issued in non-negotiable form (or in negotiable form and delivered to the Administrative Agent) and the applicable Borrower shall have taken such other action required to cause the location at which such inventory is held to constitute an “Approved Location” hereunder.

Section 3.17 Security. The Collateral Documents are in full force and effect and are effective to create in favor of the applicable Agent, for the benefit of the Administrative Agent and the Lender, a legally valid and enforceable first priority, perfected security interest in the Collateral (or in the case of the U.K. Collateral Documents, will create a legally valid and enforceable first priority, perfected security interest in the Collateral described therein upon the registration of such security with Companies House).

Section 3.18 Quality of Inventory. The Borrowers (i) only sell Inventory that is appropriate for the marketplace in which the Inventory is sold and (ii) do not knowingly sell Inventory that is counterfeit.

Section 3.19 Lockbox Accounts. As of the Effective Date, Schedule 3.19 correctly identifies all Lockbox Accounts owned by each Borrower and each Guarantor and the institutions holding such accounts. No Person other than the Agents and the institution at which a lockbox account is held, has control over any lockbox account owned by any Borrower or by any Guarantor.

Section 3.20 Solvency.

(a) Each Loan Party on a consolidated basis with its respective Subsidiaries: (i) owns assets the fair saleable value of which is (A) greater than the total amount of its liabilities (including contingent liabilities) and (B) greater than the amount that will be required to pay its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

(b) With respect to the Canadian Loan Parties, immediately after the consummation of the Financing Transactions to occur on the Effective Date, (i) the property of the Canadian Loan Parties, taken as a whole on a consolidated basis with their respective Subsidiaries, at a fair valuation, is greater than the total amount of their debts and liabilities, subordinated, contingent or otherwise (after taking into account rights of contribution); (ii) the Canadian Loan Parties’ property, on a consolidated basis, is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all their obligations, due and accruing due; (iii) the Canadian Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; (iv) the Canadian Loan Parties, on a consolidated basis, have not ceased paying their current obligations in the ordinary course of business as they generally become due; and (v) no Canadian Loan Party is an “insolvent person” as such term is defined in the Bankruptcy and Insolvency Act (Canada).

(c) For the avoidance of doubt for purposes of both clauses (a) and (b) of this Section 3.20, none of the terms “debts”, “liabilities” or “obligations” shall include any Intercompany Indebtedness.

(d) With respect to each U.K. Loan Party, no U.K. Insolvency Event has occurred with respect to it.

(e) With respect to each German Loan Party, no German Insolvency Event has occurred with respect to it.

(f) With respect to each Swiss Loan Party, no Swiss Insolvency Event has occurred with respect to it.

(g) With respect to each Netherlands Relevant Entity, no Netherlands Insolvency Event has occurred with respect to it.

Section 3.21 Common Enterprise; Benefit Received. The Borrowers and the Guarantors are members of an affiliated group, and the Borrowers and the Guarantors are collectively engaged in a common enterprise with one another. Each Borrower and each Guarantor will receive reasonably equivalent value in exchange for the obligations incurred under the Loan Documents to which each is a party. Each Borrower and each Guarantor will derive substantial benefit from the credit extended pursuant hereto in an amount at least equal to its obligations under the Loan Documents to which it is a party.

Section 3.22 Anti-Corruption Laws and Sanctions. The U.S. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the U.S. Borrower, the other Loan Parties, their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and the U.S. Borrower, the other Loan Parties, their respective Subsidiaries and their respective officers and directors and, to the knowledge of the U.S. Borrower or the other Loan Parties, their respective employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the U.S. Borrower, any Subsidiary or, to the knowledge of the U.S. Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the U.S. Borrower or any Subsidiary, any agent of U.S. Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, the Financing Transactions or other transaction contemplated by this Agreement or the other Loan Documents will violate applicable Anti-Corruption Laws or applicable Sanctions. No representation under this Section 3.22 shall be made with respect to any German Loan Party to the extent it would violate section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation binding on such German Loan Party.

Section 3.23 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 3.24 Centre of Main Interest. For the purposes of the Regulation, each European Loan Party’s centre of main interests (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Section 3.25 Compliance with Swiss Non-Bank Rules. Subject to paragraph (a) and (b) below, each Swiss Loan Party represents that it is in compliance with the Swiss Non-Bank Rules.

(a) For the purposes of this Section 3.25 and in accordance with Section 8.04, each Swiss Loan Party shall assume that the aggregate number of Lenders or Participants of a Commitment which are Swiss Non-Qualifying Banks is ten (10).

(b) A Swiss Loan Party shall not be in breach of its representation under paragraph (a) above if the Swiss Non-Bank Rules are breached as a result of one or more Lenders or Participants of a Commitment:

(i) incorrectly declaring its status as to whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank;

(ii) breaching the restrictions pursuant to Section 8.04(b)(ii)(G);

(iii) ceasing to be a Swiss Qualifying Bank as a result of any reason attributable to that Lender or Participant of a Commitment other than as a result of any change after the date on which they became a Lender or Participant of a Commitment under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority; or

(iv) transferring or assigning any Loan to, or entering into a participation, derivative, exposure transfer or other transaction with, persons not qualifying as Swiss Qualifying Banks after the occurrence of an Event of Default.

Section 3.26 European Distribution Agreements. Each European Distribution Agreement is in full force and effect and, under Swiss law, each European Distribution Agreement provides that any right, title or interest in any Accounts arising from the sale of any Inventory referred to therein shall vest in the Borrower party to such European Distribution Agreement.

ARTICLE IV

Conditions

Section 4.01 Effective Date. This Agreement shall not become effective to amend and restate the Existing Credit Agreement or add the Foreign Commitments for the Foreign Borrowers (other than the German Borrower) until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a) Credit Agreement and Other Loan Documents. Except for the items permitted to be provided after the Effective Date pursuant to Section 5.29, the Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto, or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document or Deposit Account Control Agreement, (iii) without limiting the preceding clause (ii), from each Lender hereto either (A) a counterpart of the Lender Allocation Agreement signed on behalf of such Lender or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that such Lender has signed a counterpart of the Lender Allocation Agreement, and (iv) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any Notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender and written opinions of the U.S. and foreign counsels of the Loan Parties and/or Administrative Agent, as the Administrative Agent may request, addressed to the Administrative Agent, the Issuing Bank and the Lenders, all dated as of the Effective Date and in form and substance as agreed to with the Administrative Agent, the Lead Arranger and their counsel.

(b) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by (in respect of the European Loan Parties other than the German Loan Parties) a director or (in the case of the other Loan Parties) its Secretary, Assistant Secretary or another officer acceptable to the Administrative Agent or its counsel, which shall (A) certify the resolutions of its Board of Directors, shareholders, members and/or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate of incorporation or organization (or similar document, such as an excerpt from the commercial register with respect to the Swiss Loan Parties) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent available in the jurisdiction and requested by the Administrative Agent) and a true and correct copy of its by-laws, articles of association or operating, management or partnership agreement, unanimous shareholder agreement, declaration of trust, or other organizational or governing documents, and (ii) a good standing certificate, certificate of status or certificate of compliance (where relevant) for each Loan Party, except for any Swiss Loan Party, from its jurisdiction of organization or the substantive equivalent, if any, available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(c) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower Representative, on behalf of all of the applicable Borrowers, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date (or, with respect to any representation or warranty which by its terms is made as of a specified date, is true and correct in all material respects only as of such specified date or, with respect to any representation or warranty which is subject to any materiality qualifier, is true and correct in all respects), and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(d) Fees. The Lenders, the Lead Arranger and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction (where applicable) reasonably requested by the Administrative Agent, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 5.10 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(f) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(g) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of each Loan Party, certifying the solvency of such Loan Party.

(h) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates each of the Borrowing Bases as of a date specified by the Administrative Agent with customary supporting documentation and supplemental reporting satisfactory to the Administrative Agent.

(i) Pledged Equity Interests; Stock Powers; Pledged Notes. Subject to Section 5.29, the Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to any Collateral Document, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be delivered to the Administrative Agent pursuant to any Collateral Document endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent or the U.S. Collateral Agent, as applicable, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 5.10), shall be in proper form for filing, registration or recordation.

(k) Insurance. The Administrative Agent shall have received evidence of insurance coverage and endorsements to policies in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.03 and the Collateral Documents.

(l) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(m) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the applicable Borrowers and their Subsidiaries shall be acceptable to the Administrative Agent in its sole discretion.

(n) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the applicable Foreign Borrowers’ Accounts, Inventory and related working capital matters and of the applicable Foreign Borrowers’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(o) Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(p) Appraisal. The Administrative Agent shall have received an appraisal of the Swiss Borrower’s Inventory from one or more firms satisfactory to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent in its sole discretion.

(q) USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the AML Legislation, for each Loan Party.

(r) Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement executed by and among the U.S. Collateral Agent, the Administrative Agent, the Second Lien Term Lender and the U.S. Borrower.

(s) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

Without limiting the generality of the provisions of Article VII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or be acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 4.01 by and on behalf of the Borrowers shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower Representative and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02).

Upon the satisfaction of the conditions precedent set forth in this Section 4.01 on the Effective Date, (a) each U.S. Lender who holds U.S. Revolving Loans in an aggregate amount less than its U.S. Facility Percentage (after giving effect to this amendment and restatement) of all U.S. Revolving Loans shall advance new U.S. Revolving Loans which shall be disbursed to the Administrative Agent and used to repay U.S. Revolving Loans outstanding to each U.S. Lender who holds U.S. Revolving Loans in an aggregate amount greater than its U.S. Facility Percentage of all U.S. Revolving Loans, (b) each U.S. Lender’s participation in each Letter of Credit shall be automatically adjusted to equal its U.S. Facility Percentage (after giving effect to this amendment and restatement), and (c) such other adjustments shall be made as the Administrative Agent shall specify so that each U.S. Lender’s U.S. Committed Exposure equal its U.S. Facility Percentage (after giving effect to this amendment and restatement). The loans and/or adjustments described in this paragraph are referred to herein as the “True-Up Loans”.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations, and the Borrower Representative shall have delivered sufficient evidence thereof under the most recent Borrowing Base Certificate delivered to the Administrative Agent.

(d) The making of such Loan or the issuance of such Letter of Credit, shall not be prohibited by, or subject the Administrative Agent or any Lender to, any penalty or onerous condition under any Requirements of Law.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c), and (d) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

Section 4.03 Designation of a Foreign Borrower. The designation of a Foreign Borrower pursuant to Section 2.23 is subject to the condition precedent that the Borrower Representative or such proposed Foreign Borrower shall have furnished or caused to be furnished to the Administrative Agent the following:

(a) copies, certified by the managing director(s) (Geschäftsführer) of each German Loan Party, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement, this Agreement and any other Loan Documents to which such Foreign Borrower is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) an incumbency certificate, executed by the managing director(s) (Geschäftsführer) of each German Loan Party, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement, this Agreement and the other Loan Documents to which such Foreign Borrower is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower Representative or such Foreign Borrower;

(c) opinions of counsel to such Foreign Borrower, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d) any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent;

(e) (i) a certificate, signed by a Financial Officer of the U.S. Borrower and dated the German Borrower Effective Date, (A) stating that no Default has occurred and is continuing, (B) stating that the representations and warranties contained in Article III are true and correct as of such date, and (C) certifying any other factual matters as may be reasonably requested by the Administrative Agent, and (ii) a solvency certificate from a Financial Officer of such Foreign Borrower, certifying the solvency of such Foreign Borrower;

(f) a notice from the Borrower Representative setting forth the Funding Accounts of such Foreign Borrower to which the Lenders are authorized to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement;

(g) copies of such Foreign Collateral Documents (and notices of security relating to such agreements) as the Administrative Agent may request, duly executed by such Foreign Borrower, and other evidence satisfactory to the Administrative Agent that all filings and other actions have been taken for the Administrative Agent to have a first priority perfected security interest in the Collateral of such Foreign Borrower (subject to Liens permitted under Section 5.10 hereof);

(h) a Borrowing Base Certificate calculating each Borrowing Base, as of a date reasonably near but on or prior to the German Borrower Effective Date;

(i) all government and third party approvals in connection with the transaction contemplated pursuant to this Section 4.03 with respect to such Foreign Borrower and the Borrower Representative shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions with respect to the foregoing;

(j) evidence of insurance coverage with respect to such Foreign Borrower, in form, scope and substance evidencing compliance with the terms of any applicable Loan Document;

(k) such information, supporting documentation and other evidence regarding such Foreign Borrower and its directors, authorized signing officers, direct or indirect shareholders or other Persons in control thereof, and the transactions contemplated hereby, as may be reasonably requested by the Administrative Agent in order to comply with the requirements of the USA PATRIOT Act and any other AML Legislation and know-your-customer laws;

(l) in the case of any Foreign Borrower added pursuant to Section 2.23, to the extent requested by the Administrative Agent, satisfactory appraisals of Inventory and field exams from appraisers satisfactory to the Administrative Agent;

(m) any Deposit Account Control Agreements or other equivalent arrangements that are required to be provided pursuant to Section 5.20 hereof and each applicable Foreign Security Agreement of such Foreign Borrower;

(n) to the extent required by the terms of the applicable Foreign Security Agreement of such Subsidiary or any other Collateral Document, the Administrative Agent shall have received (i) the certificates representing the Equity Interests that are required to be pledged pursuant thereto, together with undated stock powers or stock transfer forms, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged pursuant thereto;

(o) payoff documentation providing evidence that all existing credit facilities of such Foreign Borrower have been terminated and cancelled (other than Indebtedness permitted under Section 5.15), all Indebtedness thereunder has been fully repaid and, to the extent available, the results of a recent lien search report in each of the jurisdictions where assets of such Foreign Borrower are located, and such search shall reveal no Liens on any of the assets of such Foreign Borrower except for Liens permitted under Section 5.10 hereof;

(p) payment of all fees required to be paid and all expenses for which invoices have been presented (including, without limitation, the reasonable fees and expenses of legal counsel), in each case, in connection with the designation of such Subsidiary as a Foreign Borrower; and

(q) such other documents and actions that the Administrative Agent may reasonably request in order to give effect to the provisions contained in this Section 4.03 and/or which the Administrative Agent reasonably deems necessary to reflect commercial or legal requirements in relation to such Subsidiary.

The U.S. Borrower may join any Material Foreign Subsidiary as a Foreign Guarantor at the time of the addition of any additional Foreign Borrower.

ARTICLE V

Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized pursuant to arrangements reasonably satisfactory to the Administrative Agent (which may include a backstop letter of credit issued by an issuer, and in form and substance reasonably satisfactory to the Administrative Agent), in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01 Information. The Borrower Representative will deliver to each of the Lenders (directly or through the Administrative Agent):

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the U.S. Borrower, audited consolidated balance sheet of the U.S. Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in the form of an unqualified audit opinion by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the U.S. Borrower, a consolidated balance sheet of the U.S. Borrower and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statement of stockholders’ equity as of such fiscal quarter end and the related consolidated statements of operations and cash flows for the portion of the U.S. Borrower’s fiscal year ended at the end of such quarter; setting forth in comparative form the figures for the corresponding quarter or the corresponding portion of the U.S. Borrower’s previous fiscal year (as the case may be), all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by a Financial Officer of the U.S. Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clause (a) above and each set of financial statements referred to in clause (e) below delivered for each month end which corresponds with the end of each fiscal quarter end, a certificate of a Financial Officer of the U.S. Borrower: (i) setting forth in reasonable detail the calculations required to establish whether the Borrowers were in compliance with the requirements of Section 5.19 of this Agreement on the date of such financial statements, (ii) setting forth in reasonable detail the calculations required to establish the Debt Service Pricing Ratio in order to determine the Applicable Margin and Applicable Letter of Credit Fee Rate for the upcoming fiscal quarter, (iii) stating whether any Default exists hereunder on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto, (iv) stating whether, since the date of the most recent financial statements previously delivered pursuant to this Section, there has been any material change in GAAP applied in the preparation of such statements, and, if so, describing such change and (v) stating whether there is any Material Domestic Subsidiary that is required to be a Guarantor but currently is not a Guarantor;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements as to (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above; provided that the foregoing shall not be construed to require that such accountants conduct any investigation outside the regular course of their audit;

(e) within thirty (30) days after the end of each month, a consolidated and consolidating balance sheet of the U.S. Borrower and its Consolidated Subsidiaries as of the end of such month, the related consolidated statements of stockholders’ equity as of the end of such month and the related consolidated and consolidating statements of operations and cash flows for such month and for the portion of the U.S. Borrower’s fiscal year ended at the end of such month, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of the U.S. Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by a Financial Officer of the U.S. Borrower;

(f) a Borrowing Base Certificate calculating each of the Borrowing Bases, together with an accounts receivable aging report (reflecting all journal entries and adjustments including all customer credits and debits), a report showing all amounts payable by the Borrowers to the Account Debtors whose Accounts are included in any Borrowing Base, a collections report, a sales report and lockbox statements all certified by a Financial Officer of the Borrower Representative: (i) within fifteen (15) days after the end of each month, with the Borrowing Base Certificate and reports being prepared as of the last day of such month, and (ii) if a Default exists, within three days after any other date requested by the Administrative Agent with the Borrowing Base Certificate and such reports being prepared as of the date of the request; provided that if U.S. Availability is less than $50,000,000 at any time during the period from and including June 1 to and including November 30, then for as long as the U.S. Availability is less than $50,000,000 during such period, the Borrower Representative will deliver to each Lender on Tuesday of each week a collections report, a sales report and an inventory report of the type required to be delivered under clause (g) of this Section 5.01 (which inventory report shall include a breakdown of Inventory by category) as of the immediately preceding Saturday;

(g) within fifteen (15) days after the end of each month, a report, in the form acceptable to the Administrative Agent, setting forth in reasonable detail the location and dollar amount of the Inventory of the Borrowers and their Subsidiaries as of the last day of the month, certified by a Financial Officer of the Borrower Representative as of the end of such month;

(h) within forty-five (45) days after the end of each fiscal year of the U.S. Borrower, projections in reasonable detail of an annual operating budget and cash flow of the U.S. Borrower and its Subsidiaries, prepared by the Borrower Representative on a monthly basis for the current fiscal year and on an annual basis for the next succeeding fiscal year, and also containing a certification by a Financial Officer of the Borrower Representative to the effect that such projections have been prepared on a sound financial planning basis and that the assumptions upon which such projections are based are reasonable;

(i) within five (5) days after the principal executive officer, president or any financial officer of any Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of a Financial Officer of the Borrower Representative setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto;

(j) all periodic and other reports, proxy statements and other materials filed by the U.S. Borrower with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the U.S. Borrower to its shareholders generally, as the case may be, promptly upon the filing of such reports, statements and other materials; provided, however, that to the extent such periodic and other reports, proxy statements and other materials are filed by the U.S. Borrower on the SEC’s EDGAR website, such periodic and other reports, proxy statements and other materials shall be deemed to have been delivered to the Administrative Agent and the Lenders;

(k) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of the Borrower Representative setting forth details as to such occurrence and action, if any, which the U.S. Borrower or applicable member of the ERISA Group is required or proposes to take;

(l) (i) promptly upon issuance, copies of each annual and other return, report or valuation with respect to each existing, or hereafter adopted, Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction or order or notice of any investigation that any Canadian Loan Party or any Subsidiary of any Canadian Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan, in each case that relates to financial matters (except with respect to routine claims for benefits by participants); (iii) notification within 30 days of the establishment of any new Canadian Pension Plan (excluding new Canadian Defined Benefit Plans (which, other than existing plans that are assumed in connection with a Permitted Acquisition, are prohibited from being established pursuant to Section 5.08 without the consent of the Administrative Agent)) or Canadian Benefit Plan or the commencement of contributions to any such plan to which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party was not contributing prior to the Effective Date or any increase after the Effective Date in the benefits provided under any Canadian Pension Plan or Canadian Benefit Plan, (iv) immediate notice of any voluntary or involuntary termination of, or participation in, a Canadian Pension Plan (excluding voluntary terminations or wind-ups of Canadian Defined Benefit Plans (which are prohibited from being voluntarily wound up or terminated pursuant to Section 5.08 without the consent of the Administrative Agent)) or a Canadian Benefit Plan, which could reasonably be expected to result in a Material Adverse Effect, and (v) prompt notice of any fact, situation or condition that exists or transaction that has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect or that, to the knowledge of a Financial Officer of the Canadian Borrower, is likely to result in the incurrence by any Canadian Loan Party of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect;

(m) written notice within five (5) Business Days after any Financial Officer obtains knowledge of the occurrence of any of the following: (i) an investigation or proposed investigation by the Pensions Regulator which may lead to the issuance of a Financial Support Direction or a Contribution Notice in relation to any Foreign Pension Plan, (ii) that any amount is due to any Foreign Pension Plan pursuant to Sections 75 or 75A of the Pensions Act 1995 (U.K.), (iii) that an amount is payable under Sections 75 or 75A of the Pensions Act 1995 (U.K.), and/or (iv) any material change to the rate or basis of the employer contributions to a Foreign Pension Plan;

(n) if, following the Effective Date, any Loan Party or any of its Subsidiaries or Affiliates becomes (and is not at the Effective Date) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 (U.K.)) in respect of any U.K. DB Plan, the name of the relevant U.K. DB Plan and, upon further reasonable written request of the Administrative Agent, material and relevant details of that relevant U.K. DB Plan;

(o) written notice within five (5) Business Days after any Financial Officer obtains knowledge of (i) the occurrence of a Canadian Pension Termination Event that could reasonably be expected to result in a Material Adverse Effect; and (ii) receipt of any notice from, or any action of, FSCO, Office of the Superintendent of Financial Institutions or other Governmental Authority that that could lead to a Canadian Pension Termination Event that could reasonably be expected to result in a Material Adverse Effect;

(p) from time to time such additional information regarding the financial position or business of the Borrowers and their Subsidiaries as either Agent, at the request of any Lender, may reasonably request;

(q) immediately notify the Administrative Agent upon becoming aware that the counterparty to a European Distribution Agreement or any other third party is seeking to terminate or repudiate such European Distribution Agreement and, in the event that any European Distribution Agreement is amended, provide the Administrative Agent with details of the requested or proposed amendment as soon as they are available, as well as a copy of such amendment promptly after such amendment is entered into. Further, upon written request of the Administrative Agent the Borrower Representative will provide the Administrative Agent with any reasonably requested information and details related to any European Distribution Agreement; and

(r) within thirty (30) days after the end of each month, the following reports: (i) financial comparison of month to date and year to date performance of the U.S. Borrower and its Consolidated Subsidiaries to prior year results and current year’s quarterly budget; (ii) a listing of the top ten concentration for Accounts and accounts payable for each Borrower; (iii) a listing of the balance of intercompany loans; (iv) consolidating profit and loss statement (domestic/international); and (v) SBU (i.e., selling business unit) analysis of sales, EBITDA and gross margin.

Section 5.02 Payment of Obligations. Each Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.03 Maintenance of Property; Insurance.

(a) Each Borrower will keep, and will cause each of its Subsidiaries to keep, all property necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Each Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance in such amounts and against such risks as is customary for companies in the same or similar businesses, in each case with financially sound and reputable insurers. The applicable Agent shall be named as lender loss payee on all property loss policies for Inventory and the applicable Agent shall be named as additional insured on all liability policies.

Section 5.04 Conduct of Business and Maintenance of Existence. Each Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by such Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, its respective corporate existence in its respective jurisdiction of organization as of the Effective Date and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) any merger of any Subsidiary of any Borrower permitted by Section 5.11(a) or (ii) the termination of the corporate existence of any Subsidiary if such Borrower in good faith determines that such termination is in the best interest of such Borrower and is not materially disadvantageous to the Lenders.

Section 5.05 Compliance with Laws. Each Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where noncompliance would not have a Material Adverse Effect. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions. No covenant under this Section 5.05 shall be made by any German Loan Party to the extent it would violate section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation binding on such German Loan Party.

Section 5.06 Inspection of Property, Books and Records. Each Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Each Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent, at such Borrower’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants and to otherwise conduct inventory inspections, appraisals, collateral audits or other field examinations as follows: (a) if the ratio of Cash Flow to Debt Service is greater than or equal to 1.10 to 1.00, computed in each case for the U.S. Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months, during such calendar year, the Administrative Agent may not conduct more than one (1) field examination in any calendar year; (b) if the ratio of Cash Flow to Debt Service is greater than or equal to 1.10 to 1.00, computed in each case for the U.S. Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months, during such calendar year and no Event of Default shall have occurred hereunder, the Administrative Agent may not conduct, and the applicable Borrowers shall not be obligated to pay for, more than one (1) appraisal of the Inventory each calendar year; and (c) the exercise by the Administrative Agent of its rights under this sentence shall require reasonable prior notice to the Borrower Representative and shall be conducted during normal business hours in a reasonable manner so as not to disrupt the normal conduct of the Borrowers’ business. Notwithstanding anything contained to the contrary herein or in any of the Loan Documents, upon the occurrence of an Event of Default, the Administrative Agent may visit and inspect the Borrowers, any of their Subsidiaries and any of their respective properties in order to examine and make abstracts from any of their respective books and records, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants and to otherwise conduct inventory inspections, appraisals, collateral audits or other field examinations as often as may reasonably be desired. If the ratio of Cash Flow to Debt Service is less than 1.10 to 1.00, computed in each case for the U.S. Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months, during such calendar year, then the Administrative Agent, at its discretion, may conduct one (1) additional field examination and one (1) additional appraisal of the Inventory during such calendar year at the Borrowers’ expense. If an Event of Default shall have occurred hereunder, the Administrative Agent may conduct such number of appraisals of the Inventory or field examinations as it deems necessary in its reasonable sole discretion and the Borrowers shall be obligated to pay for all such appraisals and field examinations. In addition, Administrative Agent has the right at any time and from time to time, at the Borrowers’ expense, to conduct routine and periodic verifications as to the existence and condition of Accounts, in each case without prior notice to or consent of any Borrower and whether or not a Default exists. In conducting the verifications hereunder, the Administrative Agent will advise the parties contacted that the verification is routine. The Administrative Agent will not conduct verifications of Accounts under this Section 5.06 more frequently than is reasonably necessary.

Section 5.07 Additional Guarantors; Further Assurances. If at any time after the Effective Date any Subsidiary (other than any Foreign Subsidiary that does not Guarantee any Obligations of the U.S. Borrower) is or becomes a Material Domestic Subsidiary, the U.S. Borrower, within thirty (30) days of such Subsidiary becoming a Material Domestic Subsidiary (or such later date as may be agreed upon by the Administrative Agent), will cause such Subsidiary to become a U.S. Subsidiary Guarantor hereunder and a party to the applicable U.S. Security Agreement by executing a Joinder Agreement or other applicable documents, such Joinder Agreement or other documents to be accompanied by appropriate corporate resolutions, other corporate organizational and authorization documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent, whereupon it shall guarantee repayment of all Secured Obligations. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the applicable Agent, for the benefit of the Secured Parties, in order to secure repayment of all of the Secured Obligations in any property of such Person which constitutes Collateral.

(b) Without limiting the foregoing, each Loan Party will, and will cause each Guarantor to, execute and deliver, or cause to be executed and delivered, to the applicable Agent such documents, agreements and instruments, and take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(c) Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) in circumstances where the Administrative Agent reasonably determines that the cost or effort of obtaining or perfecting a security interest in any asset that constitutes Collateral is excessive in relation to the benefit afforded to the Secured Parties thereby, the Administrative Agent may exclude such Collateral from the creation and perfection requirements set forth in this Agreement and the other Loan Documents, (ii) the Administrative Agent may grant extensions of time for the creation or perfection of Liens in particular property (including extensions of time beyond the Effective Date) where it determines that such creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or any other Loan Document, and (iii) no Loan Party shall be required to take any actions outside of the jurisdiction of formation of any of the other Loan Parties to create or perfect local law security in any Collateral (but may be required to take such actions in order to include certain types of Collateral in the applicable Borrowing Base).

Section 5.08 Canadian Pension Plans. Each Canadian Loan Party or any Subsidiary of a Canadian Loan Party shall cause each of its Canadian Pension Plans to be duly qualified and administered in all material respects in compliance with, as applicable, the Pension Benefits Act (Ontario) and all other applicable laws (including regulations, orders and directives), the terms of the Canadian Pension Plans and any agreements relating thereto. The Canadian Loan Parties or any Subsidiary of a Canadian Loan Party shall not, without the consent of the Administrative Agent, (a) permit or consent to the wind up and/or termination of any Canadian Defined Benefit Plan (other than a wind up or termination ordered by the applicable regulator when there are no remaining active members in such plan) or any other Canadian Pension Termination Event; (b) become a participating employer and contribute to any Canadian Multi-Employer Pension Plan; (c) establish, sponsor, administer, contribute to, participate in, or assume any liability (including any contingent liability) under any Canadian Defined Benefit Plan; or (d) acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan; provided that, the Administrative Agent’s consent shall not be required for any of clauses (b), (c) or (d) above if occurring in connection with a Permitted Acquisition.

Section 5.09 Investments. Neither the U.S. Borrower nor any of its Subsidiaries will make or acquire any Investment in any Person other than:

(a) Existing Investments as more specifically identified on Schedule 5.09;

(b) In addition to those Investments disclosed on Schedule 5.09, Investments by any Borrower or any Guarantor: (i) in any other Borrower or any other Guarantor; (ii) in all Domestic Subsidiaries that are not Guarantors provided that the aggregate amount of such Investments made after the Effective Date shall not exceed $5,000,000; and (iii) in Foreign Subsidiaries that are not Guarantors to the extent permitted by paragraph (j) of this Section 5.09;

(c) Advances to employees for business expenses or for personal needs not to exceed $500,000 in the case of any one (1) employee outstanding at any one time and not to exceed $2,500,000 in the aggregate to all such employees of Borrower outstanding at any one time;

(d) Investments in short-term obligations of the United States;

(e) demand deposits, certificates of deposit, bankers’ acceptances and time deposits of United States banks having total assets in excess of $250,000,000;

(f) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States or any state thereof which at the time of purchase have been rated and the ratings for which are not less than “P-1” if rated by Moody’s Investors Services, Inc., and not less than “A-1” if rated by Standard & Poor’s;

(g) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (d) above and entered into with a financial institution satisfying the criteria described in clause (e) above;

(h) Permitted Acquisitions, the Call Spread and the consummation of the transactions contemplated by the Call Spread;

(i) Investments in money market funds, liquid assets funds and other similar funds purchasing, investing in or otherwise acquiring or holding only Investments otherwise permitted by paragraphs (d) through (g) of this Section 5.09;

(j) Investments, in addition to those disclosed on Schedule 5.09, by the U.S. Loan Party or any of its Domestic Subsidiaries in any of the Foreign Subsidiaries who are not Foreign Guarantors, for working capital or general corporate purposes, which when aggregated with amounts committed under clause (f) of the definition of Permitted Indebtedness and outstanding Indebtedness under clause (k) thereof shall not exceed $65,000,000 in the aggregate; provided, that after giving effect to any such Investments, U.S. Availability shall be at least $15,000,000 and provided, further, any committed or outstanding amounts of Indebtedness under clause (f) of the definition of Permitted Indebtedness shall permanently reduce dollar-for-dollar the amount of Investments permitted under this Section 5.09(j);

(k) any other Investments made by the U.S. Borrower or any of its Subsidiaries provided that the aggregate amount expended by the U.S. Borrower or such Subsidiary for such Investments after the Effective Date does not exceed $5,000,000; and

(l) Investments (in addition to the types described in the foregoing clauses (b), (c), (h) and (j)) so long as after giving effect to the making of such Investment:

(i) no Event of Default exists and is continuing;

(ii) if the applicable Investment is made during the period from and including February 1 to and including August 31, then the sum of the following, as reasonably estimated by the Borrower Representative in good faith, must equal or exceed $25,000,000: (1) the sum of the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the anticipated payment date; minus (2) the amount of the applicable Investment in question; and

(iii) if the applicable Investment is made during the period from and including September 1 to and including January 31, then the sum of the following, as reasonably estimated by the Borrower Representative in good faith, must equal or exceed $35,000,000: (1) the sum of the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the anticipated payment date; minus (2) the amount of the applicable Investment in question.

Section 5.10 Negative Pledge. None of the Borrowers nor any of their Subsidiaries will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except the following:

(a) Liens securing Permitted Indebtedness to the extent expressly permitted;

(b) Liens existing on the date of this Agreement identified on Schedule 5.10 securing only the obligations identified on such Schedule;

(c) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such refinancing, extension, renewal or refunding constitutes a Permitted Refinancing;

(d) Liens for Taxes not delinquent or being contested in good faith and by appropriate proceedings;

(e) Netherlands Permitted Liens;

(f) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases (including any rent deposit charges), or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(g) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation (including Liens on amounts deposited to secure any Loan Party’s obligations in connection with pension liabilities (Altersteilzeitverpflichtungen) pursuant to section 8a of the German Partial Retirement act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to section 7e of the German Social Code IV (Sozialgesetzbuch IV);

(h) mechanics’, workers’, materialmen’s, warehousemen’s, lessor’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith;

(i) Liens, other than those described in the forgoing clauses of this Section, arising in the ordinary course of its business which (i) do not secure Indebtedness or any monetary obligation and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; provided, however, in any case such Lien shall not secure obligations in excess of $5,000,000 in the aggregate outstanding at any time; or

(j) Liens encumbering the Collateral owned by the U.S. Borrower in favor of the Second Lien Term Lender to secure the Indebtedness permitted under Section 5.15(f), subject to the terms of the Intercreditor Agreement.

Section 5.11 Consolidations, Mergers and Sales of Assets.

(a) None of the Borrowers nor any of their Subsidiaries will consolidate or merge, amalgamate or consolidate with or into any other Person, except that if, after giving effect thereto, no Default shall have occurred and be continuing, (i) any Subsidiary of any Borrower may be merged into any Borrower if such Borrower is the surviving corporation, (ii) any Subsidiary of any Borrower may merge, amalgamate or consolidate with or into any other corporation (other than any Borrower) if such Subsidiary is the surviving corporation; provided, that if a Guarantor is a party to any such merger, such Guarantor shall be the surviving corporation and (iii) Permitted Acquisitions and asset dispositions permitted pursuant to subsection (b) of this Section may be consummated in the form of a merger, amalgamation or consolidation, as long as, in the event of a Permitted Acquisition, any Borrower or a Subsidiary is the surviving Person, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 5.09 and provided further that any such merger involving a Person that is a Guarantor shall not be permitted unless such Guarantor is the surviving Person.

(b) None of the Borrowers nor any of their Subsidiaries will sell, lease or otherwise transfer any asset, except:

(i) in the ordinary course of its business (which ordinary course shall include the sale or other disposition of obsolete or excess inventory or intellectual property, fixtures or equipment to the extent ordinary and consistent with past practice);

(ii) sale of assets, not in the ordinary course of business and not otherwise permitted hereunder, which from and after the Effective Date do not in the aggregate exceed $25,000,000;

(iii) transfers made as Investments permitted by Section 5.09, Restricted Payments permitted by Section 5.14 and the repurchase of the common stock of the U.S. Borrower with the proceeds of the Convertible Bonds;

(iv) transfer of intellectual property by any Loan Party to a Subsidiary (including any Foreign Subsidiary) provided that (A) such Loan Party furnishes the Administrative Agent written notice of such transfer at least 10 days prior thereto and copies of the agreements evidencing such transfer; and (B) such Loan Party shall have taken such action as the Administrative Agent may request to ensure that the applicable Agent will be able to utilize the intellectual property in question pursuant to the license granted under the applicable Collateral Document to liquidate the Inventory; or

(v) to the extent not otherwise permitted in clauses (i) through (iv) of this clause (b), (1) transfers of assets by any Loan Party or any Subsidiary that is not a Loan Party to a Loan Party or by one Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party and (2) transfers of assets acquired after the Effective Date by any Loan Party to any Subsidiary that is not a Loan Party if: (A) no Default exists or would result; (B) the assets transferred do not include Accounts or Inventory owned by (x) the U.S. Borrower and located in the United States, Puerto Rico, or Canada, (y) the Canadian Borrower and located in Canada or (z) any European Borrower and located in any Eligible Jurisdiction; (C) the assets transferred do not include any intellectual property necessary for the manufacture or sale of the Inventory unless the applicable Loan Parties shall have taken such action as the Administrative Agent may request to ensure that the applicable Agent will be able to utilize the intellectual property in question pursuant to the license granted under the applicable Collateral Document or otherwise to liquidate the Inventory; (D) with respect to any such transfer involving any Borrower and any Subsidiary described in clause (1) hereto, the party receiving the assets transferred shall be a Borrower or a Guarantor or, simultaneously with such transfer, will become a Guarantor and party to the applicable Collateral Document; and (E) with respect to any such transfer involving any Loan Party to any Subsidiary that is not a Loan Party described in clause (2) hereto, the party transferring the assets shall receive fair market value for the assets being transferred and the transaction shall be upon fair and reasonable terms no less favorable to such party than such party would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate.

Section 5.12 Use of Proceeds and Letters of Credit. Except as otherwise permitted herein, the proceeds of the Loans (including Letters of Credit) will be used for on-going working capital requirements and other general corporate purposes of the Borrowers and their Subsidiaries and for Permitted Acquisitions. Letters of Credit will be issued only as (a) documentary Letters of Credit used only to support obligations of any Loan Party related to the purchase of Inventory in the ordinary course of business or (b) standby Letters of Credit used to support other obligations of the Borrowers or any of their Subsidiaries. None of such proceeds of the Loans or drawings under any Letter of Credit will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying, or to extend credit to others to purchase or carry, any margin stock (within the meaning of Regulation U of the Board). The Borrowers will not request any Borrowing or Letter of Credit, as applicable, and the Borrowers shall not use, and shall ensure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except as permitted or exempt under applicable Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No covenant under this Section 5.12 shall be made by any German Loan Party to the extent it would violate section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation binding on such German Loan Party.

Section 5.13 Transactions with Affiliates. The Borrowers will not, nor will they permit any of their Subsidiaries to, directly or indirectly, enter into any transaction, including any purchase, sale, lease or exchange of property or rendering of services, with or for the benefit of any Affiliate, other than (a) any such transaction expressly permitted by this Agreement (including any Investment in an Affiliate expressly permitted under Section 5.09), (b) any such transactions where each of the parties thereto is either a Borrower or a Guarantor or (c) any transaction entered into by any Borrower or any Subsidiary which is (i) not otherwise prohibited under this Agreement, (ii) in the ordinary course of business of such entity’s business and (iii) upon fair and reasonable terms no less favorable to such entity than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 5.14 Restricted Payments. The Borrowers will not, nor will they permit any of their Subsidiaries, to make any Restricted Payments except:

(a) a dividend paid by a wholly-owned Subsidiary to any Borrower; and

(b) any Restricted Payment as long as after giving effect to such Restricted Payment:

(i) no Event of Default exists and is continuing;

(ii) if the applicable Restricted Payment is paid or made during the period from and including February 1 to and including August 31, then either (A) (i) the sum of the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the anticipated payment date, as reasonably estimated by the Borrower Representative in good faith, minus (ii) the amount of the applicable Restricted Payment in question must equal or exceed $40,000,000, or (B) (i) the sum of (1) the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the anticipated payment date, as reasonably estimated by the Borrower Representative in good faith, minus (2) the amount of the applicable Restricted Payment in question must equal or exceed $30,000,000, and (ii) the Debt Service Pricing Ratio, calculated on a pro forma basis after giving effect to such Restricted Payment as of the last day of the most recently completed fiscal quarter, equals or exceeds 1.1 to 1.0; and

(iii) if the applicable Restricted Payment is paid during the period from and including September 1 to and including January 31, then either (A) (i) the sum of the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the anticipated payment date, as reasonably estimated by the Borrower Representative in good faith, minus (ii) the amount of the applicable Restricted Payment in question must equal or exceed $45,000,000, or (B) (i) the sum of (1) the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the anticipated payment date, as reasonably estimated by the Borrower Representative in good faith, minus (2) the amount of the applicable Restricted Payment in question, must equal or exceed $35,000,000, and (ii) the Debt Service Pricing Ratio, calculated on a pro forma basis after giving effect to such Restricted Payment as of the last day of the most recently completed fiscal quarter, equals or exceeds 1.1 to 1.0.

The Borrower Representative shall provide (x) evidence of compliance with the requirements of the foregoing subclauses (ii) and (iii) promptly upon the Administrative Agent’s request for such information and (y) in connection with any Restricted Payment under the permissions set forth in the foregoing clause (b), evidence satisfactory to the Administrative Agent that the ratio of Cash Flow to Debt Service is equal to or greater than 1.10 to 1.00 after giving pro forma effect to such Restricted Payment.

Section 5.15 Borrower or Guarantor Indebtedness. Each Borrower will not, nor will it permit any Subsidiary to, create, assume or otherwise be or become liable with respect to any Indebtedness except:

(a) Indebtedness of the Borrowers in respect of the Loans and the Letters of Credit;

(b) Indebtedness of the Guarantors in respect of the Guaranteed Obligations;

(c) Indebtedness owed by any Guarantor to any Borrower or any Subsidiary or Indebtedness owed by any Borrower to any Subsidiary;

(d) Indebtedness incurred in connection with Swap Agreements entered into in compliance with Section 5.18;

(e) Permitted Indebtedness; or

(f) Indebtedness of the U.S. Borrower arising under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $37,500,000 at any time and any Permitted Refinancings thereof; provided, however, in no event shall the aggregate amount outstanding under the Second Lien Credit Agreement, plus the aggregate amount of all outstanding Secured Obligations exceed ninety percent (90%) of the maximum Indebtedness of the U.S. Borrower and the Restricted Subsidiaries (as such term is defined in the Indenture) allowed pursuant to the Indenture with respect to Credit Facilities (as such term is defined in the Indenture), to the extent such Indenture is still in effect.

Each Borrower will not, nor will it permit any Subsidiary, to incur any obligations under a “synthetic” lease of real property (i.e., a lease accounted for under GAAP as an operating lease but intended by the parties for all other purposes as a financing) or any other off balance sheet financing arrangement relating to the financing of real property which is not reflected as a liability on the balance sheets referred to in Section 3.04 or delivered pursuant to Section 5.01 except for such obligations which in the aggregate do not exceed $2,500,000 at any time outstanding.

Section 5.16 Sale and Lease Back Transaction. Each Borrower will not, nor will it permit any Subsidiary to, enter into any Sale and Lease Back Transaction.

Section 5.17 Foreign Jurisdictions. Upon the request of the Administrative Agent, the Borrower Representative will provide the Administrative Agent a list of the United States jurisdictions in which the U.S. Borrower and its Domestic Subsidiaries are qualified to do business.

Section 5.18 Swap Agreements. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including, without limitation, currency and commodity risk), to which any Borrower or any Subsidiary has actual exposure (other than those in respect of the Equity Interests of the Borrowers or any of their Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest–bearing liability or investment of any Borrower or any Subsidiary, (c) forward purchase agreements entered into in respect of the materials needed by the Borrowers and their Subsidiaries in the ordinary course of business, and (d) the Call Spread.

Section 5.19 Minimum Quarterly Consolidated Debt Service Pricing Ratio. If (a) Average Aggregate Borrowing Base Capacity (as defined below) is equal to or less than ten percent (10.0%) of Total Availability as of any date or (b) Total Availability plus the sum of the Specified Cash and Cash Equivalents (exclusive of any domestic cash or domestic cash equivalents included in clause (g) of the definition of the U.S. Borrowing Base (Cash Collateral)) is less than $20,000,000 at any time, the Borrowers will not permit the ratio of Cash Flow to Debt Service to be less than 1.10 to 1.00, computed in each case for the U.S. Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the most recently ended fiscal quarter for the preceding twelve months. As used in this Section 5.19, the following terms shall have the following meanings:

“Cash Flow” means, for any period, the sum of (i) Consolidated EBITDA minus (ii) Capital Expenditures which were not financed with Indebtedness permitted under clauses (e), (f) or (k) of the definition of Permitted Indebtedness; minus (iii) all income and franchise Taxes paid in cash.

“Debt Service” means, for any period, the sum of (i) Consolidated Net Interest Expense plus (ii) regularly scheduled principal payments made in respect of Indebtedness during such period plus (iii) all cash Restricted Payments paid during such period other than up to $10,000,000 expended to repurchase the U.S. Borrower’s common stock during such period.

“Average Aggregate Borrowing Base Capacity” means, as of any date of determination, an amount equal to the average daily balances of the sum of all of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity for any rolling three day period ending on the date of calculation.

“U.S. Borrowing Base Capacity” means, on any date, an amount equal to the U.S. Borrowing Base in effect on such date (exclusive of any amounts set forth included in clause (g) of the definition of the U.S. Borrowing Base (Cash Collateral)) minus the U.S. Committed Exposure on such date.

“Canadian Borrowing Base Capacity” means, on any date, an amount equal to the Canadian Borrowing Base in effect on such date minus the Canadian Committed Exposure on such date.

“European Borrowing Base Capacity” means, on any date, an amount equal to the sum of the European Borrowing Bases in effect on such date minus the European Committed Exposure on such date.

“Aggregate Borrowing Base Capacity” means, on any date, the sum of the U.S. Borrowing Base Capacity, the Canadian Borrowing Base Capacity and the European Borrowing Base Capacity.

Section 5.20 European Cash Management.

(a) As of the Effective Date and thereafter until segregated Collection Accounts are established for the U.K. Loan Parties, each of the U.K. Loan Parties will ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts owing to such U.K. Loan Party are deposited (whether directly or indirectly) into a U.K. Payment Account, in a manner that is reasonably satisfactory to the Administrative Agent.

(b) As of the Effective Date and thereafter, each of the European Loan Parties (other than the U.K. Loan Parties) will ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts owing to such European Loan Party are deposited (whether directly or indirectly) into a Collections Account in a manner that is reasonably satisfactory to the Administrative Agent; provided that within ninety (90) days after a Dominion Trigger Period has occurred, such European Loan Party, as applicable, shall be required to deposit such payments in a segregated Collections Account only containing payments owing to such European Loan Party, in a manner that is reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall be given sufficient access to the Collection Accounts to ensure that the provisions of Section 2.10(b) and Section 2.18 are capable of being complied with.

(d) As of the Effective Date, each U.K. Loan Party shall ensure that each U.K. Payment Account is subject to a Deposit Account Control Agreement or any other arrangement (including, but not limited to, a notice and acknowledgment arrangement). Within ninety (90) days after a Dominion Trigger Period has occurred, each European Loan Party (other than a U.K. Loan Party) shall ensure that each Collection Account is subject to a Deposit Account Control Agreement or any other arrangement (including, but not limited to, a notice and acknowledgment arrangement) that has the effect of blocking such account. Within ninety (90) days after September 30, 2016, each U.K. Loan Party shall ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts owing to such U.K. Loan Party are deposited (whether directly or indirectly) into a segregated blocked Collection Account and shall grant to the Administrative Agent a first fixed charge over all such Collection Accounts (which shall include, for the avoidance of doubt, the release and re-taking of security over any U.K. Payment Accounts that become Collection Accounts).

(e) After an Event of Default has occurred and is continuing or if Total Availability is (i) less than $15,000,000 at any time that the ratio of Cash Flow to Debt Service is 1.10 to 1.00 or greater and (ii) at all other times less than $20,000,000, each European Loan Party shall either (x) promptly cause all of their Collection Accounts, and all of their U.K. Payment Accounts into which cash, checks or other similar payments relating to or constituting payments made in respect of Accounts owing to any U.K. Loan Party are deposited (whether directly or indirectly) (each such Collection Account or U.K. Payment Account, an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (y) to the extent such Existing Collection Accounts cannot be transferred to the Administrative Agent, promptly open new Collection Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent or an Affiliate thereof (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (iii) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”), ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts owing to them will promptly be re-directed to the New Collection Accounts. Until all collections have been redirected to the New Collection Accounts, each European Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such European Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).

(f) After an Event of Default has occurred and is continuing or if Total Availability is (i) less than $15,000,000 at any time that the ratio of Cash Flow to Debt Service is 1.10 to 1.00 or greater and (ii) at all other times less than $20,000,000, at the request of the Administrative Agent in its sole discretion, each European Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interest of the Administrative Agent over its Accounts, it shall promptly give notice to such Account Debtors and if such European Loan Party does not serve such notice, each of them hereby authorizes the Administrative Agent to serve such notice on its behalf.

Section 5.21 Restriction on Payment of Indebtedness. Each Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on the Senior Notes, the Convertible Bonds, the Second Lien Loan and any refinancing of any of the foregoing Indebtedness (collectively, the “Significant Debt”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of the Significant Debt, except:

(a) payment of regularly scheduled interest and principal payments as and when due, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(b) refinancing of the Significant Debt to the extent permitted by Section 5.15;

(c) prepayments on the Second Lien Loan which are made after February 1, 2013 and payment in full of the Second Lien Loan on the Second Lien Maturity Date, but only if: (i) no Default exists or would result from the making of such payment, (ii) the sum of the following must equal or exceed $35,000,000 each day during the thirty (30) day period ending on the date of the proposed payment: (A) the sum of the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity minus (B) the amount of the prepayment on the Second Lien Loan and (iii) the Borrower Representative shall have delivered to the Administrative Agent a certificate certifying as to its compliance with the forgoing clauses (i) and (ii) and shall show in reasonable detail the calculation required by clause (ii);

(d) any prepayment, purchase, redemption, or other acquisition of any of the Significant Debt (each a “Prepayment”) from the Net Proceeds of an equity offering or, with respect to the Convertible Bonds, the conversion thereof into the underlying common stock of the U.S. Borrower; and

(e) any other Prepayment which is not a prepayment of the loan made pursuant to the Second Lien Documents and which is otherwise not permitted by clause (d) preceding but only if:

(i) no Default exists or would result;

(ii) if the Prepayment is made:

(A) during the period from and including February 1 to and including August 31, then the sum of the following must equal or exceed $25,000,000 as of the date of calculation (which date must not be more than 30 days prior to the date of the Prepayment): (x) the sum of the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the calculation date; minus (y) the amount of the Prepayment; or

(B) during the period from and including September 1 to and including January 31, then the sum of the following must equal or exceed $35,000,000 as of the date of calculation (which date must not be more than 30 days prior to the date of the Prepayment): (x) the sum of the balances of the Specified Cash and Cash Equivalents and the Aggregate Borrowing Base Capacity as of the calculation date; minus (y) the amount of the Prepayment; and

(iii) the Borrower Representative shall have delivered to the Administrative Agent a certificate certifying as to its compliance with the forgoing clauses (i) and (ii) and shall show in reasonable detail the calculation required by clause (ii).

Section 5.22 Lockbox and Deposit Accounts. Each Borrower shall not, and shall not permit any Guarantor to, open any new lockbox account or otherwise utilize any such lockbox account other than the lockbox accounts identified on Schedule 3.19 unless it shall have given the Administrative Agent thirty (30) days prior written notice thereof and shall have taken all action deemed necessary or desirable by the Administrative Agent to cause the U.S. Collateral Agent’s or the Administrative Agent’s, as applicable, security interest in the proceeds of Collateral to be perfected and protected, including without limitation delivering a Lockbox Agreement for such lockbox account. Each Borrower will not, nor will it permit any Guarantor to, give any party (other than the depository institution holding the Lockbox Account, the U.S. Collateral Agent, the Administrative Agent or the Second Lien Term Lender) control over any Lockbox Account. At any time and from time to time within fifteen days of the Administrative Agent’s request, the Borrower Representative shall provide the Administrative Agent with a list identifying all deposit accounts owned by the Borrowers and each Guarantor and the institutions holding such accounts.

Section 5.23 Indenture Increase. Notwithstanding anything to the contrary contained in Section 2.11, concurrently with any increase of the principal amount of the Indenture in excess of $350,000,000, the U.S. Borrower shall (a) first, subject to terms and provisions of Section 5.21, make a one-time prepayment of the Second Lien Loan in an amount equal to the lesser of (i) the Net Proceeds resulting from such increase (the “Indenture Increase Net Proceeds”) or (ii) the unpaid balance of the Second Lien Loan, and (b) then, to the extent the Indenture Increase Net Proceeds exceed the amount of the Second Lien Loan or such prepayment of the Second Lien Loan is prohibited by Section 5.21, the U.S. Borrower shall make a one-time prepayment of the U.S. Loans in an amount equal to the lesser of (i) the excess of such Indenture Increase Net Proceeds or (ii) the unpaid balance of the U.S. Loans.

Section 5.24 Compliance with Swiss Non-Bank Rules. Subject to paragraph (a) and (b) below, each Swiss Loan Party will be in compliance with the Swiss Non-Bank Rules.

(a) For the purposes of this Section 5.24 and in accordance with Section 8.04, each Swiss Loan Party shall assume that the aggregate number of Lenders or Participants of a Commitment which are Swiss Non-Qualifying Banks is ten (10).

(b) A Swiss Loan Party shall not be in breach of its covenant under paragraph (a) above if the Swiss Non-Bank Rules are breached as a result of one or more Lenders or Participants of a Commitment:

(i) incorrectly declaring its status as to whether it is a Swiss Qualifying Bank or Swiss Non-Qualifying Bank;

(ii) breaching the restrictions pursuant to Section 8.04(b)(ii)(G);

(iii) ceasing to be a Swiss Qualifying Bank as a result of any reason attributable to that Lender or Participant of a Commitment, other than as a result of any change after the date on which they became a Lender or Participant of a Commitment under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority; or

(iv) transferring or assigning any Loan to, or entering into a participation, derivative, exposure transfer or other transaction with, persons not qualifying as Swiss Qualifying Banks after the occurrence of an Event of Default.

Section 5.25 European Distribution Agreements. No Loan Party shall agree to amend in any material respect, or terminate, or take any action to amend in any material respect or terminate any European Distribution Agreement without the prior written consent of the Administrative Agent. For the avoidance of doubt, any amendment to provisions relating to (without limitation) the identity of customers, the territories and/or the target returns of a European Distribution Agreement shall be deemed not to be a material amendment.

Section 5.26 Foreign Pension Plans.

(a) The European Loan Parties shall ensure that all Foreign Pension Plans operated by or maintained for the benefit of itself, its Subsidiaries and Affiliates (each, a “member of the Group”) and/or any of their employees are fully funded based on the statutory funding objective under Sections 221 and 222 of the Pensions Act 2004 (U.K.) and that no action or omission is taken by any member of the Group in relation to such a pension scheme (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme) which has or is reasonably likely to have a Material Adverse Effect.

(b) The European Loan Parties shall ensure that no member of the Group shall be at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 (U.K.)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (U.K.)) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the Pensions Act 2004 (U.K.)) such an employer.

(c) The European Loan Parties shall deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to any European Loan Party), actuarial reports in relation to all pension schemes mentioned in Section 5.26(a).

(d) All Foreign Pension Plans established or maintained by any European Loan Party shall comply with all provisions of the relevant law and employ reasonable actuarial assumptions, where relevant; and no member of the Group shall have any unfunded liability in respect of any Foreign Pension Plan.

Section 5.27 European Collateral. Each of the European Loan Parties shall ensure that (i) its standard terms and conditions of purchase at all times contain a condition to the effect that title to the purchased goods transfers to the European Loan Party at a time no later than on delivery of the purchased goods to the European Loan Party, (ii) its standard terms and conditions of purchase are not amended without the prior consent in writing of the Administrative Agent and (iii) if the reference on any purchase order or equivalent document is to the standard terms and conditions of purchase as set out on a specified website, the relevant website must be maintained, up to date and publicly accessible at all times. During the

Dominion Trigger Period or at any time at which the Administrative Agent considers that the Collateral of any European Loan Party may be at risk, at the request of the Administrative Agent, the specified European Loan Party must send a copy of its standard terms and conditions of purchase (or other notice satisfactory to the Administrative Agent which rejects retention of title and/or extendible retention of title provisions in relation to the European Loan Party) to its suppliers or otherwise arrange for its purchasing of Inventory to be conducted in a manner which does not lead to retention of title rights over its Inventory.

Section 5.28 Financial Assistance. Each European Loan Party shall comply in all respects with ss678 and 679 Companies Act 2006 and any equivalent legislation in other jurisdictions including, without limitation, in relation to the Foreign Collateral Documents (other than the Canadian Collateral Documents) and payment and use of amounts due under this Agreement.

Section 5.29 Post-Closing Deliveries. No later than the date that is set forth on Schedule 5.29 as the deadline for the delivery of such applicable item (or such later date as the Administrative Agent may determine and agree to in writing in its sole discretion), each Loan Party shall deliver to the Administrative Agent each of the applicable items as set forth on Schedule 5.29, each of which shall be in form and substance reasonably acceptable to the Administrative Agent. Notwithstanding anything to the contrary contained in the Loan Documents, any Loan Party’s failure to comply with any requirement of this Section 5.29 on or before the date specified (as such date may be extended by the Administrative Agent in writing in its sole discretion) shall constitute an immediate Event of Default.

ARTICLE VI

Defaults

Section 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) (i) any Borrower shall fail to pay when due any principal on any Loan or any reimbursement obligation in respect of a Letter of Credit Disbursement or (ii) any Borrower shall fail to pay interest on any Loan, any fees or any other amount payable hereunder or under any other Loan Document within five (5) days of the time such amount is due;

(b) any Loan Party shall fail to observe or perform any covenant contained in Section 5.01 or any of Section 5.08 to Section 5.16 (inclusive), Section 5.18 to Section 5.22 (inclusive), Section 5.25 and Section 5.29;

(c) any Loan Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) or (b) above) for thirty (30) days after written notice thereof has been given to the Borrower Representative by the Administrative Agent;

(d) any representation, warranty, certification or statement made by any Loan Party in this Agreement or any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

(e) any Loan Party or any of its Subsidiaries shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Material Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof or, under circumstances in the nature of a default, to require the prepayment or repurchase thereof prior to the maturity thereof;

(g) (i) any Loan Party or any of its Material Subsidiaries shall (A) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Federal, state or foreign bankruptcy, insolvency, receivership or other similar law, including any Canadian Insolvency Laws, now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, monitor, administrator, liquidator, custodian or other similar official of it or any substantial part of its property, (B) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (C) make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or (D) take any corporate action to authorize any of the foregoing, (ii) a U.K. Insolvency Event shall occur in respect of any U.K. Relevant Entity, (iii) a German Insolvency Event shall occur as a result of any German Loan Party, (iv) a Swiss Insolvency Event shall occur as a result of any Swiss Loan Party, or (v) a Netherlands Insolvency Event shall occur as a result of any Loan Party;

(h) an involuntary case or other proceeding shall be commenced against any Loan Party or any of its Subsidiaries seeking liquidation, administration, receivership, reorganization or other relief with respect to it or its debts under any Federal, state or foreign bankruptcy, insolvency, receivership or other similar law, including any Canadian Insolvency Laws, now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, monitor, administrator, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against such Loan Party or such Subsidiary under the federal bankruptcy laws or other applicable relief laws as now or hereafter in effect;

(i) one or more judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Loan Party or any of its Material Subsidiaries or a combination thereof and shall continue unsatisfied and unstayed for a period of sixty (60) days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party or any of its Subsidiaries to enforce any such judgment;

(j) a Change of Control shall occur;

(k) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 9.08 or Section 10.08, as applicable;

(l) a contribution required to be made with respect to any defined contribution plan has not been timely made, any U.S. Loan Party has incurred or is likely to incur any liability to or on account of any defined contribution plan under Section 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or any U.S. Loan Party has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any U.S. Loan Party has incurred or is likely to incur liabilities pursuant to one or more defined contribution plans; and such liability, individually, and/or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

(m) a Canadian Pension Termination Event shall occur, or there is an appointment by the appropriate Governmental Authority of a replacement administrator to administer any Canadian Defined Benefit Plan, and such Canadian Pension Termination Event or appointment of a replacement administrator could reasonably be expected to result in a Material Adverse Effect; or a Canadian Loan Party or any Subsidiary of a Canadian Loan Party is in default with respect to payments to a Canadian Defined Benefit Plan and such default could reasonably be expected to result in a Material Adverse Effect; or any Lien arises (save for contribution amounts not yet due or other amounts not exceeding $1,000,000) in connection with any Canadian Defined Benefit Plan;

(n) any of the Loan Parties or its Subsidiaries shall have been notified by the Pensions Regulator or the trustees of a Foreign Pension Plan that any of them has, in relation to a Foreign Pension Plan, incurred a debt or other liability under Section 75 or 75A of the Pensions Act 1995 (U.K.), or has been issued with a Contribution Notice or Financial Support Direction, or otherwise is liable to pay any other amount in respect of Foreign Pension Plans, in each case, that could reasonably be expected to result in a Material Adverse Effect;

(o) except as permitted by the terms of any Collateral Document or the Intercreditor Agreement, (i) any Collateral Document shall for any reason fail to create or maintain a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien;

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(q) a third party claims a better right in the Equity Interests of the Swiss Borrower or Swiss Holding, respectively, by notifying the Swiss Court (as defined in Schedule 5.29) or intervenes otherwise in the court proceeding before the Swiss Court (Kraftloserklärungsverfahren, as further described in Schedule 5.29);

then, and in every such event (other than an event with respect to any Event of Default described in clause (g) or (h) of this Article), the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrower Representative terminate the Commitments and they shall thereupon terminate, (ii) if requested by the Required Lenders, by notice to the Borrower Representative declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, or (iii) if requested by the Required Lenders, do any combination of the foregoing; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to any Loan Party or its Material Subsidiaries, without any notice to such Loan Party or any other act by the Administrative Agent or the Lenders, (A) the Commitments shall thereupon terminate, (B) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (C) the Borrowers shall be required to provide, immediately, cash collateral as contemplated by Section 2.06(i)(ii) in an amount equal to the Letter of Credit Exposure. Upon the occurrence of any Event of Default, the Administrative Agent may (and shall if directed by the Required Lenders) exercise any and all other rights and remedies afforded by the laws of the State of New York or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Section 6.02 Default. The Administrative Agent shall give notice to the Borrower Representative under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03 Management; Collection of Accounts.

(a) Upon the occurrence of an Event of Default, the Borrowers will, at the Administrative Agent’s request, at the Borrowers’ cost and expense, collect and otherwise enforce as Lenders’ property and in trust for the applicable Agent for the ratable benefit of the Administrative Agent and the Lenders all amounts payable on or otherwise receivable with respect to the Accounts and Inventory (if applicable) of the Borrowers. In such event, as to all moneys so collected and all other proceeds of Accounts and Inventory received by the Borrowers, the Borrowers shall receive in trust and shall deliver to Administrative Agent (or to a Lockbox Account or the Concentration Account) in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness. Upon any termination of any Borrower’s authority to collect and enforce the Accounts and amounts payable with respect to Inventory, as applicable, (which the Administrative Agent may do at any time after the occurrence of an Event of Default, or the occurrence of any event which, with the passage of time or giving of a Default notice or both, would constitute an Event of Default), the Administrative Agent may send a notice of assignment and/or notice of the applicable Agent’s security interest to any and all customers or any third party otherwise concerned with any of the Accounts or such Inventory, and thereafter the Administrative Agent shall have the sole right to collect and receive and/or take possession of the Accounts and such other amounts and the books and records relating thereto.

(b) (i) the Borrowers hereby constitute each of the Agents or their respective designees on behalf of the Lenders as the Borrowers’ attorney–in–fact with power: to receive, endorse, assign and/or deliver in its name or the name of the applicable Borrower any notes, acceptances, checks, drafts, money orders or other evidences of payment or account that may come into its possession and the Borrowers hereby waive notice of presentment, protest and non-payment of any instrument so endorsed; to sign the applicable Borrower’s name on any invoice or bill of lading relating to any of the Accounts; and to send verifications of Accounts; to do all other acts and things necessary to carry out this Agreement and, upon the occurrence of an Event of Default, to notify postal service authorities to change the address for delivery of mail addressed to any Borrower to such address as the applicable Agent may designate. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that the Agents or their respective designees shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted gross negligence or willful misconduct. This power of attorney, being coupled with an interest, is irrevocable until all of the obligations of the Borrowers to the Agents and the Lenders under this Agreement and the other Loan Documents are paid in full (other than Unliquidated Obligations) and the Commitments are terminated.

(ii) Each Agent, on behalf of the Lenders, without notice to or consent of the Borrowers but acting only at the direction of the Administrative Agent or the Required Lenders, upon the occurrence of an Event of Default, (A) may make demand on, sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon such terms as shall be determined by Administrative Agent in its sole discretion, any of the Accounts or any securities, instruments or insurance applicable thereto and/or release the obligor thereon; and (B) is authorized and empowered to accept the return of the goods represented by any of the Accounts.

(c) Nothing herein contained shall be construed to constitute any Borrower as agent of either Agent for any purpose whatsoever, and neither Agent shall be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (except for the Agents’ obligations, if any, under the Uniform Commercial Code or other applicable law with respect thereto or to the extent it is determined by a final judicial decision that either Agent’s act or omission constituted gross negligence or willful misconduct). Neither Agent shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that either Agent’s error, omission or delay constituted gross negligence or willful misconduct). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the Borrowers’ obligations under any contract or agreement assigned to either Agent, and no Agent shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

(d) If any of the Accounts include a charge for any Tax payable to any Governmental Authority, the Administrative Agent is hereby authorized (but in no event obligated) to pay the amount thereof to the proper taxing authority for the applicable Borrower’s account and to charge such Borrower’s account therefor. The Borrower Representative shall notify the Administrative Agent if any Accounts include any Tax due to any such taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of such Accounts and shall not be liable for any Taxes that may be due from the Borrower by reason of the sale and delivery creating such Accounts.

Section 6.04 Status of Accounts.

(a) With respect to Eligible Accounts Receivable of the Borrowers in existence on the Effective Date and at the time any future Eligible Accounts Receivable are included in any Borrowing Base Certificate, the applicable Borrower represents and warrants that:

(i) such Borrower is the sole owner of the Account and is fully authorized to sell, transfer, pledge and/or grant a security interest in each and every Account, free and clear of all Liens except Liens in favor of any Agent for the ratable benefit of the Administrative Agent, the Lenders and the other Secured Parties or otherwise permitted hereunder;

(ii) each Account is a good and valid account representing a bona fide transaction completed in accordance with the terms and provisions contained in any documents related thereto;

(iii) the amount of the face value shown on any schedule of Accounts provided to the Administrative Agent and/or all invoices and statements delivered to the applicable Agent with respect to any Account, are actually and absolutely owing to such Borrower for delivery of goods or services and are not contingent for any reason;

(iv) to the best of the Borrowers’ knowledge, there are no setoffs, counterclaims or disputes existing or asserted with respect thereto, the Account is not subject to a contra account, and such Borrower has not made any agreement with any Account Debtor thereunder for any deduction therefrom, except a discount or allowance allowed by such Borrower in the ordinary course of its business for prompt payment consistent with past practices of the Borrowers, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(v) none of the transactions underlying or giving rise to any Account violate in any material respect any applicable state or federal laws or regulations, and all documents relating to any Account are legally sufficient under such laws or regulations and are legally enforceable in accordance with their terms;

(vi) to the best of the Borrowers’ knowledge, all signatures and endorsements that appear on all documents and agreements relating to Accounts are genuine and each account debtor, guarantor or endorser thereunder (A) had the capacity, power and authority to contract at the time any such document or agreement giving rise to the Account was executed and (B) is solvent and will continue to be fully able to pay all Accounts on which it is obligated in full when due;

(vii) all documents and agreements relating to Accounts are true and correct and in all respects what they purport to be and are not evidenced by a judgment;

(viii) to the best of the Borrowers’ knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable or collectible thereunder from the amount of the invoice face value shown on any schedule of Accounts, and on all contracts, invoices and statements delivered to either Agent with respect thereto;

(ix) the goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any lien, claim, encumbrance or security interest, except the lien of such Borrower as vendor thereof pursuant to the Uniform Commercial Code or other applicable law, the security interest of the applicable Agent for the benefit of the Administrative Agent, the Lenders and the other Secured Parties pursuant to the Loan Documents;

(x) to the best of the Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in the financial condition of such Account Debtor; and

(xi) they have not been pledged to any Person other than the Agents and the Second Lien Term Lender.

(b) Each of the Borrowers covenant that, from and after the Effective Date:

(i) such Borrower shall maintain books and records pertaining to said Collateral consistent with past practice;

(ii) such Borrower will, promptly upon learning thereof, report to the Administrative Agent any matters materially adversely affecting the value, enforceability or collectibility of any of the Accounts;

(iii) if any amount payable under or in connection with any Account is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code or other applicable law, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the applicable Agent for the ratable benefit of the Administrative Agent and the Lenders as additional collateral;

(iv) other than in the ordinary course of business, such Borrower shall not re–date any invoice or sale, or make sales on extended terms dating beyond that customary in the industry;

(v) if applicable, such Borrower shall conduct a physical count of its Inventory at such intervals as the Administrative Agent may reasonably request, and promptly supply the Administrative Agent with a copy of such counts accompanied by a report of the value (based on the lower of average cost basis and market value) of such Inventory; and

(vi) such Borrower shall not, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Eligible Account Receivable, compromise or settle any Eligible Account Receivable for less than the full amount thereof, release in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon (other than discounts in the ordinary course of business for prompt payment consistent with past practices); provided, that, such Borrower may without the Administrative Agent’s prior written consent grant extensions of time of payment for Accounts which are not Eligible Accounts Receivable, or compromise or settle any such Accounts for less than the full amount thereof or allow a credit or discount on any such Account, so long as such extension, compromise, settlement, credit or discount is in the ordinary course of such Borrower’s business consistent with past practices and on such terms as may be customary in the industry.

Section 6.05 Collateral Custodian. If an Event of Default exists and an Agent is either exercising its remedies with respect to the Collateral or otherwise acting to protect its interests in the Collateral, the Administrative Agent may at any time and from time to time employ and maintain in the premises of the applicable Borrower a custodian selected by the Administrative Agent who shall have full authority to do all acts necessary to protect the Lenders’ interests and to report to the Administrative Agent thereon. Each of the Borrowers hereby agrees to cooperate with any such custodian and to do whatever the Administrative Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Administrative Agent by reason of the employment of the custodian shall be payable by the Borrowers and added to the amounts due and owing under this Agreement and the other Loan Documents.

Section 6.06 Performance by the Agent. If a Default exists and any Loan Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, either Agent (as applicable) may, at the direction of Required Lenders, perform or attempt to perform such covenant or agreement on behalf of such Loan Party. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any necessary and reasonable amount expended by the applicable Agent or the Lenders in connection with such performance or attempted performance. Notwithstanding the foregoing, it is expressly agreed that none of the Administrative Agent, the U.S. Collateral Agent or any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under any Loan Document. An Agent may be obligated to pay certain amounts to the financial institutions party to the Lockbox Agreements from time to time, including without limitations, fees owed to such financial institutions arising from their lock box and other deposit account services and amounts sufficient to reimburse such financial institutions for the amount of any item deposited in the related account which is returned unpaid. In the event an Agent is required to pay any such amounts, the applicable Agent shall notify the Borrower Representative, and the applicable Borrower shall promptly pay any amount so expended by such Agent to such Agent. Amounts due and unpaid under this Section 6.06 may be funded as Swingline Loans or other Loans pursuant to the terms of Section 2.03.

ARTICLE VII

The Administrative Agent

Section 7.01 Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution and amendment of the other Loan Documents (including, without limitation, intercreditor and subordination agreements), and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent shall hold all securities under a Swiss Collateral Document that is accessory in nature (akzessorisch) for itself and for and on behalf of each Secured Party as a direct representative (direkter Stellvertreter) and all securities under a Swiss Collateral Document that is non-accessory in nature (nicht akzessorisch) as an agent for the benefit of the Secured Parties (Halten unter einem Treuhandverhältnis). In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The Administrative Agent, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints and authorizes Bank of America, N.A. to act as its nominee as U.S. collateral agent under this Agreement and the other applicable Loan Documents with such powers as are specifically delegated to the U.S. Collateral Agent by the terms of this Agreement and the other applicable Loan Documents, together with such other powers as are reasonably incidental thereto, including, without limitation, to act as nominee for and behalf of the Administrative Agent, the Lenders and the other Secured Parties under this Agreement and the other Loan Documents and in connection with the Lockbox Accounts with respect to the Liens created by the U.S. Collateral Documents, and except, as otherwise expressly set forth herein, to take such action as may be requested by the Administrative Agent or the Required Lenders; provided, that, unless and until the U.S. Collateral Agent shall have received any such request, the U.S. Collateral Agent may take such administrative action, as it may deem advisable to protect the value of the Collateral and the ability of the Lenders to realize the full amount thereof. The provisions of this Article are solely for the benefit of the Administrative Agent, the U.S. Collateral Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent or the U.S. Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.02 Rights as a Lender. The bank serving as the Administrative Agent or the U.S. Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the U.S. Collateral Agent, as applicable, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 7.03 Duties and Obligations. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and, (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent, U.S. Collateral Agent or any of their respective Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower Representative or a Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 7.04 Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Actions through Sub-Agents. Each of the Administrative Agent and the U.S. Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the U.S. Collateral Agent, as applicable. Each of the Administrative Agent, the U.S. Collateral Agent and any of their respective sub-agents may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the U.S. Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the U.S. Collateral Agent.

Section 7.06 Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving at least 15 days prior written notice to the Lenders, the U.S. Collateral Agent, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent approved by the Borrower Representative (such approval not to be unreasonably withheld); provided that no approval of the Borrower Representative shall be necessary if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and, if required, approved by the Borrower Representative and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, the U.S. Collateral Agent and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. The U.S. Collateral Agent may resign at any time by giving at least 30 days prior written notice thereof to the Administrative Agent, the Lenders and the Borrower Representative. Upon any such resignation, the Administrative Agent shall have the right to appoint a successor U.S. Collateral Agent approved by the Borrower Representative (such approval not to be unreasonably withheld); provided that no approval of the Borrower Representative shall be necessary if an Event of Default has occurred and is continuing. Upon the acceptance of its appointment as an Agent, each successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations (other than with respect to its obligations under Section 8.12). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower Representative and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the U.S. Collateral Agent, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as the applicable collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of any retiring Agent’s resignation hereunder from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 8.03, as applicable, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 7.07 Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 7.08 Other Agency Titles. None of the Lenders, if any, identified in this Agreement as a Syndication Agent, Documentation Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent, Documentation Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Section 7.09 Perfection by Possession and Control; Deposit Accounts. The Administrative Agent and the U.S. Collateral Agent hereby appoint each of the other Lenders to serve as bailee to perfect the Administrative Agent’s or the U.S. Collateral Agent’s (as applicable) Liens in any Collateral in the possession of any such other Lender. Each Lender possessing any Collateral agrees to so act as bailee for the applicable Agent in accordance with the terms and provisions hereof. In furtherance of the forgoing, each Lender acknowledges that the Borrowers and certain of the Guarantors maintain deposit accounts at one or more of the Lenders (all such accounts the “Loan Party Accounts”). Each Lender agrees to hold its Loan Party Accounts as bailee for the applicable Agent to perfect the applicable Agent’s Liens in the proceeds of Collateral held therein. Each Lender who holds a Lockbox Account agrees to pay to the Administrative Agent on a daily basis by automated clearinghouse debit for credit to the Concentration Account or by wire transfer all collected funds on deposit in its Lockbox Accounts. The Administrative Agent shall be the only party entitled to make withdrawals from or otherwise give any direction with respect to the Lockbox Accounts. Prior to the receipt by a Lender of a written notice of an Event of Default from the Administrative Agent, the Borrowers and the Guarantors are entitled to make withdrawals from the Loan Party Accounts which are not Lockbox Accounts and make deposits into all the Loan Party Accounts. When a Lender has received a written notice of an Event of Default from the Administrative Agent, (a) the Administrative Agent shall be the only party entitled to make withdrawals from or otherwise give any direction with respect to the Loan Party Accounts, and (b) each Lender shall transfer, in immediately available funds by wire transfer to the Administrative Agent, the amount of the collected funds credited to the Loan Party Accounts it holds (to the extent not already doing so with respect to Lockbox Accounts) and deliver to the Administrative Agent all moneys or instruments relating thereto or held therein and any other Collateral at any time the Administrative Agent demands payment or delivery thereof by such written notice to such

Lender. Each Loan Party agrees that each Lender is authorized to immediately deliver all the Collateral to the Administrative Agent upon the Lender’s receipt of such notice from the Administrative Agent. No Lender (other than the Administrative Agent acting for the benefit of the Secured Parties) shall exercise any right of set-off or banker’s lien against any Loan Party Account for any obligations other than the Secured Obligations; provided that a Lender shall be entitled to charge or set-off against a Loan Party Account and retain for its own account, any customary fees, costs, charges and expenses owed to it in connection with the opening, operating and maintaining such Loan Party Account and for the amount of any item credited to such Loan Party Account that is subsequently returned for any reason.

Section 7.10 [Reserved].

Section 7.11 Powers and Immunities of Issuing Bank and Swingline Lender. None of the Issuing Bank, the Swingline Lender or any of their respective Related Parties shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, each of the Issuing Bank and the Swingline Lender: (a) shall not have any duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for either Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or either Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall not incur any liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, the Issuing Bank and the Swingline Lender shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on the Agents and all of the other Lenders; provided, however, that neither the Issuing Bank nor the Swingline Lender shall be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

Section 7.12 No Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the applicable Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(c) In relation to the German Collateral Documents the following additional provisions shall apply:

(i) Each Secured Party authorizes and grants a power of attorney (Vollmacht) to JPMCB to enter into each of the German Collateral Documents to which it is a party and to take all action contemplated by such documents. Any reference in this clause (d) to the Administrative Agent shall also mean JPMCB, in its capacity as Administrative Agent with respect to the German Collateral Documents. The Administrative Agent with respect to the part of the Collateral secured pursuant to the German Collateral Documents or any other security interest in Collateral created under German law (“German Collateral”) shall:

(A) hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the applicable Secured Parties; and

(B) hold, administer and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Administrative Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(ii) With respect to the German Collateral, each Secured Party hereby authorizes and each future Secured Party by becoming a party to this Agreement or any other Loan Document authorizes and grants a power of attorney (Vollmacht) to the Administrative Agent (whether or not by or through employees or agents) to:

(A) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Collateral Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Document or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;

(B) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Collateral Documents or any other agreement related to such German Collateral;

(C) realise such German Collateral in accordance with the German Collateral Documents or any other agreement securing such German Collateral;

(D) make and receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Collateral Documents or any other agreement securing the German Collateral;

(E) take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Documents; and

(F) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Collateral Documents together with such powers and discretions as are reasonably incidental thereto.

(iii) Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any other Loan Document, the relationship of the Secured Parties to the Administrative Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(iv) Each Secured Party hereby ratifies and approves, and each future Secured Party ratifies and approves, all acts and declarations previously done by the Administrative Agent on such Person’s behalf (including, for the avoidance of doubt, the declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise); and

(v) For the purpose of performing its rights and obligations as Administrative Agent and to make use of any authorization granted under the German Collateral Documents each Secured Party hereby authorizes, and each future Secured Party hereby authorizes, the Administrative Agent to act as its agent (Stellvertreter), and releases the Administrative Agent from any restrictions on representing several Persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent has the power to grant sub-power of attorney, including the release from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(d) In relation to the Swiss Collateral Documents the following additional provisions shall apply:

(i) for the purpose of Section 7.12(e) of this Agreement the Administrative Agent Acts on its own name and on behalf of itself and not as agent, representative or trustee of any Secured Party;

(ii) an Event of Default in respect of the Corresponding Debt shall constitute a Default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debt without any notice being required; and

(iii) the parties hereto acknowledge and agree that any resignation by the Administrative Agent is not effective with respect to its rights and obligations under the Parallel Debt until such rights and obligations have been assumed by the successor Administrative Agent.

(e) Each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Administrative Agent amounts equal to any amounts owing from time to time by such Loan Party to any Secured Party under this Agreement, any other Loan Document or other relevant document pursuant to any Secured Obligations as and when those amounts are due under any Loan Document or other relevant document (such payment undertakings under this Section 7.12(e) and the obligations and liabilities resulting therefrom being the “Parallel Debt”).

(i) The Administrative Agent shall have its own independent right to demand payment of the Parallel Debt by the Loan Parties. Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under this Section 7.12(e) are several, separate and independent from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party to any Secured Party under this Agreement any other Loan Document or other relevant document (the “Corresponding Debt”) nor shall the amount for which each Loan Party is liable under Section 7.12(e) be limited or affected in any way by its Corresponding Debt provided that:

(A) the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);

(B) the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

(C) the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt;

(D) the Parallel Debt will be payable in the currency or currencies of the Corresponding Debt;

(E) the Borrowers shall have all objections and defenses against the Parallel Debt as the Borrowers have against the Corresponding Debt (including Corresponding Debt reinstated for any reason); and

(F) for the avoidance of doubt the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.

(ii) the security granted under any German Collateral Document or any Netherlands Collateral Document with respect to Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt.

(iii) Without limiting or affecting the Administrative Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each Loan Party acknowledges that:

(A) nothing in this Agreement shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document; and

(B) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.

(iv) The parties to this Agreement acknowledge and confirm that the parallel debt provisions contained herein shall not be interpreted so as to increase the maximum total amount of the Secured Obligations;

(v) The Parallel Debt shall remain effective in case a third Person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any of the other Loan Documents, be it by virtue of assignment, assumption or otherwise; and

(vi) All monies received or recovered by the Administrative Agent pursuant to this Agreement and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with Section 2.18 of this Agreement.

(f) Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby authorizes JPMCB to enter into each of the U.K. Collateral Documents to which it is a party and to take all action contemplated by such documents. Any reference in this clause (g) through clause (k) below to the Administrative Agent shall also mean JPMCB, in its capacity as Administrative Agent with respect to the U.K. Collateral Documents. In this Agreement and the U.K. Collateral Documents, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the Administrative Agent (or any other Person acting in such capacity) in its capacity as security trustee of the Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the U.K. Collateral Documents or the security thereby created. Any obligations of the Administrative Agent (or any other Person acting in such capacity) in this Agreement and the U.K. Collateral Documents shall be obligations of the Administrative Agent in its capacity as security trustee of the Secured Parties to the extent that the obligations relate to the U.K. Collateral Documents or the security thereby created. Additionally, in its capacity as security trustee of the Secured Parties under the U.K. Collateral Documents, the Administrative Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Article VII; (ii) all the powers of an absolute owner of the security constituted by the U.K. Collateral Documents and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the U.K. Collateral Documents and/or any of the Loan Documents.

(g) Each Secured Party on behalf of itself and its Affiliates as potential counterparties to Bank Product Obligations hereby appoints the Administrative Agent to act as its trustee in relation to the U.K. Collateral Documents and to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in the U.K. Collateral Documents and each Secured Party hereby irrevocably authorizes the Administrative Agent in its capacity as security trustee of the Secured Parties under the U.K. Collateral Documents to exercise such rights, remedies, powers and discretions as are specifically delegated to the Administrative Agent as security trustee of the Secured Parties by the terms of the U.K. Collateral Documents together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

(h) Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens under the U.K. Collateral Documents granted in favor of the Administrative Agent in its capacity as security trustee of Secured Parties.

(i) The Secured Parties agree that at any time that the Person acting as security trustee of the Secured Parties in respect of the U.K. Collateral Documents shall be a Person other than the Administrative Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent under this Agreement and the U.K. Collateral Documents.

(j) Nothing shall require the Administrative Agent in its capacity as security trustee of the Secured Parties under this Agreement and the U.K. Collateral Documents to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States or the U.K. which may not operate under the principles of trust or where such trust would not be recognized or its effects would not be enforceable.

ARTICLE VIII

Miscellaneous

Section 8.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Elizabeth Arden, Inc.

880 SW 145th Avenue

Pembroke Pines, Florida 33027

Attention: Marcey Becker, Senior Vice President, Finance & Corporate Development

Phone No.: (954) 364-6900

Fax No.: (954) 364-6920

(ii) if to the Administrative Agent, the U.S. Collateral Agent, or JPMCB in its capacity as an Issuing Bank or the Swingline Lender in the case of any notice regarding the U.S. Borrower or the Canadian Borrower, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

2200 Ross Ave., 9th Floor TX1-2921

Dallas, TX 75201

Attention: Christy L. West

Telephone No. (214) 965-2364

Telecopy No. (214) 965-2594

and, if to the Administrative Agent or the Swingline Lender in the case of a notice regarding any Foreign Borrower (other than the Canadian Borrower), to:

JPMorgan Chase Bank, N.A.

Loans Agency 6th Floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

Attention: Loans Agency

Fax: +44 (0)20 7777 2360

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Agents or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 8.02 Waivers; Amendments. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby; provided that, any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest or the reduction or forgiveness of any interest for purposes of this clause (ii), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby; provided that, mandatory prepayments pursuant to Section 2.11(c) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) change the definition of any Borrowing Base (or any defined terms used therein) in a manner that makes more credit available, increase the advance rates set forth in the definition of any Borrowing Base or add new categories of eligible assets, without the written consent of each Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender) under the applicable Facility, (viii) release any Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (ix) except as provided in clause (c) of this Section or in any Collateral Document, release or direct any Agent to release any portion of the Collateral with a value greater than five percent (5%) of the aggregate amount of the Collateral at such time without the written consent of each Lender (other than any Defaulting Lender); provided that the value of any Collateral released hereunder without the written consent of each Lender (other than a Defaulting Lender) shall not exceed $5,000,000 in the aggregate or (x) release or discharge any of the payment obligations of the Borrowers under the Loan Documents; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swingline Lender hereunder (including Section 2.06 hereof) without the prior written consent of such Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). If the U.S. Borrower is successful in raising additional equity in one transaction after the Effective Date, and the Net Proceeds contributed to the U.S. Borrower in connection therewith equals or exceeds $50,000,000, no Default exists and the Borrower Representative requests amendments to the restrictive covenants contained in this Agreement in connection with such additional equity contribution in light of the improved financial position of the U.S. Borrower and its Subsidiaries as a result thereof, the Agents and the Lenders agree that they will not charge an amendment fee in connection with any resulting amendment entered into in connection therewith. The forgoing sentence shall not obligate either Agent or any of the Lenders to enter into any such amendment. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 8.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the applicable Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) The Lenders and the Issuing Bank hereby irrevocably authorize the applicable Agent, at its option and in its sole discretion, to release any Liens granted to such Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Agents that the sale or disposition is made in compliance with the terms of this Agreement (and the Agents may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Agents will not release any Liens on Collateral without the prior written authorization of the Required Lenders or each Lender, as applicable. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Agents of documents in connection with any such release shall be without recourse to or warranty by such Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the U.S. Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the U.S. Borrower, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 8.04, and (ii) the applicable Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the applicable Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 8.03 Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall, jointly and severally, subject to the limitations set forth in Section 8.22 and Section 10.14, pay all (i) reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary European counsel, one primary Canadian counsel and one additional local counsel in each applicable jurisdiction, in each case, for the Administrative Agent), in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary European counsel, one primary Canadian counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and one additional counsel for all the Lenders (taken as a whole)), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) insurance reviews;

(ii) subject to the limitations set forth in Section 5.06, field examinations, inventory appraisals and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each appraisal and field examination;

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv) Taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the applicable Agent’s Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the U.S. Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(c). This Section 8.03(a) is subject to the limitations set forth in Section 8.22 and Section 10.14.

(b) The Loan Parties shall, jointly and severally, subject to the limitations set forth in Section 8.22 and Section 10.14, indemnify each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (including the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary European counsel, one primary Canadian counsel and one additional local counsel in each applicable jurisdiction, in each case, as selected by the Administrative Agent and for all Indemnitees and, in light of actual or perceived conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of Indemnitees (taken as a whole) and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any environmental liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to any Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the payment by any Lender of any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

Section 8.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the U.S. Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) each assignment by a Lender of its Commitments under one Facility shall require a pro rata assignment of such assigning Lender’s Commitments under the Facilities and vice versa so that all Lenders have a Canadian Commitment and a European Commitment in an amount equal to its pro rata portion of the U.S. Commitment;

(F) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a counterpart to the Lender Allocation Agreement; provided, that each Person that executes and delivers an Assignment and Assumption shall automatically be deemed to have consented to the terms of the Lender Allocation Agreement; and

(G) notwithstanding any other provision of this Agreement or anything to the contrary in this Section 8.04 or elsewhere in this Agreement, the consent of each of the Swiss Loan Parties, if any, shall so long as no Event of Default has occurred and is continuing, be required for an assignment or participation to any assignee or Participant (for the avoidance of doubt, including any Approved Fund) that is a Swiss Non-Qualifying Bank; provided however that such a consent shall not be unreasonably withheld or delayed. For the avoidance of doubt, if any Swiss Loan Party determines in its reasonable discretion that any assignment or participation would result in noncompliance with the Swiss Non-Bank Rules and/or that the number of Lenders and Participants that are not Swiss Qualifying Banks would exceed the number of ten, then such Swiss Loan Party’s objection to such an assignment or participation shall be deemed reasonable.

For the purposes of this Section 8.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), Section 2.18(d) or 8.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, any Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the U.S. Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (1) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (2) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Each Person that acquires a Participation shall automatically be deemed to have consented to the terms of the Lender Allocation Agreement.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding that has not been cash collateralized (which may include a backstop letter of credit issued by an issuer in form and substance reasonably satisfactory to the Administrative Agent) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 8.03 and Article VI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 8.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Lender Allocation Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties (provided that, the Lender Allocation Agreement is only an agreement among the Administrative Agent and the Lenders) relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 8.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, subject to the obligations under Section 7.09, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or setoff with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. In respect of the German Loan Parties, the German Guaranty Limitations shall apply if and to the extent applicable. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 8.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York County, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Each Foreign Borrower irrevocably designates and appoints the Borrower Representative, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 8.09(b) in any Federal or New York State court sitting in New York County, New York. The Borrower Representative hereby represents, warrants and confirms that the Borrower Representative has agreed to accept such appointment (and any similar appointment by a Foreign Guarantor). Said designation and appointment shall be irrevocable by each such Foreign Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. Each Foreign Borrower and each Foreign Guarantor hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 8.09(b) in any Federal or New York State court sitting in New York County, New York by service of process upon the Borrower Representative as provided in this Section 8.09(d). Each Foreign Borrower and each Foreign Guarantor irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Borrower or such Foreign Guarantor in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Borrower or such Foreign Guarantor, as applicable. To the extent any Foreign Borrower or any Foreign Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Borrower and each Foreign Guarantor hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12 Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and that any Agent, the Issuing Bank and any Lender shall be responsible for the compliance with this paragraph by any Persons to whom such Information was delivered by such Agent, Issuing Bank or Lender), (b) to the extent requested or required by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process (in which case, to the extent permitted by law, the party in receipt of such request shall promptly inform the Borrower Representative thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers and their Subsidiaries relating to the Borrowers, their Subsidiaries or their business, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers or their Subsidiaries and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 8.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT

WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 8.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 8.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 8.15 Canadian Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

Section 8.16 Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledge that JPMCB has also made the Second Lien Loan to the U.S. Borrower.

Section 8.17 Interest Rate Limitation.

(a) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

(b) If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rate of interest required to be paid to the Lenders under this Agreement, and (ii) second, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Agreement shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 8.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (ii) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.19 Marketing Consent. After first consulting the Borrower Representative, JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, may publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.

Section 8.20 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 8.21 Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof as if such Lender was a signatory thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 8.04) hereby (a) acknowledges that (i) JPMCB is acting under the Intercreditor Agreement as the Second Priority Secured Party, (ii) Bank of America, N.A. (in its capacity as U.S. Collateral Agent) and JPMCB (in its capacity as the Administrative Agent) are acting under the Intercreditor Agreement as the First Priority Collateral Agent and the First Priority Representative, respectively, and (iii) JPMCB is or may be a Lender hereunder and/or the Second Lien Lender under the Second Lien Credit Agreement and (b) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or the Second Lien Collateral Agent any claims, cause of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 8.04) hereby authorizes and directs the Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that each of the Second Priority Secured Party and the Agents, in their various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

Section 8.22 Limitation on Subsidiaries. Notwithstanding anything in this Agreement (including, without limitation, Article IX and Article X) to the contrary, (a) no Foreign Subsidiary or any Domestic Subsidiary owned directly or indirectly by such Foreign Subsidiary shall be the primary obligor or guarantor (pursuant to Section 9.01, Section 10.01 or otherwise) or pledgor of any assets or otherwise responsible for, in each case, any Secured Obligations incurred by or on behalf of any U.S. Loan Party and (b) no Foreign Subsidiary or any Domestic Subsidiary owned directly or indirectly by such Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Secured Obligations incurred by or on behalf of, any U.S. Loan Party.

Section 8.23 Replacement/Restatement of the Existing Credit Agreement; Release.

(a) Amendment, Restatement and Ratification. This Agreement amends and restates in its entirety the Existing Credit Agreement. The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the indebtedness outstanding in connection with the Existing Credit Agreement nor does it constitute a novation with respect to such indebtedness. The U.S. Borrower, the Agents and the Lenders ratify and confirm each of the Loan Documents entered into prior to the Effective Date (but excluding the Existing Credit Agreement) and agree that (i) such Loan Documents continue to be legal, valid, binding and enforceable in accordance with their respective terms and (ii) the Liens securing the “Obligations” under and as defined in the Existing Credit Agreement shall not be extinguished, but shall be carried forward and shall secure such obligations and indebtedness as renewed, amended, restated and modified hereby. However, for all matters arising prior to the Effective Date (including, without limitation, the accrual and payment of interest and fees, and matters relating to indemnification), the terms of the Existing Credit Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed.

(b) Release. EACH U.S. LOAN PARTY REPRESENTS AND WARRANTS THAT AS OF THE EFFECTIVE DATE THERE ARE NO CLAIMS OR OFFSETS AGAINST, OR DEFENSES OR COUNTERCLAIMS TO, ITS OBLIGATIONS UNDER THE EXISTING CREDIT AGREEMENT, AS AMENDED AND RESTATED BY THIS AGREEMENT, OR UNDER THE OTHER RELATED LOAN DOCUMENTS. TO INDUCE THE AGENTS AND THE LENDERS TO ENTER INTO THIS AGREEMENT, EACH U.S. LOAN PARTY WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES, OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE EFFECTIVE DATE AND RELATING TO THE EXISTING CREDIT AGREEMENT OR THE RELATED LOAN DOCUMENTS.

Section 8.24 Application under CCAA. Each Canadian Loan Party acknowledges that its business and financial relationships with the Administrative Agent and Lenders are unique from its relationship with any of its other creditors. Each Canadian Loan Party agrees that it shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (the “CCAA Plan”) which provides for, or would permit, directly or indirectly, the Administrative Agent or the Lenders to be classified in the same class with any other creditor of the Canadian Loan Parties for purposes of such CCAA Plan.

ARTICLE IX

Loan Guaranty of the U.S. Loan Parties

Section 9.01 Guaranty. Each Loan Guarantor that is a U.S. Loan Party (each reference to Loan Guarantors in this Article IX being limited to such U.S. Loan Parties) (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agents, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 9.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 9.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than the Unliquidated Obligations)).

Section 9.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations). Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent or the U.S. Collateral Agent, as applicable, may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash (other than Unliquidated Obligations). To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 9.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, in each case with respect to any payment hereunder, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agents, the Issuing Bank and the Lenders.

Section 9.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 9.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Agents, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 9.08 Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 9.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies any Agent or any Lender may have in respect of, any Default or Event of Default that may exist under Section 6.01(k) hereof as a result of any such notice of termination.

Section 9.09 Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

Section 9.10 Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 9.11 Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each

Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement has terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 9.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 9.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 9.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement.

Section 9.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 9.13 Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article IX hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 9.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 9.13 constitute, and this Section 9.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X

Loan Guaranty of Foreign Loan Parties

Section 10.01 Guaranty. Subject to Section 10.14 and Section 10.15 hereof, each Loan Guarantor that is a Foreign Loan Party (each reference to Loan Guarantors in this Article X being limited to such Foreign Loan Parties) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Foreign Secured Obligations, and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Foreign Secured Obligations from, or in prosecuting any action against, any Foreign Borrower, any Loan Guarantor or any other guarantor of all or any part of the Foreign Secured Obligations (such costs and expenses, together with the Foreign Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)).

Section 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than the Unliquidated Obligations). Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash (other than Unliquidated Obligations). To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, in each case with respect to any payment hereunder, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

Section 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08 Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to any Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under Section 6.01(k) hereof as a result of any such notice of termination.

Section 10.09 Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made, whereas with respect to a Swiss Tax Guarantor, the exclusion set forth in Section 2.17(a)(ii) shall apply.

Section 10.10 Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.11 Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement has terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement.

Section 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.13 Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article X hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party that is a Loan Guarantor under this Article X to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article X intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party that is a Loan Guarantor under this Article X for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. This Section 10.13 is subject to the limitations set forth in Section 8.22.

Section 10.14 German Guaranty Limitations.

(a) Limitation. The Administrative Agent agrees to restrict the enforcement of the guarantee or any indemnity granted by each German Loan Party pursuant to this Agreement and any joint and several liability assumed hereunder (together, the “Security”) if and to the extent that (i) such Security secures any liabilities of such German Loan Party’s direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any of such German Loan Party’s Subsidiaries and, for the avoidance of doubt, such German Loan Party’s own liabilities incurred on its own behalf and for its own account and excluding liabilities arising from joint liability for obligations incurred by any other Loan Party) and (ii) the enforcement of such Security would cause the amount of such German Loan Party’s net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of Sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”). For the purposes of the calculation of a Capital Impairment for any German Loan Party, the following balance sheet items shall be adjusted as follows: (A) the amount of any increase of such German Loan Party’s registered share capital after the date of this Agreement that has been effected without prior written consent of the Administrative Agent shall be deducted from such German Loan Party’s registered share capital; (B) loans provided to such German Loan Party shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law; and (C) loans or other contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded.

(b) Disposal of Relevant Assets. In a situation where any German Loan Party would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, such German Loan Party shall dispose of all assets, to the extent legally permitted and to the extent necessary to satisfy the amounts demanded under the Security granted by such German Loan Party which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of such German Loan Party with a book value which is significantly lower than the market value of such assets, unless such disposal would not be commercially justifiable, provided that the Administrative Agent consents to the fact that a disposal would not be commercially justifiable.

(c) Management Notification/Auditor’s Determination.

(i) The limitation pursuant to this Section 10.14 shall apply, subject to the following requirements, if, following a notice by the Administrative Agent that it intends to enforce any Security or a demand by the Administrative Agent under any such Security, the applicable German Loan Party notifies the Administrative Agent (“Management Notification”) within ten (10) days upon receipt of the relevant notice or demand that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing prima facie evidence that a realisation or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment.

(ii) If the Management Notification is contested by the Administrative Agent, the Administrative Agent shall nevertheless be entitled to enforce any Security granted under this Agreement up to such amount, which is, based on the Management Notification, undisputed between itself and the applicable German Loan Party. In relation to the amount which is in dispute, the applicable German Loan Party undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under the Security would cause a Capital Impairment or Liquidity Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the applicable German Loan Party in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The applicable German Loan Party shall provide the Auditor’s Determination to the Administrative Agent within thirty (30) days (or such longer period as has been agreed between the Borrower Representative and the Administrative Agent) from the date on which the Administrative Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the applicable German Loan Party and the Administrative Agent.

(iii) If, and to the extent that, any Security has been enforced without regard to the limitation set forth in this Section 10.14 because the amount of the available net assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Notification, the Administrative Agent shall upon written demand of the applicable German Loan Party to the Administrative Agent repay any amount (if and to the extent already paid to the Administrative Agent) up to and including the amount calculated in the Auditor’s Determination in accordance with this Section 10.14, provided such demand for repayment is made to the Administrative Agent within six (6) months (Ausschlussfrist) from the date such Security has been enforced.

(iv) If pursuant to the Auditor’s Determination the amount of the available net assets is higher than set out in the Management Notification, the Administrative Agent shall be entitled to enforce into such available net assets accordingly.

(d) Exceptions. Notwithstanding the above, the limitations pursuant to this Section 10.14 shall not apply to any German Loan Party:

(i) if such German Loan Party is party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to Section 30, paragraph 1, sentence 2 of the German Limited Liability Company Act (GmbHG) and payment by or enforcement against the German Loan Party would not violate Section 30, paragraph 1 GmbHG;

(ii) if such German Loan Party has a recourse right (Rückgewähranspruch) pursuant to Section 30, paragraph 1, sentence 2 of the German Limited Liability Company Act (GmbHG) which is fully recoverable (werthaltig);

(iii) if such German Loan Party fails to deliver the Management Notification and/or the Auditor’s Determination pursuant to this Section 10.14 in the required timeframe, unless such German Loan Party proves in a court proceeding that the disputed amount is necessary for maintaining its registered share capital;

(iv) to any amounts borrowed under the Loan Documents to the extent the proceeds of such borrowing are on-lent to such German Loan Party or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against such German Loan Party and the repayment of such loans as a result of such on-lending is not prohibited by law; or

(v) to any amounts borrowed under the Loan Documents by such German Loan Party to the extent that any amounts so borrowed are still outstanding at the time the relevant demand for repayment is made against such German Loan Party.

Section 10.15 Limitations for Swiss Loan Parties.

(a) If and to the extent a Swiss Loan Party has to fulfil any guarantee, obligation, liability, indemnity or undertaking under this Agreement or any other Loan Document (a “Guarantee Liability”), or if any proceeds from the realization of a security over any asset granted by a Swiss Loan Party under this Agreement or any other Loan Document (a “Swiss Charge”) are to be applied for or in relation to any obligation, undertaking, indemnity or liability of any other Loan Party (other than the relevant Swiss Loan Party or any wholly owned direct or indirect Subsidiaries of such Swiss Loan Party), and if complying with a Guarantee Liability or permitting the application of the proceeds from the realization of any Swiss Charge would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (verdeckte Gewinnausschüttung) by such Swiss Loan Party or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Loan Party’s aggregate liability under any Guarantee Liability and/or the application of the proceeds from the realization of any Swiss Charge, as applicable, shall be limited to the amount of such Swiss Loan Party’s freely disposable equity at the time when payment is claimed under a Guarantee Liability or, as applicable, the proceeds from the realization of a Swiss Charge are to be applied (the “Swiss Limitation”), whereby for the purpose of this Section 10.15, freely disposable equity means the amount equal to the maximum amount in which the relevant Swiss Loan party can make a dividend payment to its shareholders under applicable law at that point in time (the “Freely Disposable Amount”).

(b) The Swiss Limitation shall only apply to the extent it is a requirement under applicable law at the time a Swiss Loan Party is required to perform a Guarantee Liability or at the time when the proceeds from the realization of a Swiss Charge are to be applied. Such Swiss Limitation shall not free the respective Swiss Loan Party from its Guarantee Liability or from permitting the application of the proceeds from the realization of a Swiss Charge, respectively, in excess of the Freely Disposable Amount, but merely postpones the fulfilment or application thereof until such times when such Swiss Loan Party has again freely disposable equity and if and to the extent such freely disposable equity is available.

(c) Each Swiss Loan Party shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Documents, (ii) the provision of an audited interim balance sheet, and (iii) the provision of a confirmation from the auditors of such Swiss Loan Party that a payment of such Swiss Loan Party under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow payment of amounts owed by such Swiss Loan Party under the Loan Documents as well as the performance by such Swiss Loan Party of other obligations under the Loan Documents.

(d) If so required under applicable law (including tax treaties) at the time it is required to make a payment under a Guarantee Liability or, as applicable, the proceeds from the realization of a Swiss Charge are to be applied, a Swiss Loan Party:

(i) shall use its best efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii) shall deduct the Swiss Withholding Tax at such rate (being 35 percent on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (a) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (a) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii) shall promptly notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(e) In the case of a deduction of Swiss Withholding Tax, a Swiss Loan Party shall ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any other Loan Document, will, as soon as possible after such deduction:

(i) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(ii) pay to the Administrative Agent upon receipt any amount so refunded.

The Administrative Agent shall co-operate with the applicable Swiss Loan Party to secure such refund.

(f) If the fulfilment of a Guarantee Liability or the application of the proceeds from the realization of any Swiss Charge is subject to the Swiss Limitation, then the applicable Swiss Loan Party shall, upon request of the Administrative Agent, to the extent permitted by applicable law, revalue upward or, if the respective assets are not necessary for such Swiss Loan Party’s business (nicht betriebsnotwendig), realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of such assets.

Section 10.16 No Foreign Guarantee of Domestic Obligations. Notwithstanding anything herein to the contrary, no Foreign Loan Party (or any Subsidiary thereof) shall, or shall be deemed to, guarantee any Secured Obligations of the U.S. Loan Parties, and no assets (other than certain Equity Interests) of any Foreign Loan Party (or any Subsidiary thereof) shall be given as security for any Secured Obligations of the U.S. Loan Parties. This provision is meant to prevent any adverse tax consequences pursuant to Section 956 of the Code.

ARTICLE XI

The Borrower Representative

Section 11.01 Appointment; Nature of Relationship. The U.S. Borrower is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

Section 11.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

Section 11.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

Section 11.04 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

Section 11.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

Section 11.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

Section 11.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

ARTICLE XII

Subordination of Intercompany Indebtedness.

Section 12.01 Subordination of Intercompany Indebtedness. Each Loan Party agrees that any and all claims of such Loan Party against any Loan Party (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Loan Party may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Loan Party to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Loan Party, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties in those assets. No Loan Party shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or any Bank Products have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, administration, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold pursuant to any such proceeding, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Loan Party (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Loan Party upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Secured Parties, such Loan Party shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Loan Party where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Loan Party as the property of the Secured Parties. If any such Loan Party fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

ELIZABETH ARDEN, INC., as U.S. Borrower and Borrower Representative

By:	/s/ Marcey Becker
Name:	Marcey Becker
Title:	Senior Vice President, Finance & Corporate
Development

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

ELIZABETH ARDEN (CANADA) LIMITED, as Canadian Borrower

By:	/s/ Marcey Becker
Name:	Marcey Becker
Title:	Vice President, Finance

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

ELIZABETH ARDEN INTERNATIONAL SÀRL, as Swiss Borrower

By:	/s/ Dirk Ulrich Henseling
Name:	Dirk Ulrich Henseling
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

ELIZABETH ARDEN (UK) LTD., as U.K. Borrower

By:	/s/ Palle Pedersen
Name:	Palle Pedersen
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

OTHER LOAN PARTIES:

FD MANAGEMENT, INC.

By:	/s/ Marcey Becker
Name:	Marcey Becker
Title:	Vice President & Assistant Treasurer

DF ENTERPRISES, INC.

By:	/s/ Marcey Becker
Name:	Marcey Becker
Title:	Vice President & Assistant Treasurer

RDEN MANAGEMENT, INC.

By:	/s/ Marcey Becker
Name:	Marcey Becker
Title:	Vice President & Assistant Treasurer

ELIZABETH ARDEN (FINANCING), INC.

By:	/s/ Marcey Becker
Name:	Marcey Becker
Title:	Vice President & Assistant Treasurer

ELIZABETH ARDEN TRAVEL RETAIL, INC.

By:	/s/ Marcey Becker
Name:	Marcey Becker
Title:	Vice President & Assistant Treasurer

ELIZABETH ARDEN INTERNATIONAL HOLDING, INC. (formerly FFI International, Inc.)

By:	/s/ Marcey Becker
Name:	Marcey Becker
Title:	Vice President & Assistant Treasurer

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

ELIZABETH ARDEN (NETHERLANDS) HOLDING B.V.

By:	/s/ Aaltje Wietske Hoogervorst van Drunen
Name:	Aaltje Wietske Hoogervorst van Drunen
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

ELIZABETH ARDEN (SWITZERLAND) HOLDING SÀRL

By:	/s/ Dirk Ulrich Henseling
Name:	Dirk Ulrich Henseling
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Issuing Bank, Swingline Lender and a U.S. Lender

By:	/s/ Christy L. West
Name:	Christy L. West
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Canadian Lender

By:	/s/ Deborah Booth
Name:	Deborah Booth
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a European Lender

By:	/s/ Timothy I. Jacob
Name:	Timothy I. Jacob
Title:	Authorized Officer

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

BANK OF AMERICA, N.A., as U.S. Collateral Agent and a U.S. Lender

By:	/s/ Seth Tyminski
Name:	Seth Tyminski
Title:	Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Canadian Lender

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales De Andrade
Title:	Vice President

BANK OF AMERICA, N.A. (acting through its London branch), as a European Lender

By:	/s/ Seth Tyminski
Name:	Seth Tyminski
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a U.S. Lender

By:	/s/ Mark Bradford
Name:	Mark Bradford
Title:	VP, Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Canadian Lender

By:	/s/ David G. Phillips
Name:	David G. Phillips
Title:	Senior Vice President

WELLS FARGO BANK, N.A. LONDON, as a European Lender

By:	/s/ NB Hogg
Name:	NB Hogg
Title:	Authorised Signatory

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

GOLDMAN SACHS BANK USA, as a U.S. Lender, a Canadian Lender and a European Lender

By:	/s/ Mehmet Barlas
Name:	Mehmet Barlas
Title:	Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

HSBC BANK USA, N.A, as a U.S. Lender, a Canadian Lender and a European Lender

By:	/s/ Brian Gingue
Name:	Brian Gingue
Title:	Senior Vice President

HSBC BANK PLC, as a U.S. Lender, a Canadian Lender and a European Lender

By:	/s/ Simon Addis
Name:	Simon Addis
Title:	Director, ISB

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT – ELIZABETH ARDEN, INC.]

COMMITMENT SCHEDULE

Lender	Aggregate Commitment	U.S. Commitment	Canadian Commitment	European Commitment	HMRC DT Treaty Passport scheme number and jurisdiction of tax residence (if applicable)
JPMorgan Chase Bank, N.A.	$75,000,000.00	$75,000,000.00	$0.00	$0.00
JPMorgan Chase Bank, N.A., Toronto Branch	$0.00	$0.00	$3,750,000.00	$0.00
JPMorgan Chase Bank, N.A., London Branch	$0.00	$0.00	$0.00	$25,000,000.00	13/M/0268710/DTTP
Bank of America, N.A.	$75,000,000.00	$75,000,000.00	$0.00	$0.00
Bank of America, N.A. (acting through its Canada Branch)	$0.00	$0.00	$3,750,000.00	$0.00
Bank of America, N.A. (acting through its London Branch)	$0.00	$0.00	$0.00	$25,000,000.00
Wells Fargo Bank, National Association	$75,000,000.00	$75,000,000.00	$0.00	$0.00
Wells Fargo Capital Finance Corporation Canada	$0.00	$0.00	$3,750,000.00	$0.00
Wells Fargo Bank, N.A. London	$0.00	$0.00	$0.00	$25,000,000.00
Goldman Sachs Bank USA	$25,000,000.00	$25,000,000.00	$1,250,000.00	$8,333,333.33
HSBC Bank USA, N.A.	$33,000,000.00	$33,000,000.00	$1,650,000.00	$11,000,000.00	13/H/314375/DTTP
HSBC Bank Plc	$17,000,000.00	$17,000,000.00	$850,000.00	$5,666,666.67
Total	$300,000,000.00	$300,000,000.00	$15,000,000.00	$100,000,000.00

Commitment Schedule

Schedule 1.01

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Existing Letters of Credit

(As of July 19, 2016)

Beneficiary	Letter of Credit No.	Expiry Date	Original Date	LC Exposure Amount
HSBC Bank PLC, London	CTCS-246155	November 30, 2016	November 27, 2012	$250,174.23
HSBC Bank PLC, London	CTCS-246157	November 30, 2016	November 27, 2012	324,542.57
200 Park South Associates LLC	CTCS-311218	December 19, 2016	December 21, 2012	131,915.00
HSBC Bank PLC, London	CTCS-361207	January 10, 2017	January 08, 2013	288,015.00
ESRT First Stamford Place SPE LLC	CTCS-758830	January 20, 2017	September 25, 2013	543,917.50
Duke Realty Limited Partnership	CTCS-770340	November 01, 2016	November 30, 2015	206,030.00
Florida Self-Insurance Guaranty Association	T-237306	April 30,2017	May 12, 2003	100,000.00
200 Park South Associates LLC C/O Murray Hill Properties LLC	T-621401	October 31, 2017	March 03, 2005	328,085.34
Credit Suisse, Swiss Corporation	T-623912	March 23,2017	March 24, 2005	1,022,181.33

TOTAL				$3,194,860.97

Schedule 3.05

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Litigation

Mary Rutledge Tinley and Roger Tinley v. Elizabeth Arden, Inc., Colgate Palmolive Company, Unilever, et al

Summary: In June 2016, the U.S. Borrower was served with a summons and complaint notifying it that it was being added as a defendant in this ongoing lawsuit alleging that exposure to asbestos-containing consumer products from several companies had resulted in plaintiff being diagnosed with mesothelioma in March 2016.

The alleged product that resulted in the U.S. Borrower being added to the lawsuit was a White Diamonds body powder. The U.S. Borrower was added after the initial lawsuit included Unilever and Eli Lilly. The U.S. Borrower is investigating the underlying facts relating to the product, including sourcing and formulation, and will notify its insurance carriers to determine if there is coverage.

Given that the U.S. Borrower has been recently notified of this matter and is currently investigating the underlying facts, it has not reached a conclusion regarding the impact the claim may have on the business, operations or financial condition of the U.S. Borrower and its Subsidiaries, considered as a whole.

Michael R. Parker v. Elizabeth Arden, Inc. et al., Case No. CACE-16-011781

On June 24, 2016, a putative shareholder class action lawsuit (the “Parker Complaint”) was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida against the U.S. Borrower, the members of the Board of Directors of the U.S. Borrower (the “Board”), Revlon, Revlon Consumer Products Corporation, and RR Transaction Corp. (collectively, “Revlon”). In general, the Parker Complaint alleges that: (i) the members of the Board breached their fiduciary duties to the shareholders of the U.S. Borrower by, among other things, approving a proposed merger (the “Merger”) between the U.S. Borrower and Revlon pursuant to an unfair process and at an inadequate and unfair price; and (ii) U.S. Borrower and Revlon aided and abetted the breaches of fiduciary duty by the members of the Board. The plaintiff seeks, among other things, injunctive relief prohibiting consummation of the Merger, compensatory damages, rescissory damages in the event the Merger is consummated, and an award of attorneys’ fees and expenses.

Christiansen v. Rhône Capital L.L.C. et al., Case No. CACE-16-011746

On June 29, 2016, a putative shareholder class action and derivative lawsuit (the “Christiansen Complaint”) was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida against Rhône Capital L.L.C., Nightingale Onshore, Nightingale Offshore (collectively, the “Rhône Entities”), the members of the Board of the U.S. Borrower and Revlon. In general, the Christiansen Complaint alleges that: (i) the members of the Board breached their fiduciary duties to the holders of the U.S. Borrower’s common stock and to the U.S. Borrower by, among other things, approving the proposed Merger transaction pursuant to a flawed process that placed the interests of the holders of the U.S. Borrower’s preferred stock ahead of the interests of the holders of the U.S. Borrower’s common stock; (ii) the Rhône Entities, an alleged controlling shareholder of the U.S. Borrower, breached fiduciary duties to the holders of the U.S. Borrower’s common stock and to the U.S. Borrower by forcing the U.S. Borrower to agree to the unfair terms of the merger; and (iii) Revlon, aided and abetted the breaches of fiduciary duty by the members of the Board to the holders of the U.S. Borrower’s common stock and to the U.S. Borrower. The plaintiff seeks, among other things, injunctive relief prohibiting consummation of the Merger, a declaration that the merger agreement was entered into in breach of the fiduciary duties owed to the U.S. Borrower and holders of the U.S. Borrower’s common stock by the members of the Board, and the Rhône Entities, and an award of attorneys’ fees and expenses.

On July 14, 2016, after reviewing the U.S. Borrower’s preliminary proxy statement (the “Preliminary Proxy Statement”) filed with the U.S. Securities and Exchange Commission, the plaintiffs filed an amended complaint also alleging that the Preliminary Proxy Statement fails to disclose information that would be material to the shareholders of the U.S. Borrower. The U.S. Borrower has yet to be served with the amended complaint and is in the process of submitting it to its insurance carriers.

Alexis Ross v. Elizabeth Arden, Inc. et al, Case No. CACE 16-013220

On July 19, 2016, a putative shareholder class action complaint (the “Ross Complaint”) was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida against the U.S. Borrower, the members of the Board of the U.S. Borrower (the “Board”), Revlon, Revlon Consumer Products Corporation, and RR Transaction Corp. (collectively, “Revlon”), alleging that: (i) the members of the Board breached their fiduciary duties to the U.S. Borrower’s public shareholders by, among other things, approving the proposed Merger pursuant to an unfair process and at an inadequate and unfair price; and (ii) the U.S. Borrower and Revlon aided and abetted the breaches of fiduciary duty by the Board. The complaint also alleges that the preliminary proxy statement that the U.S. Borrower filed on July 11, 2016 in connection with the proposed Merger is missing certain disclosures that would be material to the shareholders of the U.S. Borrower. The plaintiff seeks, among other things, injunctive relief prohibiting consummation of the proposed Merger, compensatory and rescissory damages in the event the proposed Merger is consummated, and an award of attorneys’ fees and expenses.

The U.S. Borrower has selected Weil Gotshal to represent it in all shareholders lawsuits, assisted by local Florida counsel.

Schedule 3.06

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

UK pension schemes

None

Schedule 3.09

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Subsidiaries

Domestic Subsidiaries (Wholly-Owned)

DF Enterprises, Inc.

FD Management, Inc.

RDEN Management, Inc.

Elizabeth Arden International Holding, Inc.

Elizabeth Arden (Financing), Inc.

Elizabeth Arden Travel Retail, Inc.

Elizabeth Arden Investments, LLC

Elizabeth Arden NM, LLC

Elizabeth Arden USC, LLC

Foreign Subsidiaries (Wholly-Owned)

Elizabeth Arden (Australia) Pty Ltd.

Elizabeth Arden Cosmeticos Do Brazil, LTDA.(*)

Elizabeth Arden (Canada) Limited

Elizabeth Arden (Shanghai) Cosmetics & Fragrances Trading, Ltd.

Elizabeth Arden (Denmark) ApS

Elizabeth Arden (France) S.A.

Elizabeth Arden GmbH

Elizabeth Arden Korea Yuhan Hoesa

Elizabeth Arden (Netherlands) Holding B. V.

Elizabeth Arden Trading B. V.

Elizabeth Arden (New Zealand) Limited

Elizabeth Arden (Norway) AS

Elizabeth Arden (Export), Inc.

Elizabeth Arden (Singapore) PTE Ltd.

Elizabeth Arden (South Africa)(Pty) Ltd.

Elizabeth Arden España, S.L.U.

Elizabeth Arden (Sweden) AB

Elizabeth Arden (Switzerland) Holding Sàrl

Elizabeth Arden International Sàrl

Elizabeth Arden (UK) Ltd.

(*) In liquidation

Joint Ventures

Elizabeth Arden SEA PTE Ltd. (Singapore)

Elizabeth Arden Middle East FZCO (UAE—Dubai)

Elizabeth Arden SEA (HK) Ltd. (Hong Kong)

Schedule 3.14

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Locations

Schedule 3.14(i)

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

U.S. and The Netherlands Inventory Locations(*)

(As of June 30, 2016)

Borrower Distribution Center

1751 Blue Hills Drive

Roanoke, Virginia 24012

Borrower Warehouse

115-131 Brand Avenue

Salem, Virginia 24153

CEI-Roanoke

4411 Plantation Road

Roanoke, Virginia 24012

Priority Fulfillment Services, Inc.

4638 E. Shelby Drive

Memphis, TN 38118

Sonoco Display and Packaging

3928 Westpoint Boulevard

Winston-Salem, North Carolina 27103

ID Logistics - Tilburg

Hermesstraat 1

Tilburg

The Netherlands 5047 TS

(*)	Additional inventory locations with small dollar amounts of inventory are not included as permitted by Section 3.14(i).

Schedule 3.14(ii)

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Location of Offices (Other Than Sales Offices and Retail Stores) or

Place of Business of Borrower and Material Subsidiaries

880 SW 145 Avenue Pembroke Pines, Florida 33027	(A)	Elizabeth Arden, Inc.

200 Park Avenue South New York, New York 10003	(A)	Elizabeth Arden, Inc.

200 First Stamford Place Stamford, Connecticut 06902	(A)(C)	Elizabeth Arden, Inc. DF Enterprises, Inc. FD Management, Inc. Elizabeth Arden International Holding, Inc. RDEN Management, Inc. Elizabeth Arden (Financing), Inc. Elizabeth Arden Travel Retail, Inc.

1751 Blue Hills Drive Roanoke, Virginia 11482	(A)	Elizabeth Arden, Inc.

115-131 Brand Avenue Salem, Virginia 24153	(A)	Elizabeth Arden, Inc.

28 Chemin de Joinville 1216 Geneva Switzerland	(A)(B) (D)	Elizabeth Arden International Sàrl Elizabeth Arden (Switzerland) Holding Sàrl

87-91 Newman Street London W1T 3EY United Kingdom	(A)(B)	Elizabeth Arden (UK) Ltd.

505 Apple Creek Boulevard, Unit #2 Markham Ontario L3R 5B1 Canada	(A)(B)	Elizabeth Arden (Canada) Limited

Herengracht 483 1017 BT Amsterdam The Netherlands	(D)	Elizabeth Arden (Netherlands) Holding B.V.

(A) U.S. Borrower (B) Foreign Borrower (C) U.S. Subsidiary Guarantor (D) Foreign Guarantor

Schedule 3.14(iii)

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Owned Real Property

None.

Schedule 3.14(iv)

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Leased Real Property

Property Address	Record Owner (*)
Office 880 S.W. 145 Avenue Pembroke Pines, Florida 33027	Duke Realty Limited Partnership c/o Duke Realty Corporation 2500 North Commerce Parkway, Suite 405 Weston, FL 33326

Office and Retail Store/Salon 200 Park Avenue South New York, New York 10003	200 Park South Associates, LLC 1140 Avenue of the Americas NY, NY 10036

200 First Stamford Place Stamford, Connecticut 06902	First Stamford Place SPE LLC and Merrifield First Stamford SPE LLC Metro Station, One Station Place Stamford, CT 06902

Distribution Center 1751 Blue Hills Drive Roanoke, Virginia 11482	SIR Roanoke LLC and The RMR Group LLC (Property Manager) 3928 Pender Drive, Suite 230 Fairfax, VA 22030

Warehouse 115-131 Brand Avenue Salem, Virginia	Valley Properties LLC and L&M Properties LLC 3330 Hollins Road East Roanoke, VA 24012

Office 28 Chemin de Joinville 1216 Geneva Switzerland	S.I. Quadrilatere Case Postale 54 1216 Cointrin Switzerland

Office 87-91 Newman Street London W1T 3EY United Kingdom	Lazari GP Limited and Lazari Rental Estate Limited Accurist House 44 Baker Street London, W1U 7BR United Kingdom

Office 505 Apple Creek Boulevard, Unit #2 Markham Ontario L3R 5B1 Canada	Apple Creek Properties Limited c/o Madison Properties 369 Rimrock Road Toronto, ON M3J 3G2 Canada

Store Unit No. 123 Dolphin Mall Shopping Mall Miami, Florida	Dolphin Mall Associates Limited Partnership & Dolphin Mall Associates, LLC 200 East Long Lake Road P.O. Box 200 Bloomfield Hills, Michigan 48303

Store Unit No. 0214 Woodbury Common Premium Outlets New York	CPG Partners, L.P. c/o Simon Property Group, Inc. 60 Columbia Road, Bldg B Morristown, New Jersey 07960

(*)	Based on Lessors’ representations in lease documents.

Schedule 3.14(iv) to Elizabeth Arden, Inc. Fourth Amended and Restated Credit Agreement Leased Real Property - Continued
Property Address	Record Owner (*)
Store Unit No. 1167 Orlando Premium Outlets Orlando, Florida	Chelsea Orlando Development Limited Partnership c/o Simon Property Group 60 Columbia Road, Blvd B Morristown, New Jersey 07960

Store No. 1102 Sawgrass Mills Mall 12801 West Sunrise Boulevard Sunrise, Florida 33323	Sawgrass Mills Phase III Limited Partnership M.S. Management Associates, Inc. 225 West Washington Street Indianapolis, Indiana 46204

Store No. 1402 Riverhead Tanger Outlets 1770 West Main Street Riverhead, New York 11901	Tanger Properties Limited Partnership 3200 Northline Avenue, Suite 360 Greensboro, North Carolina 27408

Store No. 1004 Houston Premium Outlets 29300 Hempstead Road Cypress, Texas 77433	CPG Houston Holdings, L.P. c/o Simon Property Group 60 Columbia Road, Blvd B Morristown, New Jersey 07960

Store No. 1004 Houston Premium Outlets 29300 Hempstead Road Cypress, Texas 77433	CPG Houston Holdings, L.P. c/o Simon Property Group 60 Columbia Road, Blvd B Morristown, New Jersey 07960

Store No. 1A04 Orlando Premium Outlets - International Drive 4955 International Drive Orlando, Florida 32819	Orlando Outlet Owner LLC c/o Simon Property Group 60 Columbia Road, Blvd B Morristown, New Jersey 07960

Store No. 505 San Marcos Premium Outlets 3939 IH-35 South San Marcos, Texas 78666	San Marcos Factory Shops, Ltd. c/o Simon Property Group 105 Eisenhower Parkway, 1st Flr. Roseland, New Jersey 07068

Store No. 242C Las Vegas Premium Outlets - South 7400 Las Vegas Boulevard South Las Vegas, Nevada 89123	Chelsea Las Vegas Holdings, LLC c/o Simon Property Group 105 Eisenhower Parkway, 1st Flr. Roseland, New Jersey 07068

Store No. 788 Texas City Tanger Outlets 5885 Gulf Freeway Texas City, Texas 77591	Galveston Outlets, LLC 3200 Northline Avenue, Suite 360 Greensboro, North Carolina 27408

Store No. A012 Williamsburg Premium Outlets 5699-36 Richmond Road Williamsburg, Virginia 23188	CPG Partners, L.P. c/o Simon Property Group 105 Eisenhower Parkway, 1st Flr. Roseland, New Jersey 07068

(*)	Based on Lessors’ representations in lease documents.

Schedule 3.14(iv) to Elizabeth Arden, Inc. Fourth Amended and Restated Credit Agreement Leased Real Property - Continued
Property Address	Record Owner (*)
Store No. 580 Ellenton Premium Outlets 5383 Factory Shops Boulevard Ellenton, Texas 32444	Gulf Coast Factory Shops Limited Partnership c/o Simon Property Group 105 Eisenhower Parkway, 1st Flr. Roseland, New Jersey 07068
Store No. 307 Lancaster Tanger Outlets 307 Stanley K. Tanger Boulevard Lancaster, Pennsylvania 17602	Tanger Properties Limited Partnership 3200 Northline Avenue, Suite 360 Greensboro, North Carolina 27408

Store No. 1504 Las Vegas Premium Outlets - North 855 South Grand Central Parkway Las Vegas, Nevada 89106	Simon/Chelsea Las Vegas Development LLC c/o Simon Property Group 105 Eisenhower Parkway, 1st Flr. Roseland, New Jersey 07068

Store No. 525 Wrentham Village Premium Outlets One Premium Outlets Boulevard Wrentham, Maine 02093	CPG Partners, L.P. c/o Simon Property Group 105 Eisenhower Parkway, 1st Flr. Roseland, New Jersey 07068

Store No. 643 Philadelphia Mills Mall 1580 Franklin Mills Circle Philadelphia, Pennsylvania 19154	Franklin Mills Associates Ltd. c/o M.S. Management Associates, Inc. 225 West Washington Street Indianapolis, Indiana 46204-3438

(*)	Based on Lessors’ representations in lease documents.

Schedule 3.14(v)

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Jurisdictions Qualified to do Business

Arizona

Arkansas

California

Connecticut

Florida(*)

Georgia

Maine

Massachusetts

Minnesota

Missouri

Nevada

New Jersey

New York

North Carolina

Ohio

Pennsylvania

Tennessee

Texas

Virginia

Washington

(*)	Borrower is incorporated in Florida.

Schedule 3.15

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Licenses, Trademarks and Distribution Agreements

Schedule 3.15(a)(i)

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

License Agreements

1.	License Agreement dated as of February 14, 1986, as amended February 9, 1987, January 26, 1989, March 20, 1990, June 28, 1990, August 3, 1999, October 26, 2000, February 1, 2001, July 26, 2001, March 31, 2003, February 8, 2006, and January 30, 2015 between The Elizabeth Taylor Cosmetics Company (as Licensor), Conopco, Inc., d/b/a Parfums International Ltd. and Elizabeth Arden, Inc. (f/k/a/ French Fragrances, Inc.) (as Licensee).

Subject Matter: Grant of exclusive license to Licensee for the use of the mark “Elizabeth Taylor” worldwide in connection with the manufacture and distribution worldwide of women’s fragrance products and skin care products, and men’s fragrance products.

Termination Date/Renewal Options: The term of this Agreement expires on October 1, 2022 and may thereafter be extended by Licensee, at its sole option, for unlimited 20-year periods. Such extensions shall be automatic unless Licensee serves written notice of cancellation within 6 months of the expiration of any such 20-year period.

2.	License Agreement and Additional Terms and Conditions dated as of January 1, 2010 , as extended by letter dated December 2, 2014, and Term Sheet and Additional Terms and Conditions dated as of February 3, 2004, as extended by letters dated December 8, 2009 and December 2, 2014, between Britney Brands, Inc. (as Licensor) and Elizabeth Arden, Inc. (as Licensee).

Subject Matter: Grants exclusive license to Licensee to manufacture, distribute, market, advertise and sell fragrance, cosmetic and skin care products worldwide under the marks “BRITNEY SPEARS.”

Termination Date/Renewal Option: The term of this Agreement expires on December 31, 2019. There are no renewal options.

3.	License Agreement dated as of May 28, 2008, as amended August 10, 2011, by and among Liz Claiborne, Inc., Juicy Couture, Inc., Lucky Brand Dungarees, Inc. (collectively, as Licensor) and Elizabeth Arden, Inc. (as Licensee).

Subject Matter: Grants Licensee exclusive rights to manufacture, distribute, market, advertise and sell fragrance, cosmetic and scented ancillary products worldwide under certain marks, including LIZ CLAIBORNE, JUICY COUTURE, and LUCKY.

Termination Date/Renewal Option: The term of this Agreement expires December 31, 2017. There are two renewal options through December 31, 2027 if certain net sales targets and other conditions are met.

The License as to the Juicy Licensed Products can be renewed from 2028 through 2032 if certain net sales targets of Juicy and Lucky Brand Licensed Products and other conditions are met.

Schedule 3.15(a)(ii)

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Patent and Trademark List for Borrower and Guarantors

Patents:

See attached “Arden Patent Summary.”

Trademarks:

See attached “Trademarks List.”

Friday, July 29, 2016	Patent List by Case Number	Page 1

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0007-PRO		PRO	60/579,093			Expired
United States of America			12-Jun-2004			12-Jun-2005
Title: Topical Composition for Treating Inflammation
ARDEN 0008-PRO		PRO	60/652,921			Expired
United States of America			14-Feb-2005			14-Feb-2006
Title: Topical Skin Care Composition
ARDEN 0009-AU		PCT	2005254035		2005254035	Granted
Australia			13-Jun-2005		07-Jul-2011	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-CA		PCT	2579605	2579605	2,579,605	Granted
Canada			13-Jun-2005	29-Dec-2005	01-Oct-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-CN		PCT	200580027469.3	101039689	101039689	Granted
China (People’s Republic)			13-Jun-2005	19-Sep-2007	30-Jan-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	605585	Granted
Austria			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
Belgium			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
Denmark			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		PCT	05757465	1765376	EP1765376	Granted
European Patent Convention			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
France			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
Germany			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions

Friday, July 29, 2016	Patent List by Case Number	Page 2

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
Ireland			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
Italy			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
Netherlands			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	05757465	1765376	EP1765376	Granted
Portugal			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
Spain			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	05757465	1765376	EP1765376	Granted
Sweden			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
Switzerland			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-EP		EPP	2005757465	1765376	EP1765376	Granted
United Kingdom			13-Jun-2005	28-Mar-2007	10-Apr-2013	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-JP		PCT	2007-527776		4987715	Granted
Japan			13-Jun-2005		11-May-2012	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-PCT		ORD	PCT/US05/20555	WO/2005/123103		Published
Patent Cooperation Treaty			13-Jun-2005	29-Dec-2005
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-SG		PCT	20006086185		136163	Granted
Singapore			13-Jun-2005		15-Nov-2011	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions

Friday, July 29, 2016	Patent List by Case Number	Page 3

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0009-US		ORD	11/151,174	US-2005-0277694	8,338,648	Granted
United States of America			13-Jun-2005	15-Dec-2005	25-Dec-2012	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0009-USD		DIV	12/968,800	US-2011-0117187	8,334,413	Granted
United States of America			15-Dec-2010	19-May-2011	18-Dec-2012	13-Jun-2025
Title: Topical Compositions and Methods for Epithelial-Related Conditions
ARDEN 0013-AU		ORD	57398/98		730197	Granted
Australia			06-Mar-1998	01-Mar-2001	14-Jun-2001	06-Mar-2018
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin
ARDEN 0013-CA		ORD	2231121	2231121	2231121	Granted
Canada			04-Mar-1998	14-Oct-1998	15-May-2007	04-Mar-2018
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin
ARDEN 0013-DE		EPC	98302809.3	0879593	69816521.7	Granted
Germany			09-Apr-1998	26-Jul-2000	23-Jul-2003	09-Apr-2018
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin
ARDEN 0013-EP		ORD	98302809.3	0879593	0879593	Granted
European Patent Convention			09-Apr-1998	26-Jul-2000	23-Jul-2003	09-Apr-2018
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin
ARDEN 0013-ES		EPC	98302809.3	0879593	0879593	Granted
Spain			09-Apr-1998	26-Jul-2000	23-Jul-2003	09-Apr-2018
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin
ARDEN 0013-FR		EPC	98302809.3	0879593	0879593	Granted
France			09-Apr-1998	26-Jul-2000	23-Jul-2003	09-Apr-2018
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin
ARDEN 0013-GB		EPC	98302809.3	0879593	0879593	Granted
United Kingdom			09-Apr-1998	26-Jul-2000	23-Jul-2003	09-Apr-2018
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin
ARDEN 0013-NZ		ORD	329902		329902	Granted
New Zealand			04-Mar-1998		09-Oct-1998	04-Mar-2018
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin
ARDEN 0013-PRO		PRO	60/042,006			Expired
United States of America			17-Apr-1997			17-Apr-1998
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin

Friday, July 29, 2016	Patent List by Case Number	Page 4

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0013-US		ORD	08/978,407		6,063,387	Granted
United States of America			25-Nov-1997		16-May-2000	25-Nov-2017
Title: Anhydrous Cosmetic Composition with Ceramides for Firming Skin
ARDEN 0014-PRO		PRO	60/130,742			Expired
United States of America			23-Apr-1999			23-Apr-2000
Title: Apparatus and Method for Customizing Cosmetic Products
ARDEN 0014-US		ORD	09/496,602		6,510,366	Granted
United States of America			02-Feb-2000		21-Jan-2003	02-Feb-2020
Title: Apparatus and Method for Customizing Cosmetic Products
ARDEN 0015-AU		DES	3508/96		131172	Expired
Australia			10-Oct-1996		12-Sep-1997	10-Oct-2012
Title: Bottle Stopper
ARDEN 0015-ES		DES	138347		138347	Granted
Spain			24-Sep-1996		08-Apr-1997	08-Apr-2017
Title: Bottle Stopper
ARDEN 0015-IB		DES	DM/037,640		DM/037,640	Granted
International Design - Hague Agreement			25-Sep-1996		25-Sep-1996	25-Sep-2046
Title: Bottle Stopper
ARDEN 0016-ES		DES	141552		141552	Inactive
Spain			26-Nov-1997		15-Jul-1998	15-Jul-2023
Title: Combined Container & Closure
ARDEN 0016-GB		DES	2070643		2070643	Granted
United Kingdom			20-Nov-1997		17-Mar-1998	20-Nov-2022
Title: Combined Container & Closure
ARDEN 0017-US		PRI	08/815,822		5,882,661	Granted
United States of America			12-Mar-1997		16-Mar-1999	12-Mar-2017
Title: Composition and Method for Topical Application to Skin, Hair and Nails
ARDEN 0018-GB		DES	2031250		2031250	Granted
United Kingdom			24-May-1993		02-Jun-1994	24-May-2018
Title: Container Cosmetic Sampler
ARDEN 0019-IB		DES	DM/017936		DM/017936	Expired
International Design - Hague Agreement			25-Oct-1990		25-Oct-1990	25-Oct-2015
Title: Cosmetic Capsule Design

Friday, July 29, 2016	Patent List by Case Number	Page 5

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0020-PCT		ORD	PCT/2001/019200	WO/2001/095728		Published
Patent Cooperation Treaty			13-Jun-2001	20-Dec-2001
Title: Cosmetic Composition for Stressed Skin Under Extreme Conditions
ARDEN 0020-PRO		PRO	60/211,290			Expired
United States of America			13-Jun-2000			13-Jun-2001
Title: Cosmetic Composition for Stressed Skin Under Extreme Conditions
ARDEN 0020-US		ORD	09/880,245	20020012640	6,649,178	Granted
United States of America			13-Jun-2001	31-Jan-2002	18-Nov-2003	13-Jun-2021
Title: Cosmetic Composition for Stressed Skin Under Extreme Conditions
ARDEN 0021-US		PRI	09/879,520		6,603,550	Granted
United States of America			12-Jun-2001		05-Aug-2003	12-Jun-2021
Title: Device, Kit and Method for Selecting Personalized Color Cosmetics
ARDEN 0022-DE		EPC	97301532.4	0797976	69726327.4	Granted
Germany			07-Mar-1997	17-Dec-1997	26-Nov-2003	07-Mar-2017
Title: Long Wearing Lipstick
ARDEN 0022-EP		ORD	97301532.4	0797976	0797976	Granted
European Patent Convention			07-Mar-1997	17-Dec-1997	26-Nov-2003	07-Mar-2017
Title: Long Wearing Lipstick
ARDEN 0022-ES		EPC	97301532.4	0797976	0797976	Granted
Spain			07-Mar-1997	17-Dec-1997	26-Nov-2003	07-Mar-2017
Title: Long Wearing Lipstick
ARDEN 0022-FR		EPC	97301532.4	0797976	0797976	Granted
France			07-Mar-1997	17-Dec-1997	26-Nov-2003	07-Mar-2017
Title: Long Wearing Lipstick
ARDEN 0022-GB		EPC	97301532.4	0797976	0797976	Granted
United Kingdom			07-Mar-1997	17-Dec-1997	26-Nov-2003	07-Mar-2017
Title: Long Wearing Lipstick
ARDEN 0022-US		PRI	08/622,503		5,667,770	Expired
United States of America			25-Mar-1996		16-Sep-1997	25-Mar-2016
Title: Long Wearing Lipstick
ARDEN 0023-IB		DES	DM/027,481		DM/027,481	Granted
International Design - Hague Agreement			19-May-1993		19-May-1993	19-May-2018
Title: Container Cosmetic Sampler

Friday, July 29, 2016	Patent List by Case Number	Page 6

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0024-PRO		PRO	60/017,559			Expired
United States of America			13-May-1996			13-May-1997
Title: Linoleate for Increasing Skin Radiance, Treating Lines/Wrinkles (Cosmetic Comp with Retinyl/Fatty Acid Ester)
ARDEN 0024-PRO1		PRO	60/025,803			Expired
United States of America			28-Aug-1996			28-Aug-1997
Title: Linoleate for Increasing Skin Radiance, Treating Lines/Wrinkles (Cosmetic Comp with Retinyl/Fatty Acid Ester)
ARDEN 0024-US		ORD	08/834,885		5,885,595	Granted
United States of America			07-Apr-1997		23-Mar-1999	07-Apr-2017
Title: Linoleate for Increasing Skin Radiance, Treating Lines/Wrinkles (Cosmetic Comp with Retinyl/Fatty Acid Ester)
ARDEN 0025-US		PRI	07/720,112		5,197,814	Expired
United States of America			24-Jun-1991		30-Mar-1993	24-Jun-2011
Title: Lipstick Article
ARDEN 0025-USD		DIV	07/887,215		5,342,134	Expired
United States of America			21-May-1992		30-Aug-1994	30-Aug-2011
Title: Lipstick Article
ARDEN 0026-US		PRI	08/110,273		5,903,465	Expired
United States of America			23-Aug-1993		11-May-1999	11-May-2016
Title: Method and Apparatus for Customizing Cosmetic Products
ARDEN 0027-US		PRI	08/820,516		5,785,960	Granted
United States of America			19-Mar-1997		28-Jul-1998	19-Mar-2017
Title: Method And System For Customizing Dermatological Foundation Products
ARDEN 0027-US1		CIP	09/033,176		5,945,112	Granted
United States of America			02-Mar-1998		31-Aug-1999	19-Mar-2017
Title: Method And System For Customizing Dermatological Foundation Products
ARDEN 0028-ES		DES	138346		138346	Granted
Spain			24-Sep-1996		15-Jul-1997	15-Jul-2017
Title: Ornamental Design for a Bottle
ARDEN 0028-IB		DES	DM/037641		DM/037641	Granted
International Design - Hague Agreement			25-Sep-1996		25-Sep-1996	25-Sep-2046
Title: Ornamental Design for a Bottle
ARDEN 0029-AU		ORD	65346/99		770443	Granted
Australia			20-Dec-1999		03-Jun-2004	20-Dec-2019
Title: Packaged Cosmetic Product

Friday, July 29, 2016	Patent List by Case Number	Page 7

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0029-CA		ORD	2292225	2292225	2292225	Granted
Canada			14-Dec-1999	14-Mar-2001	25-Nov-2008	14-Dec-2019
Title: Packaged Cosmetic Product
ARDEN 0029-US		PRI	09/395,951		6,062,391	Granted
United States of America			14-Sep-1999		16-May-2000	14-Sep-2019
Title: Packaged Cosmetic Product
ARDEN 0030-GB		DES	2018230		2018230	Granted
United Kingdom			11-Oct-1991		21-Oct-1992	11-Oct-2016
Title: Perfume Bottle with Cap (Bow Top/Rhinestones & Bow)
ARDEN 0030-IB		DES	DM/020129		DM/020129	Inactive
International Design - Hague Agreement			12-Jul-1991		31-Dec-1991	12-Jul-2016
Title: Perfume Bottle with Cap (Bow Top/Rhinestones & Bow)
ARDEN 0031-AU		PCT	15965/97		722604	Granted
Australia			23-Jan-1997	10-Aug-2000	23-Nov-2000	23-Jan-2017
Title: Skin Treatment With Salicylic Acid Esters And Retinoids
ARDEN 0031-CA		PCT	2233222	2233222	2233222	Granted
Canada			23-Jan-1997	28-Aug-1997	08-Jul-2003	23-Jan-2017
Title: Skin Treatment With Salicylic Acid Esters And Retinoids
ARDEN 0031-CN		PCT	97191306-4	1204958		Abandoned
China (People’s Republic)			23-Jan-1997	13-Jan-1999		23-Jan-2017
Title: Skin Treatment With Salicylic Acid Esters And Retinoids
ARDEN 0031-DE		EPP	97902254.8	0881896	69712322.7	Granted
Germany			23-Jan-1997	09-Dec-1998	02-May-2002	23-Jan-2017
Title: Skin Treatment With Salicylic Acid Esters And Retinoids
ARDEN 0031-EP		PCT	97902254.8	0881896	0881896	Granted
European Patent Convention			23-Jan-1997	09-Dec-1998	02-May-2002	23-Jan-2017
Title: Skin Treatment With Salicylic Acid Esters And Retinoids
ARDEN 0031-ES		EPP	97902254.8	0881896	0881896	Granted
Spain			23-Jan-1997	09-Dec-1998	02-May-2002	23-Jan-2017
Title: Skin Treatment With Salicylic Acid Esters And Retinoids
ARDEN 0031-FR		EPP	97902254.8	0881896	0881896	Granted
France			23-Jan-1997	09-Dec-1998	02-May-2002	23-Jan-2017
Title: Skin Treatment With Salicylic Acid Esters And Retinoids

Friday, July 29, 2016	Patent List by Case Number	Page 8

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0031-PCT		ORD	PCT/EP97/00387	WO/1997/030691		Published
Patent Cooperation Treaty			23-Jan-1997	28-Aug-1997		23-Jan-2017
Title: Skin Treatment With Salicylic Acid Esters And Retinoids
ARDEN 0031-PRO		PRO	60/012,217			Expired
United States of America			23-Feb-1996			23-Feb-1997
Title: Skin Treatment With Salicylic Acid Esters And Retinoids
ARDEN 0031-US		ORD	08/757,784		5,728,732	Granted
United States of America			27-Nov-1996		17-Mar-1998	27-Nov-2016
Title: Skin Treatment With Salicylic Acid Esters And Retinoids
ARDEN 0032-PRO		PRO	60/145,128			Expired
United States of America			22-Jul-1999			22-Jul-2000
Title: Silicone Elastomer Emulsions Stabilized with Pentylene Glycol
ARDEN 0032-US		ORD	09/533,876		6,548,074	Granted
United States of America			22-Mar-2000		15-Apr-2003	22-Mar-2020
Title: Silicone Elastomer Emulsions Stabilized with Pentylene Glycol
ARDEN 0035-US		PRI	08/670,390		5,741,497	Expired
United States of America			25-Jun-1996		21-Apr-1998	25-Jun-2016
Title: Skin Treatment with Salicylic Acid Esters
ARDEN 0035-US1		CIP	08/852,716		5,891,451	Expired
United States of America			07-May-1997		06-Apr-1999	25-Jun-2016
Title: Skin Treatment with Salicylic Acid Esters
ARDEN 0036-AT		EPP	00945551.0	1194115	E279902	Granted
Austria			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-ATD		EDV	04010332.7	1449511	E341306	Granted
Austria			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-AU		PCT	59624/00		767909	Granted
Australia			19-May-2000		11-Mar-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-BE		EPP	00945551.0	1194115	1194115	Granted
Belgium			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect

Friday, July 29, 2016	Patent List by Case Number	Page 9

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0036-BED		EDV	04010332.7	1449511	1449511	Granted
Belgium			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-BR		PCT	PI0011958-0		PI0011958-0	Granted
Brazil			19-May-2000	12-Mar-2002	27-Aug-2013	27-Aug-2023
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-BR1		PCT	PI0017582-0	PI 0017582-0		Published
Brazil			14-Jun-2010	02-Dec-2014		02-Dec-2024
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-CA		PCT	2375537	2375537	2375537	Granted
Canada			19-May-2000	18-Jan-2001	13-Jul-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-CH		EPP	00945551.0	1194115	1194115	Granted
Switzerland			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-CHD		EDV	04010332.7	1449511	1449511	Granted
Switzerland			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-CN		PCT	00809884.0	1359285	1212826	Granted
China (People’s Republic)			19-May-2000	17-Jul-2002	03-Aug-2005	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-CY		EPP	00945551.0	1194115	1194115	Abandoned
Cyprus, Republic of			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-CYD		EDV	04010332.7	1449511	1449511	Abandoned
Cyprus, Republic of			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-DE		PRI	19932197.3			Inactive
Germany			09-Jul-1999
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-DE1		EPP	00945551.0	1194115	50008337.1	Granted
Germany			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect

Friday, July 29, 2016	Patent List by Case Number	Page 10

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0036-DED		EDV	04010332.7	1449511	50013579.7	Granted
Germany			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-DK		EPP	00945551.0	1194115	1194115	Granted
Denmark			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-DKD		EDV	04010332.7	1449511	1449511	Granted
Denmark			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-EP		PCT	00945551.0	1194115	1194115	Granted
European Patent Convention			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-EPD		DIV	04010332.7	1449511	1449511	Granted
European Patent Convention			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-ES		EPP	00945551.0	1194115	1194115	Granted
Spain			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-ESD		EDV	04010332.7	1449511	1449511	Granted
Spain			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-FR		EPP	00945551.0	1194115	1194115	Granted
France			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-FRD		EDV	04010332.7	1449511	1449511	Granted
France			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-GB		EPP	00945551.0	1194115	1194115	Granted
United Kingdom			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-GBD		EDV	04010332.7	1449511	1449511	Granted
United Kingdom			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect

Friday, July 29, 2016	Patent List by Case Number	Page 11

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0036-GR		EPP	00945551.0	1194115	1194115	Abandoned
Greece			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-GRD		EDV	04010332.7	1449511	1449511	Abandoned
Greece			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-HK		PCX	05101647.0	1071507	1071507	Granted
Hong Kong			19-May-2000	22-Jul-2005	14-Sep-2007	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-IE		EPP	00945551.0	1194115	1194115	Granted
Ireland			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-IED		EDV	04010332.7	1449511	1449511	Granted
Ireland			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-IT		EPP	00945551.0	1194115	1194115	Granted
Italy			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-ITD		EDV	04010332.7	1449511	1449511	Granted
Italy			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-LU		EPP	00945551.0	1194115	1194115	Granted
Luxembourg			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-LUD		EDV	04010332.7	1449511	1449511	Granted
Luxembourg			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-MC		EPP	00945551.0	1194115	1194115	Abandoned
Monaco			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-MCD		EDV	04010332.7	1449511	1449511	Abandoned
Monaco			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect

Friday, July 29, 2016	Patent List by Case Number	Page 12

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0036-NL		EPP	00945551.0	1194115	1194115	Granted
Netherlands			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-NLD		EDV	04010332.7	1449511	1449511	Granted
Netherlands			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-NO		EPP	20020071	325136	325136	Granted
Norway			19-May-2000	04-Feb-2008	04-Feb-2008	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-NOD		EDV	20052446		0334695	Granted
Norway			19-May-2000		12-May-2014	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-PCT		ORD	PCT/DE00/01636			Expired
Patent Cooperation Treaty			19-May-2000
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effects.
ARDEN 0036-PT		EPP	00945551.0	1194115	1194115	Granted
Portugal			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-PTD		EDV	04010332.7	1449511	1449511	Granted
Portugal			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-SE		EPP	00945551.0	1194115	1194115	Granted
Sweden			19-May-2000	10-Apr-2002	20-Oct-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-SED		EDV	04010332.7	1449511	1449511	Granted
Sweden			19-May-2000	25-Aug-2004	04-Oct-2006	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-US		PCT	10/030,842		US 6,756,045 B1	Granted
United States of America			09-Jan-2002		29-Jun-2004	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect
ARDEN 0036-ZA		PCT	2002/0053		2002/0053	Granted
South Africa			19-May-2000		26-Mar-2003	19-May-2020
Title: Topically Applied Idebenone-Containing Agent with Protective and Regenerative Effect

Friday, July 29, 2016	Patent List by Case Number	Page 13

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0037-AU		PCT	2009309056		2009309056	Granted
Australia			06-Oct-2009		06-Mar-2014	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-BR		PCT	PI0920020-7			Pending
Brazil			06-Oct-2009			06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-CA		PCT	2,739,974	2739974		Published
Canada			06-Oct-2009	06-May-2010		06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-CN		PCT	200980139639.5	102231996	102231996	Granted
China (People’s Republic)			06-Oct-2009	02-Nov-2011	26-Nov-2014	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-EP		PCT	09807729.0	2344256		Published
European Patent Convention			06-Oct-2009	20-Jul-2011		06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-HK		PCX	12103450.3	1162996A	ZL200980139639.5 Granted
Hong Kong			06-Oct-2009	26-Apr-2013	26-Nov-2014	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-IL		PCT	211844		211844	Granted
Israel			06-Oct-2009	31-Aug-2014	01-Dec-2014	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-IN		PCT	2114/DELNP/2011			Pending
India			06-Oct-2009			06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-JP		PCT	2011-530300	5739335	5739335	Granted
Japan			06-Oct-2009	01-May-2015	01-May-2015	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof

Friday, July 29, 2016	Patent List by Case Number	Page 14

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0037-KR		PCT	10-2011-7010489		1630240	Granted
Korea, Republic of			06-Oct-2009			06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-MX		PCT	MX/a/2011/003361		317974	Granted
Mexico			06-Oct-2009		12-Feb-2014	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-NZ		PCT	592663		592663	Granted
New Zealand			06-Oct-2009		11-Dec-2012	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-PCT		PRI	PCT/US2009/059673WO 2010/051138			Expired
Patent Cooperation Treaty			06-Oct-2009	06-May-2010
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-RU		PCT	2011112707		2537299	Granted
Russian Federation			06-Oct-2009	20-Nov-2012	27-Dec-2014	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-SG		PCT	201102435-3			Abandoned
Singapore			06-Apr-2011			06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-SGD		DIV	201307455-4	0194410		Published
Singapore			06-Oct-2009	29-Nov-2013		06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-US		ORD	12/574,135	US 2010-0086494	8,173,703	Granted
United States of America			06-Oct-2009	08-Apr-2010	08-May-2012	06-Oct-2029
Title: Skin Treatments With Carboxylic Acid-Substituted Idebenone Derivatives
ARDEN 0037-US1		DIV	13/349,651	US 2012-0130098	8,354,550	Granted
United States of America			13-Jan-2012	24-May-2012	15-Jan-2013	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof

Friday, July 29, 2016	Patent List by Case Number	Page 15

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0037-US2		DIV	13/714,136	US 2013-0101534	9,290,436	Granted
United States of America			13-Dec-2012	25-Apr-2013	22-Mar-2016	06-Oct-2029
Title: Compositions Containing Carboxylic Acid-Substituted Derivatives
ARDEN 0037-US3		CON	15,018,259	20160151260		Published
United States of America			08-Feb-2016	02-Jun-2016		06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0037-ZA		PCT	2011/01965		2011/01965	Granted
South Africa			06-Oct-2009		26-Sep-2012	06-Oct-2029
Title: Skin Treatments Containing Carboxylic Acid-Substituted Idebenone Derivatives and Methods of Preparation and Use Thereof
ARDEN 0040-CA		DES	146,761		146,761	Granted
Canada			03-Aug-2012		15-May-2013	15-May-2023
Title: Perfume Bottle
ARDEN 0040-EP1		DES	001341150-0001		001341150-0001	Granted
European Patent Convention			21-Aug-2012		19-Oct-2012	21-Aug-2037
Title: Perfume Bottle
ARDEN 0040-EP2		DES	001341150-0002		001341150-0002	Granted
European Patent Convention			21-Aug-2012		19-Oct-2012	21-Aug-2037
Title: Perfume Bottle
ARDEN 0040-EP3		DES	001341150-0003		001341150-0003	Granted
European Patent Convention			21-Aug-2012		19-Oct-2012	21-Aug-2037
Title: Perfume Bottle
ARDEN 0040-US		DES	29/414,481		D721,971	Granted
United States of America			29-Feb-2012		03-Feb-2015	03-Feb-2029
Title: Perfume Bottle
ARDEN 0040-USD		DES	29/511,771		D763100	Granted
United States of America			12-Dec-2014		09-Aug-2016	09-Aug-2030
Title: Perfume Bottle
ARDEN 0041-AU		PCT	2013315557			Pending
Australia			11-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-BR		PCT	BR 11 2015 005789			Pending
Brazil			11-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof

Friday, July 29, 2016	Patent List by Case Number	Page 16

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0041-CA		PCT	2,884,115	2,884,115		Published
Canada			11-Sep-2013	20-Mar-2014
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-CN		PCT	201380055596.9	CN 104853753 A		Published
China (People’s Republic)			11-Sep-2013	19-Aug-2015
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-EP		PCT	13836558.0	2895159		Published
European Patent Convention			11-Sep-2013	22-Jul-2015
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-HK		PCX	15107270.9	1206621A		Published
Hong Kong			11-Sep-2013	15-Jan-2016
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-IL		PCT	237693			Pending
Israel			11-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-IN		PCT	2270/DELNP/2015			Pending
India			11-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-JP		PCT	2015-532021	2015-528499		Published
Japan			11-Sep-2013	28-Sep-2015
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-KR		PCT	10-2015-7009426			Pending
Korea, Republic of			11-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-MX		PCT	MX/a/ 2015/003074			Pending
Mexico			11-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-NZ		PCT	705776			Pending
New Zealand			11-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-PCT		ORD	PCT/US13/59257	WO2014043230		Published
Patent Cooperation Treaty			11-Sep-2013	20-Mar-2014
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof

Friday, July 29, 2016	Patent List by Case Number	Page 17

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0041-PRO		PRO	61/701,098			Expired
United States of America			14-Sep-2012			14-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-PRO1		PRO	61/815,771			Expired
United States of America			25-Apr-2013			25-Apr-2014
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-RU		PCT	2015112839			Pending
Russian Federation			11-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-SG		PCT	11201501892S		11201501892S	Granted
Singapore			11-Sep-2013		26-May-2016	11-Sep-2033
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-US		PCT	14/426,777			Pending
United States of America			09-Mar-2015
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0041-ZA		PCT	2015/01857			Pending
South Africa			11-Sep-2013
Title: Formulations Comprising Idebenone, N-Acetyl-S-Farnesyl-L-Cysteine and Ergothioneine and Uses Thereof
ARDEN 0043-US		DES	29/393,304		D683,222	Granted
United States of America			02-Jun-2011		28-May-2013	28-May-2028
Title: Perfume Bottle
ARDEN 0045-US		TMK				Inactive
United States of America
Title: ARAZINE
ARDEN 0046-US		TMK	86/137,152		4,583,480	Inactive
United States of America			06-Dec-2013	27-May-2014	12-Aug-2014
Title: ARAZINE mark
ARDEN 0050-US		TMK	86/234,455			Inactive
United States of America			27-Mar-2014
Title: SKIN OPTIMIZING PLATFORM
ARDEN 0060-US		TMK	86/311,640			Inactive
United States of America			17-Jun-2014	31-Mar-2015
Title: ADVANCED MIx CONCENTRATE mark

Friday, July 29, 2016	Patent List by Case Number	Page 18

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0062-CA		ORD	2238790	2238790	2238790	Granted
Canada			27-May-1998	04-Dec-1998	16-Aug-2005	27-May-2018
Title: Stabilized Cleansing Composition with Opacifier
ARDEN 0062-DE		EPC	98303604.7	0887071	69831369.0	Granted
Germany			08-May-1998	30-Dec-1998	31-Aug-2005	08-May-2018
Title: Stabilized Cleansing Composition with Opacifier
ARDEN 0062-EP		ORD	98303604.7	0887071	0887071	Granted
European Patent Convention			08-May-1998	30-Dec-1998	31-Aug-2005	08-May-2018
Title: Stabilized Cleansing Composition with Opacifier
ARDEN 0062-ES		EPC	98303604.7	0887071	0887071	Granted
Spain			08-May-1998	30-Dec-1998	31-Aug-2005	08-May-2018
Title: Stabilized Cleansing Composition with Opacifier
ARDEN 0062-FR		EPC	98303604.7	0887071	0887071	Granted
France			08-May-1998	30-Dec-1998	31-Aug-2005	08-May-2018
Title: Stabilized Cleansing Composition with Opacifier
ARDEN 0062-GB		EPC	98303604.7	0887071	0887071	Granted
United Kingdom			08-May-1998	30-Dec-1998	31-Aug-2005	08-May-2018
Title: Stabilized Cleansing Composition with Opacifier
ARDEN 0062-US		PRI	08/869,128		5,851,541	Granted
United States of America			04-Jun-1997		22-Dec-1998	04-Jun-2017
Title: Stabilized Cleansing Composition with Opacifier
ARDEN 0063-PRO		PRO	60/142,600			Expired
United States of America			07-Jul-1999			07-Jul-2000
Title: System for Assisting Customers in Selecting an Optimum Color Cosmetic Product
ARDEN 0063-US		ORD	09/543,711		6,437,866	Granted
United States of America			05-Apr-2000		20-Aug-2002	05-Apr-2020
Title: System for Assisting Customers in Selecting an Optimum Color Cosmetic Product
ARDEN 0069-PRO		PRO	62/250,114			Pending
United States of America			03-Nov-2015			03-Nov-2016
Title: Formulations for Protection of Skin Against Environmental Stressors
ARDEN 0081-DE		DES	40203108.3		40203108.3	Granted
Germany			04-Apr-2002		23-Sep-2002	04-Apr-2027
Title: Giorgio So You

Friday, July 29, 2016	Patent List by Case Number	Page 19

Case Number Country	SubCase	Case Type	Application Filing Date	Publication Publication Date	Patent Number Issue Date	Status Expiration Date
ARDEN 0081-ES		DES	156118		156118	Granted
Spain			31-Jan-2003		02-Sep-2003	02-Sep-2023
Title: Giorgio So You
ARDEN 0081-ES1		DES	156121		156121	Granted
Spain			31-Jan-2003		02-Sep-2003	02-Sep-2023
Title: Giorgio So You
ARDEN 0081-FR		DES	02/2208		22208	Granted
France			04-Apr-2002		05-Jul-2002	04-Apr-2027
Title: Giorgio So You
ARDEN 0081-GB		DES	2105449		2105449	Granted
United Kingdom			09-Oct-2001		18-Jun-2002	09-Oct-2026
Title: Giorgio So You
ARDEN 0081-US		DES	29/158670		D470751	Granted
United States of America			08-Apr-2002		25-Feb-2003	25-Feb-2017
Title: Giorgio So You

DF ENTERPRISES, INC.

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
Aruba	BLACK PEARLS	Registered	3	28-Feb-1995	95,022,812	17274	28-Feb-1995
Bahamas	BLACK PEARLS	Registered	48	07-Mar-1995		17183	07-Mar-1995
Benelux	BLACK PEARLS	Registered	3	28-Aug-1996	877565	595205	28-Aug-1996
Bermuda	BLACK PEARLS	Registered	3			26750	11-Mar-1995
Brazil	BLACK PEARLS	Registered	3	02-Mar-1995	818264586	818264586	11-Jun-2002
Chile	BLACK PEARLS	Registered	3	20-Jul-2005	300329	734856	30-Sep-2005
Colombia	BLACK PEARLS	Registered	3		95/007838	209526	29-May-1996
Costa Rica	BLACK PEARLS	Registered	3			97183	10-Sep-1996
Curacao	BLACK PEARLS	Registered	03	21-Feb-2005	D-8312	07432	28-Feb-2005
Ecuador	BLACK PEARLS	Registered	3	24-Feb-1995	54615	6338	25-Oct-1996
El Salvador	BLACK PEARLS	Registered	3		1304/95	129/97	30-Sep-1999
Guatemala	BLACK PEARLS	Registered	3		1741-95	79722	28-May-1996
Honduras	BLACK PEARLS	Registered	3		2581/95	63512	07-Nov-1995
Panama	BLACK PEARLS	Registered	3	06-Nov-1996	83803	83803	06-Nov-1996
Paraguay	BLACK PEARLS	Registered	3	06-Mar-1995	4,163	273484	17-Nov-2004
Peru	BLACK PEARLS	Registered	3		263,210	16642	21-Jun-1995
Saudi Arabia	BLACK PEARLS	Registered	3	29-Sep-1996	35786	499/96	14-Oct-1999
St. Maarten	BLACK PEARLS	Pending		21-Feb-2005	D-8312	06209
Trinidad and Tobago	BLACK PEARLS	Registered	3	01-Mar-1995	23,613	23,613	05-Sep-1996
United Kingdom	BODY RADIANCE	Registered	3	23-Nov-1991		1,483,327	23-Nov-1991

DF ENTERPRISES, INC.

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
United States of America	BRILLIANT WHITE DIAMONDS	Registered	3	16-May-2000	76/049809	2636441	15-Oct-2002
Benelux	DIAMONDS AND EMERALDS	Registered	3	19-Feb-1993	793479	526378	19-Feb-1993
Brazil	DIAMONDS AND EMERALDS	Registered	3			817361200	01-Jul-1997
Chile	DIAMONDS AND EMERALDS	Registered	3	24-Jun-1993	244362	1140163	27-Oct-1994
Colombia	DIAMONDS AND EMERALDS	Registered	3		395,316	157661	28-Mar-1994
Germany	DIAMONDS AND EMERALDS	Registered	3	09-Jul-1993	U 9000/3WZ	2071569	15-Jul-1994
Indonesia	DIAMONDS AND EMERALDS	Registered	3	08-Sep-1993		IDM000009353	16-Dec-1994
Italy	DIAMONDS AND EMERALDS	Registered	3	30-Jun-1993	MI2013C001600	0001533738	30-Jun-1993
Korea, Republic of	DIAMONDS AND EMERALDS	Registered	12		93-22219	40295869	12-Aug-1994
Korea, Republic of	DIAMONDS AND EMERALDS	Registered	13		93-22218	297814	07-Sep-1994
Mexico	DIAMONDS AND EMERALDS	Registered	3	26-Jan-2004	639021	844336	26-Jul-2004
Peru	DIAMONDS AND EMERALDS	Registered	3		256,497	15519	11-May-1995
Saudi Arabia	DIAMONDS AND EMERALDS	Registered	3	07-Jul-1993	21,575	308/64	01-Jun-1994
Singapore	DIAMONDS AND EMERALDS	Registered	3	25-Jun-1993		T9304777E	25-Jun-1993
South Africa	DIAMONDS AND EMERALDS	Registered	3	23-Jun-1993		93/5255	23-Jun-1993
Taiwan	DIAMONDS AND EMERALDS	Registered	5		82032487	631768	16-Feb-1994
Taiwan	DIAMONDS AND EMERALDS	Registered	6		82,032,488	627428	16-Jan-1994
Taiwan	DIAMONDS AND EMERALDS	Registered	7		82,032,476	631938	16-Feb-1994
Thailand	DIAMONDS AND EMERALDS	Registered	3	05-Jul-1993	247,614	KOR18576	05-Jul-1993
United States of America	DIAMONDS AND EMERALDS	Registered	3	02-Feb-1993	74/355298	1842243	28-Jun-1994

DF ENTERPRISES, INC.

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
United States of America	DIAMONDS AND EMERALDS	Registered	03	05-Aug-1994	74/560,194	1914449	29-Aug-1995
Benelux	DIAMONDS AND RUBIES	Registered	3	04-May-1993	797077	530528	04-May-1993
Brazil	DIAMONDS AND RUBIES	Registered	3			817361219	01-Jul-1997
Chile	DIAMONDS AND RUBIES	Registered	3	24-Jun-1993	244363	1140161	27-Oct-1994
Colombia	DIAMONDS AND RUBIES	Registered	3		395,317	157660	28-Mar-1994
Germany	DIAMONDS AND RUBIES	Registered	3	09-Jul-1993	U 9001/3WZ	2068337	17-Jun-1994
Indonesia	DIAMONDS AND RUBIES	Registered	3	08-Sep-1993		IDM000009352	12-Dec-1994
Italy	DIAMONDS AND RUBIES	Registered	3	30-Jun-1993	MI2013C001603	0001533740	30-Jun-1993
Korea, Republic of	DIAMONDS AND RUBIES	Registered	12		93-22217	40295870	12-Aug-1994
Korea, Republic of	DIAMONDS AND RUBIES	Registered	13		93-22221	40297813	07-Sep-1994
Mexico	DIAMONDS AND RUBIES	Registered	3	26-Jan-2004	639020	844335	26-Jul-2004
Peru	DIAMONDS AND RUBIES	Registered	3		260,434	16202	14-Jun-1995
Saudi Arabia	DIAMONDS AND RUBIES	Registered	3	07-Jul-1993	21,576	308/65	31-May-1994
Singapore	DIAMONDS AND RUBIES	Registered	3	25-Jun-1993		T9304778C	25-Jun-1993
South Africa	DIAMONDS AND RUBIES	Registered	3	23-Jun-1993		93/5256	23-Jun-1993
Taiwan	DIAMONDS AND RUBIES	Registered	5		82032480	631767	16-Feb-1994
Taiwan	DIAMONDS AND RUBIES	Registered	6		82,032,481	627427	16-Jan-1994
Taiwan	DIAMONDS AND RUBIES	Registered	7		82,032,482	631939	16-Feb-1994
Thailand	DIAMONDS AND RUBIES	Registered	3	05-Jul-1993	247,616	KOR18014	05-Jul-1993
United States of America	DIAMONDS AND RUBIES	Registered	3	25-May-1993	74/394,846	1,931,953	31-Oct-1995

DF ENTERPRISES, INC.

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
Benelux	DIAMONDS AND SAPPHIRES	Registered	3	04-May-1993	797078	530724	04-May-1993
Brazil	DIAMONDS AND SAPPHIRES	Registered	3.20			818928808	26-Jan-1999
Chile	DIAMONDS AND SAPPHIRES	Registered	3		244364	1140159	27-Oct-1994
China (People’s Republic)	DIAMONDS AND SAPPHIRES	Registered	3		94,084,367	880335	14-Oct-1996
Colombia	DIAMONDS AND SAPPHIRES	Registered	3		395,315	157659	28-Mar-1994
Germany	DIAMONDS AND SAPPHIRES	Registered	3	09-Jul-1993	U 9002/3WZ	2071570	15-Jul-1994
Indonesia	DIAMONDS AND SAPPHIRES	Registered	3	08-Sep-1993	D93 9065	IDM000009354	15-Dec-1994
Italy	DIAMONDS AND SAPPHIRES	Registered		30-Jun-1993	MI93C/04811	00670550	30-Jun-1993
Korea, Republic of	DIAMONDS AND SAPPHIRES	Registered	12		93-22220	40295871	12-Aug-1994
Korea, Republic of	DIAMONDS AND SAPPHIRES	Registered	13		93-22222	40297812	07-Sep-1994
Mexico	DIAMONDS AND SAPPHIRES	Registered		26-Jan-2004	639019	844334	26-Jul-2004
Peru	DIAMONDS AND SAPPHIRES	Registered	3		260,435	15818	05-Jun-1995
Saudi Arabia	DIAMONDS AND SAPPHIRES	Registered	3	07-Jul-1993	21,577	308/66	31-May-1994
Singapore	DIAMONDS AND SAPPHIRES	Registered	3	25-Jun-1993		T9304776G	25-Jun-1993
South Africa	DIAMONDS AND SAPPHIRES	Registered	3	23-Jun-1993		93/5257	23-Jun-1993
Taiwan	DIAMONDS AND SAPPHIRES	Registered	5			631747	16-Feb-1994
Taiwan	DIAMONDS AND SAPPHIRES	Registered	6		82,031,098	625808	01-Jan-1994
Taiwan	DIAMONDS AND SAPPHIRES	Registered	7		82,031,099	622270	01-Dec-1993
Thailand	DIAMONDS AND SAPPHIRES	Registered	3	05-Jul-1993	247,617	KOR17523	05-Jul-1993
United States of America	DIAMONDS AND SAPPHIRES	Registered	3	25-May-1993	74/394,824	1873077	10-Jan-1995

DF ENTERPRISES, INC.

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
Australia	FOREVER ELIZABETH	Registered	3	07-May-2002	911907	911907	07-May-2002
Brazil	FOREVER ELIZABETH	Published	3	13-Jun-2002	824578066
Canada	FOREVER ELIZABETH	Registered	3	06-May-2002	1,139,896	599104	12-Jan-2004
Chile	FOREVER ELIZABETH	Registered	3	26-Jun-2002	571977	996946	30-Dec-2002
Colombia	FOREVER ELIZABETH	Published	3	07-May-2002	02/039,065
European Community	FOREVER ELIZABETH	Registered	3	07-May-2002	2686517	2686517	04-Jul-2003
Hong Kong	FOREVER ELIZABETH	Registered	3	23-Aug-2002	2002/13169	200304078	23-Aug-2002
India	FOREVER ELIZABETH	Registered	3	01-Nov-2002	1150627	1150627	01-Nov-2002
Mexico	FOREVER ELIZABETH	Registered	3	07-May-2002	545,974	754890	07-May-2002
New Zealand	FOREVER ELIZABETH	Registered	3	07-May-2002	656753	656753	07-May-2002
Philippines	FOREVER ELIZABETH	Registered	3	25-Oct-2002	4-2002-009337	4-2002-009337	02-Apr-2007
Singapore	FOREVER ELIZABETH	Registered	3	22-Aug-2002	T02/12698G	T02/12698G	02-May-2002
South Africa	FOREVER ELIZABETH	Registered	3	07-May-2002	2002/06276	2002/06276	07-Nov-2006
Taiwan	FOREVER ELIZABETH	Registered	3	01-Nov-2002	91,046,059	01060249	16-Oct-2003
United States of America	FOREVER ELIZABETH	Registered	3	02-May-2002	76/402,949	2795771	16-Dec-2003
Germany	PASSION	Registered	3	26-Jun-1925	E 1793 W37/Z	347382	02-Feb-1926
China (People’s Republic)	REALIZE	Registered	3	18-Dec-2001	3,043,545	3043545	21-Mar-2004
Canada	SPARKLING WHITE DIAMONDS	Registered	3	05-Aug-1999	1,024,773	585494	17-Jul-2003
South Africa	WHITE DIAMOND	Registered	3	18-Aug-1988		88/7175	18-Aug-1988
United Kingdom	WHITE DIAMOND	Registered	3	16-Apr-1987		1,307,511	16-Apr-1987

DF ENTERPRISES, INC.

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
Algeria	WHITE DIAMONDS	Registered	3	11-Mar-1992	262	88340	11-Mar-1992
Australia	WHITE DIAMONDS	Registered	3	25-Jun-1991		558359	25-Jun-1991
Bahamas	WHITE DIAMONDS	Registered	48	23-Mar-1992		15189	23-Mar-1992
Benelux	WHITE DIAMONDS	Registered	3	11-Sep-1991	769002	0499935	11-Sep-1991
Bermuda	WHITE DIAMONDS	Registered	3	05-May-1992	21728	21728	12-May-1993
Bolivia	WHITE DIAMONDS	Registered	3			55771	10-Feb-1994
Brazil	WHITE DIAMONDS	Registered	3	04-Nov-1997	820331465	820331465	18-Mar-2008
Canada	WHITE DIAMONDS	Registered	3	20-Dec-1990	673,569	398764	29-May-1992
China (People’s Republic)	WHITE DIAMONDS	Registered	3		9,700,125,055	1250149	28-Feb-1999
Colombia	WHITE DIAMONDS	Registered	3		356,673	184108	28-Sep-1995
Costa Rica	WHITE DIAMONDS	Registered	3		78,404	36,180	09-Sep-1992
Dominican Republic	WHITE DIAMONDS	Registered	50			58863	15-Sep-1993
Ecuador	WHITE DIAMONDS	Registered	3	27-Mar-1992	31056	3059	16-Mar-1993
Egypt	WHITE DIAMONDS	Registered	3	07-Mar-1992		82559	07-Apr-1994
El Salvador	WHITE DIAMONDS	Registered	3			180 BOOK 18 FOL 361	28-Jul-2003
Georgia	WHITE DIAMONDS	Registered	3		3372/03-93	2283	10-Jun-1996
Greece	WHITE DIAMONDS	Registered	3	16-Jan-2007	152163	152163	18-Jun-2008
Guatemala	WHITE DIAMONDS	Registered	3	27-Mar-1992	02060-92	108647	30-Jan-2001
Honduras	WHITE DIAMONDS	Registered	3	23-Dec-2003	32930/2003	94834	23-Aug-2005
Hong Kong	WHITE DIAMONDS	Registered	3	03-Mar-1992	8514/92	199811481	03-Mar-1992

DF ENTERPRISES, INC.

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
Indonesia	WHITE DIAMONDS	Registered	3			459433	11-Oct-2001
Iran (Islamic Republic of)	WHITE DIAMONDS	Registered	3	31-Mar-1992	103366	68975	08-Sep-1992
Ireland	WHITE DIAMONDS	Registered	3	20-Oct-2008	2008/02199	240483	20-Oct-2008
Jamaica	WHITE DIAMONDS	Registered	3	20-Mar-1992	B 3/2839	25819	20-Mar-1992
Japan	WHITE DIAMONDS	Registered	3	23-Apr-1992	107028/92	4194009	02-Oct-1998
Latvia	WHITE DIAMONDS	Registered	3	11-Jun-1993	M-93-5483	M18949	11-Jun-1993
Morocco	WHITE DIAMONDS	Registered	3		443	48709	04-May-1992
Namibia	WHITE DIAMONDS	Registered	3	11-Jan-1996	96/0046	96/0046	11-Jan-1996
New Zealand	WHITE DIAMONDS	Registered	3	04-Mar-1992	216680	216680	24-Jan-1997
Nicaragua	WHITE DIAMONDS	Registered	3			22030	09-Sep-1992
Oman	WHITE DIAMONDS	Registered	3	04-May-1992	6896	6896	04-May-1992
Panama	WHITE DIAMONDS	Registered	3			68194	05-Apr-1995
Paraguay	WHITE DIAMONDS	Registered	3		28849	376988	13-Dec-2002
Puerto Rico	WHITE DIAMONDS	Registered	3	19-Feb-2008		75509	19-Feb-2008
Saudi Arabia	WHITE DIAMONDS	Registered	3	05-Apr-1994	16742	303/67	05-Apr-1994
Singapore	WHITE DIAMONDS	Registered	3	12-Nov-1991		10119/91	11-Dec-2001
South Africa	WHITE DIAMONDS	Registered	3	22-Aug-1991		91/6952	22-Aug-1991
Taiwan	WHITE DIAMONDS	Registered	5		81-22450	589905	16-Mar-1993
Taiwan	WHITE DIAMONDS	Registered	6		81-22451	585882	16-Feb-1993
Taiwan	WHITE DIAMONDS	Registered	7		81-22452	597722	16-May-1993

DF ENTERPRISES, INC.

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
Thailand	WHITE DIAMONDS	Registered	3	20-Oct-1992	235771	KOR61691	20-Oct-1992
Trinidad and Tobago	WHITE DIAMONDS	Registered	48	14-May-1992		20,711	14-May-1992
Tunisia	WHITE DIAMONDS	Registered	3			EE92/0203	10-Mar-1992
Turkey	WHITE DIAMONDS	Registered	3, 5			136832	04-May-1992
United Kingdom	WHITE DIAMONDS	Registered	3	15-Jun-1991		1,467,569	15-Jun-1991
United States of America	WHITE DIAMONDS	Registered	3	21-Dec-1990	74/125,475	1853981	13-Sep-1994
Uruguay	WHITE DIAMONDS	Registered	3			252955	19-Mar-1997
Venezuela	WHITE DIAMONDS	Registered	6	23-Mar-1992	5470/92	F173480	07-Oct-1994
Canada	WHITE DIAMONDS (STYLIZED)	Registered	3	20-Aug-1991	688,051	404109	23-Oct-1992
United States of America	WHITE DIAMONDS (STYLIZED)	Registered	3	08-Mar-1991	74/148,825	1817316	18-Jan-1994
Korea, Republic of	WHITE DIAMONDS (WORDS IN PARTICULAR STYLE)	Registered	12		95-23540	346329	03-Sep-1996
Korea, Republic of	WHITE DIAMONDS (WORDS IN PARTICULAR STYLE)	Registered	13		95-23541	346489	06-Sep-1996
Peru	WHITE DIAMONDS (WORDS IN PARTICULAR STYLE)	Registered	3		263,537	16650	26-Jun-1995
Qatar	WHITE DIAMONDS (WORDS(LATIN/LOCAL SCRIPT))	Registered	3	06-May-1992	9672	9672	09-Oct-2000
United States of America	WHITE DIAMONDS BOTTLE DESIGN	Registered	3	27-Mar-1991	74/151897	1823953	22-Feb-1994
United States of America	WHITE DIAMONDS BOTTLE DESIGN PERFUME (MISC DESIGN)	Registered	3	27-Mar-1991	74/151,720	1814316	28-Dec-1993

ELIZABETH ARDEN INTERNATIONAL, SARL

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
WIPO	ARDEN FOR MEN (STYLIZED) I	Registered	3, 5			200601	18-May-1997
WIPO	BLACK PEARLS	Registered	3			670999	05-Mar-1997
WIPO	BLUE GRASS PERFUME MIST	Registered	3			186966	16-Aug-1995
WIPO	CLEAR THE WAY	Registered	3			730853	23-Feb-2000
France	DIAMONDS AND EMERALDS	Registered	3			608613	15-Sep-1993
Germany	DIAMONDS AND EMERALDS	Registered	3			608613	15-Sep-1993
WIPO	DIAMONDS AND EMERALDS	Registered	3			608613	15-Sep-1993
Italy	DIAMONDS AND EMERALDS	Registered	3			608613	15-Sep-1993
Monaco	DIAMONDS AND EMERALDS	Registered	3			608613	15-Sep-1993
WIPO	DIAMONDS AND RUBIES	Registered	3			607430	25-Aug-1993
WIPO	DIAMONDS AND SAPPHIRES	Registered	3			607431	25-Aug-1993
WIPO	EA (STYLIZED) I	Registered	3			638937	08-Jun-1995
WIPO	ELIZABETH ARDEN	Registered	9			699031	07-Aug-1998
WIPO	ELIZABETH ARDEN	Registered	3, 21			189944	12-Jan-1956
WIPO	ELIZABETH ARDEN (STYLIZED) II	Registered	3	02-Feb-1953		166823	02-Feb-1953
WIPO	ELIZABETH ARDEN (STYLIZED) IV	Registered	3			593876	29-Oct-1992
WIPO	ELIZABETH ARDEN 5TH AVENUE	Registered	3			658032	27-Jun-1996
Armenia	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	3			574804	08-Aug-1991
WIPO	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	3			574804	08-Aug-1991

ELIZABETH ARDEN INTERNATIONAL, SARL

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
WIPO	ELIZABETH ARDEN SPLENDOR	Registered	3			691687	02-Apr-1998
WIPO	FLAWLESS FINISH	Registered	3			632491	10-Feb-1995
WIPO	GOOD NIGHT’S SLEEP	Registered	3			635676	13-Apr-1995
WIPO	MILLENIUM ENERGIST	Registered	3		735754	735754	03-May-2000
Aruba	PREVAGE	Registered		22-Nov-2013	31624	31624	07-Jan-2014
Aruba	PREVAGE	Pending		22-Nov-2013	IM13112223
Bahrain	PREVAGE	Pending		13-Apr-2014	103055
Bangladesh	PREVAGE	Registered	5			72877	25-Oct-2001
Belarus	PREVAGE	Registered	5			18480	15-Jan-2004
Brazil	PREVAGE	Registered	5	17-Oct-2001	824110005	824110005	17-Apr-2007
Brazil	PREVAGE	Registered	3	21-Jan-2003	825251311	825251311	02-May-2007
Brazil	PREVAGE	Registered	5	21-Jan-2003	825251320	825251320	29-Jun-2010
Colombia	PREVAGE	Registered	5	30-Oct-2001	1093207	249551	10-May-2002
Ecuador	PREVAGE	Registered	03 Int.	18-Apr-2013	IEPIUIOPISD201338737	36714	16-Dec-2013
Ecuador	PREVAGE	Registered	05 Int.	18-Apr-2013	IEPIUIOPISD201338739	36814	16-Dec-2013
Egypt	PREVAGE	Registered				146386	09-Nov-2009
Egypt	PREVAGE	Pending		14-Nov-2013	294972
European Community	PREVAGE	Registered	3	21-Jan-2003	3016672	3016672	20-Dec-2004
Gaza District	PREVAGE	Registered		08-Sep-2013	17958	17958	18-Mar-2015
Iraq	PREVAGE	Registered	5	05-Jun-2003	44025	44025	25-Jun-2008

ELIZABETH ARDEN INTERNATIONAL, SARL

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
Italy	PREVAGE	Registered	5	17-Jun-2011	MI2011C006547	1460505	22-Sep-2011
Italy	PREVAGE	Pending	5	06-Nov-2001	FI2001C001147	0000950411
Jordan	PREVAGE	Published	03 Int.	09-Jul-2013	132232
Lebanon	PREVAGE	Registered				153125	09-Sep-2013
Monaco	PREVAGE	Registered	3	12-May-2013	32001	14.30244	01-Sep-2014
Morocco	PREVAGE	Registered	5			79109	22-Oct-2001
Pakistan	PREVAGE	Pending	03	12-Mar-2015	174662
Peru	PREVAGE	Registered	5	19-Oct-2001	2001136715	77598	14-Jan-2002
Saudi Arabia	PREVAGE	Registered	3	03-Nov-2012	187662	143313182	03-Jun-2014
Saudi Arabia	PREVAGE	Pending	03 Int.	17-Nov-2013	1435000695
South Africa	PREVAGE	Registered	5	19-Oct-2001	200118154	200118154	19-Oct-2001
Spain	PREVAGE	Registered	5	24-Oct-2001	2432740	2432740	05-Apr-2002
Sri Lanka	PREVAGE	Pending		11-May-2001	105518
Switzerland	PREVAGE	Registered	3	03-Mar-2005	51712/2005	532848	06-May-2005
Switzerland	PREVAGE	Registered	3	05-Dec-2013	64614 2013	655396	05-Dec-2013
Tangier	PREVAGE	Registered	5			20597	22-Oct-2001
Thailand	PREVAGE	Registered	3	30-Apr-2012	844768	KOR391634	30-Jan-2015
Thailand	PREVAGE	Registered	05 Int.	30-Apr-2012	844769	KOR392116	10-Feb-2015
Tunisia	PREVAGE	Registered	5	19-Oct-2001		TNE20011945	06-Apr-2003
Turkey	PREVAGE	Registered	5	22-Oct-2001	200121523	200121523	22-Oct-2001

ELIZABETH ARDEN INTERNATIONAL, SARL

CountryName	TrademarkName	TrademarkStatus	Class	FilDate	AppNumber	RegNumber	RegDate
United Kingdom	PREVAGE	Registered	5	18-Oct-2001	2283445	2283445	15-Mar-2002
Japan	PREVAGE JAPANESE CHARACTERS	Registered	5	25-Oct-2001	2001095717	0004608635	27-Sep-2002
WIPO	RED DOOR DEVICE (COLOR)	Registered	3			690206	13-Feb-1998
WIPO	SUNFLOWERS	Registered	3			611229	12-Nov-1993
Armenia	TRUE LOVE	Registered	3			617785	25-Mar-1994
WIPO	TRUE LOVE	Registered	3			617785	25-Mar-1994
WIPO	WHITE DIAMONDS	Registered	3			581519	09-Jan-1992

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Australia	ADVANCED MIX CONCENTRATE design	01 Int., 03 Int.	Registered	18-Jun-2014	1629184	04-Mar-2015	1629184
China (People’s Republic)	ADVANCED MIX CONCENTRATE design	03 Int.	Published	25-Jul-2014	14911727
Australia	ARAZINE	3	Registered	30-Mar-2012	1483282	30-Mar-2012	1483282
Canada	ARAZINE	3	Registered	29-Mar-2012	1571015	12-Mar-2015	TMA898652
China (People’s Republic)	ARAZINE	3	Registered	30-Mar-2012	10703206	28-May-2013	10703206
European Community	ARAZINE	3	Registered	29-Mar-2012	10771533	30-Aug-2012	10771533
Hong Kong	ARAZINE	3	Registered	30-Mar-2012	302208203	30-Mar-2012	302208203
Japan	ARAZINE	01 Int.	Registered	27-Jun-2014	2014053781	24-Oct-2014	5713075
Mexico	ARAZINE	3	Registered	30-Apr-2012	1270062	24-Sep-2012	1312933
New Zealand	ARAZINE	3	Registered	30-Mar-2012	956543	30-Mar-2012	956543
Norway	ARAZINE	3	Registered	30-Mar-2012	201203413	12-Jul-2012	266353
South Africa	ARAZINE	3	Registered	02-Apr-2012	201208309	06-Jan-2014	2012/08309
Taiwan	ARAZINE	3	Registered	30-Mar-2012	101017272	16-Oct-2012	1541304
United States of America	ARAZINE		Registered	06-Dec-2013	86/137152	12-Aug-2014	4583480
United States of America	BATH & BODY LUXURIES (STYLIZED)	3	Registered	18-Feb-1992	74/246,973	27-Apr-1993	1767119
China (People’s Republic)	BEAUTY SLEEP	3	Registered	01-Jul-2008	6816224	21-Apr-2010	6816224
European Community	BEAUTY SLEEP	3	Registered	30-Apr-2003	3,150,083	23-Aug-2004	3150083
Hong Kong	BEAUTY SLEEP	3	Registered	26-Jun-2008	301148238	26-Jun-2008	301148238
Mexico	BEAUTY SLEEP	3	Registered	25-Apr-2003	598382	27-Feb-2004	822973

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Singapore	BEAUTY SLEEP	3	Registered	27-Jun-2008	T0808562Z	27-Jun-2008	T0808562Z
European Community	BODY BY DESIGN	3	Registered	01-Apr-1996	76992	30-Mar-1998	76992
Australia	BORA BORA	03 Int.	Registered	21-Apr-2015	1688580	21-Apr-2015	1688580
Brazil	BORA BORA	3	Registered	06-Jul-2001	824083202	17-Apr-2007	824083202
Canada	BORA BORA		Registered	08-Jun-2001	1105792	02-Sep-2003	588638
Chile	BORA BORA		Registered	01-Oct-1988	839974	01-Oct-1988	845945
China (People’s Republic)	BORA BORA	03 Int.	Published	16-Sep-2014	15355489
European Community	BORA BORA	03 Int.	Registered	10-May-2011	9953886	22-Sep-2011	009953886
European Community	BORA BORA		Registered	28-Aug-2014	13207709	08-Jan-2015	13207709
Indonesia	BORA BORA	03 Int.	Pending	15-Sep-2014	D002014041896
Israel	BORA BORA		Pending	22-Apr-2015	273990
Japan	BORA BORA	03 Int.	Registered	21-Apr-2015	2015038768	02-Oct-2015	5795249
Lebanon	BORA BORA		Registered	02-Sep-2014	23155	18-Sep-2014	160308
Malaysia	BORA BORA	3	Pending	05-Jun-2015	2015058701
Mexico	BORA BORA		Registered	11-Jun-2001	489850	30-Jul-2001	709345
Panama	BORA BORA	03 Int.	Registered	30-Oct-2014	236166	26-Jun-2015	236166
Paraguay	BORA BORA	03 Int.	Pending	21-Oct-2014	452822014
Philippines	BORA BORA	03 Int.	Registered	29-Aug-2014	42014503873	27-Nov-2014	4201400503873
Singapore	BORA BORA	03 Int.	Registered	23-Apr-2015	40201506733T	07-Oct-2015	40201506733T
Spain	BORA BORA		Registered	09-Sep-1974	764519	16-Jun-1976	764519

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
United Arab Emirates	BORA BORA	03 Int.	Published	11-Mar-2015	228811
United States of America	BORA BORA	03 Int.	Registered	05-Jun-2001	76/266911	29-Jul-2003	2743659
Uruguay	BORA BORA	03 Int.	Published	09-Oct-2014	459166
United States of America	BORA BORA MEN’S BOTTLE DESIGN		Registered	24-Jun-2002	76/425314	17-Feb-2004	2815578
United States of America	BORA BORA WOMEN’S BOTTLE DESIGN	03 Int.	Registered	24-Jun-2002	76/424239	23-Dec-2003	2798927
Canada	BOWLING GREEN		Registered	02-Mar-1988	601940	02-Feb-1990	364773
United States of America	BOWLING GREEN (DEMO)	3	Registered	04-Aug-1986	73/612,916	07-Apr-1987	1,435,236
Benelux	CATALYST	3	Registered	03-Nov-1992	788188	03-Nov-1992	520239
Denmark	CATALYST	3	Registered	15-Oct-1992	VA7334/92	24-Dec-1993	VR8758/93
Saudi Arabia	CATALYST	3	Registered	07-Apr-1993	20,660	07-Apr-1993	3106
Spain	CATALYST	3	Registered	12-Nov-1992	1729738	05-Jul-1995	1729738
United States of America	CATALYST	3	Registered	12-Apr-2006	78/860226	12-Dec-2006	3183911
European Community	CHILL	3	Registered	01-Apr-1996	77024	30-Mar-1998	77024
United States of America	CHILL	3	Registered	13-Feb-1987	73/644,470	08-Sep-1987	1,456,034
Australia	CURIOUS	3	Registered	14-May-2004	1002046	14-May-2004	1002046
Brazil	CURIOUS	3	Registered	14-May-2004	826360904	04-Dec-2007	826360904
Chile	CURIOUS	3	Registered	17-May-2004	647288	08-Oct-2004	1126093
China (People’s Republic)	CURIOUS	3	Registered	23-Mar-2005	4558018	14-Jul-2008	4558018
Colombia	CURIOUS	3	Registered	17-May-2004	2004045233	29-Nov-2004	292108
European Community	CURIOUS	3	Registered	14-May-2004	3810991	02-May-2006	3810991

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Hong Kong	CURIOUS	3	Registered	14-May-2004	300214703	14-May-2004	300214703
India	CURIOUS	3	Registered	18-May-2004	01284661	18-May-2004	1284661
Japan	CURIOUS	3	Registered	26-Nov-2004	2004108088	15-Jul-2005	4880290
Korea, Republic of	CURIOUS	3	Registered	02-Mar-2005	40-2005-8519	15-Sep-2006	678535
Mexico	CURIOUS	3	Registered	14-May-2004	656328	18-Jun-2004	838795
New Zealand	CURIOUS		Registered	14-May-2004	712342	14-May-2004	712342
Norway	CURIOUS	3	Registered	21-May-2004	200405419	04-Jul-2005	227386
Russian Federation	CURIOUS	3	Registered	09-Nov-2006	2006732514	13-Feb-2008	343898
Singapore	CURIOUS	3	Registered	18-May-2004	T04/07951Z	18-May-2004	T0407951Z
South Africa	CURIOUS	3	Registered	14-May-2004	200407681	14-May-2004	200407681
Switzerland	CURIOUS	3	Registered	14-May-2004	53198/2004	14-May-2004	522978
Taiwan	CURIOUS	3	Registered	14-May-2004	093022166	16-Mar-2005	1143352
United States of America	CURIOUS	3	Registered	13-May-2004	78/418384	06-Sep-2005	2993382
Argentina	CURVE		Registered	20-Jul-1995	2795189	13-Apr-2009	2281592
Aruba	CURVE		Registered	18-Sep-2007	17494IM200709192	23-Oct-2007	26769
Australia	CURVE		Registered	20-Jul-1995	667149	14-Oct-1996	667149
Bahrain	CURVE		Registered	25-Mar-1997	41697	15-Oct-2000	21811
Benelux	CURVE		Registered	18-Jul-1995	852132	18-Jul-1995	0577380
Bermuda	CURVE	03	Registered	09-Nov-1995	27316	09-Nov-1995	27316
Bolivia	CURVE		Registered	17-Mar-1998	65565	17-Mar-1998	70224

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Brazil	CURVE	3	Registered	31-Jul-1995	818649429	07-Oct-1997	818649429
Canada	CURVE	3	Registered	01-May-1995	781778	07-Oct-1997	TMA483689
Caribbean Netherlands(Bonaire, St Eustatius, Saba)	CURVE	03	Registered	07-Jul-2011	1371	07-Jul-2015	1371
Caribbean Netherlands(Bonaire, St Eustatius, Saba)	CURVE	03	Registered	07-Jul-2011	1371	07-Jul-2015	1371
Chile	CURVE	03	Registered	18-Aug-1995	743474	23-Aug-1996	777061
Colombia	CURVE		Registered	30-Oct-1995	95051177	18-Sep-2001	264635
Dominican Republic	CURVE		Registered	15-Oct-1995		15-Oct-1995	80311
Ecuador	CURVE		Registered	07-Aug-1995	59839	26-Mar-1997	59839
European Community	CURVE	03 Int.	Registered	05-May-1997	528836	10-Feb-1999	528836
European Community	CURVE	3, 9, 14, 18, 25, 35, 42	Registered	29-Aug-2003	3331626	29-Mar-2005	3331626
France	CURVE	03	Registered	26-Jul-1995	95582180	26-Jul-1995	95582180
Germany	CURVE	03	Registered	18-Jul-1995	395294622	16-Apr-1996	39529462
Ireland	CURVE	3	Registered	10-Aug-1995	168048	10-Aug-1995	168048
Israel	CURVE	3	Registered	21-Jul-1995	99725	21-Jan-1997	99725
Jamaica	CURVE	3	Registered	14-Oct-2003	44444	14-Oct-2003	44444
Lebanon	CURVE	3	Registered	28-Oct-1995	804401852	28-Oct-1995	130647
Malaysia	CURVE	3	Registered	23-Aug-1995	95008661	23-Aug-1995	95008661
Mexico	CURVE	3	Registered	08-May-1995	231182	15-Jun-1995	494716
New Zealand	CURVE	3	Registered	07-Aug-1995	252018	07-Aug-1995	252018
Oman	CURVE	3	Registered	11-Nov-1995	12521	08-Oct-2001	12521

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Qatar	CURVE	3	Registered	22-Jul-1995	13721	25-Sep-2002	13721
Russian Federation	CURVE	3	Pending	17-Dec-2015	2015741625
Singapore	CURVE	3	Registered	28-Jul-1995	T9506897D	28-Jul-1995	T9506897D
St. Maarten	CURVE		Registered	07-Jul-2011	6011	07-Jul-2015	6011
Switzerland	CURVE		Registered	09-Aug-1995	96531995	16-Aug-1996	P429458
Taiwan	CURVE		Registered	24-Jul-1995	84036946	16-May-2000	891635
Trinidad and Tobago	CURVE		Registered	23-Oct-2003	34375	06-Oct-2005	34375
Turkey	CURVE	03 Int.	Registered	30-Jun-2005	200527098	30-Jun-2005	200527098
United Kingdom	CURVE		Registered	01-May-1995	2019439	16-Feb-1996	2019439
United States of America	CURVE		Registered	08-May-1995	74670680	31-Dec-1996	2027829
Uruguay	CURVE	3	Registered	24-Feb-1999	404487	19-Oct-1999	404487
European Community	CURVE APPEAL	03	Registered	21-Oct-2010	9463845	01-Mar-2011	9463845
United States of America	CURVE APPEAL	3	Registered	20-Oct-2010	85157271	24-Jul-2012	4180104
Argentina	CURVE CRUSH		Registered	28-Jan-2004	2491427	07-Dec-2005	2056368
Aruba	CURVE CRUSH		Registered	02-Mar-2005	IM05030415	23-Mar-2005	23404
Bermuda	CURVE CRUSH	03	Registered	29-Jan-2004	40844	29-Jan-2004	40844
Canada	CURVE CRUSH		Registered	30-Oct-2003	1194698	27-Nov-2007	701856
European Community	CURVE CRUSH	03	Registered	30-Oct-2003	3483261	08-Feb-2005	3483261
Mexico	CURVE CRUSH	3	Registered	31-Oct-2003	627576	24-Nov-2003	813921
Trinidad and Tobago	CURVE CRUSH		Registered	02-Feb-2004	34683	02-Mar-2014	34683

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
United States of America	CURVE CRUSH	03	Registered	02-Sep-2003	78294759	19-Jul-2005	2973691
Uruguay	CURVE CRUSH	3	Registered	05-Feb-2004	352733	02-Aug-2004	352733
Venezuela	CURVE CRUSH	3	Registered	28-Jan-2004	2004001061	01-Nov-2004	p256855
United States of America	CURVE KICKS	3	Registered	11-Sep-2006	78971107	09-Oct-2007	3310027
Canada	CURVE STYLIZED		Registered	07-Aug-1997	852997	30-Jul-1998	TMA498109
European Community	CURVE STYLIZED	3, 9, 14, 18, 25, 35, 42	Registered	07-May-1998	819524	06-Feb-2001	819524
United Kingdom	CURVE STYLIZED		Registered	07-May-1998	2165944A	25-Jun-1999	2165944A
United States of America	CURVE STYLIZED		Registered	04-Aug-1997	75335788	26-May-1998	2160698
Mexico	CURVE WAVE	3	Registered	15-Sep-2004	677223	26-Oct-2004	856726
United States of America	CURVE WAVE		Registered	13-Sep-2004	78482365	14-Mar-2006	3069386
United States of America	CURVE. SEE WHERE IT TAKES YOU.	3	Registered	27-May-1997	75298339	27-Jan-1998	2132886
Canada	DELICIOUSLY WHIPPED!	3	Registered	02-Jul-2004	1222353	29-Nov-2005	653846
European Community	DELICIOUSLY WHIPPED!	3	Registered	01-Jul-2004	3907128	15-Sep-2005	3907128
United States of America	DELICIOUSLY WHIPPED!	3	Registered	29-Jun-2004	78442885	03-Jan-2006	3038457
Canada	DES PREUVES ET NON DES PROMESSES	3	Registered	19-Oct-2005	1276244	28-Sep-2006	673681
France	DES PREUVES ET NON DES PROMESSES	3	Registered	31-Aug-2011	113855582	31-Aug-2011	113855582
Antigua and Barbuda	DESIGN	3	Registered	13-Sep-1990		13-Sep-1990	3181
Bahamas	DESIGN	3	Registered	10-Aug-1990		10-Aug-1990	14165
Barbados	DESIGN	3	Registered			05-Sep-1997	81/7010
Bermuda	DESIGN		Registered	20-Sep-1990	21,072	28-Aug-1992	21,072

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Canada	DESIGN	3	Registered	17-Nov-1995	797630	22-Nov-2013	TMA504431
Canada	DESIGN	3	Registered	09-Dec-1987	596,981	23-Dec-1988	349443
Costa Rica	DESIGN	3	Registered	03-Aug-1990		14-Apr-1992	79237
Curacao	DESIGN	3	Pending	20-Oct-2004	D-400592		10975
Ecuador	DESIGN	int 3	Registered	20-Nov-1991	28,847	28-Jul-1992	2643/02
El Salvador	DESIGN	3	Registered			05-Oct-1992	81 VOL. 13
European Community	DESIGN	3	Registered	01-Apr-1996	128025	09-Jul-1998	128025
Mexico	DESIGN	3	Registered	07-Dec-1995	249762	07-Dec-1995	517756
Netherlands Antilles	DESIGN		Registered	20-Oct-2004	D400592	20-Oct-2004	10975
Panama	DESIGN		Registered			18-Sep-1991	054231
Saudi Arabia	DESIGN	3	Registered	21-Jan-1990	10,687	22-Jul-1990	221/83
St. Maarten	DESIGN		Registered	17-Oct-2014	D400592	20-Oct-2004	09511
Trinidad and Tobago	DESIGN	3	Registered			24-Jul-1990	19146
United States of America	DESIGN	3	Registered	12-Jun-1985	73/542,581	28-Jan-1986	1379973
United States of America	DESIGN	3	Registered	19-Jul-1996	75/136,500	03-Jun-1997	2067253
Australia	DO YOU DARE?	3	Registered	16-Jun-2004	1006823	07-Feb-2005	1006823
Canada	DO YOU DARE?		Registered	16-Jun-2004	1220671	26-Aug-2005	646750
European Community	DO YOU DARE?	3, 5, 35	Registered	23-Jul-2004	3949419	21-Sep-2005	3949419
Japan	DO YOU DARE?	3	Registered	16-Jun-2004	2004056676	28-Jan-2005	4835916
Mexico	DO YOU DARE?	3	Registered	16-Jun-2004	661969	08-Jul-2004	840955

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
New Zealand	DO YOU DARE?	3	Registered	16-Jun-2004	713922	16-Jun-2004	713922
Singapore	DO YOU DARE?	3	Registered	17-Jun-2004	T04/09704F	17-Jun-2004	T04/09704F
St. Maarten	ELIZABETH ARDEN	03 Int.	Registered	24-Apr-2014	14094	27-Jun-2014	14507
Turkey	ELIZABETH ARDEN ALWAYS RED		Registered	02-Mar-2015	201517779	21-Jan-2016	201517779
Argentina	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	3	Registered	24-May-2004	2516189	12-Jan-2006	2062342
Mexico	END OF THE LINE	3	Registered	11-Nov-2004	687422	16-Dec-2004	864604
Australia	EVERYBODY HAS ONE	3	Registered	05-Sep-2005	1073735	08-May-2006	1073735
Canada	EVERYBODY HAS ONE	3	Registered	26-Aug-2005	1270181	11-Sep-2006	672228
European Community	EVERYBODY HAS ONE	3, 5, 44	Registered	30-Aug-2005	4609954	20-Oct-2006	4609954
New Zealand	EVERYBODY HAS ONE	3	Registered	05-Sep-2005	735126	11-May-2006	735126
South Africa	EVERYBODY HAS ONE	3	Registered	31-Aug-2005	2005117994	31-Aug-2005	2005/17994
United States of America	EVERYBODY HAS ONE	3	Registered	29-Aug-2005	78702246	14-Nov-2006	3172571
Australia	FANTASY		Registered	02-Nov-2009	1329202	17-Jun-2013	1329202
Benelux	FANTASY	3	Registered	30-Jan-1991	0759055	30-Jan-1991	490396
Australia	FANTASY (Stylized)		Registered	02-Nov-2009	1329205	17-Jun-2013	1329205
Australia	FANTASY TWIST	3	Registered	13-Apr-2012	1485570	13-Apr-2012	1485570
Brazil	FANTASY TWIST	3	Registered	11-Jun-2012	840157533	09-Jun-2015	840157533
Chile	FANTASY TWIST	3	Registered	08-Jun-2012	1011123	27-Nov-2014	1142961
Colombia	FANTASY TWIST	3	Published	07-Jun-2012	2012096683
Egypt	FANTASY TWIST	3	Pending	17-Feb-2013	285329

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
European Community	FANTASY TWIST	3	Registered	17-Apr-2012	010815173	15-Sep-2012	010815173
Iceland	FANTASY TWIST	3	Registered	05-Jun-2012	15622012	03-Aug-2012	8332012
Japan	FANTASY TWIST	3	Registered	13-Apr-2012	2012029958	21-Sep-2012	5523044
Kuwait	FANTASY TWIST	3	Registered	14-Jun-2012	131062	07-Jul-2013	109319
Lebanon	FANTASY TWIST	3	Registered	13-Aug-2012		06-Aug-2012	144647
Malaysia	FANTASY TWIST	3	Registered	06-Jul-2012	2012011598	06-Jul-2012	2012011598
Mexico	FANTASY TWIST	3	Registered	30-Apr-2012	1270061	05-Sep-2012	1309565
New Zealand	FANTASY TWIST	3	Registered	13-Apr-2012	957208	13-Apr-2012	957208
Norway	FANTASY TWIST	3	Registered	13-Apr-2012	201203910	07-Mar-2013	269771
Oman	FANTASY TWIST	3	Registered	09-Jun-2012	74711	31-Oct-2013	74711
Panama	FANTASY TWIST	3	Registered	29-Jan-2013	220217 01	29-Jan-2013	220217
Paraguay	FANTASY TWIST	3	Registered	05-Jun-2012	264372012	12-Jul-2013	382797
Peru	FANTASY TWIST	3	Registered	10-Jul-2012	500116	09-Feb-2015	224760
Singapore	FANTASY TWIST	03 Int.	Registered	16-Apr-2012	T1205427Z	16-Apr-2012	T1205427Z
South Africa	FANTASY TWIST	3	Registered	13-Apr-2012	201209385	06-Jan-2014	201209385
Taiwan	FANTASY TWIST	3	Registered	13-Apr-2012	101020111	01-Nov-2012	1543642
United Arab Emirates	FANTASY TWIST	3	Registered	21-Jun-2012	175532	24-Mar-2014	175532
Italy	FATTI NON PROMESSE	3	Registered	29-Aug-2011	MI2011C008688	17-Apr-2012	0001485292
Austria	FLAWLESS FINISH	3	Registered			10-Feb-1995	632491
Japan	FLAWLESS START	03 Int.	Registered	14-Oct-2014	201408612	30-Jan-2015	5737832

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Saudi Arabia	FLAWLESS START	03 Int.	Pending	15-Oct-2014	1435022551
Australia	FLEURS DE NUIT	3	Registered	02-Nov-2007	1208197	02-Nov-2007	1208197
European Community	FLEURS DE NUIT	3	Registered	19-Jun-2007	6015358	02-Dec-2010	6015358
Mexico	FLEURS DE NUIT	3	Registered	07-Nov-2007	89431	30-Jun-2008	1047951
New Zealand	FLEURS DE NUIT	3	Registered	02-Nov-2007	778887	02-Nov-2007	778887
South Africa	FLEURS DE NUIT	3	Registered	02-Nov-2007	2007/25322	15-Dec-2010	200725322
United Arab Emirates	FLEURS DE NUIT	3	Registered	13-Nov-2007	102586	28-Jun-2010	105004
European Community	FLOWER LOGO	3	Registered	01-Apr-1996	77032	30-Mar-1998	77032
United States of America	FLOWER LOGO	3	Registered	03-Apr-1995	74/655,242	20-Feb-1996	1,957,908
Malaysia	GRAND ENTRANCE	03 Int.	Pending	15-Apr-2015	2015055752
United States of America	GRAPHITE BLUE BY REALITIES		Registered	31-Aug-2006	78965250	05-Aug-2008	3482553
Antigua and Barbuda	GREY FLANNEL	48	Registered			15-Apr-1981	2383
Armenia	GREY FLANNEL	3	Registered	17-Aug-2012	20121116	02-May-2013	19787
Australia	GREY FLANNEL	3	Registered	06-Jan-1985		06-Jan-1978	314502
Australia	GREY FLANNEL	5	Registered	23-May-1983		23-May-1990	391692
Azerbaijan	GREY FLANNEL	3	Registered	09-Aug-2012	20121169	23-Dec-2013	2013 1703
Bahamas	GREY FLANNEL	48	Registered	13-Apr-1981	10234	13-Apr-1981	10234
Benelux	GREY FLANNEL	3	Registered	31-Mar-1978	623,850	31-Mar-1978	352,885
Bermuda	GREY FLANNEL	3	Registered	15-May-1981	9439	15-May-1988	9439
Bermuda	GREY FLANNEL	5	Registered	15-May-1981	9440	15-May-1988	9440

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Brazil	GREY FLANNEL	3	Registered	09-Oct-2012	840293577	11-Aug-2015	840293577
Canada	GREY FLANNEL		Registered	18-Aug-1977	414449	26-Oct-1979	236873
Chile	GREY FLANNEL	3, 5	Registered		1.079.333	29-Apr-1993	1065689
Colombia	GREY FLANNEL	3	Registered	09-Jun-1981	202,415	30-Aug-2005	304650
Costa Rica	GREY FLANNEL	3	Registered			01-Nov-1992	38321
Cyprus, Republic of	GREY FLANNEL	3	Registered	11-Apr-1981	21,486	11-Apr-1982	21,486
Cyprus, Republic of	GREY FLANNEL	5	Registered	11-Apr-1988	21,487	11-Apr-1988	21,487
Denmark	GREY FLANNEL	3, 5	Registered	10-Apr-1981	1608	04-Dec-1981	198103912
Ecuador	GREY FLANNEL	3	Registered			07-Oct-1981	1848
Estonia	GREY FLANNEL	3	Registered	18-May-1993	93/04761	09-Aug-1994	12115
Finland	GREY FLANNEL	3	Registered	15-Sep-1978	R1166/91	22-Jun-1981	77932
France	GREY FLANNEL	3	Registered	12-May-1987	855,407	12-May-1997	1,407,983
Germany	GREY FLANNEL	3	Registered	10-Apr-1978	860327/3WZ	10-Apr-1978	1059952
Guatemala	GREY FLANNEL	3	Registered			06-May-1982	43213
Guyana	GREY FLANNEL	3 and 5	Registered	28-Dec-1988	11604A	28-Dec-1988	11604A
Honduras	GREY FLANNEL	3	Registered			15-Jun-1982	40066
Hong Kong	GREY FLANNEL	3	Registered	22-Jul-1981	2029/81	22-Jul-1981	2032/82
Iceland	GREY FLANNEL	3, 5	Registered	23-Jul-1982	188/1982	23-Jul-1992	188/1982
India	GREY FLANNEL	3	Registered	30-Dec-1981	NONE	30-Dec-1981	384728
India	GREY FLANNEL	5	Registered	30-Dec-1981	NONE	30-Dec-1981	384729

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Indonesia	GREY FLANNEL	3	Registered	28-Apr-1981	2351/C	21-Aug-1982	IDM000388669
Israel	GREY FLANNEL	3	Registered	11-Dec-1981	53392	11-Dec-1988	53392
Italy	GREY FLANNEL	3	Registered	20-Jan-1976	32830C/76	20-Jan-1976	00762057
Kazakhstan	GREY FLANNEL	3	Registered	02-Aug-2012	59048	26-Dec-2013	42582
Kenya	GREY FLANNEL	3	Registered	24-Dec-1988	NONE	24-Dec-1988	29438
Lebanon	GREY FLANNEL	04 Int., 03 Int.	Registered	27-Jun-2013	150964	27-Jun-2013	150964
Lithuania	GREY FLANNEL	3	Registered	30-Sep-1993	RL13552	03-Feb-1997	13687
Malaysia	GREY FLANNEL	3	Registered	22-Mar-1991	84/01331	22-Mar-1991	84001331
Mexico	GREY FLANNEL	3	Registered			25-Nov-1990	317695
Mexico	GREY FLANNEL	3	Registered		9533/95	26-Aug-1995	314713
New Zealand	GREY FLANNEL	3	Registered	15-Apr-1981	136804	15-Apr-1981	136804
New Zealand	GREY FLANNEL	5	Registered	15-May-1981	137170	15-May-1981	137170
Nicaragua	GREY FLANNEL	3	Registered			22-Jul-1982	14,261 C.C.
Norway	GREY FLANNEL	3	Registered	02-Jan-1990	104,304	07-Feb-1990	104304
Pakistan	GREY FLANNEL	3	Registered	11-Mar-1982	76386	11-Mar-1989	76386
Panama	GREY FLANNEL	03 Int.	Registered	23-Jan-2014	22906001	23-Jan-2014	22906001
Paraguay	GREY FLANNEL	3	Registered	10-Sep-1991	12433	18-Apr-2002	245978
Peru	GREY FLANNEL	3	Registered	23-Jun-1992	498072	28-Sep-1992	68635
Philippines	GREY FLANNEL	3	Registered	05-Feb-1999	4199900834	05-Dec-2004	4199900834
Portugal	GREY FLANNEL	3	Registered	07-Oct-1981	213386	23-Aug-1988	213386

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Portugal	GREY FLANNEL	3	Registered	07-Oct-1981	213387	10-Mar-1988	213387
Qatar	GREY FLANNEL	3	Registered	28-Jun-1981	1782	28-Jun-1981	1782
Russian Federation	GREY FLANNEL	3	Registered	10-Jan-1984	98624	10-Jan-1984	75546
Saudi Arabia	GREY FLANNEL	3	Registered	15-Dec-2012	189523	17-Dec-2013	143401306
South Africa	GREY FLANNEL	3	Registered	13-Apr-1981	NONE	13-Apr-1981	81/2358
Sweden	GREY FLANNEL	3	Registered	16-Jan-1989	89/0312	19-Jan-1979	166167
Switzerland	GREY FLANNEL	3	Registered	29-Mar-1978	NONE	29-Mar-1998	294197
Taiwan	GREY FLANNEL		Registered	04-Nov-2003	92064114	16-Jun-2004	1105465
Turkey	GREY FLANNEL	3	Registered	04-Feb-1985	6762	04-Feb-1985	85883
Ukraine	GREY FLANNEL		Registered	10-Jan-1984	5936	30-Jun-1994	5936
United Arab Emirates	GREY FLANNEL	3	Registered	20-Aug-1996	17,964	23-Aug-1998	17,702
United States of America	GREY FLANNEL	3	Registered	10-Jun-1975	73/054,688	18-May-1976	1039495
United States of America	GREY FLANNEL	3	Registered	01-Jun-1981	73/312,823	07-Oct-1986	1411923
Uruguay	GREY FLANNEL	3	Registered	04-Dec-1991	345,921	04-Sep-1992	345.921
Venezuela	GREY FLANNEL	3	Registered	03-Nov-1980	8223	24-Nov-1983	105513F
Vietnam	GREY FLANNEL	3	Registered	22-Aug-2012	4201218544	11-Dec-2013	216316
Japan	GREY FLANNEL WITH KATAKANA	3	Registered	25-Jul-1974	S49,100,398	09-May-1977	1267773
Argentina	HALSTON	3	Registered	14-Dec-1979	1018963	30-Apr-1993	1946784
Armenia	HALSTON	3	Registered	03-Aug-2012	20121042	11-Mar-2013	19623
Australia	HALSTON	3	Registered	27-Dec-1973	274978	27-Dec-1973	274978

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Austria	HALSTON	3	Registered	11-Dec-1973	AM 3168/73	09-May-1974	77283B
Azerbaijan	HALSTON	3	Registered	09-Aug-2012	20121168	23-Dec-2013	20131702
Bahamas	HALSTON	48	Registered	08-Jan-1981	10,135	08-Jan-1981	10135
Benelux	HALSTON	3	Registered		323,189	07-Jan-1974	0323189
Brazil	HALSTON	3	Published	11-Sep-2008	829862641
Canada	HALSTON	3	Registered	29-May-1979	440262	11-Apr-1980	TMA242945
Chile	HALSTON	3	Registered	13-Jun-1974	285,091	13-Jun-1974	1119795
China (People’s Republic)	HALSTON	03 Int.	Pending	14-May-2015	16944398
Costa Rica	HALSTON	3	Registered	22-Dec-1977	53,947	17-May-1978	53,947
Curacao	HALSTON		Registered	31-Dec-2001	D-8315	27-Apr-1978	09318
Denmark	HALSTON	3	Registered	10-Dec-1973	5672/1973	11-Oct-1994	32121974
Dominican Republic	HALSTON	50	Registered	11-Nov-1977	27,109	22-Nov-1977	27109
Ecuador	HALSTON	3	Registered	21-Mar-1977	1319/20	11-May-1977	194193
Egypt	HALSTON	3	Registered	30-Dec-1973	49,168	28-Dec-1974	49168
El Salvador	HALSTON	85, 127	Registered	26-Oct-1977	92/94	24-Jun-1982	92/94
European Community	HALSTON	3, 5, 44	Registered	13-Jun-2008	6986574	13-Jun-2008	6986574
Finland	HALSTON	3	Registered	10-Dec-1973	7140/73	05-Jul-1979	69739
France	HALSTON	3	Registered	13-Dec-1973	890,812	13-Nov-1973	1251041
Germany	HALSTON	3	Registered	08-Dec-1973	H38949/3WZ	31-Dec-1993	971428
Guatemala	HALSTON	3	Registered	28-Dec-1977	35,122	03-Aug-1978	35122

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Honduras	HALSTON	3	Registered	21-Feb-1979	670/99	21-Feb-1989	25,884
Hong Kong	HALSTON	3	Registered	12-Dec-1973	471/1974	12-Dec-1973	19740471
India	HALSTON	3	Registered	10-Sep-2004	1307910	10-Sep-2004	1307910
Ireland	HALSTON	3	Registered	16-Jan-1987	82/87	16-Jan-1994	122,959
Ireland	HALSTON	5	Registered	16-Jan-1987	83/87	16-Jan-1994	122960
Israel	HALSTON	3	Registered	13-Dec-1973	38545	13-Dec-1973	38545
Italy	HALSTON	3	Registered	20-Dec-1973	35,789C/73	20-Dec-1973	1085208
Japan	HALSTON	3	Registered	26-Aug-1996	95401/1996	05-Jun-1998	4152297
Kazakhstan	HALSTON	3	Registered	02-Aug-2012	59049	26-Dec-2013	42583
Korea, Republic of	HALSTON	12	Registered	13-Dec-1973	7642/1973	08-Jun-1974	4037436
Malaysia	HALSTON	3	Registered	30-Apr-1987	87/01721	30-Apr-1994	8701721
Malaysia	HALSTON	5	Registered	30-Apr-1987	87/10723	30-Apr-1994	8710723
Mexico	HALSTON	52	Registered	16-Feb-1979	135,822	16-Feb-1979	231798
New Zealand	HALSTON	3	Registered	13-Nov-1987	175956	13-Nov-1987	175956
Nicaragua	HALSTON	3	Registered	01-Mar-1978	8,807CC	17-Aug-1998	8,807CC
Norway	HALSTON	3	Registered	12-Dec-1973	117,189	29-Jan-1976	95824
Panama	HALSTON	3	Registered	30-Dec-1977	22629	31-Aug-1998	22629
Paraguay	HALSTON	3	Registered	07-Mar-1979	1,019	11-May-1993	381240
Puerto Rico	HALSTON	3	Registered	08-May-1980	23,086	08-Sep-2000	23,086
Qatar	HALSTON	3	Registered	13-Feb-1983	3349	13-Feb-1983	3349

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Singapore	HALSTON	3	Registered	10-Mar-1987	1062/87	10-Mar-1987	T8701062H
Singapore	HALSTON	5	Registered	10-Mar-1987	1063/87	10-Mar-1994	T8701063F
South Africa	HALSTON	3	Registered	11-Jul-1983	83/4672	11-Jul-1983	1983/04672
South Africa	HALSTON	3	Registered	12-Dec-1973	1973/06380	12-Dec-1973	1973/06380
Spain	HALSTON	3	Registered	19-Dec-1973	736,562	19-Dec-1979	736562
Sweden	HALSTON	3	Registered	21-Jun-1983	83/4060	29-Nov-1985	198787
Switzerland	HALSTON	3	Registered	23-Feb-1989	370763	26-Jun-1989	370763
Taiwan	HALSTON	3	Registered	16-Apr-2003	092018318	16-Jan-2004	1081792
Thailand	HALSTON	3	Registered	14-Dec-2007	682036	14-Dec-2007	288303
United Arab Emirates	HALSTON	3	Registered	11-May-1998	26456	11-May-1998	21418
United Kingdom	HALSTON	3	Registered	10-Dec-1973	1021964	10-Dec-1973	1021964
United States of America	HALSTON	3	Registered	05-Feb-1998	75/429,416	31-Aug-1999	2,273,790
United States of America	HALSTON	3	Registered	18-Jan-1974	73/011,266	27-Aug-1974	0991685
Uruguay	HALSTON	10	Registered			19-Jul-1979	316556
Vietnam	HALSTON	3	Pending	14-Aug-2012	4201217911
Australia	HALSTON CATALYST	3	Registered	05-Nov-1992	589,894	12-Jul-1996	589894
Peru	HALSTON DEVICE	3	Registered	30-Nov-1977	8081/77	21-Mar-1988	12439
Japan	HALSTON IN KATAKANA	4	Registered	12-Aug-1986	85318/86	28-Apr-1999	2129206
Canada	HALSTON LIMITED	3	Registered	23-Jun-1987	586611	21-Apr-1989	TMA354876
Mexico	HALSTON MEN’S BOTTLE DESIGN	1	Registered	12-Jan-1981	178486	12-Jan-1981	258319

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
India	HALSTON UNBOUND	3	Registered	09-Sep-2004	1307911	26-Nov-2005	1307911
Mexico	HALSTON WOMEN’S BOTTLE DESIGN	1	Registered	12-Jan-1981	178488	12-Jan-2001	268302
Mexico	HALSTON WOMEN’S BOTTLE DESIGN	3	Registered	21-Oct-1980	95/2002	21-Oct-1980	262275
European Community	HALSTON Z	3	Registered	03-Feb-1998	738229	17-Sep-1999	738229
United States of America	HALSTON Z	3	Registered	14-Jan-1998	75/417855	28-Sep-1999	2282129
Denmark	HALSTON Z-14	3	Registered	28-Sep-1982	VA 04.357 1982	10-Jun-1983	VR 01800 1983
Finland	HALSTON Z-14	3	Registered	17-Dec-1982	7,083/82	20-Sep-1984	90285
Norway	HALSTON Z-14	3	Registered	07-Sep-1982	82/2648	05-Jun-1996	125352
Sweden	HALSTON Z-14	3	Registered	08-Sep-1982	82/5276	29-Nov-1985	198777
United Kingdom	HALSTON Z-14	3	Registered	29-Sep-1983	1204286	29-Sep-1983	1204286
Chile	HIDDEN FANTASY BRITNEY SPEARS		Pending	08-Oct-2014	1126398
United States of America	IN CONTROL AND ZIPPER DESIGN	3	Registered	06-Feb-2006	78/808203	09-Oct-2007	3309464
European Community	IN CONTROL CURIOUS AND ZIPPER DESIGN	3, 35, 44	Registered	03-Mar-2006	4938494	30-Mar-2007	4938494
China (People’s Republic)	LITTLE WHITE LIES	3	Registered	22-May-2006	5367867	14-Aug-2009	5367867
Korea, Republic of	LITTLE WHITE LIES	3	Registered	02-Jun-2006	40-2006-29499	14-Feb-2007	698296
Taiwan	LITTLE WHITE LIES	3	Registered	26-May-2006	95024787	16-Feb-2007	1250142
Argentina	LUMIFLECT	03 Int.	Registered	27-Mar-2015	3397172	14-Jan-2016	2781168
Argentina	MAMBO	3	Registered	21-Oct-2003	303140	14-Jan-2004	1967063
Benelux	MAMBO	03 Int.	Registered	21-Apr-2015	1308968	03-Jul-2015	973944
Bolivia	MAMBO	03 Int.	Registered	15-Oct-2014	055372014	13-May-2015	159066-C

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Brazil	MAMBO	03 Int.	Published	09-Oct-2014	908420013
Canada	MAMBO	3	Registered	11-Jul-2000	1066575	05-Dec-2002	tma571841
Chile	MAMBO		Published	08-Sep-2014	1122262
China (People’s Republic)	MAMBO	3	Registered	16-Sep-2014	15355424	07-Jan-2016	15355424
Colombia	MAMBO	03 Int.	Registered	09-Oct-2014	14224573	15-Oct-2015	525228
Costa Rica	MAMBO	03	Registered	13-Oct-2014	2014-008824	22-Jul-2015	244947
Ecuador	MAMBO		Published	21-Oct-2014	IEPI201423748
European Community	MAMBO		Registered	28-Aug-2014	13207981	08-Jan-2015	13207981
Indonesia	MAMBO	03 Int.	Pending	15-Sep-2014	D002014041894
Israel	MAMBO	03	Pending	22-Apr-2015	273991
Japan	MAMBO	03 Int.	Registered	21-Apr-2015	2015038769	02-Oct-2015	5795250
Lebanon	MAMBO		Registered	02-Sep-2014	23154	19-Sep-2014	160348
Mexico	MAMBO	03 Int.	Registered	09-Oct-2014	1536069	19-Nov-2015	1590913
Norway	MAMBO	03 Int.	Registered	21-Apr-2015	201504864	09-Nov-2015	284373
Panama	MAMBO	03 Int.	Registered	30-Oct-2014	236167	26-Jun-2015	236167-1
Paraguay	MAMBO	03 Int.	Pending	10-Oct-2014	452812014
Peru	MAMBO		Registered	16-Oct-2014	5931842014	07-Oct-2015	232844
Philippines	MAMBO	03 Int.	Registered	29-Aug-2014	42014503874	27-Nov-2014	4201400503874
Singapore	MAMBO	03 Int.	Registered	23-Apr-2015	40201506737U	23-Apr-2015	40201506737U
United States of America	MAMBO	3, 03 Int.	Registered	10-Jul-2000	76085725	08-Feb-2005	2925530

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Uruguay	MAMBO	03 Int.	Published	09-Nov-2014	459165
Venezuela	MAMBO	03 Int.	Published	10-Oct-2014	2014/015463
United States of America	MAMBO bottle design	3	Registered	14-May-2001	76255658	13-Jul-2004	2863147
Philippines	MEDITERRANEAN	3	Registered	27-Jul-2012	42012501949	13-Dec-2012	42012501949
Philippines	MILLENIUM	3	Registered	20-Feb-1980	40,718	08-Aug-1991	51111
Colombia	PINK FRIDAY	3	Registered	21-Aug-2012	2012141490	30-Jan-2013	465827
Canada	POOF!		Registered	28-Apr-2003	1176326	29-Apr-2005	638743
South Africa	Pretty Hot Elizabeth Arden	3	Published	04-Mar-2010	201004593
Argentina	PREVAGE	03	Published	23-Sep-2015	3443232
Australia	PREVAGE	3,5	Registered	20-Jan-2003	940586	20-Jan-2003	940586
Australia	PREVAGE	5	Registered	17-Oct-2001	892341	17-Oct-2001	892341
Canada	PREVAGE		Registered	21-Jan-2003	1165438	12-Oct-2005	TMA650253
China (People’s Republic)	PREVAGE	5	Registered	11-Apr-2005		07-Sep-2008	4593799
China (People’s Republic)	PREVAGE	3	Registered	11-Apr-2005		07-Sep-2008	4593800
China (People’s Republic)	PREVAGE	5	Registered	17-Oct-2001		07-Dec-2002	1976657
China (People’s Republic)	PREVAGE	3	Registered	11-Apr-2005	4593800	07-Sep-2005	4593800
Czech Republic	PREVAGE		Registered	18-Oct-2001	172670	18-Oct-2001	247410
Ecuador	PREVAGE	5	Registered	26-Oct-2001	118550	27-Mar-2003	20406
European Community	PREVAGE	5	Registered	18-Oct-2001	2415024	07-Mar-2003	2415024
France	PREVAGE	5	Registered	19-Oct-2001	3126959	29-Mar-2002	013126959

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Germany	PREVAGE	5	Registered	18-Oct-2001	301607362	22-Jan-2002	30160736
Hong Kong	PREVAGE	3,5	Registered	17-Jan-2003	200307665	17-Jan-2003	200307665
Hong Kong	PREVAGE	5	Registered	18-Oct-2001	170162001	18-Oct-2001	200206357
Hong Kong	PREVAGE	5	Registered	17-Jan-2003	200307666	17-Jan-2003	200307666
Hungary	PREVAGE	5	Registered	19-Oct-2001	M0105538	11-Jul-2002	171562
India	PREVAGE	5	Pending	31-Oct-2001	1055546
Indonesia	PREVAGE	3	Registered	10-Aug-2012	D002012039189	01-Dec-2014	IDM000442408
Indonesia	PREVAGE	5	Registered	02-Aug-2012	D002012039190	05-Dec-2014	IDM000442381
Korea, Republic of	PREVAGE	5	Registered	18-Oct-2001	200145599	26-Feb-2003	40542049
Mexico	PREVAGE	3	Registered	20-Jan-2003	584308	26-Feb-2003	780662
Mexico	PREVAGE	5	Registered	20-Jan-2003	584307	27-Apr-2005	878573
Mexico	PREVAGE	3	Registered	01-Feb-2006	763672	29-Jun-2006	941346
New Zealand	PREVAGE	5	Registered	16-Jan-2003	671633	17-Jul-2003	671633
New Zealand	PREVAGE	3	Registered	16-Jan-2003	671632	17-Jul-2003	671632
New Zealand	PREVAGE	5	Registered	18-Oct-2001	647259	03-Mar-2003	647259
Norway	PREVAGE	3, 5	Registered	07-Mar-2005	200501922	05-Dec-2005	229918
Norway	PREVAGE	5	Registered	19-Oct-2001	200112591	29-Aug-2002	215576
Philippines	PREVAGE	3	Published	03-Aug-2012	42012502001
Poland	PREVAGE	5	Registered	19-Oct-2001		29-Mar-2005	161981
Russian Federation	PREVAGE	5	Registered	17-Oct-2001	2001731400	20-Mar-2003	240826

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Singapore	PREVAGE	3	Registered		T0300389G	16-Jan-2003	T0300389G
Singapore	PREVAGE	5	Registered		T0300390J	16-Jan-2003	T0300390J
Singapore	PREVAGE	5	Registered	17-Oct-2001	T0116240H	23-Jun-2005	T0116240H
South Africa	PREVAGE	03 Int.	Registered	19-Feb-2008	200504284	17-Feb-2010	200504284
South Africa	PREVAGE	05 Int.	Registered	07-Mar-2005	200504285	17-Feb-2010	200504285
Switzerland	PREVAGE	3,5	Registered	04-Mar-2005	517732005	03-Nov-2005	539471
Taiwan	PREVAGE	5	Registered	23-Oct-2001	090043573	01-Nov-2002	1020197
Taiwan	PREVAGE	3,5	Registered	10-Mar-2005	094010591	16-Feb-2006	01197328
Ukraine	PREVAGE	5	Registered	17-Oct-2001	2001106453	17-Oct-2001	40328
United States of America	PREVAGE	3	Registered	15-Jan-2003	78/203654	23-Oct-2007	3319345
United States of America	PREVAGE	3	Registered	15-Jan-2003	78/976266	01-Nov-2005	3012294
Venezuela	PREVAGE	5	Registered	22-Oct-2001	2001019018	22-Aug-2003	P245958
China (People’s Republic)	PREVAGE IN CHINESE CHARACTERS	5	Registered	29-Nov-2001	3027092	28-Dec-2002	3027092
China (People’s Republic)	PREVAGE IN CHINESE CHARACTERS	3	Registered	12-Apr-2005	4598069	21-Aug-2008	4598069
China (People’s Republic)	PREVAGE IN CHINESE CHARACTERS	3	Registered	05-May-2005	4598070	21-Aug-2008	4598070
Hong Kong	PREVAGE IN CHINESE CHARACTERS	3	Registered	20-Jan-2003		20-Jan-2003	15143
Taiwan	PREVAGE IN CHINESE CHARACTERS	5	Pending	21-Nov-2001	090047517		01010719
Taiwan	PREVAGE IN CHINESE CHARACTERS	3, 5	Registered	11-Mar-2005	094010839	16-Feb-2006	01197331
Korea, Republic of	PREVAGE IN KOREAN CHARACTERS	3, 5	Registered	18-Oct-2001	40200258434	14-Apr-2004	0580269
United States of America	PRIVATE SHOW	3	Pending	08-Mar-2016	86932904

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Australia	PROOF NOT PROMISES	3	Registered	02-Sep-2005	1073499	08-May-2006	1073499
Canada	PROOF NOT PROMISES	3	Registered	02-Sep-2005	1270966	25-Aug-2006	671226
Japan	PROOF NOT PROMISES	3	Registered	07-Sep-2005	2005083745	28-Apr-2006	4949137
Korea, Republic of	PROOF NOT PROMISES	3	Registered	26-Aug-2011	40-2011-46754	12-Feb-2013	40-953073
Mexico	PROOF NOT PROMISES	3	Registered	05-Sep-2005	737751	30-Sep-2005	903171
New Zealand	PROOF NOT PROMISES	3	Registered	02-Sep-2005	735092	11-May-2006	735092
Norway	PROOF NOT PROMISES	3	Registered	06-Sep-2005	200508899	11-May-2006	232563
Singapore	PROOF NOT PROMISES	3	Registered	05-Sep-2005	T05/16286J	05-Sep-2005	T05/16286J
South Africa	PROOF NOT PROMISES	3	Registered	02-Sep-2005	200518379	23-Feb-2010	200518379
United States of America	PROOF NOT PROMISES	3	Registered	31-Aug-2005	78704177	14-Aug-2007	3280690
El Salvador	PROVOCATIVE	3	Registered			23-Feb-1998	30/70
Antigua and Barbuda	PS	3	Registered	08-Aug-1990		13-Sep-1990	3180
Bahamas	PS	3	Registered	10-Aug-1990		10-Aug-1990	14170
Barbados	PS		Registered	21-Aug-1990		07-Feb-1997	81/5719
Costa Rica	PS	3	Registered	03-Aug-1990		25-Jan-1991	74237
Curacao	PS	3	Pending	20-Oct-2004	D-400591		10963
Ecuador	PS	3	Registered			28-Jul-1992	2644/02
European Community	PS	3	Registered	04-Mar-2004	3680923	15-Jun-2005	3680923
Guatemala	PS	3	Registered	05-Oct-1990	4357-90	01-Aug-1991	65369
Honduras	PS		Registered			07-Jul-1993	58009

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Kuwait	PS	3	Registered	10-Jul-1990	24,603	10-Jul-1990	22822
Mexico	PS	3	Registered	30-Jul-1990	92,529	30-Jul-1995	388462
Netherlands Antilles	PS	3	Registered	20-Oct-2004	D400591	20-Oct-2004	10963
Nicaragua	PS	3	Registered	15-Oct-1990	20,327	24-Sep-1991	20,327
Panama	PS	3	Registered	16-Aug-1990		18-Sep-1991	054235
Saudi Arabia	PS	3	Registered	21-Jan-1990	10684	22-Jul-1990	221/80
St. Lucia	PS	3	Registered			19-Dec-1990	1990129
St. Maarten	PS	3	Registered	17-Oct-2014	D400591	20-Oct-2004	09499
United States of America	PS	3	Registered	26-May-1989	73/802,673	27-Feb-1990	1,584,255
Bahrain	PS (SPECIAL FORM)	3	Registered	26-May-1989	802,673	15-Jul-1990	13128
St. Lucia	PS DESIGN		Registered	19-Dec-1990		19-Dec-1990	1990131
Antigua and Barbuda	PS DESIGNS (LOGO)	3	Registered	13-Sep-1990		13-Sep-1990	3173
Barbados	PS DESIGNS (LOGO)		Registered	21-Aug-1990		27-Jun-1997	81/6034
Bermuda	PS DESIGNS (LOGO)	03	Registered	20-Sep-1990	21,074	20-Sep-1990	21,074
Canada	PS DESIGNS (LOGO)	3	Registered	09-Dec-1987	596,983	24-Aug-1990	372244
Honduras	PS DESIGNS (LOGO)	3	Registered		47613	05-Jan-1993	56737
Hong Kong	PS DESIGNS (LOGO)	3	Registered	20-Apr-1993	037321993	20-Apr-1993	1998B06421
St. Lucia	PS DESIGNS (LOGO)	3	Registered			19-Dec-1990	138/90
Taiwan	PS DESIGNS (LOGO)	3	Registered		82,019,778	16-May-1994	643035
Trinidad and Tobago	PS DESIGNS (LOGO)	48	Registered			13-Aug-1990	19168

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Bermuda	PS LOGO	03	Registered	20-Sep-1990	21,073	16-Jul-1993	21,073
European Community	PS LOGO	3	Registered	01-Apr-1996	128256	07-Jul-1998	128256
Uruguay	PS LOGO	3	Registered	05-Nov-1992	258,361	16-May-1995	258361
Canada	PS LOGO I	3	Registered	09-Dec-1987	596,984	23-Dec-1988	349592
Guatemala	PS LOGO I	3	Registered			10-Oct-1991	65143
United States of America	PS LOGO I	3	Registered	13-Aug-1986	73/614,556	04-Aug-1987	1450275
Antigua and Barbuda	PS LOGO II	3	Registered	13-Sep-1990	3179	13-Sep-1990	3179
Bahamas	PS LOGO II	3	Registered			10-Aug-1990	14166
Costa Rica	PS LOGO II	3	Registered	03-Aug-1990		31-Jan-1991	74265
Ecuador	PS LOGO II	3	Registered			28-Jul-1992	2642/02
Kuwait	PS LOGO II	3	Registered	18-Feb-1990	24,044	18-Feb-1990	22347
Mexico	PS LOGO II	3	Registered	30-Jul-1990	92,533	28-Dec-1990	388897
Saudi Arabia	PS LOGO II	3	Registered	21-Jan-1990	10,686	22-Jul-1990	221/82
St. Lucia	PS LOGO II	3	Registered	29-Aug-1990	130/1990	19-Dec-1990	19900001030
Trinidad and Tobago	PS LOGO II		Registered			24-Jul-1990	19138
El Salvador	PS LOGO III	3	Registered	17-Sep-1990	1,203,906	14-Oct-1993	75 Book 20
Honduras	PS LOGO III	3	Registered			30-Jan-1991	53390
Barbados	PS LOGO IV	3	Registered	07-Feb-1990	81/5720	07-Feb-1997	81/5720
Argentina	REALITIES		Registered	14-Aug-1991	2487094	17-May-2004	2688366
Australia	REALITIES	03 Int.	Registered	03-Dec-1993	617733	17-May-1995	617733

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Bahrain	REALITIES	3	Renewed	30-Sep-1992	15541	30-Sep-1992	15541
Benelux	REALITIES	03	Registered	03-Dec-1993	00807428	01-Aug-1994	0541096
Brazil	REALITIES	3	Registered	13-Apr-1992	816663653	05-Oct-1993	816663653
Bulgaria	REALITIES	03	Registered	20-Jan-1994	94026048	27-Jul-1994	00024231
Canada	REALITIES		Registered	28-Mar-1990	0654406	11-Dec-1992	TMA406019
Colombia	REALITIES		Registered		200095	29-May-1997	92362528
Colombia	REALITIES		Registered	14-Sep-1995	92968	14-Sep-1995	92362528
Costa Rica	REALITIES	03	Registered	23-Nov-1994	7657-94	14-Sep-1995	92968
Dominican Republic	REALITIES	3	Registered	15-Feb-1994	70562	15-Feb-1994	70562
European Community	REALITIES	03, 09, 14, 18	Registered	31-Oct-2003	3512001	12-Sep-2007	3512001
Germany	REALITIES	03	Registered	19-Feb-1990	C40143	21-Jun-1991	1178148
Greece	REALITIES	03 Int.	Registered	10-Jan-1994	18830/2003	10-Jan-1994	117,380
Guatemala	REALITIES	03 Int.	Registered	31-Aug-1994	71083/430/153	31-Aug-1994	71083/430/153
Hungary	REALITIES	03 Int.	Registered	09-Nov-1995	M9502267	22-Oct-1997	147314
India	REALITIES	03 Int.	Registered	14-Feb-1995	655409	14-Feb-2005	655409
Ireland	REALITIES	03	Registered	29-Nov-1993	1993/05860	29-Nov-1993	160504
Kuwait	REALITIES		Registered	27-Jan-1993		27-Jan-1993	24439
Kuwait	REALITIES		Registered			27-Jan-1993	24344
Malaysia	REALITIES		Registered	05-Sep-1991	91/05390	05-Sep-1991	91005390
Mexico	REALITIES	03	Registered	01-Oct-1990	97709	15-Apr-1994	457300

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
New Zealand	REALITIES	03	Registered	02-Dec-1993	232511	28-May-1996	232511
Qatar	REALITIES	3	Registered	29-Oct-1991	9213	23-May-1999	9213
Spain	REALITIES	03	Registered	14-Feb-1997	2074425	05-Aug-1997	2074425
Switzerland	REALITIES	03	Registered	15-Aug-1995	06983/1995	02-May-1997	P-440507
Taiwan	REALITIES		Registered	02-Sep-1992	81027143	01-Mar-1993	587868
United Kingdom	REALITIES	03 Int.	Registered	07-Mar-1990	1416811	09-Aug-1991	1416811
United Kingdom	REALITIES	03	Registered	11-Mar-1990	M416811	09-Aug-1991	U416811
United States of America	REALITIES		Registered	26-Feb-1990	74033123	05-Nov-1991	1663741
Uruguay	REALITIES		Registered	30-May-2003		30-May-2003	347848
Anguilla	REALITIES bottle design		Registered			12-Aug-1991	1473074
United States of America	REALITIES bottle design		Registered	19-Apr-1990	74051323	08-Oct-1991	1660255
Mexico	REALIZE	3	Renewed	07-Jan-2002	526387	26-Mar-2002	740388
Spain	RESULTADOS NO PROMESAS	3	Published	31-Aug-2011	2996146
Argentina	ROCKER FEMME FANTASY	03 Int.	Registered	15-Apr-2014	3321317	24-Apr-2015	2720771
Aruba	ROCKER FEMME FANTASY	03 Int.	Registered	24-Apr-2014	IM14042413	25-Jun-2014	31901
Australia	ROCKER FEMME FANTASY	03 Int.	Registered	09-Feb-2015	1673422	02-Oct-2015	1673422
Benelux	ROCKER FEMME FANTASY		Registered	09-Feb-2015	1304266	28-Apr-2015	970353
Bolivia	ROCKER FEMME FANTASY	03 Int.	Registered	17-Apr-2014	22792014	18-Dec-2014	156204
Brazil	ROCKER FEMME FANTASY	03 Int.	Published	16-Apr-2014	907582893
Canada	ROCKER FEMME FANTASY		Registered	17-Feb-2015	1715540	07-Apr-2016	934118

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Chile	ROCKER FEMME FANTASY	03 Int.	Registered	16-Apr-2014	1103241	21-Oct-2014	1135993
China (People’s Republic)	ROCKER FEMME FANTASY	03	Published	25-Feb-2015	16411924
Colombia	ROCKER FEMME FANTASY	03 Int.	Registered	15-Oct-2014	2014228686	17-Sep-2015	523960
Costa Rica	ROCKER FEMME FANTASY	03 Int.	Registered	22-Apr-2014	2014-000342	06-Nov-2014	239566
Curacao	ROCKER FEMME FANTASY	03 Int.	Registered	17-Apr-2014	140183	06-Aug-2014	16970
Dominican Republic	ROCKER FEMME FANTASY	03 Int.	Registered	25-Apr-2014	2014-12030	17-Jul-2014	213038
Ecuador	ROCKER FEMME FANTASY		Registered	29-Apr-2014	201459234RE	27-Nov-2024	2235
Egypt	ROCKER FEMME FANTASY	03 Int.	Pending	22-Feb-2015	314187
El Salvador	ROCKER FEMME FANTASY		Registered	24-Apr-2014	20140200342	28-Nov-2014	230 Book 243
European Community	ROCKER FEMME FANTASY	03 Int.	Registered	06-Feb-2015	13718127	21-May-2015	13718127
Guatemala	ROCKER FEMME FANTASY	03 Int.	Registered	25-Apr-2014	2014003907	19-Oct-2015	209982
Honduras	ROCKER FEMME FANTASY	03 Int.	Registered	21-Apr-2014	135812014	20-Nov-2014	130902
Hong Kong	ROCKER FEMME FANTASY	03 Int.	Registered	09-Feb-2015	303297213	09-Feb-2015	303297213
Israel	ROCKER FEMME FANTASY		Pending	08-Feb-2015	272075
Japan	ROCKER FEMME FANTASY	03	Registered	09-Feb-2015	2015011489	19-Jun-2015	5772180
Korea, Republic of	ROCKER FEMME FANTASY	03	Registered	09-Feb-2015	40201510027	22-Sep-2015	40-1131699
Lebanon	ROCKER FEMME FANTASY	03 Int.	Registered	12-Feb-2015	29853	18-Feb-2015	164445
Mexico	ROCKER FEMME FANTASY	03 Int.	Registered	24-Apr-2014	1479705	19-Jan-2016	1604785
Morocco	ROCKER FEMME FANTASY	03 Int.	Pending	19-Feb-2015	165399
New Zealand	ROCKER FEMME FANTASY	03 Int.	Registered	09-Feb-2015	1013695	11-Aug-2015	1013695

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Norway	ROCKER FEMME FANTASY	03	Registered	09-Feb-2015	201501618	15-May-2015	281842
Panama	ROCKER FEMME FANTASY	03 Int.	Published	24-Feb-2015	238562
Paraguay	ROCKER FEMME FANTASY	03 Int.	Pending	23-Feb-2015	4892/2015
Philippines	ROCKER FEMME FANTASY	03 Int.	Published	09-Feb-2015	42015500669
Russian Federation	ROCKER FEMME FANTASY	03 Int.	Registered	10-Feb-2015	2015703307	28-Mar-2016	569428
Saudi Arabia	ROCKER FEMME FANTASY	03 Int.	Pending	02-Mar-2015	1436010141
Singapore	ROCKER FEMME FANTASY	03 Int.	Registered	12-Feb-2015	40201502480T	25-Aug-2015	40201502480T
South Africa	ROCKER FEMME FANTASY		Pending	09-Feb-2015	201503231
Switzerland	ROCKER FEMME FANTASY		Pending	09-Feb-2015	515092015
Taiwan	ROCKER FEMME FANTASY	03 Int.	Registered	10-Feb-2015	104008186	01-Dec-2015	1740362
Thailand	ROCKER FEMME FANTASY	03 Int.	Pending	13-Feb-2015	973948
Turkey	ROCKER FEMME FANTASY	03 Int.	Registered	11-Feb-2015	201511174	11-Feb-2015	201511174
United Arab Emirates	ROCKER FEMME FANTASY	03 Int.	Published	11-Feb-2015	226895
United States of America	ROCKER FEMME FANTASY	03 Int.	Registered	07-Apr-2014	86/244802	02-Jun-2015	4749326
Venezuela	ROCKER FEMME FANTASY	03 Int.	Pending	23-Feb-2015	2015002216
Vietnam	ROCKER FEMME FANTASY	03 Int.	Published	25-Feb-2015	4201504326
European Community	SHEER HALSTON	3	Registered	03-Feb-1998	738146	20-May-1999	738146
United States of America	SHEER HALSTON	3	Registered	14-Jan-1998	75/417,854	12-Oct-1999	2,286,526
Australia	SKIN OPTIMIZING PLATFORM	21 Int.	Registered	11-Jul-2014	1633821	02-Apr-2015	1633821
Benelux	SKIN OPTIMIZING PLATFORM	21 Int.	Registered	10-Jul-2014	1292572	17-Oct-2014	960977

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Canada	SKIN OPTIMIZING PLATFORM	21 Int.	Published	11-Jul-2014	1684841
Egypt	SKIN OPTIMIZING PLATFORM	21 Int.	Pending	24-Sep-2014	307515
European Community	SKIN OPTIMIZING PLATFORM	21 Int.	Registered	10-Jul-2014	013073556	04-Dec-2014	13073556
Hong Kong	SKIN OPTIMIZING PLATFORM	21 Int.	Registered	11-Jul-2014	303064112	24-Jun-2015	303064112
India	SKIN OPTIMIZING PLATFORM	21 Int.	Pending	25-Jul-2014	2780636
Indonesia	SKIN OPTIMIZING PLATFORM	21 Int.	Pending	08-Aug-2014	D00 2014 035566
Japan	SKIN OPTIMIZING PLATFORM	21 Int.	Registered	10-Jul-2014	2014057831	13-Feb-2015	5741508
Korea, Republic of	SKIN OPTIMIZING PLATFORM	21 Int.	Registered	11-Jul-2014	40201446872	01-Jul-2015	40-1115024
Lebanon	SKIN OPTIMIZING PLATFORM	21 Int.	Registered	14-Jul-2014	21685	12-Aug-2014	159714
Morocco	SKIN OPTIMIZING PLATFORM	03 Int., 21 Int.	Registered	04-Sep-2014	161823	04-Sep-2014	161823
Norway	SKIN OPTIMIZING PLATFORM	21 Int.	Registered	16-Jul-2014	201408358	12-Jan-2015	279760
Philippines	SKIN OPTIMIZING PLATFORM	21 Int.	Published	25-Jul-2014	42014503251
Russian Federation	SKIN OPTIMIZING PLATFORM	21 Int.	Registered	25-Jul-2014	2014724935	12-Oct-2015	554278
Saudi Arabia	SKIN OPTIMIZING PLATFORM	21 Int.	Published	06-Nov-2014	1436001007
Singapore	SKIN OPTIMIZING PLATFORM	11 Int.	Registered	17-Jul-2014	T1411303F	17-Jul-2014	T1411303F
South Africa	SKIN OPTIMIZING PLATFORM	21 Int.	Pending	14-Jul-2014	201418129
Switzerland	SKIN OPTIMIZING PLATFORM	21 Int.	Pending	10-Jul-2014	580512014
Taiwan	SKIN OPTIMIZING PLATFORM	10 Int.	Registered	11-Jul-2014	103039923	01-Jul-2015	1714606
United Arab Emirates	SKIN OPTIMIZING PLATFORM	21 Int.	Pending	29-Sep-2014	218776
Vietnam	SKIN OPTIMIZING PLATFORM	21 Int.	Published	15-Jul-2014	4201416143

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Canada	SKINSIMPLE		Registered	07-Mar-2003	1170502	05-Oct-2005	649828
African Intellectual Property Organization (OAPI)	SOMEDAY	3	Registered	04-Feb-2011	3201100246	29-Jul-2011	66934
Algeria	SOMEDAY	3	Registered	10-Feb-2013	DZT2013000492	07-Jul-2014	86246
Argentina	SOMEDAY	3	Published	13-Feb-2013	3226199
Australia	SOMEDAY	3	Registered	16-Nov-2010		08-Jul-2011	1394581
Bahrain	SOMEDAY	3	Registered	14-Feb-2013	96293	20-Sep-2015	96293
Belize	SOMEDAY	3	Registered			02-Feb-2012	8482.12
Bolivia	SOMEDAY	3	Registered	09-Jan-2012	1072012	01-Oct-2012	139782C
Brazil	SOMEDAY	3	Registered	24-Nov-2010	830789146	16-Feb-2016	830789146
Brazil	SOMEDAY	3	Registered	12-Sep-2012	840263090	31-May-2016	840263090
Canada	SOMEDAY	3	Registered	11-May-2012	1577319	24-May-2013	TMA851553
China (People’s Republic)	SOMEDAY	3	Registered			03-Dec-2010	8882060
Colombia	SOMEDAY	3	Registered	10-Jan-2012	2012002898	21-Jun-2012	453588
Dominican Republic	SOMEDAY	3	Registered	11-Feb-2013	20134175	30-Apr-2013	202999
Egypt	SOMEDAY	3	Pending	11-Feb-2013	285224
El Salvador	SOMEDAY	3	Registered	06-Jan-2012	2012115143	09-Oct-2012	26179
European Community	SOMEDAY	3, 5, 41	Registered	03-Dec-2010	9574062	13-May-2011	9574062
France	SOMEDAY	3	Registered	22-Dec-2009	3700576	28-May-2010	93700576
Georgia	SOMEDAY		Registered	20-Jan-2012		20-Jan-2012	1105898
Guatemala	SOMEDAY	3	Pending	18-Jan-2012	2012-00415

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Honduras	SOMEDAY	3	Registered	08-Feb-2013	58352013	11-Sep-2013	125821
Hong Kong	SOMEDAY	3	Registered	16-Nov-2010		16-Nov-2010	301764856
Indonesia	SOMEDAY	3	Pending	04-Mar-2013	D002013009783
Int’l Registration—Madrid Agreement / Protocol	SOMEDAY	3	Registered	20-Jan-2012		20-Jan-2012	1105898
Iraq	SOMEDAY	3	Pending	17-Mar-2013	64172
Israel	SOMEDAY	3	Registered	11-Sep-2012	249299	29-May-2014	249299
Japan	SOMEDAY	3	Registered	16-Nov-2010	2010089042	09-Dec-2011	5456839
Jordan	SOMEDAY	3	Registered	02-Apr-2013	128147	02-Apr-2013	128147
Kazakhstan	SOMEDAY		Registered	20-Jan-2012		20-Jan-2012	1105898
Kuwait	SOMEDAY	3	Registered	13-Sep-2012	133370	25-Apr-2013	109341
Kyrgyz Republic	SOMEDAY	3	Registered	20-Jan-2012		20-Jan-2012	1105898
Lebanon	SOMEDAY	3	Registered	07-Jan-2013	147353	07-Jan-2013	147353
Malaysia	SOMEDAY	3	Registered	18-Sep-2012	2012015805	18-Sep-2012	2012015805
Morocco	SOMEDAY	3	Pending	27-Feb-2013	150164
New Zealand	SOMEDAY	3	Registered	16-Nov-2010	833310	16-May-2011	833310
Nicaragua	SOMEDAY	3	Registered	08-Feb-2013	2013000496	08-Jul-2015	2015110110LM
Norway	SOMEDAY	3	Registered	08-Aug-2012	201207933	29-Oct-2012	267913
Oman	SOMEDAY	3	Registered	10-Feb-2013	78949	04-Mar-2014	78949
Panama	SOMEDAY	3	Registered	03-Feb-2012	208776	03-Feb-2012	20877601
Paraguay	SOMEDAY	3	Registered	12-Jan-2012	02170	17-Oct-2012	370336

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Peru	SOMEDAY		Pending	10-Jan-2012			00186742
Qatar	SOMEDAY	3	Registered	10-Feb-2013	79507	08-Jun-2015	79507
Russian Federation	SOMEDAY	3	Registered	20-Jan-2012		20-Jan-2012	1105898
Singapore	SOMEDAY	3	Registered	08-Feb-2013	T1302340H	08-Feb-2013	T1302340H
South Africa	SOMEDAY	3	Registered	08-Feb-2013	201303296	29-Aug-2014	201303296
Suriname	SOMEDAY	3	Pending	31-Jan-2012	23653
Taiwan	SOMEDAY	3	Registered	08-Feb-2013	102008214	01-Oct-2013	1600952
Thailand	SOMEDAY	3	Published	04-Oct-2012	865304
Tunisia	SOMEDAY	3	Pending	11-Feb-2013	TNE201300263
Turkey	SOMEDAY	3	Registered	08-Feb-2013	201311887	06-Mar-2015	201311887
United Arab Emirates	SOMEDAY	3	Published	13-Sep-2012	179316
United Kingdom	SOMEDAY	3	Registered			22-Nov-2010	2565006
United States of America	SOMEDAY	3	Registered	12-Nov-2010	85175703	27-Dec-2011	4077988
Uruguay	SOMEDAY	3	Pending	12-Jan-2012	431212
Venezuela	SOMEDAY	3	Pending	03-Feb-2012	19362012
Vietnam	SOMEDAY	3	Registered	04-Mar-2013	4201303875	11-Jul-2014	227829
Aruba	SOUL BY CURVE		Registered	08-Aug-2005	508082	15-Mar-2006	25511
Oman	SOUL BY CURVE	3	Registered	08-Aug-2005	37235	30-Jul-2009	37235
Colombia	SOUL BY CURVE STYLIZED		Registered	11-Aug-2005	5079847	27-Feb-2007	329804
Mexico	SOUL BY CURVE STYLIZED	3	Registered	05-Aug-2005	732415	28-Nov-2006	963974

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Panama	SOUL BY CURVE STYLIZED		Registered	17-Aug-2005	14442801	17-Aug-2005	14442801
Qatar	SOUL BY CURVE STYLIZED	3	Registered	15-Aug-2005	36593	30-Jul-2009	36593
Canada	STAY ON HER MIND		Published	02-Oct-2008	1413049
European Community	STAY ON HER MIND	3, 5, 44	Registered	01-Oct-2008	7280522	12-Jun-2009	7280522
United States of America	STAY ON HER MIND	3	Registered	29-Sep-2008	77581509	28-Jul-2009	3660322
St. Maarten	SUNFLOWERS		Registered	17-Apr-2014	14226	21-Oct-1993	08175
Canada	TIME MACHINE		Registered	28-Apr-2003	1176325	29-Apr-2005	638744
European Community	TIME MACHINE	03	Registered	30-Apr-2003	3150471	23-Aug-2004	003150471
Mexico	TIME MACHINE	3	Registered	25-Apr-2003	598384	13-Oct-2003	809556
Canada	TIME WON’T TELL		Registered	12-Nov-2004	1237038	17-Aug-2006	670319
Bangladesh	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	03	Pending	30-Oct-2011	148243
Canada	TOTALLY TICKLISH!	3	Registered	29-Dec-2004	1242201	24-Oct-2005	651239
European Community	TOTALLY TICKLISH!	3	Registered	30-Dec-2004	4175527	20-Jan-2006	4175527
Mexico	TOTALLY TICKLISH!	3	Registered	10-Jan-2005	696023	28-Feb-2005	871336
United States of America	TOTALLY TICKLISH!	3	Registered	29-Dec-2004	78539508	16-Sep-2008	3502977
Canada	TOUT LE MONDE EN A UNE	3	Registered	26-Aug-2005	1270182	25-Aug-2006	671257
Argentina	UNBOUND	3	Registered	25-Apr-2001	2336093	11-Oct-2002	1890167
Bahamas	UNBOUND	48	Registered	14-Aug-2001	24120	09-May-2005	24120
Brazil	UNBOUND	3	Registered	01-Jun-2001	823312259	13-Feb-2007	823312259
Canada	UNBOUND		Registered	29-Jan-2001	1,090,717	12-May-2003	581373

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Hong Kong	UNBOUND	03	Registered	10-Aug-2002	2002/12492	10-Aug-2002	2003B12755
Mexico	UNBOUND	3	Registered	04-Jun-2001	488815	04-Jun-2001	488815
New Zealand	UNBOUND	3	Registered	19-Nov-2001	648780	19-Nov-2001	648780
Puerto Rico	UNBOUND	3	Registered	30-Apr-2001	NONE	30-Apr-2001	52,925
United States of America	UNBOUND	3	Registered	30-Jan-2001	76/201828	30-Jul-2002	2602632
Bahrain	VIVID	3	Registered	18-Feb-1995	18484	18-Feb-1995	18484
Bolivia	VIVID		Registered	30-Nov-1995	59730	30-Nov-1995	59730
Ecuador	VIVID	3	Registered	31-Jan-1994	44898	09-Nov-1995	3020-95
Ireland	VIVID	3	Registered	29-Nov-1993	159119	29-Nov-1993	159119
United Kingdom	VIVID	3	Registered	20-May-1993	1536003	09-May-1997	1536003
United States of America	VIVID	3	Registered	11-Jan-1993	74347506	25-Oct-1994	1860231
Australia	WINGS	3	Registered	03-Dec-2002	936369	03-Dec-2002	936369
Austria	WINGS		Registered	27-Mar-1992	AM1532/92	13-Aug-1992	143404
Belarus	WINGS	3	Registered	29-Sep-1993	1040	02-Apr-1996	4054
Brazil	WINGS	3	Registered	23-Jun-1992	8167468842	03-Sep-1996	816746842
Brunei Darussalam	WINGS	03 Int.	Registered	11-May-1992	21747	11-May-1992	18126
Canada	WINGS		Registered	04-Mar-1992	700270	04-Mar-1994	424132
Denmark	WINGS	3, 35, 36, 39, 40, 42	Registered	21-Dec-1992	8842/92	01-Oct-1993	693493
Estonia	WINGS		Registered	22-Jun-1993	5460	26-Jan-1995	14671
European Community	WINGS	3	Registered	17-Apr-1996	230128	15-Apr-1998	230128

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Finland	WINGS		Registered	25-Feb-1992	913/92	22-Feb-1993	125265
France	WINGS		Registered	22-Apr-1992	92416018	22-Apr-1992	92416018
Gaza District	WINGS		Registered	31-Jan-1995	2570	18-Sep-1995	2570
Germany	WINGS	3	Registered	19-Nov-1993	G43707/3WZ	02-Mar-1999	2105597
Hong Kong	WINGS		Registered	28-Feb-1992	1553/92	28-Feb-1992	5742/94
Iceland	WINGS	3	Registered	24-Feb-1992	12251992	29-Jul-1992	7061992
Ireland	WINGS	3	Registered	24-Feb-1992	0979/92	24-Feb-1992	147226
Italy	WINGS	3	Registered	02-Mar-1992	RM92C000855	19-Dec-1994	637519
Kazakhstan	WINGS		Registered	18-Oct-1993	2838	02-Sep-1996	4090
Kuwait	WINGS		Registered			30-Sep-2002	23810
Latvia	WINGS		Registered	08-Jun-1993	M93-5273	20-Jun-1996	M32924
Lithuania	WINGS	3	Registered	16-Jul-1993	ZP9650	16-Jul-1996	23203
Malaysia	WINGS		Registered	02-May-1992	1992/2850	02-May-1992	9202850
Mexico	WINGS	3	Registered	15-Jan-2003	583632	25-May-2004	832468
New Zealand	WINGS	03 Int.	Registered	24-Feb-1992	216433	24-Feb-1992	216433
Norway	WINGS		Registered	30-Apr-1992	922288	25-Nov-1993	160258
Oman	WINGS		Registered	22-Sep-1992	7464	29-Jul-2002	7464
Panama	WINGS	3	Registered			18-Apr-1994	62019
Peru	WINGS		Registered	12-Mar-1992	592866	20-Jan-1995	13543
Portugal	WINGS		Registered			03-Dec-1997	282985

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber		RegDate	RegNumber
Puerto Rico	WINGS	3	Registered	02-Dec-2002	55654		23-Dec-2002	55654
Romania	WINGS		Registered	04-May-1992	26809		04-May-1992	22667
Sweden	WINGS	03	Registered	25-Feb-1992	92-01730		13-Aug-1993	250727
Taiwan	WINGS		Registered	25-Feb-1992	(81	) 8141	01-Oct-1992	571683
Turkmenistan	WINGS	3	Registered	26-Dec-1995	13463		06-Jan-1999	3923
Ukraine	WINGS	3	Registered	19-Nov-1993	93115537/		30-Apr-1998	9696
United Kingdom	WINGS		Registered	24-Feb-1992	1492015		07-May-1993	B1492015
United States of America	WINGS	3	Registered	14-Jan-1983	409,346		01-May-1984	1275710
United States of America	WINGS	3	Registered	14-Feb-1992	74/246,464		20-Sep-1994	1855055
Uruguay	WINGS		Registered	28-Feb-1992	215744		30-Dec-1993	350493
Uzbekistan	WINGS		Registered	27-Dec-1993	9301000.3		01-Apr-1996	3976
West Bank	WINGS		Registered	23-Feb-1995			23-Mar-2000	3313
United States of America	WINGS (BOTTLE DEVICE)	03 Int.	Registered	16-Nov-1990	74/115,835		14-Dec-1993	1811374
United States of America	WINGS (BOTTLE DEVICE)		Registered	16-Nov-1990	74/115836		21-Dec-1993	1812638
United Kingdom	WINGS (LARGE BOTTLE DESIGN)		Registered	31-Oct-1994	1549122		31-Oct-1994	1549122
United Kingdom	WINGS (SMALL BOTTLE DEVICE)		Registered	31-Oct-1994	1549214		31-Oct-1994	1549214
Australia	WONDERSTRUCK	3	Registered	24-Feb-2011	1410950		24-Feb-2011	1410950
Canada	WONDERSTRUCK	3	Registered	23-Feb-2011	1516530		05-Oct-2012	833809
China (People’s Republic)	WONDERSTRUCK	3	Registered				14-Jun-2012	9155940
European Community	WONDERSTRUCK	3	Registered	28-Feb-2011	9772492		09-Aug-2011	9772492

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
Hong Kong	WONDERSTRUCK	3	Registered	17-Feb-2011	301841490	24-Feb-2011	301841490
Japan	WONDERSTRUCK	3	Registered	28-Feb-2011	2011012979	14-Oct-2011	5444152
Korea, Republic of	WONDERSTRUCK	3	Registered	24-Feb-2011	4020119407	26-Mar-2012	40912198
Mexico	WONDERSTRUCK	3	Registered	07-Mar-2011	1160532	06-Jun-2011	1221037
New Zealand	WONDERSTRUCK	3	Registered	24-Feb-2011	837686	24-Aug-2011	837686
Norway	WONDERSTRUCK	3	Registered	24-Feb-2011	201102244	23-Aug-2011	261112
Singapore	WONDERSTRUCK	3	Registered	25-Feb-2011	T1102384B	09-Jun-2011	T1102384B
South Africa	WONDERSTRUCK	3	Registered	24-Feb-2011	201104106	02-Aug-2012	201104106
Switzerland	WONDERSTRUCK	3	Registered	24-Feb-2011	617413	25-Jul-2011	617413
Taiwan	WONDERSTRUCK	03 Int.	Registered	01-Mar-2011	100009475	16-Nov-2011	1483674
United Kingdom	WONDERSTRUCK	3	Registered	17-Feb-2011	2573541	03-Jun-2011	2573541
United States of America	WONDERSTRUCK	3	Registered	17-Feb-2011	85/975809	13-Dec-2011	4072067
Australia	WONDERSTRUCK ENCHANTED	3	Registered	27-Jun-2012	1498618	27-Jun-2012	1498618
Canada	WONDERSTRUCK ENCHANTED	3	Registered	26-Jun-2012	1583724	01-Jan-2016	TMA924965
China (People’s Republic)	WONDERSTRUCK ENCHANTED	3	Registered	27-Jun-2013	11128002	14-Nov-2013	11128002
European Community	WONDERSTRUCK ENCHANTED	3	Registered	26-Jun-2012	010994689	21-Nov-2012	010994689
Hong Kong	WONDERSTRUCK ENCHANTED	3	Registered	27-Jun-2012	302296675	27-Jun-2012	302296675
Japan	WONDERSTRUCK ENCHANTED	3, 03 Int.	Registered	28-Jun-2013	2012-052125	01-Mar-2013	5561664
Korea, Republic of	WONDERSTRUCK ENCHANTED	3	Registered	27-Jun-2012	40201241023	26-Jun-2013	40977475
Mexico	WONDERSTRUCK ENCHANTED		Registered	29-Jun-2012	1287558	30-Oct-2012	1324992

ELIZABETH ARDEN, INC.

Country	Trademark	Class	Status	FilDate	AppNumber	RegDate	RegNumber
New Zealand	WONDERSTRUCK ENCHANTED		Registered	27-Jun-2012	961132	30-Jul-2013	961132
Norway	WONDERSTRUCK ENCHANTED	3	Registered	27-Jun-2012	201206404	04-Oct-2012	267512
Singapore	WONDERSTRUCK ENCHANTED		Registered			29-Jun-2012	T1209401H
South Africa	WONDERSTRUCK ENCHANTED	3	Published	28-Jun-2012	201217544
Switzerland	WONDERSTRUCK ENCHANTED	3	Registered	27-Jun-2012	57852/2012	22-Oct-2012	635386
Taiwan	WONDERSTRUCK ENCHANTED	3	Registered	27-Jun-2012	101036186	01-Mar-2013	1567939
United Kingdom	WONDERSTRUCK ENCHANTED		Registered	27-Jun-2012	2626134	27-Jun-2012	2626134
United States of America	WONDERSTRUCK ENCHANTED	3	Registered	26-Jun-2012	85/661799	15-Oct-2013	4419525
Brazil	WRITE ON!	3	Registered	21-Jun-2004	826444741	04-Dec-2007	826444741
China (People’s Republic)	WRITE ON!	3	Registered	10-Dec-2005	4408517	21-Apr-2008	4408517
Brazil	Z-14	3	Registered	13-Apr-1993	817204539	22-Nov-1994	817204539
Canada	Z-14	3	Registered	17-Dec-1985	554,389	13-Mar-1987	324760
Colombia	Z-14	3	Registered	21-Jun-1983	223,330	26-Feb-1987	115908
France	Z-14	3	Registered	26-Sep-1979	528,863	28-Aug-1999	1548220
Israel	Z-14	3	Registered	05-Apr-1983	56,068	05-Apr-1983	56068
Portugal	Z-14	3	Registered	22-Apr-1980	206,607	01-Sep-1997	206607
United States of America	Z-14	3	Registered	28-May-2004	78/426993	12-Jul-2005	2967060
Uruguay	Z-14	3	Registered	07-Jun-1985	277,033	07-Jun-1985	179,853
Spain	ZEEFOURTEEN	3	Registered	12-Feb-1982	997,285	20-Oct-1982	997285

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
United States of America	212 MS ARDEN	Registered	3838763	25-Mar-2009	77698729	24-Aug-2010	35, 44
Spain	5TH AVENIDA	Registered	148372	14-Dec-1943		07-Jun-1945	3
Australia	5TH AVENUE	Pending		14-Aug-2015	1714517		03
Lesotho	5TH AVENUE	Registered	LS/M/97/00343	27-Jun-1997	LS/M/97/00343	24-Jun-2002	3
New Zealand	5TH AVENUE	Pending		14-Aug-2015	1025765		03
Swaziland	5TH AVENUE	Registered	842/96	19-Dec-1996		19-Dec-1996	3
South Africa	5TH AVENUE (WORDS IN LOCAL SCRIPT)	Registered	96/4270	29-Mar-1996		29-Mar-1996	3
Argentina	5TH AVENUE AFTER FIVE	Registered	2159885	12-Nov-2004	2554182	22-May-2007	3
Armenia	5TH AVENUE AFTER FIVE	Registered	20247	17-Aug-2012	20121109	02-Aug-2013	3
Australia	5TH AVENUE AFTER FIVE	Registered	1029397	11-Nov-2004	1029397	11-Nov-2004	3
Azerbaijan	5TH AVENUE AFTER FIVE	Registered	20140150	09-Aug-2012	20121170	23-Jan-2014	3
Canada	5TH AVENUE AFTER FIVE	Registered	649756	12-Nov-2004	1236961	05-Oct-2005	3
Chile	5TH AVENUE AFTER FIVE	Registered	1157827	22-Dec-2004	124437	06-Jun-2005	3
China (People’s Republic)	5TH AVENUE AFTER FIVE	Registered	4363196	15-Nov-2004	4363196	14-Feb-2008	3
Colombia	5TH AVENUE AFTER FIVE	Registered	300269	11-Nov-2004	2004113972	16-Jun-2005	3
European Community	5TH AVENUE AFTER FIVE	Registered	4113007	11-Nov-2004	4113007	12-Jun-2006	3
Hong Kong	5TH AVENUE AFTER FIVE	Registered	300317655	11-Nov-2004	300317655	30-Mar-2005	3
India	5TH AVENUE AFTER FIVE	Registered	1322232	24-Nov-2004	1322232	24-Nov-2004	3
Japan	5TH AVENUE AFTER FIVE	Registered	4919190	11-Nov-2004	2004104225	06-Jan-2006	3
Kazakhstan	5TH AVENUE AFTER FIVE	Registered	44221	02-Aug-2012	59033	17-Apr-2014	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Korea, Republic of	5TH AVENUE AFTER FIVE	Registered	642031	11-Nov-2004	40200451063	06-Dec-2005	3
Mexico	5TH AVENUE AFTER FIVE	Registered	871658	11-Nov-2004	687423	08-Mar-2005	3
New Zealand	5TH AVENUE AFTER FIVE	Registered	721279	11-Nov-2004	721279	07-Jul-2005	3
Norway	5TH AVENUE AFTER FIVE	Registered	231179	12-Nov-2004	200411464	06-Mar-2006	3
Singapore	5TH AVENUE AFTER FIVE	Registered	T0420027J	18-Nov-2004	T0420027J	18-Nov-2004	3
South Africa	5TH AVENUE AFTER FIVE	Registered	2004/20521	11-Nov-2004	2004120521	03-Nov-2008	3
Switzerland	5TH AVENUE AFTER FIVE	Registered	530361	11-Nov-2004	57738/2004	17-Feb-2005	3
Taiwan	5TH AVENUE AFTER FIVE	Registered	1182917	11-Nov-2004	093052330	01-Dec-2005	3
United Kingdom	5TH AVENUE AFTER FIVE	Registered	2377924	12-Nov-2004	2377924	12-Nov-2004	3
United States of America	5TH AVENUE AFTER FIVE	Registered	3131019	12-Nov-2004	78515824	15-Aug-2006	3
Vietnam	5TH AVENUE AFTER FIVE	Registered	223239	13-Aug-2012	4201217783	21-Apr-2014	3
Taiwan	5TH AVENUE IN CHINESE CHARACTERS	Registered	953734	30-Mar-2000	89,017,197	16-Aug-2001	3
Taiwan	5TH AVENUE IN CHINESE CHARACTERS	Registered	953734			16-Aug-2001	3
United States of America	5TH AVENUE UPTOWN NYC	Pending		03-May-2016	87023397		3
Canada	ADVANCED CERAMIDE CAPSULES	Pending		07-Mar-2016	1,771,145
Canada	ADVANCED ENERGIZING EXTRACT	Registered	331524	14-Aug-1985	547,548	04-Sep-1987	3
Indonesia	ADVANCED MIX CONCENTRATE	Pending		08-Jul-2014	2014-032618
Indonesia	ADVANCED MIX CONCENTRATE	Pending		08-Jul-2014	2014-032617
Hong Kong	ADVANCED MIX CONCENTRATE design	Registered	303043485	23-Jun-2014	303043485	02-Mar-2015
India	ADVANCED MIX CONCENTRATE design	Pending		25-Jun-2014	2762068

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Japan	ADVANCED MIX CONCENTRATE design	Registered	5713048	23-Jun-2014	512244037	24-Oct-2014	01 Int., 03 Int.
Korea, Republic of	ADVANCED MIX CONCENTRATE design	Registered	401108323	18-Jun-2014	40201441007	28-May-2015	01, 03
Malaysia	ADVANCED MIX CONCENTRATE design	Pending		30-Jun-2014	2014059612		01 Int.
Malaysia	ADVANCED MIX CONCENTRATE design	Pending		30-Jun-2014	2014059616
New Zealand	ADVANCED MIX CONCENTRATE design	Registered	999812	18-Jun-2014	999812	18-Jun-2014	01 Int., 03 Int.
Philippines	ADVANCED MIX CONCENTRATE design	Pending		23-Jun-2014	4-2014-007905		01 Int.
Singapore	ADVANCED MIX CONCENTRATE design	Published		18-Jun-2014	T1409487B		03 Int.
Thailand	ADVANCED MIX CONCENTRATE design	Pending		23-Jun-2014	942234		03 Int.
United States of America	ADVANCED MIX CONCENTRATE design	Published		17-Jun-2014	86311640		1, 3
Curacao	ALPHA CERAMIDE	Pending	09614	31-Dec-2001	D-8313
Argentina	ARDEN	Registered	1880848	07-Aug-2002		07-Aug-2002	3
Benelux	ARDEN	Registered	025405	07-Apr-1971	2173	07-Apr-1971	3, 15, 16, 21
Bolivia	ARDEN	Registered	27165-C		30,867	15-Aug-1972	3
Canada	ARDEN	Registered	24196	08-Oct-1946	192,718	08-Oct-1946
Chile	ARDEN	Registered	570191	31-Mar-2000	480812	15-Jun-2000	1, 3, 5, 8, 10, 16, 21, 26, 29, 30
Chile	ARDEN	Registered	896192	31-Mar-2000	480.814	15-Jun-2000	1, 3, 5, 8, 10, 16, 21, 26, 26, 30
Chile	ARDEN	Registered	1146502	07-Jun-1995	309818	16-Aug-1995	3
Chile	ARDEN	Registered	570192		480813	15-Jun-2000	35
China (People’s Republic)	ARDEN	Registered	2020991	26-Aug-1999	2020991	07-Jul-2003	3
Colombia	ARDEN	Registered	28506			25-Jun-1951	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Denmark	ARDEN	Registered	194400654	25-Apr-1944	502/1944	12-Aug-1944	3
Dominican Republic	ARDEN	Registered	20315			21-Feb-1972	50
Egypt	ARDEN	Registered	17951			05-May-1948	3
El Salvador	ARDEN	Registered	1 Book 49			12-Jun-1973	127
France	ARDEN	Registered	1476707	22-Feb-1968	39671	01-Feb-1968	3, 21, 41 and 42
Honduras	ARDEN	Registered	20483			17-Sep-1973	3
Hong Kong	ARDEN	Registered	19761166	29-Feb-1972	244/72	29-Feb-1972	3
India	ARDEN	Registered	1257079	23-Dec-2003	01257079	23-Dec-2003	3
Indonesia	ARDEN	Registered	56330	20-Mar-1972	D95 20066	24-Oct-1996	3
Iran (Islamic Republic of)	ARDEN	Registered	6307			12-Nov-1949	3
Israel	ARDEN	Registered	3933	13-Sep-1935		23-Mar-1937	3
Japan	ARDEN	Registered	418315	03-Jul-1951	26-13691	11-Nov-1952	4
Japan	ARDEN	Registered	419793	03-Jul-1951	26-13692	17-Dec-1952	3
Japan	ARDEN	Registered	3044595	26-May-1992	117258/92	31-May-1995	3
Korea, Republic of	ARDEN	Registered	400287277		93-6419	24-Mar-1994	3, 14, 18, 21
Korea, Republic of	ARDEN	Registered	40289245		93-6420	28-Apr-1994	13
Lebanon	ARDEN	Registered	95189	10-Sep-1958		10-Sep-1958	3
Malaysia	ARDEN	Registered	M/2175	16-Dec-1950		16-Dec-1951	3
Mexico	ARDEN	Registered	955285	23-Feb-2006	767815	27-Sep-2006	3
New Zealand	ARDEN	Registered	100087	27-Mar-1972	100087	27-Mar-1972	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Paraguay	ARDEN	Registered	407192		93/20057	03-Nov-1994	3
Portugal	ARDEN	Registered	145536		64240	25-Nov-1947
Spain	ARDEN	Registered	202536	21-May-1947		23-Apr-1948	3
Spain	ARDEN	Registered	202535	21-May-1947		21-Jan-1948	3
Sweden	ARDEN	Registered	50211	27-May-1938	1058	09-Jun-1938	3
Taiwan	ARDEN	Registered	61396			01-Nov-1992	3
Taiwan	ARDEN	Registered	661455		83004296	16-Nov-1994	43
United Kingdom	ARDEN	Registered	820611	10-May-1961		10-May-1961	3, 5
United Kingdom	ARDEN	Registered	2,196,646	08-May-1999		08-May-1999	3, 42
Uruguay	ARDEN	Registered	322732			22-May-1935	3
Taiwan	ARDEN (WORD IN LOCAL SCRIPT)	Registered	660118		83004298	01-Nov-1994	43
Switzerland	ARDEN (WORD IN PARTICULAR STYLE)	Registered	361392			15-Jan-1968	3, 18, 21
Australia	ARDEN ACTIVE SKINCARE	Registered	1691762	06-May-2015	1691762	04-Feb-2016	41 Int., 42 Int.
Australia	ARDEN ACTIVE SKINCARE	Pending		06-May-2015	1707017		03 Int.
Benelux	ARDEN ACTIVE SKINCARE	Registered	975413	06-May-2015	1309943	22-Jul-2015	03 Int., 41 Int., 42 Int.
Canada	ARDEN ACTIVE SKINCARE	Published		05-May-2015	1726877
China (People’s Republic)	ARDEN ACTIVE SKINCARE	Pending		11-Jun-2015	17176148		03 Int.
China (People’s Republic)	ARDEN ACTIVE SKINCARE	Published		11-Jun-2015	17176147		41
China (People’s Republic)	ARDEN ACTIVE SKINCARE	Published		11-Jun-2015	17176146		42
European Community	ARDEN ACTIVE SKINCARE	Registered	14032312	06-May-2015	14032312	09-Sep-2015	03 Int., 41 Int., 42 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Korea, Republic of	ARDEN ACTIVE SKINCARE	Registered	45-63368	06-May-2015	45-2015-4099	09-Mar-2016	3, 41, 42
Mexico	ARDEN ACTIVE SKINCARE	Registered	1543348	06-May-2015	M1606648	02-Jun-2015	03
Mexico	ARDEN ACTIVE SKINCARE	Pending		06-May-2015	M1606649		41
Mexico	ARDEN ACTIVE SKINCARE	Registered	1543349	06-May-2015	M1606650	02-Jun-2015	42
New Zealand	ARDEN ACTIVE SKINCARE	Registered	1018920	06-May-2015	1018920	06-May-2015	03 Int., 41 Int., 42 Int.
Norway	ARDEN ACTIVE SKINCARE	Registered	283146	27-May-2015	201505643	26-Aug-2015	03 Int., 41 Int., 42 Int.
Switzerland	ARDEN ACTIVE SKINCARE	Registered	675713	06-May-2015	553952015	17-Jul-2015	03 Int., 41 Int., 42 Int.
United States of America	ARDEN ACTIVE SKINCARE	Published		05-May-2015	86619756		03 Int., 41 Int., 42 Int.
Australia	ARDEN FOR MEN	Registered	253039	22-Oct-1971	253039	22-Oct-1971	3
Barbados	ARDEN FOR MEN	Registered	81/005194	11-Jul-1975		11-Jul-1975	3
Brazil	ARDEN FOR MEN	Registered	814061869		814061869	03-May-1994	3
Cayman Islands	ARDEN FOR MEN	Registered	826976			01-Nov-1996	3, 5
Colombia	ARDEN FOR MEN	Registered	124676		220,241	09-Dec-1988	3
Colombia	ARDEN FOR MEN	Registered	134,262		220,535	18-Jul-1991	5
Ecuador	ARDEN FOR MEN	Registered	1515-98	25-Oct-1996	72787	19-Mar-1998	3
Guatemala	ARDEN FOR MEN	Registered	32773			08-Aug-1977	3
Guyana	ARDEN FOR MEN	Registered	12056A	29-Mar-1984		29-Mar-1984	3
Honduras	ARDEN FOR MEN	Registered	25605			27-Nov-1978	3
Israel	ARDEN FOR MEN	Registered	20726	10-Apr-1962		21-Jun-1964	3
Nicaragua	ARDEN FOR MEN	Registered	6814 C.C.			20-Aug-1977	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Norway	ARDEN FOR MEN	Registered	51993			18-Jan-1967	3
Paraguay	ARDEN FOR MEN	Registered	407191		200056	24-Oct-1994	3
Trinidad and Tobago	ARDEN FOR MEN	Registered	9122	05-Aug-1975	9122	05-Aug-1975	48
Turkey	ARDEN FOR MEN	Registered	88720			16-Jan-1976
United Kingdom	ARDEN FOR MEN	Registered	826976	01-Nov-1961		01-Nov-1961	3, 5
Aruba	ARDEN FOR MEN (LABEL)	Registered	17738	29-Dec-1995	IM-951229.18	16-Feb-1996	3
Bahamas	ARDEN FOR MEN (LABEL)	Registered	18007	20-Oct-1994		27-Dec-1995	48
Benelux	ARDEN FOR MEN (LABEL)	Registered	581734	19-Dec-1995	861605	19-Feb-2005	3
Bolivia	ARDEN FOR MEN (LABEL)	Registered	73170-C		71686	24-Jun-1999	3
Brazil	ARDEN FOR MEN (LABEL)	Registered	818924861			23-Jun-1998	3.20
Chile	ARDEN FOR MEN (LABEL)	Registered	794189	18-Dec-1995	329123	20-Nov-1996	3
Ecuador	ARDEN FOR MEN (LABEL)	Registered	117	20-Dec-1995	64006	04-Sep-1997	3
El Salvador	ARDEN FOR MEN (LABEL)	Registered	236/64		630/96	05-Dec-1997	3
Finland	ARDEN FOR MEN (LABEL)	Registered	32877			26-Sep-1958	3
Honduras	ARDEN FOR MEN (LABEL)	Registered	65643		46/96	14-Aug-1996	3
Jamaica	ARDEN FOR MEN (LABEL)	Registered	29042	12-Jan-1996	3/3384	12-Jan-1993	3
Nicaragua	ARDEN FOR MEN (LABEL)	Registered	32476 C.C.		96-00241	14-Nov-1996	3
Paraguay	ARDEN FOR MEN (LABEL)	Registered	303805		496	21-Apr-1997	3
Peru	ARDEN FOR MEN (LABEL)	Registered	25096		287,491	12-Apr-1996	3
Trinidad and Tobago	ARDEN FOR MEN (LABEL)	Published		16-Feb-1996	25117		3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Uruguay	ARDEN FOR MEN (LABEL)	Registered	284159			30-Aug-1999	3
Germany	ARDEN FOR MEN (STYLIZED) II	Registered	932456	01-Aug-1974	A 26177/3 WZ	27-Jun-1975	3
Costa Rica	ARDEN FOR MEN (WORD & DEVICE)	Registered	45736			27-Feb-1973	3
Uruguay	ARDEN FOR MEN (WORD & DEVICE)	Registered	378759			12-May-1969	3
Germany	ARDEN FOR MEN (WORDS IN PARTICULAR STYLE)	Registered	706057	31-Dec-1956	A 6464	04-Sep-1957	3
Spain	ARDEN FOR MEN (WORDS IN PARTICULAR STYLE)	Registered	329349	29-Jan-1958	329349	17-Nov-1978	3
Switzerland	ARDEN FOR MEN (WORDS IN PARTICULAR STYLE)	Registered	286582			06-Jan-1997	3, 8, 21
Hong Kong	ARDEN GARDEN	Registered	200202176	03-Apr-2000	7193/2000	03-Apr-2000	3
China (People’s Republic)	ARDEN in Chinese Characters	Registered	1536295	09-May-1997	970,046,545	14-Mar-2001	3
Japan	ARDEN IN KATAKANA	Registered	5555544	20-Sep-2012	2012076019	08-Feb-2013	3
United States of America	ARDEN PRECISION MAKEUP	Published		14-Jul-2015	86692164		03
Argentina	ARDENBEAUTY	Registered	2036203	13-Mar-2002	2,368,767	26-Jul-2005	3
Armenia	ARDENBEAUTY	Registered	20246	17-Aug-2012	20121108	02-Aug-2013	3
Australia	ARDENBEAUTY	Registered	902553	06-Feb-2002	902,553	05-Feb-2002	3
Azerbaijan	ARDENBEAUTY	Registered	20120362	09-Aug-2012	20121171	12-Mar-2014	3
Brazil	ARDENBEAUTY	Registered	824331516	11-Mar-2002	824331516	24-Apr-2007	3
Canada	ARDENBEAUTY	Registered	617616	05-Feb-2002	1,130,265	25-Aug-2004	3
Chile	ARDENBEAUTY	Registered	1043814	30-May-2002	569,089	05-Mar-2003	3
China (People’s Republic)	ARDENBEAUTY	Registered	3098372	19-Feb-2002	3098372	28-May-2003	3
Colombia	ARDENBEAUTY	Registered	265307	06-Mar-2002	2002020296	03-Apr-2003	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
European Community	ARDENBEAUTY	Registered	2564755	06-Feb-2002	2564755	08-Apr-2003	3
Finland	ARDENBEAUTY	Registered	FI226135	06-Mar-2002	FI T200200733	31-Dec-2002	3
Hong Kong	ARDENBEAUTY	Registered	200403895	06-Feb-2002	2002/01743	18-Mar-2004	3
India	ARDENBEAUTY	Registered	594395	11-Mar-2002	1085998	23-Jan-2007	03 Int.
Ireland	ARDENBEAUTY	Registered	226821	06-Mar-2002	2002/00500 (226821)	06-Mar-2002	3
Japan	ARDENBEAUTY	Registered	4642279	07-Feb-2002	2002-008867	31-Jan-2003	3
Kazakhstan	ARDENBEAUTY	Registered	41983	02-Aug-2012	59034	23-Oct-2013	3
Korea, Republic of	ARDENBEAUTY	Registered	400562980	09-Feb-2002	40-2002-7184	17-Oct-2003	3
Mexico	ARDENBEAUTY	Registered	745079	07-Feb-2002	531328	07-Feb-2002	3
New Zealand	ARDENBEAUTY	Registered	653500	06-Mar-2002	653500	06-Mar-2002	3
Norway	ARDENBEAUTY	Registered	218396	08-Mar-2002	200202142	10-Apr-2003	3
Philippines	ARDENBEAUTY	Registered	4201200501950	27-Jul-2012	42012501950	20-Jun-2013	3
Singapore	ARDENBEAUTY	Registered	T02/01625A	08-Feb-2002	T02/01625A	08-Feb-2002	3
South Africa	ARDENBEAUTY	Registered	2002/01550	06-Feb-2002	2002/01550	28-Jul-2006	3
Switzerland	ARDENBEAUTY	Registered	503453	17-Jun-2002	6280/2002	17-Jun-2002	3
Taiwan	ARDENBEAUTY	Registered	1068560	08-Feb-2002	91,005,765	01-Dec-2003	3
Vietnam	ARDENBEAUTY	Registered	235681	13-Aug-2012	4201217784	19-Nov-2014	3
Canada	BARE PERFECTION	Registered	593321	02-Nov-2000	1,081,644	28-Oct-2003	3
United States of America	BARE PERFECTION	Registered	2,532,968	19-Apr-2000	76/029,352	22-Jan-2002	3
United States of America	BEACHSCAPE	Published		03-Nov-2015	86808017		3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Australia	BEAUTY SLEEP	Registered	380005	20-Aug-1982		09-Jan-1986	3
Canada	BEAUTY SLEEP	Registered	TMA155822	06-Jun-1967	305461	01-Mar-1968
Chile	BEAUTY SLEEP	Registered	843756		843756	02-Jun-1978	3
Chile	BEAUTY SLEEP	Registered	418684		522876	29-Sep-1998	3
Denmark	BEAUTY SLEEP	Registered	1591/1968		4257/1967	21-Jun-1968	3
France	BEAUTY SLEEP	Registered	1396312	18-Apr-1967	26629	27-Feb-1987	3
Guatemala	BEAUTY SLEEP	Registered	32770			08-Aug-1977	3
New Zealand	BEAUTY SLEEP	Registered	143299	22-Jul-1982	143299	22-Jul-1982	3
United States of America	BEAUTY SLEEP	Registered	849,574	22-Mar-1967	72/267,325	21-May-1968	3
Switzerland	BEAUTY SLEEP (WORDS IN PARTICULAR STYLE)	Registered	361390			08-Jan-1968	3
Armenia	BLUE GRASS	Registered	20250	17-Aug-2012	20121115	02-Aug-2013	3
Australia	BLUE GRASS	Registered	93647	08-Dec-1947	93,647	08-Dec-1947	3
Austria	BLUE GRASS	Registered	26463	24-Aug-1951	AM 4201/51	23-Apr-1952	3
Azerbaijan	BLUE GRASS	Registered	2014 0045	09-Aug-2012	20121179	14-Jan-2014	3
Brazil	BLUE GRASS	Registered	006482023			25-Nov-1976	3
Canada	BLUE GRASS	Registered	05787	26-Dec-1935	167,437	26-Dec-1935
Chile	BLUE GRASS	Registered	685436	13-Nov-2002	588,562	13-Nov-2004	3
Denmark	BLUE GRASS	Registered	184/1952	11-Sep-1951	1831/1951	02-Feb-1952	3
Dominican Republic	BLUE GRASS	Registered	20314			21-Feb-1972	50
El Salvador	BLUE GRASS	Registered	20 Book 49			12-Jun-1973	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Finland	BLUE GRASS	Renewed	25954		R200206744	23-Oct-1952	3
France	BLUE GRASS	Registered	1482117	31-Oct-1963	516886	31-Oct-1963	3, 21
Honduras	BLUE GRASS	Registered	20482			17-Sep-1973	3
Hong Kong	BLUE GRASS	Registered	19680489	15-Nov-1966	1124/66	15-Nov-1966	3
Hong Kong	BLUE GRASS	Registered	19680492	15-Nov-1966	1124/66	15-Nov-1966	5
Indonesia	BLUE GRASS	Pending		31-May-2015	D00 2015 020194		03
Ireland	BLUE GRASS	Registered	83897	31-Dec-1973		31-Dec-1973	3
Israel	BLUE GRASS	Registered	20717	10-Apr-1962		23-May-1963	3
Italy	BLUE GRASS	Registered	001269376	13-Nov-1997	MI2007C001752	13-Nov-2007	3
Italy	BLUE GRASS	Registered	1210054	27-Jul-1956		06-Jun-1957	3
Japan	BLUE GRASS	Registered	3055712	26-May-1992	117259/92	30-Jun-1995	3
Kazakhstan	BLUE GRASS	Registered	42580	02-Aug-2012	59042	26-Dec-2013	3
Korea, Republic of	BLUE GRASS	Registered	400287276		93-6417	24-Mar-1994	3, 18, 21
Korea, Republic of	BLUE GRASS	Registered	40289244		93-6418	28-Apr-1994	13
Lesotho	BLUE GRASS	Registered	LS/M/ 97/00344	03-Jul-1997	LS/M/97/00344	20-Sep-2000	3
Monaco	BLUE GRASS	Registered	9819075	26-Jul-1957	19178	05-Jan-1998	3
New Zealand	BLUE GRASS	Registered	56303	04-Apr-1955	56303	04-Apr-1955	3
Norway	BLUE GRASS	Registered	42982			24-Jan-1992	1, 3, 5, 14, 18, 909
Pakistan	BLUE GRASS	Registered	49781	23-Jul-1968		23-Jul-1968	3
Panama	BLUE GRASS	Registered	108002	09-Jun-2000	108002	21-Sep-2001	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Paraguay	BLUE GRASS	Registered	407185			29-Dec-1994	3
Peru	BLUE GRASS	Registered	42118			03-Aug-1976	3
Singapore	BLUE GRASS	Registered	10739/95	08-Nov-1995		08-Nov-1995	3
South Africa	BLUE GRASS	Registered	72/0948	08-Feb-1972		08-Feb-1972	3
Swaziland	BLUE GRASS	Registered	840/96	19-Dec-1996		19-Dec-1996	3
Sweden	BLUE GRASS	Registered	74931		74,931	23-Oct-1953	3
Taiwan	BLUE GRASS	Registered	64094			01-Jul-1973	3
Turkey	BLUE GRASS	Registered	087416			02-Oct-1975
United Kingdom	BLUE GRASS	Registered	1078244			09-May-1977	3, 5
United States of America	BLUE GRASS	Registered	1625557	05-Mar-1990	74/035,165	04-Dec-1990	3
Vietnam	BLUE GRASS	Registered	244721	22-Aug-2012	4-2012-18545	11-May-2015	3
Denmark	BLUE GRASS (CONTAINERS)	Registered	VR195400705	04-Feb-1954	329/1954	22-May-1954	3
Hong Kong	BLUE GRASS (LAN CAO) IN CHINESE CHARACTERS	Registered	2002B02546	27-Apr-2000	9223/2000	06-Mar-2002	3
China (People’s Republic)	BLUE GRASS (WORDS & DEVICE)	Registered	608972			30-Aug-1992	3
United Kingdom	BLUE GRASS (WORDS & HORSE HEAD DEVICE)	Registered	1364856	25-Nov-1988	1364856	25-Nov-1988	3
Benelux	BLUE GRASS (WORDS IN PARTICULAR STYLE)	Registered	568844	28-Apr-1995	847,269	28-Apr-1995	3
Costa Rica	BLUE GRASS (WORDS IN PARTICULAR STYLE)	Registered	38824			22-Oct-1968	3
Uruguay	BLUE GRASS (WORDS IN PARTICULAR STYLE)	Registered	374809			17-Aug-1966	3
Canada	BLUE GRASS AND DESIGN	Registered	368566	13-Dec-1988	621,207	11-May-1990
Germany	BLUE GRASS AND DESIGN	Registered	1141606	24-Nov-1988	A 45489/3 WZ	21-Jun-1989	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Sweden	BLUE GRASS FLOWER MIST (LABEL)	Registered	110530	29-Nov-1963	6304441	31-Jul-1964	3
Sweden	BLUE GRASS HORSE	Registered	83933	17-Apr-1956		13-Dec-1957	3
Finland	BLUE GRASS HORSE WITH FLOWER WREATH (DEVICE)	Registered	31169			24-Apr-1957	3
China (People’s Republic)	BLUE GRASS IN CHINESE CHARACTERS I	Registered	1580221	26-Apr-2000	2,000,055,777	07-Jun-2001	3
Taiwan	BLUE GRASS IN CHINESE CHARACTERS I	Registered	953753	02-May-2000	86,023,953	16-Aug-2001	3
Japan	BLUE GRASS IN KATAKANA	Registered	2622815	03-Mar-1989	23322/89	28-Feb-1994	4
Australia	BLUE GRASS PERFUME MIST	Registered	121974	08-Feb-1955	121974	13-Mar-1955	3
Switzerland	BLUE GRASS PERFUME MIST	Registered	276150			27-Mar-1955	3
Trinidad and Tobago	BLUE GRASS PERFUME MIST	Registered	90/1955	05-May-1955	90/1955	05-May-1955	48
United Kingdom	BLUE GRASS PERFUME MIST	Registered	738273	18-Jan-1955		18-Jan-1955	3
New Zealand	BODY BASICS	Registered	142785	17-Jun-1982	142785	17-Jun-1982	3
Costa Rica	BYE LINES	Registered	45734			27-Feb-1973	3
Chile	BYE-LINES	Registered	802362		381665	22-Jun-1977	3
Guatemala	BYE-LINES	Registered	32766			08-Aug-1977	3
Nicaragua	BYE-LINES	Registered	6.805 C.C.			19-Aug-1977	3
Colombia	CERAMIDE	Registered	171362		94,041,351	24-Jan-1995	3
Peru	CERAMIDE	Registered	11377		249,597	24-Nov-1994	3
Taiwan	CERAMIDE	Registered	647845		82042835	16-Jul-1994	7
Canada	CERAMIDE ADVANCED TIME COMPLEX CAPSULES525243	Registered	TMA525243	12-Mar-1997	839,154	17-Mar-2000
Canada	CERAMIDE EYES TIME COMPLEX CAPSULES	Registered	412430	14-May-1993	699,368	14-May-1993

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Canada	CERAMIDE LIFT	Registered	489922	10-Mar-1997	838,800	13-Feb-1998
Canada	CERAMIDE NIGHT	Registered	488232	24-Mar-1997	840,906	27-Jan-1998
Japan	CERAMIDE PLUMP PERFECT	Registered	5224574	26-Jul-2008	2008064635	17-Apr-2009	3
Japan	CERAMIDE PLUMP PERFECT	Published		24-Nov-2008	2008095191
Russian Federation	CERAMIDE PLUMP PERFECT	Registered	398886	07-Aug-2008	2008725303	20-Jan-2010	3
Australia	CERAMIDE PLUMP PERFECT	Registered	1247530	20-Jun-2008	1247530	20-Jun-2008	3
Canada	CERAMIDE PLUMP PERFECT	Registered	655336	04-Feb-2005	1246177	16-Dec-2005
European Community	CERAMIDE PLUMP PERFECT	Registered	004277455	07-Feb-2005	004277455	31-Mar-2006	3, 5 and 41
India	CERAMIDE PLUMP PERFECT	Registered	1703978	26-Jun-2008	1703978	26-Jun-2008	3
Korea, Republic of	CERAMIDE PLUMP PERFECT	Registered	803005	28-Jul-2008	40-2008-37159	08-Oct-2009	3
New Zealand	CERAMIDE PLUMP PERFECT	Registered	791537	20-Jun-2008	791537	20-Jun-2008	3
Singapore	CERAMIDE PLUMP PERFECT	Registered	T0810851D	12-Aug-2008	T0810851D	12-Aug-2008	3
South Africa	CERAMIDE PLUMP PERFECT	Registered	2008/17351	28-Jul-2008	2008/17351	31-Jan-2014	3
United Arab Emirates	CERAMIDE PLUMP PERFECT	Registered	134585	13-Oct-2008	120341	17-Mar-2011	3
United States of America	CERAMIDE PLUMP PERFECT	Registered	2841688	10-Sep-2002	78/162,524	11-May-2004	Class 3
United States of America	CERAMIDE PLUMP PERFECT	Registered	3651045	05-Jan-2009	77643507	07-Jul-2009	3
Australia	CERAMIDE TIME COMPLEX	Registered	662375	30-May-1995	662375	30-May-1995	3
Brazil	CERAMIDE TIME COMPLEX	Registered	822012189	18-Feb-2000	822012189	20-Dec-2005	3
El Salvador	CERAMIDE TIME COMPLEX	Registered	75 BOOK 19			27-Aug-1993	3
Canada	CERAMIDE TIME COMPLEX CAPSULES	Registered	396679	27-Jun-1990	667,649	03-Apr-1992

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Canada	CERAMIDE TIME COMPLEX MOISTURE CREAM.	Registered	446051	19-Jul-1994	759,768	11-Aug-1995	3
Argentina	CITY SMART	Published		07-Jul-2015	3.423.139		03
Australia	CITY SMART	Registered	1705419	07-Jul-2015	1705419	03-Feb-2016	03
Australia	CITY SMART	Pending		07-Jul-2015	1705419		03
Bahrain	CITY SMART	Pending		12-Jul-2015	110723		03
Brazil	CITY SMART	Published		20-Jul-2015	909702039		03
Canada	CITY SMART	Published		07-Jul-2015	1736059		03
Chile	CITY SMART	Published		10-Jul-2015	1.162.006		03
China (People’s Republic)	CITY SMART	Pending		14-Jul-2015	17422387		3
Colombia	CITY SMART	Registered		07-Jul-2015	15.156.121	22-Apr-2016	03
Egypt	CITY SMART	Pending		13-Jul-2015	320872		03
European Community	CITY SMART	Registered	14339873	07-Jul-2015	14339873	21-Oct-2015	3
Hong Kong	CITY SMART	Registered	303465577	07-Jul-2015	303465577	07-Jul-2015	3
India	CITY SMART	Pending		07-Jul-2015	3004342		03
Indonesia	CITY SMART	Pending		15-Jul-2015	D00 2015 030926		03
Israel	CITY SMART	Pending		07-Jul-2015	276,188		03
Japan	CITY SMART	Registered	5814705	07-Jul-2015	2015-064299	18-Dec-2015	03
Jordan	CITY SMART	Registered	141302	09-Jul-2015	141302	09-Jul-2015	03
Korea, Republic of	CITY SMART	Registered	40-1156845	07-Jul-2015	40-2015-50468	25-Jan-2016	03
Kuwait	CITY SMART	Pending		16-Jul-2015	170465		03

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Lebanon	CITY SMART	Registered	166845	14-Jul-2015	36810	22-Jul-2015	03
Malaysia	CITY SMART	Pending		16-Jul-2015	2015061502		03
Mexico	CITY SMART	Registered	1577045	07-Jul-2015	1630187	02-Oct-2015	03
Morocco	CITY SMART	Registered	168877	20-Jul-2015	168877	20-Jul-2015	03
New Zealand	CITY SMART	Registered	1022951	07-Jul-2015	1022951	12-Jun-2015	03
Norway	CITY SMART	Registered	284210	10-Jul-2015	201508585	25-Oct-2015	03
Oman	CITY SMART	Pending		26-Jul-2015	96591		03
Panama	CITY SMART	Pending		09-Jul-2015	30303/2015		03
Panama	CITY SMART	Published		14-Aug-2015	243343		3
Paraguay	CITY SMART	Pending		09-Jul-2015	30303/2015		03
Philippines	CITY SMART	Pending		07-Jul-2015	42015503696		03
Qatar	CITY SMART	Pending		26-Jul-2015	98763		03
Russian Federation	CITY SMART	Published		07-Jul-2015	2015720825		03
Saudi Arabia	CITY SMART	Published		27-Jul-2015	1436021087		03
Singapore	CITY SMART	Registered	40201513976Y	12-Aug-2015	40201513976Y	12-Aug-2015	03
South Africa	CITY SMART	Pending		07-Jul-2015	2015/18219		03
Switzerland	CITY SMART	Registered	678749	08-Jul-2015	58127/2015	08-Jul-2015	03
Taiwan	CITY SMART	Registered	1746300	08-Jul-2015	104039569	01-Jan-2016	03
Thailand	CITY SMART	Pending		15-Jul-2015	994998		03
Turkey	CITY SMART	Published		19-Jul-2015	2015/60270		03

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
United Arab Emirates	CITY SMART	Registered	273179	15-Jul-2015	273179	01-Feb-2016	03
United States of America	CITY SMART	Published		12-Jun-2015	86661230		03 Int.
Venezuela	CITY SMART	Pending		09-Jul-2015	2015/010097		03
Vietnam	CITY SMART	Published		08-Jul-2015	4-2015-17903		03
Benelux	CLEAR THE WAY	Registered	0,658,756	28-Sep-1999	946,973	28-Sep-1999	3
Canada	CLEAR THE WAY	Registered	593063	02-Nov-2000	1,081,645	24-Oct-2003
Japan	CLEAR THE WAY	Registered	4406428	04-Oct-1999	89809/99	04-Aug-2000	3
United States of America	CLEAR THE WAY	Registered	2,456,314	02-Sep-1999	75/791,105	29-May-2001	3
United Arab Emirates	COLOR INTRIGUE	Instructed	134595	13-Oct-2008	120342	17-Mar-2011	3
Philippines	CURVE	Published		26-Aug-2015	42015504818		03
United States of America	DAUGHTERS OF BEAUTY	Registered	3945912	11-Mar-2010	77956967	12-Apr-2011
Brazil	EA	Registered	825996937	09-Dec-2003	825996937	23-Oct-2007	9
Canada	EA	Registered	451367	12-Jan-1995	774,012	01-Dec-1995	3
Paraguay	EA	Registered	407188	11-Nov-2003	29372	23-Jun-2004	9
United States of America	EA	Registered	1914462	25-Oct-1994	74/590,674	29-Aug-1995	3
Uruguay	EA	Registered	351310	19-Nov-2003	351310	21-Jun-2004	9
Colombia	EA (LETTERS—PARTICULAR STYLE)	Registered	272425	22-Mar-1995	95,011,486	31-Jan-1997	3
Denmark	EA (LETTERS—PARTICULAR STYLE)	Registered	2369/95		0891/95	07-Apr-1995	3
Dominican Republic	EA (LETTERS—PARTICULAR STYLE)	Registered	78019		11,031	15-Jun-1995	50
El Salvador	EA (LETTERS—PARTICULAR STYLE)	Registered	34/98		1373-95	14-Oct-1999	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Finland	EA (LETTERS—PARTICULAR STYLE)	Registered	204397		T199500699	14-Feb-1997	3
Honduras	EA (LETTERS—PARTICULAR STYLE)	Registered	63413		2456/95	07-Nov-1995	3
Japan	EA (LETTERS—PARTICULAR STYLE)	Registered	4001313	09-Feb-1995	11837/95	16-May-1997	3
Nicaragua	EA (LETTERS—PARTICULAR STYLE)	Registered	29.219 C.C.		95/00799	04-Sep-1995	3
Saudi Arabia	EA (LETTERS—PARTICULAR STYLE)	Registered	358/11	22-Feb-1995	28552	06-Nov-1995	3
South Africa	EA (LETTERS—PARTICULAR STYLE)	Registered	199501596	07-Feb-1995		07-Feb-1995	3
Spain	EA (LETTERS—PARTICULAR STYLE)	Registered	929425	08-Jan-1981		20-Jan-1981	3
Taiwan	EA (LETTERS—PARTICULAR STYLE)	Registered	660026		83008745	01-Nov-1994	43
Tanganyika	EA (LETTERS—PARTICULAR STYLE)	Registered	23223	14-Feb-1995		14-Feb-1995	3
United Kingdom	EA (LETTERS—PARTICULAR STYLE)	Registered	UK0002010869	13-Feb-1995		13-Feb-1995	3
Uruguay	EA (LETTERS—PARTICULAR STYLE)	Registered	377304			31-Jan-1997	3
Bolivia	EA (LETTERS -PARTICULAR STYLE)	Registered	75393-C		SM-0627-95	19-Oct-1999	3
Ireland	EA (LETTERS -PARTICULAR STYLE)	Registered	164057	03-Feb-1995	950,811	03-Feb-1995	3
Benelux	EA (LETTERS-PARTICULAR STYLE)	Registered	0563815		841,924	03-Feb-1995	3
Iceland	EA (LETTERS-PARTICULAR STYLE)	Registered	657/1995	09-Feb-1995	189/1995	29-Jun-1995	3
Jordan	EA (LETTERS-PARTICULAR STYLE)	Registered	37977	07-Feb-1995		07-Feb-1995	3
Kenya	EA (LETTERS-PARTICULAR STYLE)	Registered	42462	02-May-1995	42462	02-May-1995	3
United Arab Emirates	EA (PARTICULAR STYLE)	Registered	5969	13-Mar-1995	9554	13-Mar-1995	3
Canada	EA (STYLIZED) I	Registered	451649	30-Jan-1995	774014	08-Dec-1995

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Oman	EA (STYLIZED) I	Registered	11088	08-Feb-1995	11088	22-Jan-2002	3
Pakistan	EA (STYLIZED) I	Registered	129050	07-Mar-1995	129050	07-Mar-1995	3
Qatar	EA (STYLIZED) I AND ARABIC	Registered	12954	19-Feb-1995	12954	26-Feb-2002	3
Canada	EA (STYLIZED) III	Registered	228635	14-Feb-1977	407,214	23-Jun-1978
Canada	EA (STYLIZED) V	Registered	TMA161133	10-May-1968	313125	07-Feb-1969
United States of America	EA NY ELIZABETH ARDEN SPLENDOR (CONFIGURATION OF BOTTLE DESIGN)	Registered	2453605	27-Aug-1998	75/543,611	22-May-2001	3
New Zealand	EAU FRAICHE	Registered	186982	06-Sep-1988	186982	06-Sep-1988	3
Argentina	EIGHT HOUR	Registered	2126221		1994502	09-Nov-2006	3
Brazil	EIGHT HOUR	Registered	006312446			10-May-1976	3
Canada	EIGHT HOUR	Registered	TMA920848	14-Jul-2011	1535786	20-Nov-2015	3
Colombia	EIGHT HOUR	Registered	113385			04-Apr-1986	3
Costa Rica	EIGHT HOUR	Registered	38821			22-Oct-1968	3
El Salvador	EIGHT HOUR	Registered	86/120			08-Mar-1989	127
European Community	EIGHT HOUR	Registered	010440618	18-Jun-2010	9185802	04-Nov-2012	3, 5, 44
European Community	EIGHT HOUR	Published		23-Nov-2011	010440618		3, 5, 44
Italy	EIGHT HOUR	Registered	1043057	31-Oct-1963		11-Jan-1967	3
Korea, Republic of	EIGHT HOUR	Registered	208716		89-17030	25-Jan-1991	3, 21
Korea, Republic of	EIGHT HOUR	Registered	208715		89-17026	25-Jan-1991	3
Mexico	EIGHT HOUR	Registered	184702	06-Feb-1974		06-Feb-1974	3
Peru	EIGHT HOUR	Registered	55910			27-Dec-1984	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Philippines	EIGHT HOUR	Registered	42012501954	27-Jul-2012	42012501954	13-Dec-2012	3
Russian Federation	EIGHT HOUR	Registered	424837	15-Mar-2010	2010707810	06-Dec-2010	3
Serbia	EIGHT HOUR	Registered	59541	17-Feb-2009	Z299/2009	16-Oct-2009	3
Singapore	EIGHT HOUR	Registered	T1003455G	23-Mar-2010	T1003455G	30-Dec-2014	3
South Africa	EIGHT HOUR	Registered	201005398	15-Mar-2010	201005398	15-Mar-2010	3
Spain	EIGHT HOUR	Registered	88897	03-Mar-1932		28-Jan-1933	3
Taiwan	EIGHT HOUR	Registered	470853		78-24233	01-Jan-1990	6
United Arab Emirates	EIGHT HOUR	Registered	134596	13-Oct-2008	120343	17-Mar-2011	3
United States of America	EIGHT HOUR	Registered	3861109	28-Apr-2010	85/025369	12-Oct-2010	3
Italy	EIGHT HOUR (Stylized)	Registered	0001568946	14-Oct-2013	MI2013C009362	26-Nov-2013
United States of America	EIGHT HOUR (Stylized)	Registered	539,292	23-Jun-1949	71/580,917	13-Mar-1951	3
Canada	EIGHT HOUR CREAM	Registered	348774	27-Mar-1987	580,900	09-Dec-1988	3
Denmark	EIGHT HOUR CREAM	Registered	1694/1946		1383/1946	02-Nov-1946	3, 5
European Community	EIGHT HOUR CREAM	Pending		12-Jan-2016	14996508		3, 5
Greece	EIGHT HOUR CREAM	Registered	28471	30-May-1962	28471	18-Apr-1963	3
France	EIGHT-HOUR CREAM	Registered	1338334	09-Mar-1961		13-Jan-1986	3
African Intellectual Property Organization (OAPI)	ELIZABETH ARDEN	Registered	43,173	27-Oct-2000	32000 01541	27-Oct-2000	3
Andorra	ELIZABETH ARDEN	Registered	27045			13-Feb-2009	3
Argentina	ELIZABETH ARDEN	Registered	1767431		2964697	09-Oct-1969	25
Argentina	ELIZABETH ARDEN	Registered	3414975	14-Nov-2003	2475926	06-Jun-2005	9

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Armenia	ELIZABETH ARDEN	Registered	481	28-Dec-1995	0684	23-Dec-1996	3, 5, 10, 14, 15, 18 and 21
Armenia	ELIZABETH ARDEN	Registered	20244	03-Aug-2012	20121047	02-Aug-2013	3
Australia	ELIZABETH ARDEN	Registered	71654	30-Dec-1937	71654	30-Dec-1937	3
Australia	ELIZABETH ARDEN	Registered	201786	30-Dec-1937	201,786	30-Dec-1937	5
Australia	ELIZABETH ARDEN	Registered	201787	30-Dec-1937	201,787	30-Dec-1937	21
Australia	ELIZABETH ARDEN	Registered	366966	16-Oct-1981	366966	19-Jul-1984	42
Australia	ELIZABETH ARDEN	Registered	71654			30-Dec-1937	3
Australia	ELIZABETH ARDEN	Pending		14-Apr-2016	1764841		35
Austria	ELIZABETH ARDEN	Registered	25820			30-Sep-1947	3
Azerbaijan	ELIZABETH ARDEN	Registered	971691			31-Aug-2000	3
Azerbaijan	ELIZABETH ARDEN	Registered	20140152	09-Aug-2012	20121172	23-Jan-2014	3
Barbados	ELIZABETH ARDEN	Registered	81/5193	11-Jul-1975		11-Jul-1975	3
Belize	ELIZABETH ARDEN	Registered	454107	03-Apr-2007	07004541	11-Sep-2007	3, 44
Benelux	ELIZABETH ARDEN	Registered	629,037	14-May-1998	915,980	09-Oct-1998	3, 5, 9
Benelux	ELIZABETH ARDEN	Registered	25407			07-Apr-1971	3, 5, 8, 14, 16, 21
Bermuda	ELIZABETH ARDEN	Registered	10156	25-Jan-1984		25-Jan-1984	3
Bolivia	ELIZABETH ARDEN	Registered	87607	24-Oct-1972	27500	24-Oct-1972	3
Botswana	ELIZABETH ARDEN	Registered	BW/M/ 97/00140	29-May-1997	BW/M/ 97/00140	29-May-1997	3
Brazil	ELIZABETH ARDEN	Registered	814301290		814301290	28-Aug-1990	3
Brazil	ELIZABETH ARDEN	Registered	825996929	09-Dec-2003	825996929	20-May-2008	9

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Brunei Darussalam	ELIZABETH ARDEN	Registered	38472	27-Feb-2007	38472	27-Feb-2007	3, 42
Bulgaria	ELIZABETH ARDEN	Registered	14310	02-Sep-1983	1147	26-Apr-1984	3
Cambodia	ELIZABETH ARDEN	Registered	1976	09-Nov-1992	1978	04-Dec-1992	3
Canada	ELIZABETH ARDEN	Registered	43077		137,513	17-Dec-1927	3
Canada	ELIZABETH ARDEN	Registered	TMA48280		149701	20-Dec-1929
Canada	ELIZABETH ARDEN	Published		24-May-2012	1579074
Canada	ELIZABETH ARDEN	Registered	TMA881418	27-Jun-2011	1533510	08-Jul-2014	25 Int.
Chile	ELIZABETH ARDEN	Registered	836292		411520	12-Apr-1927	3
China (People’s Republic)	ELIZABETH ARDEN	Registered	840164		92,080,300	21-May-1996	3
China (People’s Republic)	ELIZABETH ARDEN	Registered	1515785		9,900,119,713	28-Jan-2001	5
China (People’s Republic)	ELIZABETH ARDEN	Registered	1507575	10-Oct-1999	9,900,119,714	14-Jan-2001	18
China (People’s Republic)	ELIZABETH ARDEN	Registered	1513026		9,900,119,715	28-Jan-2001	21
China (People’s Republic)	ELIZABETH ARDEN	Registered	1505318		9,900,119,716	14-Jan-2001	25
China (People’s Republic)	ELIZABETH ARDEN	Registered	1467571	25-Aug-1999	9,900,100,764	28-Oct-2000	42
China (People’s Republic)	ELIZABETH ARDEN	Pending		23-Jul-2015	17494254		21
China (People’s Republic)	ELIZABETH ARDEN	Pending		18-Apr-2016			35
Colombia	ELIZABETH ARDEN	Registered	70958		92,318,469	25-Mar-1970	3
Colombia	ELIZABETH ARDEN	Registered	113071			26-Feb-1986	5
Colombia	ELIZABETH ARDEN	Registered	155362		304,981	30-Mar-1994	18
Colombia	ELIZABETH ARDEN	Registered	180697	28-Jun-1989	92-304,982	17-Jul-1995	25

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Costa Rica	ELIZABETH ARDEN	Registered	50747			05-Jan-1942	3
Cuba	ELIZABETH ARDEN	Instructed		15-Apr-2016	2016-0620		3
Curacao	ELIZABETH ARDEN	Registered	16886	24-Apr-2014	140189	27-Jul-2014	03 Int.
Cyprus, Republic of	ELIZABETH ARDEN	Registered	72527	30-May-2006	72527	30-May-2006	3
Denmark	ELIZABETH ARDEN	Registered	109/1944	07-Jan-1944	26/1944	12-Feb-1944	3
Dominican Republic	ELIZABETH ARDEN	Registered	2259			14-Feb-1929	50
Ecuador	ELIZABETH ARDEN	Registered	407-82			28-Jan-1982	5
Ecuador	ELIZABETH ARDEN	Registered	2036			05-Jan-1982	3
El Salvador	ELIZABETH ARDEN	Registered	2346 Book 08	11-Jul-1952	1505	19-Jul-1972	03
Estonia	ELIZABETH ARDEN	Registered	29312		9800045	16-Aug-1999	3
European Community	ELIZABETH ARDEN	Registered	9195108	22-Jun-2010	9195108	11-Oct-2011	3, 5, 9, 14, 18, 21, 24, 25, 35, 42, 44
European Community	ELIZABETH ARDEN	Registered	14032528	06-May-2015	14032528	27-Aug-2015	21 Int.
Finland	ELIZABETH ARDEN	Registered	16511			25-May-1938	3
Finland	ELIZABETH ARDEN	Registered	32045			03-Jan-1958	3, 5
France	ELIZABETH ARDEN	Registered	1482116	31-Oct-1963	516882	31-Oct-1963	3, 21
France	ELIZABETH ARDEN	Registered	1476706	22-Feb-1968	39670	22-Feb-1968	3, 21, 41, 42
Georgia	ELIZABETH ARDEN	Registered	3963		8797/03	14-Nov-1996	3, 5, 10, 14, 16 and 18
Germany	ELIZABETH ARDEN	Registered	440822	17-Sep-1931	A 24 522	23-Dec-1931	3, 5, 8, 9, 10,
Ghana	ELIZABETH ARDEN	Pending		15-Jul-2009			3
Greece	ELIZABETH ARDEN	Published		06-Apr-2016	236970		3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Guatemala	ELIZABETH ARDEN	Registered	2726			11-May-2027	3
Guyana	ELIZABETH ARDEN	Registered	9758A	02-Aug-1975		02-Aug-1975	3
Honduras	ELIZABETH ARDEN	Registered	20481			17-Sep-1973	3
Hong Kong	ELIZABETH ARDEN	Registered	19710107	15-Nov-1966	1124/66	15-Nov-1966	3
Hong Kong	ELIZABETH ARDEN	Registered	19710110	15-Nov-1966	1124/66	15-Nov-1966	5
Hong Kong	ELIZABETH ARDEN	Registered	199601926	17-Jan-1994	562/94	17-Jan-1994	42
Hong Kong	ELIZABETH ARDEN	Registered	200100717aa			13-Jul-1996
India	ELIZABETH ARDEN	Registered	85175	26-Aug-1943		26-Aug-1943	3
India	ELIZABETH ARDEN	Registered	85179	26-Aug-1943		26-Aug-1943	3
India	ELIZABETH ARDEN	Registered	1807656	16-Apr-2009	01807656	23-Feb-2011	3
India	ELIZABETH ARDEN	Registered	2031893			01-Oct-2010	35, 45
Indonesia	ELIZABETH ARDEN	Registered	IDM000040278	12-May-1995	D95 8071	12-Sep-1996	3
Indonesia	ELIZABETH ARDEN	Registered	IDM000180816	15-Oct-1998	D98 17637	25-May-2000	9
Iran (Islamic Republic of)	ELIZABETH ARDEN	Registered	3104/4180			30-Dec-1947	3, 5
Ireland	ELIZABETH ARDEN	Registered	36901	05-Mar-1930	NONE	05-Mar-1930	3, 5, 18, 21
Israel	ELIZABETH ARDEN	Registered	3926	13-Sep-1935		23-Mar-1937	3
Israel	ELIZABETH ARDEN	Registered	3918	13-Sep-1935		03-Mar-1937	5
Italy	ELIZABETH ARDEN	Registered	1043062	09-Oct-1963		05-Dec-1966	3
Japan	ELIZABETH ARDEN	Registered	3107514	23-Aug-1993	86383/93	26-Dec-1995	1
Japan	ELIZABETH ARDEN	Registered	416591	03-Jul-1951	13694/51	26-Sep-1952	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Japan	ELIZABETH ARDEN	Registered	234908	15-Dec-1931	21572/31	30-May-1932	4
Japan	ELIZABETH ARDEN	Registered	3206593	20-Aug-1993	86384/93	31-Oct-1996	5
Japan	ELIZABETH ARDEN	Registered	423358	03-Jul-1951	13695/51	27-Mar-1953	3
Japan	ELIZABETH ARDEN	Registered	2715199	31-Mar-1992	46578/92	31-Jul-1996	19
Japan	ELIZABETH ARDEN	Registered	2720994	31-Mar-1992	46579/92	25-Apr-1997	14, 20 and 24
Japan	ELIZABETH ARDEN	Registered	2373881	12-Jul-1989	78508/89	31-Jan-1992	21, 24, 25
Japan	ELIZABETH ARDEN	Registered	1511409	01-Dec-1978	87378/78	30-Apr-1982	3, 6, 8, 10, 14, 18, 21, 25 & 26
Japan	ELIZABETH ARDEN	Registered	3182217	20-Aug-1993	86385/93	31-Jul-1996	21
Japan	ELIZABETH ARDEN	Registered	2388277	12-Jul-1989	78509/89	31-Mar-1992	22
Japan	ELIZABETH ARDEN	Registered	2459312	12-Jul-1989	78510/89	30-Sep-1992	9, 14
Japan	ELIZABETH ARDEN	Registered	2706395	30-Mar-1992	43172/92	28-Apr-1995	16
Japan	ELIZABETH ARDEN	Registered	2706396	30-Mar-1992	43173/92	28-Apr-1995	16
Japan	ELIZABETH ARDEN	Registered	3197293	20-Aug-1993	86386/93	30-Sep-1996	26
Japan	ELIZABETH ARDEN	Registered	3351312	23-Apr-1993	41768/93	09-Oct-1997	41
Japan	ELIZABETH ARDEN	Registered	4000114	23-Aug-1993	86387/93	02-May-1997	41
Japan	ELIZABETH ARDEN	Registered	3,324,958	20-Aug-1993	86388/93	20-Jun-1997	42
Japan	ELIZABETH ARDEN	Registered	5601712	20-Sep-2012	2012076020	26-Jul-2013
Jordan	ELIZABETH ARDEN	Registered	21871	03-Sep-1983	21871	03-Sep-1983	3
Kazakhstan	ELIZABETH ARDEN	Registered	44222	02-Aug-2012	59035	17-Apr-2014	3
Kenya	ELIZABETH ARDEN	Registered	49263	29-Aug-1983		29-Aug-1983	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Korea, Republic of	ELIZABETH ARDEN	Registered	474865		40-1998-27487	08-Aug-2000	9
Korea, Republic of	ELIZABETH ARDEN	Registered	4038312			30-Jul-1974	3, 8, 18, 21
Korea, Republic of	ELIZABETH ARDEN	Registered	35516		1972-358	01-Feb-1974	13
Kyrgyz Republic	ELIZABETH ARDEN	Registered	2,483		27,788	28-Mar-1995	3, 5, 10, 14, 36, 18
Latvia	ELIZABETH ARDEN	Registered	M19082			30-Jun-1993	3
Lebanon	ELIZABETH ARDEN	Registered	95190	10-Sep-1958	8083	10-Sep-1958	3
Lesotho	ELIZABETH ARDEN	Registered	LS/M/ 97/00337	27-Jun-1997	LS/M/ 97/00337	13-Sep-2000	3
Liberia	ELIZABETH ARDEN	Registered	4199913		4199/913	04-Jan-1984	3
Libya	ELIZABETH ARDEN	Pending		18-Jan-2009	16896		3
Lithuania	ELIZABETH ARDEN	Registered	35,639	12-Jan-1998	98-0063	08-Nov-1999	3
Macau	ELIZABETH ARDEN	Registered	N/080374	05-Nov-2013	N/080374	13-May-2014	03
Malaysia	ELIZABETH ARDEN	Registered	M/002651	06-Jan-1951	M2651	15-Sep-1951	3
Malaysia	ELIZABETH ARDEN	Registered	M/002178	16-Dec-1950		16-Dec-1951	3
Malaysia	ELIZABETH ARDEN	Registered	9902484	23-Mar-1999	99/02484	23-Mar-1999	9
Mexico	ELIZABETH ARDEN	Registered	35395	10-Jun-1935	7925	10-Jun-1935	3
Mexico	ELIZABETH ARDEN	Registered	35511	10-Jun-1935	7926	10-Jun-1935	3
Mexico	ELIZABETH ARDEN	Registered	35911	19-Nov-1935	8619	19-Nov-1935	5, 6, 9, 15, 16, 18, 20, 21, 22
Mexico	ELIZABETH ARDEN	Registered	921788	25-Apr-2005	713998	27-Feb-2006	25
Moldova	ELIZABETH ARDEN	Registered	3551	30-Dec-1994	004316	20-Dec-1995
Namibia	ELIZABETH ARDEN	Registered	96/0047	11-Jan-1996	96/0047	08-Feb-2000	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Namibia	ELIZABETH ARDEN	Registered	96/0651	03-Jun-1996	96/0651	20-Sep-2001	5
Netherlands Antilles	ELIZABETH ARDEN	Registered	2698	27-Sep-1983	D-8311	31-Dec-2001
New Zealand	ELIZABETH ARDEN	Registered	312033	02-Jul-1999	312033	05-Jan-2000	3
New Zealand	ELIZABETH ARDEN	Registered	36484	27-Jan-1938	36484	27-Jan-1938	3
New Zealand	ELIZABETH ARDEN	Pending		14-Apr-2016	1041045
Nicaragua	ELIZABETH ARDEN	Registered	8539			24-Sep-1956	3
Pakistan	ELIZABETH ARDEN	Registered	5098	26-Aug-1943		26-Aug-1943	3
Panama	ELIZABETH ARDEN	Registered	2009	25-Sep-1929		25-Sep-2029	3
Papua New Guinea	ELIZABETH ARDEN	Registered	A2429R	16-Sep-1975		16-Sep-1975	3
Paraguay	ELIZABETH ARDEN	Registered	301808			24-Jun-1997	25
Paraguay	ELIZABETH ARDEN	Registered	301809			24-Jun-1997	3
Paraguay	ELIZABETH ARDEN	Registered	407186	11-Nov-2003	29373	20-May-2004	9
Peru	ELIZABETH ARDEN	Registered	10902		491956	09-May-1972	3
Peru	ELIZABETH ARDEN	Registered	9982		501673	11-Aug-1992	42
Philippines	ELIZABETH ARDEN	Registered	42009500210	20-Apr-2009	4-2009-500210	18-Feb-2010	3
Poland	ELIZABETH ARDEN	Registered	28245	03-Nov-1936	Z 40049	03-Jul-1937	3, 5
Poland	ELIZABETH ARDEN	Registered	230044	21-Apr-2009	Z-354930	21-Jul-2010	3
Portugal	ELIZABETH ARDEN	Registered	137931			21-Oct-1926	3
Portugal	ELIZABETH ARDEN	Registered	145526		64230	26-Nov-1997	3
Portugal	ELIZABETH ARDEN	Registered	145527		64,231	26-Nov-1947	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Portugal	ELIZABETH ARDEN	Registered	145528		64,232	26-Nov-1947	3
Portugal	ELIZABETH ARDEN	Registered	145529		64,233	26-Nov-1997	3
Portugal	ELIZABETH ARDEN	Registered	145530		64,234	26-Nov-1997	3
Puerto Rico	ELIZABETH ARDEN	Registered	2639	18-Nov-1927		18-Nov-1997	3
Russian Federation	ELIZABETH ARDEN	Registered	21927	17-Jul-1990	27788	17-Jul-1990	3, 5, 10, 14, 16, 18
Saudi Arabia	ELIZABETH ARDEN	Registered	222/33	27-Jan-1990	10701	23-Jul-1990	3
Singapore	ELIZABETH ARDEN	Registered	2,178	16-Jun-1939	2,178	16-Jun-1939	3
Singapore	ELIZABETH ARDEN	Registered	2,651	06-Jul-1939		06-Jul-1939	3
Singapore	ELIZABETH ARDEN	Registered	2,650	06-Jul-1939		06-Jul-1939	5
South Africa	ELIZABETH ARDEN	Registered	38/825	23-Jun-1938		12-Sep-1939	5
South Africa	ELIZABETH ARDEN	Registered	456/38/2	26-Mar-1938		26-Mar-1938	21
South Africa	ELIZABETH ARDEN	Registered	38/456/1			26-Mar-1938	3
Spain	ELIZABETH ARDEN	Registered	24075	10-Jan-1948		22-Apr-1988	3, 35
Spain	ELIZABETH ARDEN	Registered	61561	10-Dec-1925		16-Oct-1926	3
Spain	ELIZABETH ARDEN	Registered	885076	02-Aug-1978		20-Jul-1979	9
Spain	ELIZABETH ARDEN	Registered	929429	05-Mar-1981	929429	08-Jan-2001	14
Spain	ELIZABETH ARDEN	Registered	916885	20-Aug-1979	NONE	05-Jul-1980	18
Swaziland	ELIZABETH ARDEN	Registered	841/96	19-Dec-1996		19-Dec-1996	3
Sweden	ELIZABETH ARDEN	Registered	88172	02-Jun-1959		30-Oct-1959	3, 5
Sweden	ELIZABETH ARDEN	Registered	180754	14-Oct-1981	81-5440	26-Mar-1982	42

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Switzerland	ELIZABETH ARDEN	Registered	344363			06-Jan-1926	3
Taiwan	ELIZABETH ARDEN	Registered	539549		89062789	01-Nov-1991	6
Taiwan	ELIZABETH ARDEN	Registered	527004		79-47805	01-Jul-1991	7
Taiwan	ELIZABETH ARDEN	Registered	998141	19-Mar-1999	88011932	16-May-2002	9
Taiwan	ELIZABETH ARDEN	Registered	660021		83004297	01-Nov-1994	43
Tajikistan	ELIZABETH ARDEN	Registered	2068	15-May-1995	95,003,053	15-May-1995	3, 5, 10, 14, 16, 18, 21
Thailand	ELIZABETH ARDEN	Registered	KOR120745	01-Oct-1998	370,931	01-Oct-1998	9
Trinidad and Tobago	ELIZABETH ARDEN	Registered	9121	05-Aug-1975	9121	05-Aug-1975	48
Tunisia	ELIZABETH ARDEN	Pending		21-Sep-2007	EE072366		3, 44
Turkmenistan	ELIZABETH ARDEN	Registered	2545	17-Jul-1962	1 (1093)	31-Aug-1998
Turks and Caicos Islands	ELIZABETH ARDEN	Registered	13729	21-Oct-2004	13729	08-Mar-2005	3
Turks and Caicos Islands	ELIZABETH ARDEN	Registered	13730	21-Oct-2004	13730	08-Mar-2005	9
Uganda	ELIZABETH ARDEN	Registered	22375	05-May-1999		05-May-1999	3
Ukraine	ELIZABETH ARDEN	Registered	3822			28-Feb-1994	3, 5, 10, 14, 16, 18
United Arab Emirates	ELIZABETH ARDEN	Registered	30892	18-Apr-1999	30,892	18-Apr-1999	3
United Arab Emirates	ELIZABETH ARDEN	Pending		23-Dec-2014	223812		03 Int.
United Kingdom	ELIZABETH ARDEN	Registered	511125	13-Mar-1930		13-Mar-1930	3
United Kingdom	ELIZABETH ARDEN	Registered	494,643	31-Aug-1928		31-Aug-1928	3
United Kingdom	ELIZABETH ARDEN	Registered	505647	29-Aug-1929		29-Aug-1929	8, 14, 16, 18 and 21
United Kingdom	ELIZABETH ARDEN	Registered	1,459,804	28-Mar-1991		28-Mar-1991	42

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
United States of America	ELIZABETH ARDEN	Registered	1579710	23-Jan-1989	73/776,361	30-Jan-1990	3
United States of America	ELIZABETH ARDEN	Registered	545592	12-Jan-1950	71/590,731	24-Jul-1951	3
United States of America	ELIZABETH ARDEN	Registered	545890	11-Jul-1949	71/581,848	31-Jul-1951	3
United States of America	ELIZABETH ARDEN	Registered	1073947	01-Nov-1976	73/104,951	27-Sep-1977	9
United States of America	ELIZABETH ARDEN	Registered	1656519	09-Jan-1990	74/017,600	10-Sep-1991	14, 18
United States of America	ELIZABETH ARDEN	Registered	1577216	26-Jan-1989	73/777,845	16-Jan-1990	3
United States of America	ELIZABETH ARDEN	Registered	557022	14-Jul-1949	71/581,927	01-Apr-1952	42
United States of America	ELIZABETH ARDEN	Registered	3069443	05-Mar-2004	78976610	14-Mar-2006	3
United States of America	ELIZABETH ARDEN	Registered	3651009	30-Dec-2008	77641564	07-Jul-2009	20, 24
United States of America	ELIZABETH ARDEN	Registered	3695951	07-May-2009	77/731894	13-Oct-2009	35
United States of America	ELIZABETH ARDEN	Registered	4023348	12-Nov-2009	77871020	06-Sep-2011	35
United States of America	ELIZABETH ARDEN	Published		05-May-2015	86619958		21 Int.
Uruguay	ELIZABETH ARDEN	Registered	457032	19-Nov-2003	351309	02-Aug-2004	9
Vietnam	ELIZABETH ARDEN	Registered	235682	13-Aug-2012	4201217785	19-Nov-2014	3
West Bank	ELIZABETH ARDEN	Registered	15815	28-Jan-2009	15815	13-Apr-2011	3
Yemen, Republic of	ELIZABETH ARDEN	Registered	11837	15-Jul-1999	14439	16-May-2000	3
Zanzibar	ELIZABETH ARDEN	Registered	361986	02-Nov-1983		02-Nov-1983	48
Zimbabwe	ELIZABETH ARDEN	Registered	126/1937	18-Feb-1938		18-Feb-1938	3 and 48
Ecuador	ELIZABETH ARDEN (COMMERCIAL NAME)	Registered	61/75	31-Jan-1975		16-Jul-1975
Colombia	ELIZABETH ARDEN (LABEL)	Registered	141149	12-Dec-1992	237936	20-May-1993	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Colombia	ELIZABETH ARDEN (LABEL)	Registered	106153			03-Jul-1984	3
Colombia	ELIZABETH ARDEN (LABEL)	Registered	168989		315796	21-Nov-1994	3
Colombia	ELIZABETH ARDEN (LABEL)	Registered	113404			07-Apr-1986	5
Argentina	ELIZABETH ARDEN (STYLIZED) I	Registered	3477917	07-Sep-1995	1951967	09-Jul-1995	3
Germany	ELIZABETH ARDEN (STYLIZED) II	Registered	643998	07-May-1953	A 3101/3	14-Sep-1953	3, 5, 10, 21, 32
Canada	ELIZABETH ARDEN (STYLIZED) IV	Registered	460369	25-Nov-1992	717253	26-Jul-1996
Japan	ELIZABETH ARDEN (STYLIZED) IV	Registered	4056253	23-Jan-1992	5805/92	12-Sep-1997	4
Canada	ELIZABETH ARDEN (STYLIZED) V	Registered	451648	30-Jan-1995	774013	08-Dec-1995
China (People’s Republic)	ELIZABETH ARDEN (WORD)	Registered	1479609		9,900,119,717	21-Nov-2000	42
Austria	ELIZABETH ARDEN (WORDS & DEVICE)	Registered	45891	01-Mar-1961	AM 472/61	06-Jul-1961	3
China (People’s Republic)	ELIZABETH ARDEN (WORDS IN LOCAL SCRIPT)	Registered	852208		94,105,898	07-Jul-1996	3
China (People’s Republic)	ELIZABETH ARDEN (WORDS IN LOCAL SCRIPT)	Registered	1452595	16-Jun-1999	9,900,068,136	07-Oct-2000	5
Korea, Republic of	ELIZABETH ARDEN (WORDS IN LOCAL SCRIPT)	Registered	344005		95-16009	26-Jul-1996	12
Korea, Republic of	ELIZABETH ARDEN (WORDS IN LOCAL SCRIPT)	Registered	344006		95-16010	26-Jul-1996	13
Malaysia	ELIZABETH ARDEN (WORDS IN LOCAL SCRIPT)	Registered	95000489	16-Jan-1995	95/00489	16-Jan-1995	3
Taiwan	ELIZABETH ARDEN (WORDS IN LOCAL SCRIPT)	Registered	660022		83004299	01-Nov-1994	43
Benelux	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	0514706	11-Jun-1992	781417	11-Jun-1992	3
Brazil	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	814301304		814301304	28-Aug-1990	3
France	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	1421960	26-Sep-1967	32866	26-Sep-1967	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Malta	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	15972	17-Nov-1983		17-Nov-1983	3
Monaco	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	9819074	26-Jul-1957		26-Jul-1957	3
Norway	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	25329		29,938	30-Jun-1937
Peru	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	89826		10,304	04-Mar-1991	3
Switzerland	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	361389			08-Jan-1968	3, 18 and 21
Taiwan	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	661456		83008746	16-Nov-1994	43
United Kingdom	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	1,488,278	20-Jan-1992		20-Jan-1992	3
United Kingdom	ELIZABETH ARDEN (WORDS IN PARTICULAR STYLE)	Registered	574,647	23-Jan-1937		23-Jan-1937	3
Taiwan	ELIZABETH ARDEN (WORDS(LATIN/LOCAL SCRIPT))	Registered	539578		78-12142	01-Nov-1991	6
Taiwan	ELIZABETH ARDEN (WORDS(LATIN/LOCAL SCRIPT))	Registered	527020		79-47808	01-Jul-1991	7
Hong Kong	ELIZABETH ARDEN (YI LI SHA BAI YA DUN) IN CHINESE CHARACTERS	Registered	199605057	20-Sep-1994	11016/94	20-Sep-1994	3
Japan	ELIZABETH ARDEN 2-IN-1 CLEANSER	Registered	4979884	05-Apr-2005	2005029672	18-Aug-2006	3
Anguilla	ELIZABETH ARDEN 5TH AVENUE	Registered	2884			19-Jun-1997	3
Antigua and Barbuda	ELIZABETH ARDEN 5TH AVENUE	Registered	5159			04-Jul-1998	48
Argentina	ELIZABETH ARDEN 5TH AVENUE	Registered	2323930		2026595	26-Oct-2009	3
Aruba	ELIZABETH ARDEN 5TH AVENUE	Registered	17992	30-May-1996	960530.13	30-May-1996	3
Australia	ELIZABETH ARDEN 5TH AVENUE	Registered	708773	17-May-1996	708,773	17-May-1996	3
Bahamas	ELIZABETH ARDEN 5TH AVENUE	Registered	18882			20-Aug-1996	48
Bahrain	ELIZABETH ARDEN 5TH AVENUE	Pending		01-Apr-2013	97170		003

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Barbados	ELIZABETH ARDEN 5TH AVENUE	Registered	81/11112	20-May-1996	18882	06-Mar-2000	3
Benelux	ELIZABETH ARDEN 5TH AVENUE	Registered	583816	16-Feb-1996	865,497	16-Feb-1996	3
Bolivia	ELIZABETH ARDEN 5TH AVENUE	Registered	133314-C	13-Mar-1996	9601055	03-Feb-2012	3
Brazil	ELIZABETH ARDEN 5TH AVENUE	Registered	819078239	22-Mar-1996		31-Oct-2000	3
Canada	ELIZABETH ARDEN 5TH AVENUE	Registered	476496	15-Apr-1996	809807	16-Dec-1997
Caribbean Netherlands(Bonaire, St Eustatius, Saba)	ELIZABETH ARDEN 5TH AVENUE	Registered	2697	16-Sep-2006		16-Sep-2006
Cayman Islands	ELIZABETH ARDEN 5TH AVENUE	Registered	2069320	22-Apr-1996	NONE	22-Apr-1996	3
Chile	ELIZABETH ARDEN 5TH AVENUE	Registered	796307	25-Mar-1996	338195	03-Jun-1997	3
Colombia	ELIZABETH ARDEN 5TH AVENUE	Registered	209966		96,014,069	25-Feb-1998	30
Costa Rica	ELIZABETH ARDEN 5TH AVENUE	Registered	50745		100948	07-Feb-1997	3
Curacao	ELIZABETH ARDEN 5TH AVENUE	Registered	09612	22-Feb-2006	D-8310	23-May-2016
Cyprus, Republic of	ELIZABETH ARDEN 5TH AVENUE	Registered	73409	15-Jan-2007	73409	15-Jan-2007	3
Denmark	ELIZABETH ARDEN 5TH AVENUE	Registered	5209/1996		1899/1996	13-Sep-1996	3
Dominican Republic	ELIZABETH ARDEN 5TH AVENUE	Registered	112233			15-Jun-2000	50
Ecuador	ELIZABETH ARDEN 5TH AVENUE	Registered	1294-99	29-Mar-1996	67253	30-Jun-1999	3
El Salvador	ELIZABETH ARDEN 5TH AVENUE	Registered	58/106		E-2655-96	12-Jun-2000	3
Finland	ELIZABETH ARDEN 5TH AVENUE	Registered	205444		T199602828	15-Apr-1997	3
Guatemala	ELIZABETH ARDEN 5TH AVENUE	Registered	83886		96-4166	06-Feb-1997	3
Honduras	ELIZABETH ARDEN 5TH AVENUE	Registered	71853		10.438/96	25-May-1998	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Hong Kong	ELIZABETH ARDEN 5TH AVENUE	Registered	199910304	22-Mar-1996	3459/96	22-Mar-1996	3
Iceland	ELIZABETH ARDEN 5TH AVENUE	Registered	1226/1996	11-Apr-1996	452/1996	25-Nov-1996	3
India	ELIZABETH ARDEN 5TH AVENUE	Registered	703035	05-Mar-1996	703,035	25-Mar-1996	3
Indonesia	ELIZABETH ARDEN 5TH AVENUE	Registered	52939	28-Mar-1996	D96 5749	04-Jul-1997	3
Ireland	ELIZABETH ARDEN 5TH AVENUE	Registered	172150	02-May-1996	963,013	04-Jun-1997	3
Israel	ELIZABETH ARDEN 5TH AVENUE	Registered	104663	16-Apr-1996		05-Aug-1997	3
Jamaica	ELIZABETH ARDEN 5TH AVENUE	Registered	30980	27-Jun-1996	3/3453	27-Jun-1996	3
Japan	ELIZABETH ARDEN 5TH AVENUE	Registered	4140125	22-Mar-1996	31004/96	24-Apr-1998	3
Jordan	ELIZABETH ARDEN 5TH AVENUE	Registered	77737	29-Sep-2004	77737	20-Sep-2004	3
Kenya	ELIZABETH ARDEN 5TH AVENUE	Registered	44275	10-May-1996	44,275	10-May-1996	3
Korea, Republic of	ELIZABETH ARDEN 5TH AVENUE	Registered	365828		96-11324	18-Jun-1997	12
Lebanon	ELIZABETH ARDEN 5TH AVENUE	Registered	141139	23-Feb-2012	141139	23-Feb-2012	3
Malaysia	ELIZABETH ARDEN 5TH AVENUE	Registered	96003418	03-Apr-1996	96/03418	03-Apr-1996	3
Malta	ELIZABETH ARDEN 5TH AVENUE	Registered	25531	04-Apr-1996		04-Apr-1996	3
Mexico	ELIZABETH ARDEN 5TH AVENUE	Registered	620697	06-Sep-1996	273203	06-Sep-2006	3
Namibia	ELIZABETH ARDEN 5TH AVENUE	Registered	97/0409	03-Apr-1997	97/0409	11-Sep-2001	3
New Zealand	ELIZABETH ARDEN 5TH AVENUE	Registered	260247	22-Mar-1996	260247	22-Mar-1996	3
Nicaragua	ELIZABETH ARDEN 5TH AVENUE	Registered	32970 C.C.			19-Dec-1996	3
Norway	ELIZABETH ARDEN 5TH AVENUE	Registered	182041		961,884	15-May-1997	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Oman	ELIZABETH ARDEN 5TH AVENUE	Registered	13175	20-Mar-1996	13175	09-Jun-2002	3
Pakistan	ELIZABETH ARDEN 5TH AVENUE	Registered	134935	25-Mar-1996	134,935	04-Oct-2005	3
Panama	ELIZABETH ARDEN 5TH AVENUE	Registered	82795	02-Sep-1996	82795	02-Sep-1996	3
Paraguay	ELIZABETH ARDEN 5TH AVENUE	Registered	302648		6294	08-Jul-1997	3
Peru	ELIZABETH ARDEN 5TH AVENUE	Registered	26848		7,602	01-Jul-1996	3
Philippines	ELIZABETH ARDEN 5TH AVENUE	Registered	42012500968	19-Apr-2012	42012500968	12-Jul-2012	3
Poland	ELIZABETH ARDEN 5TH AVENUE	Registered	658032A			23-Jul-2001	3
Russian Federation	ELIZABETH ARDEN 5TH AVENUE	Registered	209661	03-Feb-1999	99701179	18-Mar-2002	3
Saudi Arabia	ELIZABETH ARDEN 5TH AVENUE	Published		06-Apr-2016	1437014707		03
Singapore	ELIZABETH ARDEN 5TH AVENUE	Registered	T96/03069E	28-Mar-1996		28-Mar-1996	3
South Africa	ELIZABETH ARDEN 5TH AVENUE	Registered	96/4269	29-Mar-1996		29-Mar-1996	3
St. Kitts and Nevis	ELIZABETH ARDEN 5TH AVENUE	Registered	4625	12-May-1996	3332	01-Jul-1997	48
St. Lucia	ELIZABETH ARDEN 5TH AVENUE	Registered	147/1996	31-May-1996		31-May-1996	3
St. Maarten	ELIZABETH ARDEN 5TH AVENUE	Registered	8172	23-May-2006		23-May-2006
Sweden	ELIZABETH ARDEN 5TH AVENUE	Registered	319005	18-Mar-1996	96-03111	01-Nov-1996	3
Taiwan	ELIZABETH ARDEN 5TH AVENUE	Registered	935165	08-Mar-1996	88040714	16-Mar-2001	3
Tanganyika	ELIZABETH ARDEN 5TH AVENUE	Registered	24,232	01-Apr-1996	24,232	01-Apr-1996	3
Trinidad and Tobago	ELIZABETH ARDEN 5TH AVENUE	Registered	25287	28-Mar-1996	25287	28-Mar-1996	3
Turks and Caicos Islands	ELIZABETH ARDEN 5TH AVENUE	Registered	11549	01-Oct-1997		01-Oct-1997	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Uganda	ELIZABETH ARDEN 5TH AVENUE	Registered	19,957	27-Mar-1996		27-Mar-1996	3
United Arab Emirates	ELIZABETH ARDEN 5TH AVENUE	Pending		30-Oct-2007	101791		3
United Kingdom	ELIZABETH ARDEN 5TH AVENUE	Registered	2,069,320	22-Apr-1996		22-Apr-1996	3
United States of America	ELIZABETH ARDEN 5TH AVENUE	Registered	2162507	12-Mar-1996	75/071,416	02-Jun-1998	3
Uruguay	ELIZABETH ARDEN 5TH AVENUE	Registered	381749			14-Jul-1997	3
Zimbabwe	ELIZABETH ARDEN 5TH AVENUE	Registered	667/96	28-Mar-1996		28-Mar-1996	3
Qatar	ELIZABETH ARDEN 5TH AVENUE (WORDS(LATIN/LOCAL SCRIPT))	Registered	14765	26-Mar-1996	14,765	02-Sep-2003	3
Hong Kong	ELIZABETH ARDEN 5TH AVENUE (YI LI SHA BAI YA DUN DI WU	Registered	200201713	25-Apr-2000	8880/2000	11-Feb-2002	3
China (People’s Republic)	ELIZABETH ARDEN 5TH AVENUE IN CHINESE CHARACTERS	Registered	1573729	20-Apr-2000	2,000,051,984	21-May-2001	3
Japan	ELIZABETH ARDEN ALPHA-CERAMIDE	Registered	3335353	04-Nov-1994	112363/94	25-Jul-1997	3
Singapore	ELIZABETH ARDEN ALPHA-CERAMIDE	Registered	T9409188C	21-Oct-1994		21-Oct-1994	3
Argentina	ELIZABETH ARDEN ALWAYS RED	Published		27-Feb-2015	3390285		03 Int.
Australia	ELIZABETH ARDEN ALWAYS RED	Registered	1656261	04-Nov-2014	1656261	03-Jul-2015	03 Int.
Brazil	ELIZABETH ARDEN ALWAYS RED	Published		03-Mar-2015	909062021		03 Int.
Canada	ELIZABETH ARDEN ALWAYS RED	Published		04-Nov-2014	1700994		03 Int.
Chile	ELIZABETH ARDEN ALWAYS RED	Published		02-Mar-2015	1145008		03 Int.
China (People’s Republic)	ELIZABETH ARDEN ALWAYS RED	Pending		09-Dec-2014	15887490		03 Int.
Colombia	ELIZABETH ARDEN ALWAYS RED	Registered	506.521	27-Feb-2015	15045724	25-May-2015	03 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Egypt	ELIZABETH ARDEN ALWAYS RED	Pending		05-Mar-2015	314680		03 Int.
European Community	ELIZABETH ARDEN ALWAYS RED	Registered	13437165	06-Nov-2014	013437165	18-Mar-2015	03 Int.
Hong Kong	ELIZABETH ARDEN ALWAYS RED	Registered	303192075	17-Nov-2014	303192075	12-Jun-2015	03 Int.
Lebanon	ELIZABETH ARDEN ALWAYS RED	Registered	164809	03-Mar-2015	30766	10-Mar-2015	03 Int.
Mexico	ELIZABETH ARDEN ALWAYS RED	Registered	1540885	03-Mar-2015	1584144	25-May-2015	03 Int.
Morocco	ELIZABETH ARDEN ALWAYS RED	Pending		06-Mar-2015	165748
New Zealand	ELIZABETH ARDEN ALWAYS RED	Registered	1008163	04-Nov-2014	1008163	23-Oct-2014	03 Int.
Norway	ELIZABETH ARDEN ALWAYS RED	Registered	279953	17-Nov-2014	201412881	26-Jan-2015	03 Int.
Panama	ELIZABETH ARDEN ALWAYS RED	Registered	239070-01	12-Mar-2015	239070	10-Sep-2015	03 Int.
Paraguay	ELIZABETH ARDEN ALWAYS RED	Pending		03-Mar-2015	86682015		03 Int.
Saudi Arabia	ELIZABETH ARDEN ALWAYS RED	Published		10-Mar-2015	1436010921		03 Int.
South Africa	ELIZABETH ARDEN ALWAYS RED	Pending		04-Nov-2014	201430154
Switzerland	ELIZABETH ARDEN ALWAYS RED	Registered	668504	05-Nov-2014	62975/2014	20-Jan-2015	03 Int.
United Arab Emirates	ELIZABETH ARDEN ALWAYS RED	Published		05-Mar-2015	228359		03 Int.
United States of America	ELIZABETH ARDEN ALWAYS RED	Registered	4919053	23-Oct-2014	86432406	15-Mar-2016	03 Int.
Venezuela	ELIZABETH ARDEN ALWAYS RED	Pending		05-Mar-2015	2015003251		03 Int.
Qatar	ELIZABETH ARDEN AND ARABIC	Registered	16496	12-Mar-1997	16496	12-Mar-1997	3
Canada	ELIZABETH ARDEN AND RED DOOR DEVICE I	Registered	400972	07-Apr-1989	629239	07-Aug-1992
Canada	ELIZABETH ARDEN AND RED DOOR DEVICE II	Registered	TMA532575	15-Jul-1997	850,727	12-Sep-2000

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Korea, Republic of	ELIZABETH ARDEN BEAUTY SLEEP	Registered	806941	06-Aug-2008	40200838881	17-Nov-2009	3
Russian Federation	ELIZABETH ARDEN BEAUTY SLEEP	Registered	416135	07-Aug-2008	2008725301	16-Aug-2010	3
South Africa	ELIZABETH ARDEN BEAUTY SLEEP	Registered	200815223	03-Jul-2008	200815223	17-Aug-2010	3
United Kingdom	ELIZABETH ARDEN BEAUTY SLEEP	Registered	951154	17-Nov-1969		17-Nov-1969	3
Japan	ELIZABETH ARDEN CERAMIDE	Registered	4955508	03-May-2005	2005041336	26-May-2006	3
Korea, Republic of	ELIZABETH ARDEN CERAMIDE	Registered	488452	13-Sep-1999	40-1999-34031	23-Feb-2001	3
Australia	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	1003090	21-May-2004	1003090	21-May-2004	3
Brazil	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	826368964	21-May-2004	826368964	11-Dec-2007	3
Canada	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	646410	20-May-2004	1217636	23-Aug-2005
Chile	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	1140133	25-May-2004	647951	27-Oct-2004	3
China (People’s Republic)	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	4087386	27-May-2004	4087386	28-Dec-2007	3
Colombia	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	291727	25-May-2004	2004/048074	29-Nov-2004	3
European Community	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	3828621	21-May-2004	03828621	29-Jul-2005	3
Hong Kong	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	300219465	21-May-2004	300219465	21-May-2004	3
India	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	1286071	24-May-2004	1286071	25-May-2004	3
Japan	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	4831706	21-May-2004	2004049416	07-Jan-2005	3
Mexico	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	838817	21-May-2004	657530	18-Jun-2004	3
New Zealand	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	712714	21-May-2004	712714	21-May-2004	3
Singapore	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	T04/08322C	25-May-2004	T0-4/08322C	25-May-2004	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
South Africa	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	2004/08153	21-May-2004	2004/08153	21-May-2004	3
Switzerland	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	522824	21-May-2004	53365/2004	21-May-2004	3
Taiwan	ELIZABETH ARDEN CERAMIDE MOISTURE NETWORK	Registered	1133301	21-May-2004	093023453	01-Jan-2005	3
Hong Kong	ELIZABETH ARDEN CERAMIDE PLUMP PERFECT	Registered	301169019	26-Jul-2008	301169019	28-Sep-2009	3
Mexico	ELIZABETH ARDEN CERAMIDE PLUMP PERFECT	Registered	1215802	20-Dec-2010	1143630	10-Dec-2010	3
Benelux	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	486,677	30-Oct-1990	754,195	30-Oct-1990	3
Georgia	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	2434		3379/03-93	20-Jun-1996	3
India	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	760942	20-May-1997	760,942	20-Jun-2005	3
Indonesia	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	IDM000012076	16-Nov-1993	D93 14826	15-Mar-1995	3
Japan	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	2540278	29-Oct-1990	120669/90	31-May-1993	1
Japan	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	2523733	29-Oct-1990	120670/90	28-Apr-1993	4
Latvia	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	M16728	11-Jun-1993	M-93-5494	11-Jun-1993	3
United Kingdom	ELIZABETH ARDEN CERAMIDE TIME COMPLEX	Registered	1,440,238	14-Sep-1990		14-Sep-1990	3
Hong Kong	ELIZABETH ARDEN CERAMIDE WATER PHASE	Registered	199906863	01-Sep-1993	9282/93	01-Sep-1993	3
Singapore	ELIZABETH ARDEN CERAMIDE WATER PHASE	Registered	T9306566H	25-Aug-1993	T9306566H	25-Aug-1993	03
Indonesia	ELIZABETH ARDEN CERAMIDE WHITENER	Registered	IDM000017656	28-Jun-1993	4359	30-Aug-1994	3
Korea, Republic of	ELIZABETH ARDEN CERAMIDE WHITENER	Registered	280603		92-36185	02-Dec-1993	12
New Zealand	ELIZABETH ARDEN CERAMIDE WHITENER	Registered	224368	21-Jan-1993	224368	27-Nov-1995	3
Singapore	ELIZABETH ARDEN CERAMIDE WHITENER	Registered	T92/09946	29-Dec-1992		29-Dec-1992	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Taiwan	ELIZABETH ARDEN CERAMIDE WHITENER	Registered	1114736	04-Nov-2003	092064119	16-Aug-2004	3
South Africa	ELIZABETH ARDEN CHEEK COLOR NATURALS	Registered	92/07084	24-Aug-1992		24-Aug-1992	3
China (People’s Republic)	ELIZABETH ARDEN CHINESE CHARACTERS	Registered	5361627	19-May-2006	5361627	14-Aug-2009	3
China (People’s Republic)	ELIZABETH ARDEN CHINESE CHARACTERS	Registered	5361603	19-May-2006	5561603	07-Sep-2009	42
China (People’s Republic)	ELIZABETH ARDEN CHINESE CHARACTERS	Published		23-Jul-2014	14863452		09 Int.
Canada	ELIZABETH ARDEN CUSTOM COLOR	Registered	TMA513590	03-Jun-1998	880268	29-Jul-1999
Canada	ELIZABETH ARDEN CUSTOM COLOR FOUNDATION	Registered	TMA515382	09-Apr-1998	875154	26-Aug-1999
United States of America	ELIZABETH ARDEN DOUBLE DENSITY	Registered	2974648	28-Jun-2004	78442397	19-Jul-2005	3
Italy	ELIZABETH ARDEN EAU FRAICHE	Registered	1090842	28-Nov-1994	MI2004C011675	28-Nov-2004	3
Korea, Republic of	ELIZABETH ARDEN EAU FRAICHE	Registered	210053		89-17037	20-Feb-1991	3, 21
Korea, Republic of	ELIZABETH ARDEN EAU FRAICHE	Registered	213642		89-17034	13-May-1991	3
United Kingdom	ELIZABETH ARDEN EAU FRAICHE (WORDS IN PARTICULAR STYLE)	Registered	1,552,194	30-Oct-1993		30-Oct-1993	3
Australia	ELIZABETH ARDEN EIGHT HOUR	Registered	1350663	15-Mar-2010	1350663	16-Nov-2010	3
China (People’s Republic)	ELIZABETH ARDEN EIGHT HOUR	Registered	7355427	27-Apr-2009	7355427	14-Aug-2010	3
European Community	ELIZABETH ARDEN EIGHT HOUR	Registered	8244063	24-Apr-2009	8244063	22-Nov-2009	3, 5 and 44
Hong Kong	ELIZABETH ARDEN EIGHT HOUR	Registered	301563705	15-Mar-2010	301563705	17-Jan-2011	3
India	ELIZABETH ARDEN EIGHT HOUR	Pending		19-Mar-2010	1938786		3
New Zealand	ELIZABETH ARDEN EIGHT HOUR	Registered	820987	15-Mar-2010	820987	15-Mar-2010	3
Norway	ELIZABETH ARDEN EIGHT HOUR	Registered	256655	15-Mar-2010	201002827	08-Sep-2010	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Switzerland	ELIZABETH ARDEN EIGHT HOUR	Registered	603109	15-Mar-2010	52550/2010	21-Jul-2010	3
Japan	ELIZABETH ARDEN EYE COLOR NATURALS	Registered	3065386	03-Sep-1992	172615/92	31-Jul-1995	3
South Africa	ELIZABETH ARDEN EYE COLOR NATURALS	Registered	92/07167	26-Aug-1992		08-Dec-1994	3
Israel	ELIZABETH ARDEN EYE-FIX	Registered	57829	01-Jan-1984		09-Jun-1988	3
Malaysia	ELIZABETH ARDEN EYE-FIX	Registered	84001329	22-Mar-1984	MA/1329/84	22-Mar-1984	3
New Zealand	ELIZABETH ARDEN EYE-FIX	Registered	150607	13-Feb-1984	150607	13-Feb-1984	3
Singapore	ELIZABETH ARDEN EYE-FIX	Registered	T8401185B	15-Mar-1984		15-Mar-1984	3
Spain	ELIZABETH ARDEN EYE-FIX	Registered	1057492	16-Jan-1984		20-Sep-1984	3
United Kingdom	ELIZABETH ARDEN EYE-FIX	Registered	1210347	06-Jan-1984		06-Jan-1984	3
Hong Kong	ELIZABETH ARDEN FIRST DEFENSE	Registered	200408358	02-Jul-2002	10028/2002	02-Jul-2002	3
New Zealand	ELIZABETH ARDEN FIRST DEFENSE	Registered	659976	02-Jul-2002	659976	08-Jun-2004	3
Australia	ELIZABETH ARDEN FLAWLESS FINISH	Registered	665301	28-Jun-1995	665,301	28-Jun-1995	3
China (People’s Republic)	ELIZABETH ARDEN FLAWLESS FINISH	Registered	880272		94,114,436	14-Oct-1996	3
Finland	ELIZABETH ARDEN FLAWLESS FINISH	Registered	211422		3931/97	15-Oct-1998	3
Hong Kong	ELIZABETH ARDEN FLAWLESS FINISH	Registered	199910643	26-Sep-1995	12047/95	26-Sep-1995	3
Indonesia	ELIZABETH ARDEN FLAWLESS FINISH	Registered	IDM000012074	16-Nov-1993	D93 14811	17-Mar-1995	3
Japan	ELIZABETH ARDEN FLAWLESS FINISH	Registered	4280696	15-Mar-1998	39879/98	04-Jun-1999	3
New Zealand	ELIZABETH ARDEN FLAWLESS FINISH	Registered	186983	06-Sep-1988	186983	06-Sep-1988	3
Singapore	ELIZABETH ARDEN FLAWLESS FINISH	Registered	T95/10115G	20-Oct-1995	T95/10115G	20-Oct-1995	3
Sweden	ELIZABETH ARDEN FLAWLESS FINISH	Registered	331537	10-Apr-1997	97-03611	11-Jun-1999	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Switzerland	ELIZABETH ARDEN FLAWLESS FINISH	Registered	445433	09-Apr-1997		09-Apr-1997	3
United Kingdom	ELIZABETH ARDEN FLAWLESS FINISH	Registered	1,589,033	26-Oct-1994	1,589,033	26-Oct-1994	3
Mexico	ELIZABETH ARDEN FLAWLESS FINISH (LABEL)	Registered	376113	28-Jul-1983	220732	28-Jul-1983	3
Benelux	ELIZABETH ARDEN FLAWLESS START	Registered	974650	04-May-2015	1309788	15-Jul-2015	03 Int.
European Community	ELIZABETH ARDEN FLAWLESS START	Registered	13771951	25-Feb-2015	13771951	10-Jun-2015
Hong Kong	ELIZABETH ARDEN FLAWLESS START	Registered	303527631	07-Sep-2015	303527631	07-Sep-2015	03
Thailand	ELIZABETH ARDEN FLAWLESS START	Pending		08-Oct-2015	1008333		03
Canada	ELIZABETH ARDEN FOND DE TEINT CUSTOM COLOR	Registered	TMA513589	13-Jun-1998	880267	29-Jul-1999
Canada	ELIZABETH ARDEN GOOD MORNING	Registered	576772	03-Nov-2000	1,081,671	03-Mar-2003	3
Japan	ELIZABETH ARDEN GOOD MORNING	Registered	4982237	09-Feb-2005	2005010397	25-Aug-2006	3
Korea, Republic of	ELIZABETH ARDEN GOOD MORNING	Registered	512400	24-May-2000	40-2000-24770	14-Feb-2002	3
Taiwan	ELIZABETH ARDEN GOOD MORNING	Registered	1029217	13-Dec-2001	90,050,685	16-Jan-2003	3
Australia	ELIZABETH ARDEN GOOD NIGHT’S SLEEP	Registered	729152	03-Mar-1997	729152	03-Mar-1997	3
Indonesia	ELIZABETH ARDEN GOOD NIGHT’S SLEEP	Registered	89438	20-Jun-1997	D97 12114	20-Jun-1997	3
Korea, Republic of	ELIZABETH ARDEN GOOD NIGHT’S SLEEP	Registered	364167		96-9550	04-Jun-1997	12
Taiwan	ELIZABETH ARDEN GOOD NIGHT’S SLEEP	Registered	733536		83072078	01-Nov-1996	3
Uruguay	ELIZABETH ARDEN GOOD NIGHT’S SLEEP	Registered	311497			02-Nov-1999	3
Armenia	ELIZABETH ARDEN GREEN TEA	Registered	20243	03-Aug-2012	20121046	02-Aug-2013	3
Azerbaijan	ELIZABETH ARDEN GREEN TEA	Registered	20140151	09-Aug-2012	20121173	23-Jan-2014	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Brazil	ELIZABETH ARDEN GREEN TEA	Published		10-Oct-2012	840295367		3
Canada	ELIZABETH ARDEN GREEN TEA	Registered	TMA572830	24-Dec-1999	1041877	23-Dec-2002	3
Japan	ELIZABETH ARDEN GREEN TEA	Registered	4840939	08-Sep-2003	2003-078978	25-Feb-2005
Kazakhstan	ELIZABETH ARDEN GREEN TEA	Registered	44223	02-Aug-2012	59036	17-Apr-2014	3
Philippines	ELIZABETH ARDEN GREEN TEA	Registered	42009500209	20-Apr-2009	42009500209	18-Feb-2010	3
Russian Federation	ELIZABETH ARDEN GREEN TEA	Registered	306091	10-Sep-2003	2003717465	04-May-2006	3
Vietnam	ELIZABETH ARDEN GREEN TEA	Registered	219064	13-Aug-2012	4-2012-17791	23-Jan-2014	3
Japan	ELIZABETH ARDEN GREEN TEA EXOTIC	Registered	5266840	04-Jul-2008	2008054202	18-Sep-2009	3
Armenia	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	20759	18-Apr-2013	20130513	02-Dec-2013
Australia	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	1162794	23-Feb-2007	1162794	23-Feb-2007	3
Azerbaijan	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	2014 1283	13-Nov-2013	20133503	26-Aug-2014	03
China (People’s Republic)	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	5925829	27-Feb-2007	5925829	21-Dec-2009	3
European Community	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	5837951	17-Apr-2007	5837951	05-Feb-2008	3
Germany	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	30712443	23-Feb-2007	307124436/03	04-Apr-2007	3
Japan	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	5061006	26-Feb-2007	2007016074	06-Jul-2007	3
New Zealand	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	764014	23-Feb-2007	764014	23-Feb-2007	3
Norway	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	2454646	16-Oct-2007	200712481	17-Apr-2008	3
South Africa	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	2007/03683	23-Feb-2007	2007/03683	25-Jan-2010	3
Switzerland	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	568265	16-Oct-2007	61443/2007	16-Oct-2007	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Taiwan	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	1291744	27-Feb-2007	096008793	16-Dec-2007	3
United States of America	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	3338749	27-Feb-2007	77117068	20-Nov-2007	3
Vietnam	ELIZABETH ARDEN GREEN TEA REVITALIZE	Registered	244725	22-Aug-2012	4201218546	11-May-2015	3
Austria	ELIZABETH ARDEN HOLIDAY	Registered	193,013	06-Nov-2000	AM 8029/2000	12-Dec-2000	3
Denmark	ELIZABETH ARDEN HOLIDAY	Registered	VR 2001 00190	26-Oct-2000	VA 2000 04490	10-Jan-2001	3
Hong Kong	ELIZABETH ARDEN HOLIDAY	Registered	200207461	30-Oct-2000	23905/2000	30-Oct-2000	3
Italy	ELIZABETH ARDEN HOLIDAY	Registered	920018	06-Nov-2000	MI2000C 012112	28-Nov-2003	3
New Zealand	ELIZABETH ARDEN HOLIDAY	Registered	625916	30-Oct-2000	625916	30-Oct-2000	3
Norway	ELIZABETH ARDEN HOLIDAY	Registered	207936	26-Oct-2000	200013087	05-Apr-2001	3
Singapore	ELIZABETH ARDEN HOLIDAY	Registered	T00/19154D	01-Nov-2000	T00/19154D	11-Jan-2000	3
Taiwan	ELIZABETH ARDEN HOLIDAY	Registered	967322	27-Oct-2000	89,062,789	01-Nov-2001	3
United Kingdom	ELIZABETH ARDEN HOLIDAY	Registered	2251519	06-Nov-2000	2251519	27-Apr-2001	3
China (People’s Republic)	ELIZABETH ARDEN IN CHINESE CHARACTERS	Registered	1186143	16-May-1997	970,046,544	28-Jun-1998	3
China (People’s Republic)	ELIZABETH ARDEN IN CHINESE CHARACTERS	Registered	1456346	16-Jun-1999	9,900,068,135	14-Oct-2000	3
China (People’s Republic)	ELIZABETH ARDEN IN CHINESE CHARACTERS	Registered	1481955	03-Apr-1999	9,900,020,560	28-Nov-2001	9
China (People’s Republic)	ELIZABETH ARDEN IN CHINESE CHARACTERS	Registered	5361626	19-May-2006	5561626	07-Sep-2009	41
China (People’s Republic)	ELIZABETH ARDEN IN CHINESE CHARACTERS	Registered	5361602	19-May-2006	5361602	07-Apr-2015	44
Singapore	ELIZABETH ARDEN IN CHINESE CHARACTERS	Registered	T99/09680H	03-Sep-1999	T99/09680H	03-Sep-1999	3
Japan	ELIZABETH ARDEN IN KATAKANA	Registered	2349641	03-Mar-1989	23321/89	29-Nov-1991	3, 30
Australia	ELIZABETH ARDEN INTERVENE	Registered	1153363	21-Dec-2006	1153363	21-Dec-2006	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Canada	ELIZABETH ARDEN INTERVENE	Registered	691681	12-Jul-2006	1308816	09-Jul-2007
China (People’s Republic)	ELIZABETH ARDEN INTERVENE	Registered	5802315	22-Dec-2006	5802315	28-Nov-2009	3
European Community	ELIZABETH ARDEN INTERVENE	Registered	5213384	21-Jul-2006	5213384	14-Jun-2007	3
Hong Kong	ELIZABETH ARDEN INTERVENE	Registered	300784594	21-Dec-2006	300784594	21-Dec-2006	3
India	ELIZABETH ARDEN INTERVENE	Published		02-Jan-2007	1521408		3
Japan	ELIZABETH ARDEN INTERVENE	Registered	5058922	21-Dec-2006	2006-118550	29-Jun-2007	3
Mexico	ELIZABETH ARDEN INTERVENE	Registered	972064	08-Jan-2007	827709	12-Feb-2007	3
New Zealand	ELIZABETH ARDEN INTERVENE	Registered	761131	21-Dec-2006	761131	21-Jun-2007	3
Norway	ELIZABETH ARDEN INTERVENE	Registered	240304	22-Dec-2006	200615443	14-Aug-2007	3
Russian Federation	ELIZABETH ARDEN INTERVENE	Registered	371620	19-Mar-2007	2007707442	09-Feb-2009	3
Serbia	ELIZABETH ARDEN INTERVENE	Pending		17-Feb-2009	Z300/2009
Singapore	ELIZABETH ARDEN INTERVENE	Registered	T06/28216I	21-Dec-2006	T06/28216I	21-Dec-2006	3
South Africa	ELIZABETH ARDEN INTERVENE	Registered	2006/31427	21-Dec-2006	2006/31427	25-Jan-2010	3
Switzerland	ELIZABETH ARDEN INTERVENE	Registered	555797	21-Dec-2006	61596/2006	22-Feb-2007	3
Taiwan	ELIZABETH ARDEN INTERVENE	Registered	1281496	22-Dec-2006	095063936	01-Oct-2007	3
United Arab Emirates	ELIZABETH ARDEN INTERVENE	Registered	134593	13-Oct-2008	120339	17-Mar-2011	03 Int.
United States of America	ELIZABETH ARDEN INTERVENE	Registered	3278019	11-Jul-2006	78/926893	07-Aug-2007	3
Switzerland	ELIZABETH ARDEN LIP FITNESS COLOR	Renewed	340107			04-Jan-1985	3
China (People’s Republic)	ELIZABETH ARDEN LIP SPA	Registered	1026196		950,136,594	14-Jun-1997	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Japan	ELIZABETH ARDEN LIP SPA	Registered	4095638	21-Jan-1991	3839/91	19-Dec-1997	3
New Zealand	ELIZABETH ARDEN LIP SPA	Registered	209960	03-May-1991	209960	26-Oct-1995	3
New Zealand	ELIZABETH ARDEN LIP-FIX	Registered	145743	31-Jan-1983	145743	30-Jan-1996	3
Spain	ELIZABETH ARDEN LIP-FIX	Registered	1063840	15-Mar-1984		05-Jul-1985	3
United Kingdom	ELIZABETH ARDEN LIP-FIX	Registered	1189440	27-Jan-1983		27-Jan-1983	3
United States of America	ELIZABETH ARDEN LITTLE BLACK COMPACT	Pending		05-May-2016	87025875		3
Armenia	ELIZABETH ARDEN MEDITERRANEAN	Registered	20248	17-Aug-2012	20121110	02-Aug-2013	3
Azerbaijan	ELIZABETH ARDEN MEDITERRANEAN	Registered	20141143	16-Aug-2012	20121222	14-Jan-2014	3
Greece	ELIZABETH ARDEN MILLENIUM	Registered	102,984	28-Feb-1991	102,994	17-May-1995	3
Switzerland	ELIZABETH ARDEN MOISTURE FIX	Renewed	340108			10-Jan-1985	3
Australia	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	653523	20-Feb-1995		20-Feb-1995	3
Benelux	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	578,256	25-Oct-1995	858,081	25-Oct-1995	3
Canada	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	643539	14-Oct-2004	1233817	05-Jul-2005
Chile	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	826544	10-Jan-1996	331099	08-Apr-1998	3
Denmark	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	4061/95		1251/95	23-Jun-1995	3
Germany	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	39530362	25-Jul-1995	39530362.1	10-Apr-1996	3
Ireland	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	171643	19-Oct-1995	95/7311	03-Jun-1997	3
Japan	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	4001388	27-Jul-1995	77084/95	16-May-1997	3
Malaysia	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	200505263	08-Apr-2005	200505263	08-Apr-2005	3
Mexico	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	532549	11-Aug-1995	239859	11-Aug-1995	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
United Kingdom	ELIZABETH ARDEN OVERNIGHT SUCCESS	Registered	UK00002012397			25-Feb-1995	3
Hong Kong	ELIZABETH ARDEN PEEL AND REVEAL	Registered	200204139	01-Nov-2000	24237/2000	01-Nov-2000	3
Sweden	ELIZABETH ARDEN PEEL AND REVEAL	Registered	355619	30-Oct-2000	00-08224	24-May-2002	3
Argentina	ELIZABETH ARDEN PRETTY	Registered	2305844	12-Aug-2008	2846962	13-Aug-2009	3
Armenia	ELIZABETH ARDEN PRETTY	Registered	20242	03-Aug-2012	20121045	02-Aug-2013	3
Australia	ELIZABETH ARDEN PRETTY	Registered	1222581	05-Feb-2008	1222581	05-Feb-2008	3
Azerbaijan	ELIZABETH ARDEN PRETTY	Registered	20140401	09-Aug-2012	20121174	19-Mar-2014	3
Bahamas	ELIZABETH ARDEN PRETTY	Published		15-Aug-2008	31976		Local Class 48
Brazil	ELIZABETH ARDEN PRETTY	Published		20-Aug-2008	829822208		3
Canada	ELIZABETH ARDEN PRETTY	Registered	745495	22-Jan-2008	1380159	17-Aug-2009	3
China (People’s Republic)	ELIZABETH ARDEN PRETTY	Registered	6550315	05-Feb-2008	6550315	07-Jun-2010	3
European Community	ELIZABETH ARDEN PRETTY	Registered	6599898	22-Jan-2008	006599898	22-Jan-2008	3, 5 and 44
Hong Kong	ELIZABETH ARDEN PRETTY	Registered	301047366	05-Feb-2008	301047366	05-Feb-2008	3
India	ELIZABETH ARDEN PRETTY	Registered	1650669	06-Feb-2008	1650669	06-Feb-2008	3
Japan	ELIZABETH ARDEN PRETTY	Registered	5155368	07-Feb-2008	2008008504	01-Aug-2008	3
Kazakhstan	ELIZABETH ARDEN PRETTY	Registered	44224	02-Aug-2012	59037	17-Apr-2014	3
Korea, Republic of	ELIZABETH ARDEN PRETTY	Registered	782350	11-Feb-2008	40-2008-6095	09-Mar-2009	3
Mexico	ELIZABETH ARDEN PRETTY	Registered	1025531	25-Jan-2008	909466	21-Feb-2008	3
New Zealand	ELIZABETH ARDEN PRETTY	Registered	783791	05-Feb-2008	783791	05-Feb-2008	3
Norway	ELIZABETH ARDEN PRETTY	Registered	245955	05-Feb-2008	200801344	20-May-2008	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Panama	ELIZABETH ARDEN PRETTY	Registered	176335	24-Oct-2008	176335	24-Oct-2008	3
Russian Federation	ELIZABETH ARDEN PRETTY	Registered	383218	05-Feb-2008	2008702974	10-Jul-2009	3
Serbia	ELIZABETH ARDEN PRETTY	Pending		17-Feb-2009	Z301/2009
Singapore	ELIZABETH ARDEN PRETTY	Registered	T08014431	02-May-2008	T08014431	02-May-2008	3
South Africa	ELIZABETH ARDEN PRETTY	Registered	200802596	06-Feb-2008	2008/0296	15-Dec-2010	3
Switzerland	ELIZABETH ARDEN PRETTY	Registered	572002	05-Feb-2008	51451/2008	05-Feb-2008	3
Taiwan	ELIZABETH ARDEN PRETTY	Registered	1332418	05-Feb-2008	097005938	16-Oct-2008	3
United Arab Emirates	ELIZABETH ARDEN PRETTY	Registered	147516	12-Feb-2008	107007	14-Jun-2011	3
United States of America	ELIZABETH ARDEN PRETTY	Registered	3652083	04-Feb-2008	77387639	07-Jul-2009	3
Vietnam	ELIZABETH ARDEN PRETTY	Registered	226876	13-Aug-2012	4201217786	24-Jun-2014	3
Armenia	ELIZABETH ARDEN PROVOCATIVE	Registered	20240	03-Aug-2012	20121043	02-Aug-2013	3
Azerbaijan	ELIZABETH ARDEN PROVOCATIVE	Registered	2013 1822	09-Aug-2012	20121175	28-Dec-2013	3
Canada	ELIZABETH ARDEN PROVOCATIVE	Registered	637222	19-Sep-2003	1,191,349	13-Apr-2005	3
European Community	ELIZABETH ARDEN PROVOCATIVE	Registered	3027562	29-Jan-2003	03027562	06-Sep-2004	3
Kazakhstan	ELIZABETH ARDEN PROVOCATIVE	Registered	44225	02-Aug-2012	59038	17-Apr-2014	3
Russian Federation	ELIZABETH ARDEN PROVOCATIVE	Registered	347988	01-Dec-2006	2006735107	14-Apr-2008	3
United States of America	ELIZABETH ARDEN PROVOCATIVE	Registered	2979274	19-Sep-2003	78/302799	26-Jul-2005	3
Vietnam	ELIZABETH ARDEN PROVOCATIVE	Registered	226898	13-Aug-2012	4201217787	24-Jun-2014	3
Argentina	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	3414974	14-Nov-2003	2476399	16-Jun-2005	3
Australia	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	978510	14-Nov-2003	978510	14-Nov-2003	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Brazil	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	825930731	17-Nov-2003	825930731	20-May-2008	3
Chile	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	1107822	17-Nov-2003	628176	06-May-2004	3
China (People’s Republic)	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	3806405	19-Nov-2003	3806405	21-Apr-2006	3
Colombia	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	284844	14-Nov-2003	2003101110	29-Jun-2004	3
European Community	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	003476488	14-Nov-2003	3476488	15-Apr-2005	3
Hong Kong	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	300111608	14-Nov-2003	300111608	14-Nov-2003	3
India	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	1249959	17-Nov-2003	01249959	17-Nov-2003	3
Japan	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	4796406	19-Nov-2003	2003102562	20-Aug-2004	3
Korea, Republic of	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	622857	18-Nov-2003	40-2003-50773	28-Jun-2005	3
New Zealand	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	704464	14-Nov-2003	704464	14-Nov-2003	3
South Africa	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	200320140	17-Nov-2003	2003/20140	27-Feb-2008	3
Switzerland	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	518854	12-Jan-2004	50146/2004	12-Jan-2004	3
Taiwan	ELIZABETH ARDEN PROVOCATIVE WOMAN	Registered	1117389	17-Nov-2003	092066436	01-Sep-2004	3
Australia	ELIZABETH ARDEN PURE FINISH	Registered	1253562	25-Jul-2008	1253562	25-Jul-2008	3
Canada	ELIZABETH ARDEN PURE FINISH	Registered	739349	25-Jul-2008	1404806	01-May-2009
China (People’s Republic)	ELIZABETH ARDEN PURE FINISH	Registered	6871237	30-Jul-2008	6871237	21-Aug-2010	3
European Community	ELIZABETH ARDEN PURE FINISH	Registered	7092794	25-Jul-2008	7092794	25-Jul-2008	3, 5, 44
Hong Kong	ELIZABETH ARDEN PURE FINISH	Registered	301168498	25-Jul-2008	301168498	25-Jul-2008	3
India	ELIZABETH ARDEN PURE FINISH	Registered	1714936	28-Jul-2008	1714936	28-Jul-2018	3
Japan	ELIZABETH ARDEN PURE FINISH	Registered	5123895	29-Jul-2008	2008-061848	13-Mar-2009	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Korea, Republic of	ELIZABETH ARDEN PURE FINISH	Registered	793962	25-Jul-2008	40-2008-36876	02-Jul-2009	3
Mexico	ELIZABETH ARDEN PURE FINISH	Registered	1056940	01-Aug-2008	951983	27-Aug-2008	3
New Zealand	ELIZABETH ARDEN PURE FINISH	Registered	793316	25-Jul-2008	793316	25-Jul-2008	3
Norway	ELIZABETH ARDEN PURE FINISH	Registered	248603	28-Jul-2008	200809284	11-Nov-2008	3
Russian Federation	ELIZABETH ARDEN PURE FINISH	Registered	417481	07-Aug-2008	2008725302	02-Sep-2010	3
Singapore	ELIZABETH ARDEN PURE FINISH	Registered	T08100273	29-Jul-2008	T08100273	29-Jul-2008	3
South Africa	ELIZABETH ARDEN PURE FINISH	Registered	200817259	25-Jul-2008	200817259	20-Sep-2010	3
Switzerland	ELIZABETH ARDEN PURE FINISH	Registered	580439	25-Jul-2008	59284/2008	25-Jul-2008	3
Taiwan	ELIZABETH ARDEN PURE FINISH	Registered	1369548	29-Jul-2008	097035621	16-Jul-2009	3
United Arab Emirates	ELIZABETH ARDEN PURE FINISH	Registered	134594	13-Oct-2008	120340	17-Mar-2011	3
United States of America	ELIZABETH ARDEN PURE FINISH	Registered	3624537	24-Jul-2008	77530320	19-May-2009	3
Japan	ELIZABETH ARDEN RED DOOR	Registered	2722023	13-Mar-1992	27915/92	06-Jun-1997	3
Switzerland	ELIZABETH ARDEN RED DOOR	Registered	370467			21-Apr-1989	3
Mexico	ELIZABETH ARDEN RED DOOR (LABEL)	Registered	400944	13-Sep-1989	71445	13-Sep-1989	3
Switzerland	ELIZABETH ARDEN RED DOOR (LABEL)	Registered	372242			21-Apr-1989	3
Taiwan	ELIZABETH ARDEN RED DOOR (WORDS IN LOCAL SCRIPT)	Registered	797313		85046801	28-Feb-1998	3
United States of America	ELIZABETH ARDEN RED DOOR AND DEVICE (LINED FOR COLOR)	Registered	1649230	20-Apr-1990	74/051,125	02-Jul-1991	3
Switzerland	ELIZABETH ARDEN SALON PROVED AND DOOR DEVICE	Registered	308961	17-Oct-1980		16-Apr-1981	3, 8, 10, 14, 18, 21, 26
United States of America	ELIZABETH ARDEN SHEER KISS	Pending		17-Jun-2016	87075268		3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Hong Kong	ELIZABETH ARDEN SHEER LIGHTS	Registered	200404917	21-Jun-2002	200209443	21-Jun-2002	3
China (People’s Republic)	ELIZABETH ARDEN SHEER WHITE	Registered	4083939	25-May-2004	4083939	21-Apr-2007	3
European Community	ELIZABETH ARDEN SHEER WHITE	Registered	3828407	21-May-2004	03828407	09-Aug-2004	3
Hong Kong	ELIZABETH ARDEN SHEER WHITE	Registered	300218475	20-May-2004	300318475	20-May-2004	3
Korea, Republic of	ELIZABETH ARDEN SHEER WHITE	Registered	648545	20-May-2004	40-2004-22655	25-Jan-2006	3
Mexico	ELIZABETH ARDEN SHEER WHITE	Registered	839201	20-May-2004	657248	21-Jun-2004	3
Singapore	ELIZABETH ARDEN SHEER WHITE	Registered	T0408199I	21-May-2004	T04/08199I	21-May-2004	3
European Community	ELIZABETH ARDEN SHINE POPS	Registered	4175543	30-Dec-2004	4175543	20-Jan-2006	3
Hong Kong	ELIZABETH ARDEN SHINE POPS	Registered	300346806	30-Dec-2004	300346806	29-Apr-2005	3
European Community	ELIZABETH ARDEN SKIN ILLUMINATING COMPLEX	Registered	003382884	03-Oct-2003	3382884	03-Dec-2004	3
Hong Kong	ELIZABETH ARDEN SKIN ILLUMINATING COMPLEX	Registered	200306694	30-Jun-2000	14409/2000	30-Jun-2000	3
New Zealand	ELIZABETH ARDEN SKIN ILLUMINATING COMPLEX	Registered	622308	04-Sep-2000	622308	04-Sep-2000	3
Japan	ELIZABETH ARDEN SMOKY EYES	Registered	4979883	05-Apr-2005	2005029670	18-Aug-2006	3
Australia	ELIZABETH ARDEN SPA	Registered	635125	15-Jul-1994		15-Jul-1994	3
Austria	ELIZABETH ARDEN SPA	Registered	157312	02-Feb-1995	AM 563/95	23-Mar-1995	3
Bolivia	ELIZABETH ARDEN SPA	Registered	61621-C		SM-3842-94	15-Aug-1996	3
Brazil	ELIZABETH ARDEN SPA	Registered	817618538			05-Mar-1996	3
Canada	ELIZABETH ARDEN SPA	Registered	453325	27-Feb-1993	729,686	02-Feb-1996	3
Chile	ELIZABETH ARDEN SPA	Registered	1140131		262471	20-Sep-1994	3
China (People’s Republic)	ELIZABETH ARDEN SPA	Registered	840154		94,084,364	21-May-1996	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Costa Rica	ELIZABETH ARDEN SPA	Registered	91729		91851	14-Jun-1995	3
Denmark	ELIZABETH ARDEN SPA	Registered	199406689		4788/94	07-Oct-1994	3
Dominican Republic	ELIZABETH ARDEN SPA	Registered	77164		2,231	15-Apr-1995	50
Ecuador	ELIZABETH ARDEN SPA	Registered	4896-95	28-Nov-1994	52248	22-Dec-1995	3
Finland	ELIZABETH ARDEN SPA	Registered	138079		9403430	05-Jun-1995	3
Greece	ELIZABETH ARDEN SPA	Registered	122790	02-Feb-1995	122,790	17-Oct-1997	3
Honduras	ELIZABETH ARDEN SPA	Registered	61593		9396/94	17-May-1995	3
Hong Kong	ELIZABETH ARDEN SPA	Registered	1999B08823	21-Nov-1994	13746/94	21-Nov-1994	3
Hungary	ELIZABETH ARDEN SPA	Registered	147080	07-Feb-1995	M9500372	20-Oct-1997	3
Iceland	ELIZABETH ARDEN SPA	Registered	698/1995	28-Dec-1994	1389/1994	27-Jul-1995	3
Ireland	ELIZABETH ARDEN SPA	Registered	168065	17-Nov-1994	947,037	17-Nov-2001	3
Japan	ELIZABETH ARDEN SPA	Registered	4213725	14-Jul-1994	70909/94	20-Nov-1998	3
Kenya	ELIZABETH ARDEN SPA	Registered	42272	31-Jan-1995		31-Jan-1995	3
Malaysia	ELIZABETH ARDEN SPA	Renewed	9500777	24-Jan-1995		24-Jan-1995	3
Malta	ELIZABETH ARDEN SPA	Registered	23799	23-Nov-1994		13-Jun-1995	3
Nicaragua	ELIZABETH ARDEN SPA	Registered	28.652 C.C.		94-03158	22-May-1995	3
Paraguay	ELIZABETH ARDEN SPA	Registered	285501		25260	21-Nov-1995	3
Peru	ELIZABETH ARDEN SPA	Registered	17682		267,259	27-Jul-1995	3
Poland	ELIZABETH ARDEN SPA	Registered	96166	31-Jan-1995	Z-142966	11-Jun-1997	3
Russian Federation	ELIZABETH ARDEN SPA	Registered	146251	31-Jan-1995	95701008	31-Jan-1995	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Saudi Arabia	ELIZABETH ARDEN SPA	Registered	352/26	27-Nov-1994	27392	25-Sep-1995	3
Singapore	ELIZABETH ARDEN SPA	Registered	T9410162E	22-Nov-1994		22-Nov-1994	3
South Africa	ELIZABETH ARDEN SPA	Registered	9412744	21-Nov-1994		21-Nov-1994	3
Spain	ELIZABETH ARDEN SPA	Registered	1936366	14-Dec-1994		05-Jul-1995	3
Sweden	ELIZABETH ARDEN SPA	Registered	302980	08-Jul-1994	94-07107	16-Jun-1995	3
Switzerland	ELIZABETH ARDEN SPA	Registered	427505	30-Jan-1995	616/19954	30-Jan-1995	3
Trinidad and Tobago	ELIZABETH ARDEN SPA	Registered	23289	30-Nov-1994	23289	30-Nov-1994	3
Canada	ELIZABETH ARDEN SPICED GREEN TEA	Registered	618040	29-Aug-2001	1,113,590	30-Aug-2004
Antigua and Barbuda	ELIZABETH ARDEN SPLENDOR	Registered	5424	06-Jul-1998	NONE	16-Sep-1998	48
Argentina	ELIZABETH ARDEN SPLENDOR	Registered	2374140		2144387	07-Jun-2010	3
Aruba	ELIZABETH ARDEN SPLENDOR	Registered	19093	16-Apr-1998	980416.13	16-Apr-1998	3
Australia	ELIZABETH ARDEN SPLENDOR	Registered	753892	30-Jan-1998	753892	30-Jan-1998	3
Bahrain	ELIZABETH ARDEN SPLENDOR	Registered	27276	23-Mar-2000	691/2000	26-Mar-2000	3
Barbados	ELIZABETH ARDEN SPLENDOR	Registered	81/13346	10-May-2000	NONE	11-Jun-2001	3
Benelux	ELIZABETH ARDEN SPLENDOR	Registered	619005	07-Nov-1997	904419	07-Nov-1997	3
Bermuda	ELIZABETH ARDEN SPLENDOR	Registered	29770		29,770	03-Jun-1998	3
Bolivia	ELIZABETH ARDEN SPLENDOR	Registered	75895-C		SM-2359-98	12-Nov-1999	3
Brazil	ELIZABETH ARDEN SPLENDOR	Registered	820591742	06-Apr-1998	820,591,742	30-Aug-2005	3
Canada	ELIZABETH ARDEN SPLENDOR	Registered	577527	07-Jul-1998	883,487	17-Mar-2003
Chile	ELIZABETH ARDEN SPLENDOR	Registered	843755	09-Apr-1998	411140	21-Sep-1998	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Colombia	ELIZABETH ARDEN SPLENDOR	Registered	221587	13-Jul-1998	98/039,619	04-Aug-1999	3
Costa Rica	ELIZABETH ARDEN SPLENDOR	Registered	111,925	29-Jul-1998	116,987	17-Feb-1999	3
Curacao	ELIZABETH ARDEN SPLENDOR	Registered	09611	19-Feb-2003	D-8309	25-May-1998	03
Cyprus, Republic of	ELIZABETH ARDEN SPLENDOR	Registered	50218	27-Apr-1998	50218	12-May-2003	3
Denmark	ELIZABETH ARDEN SPLENDOR	Registered	VR 1998 02223		VA 01.605 1998	15-May-1998	3
Dominican Republic	ELIZABETH ARDEN SPLENDOR	Registered	97960			15-Jul-1998	50
El Salvador	ELIZABETH ARDEN SPLENDOR	Registered	164/100	31-Jul-1998	4546/98	23-Dec-1999	3
Gaza District	ELIZABETH ARDEN SPLENDOR	Registered	5600	24-Jun-1998		10-Apr-1999	3
Greece	ELIZABETH ARDEN SPLENDOR	Registered	136,590	14-Apr-1998	136,590	18-Apr-2000	3
Guatemala	ELIZABETH ARDEN SPLENDOR	Registered	96412		98-06225	15-Jun-1999	3
Hong Kong	ELIZABETH ARDEN SPLENDOR	Registered	199914193	09-Apr-1998	4589/98	09-Apr-1998	3
Indonesia	ELIZABETH ARDEN SPLENDOR	Registered	000137330	29-May-1998	D98-09331	14-Feb-2000	3
Ireland	ELIZABETH ARDEN SPLENDOR	Registered	213585	06-Apr-1998	981,292	07-Sep-2000	3
Israel	ELIZABETH ARDEN SPLENDOR	Registered	120515	23-Jun-1998		08-May-2000	3
Jamaica	ELIZABETH ARDEN SPLENDOR	Registered	B35408	17-Apr-1998	33755	17-Apr-1998	3
Jordan	ELIZABETH ARDEN SPLENDOR	Registered	50164	25-Jun-1998		25-Jun-1998	3
Kenya	ELIZABETH ARDEN SPLENDOR	Registered	47614	09-Jul-1998	47614	09-Jul-1998	3
Lebanon	ELIZABETH ARDEN SPLENDOR	Registered	149370	22-Aug-1998		22-Aug-1998	3
Malaysia	ELIZABETH ARDEN SPLENDOR	Registered	98005784	14-May-1998	98/05784	14-May-1998	3
Malta	ELIZABETH ARDEN SPLENDOR	Registered	28747	26-Jun-1998		23-Jun-1998	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Mexico	ELIZABETH ARDEN SPLENDOR	Registered	668557	17-Jul-1998	340333	28-Aug-2000	3
Netherlands Antilles	ELIZABETH ARDEN SPLENDOR	Registered	2696	27-Apr-1998	D-8309	31-Dec-2001	3
Netherlands Antilles	ELIZABETH ARDEN SPLENDOR	Registered	08171	27-Apr-1998		27-Jan-2008
New Zealand	ELIZABETH ARDEN SPLENDOR	Registered	290668	03-Apr-1998	290668	03-Apr-1998	3
Norway	ELIZABETH ARDEN SPLENDOR	Registered	194246		1998/03038	12-Nov-1998	3
Oman	ELIZABETH ARDEN SPLENDOR	Registered	18154	01-Jul-1998	18,154	10-Dec-2003	3
Panama	ELIZABETH ARDEN SPLENDOR	Registered	100176	21-Apr-1999	100176	21-Apr-1999	3
Paraguay	ELIZABETH ARDEN SPLENDOR	Registered	322700		13683	23-Feb-1999	3
Peru	ELIZABETH ARDEN SPLENDOR	Registered	50336		65,192	16-Nov-1998	3
Philippines	ELIZABETH ARDEN SPLENDOR	Registered	42012502118	14-Aug-2012	42012502118	03-Jan-2013	3
Saudi Arabia	ELIZABETH ARDEN SPLENDOR	Registered	466/23	23-Jun-1998	44452	02-Mar-1999	3
Singapore	ELIZABETH ARDEN SPLENDOR	Registered	T98/04427H	08-May-1998	S/4427/98	08-May-1998	3
St. Kitts and Nevis	ELIZABETH ARDEN SPLENDOR	Registered	4845	24-Aug-1998		24-Aug-1998	48
Taiwan	ELIZABETH ARDEN SPLENDOR	Registered	837670	08-Apr-1998	87015816	01-Feb-1999	3
Trinidad and Tobago	ELIZABETH ARDEN SPLENDOR	Registered	28327	21-May-1998	28327	21-May-1998	3
United Arab Emirates	ELIZABETH ARDEN SPLENDOR	Registered	22678	11-Aug-1998	27912	11-Aug-1998	3
United States of America	ELIZABETH ARDEN SPLENDOR	Registered	2,278,502	26-Feb-1998	75/440,958	14-Sep-1999	3
Uruguay	ELIZABETH ARDEN SPLENDOR	Registered	305,363	07-Jul-1998	305,363	16-Oct-1998	3
West Bank	ELIZABETH ARDEN SPLENDOR	Registered	6456	11-Aug-1998	6,456	15-May-2002	3
Yemen, Republic of	ELIZABETH ARDEN SPLENDOR	Registered	10155	29-Jun-1998	12,529	25-Jul-1999	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Zimbabwe	ELIZABETH ARDEN SPLENDOR	Registered	794/98	19-Jun-1998		19-Jun-1998	3
Taiwan	ELIZABETH ARDEN SPLENDOR (WORDS IN LOCAL SCRIPT)	Registered	895169		88003244	28-Feb-1998	3
United States of America	ELIZABETH ARDEN STATEMENT BROW	Pending		05-May-2016	87025897		3
Chile	ELIZABETH ARDEN SUNFLOWERS	Registered	684647		238806	17-Nov-1993	3
Chile	ELIZABETH ARDEN SUNFLOWERS	Registered	416712	28-Apr-1993	238806	17-Nov-1993	3
China (People’s Republic)	ELIZABETH ARDEN SUNFLOWERS	Registered	1315105		9,800,062,217	21-Sep-1999	3
Ecuador	ELIZABETH ARDEN SUNFLOWERS	Registered	3114	20-May-1993	39177	01-Aug-1994	3
Hong Kong	ELIZABETH ARDEN SUNFLOWERS	Registered	199912902	11-May-1993	199912902	11-May-1993	3
Indonesia	ELIZABETH ARDEN SUNFLOWERS	Registered	000123210	28-Feb-1997	D97 3452	28-Feb-1997	3
Ireland	ELIZABETH ARDEN SUNFLOWERS	Registered	210274	15-Jun-1998	982,506	19-Apr-2000	3
Malaysia	ELIZABETH ARDEN SUNFLOWERS	Registered	93005408	28-Jul-1993		28-Jul-1993	3
Philippines	ELIZABETH ARDEN SUNFLOWERS	Published		18-Aug-2016	42016501568		3
United Kingdom	ELIZABETH ARDEN SUNFLOWERS	Registered	1574422	31-Oct-1994		31-Oct-1994	3
United Kingdom	ELIZABETH ARDEN SUNFLOWERS (WORDS IN PARTICULAR STYLE)	Registered	1544270	31-Oct-1994		31-Oct-1994	3
Hong Kong	ELIZABETH ARDEN SUNFLOWERS (YI LI SHA BAI YA DUM) IN CHI	Registered	200201715	30-May-2000	12018/2000	11-Feb-2002	3
Taiwan	ELIZABETH ARDEN SUNFLOWERS IN CHINESE CHARACTERS	Registered	983658	04-May-2000	89,024,486	29-Feb-2008	3
Argentina	ELIZABETH ARDEN SUPERSTART	Published		07-Jan-2015	3378478
Australia	ELIZABETH ARDEN SUPERSTART	Registered	1667698	06-Jan-2015	1667698	05-Aug-2015	03 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Brazil	ELIZABETH ARDEN SUPERSTART	Pending		09-Jan-2015	908846690		03 Int.
Canada	ELIZABETH ARDEN SUPERSTART	Registered	TMA928915	05-Jan-2015	1709366	12-Feb-2016
Chile	ELIZABETH ARDEN SUPERSTART	Published		07-Jan-2015	1137859		03 Int.
China (People’s Republic)	ELIZABETH ARDEN SUPERSTART	Published		09-Dec-2014	15887489		03 Int.
Colombia	ELIZABETH ARDEN SUPERSTART	Registered	52173	07-Jan-2015	15003111	25-Aug-2015	03 Int.
Egypt	ELIZABETH ARDEN SUPERSTART	Pending		21-Jan-2015	313007
European Community	ELIZABETH ARDEN SUPERSTART	Registered	13500021	26-Nov-2014	013500021	12-Mar-2015
Hong Kong	ELIZABETH ARDEN SUPERSTART	Registered	303223764	04-Dec-2014	303223764	18-May-2015	03 Int.
India	ELIZABETH ARDEN SUPERSTART	Published		04-Dec-2014	2857207		03 Int.
Indonesia	ELIZABETH ARDEN SUPERSTART	Pending		21-Jan-2015	D002015002369
Israel	ELIZABETH ARDEN SUPERSTART	Published		06-Jan-2015			03 Int.
Japan	ELIZABETH ARDEN SUPERSTART	Registered	5763324	06-Jan-2015	2015000478	15-May-2015
Korea, Republic of	ELIZABETH ARDEN SUPERSTART	Registered	40-1124718	06-Jan-2015	40-2015-700	20-Aug-2015	03
Lebanon	ELIZABETH ARDEN SUPERSTART	Registered	163977	08-Jan-2015	27880	16-Jan-2015	03
Malaysia	ELIZABETH ARDEN SUPERSTART	Pending		22-Jan-2015	2015000853
Mexico	ELIZABETH ARDEN SUPERSTART	Registered	1527174	07-Jan-2015	1563539	31-Mar-2015	03
Morocco	ELIZABETH ARDEN SUPERSTART	Registered	164832	21-Jan-2015	164832	21-Jan-2015
New Zealand	ELIZABETH ARDEN SUPERSTART	Registered	1011989	06-Jan-2015	1011989	07-Jul-2015	03 Int.
Panama	ELIZABETH ARDEN SUPERSTART	Registered	237736	16-Jan-2015	237736	23-Jul-2015	03 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Paraguay	ELIZABETH ARDEN SUPERSTART	Pending		08-Jan-2015	4222015		03 Int.
Philippines	ELIZABETH ARDEN SUPERSTART	Registered	42014505588	27-Nov-2014	42014505588	21-May-2015
Russian Federation	ELIZABETH ARDEN SUPERSTART	Registered	566494	12-Jan-2015	2015700111	03-Mar-2016	03 Int.
Saudi Arabia	ELIZABETH ARDEN SUPERSTART	Published		19-Apr-2015	1436014062		03 Int.
Singapore	ELIZABETH ARDEN SUPERSTART	Pending		07-Jan-2015	40201500382R
South Africa	ELIZABETH ARDEN SUPERSTART	Pending		06-Jan-2015	201500299
Switzerland	ELIZABETH ARDEN SUPERSTART	Registered	870926	06-Jan-2015	50050/2015	20-Mar-2015	03
Taiwan	ELIZABETH ARDEN SUPERSTART	Registered	1721933	06-Jan-2015	104000380	16-Aug-2015	03
Thailand	ELIZABETH ARDEN SUPERSTART	Pending		09-Dec-2014	965417		03
Turkey	ELIZABETH ARDEN SUPERSTART	Registered	2015/00829	06-Jan-2015	2015/00829	06-Jan-2015
United Arab Emirates	ELIZABETH ARDEN SUPERSTART	Published		11-Jan-2015	224860
United States of America	ELIZABETH ARDEN SUPERSTART	Registered	4882895	24-Nov-2014	86463278	05-Jan-2016	03 Int.
Venezuela	ELIZABETH ARDEN SUPERSTART	Pending		30-Jan-2015	2015001253		03 Int.
Vietnam	ELIZABETH ARDEN SUPERSTART	Published		12-Dec-2014	4201430937
United States of America	ELIZABETH ARDEN THE FOUNDATION AUTHORITY	Published		26-Oct-2015	86799062		03
Peru	ELIZABETH ARDEN VELVA	Registered	71361			27-Oct-1987	3
Chile	ELIZABETH ARDEN VISIBLE DIFFERENCE	Registered	859875		118785	06-Apr-1989	3
European Community	ELIZABETH ARDEN VISIBLE DIFFERENCE	Registered	13476742	20-Nov-2014	13476742	21-Apr-2015
Hong Kong	ELIZABETH ARDEN VISIBLE DIFFERENCE	Registered	200002203	26-Sep-1995	12048/95	26-Sep-1995	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Indonesia	ELIZABETH ARDEN VISIBLE DIFFERENCE	Registered	IDM000012075	16-Nov-1993	D9314825	23-Mar-1995	3
Korea, Republic of	ELIZABETH ARDEN VISIBLE DIFFERENCE	Registered	40266295		89-17329	17-Jun-1993	3
Korea, Republic of	ELIZABETH ARDEN VISIBLE DIFFERENCE	Registered	40258251	07-Jul-1989	1989-17332	04-Feb-1993	13
Malaysia	ELIZABETH ARDEN VISIBLE DIFFERENCE	Pending		23-Apr-2010	2010007226		3
New Zealand	ELIZABETH ARDEN VISIBLE DIFFERENCE	Registered	186006	29-Jul-1988	186006	29-Jul-1988	3
Singapore	ELIZABETH ARDEN VISIBLE DIFFERENCE	Registered	T95/10104A	20-Oct-1995	S/10104/95	20-Oct-1995	3
Turkey	ELIZABETH ARDEN VISIBLE DIFFERENCE	Published		08-Jan-2015	2015/01284
Australia	ELIZABETH ARDEN VISIBLE WHITENER	Registered	634583	08-Jul-1994	634583	13-Sep-1995	3
Japan	ELIZABETH ARDEN VISIBLE WHITENER	Registered	2674861	03-Feb-1992	9544/92	29-Jun-1994	3
Korea, Republic of	ELIZABETH ARDEN VISIBLE WHITENER	Registered	267769		92-3117	30-Jun-1993	3
New Zealand	ELIZABETH ARDEN VISIBLE WHITENER	Registered	215890	30-Jan-1992	215890	30-Jan-1992	3
Singapore	ELIZABETH ARDEN VISIBLE WHITENER	Registered	T92/00761C	31-Jan-1992	761/92	31-Jan-1992	3
Australia	ELIZABETH ARDEN VISIBLE WHITENING	Registered	776744	27-Oct-1998	776744	11-Jun-1999	3
Hong Kong	ELIZABETH ARDEN VISIBLE WHITENING	Registered	199909344	15-Jan-1997	517/97	15-Jan-1997	3
Japan	ELIZABETH ARDEN VISIBLE WHITENING	Registered	4170807	23-Jan-1997	5917/97	24-Jul-1998	3
Malaysia	ELIZABETH ARDEN VISIBLE WHITENING	Renewed	98012000	14-Oct-1998	98/12000	14-Oct-1998	3
Australia	ELIZABETH ARDEN WHITE GLOVE	Registered	1176457	16-May-2007	1176457	16-May-2007	3
Canada	ELIZABETH ARDEN WHITE GLOVE	Registered	721656	16-May-2007	1347603	21-Aug-2008	3
China (People’s Republic)	ELIZABETH ARDEN WHITE GLOVE	Registered	5843057	12-Jan-2007	5843057	07-Dec-2009	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
European Community	ELIZABETH ARDEN WHITE GLOVE	Registered	5910674	16-May-2007	005910674	21-Feb-2008	3
Hong Kong	ELIZABETH ARDEN WHITE GLOVE	Registered	300794133	10-Jan-2007	300794133	13-Jun-2007	3
India	ELIZABETH ARDEN WHITE GLOVE	Registered	1523992	16-Jan-2007	1523992	16-Jan-2007	3
Japan	ELIZABETH ARDEN WHITE GLOVE	Registered	5055062	11-Jan-2007	2007001112	15-Jun-2007	3
Korea, Republic of	ELIZABETH ARDEN WHITE GLOVE	Registered	723685	11-Jan-2007	40-2007-1673	11-Sep-2007	3
Mexico	ELIZABETH ARDEN WHITE GLOVE	Registered	1003645	18-May-2007	855569	25-Sep-2007	3
New Zealand	ELIZABETH ARDEN WHITE GLOVE	Registered	768500	16-May-2007	7685003	16-May-2007	3
Norway	ELIZABETH ARDEN WHITE GLOVE	Registered	243222	21-May-2007	200705714	17-Dec-2007	3
Russian Federation	ELIZABETH ARDEN WHITE GLOVE	Registered	371624	18-May-2007	2007714785	09-Feb-2009	3
Singapore	ELIZABETH ARDEN WHITE GLOVE	Registered	T07/00862A	11-Jan-2007	T07/00862A	11-Jan-2007	3
South Africa	ELIZABETH ARDEN WHITE GLOVE	Registered	200710290	17-May-2007	200710290	24-Jan-2011	3
Switzerland	ELIZABETH ARDEN WHITE GLOVE	Registered	562577	16-May-2007	55244	16-May-2007	3
Taiwan	ELIZABETH ARDEN WHITE GLOVE	Registered	1284814	12-Jan-2007	096001955	01-Nov-2007	3
United States of America	ELIZABETH ARDEN WHITE TEA	Pending		21-Mar-2016	86946708		3, 4
Taiwan	EXTREME CONDITIONING CREAM	Registered	982542	15-Jul-2000	89040828	01-Feb-2002	3
Austria	EYE-FIX	Registered	105943	30-Dec-1983	AM 3705/83	29-May-1984	3
Benelux	EYE-FIX	Registered	0395620	28-Dec-1983	50337	28-Dec-1983	3
Brazil	EYE-FIX	Registered	811436977			18-Jun-1985	3
Bulgaria	EYE-FIX	Registered	15092	20-Jan-1984	166	26-Dec-1985	3
Canada	EYE-FIX	Registered	304726	29-Dec-1983	514,512	12-Jul-1985	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Chile	EYE-FIX	Registered	1107820		27206	09-Jun-2004	3
Colombia	EYE-FIX	Registered	113064			11-Feb-1986	3
Costa Rica	EYE-FIX	Registered	50748		83665	25-Jun-1997	3
Denmark	EYE-FIX	Registered	198403206	09-Jan-1984	143/1984	31-Aug-1984	3
Dominican Republic	EYE-FIX	Registered	36968			15-May-1984	50
Ecuador	EYE-FIX	Registered	734		2992	27-Feb-1985	3
Finland	EYE-FIX	Registered	93488		7230/83	20-Aug-1985	3
France	EYE-FIX	Registered	1255480	27-Dec-1983	686327	27-Dec-1983	3
Germany	EYE-FIX	Registered	1065534	28-Dec-1983	E 24077/3 WZ	06-Jul-1984	3
Greece	EYE-FIX	Registered	76247	09-Jan-1984	76,247	19-May-1987	3
Guatemala	EYE-FIX	Registered	51860			20-Mar-1987	3
Italy	EYE-FIX	Registered	00459218	10-Feb-1984	33097 C/84	10-Feb-1984	3
Kuwait	EYE-FIX	Registered	16662	31-Mar-1985	17,820	31-Mar-1985	3
Lebanon	EYE-FIX	Registered	151826	30-Jan-1984		30-Jan-1984	3
Mexico	EYE-FIX	Registered	342147	02-Feb-1984		02-Feb-1988	3
Nicaragua	EYE-FIX	Registered	16.644 C.C.			16-Aug-1985	3
Paraguay	EYE-FIX	Registered	407187			19-Jun-1984	3
Peru	EYE-FIX	Registered	52793		572429	19-Apr-1984	3
South Africa	EYE-FIX	Registered	840039	04-Jan-1984		04-Jan-1984	3
Sweden	EYE-FIX	Registered	194567	03-Jan-1984	84-0053	01-Feb-1985	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Switzerland	EYE-FIX	Registered	331851			09-Jan-1984	3
Taiwan	EYE-FIX	Registered	253249			16-Aug-1994	6
Thailand	EYE-FIX	Registered	KOR10597	09-Mar-1984	261290	09-Mar-1984	3
Turkey	EYE-FIX	Registered	80019			04-Jan-1984
United States of America	EYE-FIX	Registered	1295500	20-Sep-1983	73/444,618	18-Sep-1984	3
Uruguay	EYE-FIX	Registered	460391			23-Nov-1984	3
China (People’s Republic)	FALLING	Registered	5244552	31-Mar-2006	5244552	14-Jul-2009	3
Hong Kong	FANTASY TWIST	Registered	302220975	13-Apr-2012	302220975	27-Dec-2012	3
Switzerland	FANTASY TWIST	Registered	630162	16-Apr-2012	545242012	04-Jun-2012	3
Canada	FIFTH AVENUE	Registered	336486	19-Jun-1985	544,152	29-Jan-1988	3
Brazil	FIFTH AVENUE (WORDS IN PARTICULAR STYLE)	Registered	811327620			22-Aug-1989	3.20
Australia	FIRST DEFENCE	Registered	918681	03-Jul-2002	918,681	03-Jul-2002	3
Canada	FIRST DEFENSE	Registered	617933	02-Jul-2002	1,145,629	27-Aug-2004	3
China (People’s Republic)	FIRST DEFENSE	Registered	3252297	24-Jul-2002	3,252,297	07-Apr-2004	3
European Community	FIRST DEFENSE	Registered	2762334	02-Jul-2002	2762334	29-Sep-2003	3
Japan	FIRST DEFENSE	Registered	4681654	05-Jul-2002	2002-056249	13-Jun-2003	3
Korea, Republic of	FIRST DEFENSE	Registered	40580276	05-Jul-2002	40-2002-30976	14-Apr-2004	3
Mexico	FIRST DEFENSE	Registered	887616	03-Jul-2002	554717	23-Jun-2005	3
Singapore	FIRST DEFENSE	Registered	T02/09775H	04-Jul-2002	T02/09775H	04-Jul-2002	3
South Africa	FIRST DEFENSE	Registered	2002/09805	08-Jul-2002	2002/09805	03-Oct-2006	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Switzerland	FIRST DEFENSE	Registered	503994	02-Jul-2002	5797/2002	02-Jul-2002	3
Taiwan	FIRST DEFENSE	Registered	1055304	02-Jul-2002	91,028,052	01-Sep-2003	3
Argentina	FLAWLESS FINISH	Registered	2267237	14-Jan-2008	2792543	14-Jan-2009	3
Benelux	FLAWLESS FINISH	Registered	0555605	07-Oct-1994	835,048	07-Oct-1994	3
Brazil	FLAWLESS FINISH	Registered	750199130			20-Sep-1983	3
Canada	FLAWLESS FINISH	Registered	404577	25-Apr-1991	680,296	06-Nov-1992	3
Colombia	FLAWLESS FINISH	Registered	90476			17-Nov-1982	3
Costa Rica	FLAWLESS FINISH	Registered	50746			21-Mar-1977	3
Denmark	FLAWLESS FINISH	Registered	VR 1994 08602	10-Oct-1994	VA 1994 06997	09-Dec-1994	3
El Salvador	FLAWLESS FINISH	Registered	12 BOOK 21 FOLIOS 25			17-Dec-1993	3
Greece	FLAWLESS FINISH	Registered	65,309	20-Dec-1979	65,309	18-Oct-1982	3
Guatemala	FLAWLESS FINISH	Registered	32723			29-Jul-1977	3
Ireland	FLAWLESS FINISH	Registered	171006	07-Oct-1994	94/6123	07-Oct-1994	3
Korea, Republic of	FLAWLESS FINISH	Registered	40249091	05-Jul-1989	89-17027	08-Sep-1992	12
Korea, Republic of	FLAWLESS FINISH	Registered	40258250	05-Jul-1989	1989-17031	04-Feb-1993	3
Nicaragua	FLAWLESS FINISH	Registered	6.012 C.C.			02-Feb-1977	3
Norway	FLAWLESS FINISH	Registered	173821		945,630	06-Jun-1996	3
Peru	FLAWLESS FINISH	Registered	6408			24-Nov-1976	3
Taiwan	FLAWLESS FINISH	Registered	727374		84048761	16-Sep-1996	3
United States of America	FLAWLESS FINISH	Registered	1326524	26-Mar-1984	73/472,179	26-Mar-1985	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Canada	FLAWLESS FUTURE	Instructed		21-Jan-2014	1660396		03 Int.
European Community	FLAWLESS FUTURE	Registered	012343299	26-Nov-2013	012343299	23-Apr-2014	03 Int.
United States of America	FLAWLESS FUTURE	Registered	4650169	11-Sep-2013	86/061550	02-Dec-2014	03 Int.
Argentina	FLAWLESS START	Published		10-Oct-2014	3360057		03 Int.
Australia	FLAWLESS START	Registered	1651568	09-Oct-2014	1651568	02-Sep-2015	03 Int.
Brazil	FLAWLESS START	Published		09-Oct-2024	908421630		03 Int.
Chile	FLAWLESS START	Registered	1160276	10-Oct-2014	1126843	23-Mar-2015	03 Int.
China (People’s Republic)	FLAWLESS START	Published		06-Nov-2014	15658617		03 Int.
Colombia	FLAWLESS START	Published		15-Oct-2014	14228443		03 Int.
Egypt	FLAWLESS START	Pending		21-Oct-2014	308580		03
India	FLAWLESS START	Pending		20-Oct-2014	2831934		03 Int.
Indonesia	FLAWLESS START	Pending		21-Oct-2014	D00 2014 048058		03 Int.
Korea, Republic of	FLAWLESS START	Registered	401111000	16-Oct-2014	40201469534	09-Jun-2015	03 Int.
Lebanon	FLAWLESS START	Registered	160703	10-Oct-2014	24636	16-Oct-2014	03
Malaysia	FLAWLESS START	Pending		20-Oct-2014	2014065768		03 Int.
Mexico	FLAWLESS START	Registered	1511342	10-Oct-2014	1536440	29-Jan-2015	03 Int.
Morocco	FLAWLESS START	Pending		27-Oct-2014	162933		03 Int.
New Zealand	FLAWLESS START	Registered	1006559	07-Oct-2015	1006559	10-Apr-2015	03 Int.
Norway	FLAWLESS START	Pending		14-Oct-2014	201411676		03 Int.
Panama	FLAWLESS START	Registered	237068-01	10-Dec-2014	237068	08-Jul-2015	03 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Paraguay	FLAWLESS START	Pending		13-Oct-2014	45386/2014		03 Int.
Philippines	FLAWLESS START	Pending		14-Oct-2014	42014504823		03 Int.
Russian Federation	FLAWLESS START	Pending		09-Oct-2014	2014734229		03 Int.
Singapore	FLAWLESS START	Registered	T1417261Z	07-Oct-2014	T1417261Z	24-Nov-2015	03 Int.
South Africa	FLAWLESS START	Pending		14-Oct-2014	201427918		03
Switzerland	FLAWLESS START	Registered	668371	13-Oct-2014	620722014	14-Jan-2015	03 Int.
Taiwan	FLAWLESS START	Registered	1709111	13-Oct-2014	103058910	01-Jun-2015	03 Int.
Turkey	FLAWLESS START	Registered	2014 82856	14-Oct-2014	201482856	12-Mar-2015	03
United Arab Emirates	FLAWLESS START	Pending		23-Dec-2014	223804		03 Int.
United States of America	FLAWLESS START	Published		07-Oct-2014	86416898		03 Int.
Venezuela	FLAWLESS START	Pending		17-Oct-2014	2014015825		03 Int.
Vietnam	FLAWLESS START	Published		30-Oct-2014	4201426362		03 Int.
United States of America	FOUREVER BRONZE	Pending		17-Jun-2016	87075259		3
United States of America	GLOW-COLIC	Published		20-Mar-2015	86/571030		03 Int.
Aruba	GOOD MORNING	Registered	20558	02-May-2000		02-May-2000	3
Australia	GOOD MORNING	Registered	834,092	05-May-2000	834,092	05-May-2000	3
Bahamas	GOOD MORNING	Registered	22685	08-May-2000	22,685	08-May-2000	48
Bahrain	GOOD MORNING	Registered	2830	10-Sep-2000	2092	10-Sep-2000	3
Bermuda	GOOD MORNING	Registered	31975	19-Jul-2000	31,975	19-Jul-2000	3
Bolivia	GOOD MORNING	Registered	78537	26-Apr-2000		17-Oct-2000	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Colombia	GOOD MORNING	Registered	236127	17-Apr-2000	2000033588	16-Feb-2001	3
Costa Rica	GOOD MORNING	Registered	125814	10-May-2000	3639-2000	17-May-2001	3
El Salvador	GOOD MORNING	Registered	108/127	29-May-2000	E-3956-00	12-Mar-2001	3
Gaza District	GOOD MORNING	Registered	7094	13-May-2000	7,094	29-Dec-2001	3
Greece	GOOD MORNING	Registered	143,874	26-Apr-2000	143,874	18-Sep-2001	3
Honduras	GOOD MORNING	Registered	81781	22-May-2000	7379/2000	01-Jun-2001	3
Ireland	GOOD MORNING	Registered	218311	25-Apr-2000	218,311	25-Apr-2000	3
Jamaica	GOOD MORNING	Registered	37,053	16-May-2000	3/4099	18-May-2001	3
Malaysia	GOOD MORNING	Registered	200005885	11-May-2000	2000/05885	11-May-2000	3
Malta	GOOD MORNING	Registered	31664	03-May-2000	31,664	15-May-2000	3
New Zealand	GOOD MORNING	Registered	613339	01-May-2000	613339	01-May-2000	3
Nicaragua	GOOD MORNING	Registered	48425 C.C	06-Jun-2000	00-02741	04-May-2001	3
Oman	GOOD MORNING	Registered	22592	22-May-2000	22,592	13-Jun-2004	3
Paraguay	GOOD MORNING	Registered	235963	12-May-2000	10,908/2000	07-Jun-2001	3
Peru	GOOD MORNING	Registered	64932	10-May-2000	105850/2000	24-Jul-2000	3
Qatar	GOOD MORNING	Registered	22863	17-May-2000	22,863	17-May-2000	3
Singapore	GOOD MORNING	Registered	T00/07022D	27-Apr-2000	T00/07022D	27-Apr-2000	3
South Africa	GOOD MORNING	Registered	2000/07959	26-Apr-2000	2000/07959	18-Jun-2004	3
Thailand	GOOD MORNING	Registered	KOR136490	12-May-2000	419317	08-Jun-2001	3
Tunisia	GOOD MORNING	Registered	EE980535	06-Apr-1998	E980535	06-Apr-1998

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Uganda	GOOD MORNING	Registered	23319	24-May-2000	23319	24-May-2000	3
Venezuela	GOOD MORNING	Registered	231822	07-Jun-2000	9736-2000	01-Jun-2001	3
Bahrain	GOOD NIGHT’S SLEEP	Registered	20655	30-Jun-1996	1147/96	13-Oct-1999	3
Benelux	GOOD NIGHT’S SLEEP	Registered	0555949	14-Nov-1994	837,209	14-Nov-1994	3
Brazil	GOOD NIGHT’S SLEEP	Registered	818098350			16-Jun-1998	3
Canada	GOOD NIGHT’S SLEEP	Registered	536692	28-Oct-1994	767308	06-Nov-2000
Costa Rica	GOOD NIGHT’S SLEEP	Registered	91695		91993	13-Jun-1995	3
Cyprus, Republic of	GOOD NIGHT’S SLEEP	Registered	41,427	25-Nov-1994		25-Nov-1994	3
Dominican Republic	GOOD NIGHT’S SLEEP	Registered	77165		2,769	15-Apr-1995	50
Ecuador	GOOD NIGHT’S SLEEP	Registered	4973-96	30-Nov-1994	52372	22-Dec-1995	3
El Salvador	GOOD NIGHT’S SLEEP	Registered	34/44	20-Jan-1995	376-95	13-Jan-1997	3
Finland	GOOD NIGHT’S SLEEP	Registered	139647		5864/94	21-Aug-1995	3
Honduras	GOOD NIGHT’S SLEEP	Registered	62775		9721/94	06-Sep-1995	3
Hong Kong	GOOD NIGHT’S SLEEP	Registered	1998B09604	24-Nov-1994	13971/94	24-Nov-1994	3
Iceland	GOOD NIGHT’S SLEEP	Registered	667/1995	28-Dec-1994	1388/1994	29-Jun-1995	3
Ireland	GOOD NIGHT’S SLEEP	Registered	163740	17-Nov-1994	947,038	17-Nov-1994	3
Italy	GOOD NIGHT’S SLEEP	Registered	1408525	03-Apr-2000	20104539	16-Sep-2003	3
Japan	GOOD NIGHT’S SLEEP	Registered	3307873	22-Nov-1994	118558/94	16-May-1997	3
Malaysia	GOOD NIGHT’S SLEEP	Registered	9500778	24-Jan-1995		24-Jan-1995	3
Malta	GOOD NIGHT’S SLEEP	Registered	23825	06-Dec-1994		06-Nov-1994	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Mexico	GOOD NIGHT’S SLEEP	Registered	494838	17-Nov-1994	217932	17-Nov-2004	3
New Zealand	GOOD NIGHT’S SLEEP	Registered	243475	25-Nov-1994	243475	25-Nov-1994	3
Nicaragua	GOOD NIGHT’S SLEEP	Registered	28,781C.C.		9500297	19-Jun-1995	3
Oman	GOOD NIGHT’S SLEEP	Registered	10731	22-Nov-1994	10731	24-Jul-2001	3
Pakistan	GOOD NIGHT’S SLEEP	Registered	128532	25-Jan-1995	128532	25-Jan-1995	3
Paraguay	GOOD NIGHT’S SLEEP	Registered	285500		25259	21-Nov-1995	3
Peru	GOOD NIGHT’S SLEEP	Registered	14003		256,490	20-Mar-1995	3
Saudi Arabia	GOOD NIGHT’S SLEEP	Registered	352/51	06-Dec-1994	27529	25-Sep-1995	3
Singapore	GOOD NIGHT’S SLEEP	Registered	T9410247H	24-Nov-1994		24-Nov-1994	3
South Africa	GOOD NIGHT’S SLEEP	Registered	9412743	21-Nov-1994		21-Nov-1994	3
Sweden	GOOD NIGHT’S SLEEP	Registered	308645	17-Nov-1994	94-11800	16-Feb-1996	3
Thailand	GOOD NIGHT’S SLEEP	Registered	KOR33127	24-Nov-1994	276381	29-Nov-1994	3
Trinidad and Tobago	GOOD NIGHT’S SLEEP	Registered	23288	30-Nov-1994	23288	30-Nov-1994	3
Turkey	GOOD NIGHT’S SLEEP	Registered	164565			03-Nov-1995	3
Uganda	GOOD NIGHT’S SLEEP	Registered	19291	15-Dec-1994		15-Dec-1994	3
United Arab Emirates	GOOD NIGHT’S SLEEP	Registered	7354	28-Feb-1995	9,423	28-Feb-1995	3
United Kingdom	GOOD NIGHT’S SLEEP	Registered	2003499	28-Nov-1994		28-Nov-1994	3
United States of America	GOOD NIGHT’S SLEEP	Registered	2836712	12-Jun-1998	75/501,219	27-Apr-2004	3
Zimbabwe	GOOD NIGHT’S SLEEP	Registered	170994	25-Nov-1994		25-Nov-1994	3
Qatar	GOOD NIGHT’S SLEEP (WORDS(LATIN/LOCAL SCRIPT))	Registered	12527	23-Nov-1994	12527	17-Feb-2002	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Argentina	GRAND ENTRANCE	Registered	2782721	06-Apr-2015	3398954	28-Jan-2016	03 Int.
Australia	GRAND ENTRANCE	Registered	1685740	07-Apr-2015	1685740	07-Apr-2015	03 Int.
Brazil	GRAND ENTRANCE	Published		09-Apr-2015	909226300		03 Int.
Canada	GRAND ENTRANCE	Registered	934134	07-Apr-2015	1722192	07-Apr-2016	03 Int.
Chile	GRAND ENTRANCE	Registered	1184846	09-Apr-2015	1149977	06-Nov-2015	03 Int.
China (People’s Republic)	GRAND ENTRANCE	Published		15-May-2015	16956114		03 Int.
Colombia	GRAND ENTRANCE	Registered	525567	06-Apr-2015	15075830	30-Sep-2015	03 Int.
Egypt	GRAND ENTRANCE	Pending		07-Apr-2015	316357		03 Int.
European Community	GRAND ENTRANCE	Registered	13909742	02-Apr-2015	13909742	23-Jul-2015	03 Int.
Hong Kong	GRAND ENTRANCE	Registered	303364038	08-Apr-2015	303364038	08-Apr-2015	03 Int.
India	GRAND ENTRANCE	Pending		06-Apr-2015	2936427		03 Int.
Indonesia	GRAND ENTRANCE	Pending		24-Apr-2015	D002015017417		03 Int.
Israel	GRAND ENTRANCE	Pending		03-Apr-2015	276663		03 Int.
Japan	GRAND ENTRANCE	Registered	5796523	03-Apr-2015	2015-031330	02-Oct-2015	03 Int.
Korea, Republic of	GRAND ENTRANCE	Registered	40-1151692	03-Apr-2015	40201524562	31-Dec-2015	03 Int.
Lebanon	GRAND ENTRANCE	Registered	165401	08-Apr-2015	32593	17-Apr-2015
Mexico	GRAND ENTRANCE	Registered	1553155	06-Apr-2015	1596093	08-Jul-2015	03 Int.
Morocco	GRAND ENTRANCE	Pending		08-Apr-2015	166552		03 Int.
New Zealand	GRAND ENTRANCE	Registered	1017203	07-Apr-2015	1017203	12-Feb-2015	03 Int.
Norway	GRAND ENTRANCE	Registered	282470	08-Apr-2015	201504370	29-Jun-2015	03 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Panama	GRAND ENTRANCE	Published		08-Apr-2015	239807		03
Paraguay	GRAND ENTRANCE	Pending		08-Apr-2015	151442015		03 Int.
Philippines	GRAND ENTRANCE	Pending		06-Apr-2015	42015501840		03 Int.
Russian Federation	GRAND ENTRANCE	Pending		03-Apr-2015	2015709687		03 Int.
Saudi Arabia	GRAND ENTRANCE	Published		07-Apr-2015	1436013032		03 Int.
Singapore	GRAND ENTRANCE	Registered	40201505784Y	07-Apr-2015	40201505784Y	07-Apr-2015	03 Int.
South Africa	GRAND ENTRANCE	Pending		07-Apr-2015	201508918		03 Int.
Switzerland	GRAND ENTRANCE	Registered	672052	07-Apr-2015	54031/2015	16-Apr-2015	03
Taiwan	GRAND ENTRANCE	Registered	1740402	07-Apr-2015	104018246	01-Dec-2015	03 Int.
Thailand	GRAND ENTRANCE	Published		27-May-2015	987570		03 Int.
Turkey	GRAND ENTRANCE	Registered	201529555	07-Apr-2015	201529555	26-Jan-2016	03 Int.
United Arab Emirates	GRAND ENTRANCE	Pending		09-Apr-2015	230647		03 Int.
United States of America	GRAND ENTRANCE	Registered	4957064	12-Feb-2015	86533350	10-May-2016	03 Int.
Venezuela	GRAND ENTRANCE	Pending		08-Apr-2015	2015004686		03 Int.
Vietnam	GRAND ENTRANCE	Published		13-Apr-2015	4201508645		03 Int.
Kazakhstan	GREEN TEA	Registered		02-Aug-2012	59043	23-Oct-2013	3
Kazakhstan	GREEN TEA REVITALIZE	Registered	44228	02-Aug-2012	59047	17-Apr-2014	3
Hong Kong	HORSE HEAD (DEVICE)	Registered	19903023	23-Nov-1988	7542/88	23-Nov-1988	3
Argentina	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		25-Aug-2015	3435156		03
Australia	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	1716700	25-Aug-2015	1716700	25-Aug-2015	03

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Brazil	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		01-Sep-2015	909928800		03
Canada	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		25-Aug-2015	1,743,160		03
Chile	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		26-Aug-2015	1.167.965		03, 03 Int.
China (People’s Republic)	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		31-Aug-2015	17790823		03
Colombia	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered		26-Aug-2015	15-199657	18-Mar-2016	03
Egypt	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		27-Aug-2015	322355		03
European Community	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	14509186	25-Aug-2015	14509186	17-Feb-2016	03
Hong Kong	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		26-Aug-2015	303517939		03
India	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		25-Aug-2015	3044511		03
Indonesia	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		16-Sep-2015	D00 2015 040107		03
Israel	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		25-Aug-2015			03
Japan	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	5823848	25-Aug-2015	2015-081428	05-Feb-2016	03
Jordan	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	142261	27-Aug-2015	142261	27-Aug-2015	03
Korea, Republic of	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	40-1167986	25-Aug-2015	40-2015-63137	18-Mar-2016	03
Kuwait	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		27-Aug-2015	171691		03
Lebanon	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		28-Aug-2015			03
Malaysia	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		25-Aug-2016	2015064136		03
Mexico	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	1587240	25-Aug-2015	1649163	05-Nov-2015	03
New Zealand	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	1026339	25-Aug-2015	1026339	19-Aug-2015	03

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
New Zealand	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		25-Aug-2015	1026339		03
Norway	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	284651	26-Aug-2015	201510621	23-Nov-2015	03
Panama	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		28-Aug-2015	243688		03
Paraguay	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		09-Sep-2015	41430/2015		03
Philippines	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		26-Aug-2015	42015504816		03
Russian Federation	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		25-Aug-2015	2015726742		03
Saudi Arabia	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		27-Aug-2015	1436023643		03
Singapore	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	40201514866S	27-Aug-2015	40201514866S	27-Aug-2015	03
South Africa	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		25-Aug-2015	2015/23762		03
Switzerland	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Registered	677410	26-Aug-2015	60213/2015	26-Aug-2015	03
Taiwan	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		25-Aug-2015	104050324		03
Thailand	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		04-Sep-2015	1002996		03
Turkey	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		17-Sep-2015	2015/76293		03
United States of America	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		19-Aug-2015	86729640		03
Venezuela	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Pending		02-Sep-2015	2015— 12891		03
Vietnam	I HEART EIGHT HOUR (Stylized) [Horizontal Logo]	Published		26-Aug-2015	4-2015-23240		03
Australia	ILLUSION	Registered	189183	29-Jul-1964		29-Jul-1964	3
Japan	ILLUSION	Registered	3060005	05-Mar-1993	22016/93	31-Jul-1995	3
New Zealand	ILLUSION	Registered	87098	28-May-1968	87098	28-May-1968	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Peru	ILLUSION	Registered	49251		535452	16-Jun-1983	3
China (People’s Republic)	IMAGE (WORD IN LOCAL SCRIPT)	Registered	1476316	03-Sep-1999	9,900,105,023	21-Nov-2000	3
Canada	IMMUNAGE	Registered	354422	25-Nov-1986	573432	07-Apr-1989
Lebanon	IMMUNAGE	Registered	90760	03-Mar-1987		03-Mar-1987	3
United States of America	IMMUNAGE	Registered	1,439,757	28-Oct-1986	73/627,404	19-May-1987	3
Mexico	KISS THE NIGHT AWAY	Registered	603527	19-Feb-1999	364451	19-Feb-1999	3
Italy	LA PORTA ROSSA	Registered	975067	26-Feb-1971	17401 C/71	09-Jun-1994	3
United States of America	LASTING IMPRESSION	Published		11-Apr-2016	86971217		3
Australia	LET THERE BE LIGHT	Registered	856709	09-Nov-2000	856,709	03-Oct-2001	3
Austria	LET THERE BE LIGHT	Registered	193821	14-Nov-2000	AM 8269/2000	01-Feb-2001	3
Canada	LET THERE BE LIGHT	Registered	584072	31-Oct-2000	1,080,959	19-Jun-2003	3
Denmark	LET THERE BE LIGHT	Registered	VR2001/02424	13-Nov-2000	VA 2000 04763	07-Jun-2001	3
Finland	LET THERE BE LIGHT	Registered	221961	15-Nov-2000	T200003827	15-Oct-2001	3
France	LET THERE BE LIGHT	Registered	003064131			13-Nov-2000	3
Germany	LET THERE BE LIGHT	Registered	30082900	10-Nov-2000	30082900.0/03	31-Jul-2001	3
Hong Kong	LET THERE BE LIGHT	Registered	2002B02179	17-Nov-2000	25302/2000	25-Feb-2002	3
Italy	LET THERE BE LIGHT	Registered	920746	16-Nov-2000	MI2000C 012587	01-Dec-2003	3
Japan	LET THERE BE LIGHT	Registered	4521065	15-Nov-2000	2000/123610	09-Nov-2001	3
Korea, Republic of	LET THERE BE LIGHT	Registered	516447	20-Nov-2000	2000-53759	29-Mar-2002	3
New Zealand	LET THERE BE LIGHT	Registered	627259	16-Nov-2000	627259	16-Nov-2000	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Norway	LET THERE BE LIGHT	Registered	209705	15-Nov-2000	200014017	02-Aug-2001	3
Singapore	LET THERE BE LIGHT	Registered	T00/20399B	23-Nov-2000	T00/20399B	23-Nov-2000	3
South Africa	LET THERE BE LIGHT	Registered	2000/23282	21-Nov-2000	2000/23282	29-Mar-2006	3
Spain	LET THERE BE LIGHT	Registered	2358267	17-Nov-2000	2358267	22-Oct-2001	3
Switzerland	LET THERE BE LIGHT	Registered	484139	09-Nov-2000	13364/2000	27-Apr-2001	3
United Kingdom	LET THERE BE LIGHT	Registered	2252287	10-Nov-2000	2252287	27-Apr-2001	3
United States of America	LET THERE BE LIGHT	Registered	2,613,354	16-Oct-2000	76/147,571	27-Aug-2002	3
Japan	LIP LIP HOORAY	Registered	4,353,671	25-Dec-1998	111495/98	21-Jan-2000	3
Cambodia	LIP SPA	Registered	1980	09-Nov-1992	1982	04-Dec-1992	3
Canada	LIP SPA	Registered	396735	07-Jan-1991	673,360	03-Apr-1992	3
Peru	LIP SPA	Registered	101149		185532	28-Dec-1992	3
Singapore	LIP SPA	Registered	4509/91			03-May-1991	3
South Africa	LIP SPA	Registered	92/9470	04-Nov-1992		04-Nov-1992	3
United Kingdom	LIP SPA	Registered	1452601	11-Jan-1991		11-Jan-1991	3
Ireland	LIPFIX	Registered	115062	28-Jan-1983	830258	28-Jan-1983	3
Austria	LIP-FIX	Registered	103720	26-Jan-1983	AM 238/83	30-Sep-1983	3
Benelux	LIP-FIX	Registered	386736	24-Jan-1983	48231	24-Jan-1983	3
Brazil	LIP-FIX	Registered	811086887			11-Sep-1984	3
Canada	LIP-FIX	Registered	308608	07-Feb-1983	498437	22-Nov-1985
Colombia	LIP-FIX	Registered	116,032			03-Mar-1986	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Costa Rica	LIP-FIX	Registered	63223			07-Feb-1984	3
Curacao	LIP-FIX	Registered	09606	07-Feb-2010	VD300169	19-Feb-2003	3
Curacao	LIP-FIX	Pending	08167	02-Jul-2013	svd13090
Denmark	LIP-FIX	Registered	232/1984	27-Jan-1983	464/1983	13-Jan-1984	3
Dominican Republic	LIP-FIX	Registered	35463	05-Sep-1983		09-Jun-1983	50
Ecuador	LIP-FIX	Registered	1271			29-Nov-1983	3
Finland	LIP-FIX	Registered	90561	26-Jan-1983	542/83	05-Nov-1984	3
Germany	LIP-FIX	Registered	1076134	07-Mar-1985	E 24949/3 WZ	18-Apr-1985	3
Guatemala	LIP-FIX	Registered	48019			17-May-1984	3
Honduras	LIP-FIX	Registered	44298			07-Feb-1985	3
Indonesia	LIP-FIX	Registered	IDM000013213	10-Feb-1983		10-Feb-1983	3
Israel	LIP-FIX	Registered	83994	05-Jul-1992		05-Oct-1995	3
Italy	LIP-FIX	Registered	0001531510	15-Feb-1983	MI2013C001259	27-Oct-1986	3
Jamaica	LIP-FIX	Registered	23441	01-Feb-1983	B 3/1936	01-Feb-1983	3
Kuwait	LIP-FIX	Registered	16464	31-Jan-1985	17,616	31-Jan-1985	3
Lebanon	LIP-FIX	Registered	149045	19-May-1983		19-May-1983	3
Malaysia	LIP-FIX	Registered	MB098826			28-Feb-1983	3
Mexico	LIP-FIX	Registered	292660	21-Feb-1983		28-Sep-1983	3
Netherlands Antilles	LIP-FIX	Registered	2693	10-Feb-1983	D-8304	31-Dec-2001
Nicaragua	LIP-FIX	Registered	16643 C.C.			16-Aug-1985	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Nicaragua	LIP-FIX	Registered	15635CC			22-Nov-1983	5
Panama	LIP-FIX	Registered	36546	28-Aug-1984	36546	28-Mar-1985	3
Paraguay	LIP-FIX	Registered	259777		1329438	12-Jul-1983	3
Peru	LIP-FIX	Registered	49272		535460	02-Jun-1983	3
Portugal	LIP-FIX	Registered	219815			22-Dec-1988	3
South Africa	LIP-FIX	Registered	83/0516	26-Jan-1983		26-Jan-1983	3
Spain	LIP-FIX	Registered	1029534	18-Feb-1983		29-May-1985	3
St. Maarten	LIP-FIX	Registered	08167	07-Feb-2013		19-Feb-2003	2
Sweden	LIP-FIX	Registered	189581	27-Jan-1983	8300520	30-Dec-1983	3
Switzerland	LIP-FIX	Registered	323604			27-Jan-1983	3
Taiwan	LIP-FIX	Registered	217480			01-Aug-1983	6
Thailand	LIP-FIX	Registered	KOR2371	22-Feb-1983	239898	22-Feb-1983	3
Turkey	LIP-FIX	Registered	76209			31-Jan-1983	3
United States of America	LIP-FIX	Registered	1287568	10-Jan-1983	73/408,937	31-Jul-1984	3
Uruguay	LIP-FIX	Registered	464.901			07-Jun-1985	3
Greece	LIP-FIX CREME	Registered	78896	10-Jan-1985	78,896	17-May-1990	3
Zanzibar	LIPTALKERS	Registered	27998	22-Sep-1998		22-Sep-1998	3
Argentina	LUMIFLECT	Registered	2781167	27-Mar-2015	3397170	14-Jan-2016	01 Int.
Australia	LUMIFLECT	Registered	1683739	26-Mar-2015	1683739	02-Oct-2015	01 Int., 03 Int.
Brazil	LUMIFLECT	Published		02-Apr-2015	909205914		01 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Brazil	LUMIFLECT	Published		02-Apr-2015	909206007		03 Int.
Canada	LUMIFLECT	Registered	933915	26-Mar-2015	1721009	06-Apr-2016	01 Int.
Chile	LUMIFLECT	Registered	1184842	27-Mar-2015	1148472	06-Nov-2015	01 Int., 03 Int.
China (People’s Republic)	LUMIFLECT	Published		08-May-2015	16899802		01 Int., 03 Int.
China (People’s Republic)	LUMIFLECT	Published		08-May-2015	16899801		03 Int.
Colombia	LUMIFLECT	Registered	48534	26-Mar-2015	15069767	31-Jul-2015	03 Int., 01 Int.
Colombia	LUMIFLECT	Registered	523216	26-Mar-2015	15069756	25-Aug-2015	03 Int.
Egypt	LUMIFLECT	Pending		19-Apr-2015	316849		01 Int.
Egypt	LUMIFLECT	Pending		19-Apr-2015	316850		03 Int.
European Community	LUMIFLECT	Registered	13877584	26-Mar-2015	13877584	13-Aug-2015
Hong Kong	LUMIFLECT	Registered	303350790	27-Mar-2015	303350790	23-Sep-2015	01 Int., 03 Int.
India	LUMIFLECT	Pending		26-Mar-2015	2933692		01 Int., 03 Int.
Indonesia	LUMIFLECT	Pending		13-Apr-2015	D00 2015 015418		01 Int., 03 Int.
Israel	LUMIFLECT	Pending		26-Mar-2015	273454		01 Int., 03 Int.
Japan	LUMIFLECT	Registered	5795241	27-Mar-2015	2015-028236	02-Oct-2015
Korea, Republic of	LUMIFLECT	Registered	40-1160778	27-Mar-2015	40-2015-22720	16-Feb-2016	01 Int., 03 Int.
Lebanon	LUMIFLECT	Registered	165367	31-Mar-2015	32318	15-Apr-2015	01 Int., 03 Int.
Malaysia	LUMIFLECT	Registered	2015055244	02-Apr-2015	2015055244	02-Apr-2015	01
Malaysia	LUMIFLECT	Published		02-Apr-2015	2015055246		03
Mexico	LUMIFLECT	Registered	1554413	16-Apr-2015	1600213	14-Jul-2015	01 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Mexico	LUMIFLECT	Registered	1553185	21-Apr-2015	1601602	08-Jul-2015	03 Int.
Morocco	LUMIFLECT	Pending		13-Apr-2015	166633		01 Int., 03 Int.
New Zealand	LUMIFLECT	Registered	1016515	15-Jan-2015	1016515	29-Sep-2015	01 Int., 03 Int.
Norway	LUMIFLECT	Registered	282357	27-Mar-2015	201503852	22-Jun-2015	01 Int.
Panama	LUMIFLECT	Published		17-Apr-2015	240084		01 Int., 03 Int.
Paraguay	LUMIFLECT	Published		30-Mar-2015	142742015		03 Int.
Paraguay	LUMIFLECT	Pending		30-Mar-2015	14271/2015		01 Int.
Philippines	LUMIFLECT	Pending		27-Mar-2015	42015501706		01 Int., 03 Int.
Russian Federation	LUMIFLECT	Pending		25-Jan-2015	2015708440		01 Int., 03 Int.
Saudi Arabia	LUMIFLECT	Published		29-Mar-2015	1436012369		01 Int.
Saudi Arabia	LUMIFLECT	Published		29-Mar-2015	1436012370		03 Int.
Singapore	LUMIFLECT	Registered	40201506256T	14-Apr-2015	40201506256T	24-Nov-2014	01 Int.
South Africa	LUMIFLECT	Pending		27-Mar-2015	2015083923		3
South Africa	LUMIFLECT	Pending		27-Mar-2015	201508392		1
Switzerland	LUMIFLECT	Registered	678850	27-Mar-2015	537022015	06-Oct-2015	01 Int.
Taiwan	LUMIFLECT	Registered	1754158	27-Mar-2015	104016671	01-Feb-2016	01 Int., 03 Int.
Thailand	LUMIFLECT	Published		09-Apr-2015	981713		01 Int.
Thailand	LUMIFLECT	Published		09-Apr-2015	981714		3
Turkey	LUMIFLECT	Published		03-Apr-2015	201528648		01 Int., 03 Int.
United Arab Emirates	LUMIFLECT	Published		31-Mar-2015	230103		03 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
United Arab Emirates	LUMIFLECT	Published		31-Mar-2015	230102		01 Int.
United States of America	LUMIFLECT	Published		15-Jan-2015	86/504032		03 Int.
Venezuela	LUMIFLECT	Pending		06-Apr-2015	2015004575		03 Int.
Venezuela	LUMIFLECT	Pending		06-Apr-2015	2015004576		01 Int.
Vietnam	LUMIFLECT	Published		21-Apr-2015	4201509718		01 Int., 03 Int.
Switzerland	MAN ON HORSE (DEVICE)	Registered	286583			06-Jan-1977	3, 8, 21
Switzerland	MAN ON HORSE (DEVICE)	Registered	287984			06-Apr-1977	3, 5
Azerbaijan	MEDITERRANEAN	Registered	2013 1596	09-Aug-2012	20121181	14-Jan-2014	3
Argentina	MILLENIUM	Registered	2446397	06-Sep-1999	2239096	16-Dec-1999	3
Australia	MILLENIUM	Registered	333555	30-May-1979	333555	30-May-1979	3
Benelux	MILLENIUM	Registered	358,518	30-May-1979	42,248	30-May-1979	3
Benelux	MILLENIUM	Registered	647188	17-Mar-1999	934481	17-Mar-1999	3
Bermuda	MILLENIUM	Published		21-Sep-1999	31,082		3
Canada	MILLENIUM	Registered	252764	29-May-1979	440,205	14-Nov-1980
China (People’s Republic)	MILLENIUM	Registered	267083			30-Oct-1986	3
Ecuador	MILLENIUM	Registered	4921			07-Oct-1981
El Salvador	MILLENIUM	Registered	40/86			26-Nov-1980	127
Finland	MILLENIUM	Registered	79522	30-May-1979	2827/79	20-Nov-1981	3
Germany	MILLENIUM	Registered	1001982	29-May-1979	E 20843/3 WZ	14-May-1980	3
Greece	MILLENIUM	Registered	100,585	06-Sep-1990	100,585	17-Jan-1994	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Hong Kong	MILLENIUM	Registered	19800108	27-Jun-1979	1354/79	27-Jun-1979	3
India	MILLENIUM	Registered	358,050	01-Feb-1980		01-Feb-1980	3
Indonesia	MILLENIUM	Registered	484933	07-Jun-2000	D0012099	01-Aug-2001	3
Indonesia	MILLENIUM	Registered	265706	20-Jul-1979		18-Feb-1991	3
Ireland	MILLENIUM	Registered	97366	12-Dec-1979	NONE	12-Dec-1979	3
Israel	MILLENIUM	Registered	128605	21-Jun-1999		06-Apr-2000	3
Italy	MILLENIUM	Registered	0001252606	11-Jun-1979	MI2009C002746	24-Oct-1985	3
Korea, Republic of	MILLENIUM	Registered	69086		70-2000-240	20-May-1980	3
Lebanon	MILLENIUM	Registered	157027	03-Jul-1999		03-Jul-1999	3
Mexico	MILLENIUM	Registered	228658	02-Jul-1979		23-Aug-1979	3
Morocco	MILLENIUM	Registered	70127			28-Jun-1999	3
New Zealand	MILLENIUM	Registered	128235	28-May-1979	128235	28-May-1979	3
Nicaragua	MILLENIUM	Registered	45952 C.C.	25-Jun-1999	99-02164	04-Jan-2001	3
Norway	MILLENIUM	Registered	106254		791,513	09-Oct-1980	3
Oman	MILLENIUM	Registered	20400	20-Jun-1999	20,400	06-Oct-2003	3
Panama	MILLENIUM	Registered	101767/01	22-Jun-1999	101767	22-Jul-1999	3
Peru	MILLENIUM	Registered	26337		256,616	18-Dec-1979	3
Portugal	MILLENIUM	Registered	202876			19-Sep-1986	3
Singapore	MILLENIUM	Registered	81441	30-Jul-1979	81441	30-Jul-1979	3
Spain	MILLENIUM	Registered	912329	19-Jun-1979		23-Jul-1988	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Sweden	MILLENIUM	Registered	170262	29-May-1979	79-2910	07-Dec-1979	3
Switzerland	MILLENIUM	Registered	P-301025			06-Jun-1979	3
Taiwan	MILLENIUM	Registered	133651	21-Jan-1980	069001603	01-Jun-1980	6
Thailand	MILLENIUM	Registered	KOR97466	06-Jun-1979	388,107	06-Jun-1989	3
United Arab Emirates	MILLENIUM	Registered	27628	28-Jul-1999	32,373	28-Jul-1999	3
Uruguay	MILLENIUM	Registered	402590			26-Jul-1989	3
Zanzibar	MILLENIUM	Registered	38899	10-Aug-1999	36199	10-Aug-1999	48
Antigua and Barbuda	MILLENIUM ENERGIST	Registered	5649	24-May-2000		19-Sep-2000	48
Argentina	MILLENIUM ENERGIST	Registered	1816715	17-Sep-1999	2241554	23-Jan-2001	3
Aruba	MILLENIUM ENERGIST	Registered	20571	10-May-2000	IM-00510.15	10-May-2000	3
Australia	MILLENIUM ENERGIST	Registered	808375	24-Sep-1999	808,375	24-Sep-1999	3
Austria	MILLENIUM ENERGIST	Registered	184997	08-Sep-1999	AM5717/99	29-Oct-1999	3
Bahamas	MILLENIUM ENERGIST	Registered	22707	16-May-2000	22707	16-May-2000	3
Barbados	MILLENIUM ENERGIST	Registered	81/15483	05-May-2000	NONE	30-May-2001	3
Benelux	MILLENIUM ENERGIST	Registered	0659673	08-Sep-1999	0945693	08-Sep-1999	3
Bermuda	MILLENIUM ENERGIST	Registered	31796	17-May-2000	31796	23-May-2000	3
Canada	MILLENIUM ENERGIST	Registered	567007	13-Aug-1999	1025699	06-Sep-2002	3
Cayman Islands	MILLENIUM ENERGIST	Registered	2207979			08-Sep-1999	3
China (People’s Republic)	MILLENIUM ENERGIST	Registered	1468445	13-Sep-2000	9,900,109,139	07-Nov-2000	3
Costa Rica	MILLENIUM ENERGIST	Registered	266-7978	18-May-2000	3921/2000	23-Jan-2001	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Cyprus, Republic of	MILLENIUM ENERGIST	Registered	56433	15-Apr-2000	56,433	15-Apr-2000	3
Denmark	MILLENIUM ENERGIST	Registered	VR 2000 01214	07-Sep-1999	VA 1999 03649	07-Mar-2000	3
Dominican Republic	MILLENIUM ENERGIST	Registered	113998	15-May-2000	NONE	30-Jul-2000	3
Ecuador	MILLENIUM ENERGIST	Registered	2024	12-May-2000	103,970	15-Feb-2001	3
El Salvador	MILLENIUM ENERGIST	Registered	83/131	29-May-2000	E-3957-00	31-May-2001	3
France	MILLENIUM ENERGIST	Registered	99811345	08-Sep-1999	99/811345	08-Sep-1999	3
Germany	MILLENIUM ENERGIST	Registered	39954663	06-Sep-1999	399546634	23-Feb-2000	3
Haiti	MILLENIUM ENERGIST	Registered	10/128			23-Jan-2001	3
Honduras	MILLENIUM ENERGIST	Registered	80301	19-May-2000	7290/2000	28-Dec-2000	3
India	MILLENIUM ENERGIST	Registered	925527	17-May-2000	925,527	11-Jan-2005	3
Indonesia	MILLENIUM ENERGIST	Registered	479025	12-Jun-2000	D00 12517	07-Jun-2001	3
Ireland	MILLENIUM ENERGIST	Registered	214901	06-Sep-1999	993,093	06-Sep-1999	3
Israel	MILLENIUM ENERGIST	Registered	137538	11-May-2000	NONE	31-Dec-2000	3
Italy	MILLENIUM ENERGIST	Registered	0001252605	14-Sep-1999	MI2009C002745	11-Apr-2003	3
Japan	MILLENIUM ENERGIST	Registered	4,406,400	08-Sep-1999	81276/99	04-Aug-2000	3
Korea, Republic of	MILLENIUM ENERGIST	Registered	484571	21-Sep-1999	40-1999-35586	29-Dec-2000	3
Malta	MILLENIUM ENERGIST	Registered	31663	03-May-2000	31,663	15-May-2000	3
Nicaragua	MILLENIUM ENERGIST	Registered	50647	06-Jun-2000	2000-02742	21-Aug-2001	3
Oman	MILLENIUM ENERGIST	Registered	22591	22-May-2000	22,591	09-Jun-2004	3
Paraguay	MILLENIUM ENERGIST	Registered	234004	12-May-2000	10,909/2000	10-Apr-2001	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Peru	MILLENIUM ENERGIST	Registered	65043		105,560	25-Jul-2000	3
Puerto Rico	MILLENIUM ENERGIST	Registered	47920	13-Jun-2000	NONE	30-Jul-2001	3
Saudi Arabia	MILLENIUM ENERGIST	Registered	553/30	22-May-2000	64590	06-Dec-2000	3
Singapore	MILLENIUM ENERGIST	Registered	T99/11354J	09-Oct-1999	T99/11354J	09-Oct-1999	3
South Africa	MILLENIUM ENERGIST	Registered	99/16559	09-Sep-1999	99/16559	11-Apr-2003	3
Spain	MILLENIUM ENERGIST	Registered	2262518	08-Oct-1999	2262518	05-Sep-2000	3
Sweden	MILLENIUM ENERGIST	Registered	347012	06-Sep-1999	99-06232	21-Jun-2001	3
Switzerland	MILLENIUM ENERGIST	Registered	470203			07-Sep-1999	3
Taiwan	MILLENIUM ENERGIST	Registered	927127	23-Sep-1999	88047291	01-Nov-2000	3
Trinidad and Tobago	MILLENIUM ENERGIST	Registered	30705	10-May-2000	30705	20-Dec-2000	3
United Arab Emirates	MILLENIUM ENERGIST	Registered	32570	18-Jul-2000	37,458	18-Jul-2000	3
United Kingdom	MILLENIUM ENERGIST	Registered	2,207,979	08-Sep-1999		08-Sep-1999	3
Uruguay	MILLENIUM ENERGIST	Registered	322552	09-May-2000	322552	09-Nov-2000	3
Venezuela	MILLENIUM ENERGIST	Registered	231615	24-May-2000	8675-00	06-Jun-2001	3
Taiwan	MILLENIUM IN CHINESE CHARACTERS (PRONOUNCED YIN-CHI)	Registered	940865	05-Oct-1999	88048884	16-May-2001	3
Canada	MINERAL SPA	Registered	223912	21-Jul-1976	400,446	28-Oct-1977	3
France	NEW HORSE ARDEN FOR MEN (DEVICE)	Registered	1476711	01-Feb-1978	268191	01-Feb-1978	3
Israel	NEW RED DOOR (DEVICE)	Published		28-Oct-2011	241678		03 Int.
Qatar	NEW RED DOOR (DEVICE)	Registered	71118	30-Oct-2011	71118	07-Jul-2014	3
Saudi Arabia	NEW RED DOOR (DEVICE)	Registered	143212593	31-Oct-2011	174115	23-Aug-2013	03

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Trinidad and Tobago	NEW RED DOOR (DEVICE)	Registered	44905	10-Feb-2012	44905	20-Mar-2013	03
Vietnam	NEW RED DOOR (DEVICE)	Registered	226899	13-Aug-2012	4-2012-17788	24-Jun-2014	3
African Intellectual Property Organization (OAPI)	NEW RED DOOR DEVICE	Registered	71833	13-Dec-2011	3201103094	30-Nov-2012	3
Armenia	NEW RED DOOR DEVICE	Registered	20241	03-Aug-2012	20121044	02-Aug-2013	3
Australia	NEW RED DOOR DEVICE	Registered	1456385	28-Oct-2011	1456385	28-Nov-2011	3
Azerbaijan	NEW RED DOOR DEVICE	Registered	20140044	09-Aug-2012	20121176	14-Jan-2014	3
Bangladesh	NEW RED DOOR DEVICE	Pending		31-Oct-2011	148188
Botswana	NEW RED DOOR DEVICE	Registered	BW/M/2011/00854	04-Nov-2011	BWM201100854	04-Nov-2011	3
Brazil	NEW RED DOOR DEVICE	Registered	831145145	28-Oct-2011	831145145	16-Dec-2014	3
Canada	NEW RED DOOR DEVICE	Registered	TMA869415	28-Oct-2011	1549859	20-Jan-2014	3
China (People’s Republic)	NEW RED DOOR DEVICE	Registered	10128642	31-Oct-2011	10128642	13-Apr-2013	3
Colombia	NEW RED DOOR DEVICE	Registered	454907	28-Oct-2011	2011146560	17-Aug-2012	3
Ecuador	NEW RED DOOR DEVICE	Registered	602812			13-Aug-2011	3
Ethiopia	NEW RED DOOR DEVICE	Registered	FTM/0059/13	12-Apr-2012	FTM0014513	12-May-2012	3
European Community	NEW RED DOOR DEVICE	Registered	010815199	17-Apr-2012	010815199	15-Sep-2012	3, 35, 44
Honduras	NEW RED DOOR DEVICE	Registered	121200	03-Feb-2012	39682012	30-Aug-2012	3
Hong Kong	NEW RED DOOR DEVICE	Registered	302081637	10-Nov-2011	302081637	05-Apr-2012	3
Iceland	NEW RED DOOR DEVICE	Registered	242012	28-Oct-2011	30082011	02-Feb-2012	3
India	NEW RED DOOR DEVICE	Published		28-Mar-2012	2307178		3
Jamaica	NEW RED DOOR DEVICE	Registered	59165	28-Oct-2011	059165	28-Oct-2011	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Japan	NEW RED DOOR DEVICE	Registered	5515758	31-Oct-2011	2011078064	17-Aug-2012	3
Jordan	NEW RED DOOR DEVICE	Registered	122999	06-Mar-2012	122999	03-Mar-2013	3
Kazakhstan	NEW RED DOOR DEVICE	Registered	44226	02-Aug-2012	59039	17-Apr-2014	3
Kenya	NEW RED DOOR DEVICE	Pending		18-Nov-2011	73225		3
Korea, Republic of	NEW RED DOOR DEVICE	Registered	40953998	11-Nov-2011	40201163054	18-Feb-2013	3
Kuwait	NEW RED DOOR DEVICE	Registered	125031	31-Oct-2011	125031	15-May-2013	3
Lebanon	NEW RED DOOR DEVICE	Registered	141260	28-Feb-2012	141260	28-Feb-2012	3
Lesotho	NEW RED DOOR DEVICE	Registered	LSM1100386	10-Nov-2011	LSM1100386	15-May-2013	3
Liberia	NEW RED DOOR DEVICE	Registered	LRM201200196	17-Oct-2012	LR/M/2012/00196	31-Oct-2012	3
Mexico	NEW RED DOOR DEVICE	Registered	1277594	31-Oct-2011	1223977	30-Mar-2012	3
Morocco	NEW RED DOOR DEVICE	Published		29-Dec-2011	141930		3
Mozambique	NEW RED DOOR DEVICE	Registered	20157/2011	04-Nov-2011	201562011	17-Sep-2013	3
Namibia	NEW RED DOOR DEVICE	Published		09-Dec-2011	20111618		3
Nigeria	NEW RED DOOR DEVICE	Published		14-Nov-2011	F/TM/2011/18473		3
Norway	NEW RED DOOR DEVICE	Registered	264042	28-Oct-2011	201112306	17-Feb-2012	3
Oman	NEW RED DOOR DEVICE	Registered	73461	25-Mar-2012	73461	05-Mar-2013	3
Paraguay	NEW RED DOOR DEVICE	Registered	369582	28-Oct-2011	1146491	28-Sep-2012	3
Peru	NEW RED DOOR DEVICE	Registered	188634		484100	11-Jun-2012	3
Philippines	NEW RED DOOR DEVICE	Registered	42011501639	28-Oct-2011	42011501639	28-Jun-2012	3
Saudi Arabia	NEW RED DOOR DEVICE	Published		31-Oct-2011	174115		3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Singapore	NEW RED DOOR DEVICE	Registered	T1116949I	30-Nov-2011	T1116949I	30-Nov-2011	3
South Africa	NEW RED DOOR DEVICE	Registered	201127463	25-Oct-2011	201127463	28-Oct-2013	3
Swaziland	NEW RED DOOR DEVICE	Registered	4922011	09-Nov-2011	4922011	09-Nov-2011	3
Switzerland	NEW RED DOOR DEVICE	Registered	626339	28-Oct-2011	621082011	28-Feb-2012	3
Taiwan	NEW RED DOOR DEVICE	Registered	1526604			16-Jul-2012	3
Thailand	NEW RED DOOR DEVICE	Registered	kh3533410	24-Aug-2009	34642	30-Sep-2010	3
Trinidad and Tobago	NEW RED DOOR DEVICE	Published		10-Feb-2012	44905		3
Turkey	NEW RED DOOR DEVICE	Registered	201189845	03-Nov-2011		05-Feb-2013	3
Vietnam	NEW RED DOOR DEVICE	Registered	226899	13-Aug-2012	4201217788	24-Jun-2014	3
Yemen, Republic of	NEW RED DOOR DEVICE	Registered	56838	30-Oct-2011	56838	30-Oct-2011	3
Zambia	NEW RED DOOR DEVICE	Published	10932011	07-Nov-2011	10932011		3
Zanzibar	NEW RED DOOR DEVICE	Pending		15-Nov-2011	5352011		3
Zimbabwe	NEW RED DOOR DEVICE	Published		09-Nov-2012	133511		3
Canada	OPEN FOR BEAUTY	Registered	618062	05-Feb-2002	1,130,266	30-Aug-2004	3
China (People’s Republic)	OPEN FOR BEAUTY	Registered	3098373	19-Feb-2002	3098373	28-May-2003	3
Korea, Republic of	OPEN FOR BEAUTY	Registered	40562978	09-Feb-2002	40-2002-7185	17-Oct-2003	3
United States of America	OUTSMART THE CITY	Published		26-Feb-2016	86920733		3
South Africa	OVERNIGHT	Registered	B844636	23-May-1984		23-May-1984	3
South Africa	OVERNIGHT	Registered	B 84/4637	23-May-1984		23-May-1984	5
Italy	OVERNIGHT SUCCESS	Registered	697979	26-Jul-1984	7217 C/94	26-Jul-1984	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Trinidad and Tobago	OVERNIGHT SUCCESS	Registered	24723	03-Nov-1995	24723	03-Nov-1995	3
United States of America	OVERNIGHT SUCCESS	Published		18-Nov-2015	86824747		03
Canada	PARFUM INTERNATIONAL	Registered	381554	15-May-1989	631,003	15-May-1991
Canada	PEEL & REVEAL	Registered	593402	24-Nov-2000	1,080,958	29-Oct-2003	3
China (People’s Republic)	PEEL AND REVEAL	Registered	1720304	21-Dec-2000	2000200956	28-Feb-2002	3
France	PEEL AND REVEAL	Registered	3061727	31-Oct-2000	306,172,700	31-Oct-2000	3
Italy	PEEL AND REVEAL	Registered	920019	06-Nov-2000	MI2000 C012113	28-Nov-2003	3
Japan	PEEL AND REVEAL	Registered	4511884	02-Nov-2000	119241/2000	05-Oct-2001	3
Korea, Republic of	PEEL AND REVEAL	Registered	516457	17-Nov-2000	2000-53447	29-Mar-2002	3
Singapore	PEEL AND REVEAL	Registered	T00/19375Z	02-Nov-2000	T00/19375Z	02-Nov-2000	3
Taiwan	PEEL AND REVEAL	Registered	986989	08-Nov-2000	89,064,867	27-Feb-2002	3
United Kingdom	PEEL AND REVEAL	Registered	2252141	09-Nov-2000	2252141	09-Nov-2000	3
United States of America	PEEL AND REVEAL	Registered	2,599,079	13-Oct-2000	76/147,051	23-Jul-2002	3
Canada	PERFECTLY SATIN	Published		17-Mar-2014	1668197		03 Int.
European Community	PERFECTLY SATIN	Registered	12697141	14-Mar-2014	012697141	28-Nov-2014	03 Int.
United States of America	PERFECTLY SATIN	Registered	4749190	14-Mar-2014	86/221152	02-Jun-2015	03 Int.
Philippines	PRETTY ELIZABETH ARDEN	Registered	42012501952	27-Jul-2012	42012501952	13-Dec-2012	3
Singapore	PRETTY ELIZABETH ARDEN	Registered	T1002688J			05-Mar-2010	3
United States of America	PRETTY HOT	Registered	4221813	06-Mar-2012	85561151	09-Oct-2012	3
Argentina	PRETTY HOT ELIZABETH ARDEN	Registered	2411456	05-Mar-2010	2983522	03-Dec-2010	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Australia	PRETTY HOT ELIZABETH ARDEN	Registered	1348783	04-Mar-2010	1348783	07-Sep-2010	3
Brazil	PRETTY HOT ELIZABETH ARDEN	Registered	830661832		830661832	28-Jan-2014
Canada	PRETTY HOT ELIZABETH ARDEN	Registered	845618	03-Mar-2010	1471715	08-Mar-2013	3
China (People’s Republic)	PRETTY HOT ELIZABETH ARDEN	Registered	1033719			10-Mar-2010	3
European Community	PRETTY HOT ELIZABETH ARDEN	Registered	1033719			10-Mar-2010	3
Hong Kong	PRETTY HOT ELIZABETH ARDEN	Registered	301555542	04-Mar-2010	301555542	02-Jul-2010	3
India	PRETTY HOT ELIZABETH ARDEN	Published		21-Jun-2010	1982649		3
Japan	PRETTY HOT ELIZABETH ARDEN	Registered	1033719			10-Mar-2010	3
Korea, Republic of	PRETTY HOT ELIZABETH ARDEN	Registered	1033719			10-Mar-2010	3
Mexico	PRETTY HOT ELIZABETH ARDEN	Registered	1170338	05-Mar-2010	1072485	27-Jul-2010	3
New Zealand	PRETTY HOT ELIZABETH ARDEN	Registered	820645	07-Jan-2010	820465	07-Jan-2010	3
Norway	PRETTY HOT ELIZABETH ARDEN	Registered	1033719			10-Mar-2010	3
Panama	PRETTY HOT ELIZABETH ARDEN	Registered	191047	22-Jun-2010	191047	22-Jun-2010	3
Russian Federation	PRETTY HOT ELIZABETH ARDEN	Registered	1033719			10-Mar-2010	3
Serbia	PRETTY HOT ELIZABETH ARDEN	Registered	1033719			10-Mar-2010	3
Taiwan	PRETTY HOT ELIZABETH ARDEN	Registered	1431733	01-Oct-2010	099009954	01-Oct-2010	3
United Arab Emirates	PRETTY HOT ELIZABETH ARDEN	Registered	158409	14-Mar-2010	77/906777	27-Oct-2011	3
Hong Kong	PREVAGE IN CHINESE CHARACTERS	Registered	15144	20-Jan-2003	15144	20-Jan-2003	5
Hong Kong	PREVAGE IN CHINESE CHARACTERS	Registered	200207295	12-May-2001	200207295	05-Dec-2001	5
Chile	PROVOCATION	Registered	865653	15-Jun-1999	451671	20-Sep-1999	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Ecuador	PROVOCATION	Registered	302690	06-Feb-1989		14-Jun-1990	3
Honduras	PROVOCATION	Registered	51366	06-Feb-1989		12-Sep-1989
Honduras	PROVOCATIVE	Registered	111320	04-May-2004	7953-04	21-Jan-2010
Mexico	PROVOCATIVE	Registered	810354	20-Feb-2003	589126	17-Oct-2003	3
Nicaragua	PROVOCATIVE	Registered	38248 C.C.			07-Aug-1998
Philippines	PROVOCATIVE	Registered	42012501953	27-Jul-2012	42012501953	13-Dec-2012	3
United States of America	PROVOCATIVE	Registered	3046813	19-Sep-2003	78/302723	17-Jan-2006	3
United States of America	PROVOCATIVE INTERLUDE	Registered	3101793	02-Jun-2004	78/428536	06-Jun-2006	3
China (People’s Republic)	REALIZE	Registered	5244553	27-Mar-2006	5244553	28-Sep-2009	3
Hong Kong	REALIZE	Registered	200207679	17-Dec-2001	2001/20300	19-Jun-2002	3
Albania	RED DOOR	Registered	574131			23-Jul-1991	3
Andorra	RED DOOR	Registered	27046			13-Feb-2009	3
Antigua and Barbuda	RED DOOR	Registered	5965	07-May-1993		11-Oct-1993	48
Armenia	RED DOOR	Registered	20963	17-Aug-2012	20121117	03-Feb-2014	3
Australia	RED DOOR	Registered	505551	27-Feb-1989	505551	27-Feb-1989	3
Austria	RED DOOR	Registered	134528	08-Feb-1989	AM 513/89	04-Feb-1991	3
Azerbaijan	RED DOOR	Registered	971712		3,319	28-Oct-1997	3
Azerbaijan	RED DOOR	Registered	2014 0047	09-Aug-2012	20121178	14-Jan-2014	3
Bahamas	RED DOOR	Registered	15866	30-Jun-1993		30-Jun-1993	48
Bahrain	RED DOOR	Registered	13514	12-Aug-1990	519/90	12-Aug-1990	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Barbados	RED DOOR	Registered	81/6863			09-Jun-1998	3
Belize	RED DOOR	Registered	454007	03-Apr-2007	07004540	11-Sep-2007	3, 44
Benelux	RED DOOR	Registered	461779	11-Apr-1989	66882	11-Apr-1989	3
Bermuda	RED DOOR	Registered	21124	05-Nov-1990		05-Nov-1990	3
Bolivia	RED DOOR	Registered	78416			02-Oct-1990	3
Brazil	RED DOOR	Registered	816683689			11-Jan-1994	3
Brunei Darussalam	RED DOOR	Registered	16570	23-Sep-1989	19243	23-Sep-1989	3
Cambodia	RED DOOR	Registered	KH1982	09-Nov-1992	1984	04-Dec-1992	3
Canada	RED DOOR	Registered	399499	07-Apr-1989	629,641	26-Jun-1992	3
Canada	RED DOOR	Published		24-May-2012	1579072
Cayman Islands	RED DOOR	Registered	1377183	17-Mar-1989	NONE	17-Mar-1989	3
Chile	RED DOOR	Registered	934324		176420	06-Sep-1991	3
China (People’s Republic)	RED DOOR	Registered	514687		8,913,388	20-Mar-1990	3
China (People’s Republic)	RED DOOR	Registered	1467569	25-Aug-1999	9,900,100,765	28-Oct-2000	42
Colombia	RED DOOR	Registered	230440	28-Aug-1990	92.327.883	01-Nov-2000	3
Costa Rica	RED DOOR	Registered	79850		73,969	03-Jul-1992	3
Curacao	RED DOOR	Pending	09609	31-Dec-2001	D-8307
Cyprus, Republic of	RED DOOR	Registered	33951	20-Feb-1991		20-Feb-1991	3
Denmark	RED DOOR	Registered	2417/91	05-Oct-1989	7395/89	26-Apr-1991	3
Dominican Republic	RED DOOR	Registered	51850			15-Nov-1991	50

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Ecuador	RED DOOR	Registered	3131	20-May-1993	39176	01-Aug-1994	3
Egypt	RED DOOR	Registered	75268	20-Sep-1989		31-Dec-1991	3
El Salvador	RED DOOR	Registered	51 book 10	13-Feb-1991		14-May-1992	3
European Community	RED DOOR	Registered	9195124	22-Jun-2010	9195124	19-May-2011	3, 35, 42, 44
Finland	RED DOOR	Registered	112702	01-Sep-1989	4421/89	22-Jul-1991	3
Georgia	RED DOOR	Registered	2272	11-Apr-1989	4324/03-93	07-Jun-1996	3
Germany	RED DOOR	Registered	1146831	30-Jan-1989	A 45801/3 WZ	27-Sep-1989	3
Ghana	RED DOOR	Pending		15-Jul-2009			3
Greece	RED DOOR	Registered	105439	08-Aug-1991	105,439	17-Jul-1994	3
Grenada	RED DOOR	Registered	48/1993			23-Jul-1993	3
Guatemala	RED DOOR	Registered	66408			07-Feb-1992	3
Haiti	RED DOOR	Registered	24/133			03-Feb-1992	3
Honduras	RED DOOR	Registered	54155			19-Jul-1991	3
Hong Kong	RED DOOR	Registered	7383/1994	01-Feb-1989	763/89	01-Feb-1989	3
Hong Kong	RED DOOR	Registered	200013352	30-Aug-1999	11795/99	30-Aug-1999	44
Iceland	RED DOOR	Registered	558/1990	31-Aug-1989	704/1989	11-Jul-1990	3
India	RED DOOR	Registered	516425	08-Sep-1989	516425	08-Sep-1989	3
India	RED DOOR	Registered	2031891	01-Oct-2010	2031891	01-Oct-2010	35, 44
Indonesia	RED DOOR	Registered	515834		See Remarks	08-Aug-1992	3, 16 and 20
Indonesia	RED DOOR	Registered	515835		SEE REMARKS	08-Aug-1992	20

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Indonesia	RED DOOR	Pending		01-Dec-2015	D00 2015 055155		3
Int’l Registration—Madrid Agreement / Protocol	RED DOOR	Registered	574131			23-Jul-1991	3
Iran (Islamic Republic of)	RED DOOR	Registered	83287		7604560	16-Jul-1997	3
Ireland	RED DOOR	Registered	144896	03-Sep-1991	91/4506	03-Sep-1991	3
Israel	RED DOOR	Registered	201195	14-Jun-2007	201195	14-Jun-2007	3
Italy	RED DOOR	Registered	0001252604	10-Apr-1989	MI2009C002743	29-Nov-1991	3
Japan	RED DOOR	Registered	3300426	24-Sep-1993	97421/93	02-May-1997	35
Japan	RED DOOR	Registered	3340259	24-Sep-1993	97422/93	15-Aug-1997	41
Japan	RED DOOR	Registered	3340260	24-Sep-1993	97423/93	15-Aug-1997	42
Jordan	RED DOOR	Registered	31964	27-Apr-1993		27-Apr-1993	3
Kazakhstan	RED DOOR	Registered	44227	02-Aug-2012	59041	17-Apr-2014	3
Kenya	RED DOOR	Registered	37486	20-Sep-1989		20-Sep-1989	3
Korea, Republic of	RED DOOR	Registered	197457		89/3111	30-Jul-1990	12
Korea, Republic of	RED DOOR	Registered	40-192333		89/3112	24-May-1990	13
Kuwait	RED DOOR	Registered	24963	24-May-1993	27046	24-May-1993	3
Kyrgyz Republic	RED DOOR	Registered	2,469		116,866	28-Mar-1995	3
Latvia	RED DOOR	Registered	M16944	16-Jun-1993	M-93-5699	16-Jun-1993	3
Latvia	RED DOOR	Registered	M16943	16-Jun-1993	M-93-5698	16-Jun-1993	3
Lebanon	RED DOOR	Registered	104135			23-Jan-1991	3
Libya	RED DOOR	Pending		18-Jan-2009	16897		3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Malaysia	RED DOOR	Registered	89005768	22-Sep-1989		22-Sep-1989	3
Malta	RED DOOR	Registered	19599	26-Mar-1990		26-Mar-1990
Mexico	RED DOOR	Registered	388738	06-Nov-1989	75081	27-Dec-1990	3
Mexico	RED DOOR	Registered	429031	06-Nov-1989	75080	06-Nov-1989	50
Morocco	RED DOOR	Registered	59452		PV 134	19-Apr-1996	3
Namibia	RED DOOR	Registered	96/0044	11-Jan-1996	96/0044	08-Feb-2000	5
Netherlands Antilles	RED DOOR	Registered	08170	14-May-1998		15-May-2008
New Zealand	RED DOOR	Registered	190598	30-Jan-1989	190598	30-Jan-1989	3
Nicaragua	RED DOOR	Registered	37.221 C.C.		97-01814	06-May-1998	3
Norway	RED DOOR	Registered	148300	26-Sep-1989	894,695	02-Jan-1992	3
Oman	RED DOOR	Registered	5238	02-Mar-1991		01-May-1999	3
Pakistan	RED DOOR	Registered	108568	06-Nov-1990		06-Nov-1990	3
Panama	RED DOOR	Registered	22406001	26-Jun-2013	22406001	26-Jun-2013
Paraguay	RED DOOR	Registered	407189		7112	26-Jul-1994	3
Peru	RED DOOR	Registered	94471		20,672	03-Dec-1991	3
Philippines	RED DOOR	Registered	42009500211	20-Apr-2009	4-2009-500211	18-Feb-2010	3
Portugal	RED DOOR	Registered	258392	11-Sep-1989		25-Aug-1993	3
Russian Federation	RED DOOR	Registered	90001	22-Nov-1989	116866	23-Jul-1990	3
Saudi Arabia	RED DOOR	Registered	215/6	23-Sep-1989	9943	03-Mar-1990	3
Saudi Arabia	RED DOOR	Registered	243/24	27-Mar-1991	13297	19-Nov-1991	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Singapore	RED DOOR	Registered	1615/89	18-Mar-1989		18-Mar-1989	3
South Africa	RED DOOR	Registered	89/8065	31-Aug-1989		31-Aug-1989	3
St. Kitts and Nevis	RED DOOR	Registered	2007/0196	04-Nov-1993	67	04-Nov-1993	48
St. Lucia	RED DOOR	Registered	114/1993	18-May-1993		18-May-1993	3
Sweden	RED DOOR	Registered	226159	01-Sep-1989	89-08265	30-Aug-1991	3
Taiwan	RED DOOR	Registered	455065		78-07040	01-Oct-1989	6
Taiwan	RED DOOR	Registered	41841		78-23274	16-Nov-1999	10
Tajikistan	RED DOOR	Registered	2,074	15-May-1995	95,003,059	15-May-1995	3
Tanganyika	RED DOOR	Registered	25121	27-May-1997		27-May-1997	3
Thailand	RED DOOR	Registered	KOR105424	26-Apr-1989	385,582	26-Apr-1989	3
Thailand	RED DOOR	Registered	KOR321292	10-Mar-2009	724097	30-Aug-2010	3
Trinidad and Tobago	RED DOOR	Registered	21608	12-May-1993		12-May-1993	48
Tunisia	RED DOOR	Pending		21-Sep-2007	EE072367		3, 44
Turkey	RED DOOR	Registered	142924			20-May-1993	3, 5, 21
Turkmenistan	RED DOOR	Registered	2546	22-Nov-1989	1(1098)	31-Aug-1998	3
Turks and Caicos Islands	RED DOOR	Registered	13384	06-Nov-2003	13384	06-Nov-2003
Uganda	RED DOOR	Registered	20,747	21-May-1997		21-May-1997	3
Ukraine	RED DOOR	Registered	3905			15-Mar-1994	3
United Arab Emirates	RED DOOR	Registered	13129	29-Jun-1997	22390	29-Jun-1997	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
United Kingdom	RED DOOR	Registered	1,377,183	17-Mar-1989		17-Mar-1989	3
United Kingdom	RED DOOR	Registered	2,196,697	08-May-1999		08-May-1999	42
United States of America	RED DOOR	Registered	893456	08-Aug-1969	72334823	23-Jun-1970	42
United States of America	RED DOOR	Registered	1569090	27-Dec-1988	73/771,930	05-Dec-1989	3
United States of America	RED DOOR	Registered	1648624	23-Apr-1990	74/052,231	25-Jun-1991	3
United States of America	RED DOOR	Registered	1,714,578	23-Apr-1990	74/052,174	08-Sep-1992	3
United States of America	RED DOOR	Registered	3746640	02-Jul-2009	77773670	09-Feb-2010	35
Uruguay	RED DOOR	Registered	326101			17-Oct-1990	3
Vietnam	RED DOOR	Registered	219063	13-Aug-2012	4201217790	23-Jan-2014	3
Yemen, Republic of	RED DOOR	Registered	8958	15-May-1997		11-Jun-1998	3
Zimbabwe	RED DOOR	Registered	49862	13-May-1997		13-May-1997	3
Andorra	RED DOOR (DEVICE)	Registered	27047			13-Feb-2009	3
Antigua and Barbuda	RED DOOR (DEVICE)	Registered	6345	23-Jan-2004		23-Jan-2004	3
Argentina	RED DOOR (DEVICE)	Registered	2364416		2128480	27-Apr-2010	3
Aruba	RED DOOR (DEVICE)	Registered	18993	13-Feb-1998	IM-980213.17	16-Apr-1998	3
Bahamas	RED DOOR (DEVICE)	Registered	28191	20-Oct-2005	28191	07-Apr-2010	3
Bahrain	RED DOOR (DEVICE)	Registered	28321	10-Sep-2000	2093	10-Sep-2000	3
Barbados	RED DOOR (DEVICE)	Registered	81/13067	17-Apr-1998		02-May-2000	3
Benelux	RED DOOR (DEVICE)	Registered	618655	07-Nov-1997	904421	07-Nov-1997	3
Bermuda	RED DOOR (DEVICE)	Registered	29773		29,773	03-Jun-1998	3
Bolivia	RED DOOR (DEVICE)	Registered	78225	18-Jun-1999	007753-C	03-Aug-2000	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Brazil	RED DOOR (DEVICE)	Registered	820610240	16-Apr-1998	820610240	31-Oct-2000	3
Cambodia	RED DOOR (DEVICE)	Registered	KH3533410	24-Aug-2009	34642	30-Sep-2010	3
Chile	RED DOOR (DEVICE)	Registered	839535		405890	20-Aug-1998	3
Colombia	RED DOOR (DEVICE)	Registered	215419	13-Jan-1994	98/039,607	13-Jan-1999	3
Costa Rica	RED DOOR (DEVICE)	Registered	109347		114264	26-Oct-1998	3
Cyprus, Republic of	RED DOOR (DEVICE)	Registered	50654	22-Jun-1998	50,654	22-Jun-1998	3
Denmark	RED DOOR (DEVICE)	Registered	VR1998 02437		VA 01663 1998	30-Jun-1998	3
Dominican Republic	RED DOOR (DEVICE)	Registered	97963			15-Jul-1998	50
Ecuador	RED DOOR (DEVICE)	Registered	1246	21-Jan-1998	84648	12-Oct-1999	3
El Salvador	RED DOOR (DEVICE)	Registered	219/104	27-Jan-1998		22-May-2000	3
European Community	RED DOOR (DEVICE)	Published		21-Mar-2016	15249493		3, 35, 44
Gaza District	RED DOOR (DEVICE)	Registered	5209	21-Jan-1998		01-Feb-1999	3
Greece	RED DOOR (DEVICE)	Registered	136,641	22-Apr-1998	136,641	17-Nov-1999	3
Grenada	RED DOOR (DEVICE)	Registered	74/2006			20-Nov-1999	3
Guatemala	RED DOOR (DEVICE)	Registered	94263		98-01104	01-Feb-1999	3
Honduras	RED DOOR (DEVICE)	Registered	74876		1491-98	28-Jul-1999	3
India	RED DOOR (DEVICE)	Registered	787829	16-Jan-1998	787,829	16-Jan-1998	3
Indonesia	RED DOOR (DEVICE)	Registered	000137332	29-May-1998	D98-09333	14-Feb-2000	3
Iran (Islamic Republic of)	RED DOOR (DEVICE)	Registered	87836	12-Aug-1998	7705572	26-Oct-1999	3
Ireland	RED DOOR (DEVICE)	Registered	210547	03-Apr-1998	981,260	11-Aug-2000	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Israel	RED DOOR (DEVICE)	Registered	117197	16-Jan-1998		07-Jan-1999	3
Italy	RED DOOR (DEVICE)	Registered	975065	26-Feb-1971	17403 C/71	09-Jun-1994	1
Japan	RED DOOR (DEVICE)	Registered	4314459	19-Jan-1998	3436/98	10-Sep-1999	3
Jordan	RED DOOR (DEVICE)	Registered	48947	21-Mar-1998		21-Mar-1998	3
Korea, Republic of	RED DOOR (DEVICE)	Registered	442590		98-1572	24-Feb-1999	3
Korea, Republic of	RED DOOR (DEVICE)	Registered	435155		98-2467	23-Dec-1998	3
Lebanon	RED DOOR (DEVICE)	Registered	149368	22-Aug-1998		22-Aug-1998	3
Malaysia	RED DOOR (DEVICE)	Registered	9801115	27-Jan-1998	98/01115	27-Jan-1998	3
Malaysia	RED DOOR (DEVICE)	Registered	2011019670	08-Nov-2011	2011019670	11-Dec-2013	03 Int.
Malta	RED DOOR (DEVICE)	Registered	28093	26-Jan-1998		26-Jan-1998	3
Namibia	RED DOOR (DEVICE)	Registered	96/0045	11-Jan-1996	96/0045	18-Feb-2000	3
New Zealand	RED DOOR (DEVICE)	Registered	287548	22-Jan-1998	287548	22-Jan-1998	3
New Zealand	RED DOOR (DEVICE)	Registered	192428	17-Apr-1989	192428	17-Apr-1989	3
Nicaragua	RED DOOR (DEVICE)	Registered	2014101001LM	28-Oct-2011	2011003897	22-Jan-2014
Oman	RED DOOR (DEVICE)	Registered	17163	21-Jan-1998	17,163	09-Feb-2003	3
Pakistan	RED DOOR (DEVICE)	Registered	146012	16-Jan-1998	146012	16-Jan-1998	3
Panama	RED DOOR (DEVICE)	Registered	99797	05-Apr-1999	099797	05-Apr-1999	3
Papua New Guinea	RED DOOR (DEVICE)	Registered	61,070	08-May-1998		08-May-1998	3
Paraguay	RED DOOR (DEVICE)	Registered	322699		2943	26-Jan-1999	3
Peru	RED DOOR (DEVICE)	Registered	45795		057,050	13-May-1998	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Philippines	RED DOOR (DEVICE)	Registered	42009500290	21-May-2009	42009500290	18-Feb-2010	3
Qatar	RED DOOR (DEVICE)	Registered	18104	03-Feb-1998	18104	03-Feb-1998	3
Saudi Arabia	RED DOOR (DEVICE)	Registered	471/47	27-Jun-1998	44534	05-Apr-1999	3
Singapore	RED DOOR (DEVICE)	Registered	T/98/04830C	21-May-1998	S/4830/98	21-May-1998	3
South Africa	RED DOOR (DEVICE)	Registered	96/2805	04-Mar-1996	96/2805	04-Mar-1996	3
St. Kitts and Nevis	RED DOOR (DEVICE)	Registered	4846		3058	24-Aug-1998	48
Taiwan	RED DOOR (DEVICE)	Registered	856745		87003826	30-Jun-1999	3
Tanganyika	RED DOOR (DEVICE)	Registered	25980	26-Jun-1998		26-Nov-1998	3
Thailand	RED DOOR (DEVICE)	Registered	KOR85604	16-Apr-1998	358,175	16-Apr-1998	3
Trinidad and Tobago	RED DOOR (DEVICE)	Registered	28326	21-May-1998		21-May-1998	3
Tunisia	RED DOOR (DEVICE)	Pending		21-Sep-2007	EE072368		3, 44
Turkey	RED DOOR (DEVICE)	Registered	206083	03-Jul-1998	98/008912	03-Jul-1998	3
Turkmenistan	RED DOOR (DEVICE)	Registered	11082	24-Jul-2009	20090392	06-Sep-2011	3
Uganda	RED DOOR (DEVICE)	Registered	21,690	01-Jul-1998		01-Jul-1998	3
United Arab Emirates	RED DOOR (DEVICE)	Registered	25526	11-Aug-1998	27915	11-Aug-1998	3
United Arab Emirates	RED DOOR (DEVICE)	Registered	164854	09-Nov-2011	164854	29-Aug-2013	03
United States of America	RED DOOR (DEVICE)	Registered	3698929	08-May-2009	77732521	20-Oct-2009	35
United States of America	RED DOOR (DEVICE)	Pending		18-Feb-2016	86912147		3, 21, 35 and 44
United States of America	RED DOOR (DEVICE)	Pending		03-Mar-2016	86928115		9, 24, 25
Uruguay	RED DOOR (DEVICE)	Registered	301466			09-Sep-1998	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Yemen, Republic of	RED DOOR (DEVICE)	Registered	9820	29-Jun-1998	12,516	17-May-1999	3
Zambia	RED DOOR (DEVICE)	Registered	30/98	28-Jan-1998		23-Jul-1999	3
Zimbabwe	RED DOOR (DEVICE)	Registered	795/98	19-Jun-1998		19-Jun-1998	3
Canada	RED DOOR (OLD DEVICE)	Pending		24-May-2012	1579073		44
United Kingdom	RED DOOR (SERIES OF 2 MARKS)	Registered	2214905	20-Nov-1999	2,214,905	20-Nov-1999	42
Singapore	RED DOOR (WORDS IN LOCAL SCRIPT)	Registered	T9504664D	25-May-1995		25-May-1995	3
Taiwan	RED DOOR (WORDS IN LOCAL SCRIPT)	Registered	784021		84024323	16-Nov-1997	3
Qatar	RED DOOR (WORDS LATIN/LOCAL SCRIPT)	Registered	7567	09-Sep-1989		07-Jun-1994	3
Armenia	RED DOOR AURA	Registered	20245	17-Aug-2012	20121107	02-Aug-2013	3
Azerbaijan	RED DOOR AURA	Registered	2014 0048	09-Aug-2012	20121177	14-Jan-2014	3
Philippines	RED DOOR AURA	Registered	42012502116	14-Aug-2012	42012502116	20-Dec-2012	3
Vietnam	RED DOOR AURA	Registered	230463	13-Aug-2012	4201217789	23-Aug-2014	3
Belize	RED DOOR DEVICE	Registered	453907	03-Apr-2007	4539.07	11-Sep-2007	3, 44
Canada	RED DOOR DEVICE	Registered	TMA532571	15-Jul-1997	850,726	12-Sep-2000	3
European Community	RED DOOR DEVICE	Registered	9224511	05-Jul-2010	9224511	07-Jan-2011	3, 5, 9, 14, 18, 21, 24, 25, 35, 42, 44
Ghana	RED DOOR DEVICE	Pending		15-Jul-2009			3
Libya	RED DOOR DEVICE	Pending		18-Jan-2009	16898		3
St. Kitts and Nevis	RED DOOR DEVICE	Registered	20040265	10-Nov-2004	2004/0265	10-Nov-2004	3
Sweden	RED DOOR DEVICE	Registered	334626	13-Jan-1998	9800203	28-Jan-2000	3
Turks and Caicos Islands	RED DOOR DEVICE	Registered	15838	05-May-2009	15838	28-Apr-2009	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
European Community	RED DOOR DEVICE (COLOR)	Registered	009195091	22-Jun-2010	9195091	29-Nov-2011	3, 5, 9, 14, 18, 21, 24, 25, 35, 42, 44
Haiti	RED DOOR DEVICE (COLOR)	Registered	69/125	02-Dec-1999	1326-U	25-Jul-2000	3
Hong Kong	RED DOOR DEVICE (COLOR)	Registered	1999B12895	17-Apr-1998	4910/98	17-Apr-1998	3
Netherlands Antilles	RED DOOR DEVICE (COLOR)	Registered	2695	14-May-1998	D-8307	31-Dec-2001	3
South Africa	RED DOOR DEVICE (COLOR)	Registered	98/05940	08-Apr-1998	98/05940	02-Aug-2001	3
Australia	RED DOOR DEVICE (LINED FOR COLOR)	Registered	753894	30-Jan-1998	753,894	30-Jan-1998	3
United States of America	RED DOOR DEVICE (LINED FOR COLOR)	Registered	930966	16-Dec-1969	72/346,358	14-Mar-1972	42
Brunei Darussalam	RED DOOR DEVICE (Series Mark)	Pending		07-Mar-2007	38464		3, 42
China (People’s Republic)	RED DOOR IN CHINESE CHARACTERS	Registered	1166500		970,020,343	14-Apr-1998	3
Hong Kong	RED DOOR IN CHINESE CHARACTERS	Registered	199708129	11-May-1995	5574/95	11-May-1995	3
Malaysia	RED DOOR IN CHINESE CHARACTERS	Registered	97006972	29-May-1997	97/06972	29-May-1997	3
Australia	RED DOOR REVEALED	Registered	968138	29-Aug-2003	968138	29-Aug-2003	3
Brazil	RED DOOR REVEALED	Registered	82571833	01-Sep-2003	825718333	23-Oct-2007	3
Chile	RED DOOR REVEALED	Registered	686403	01-Sep-2003	619401	24-Feb-2004
Colombia	RED DOOR REVEALED	Registered	298620	28-Aug-2003	2003074522	30-Nov-2004	03 Int.
Japan	RED DOOR REVEALED	Registered	4759660	28-Aug-2003	2003-076750	26-Mar-2004	3
Norway	RED DOOR REVEALED	Registered	222811	01-Sep-2003	200308144	01-Apr-2004
South Africa	RED DOOR REVEALED	Registered	200314576	28-Aug-2003	2003/14576	19-Oct-2007	3
Taiwan	RED DOOR REVEALED	Registered	1094694	29-Aug-2003	092052315	01-Apr-2004	3
Benelux	RED DOOR ROUGE	Registered	619721	31-Oct-1997	903874	31-Oct-1997	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Canada	RED DOOR VELVET	Registered	707175	13-Apr-2006	1297789	12-Feb-2008	3
China (People’s Republic)	RED DOOR VELVET	Registered	886679	24-Apr-2006	886679	24-Apr-2006	3
European Community	RED DOOR VELVET	Registered	886679	24-Apr-2006	0886679	24-Apr-2006	3
Int’l Registration—Madrid Protocol Only	RED DOOR VELVET	Registered	886679	24-Apr-2006		24-Apr-2006	3
Int’l Registration—Madrid Protocol Only	RED DOOR VELVET	Registered	0886679	24-Apr-2006	A0004527	24-Apr-2006	03
Japan	RED DOOR VELVET	Registered	886679	24-Apr-2006	886679	24-Apr-2006	3
Korea, Republic of	RED DOOR VELVET	Registered	886679	24-Apr-2006	886679	14-Nov-2008	3
Norway	RED DOOR VELVET	Registered	886679	24-Apr-2006	886679	24-Apr-2006	3
Argentina	RED DROPS	Published		23-Feb-2015	3388824
Australia	RED DROPS	Registered	1676004	20-Feb-2015	1676004	02-Sep-2015	03 Int.
Brazil	RED DROPS	Published		03-Mar-2015	909061998		03 Int.
Canada	RED DROPS	Published		20-Feb-2015	1716051
China (People’s Republic)	RED DROPS	Published		05-Feb-2015	16314337		03 Int.
Colombia	RED DROPS	Published		24-Feb-2015	15040874		03 Int.
Egypt	RED DROPS	Published		26-Feb-2015	314360		03 Int.
European Community	RED DROPS	Registered	13620571	06-Jan-2015	13620571	24-Apr-2015
Hong Kong	RED DROPS	Registered	303259341	07-Jan-2015	303259341	07-Jan-2015	03 Int.
Indonesia	RED DROPS	Pending		21-Jan-2015	D002015002382		03 Int.
Israel	RED DROPS	Pending		20-Feb-2015	272521
Japan	RED DROPS	Registered	5782241	23-Feb-2015	2015015991	31-Jul-2015	03

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Korea, Republic of	RED DROPS	Registered	40-1129712	23-Feb-2015	40201513354	27-Feb-2015	03
Lebanon	RED DROPS	Registered	164650	24-Feb-2015	30388	02-Mar-2015	03 Int.
Malaysia	RED DROPS	Pending		27-Feb-2015	2015052949
Mexico	RED DROPS	Registered	1539868	24-Feb-2015	1581607	22-May-2015	03 Int.
Morocco	RED DROPS	Pending		04-Mar-2015	165668		03 Int.
New Zealand	RED DROPS	Registered	1014495	20-Feb-2015	1014495	21-Aug-2015	03 Int.
Norway	RED DROPS	Registered	281846	23-Feb-2015	201502337	15-May-2015	03
Panama	RED DROPS	Registered	238804-01	02-Mar-2015	238804-01	29-Sep-2015	03 Int.
Paraguay	RED DROPS	Pending		24-Feb-2015	75142015		03 Int.
Philippines	RED DROPS	Published		07-Jan-2015	42015500093		03 Int.
Russian Federation	RED DROPS	Registered	566493	12-Jan-2015	2015700110	03-Mar-2016
Saudi Arabia	RED DROPS	Pending		26-Feb-2015	1436009900		03 Int.
Singapore	RED DROPS	Registered	40201503640T	04-Mar-2015	40201503640T	04-Mar-2015
South Africa	RED DROPS	Pending		20-Feb-2015	201504512
Switzerland	RED DROPS	Registered	679416	23-Feb-2015	52090/2015	20-Oct-2015	03 Int.
Taiwan	RED DROPS	Registered	1737433	24-Feb-2015	104010355	16-Nov-2015	03
Thailand	RED DROPS	Pending		07-Jan-2015	968905		03
Turkey	RED DROPS	Registered	201515318	23-Feb-2015	201515318	23-Feb-2015	03 Int.
United Arab Emirates	RED DROPS	Published		24-Feb-2015	227704		03 Int.
United States of America	RED DROPS	Registered	4886861	30-Dec-2014	86492163	12-Jan-2016	03 Int.

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Venezuela	RED DROPS	Pending		24-Feb-2015	201502554
Vietnam	RED DROPS	Published		16-Jan-2015	4201501347		03 Int.
Indonesia	ROCKER FEMME FANTASY	Pending		04-Mar-2015	D002015008637		03 Int.
Canada	SHINE POPS	Registered	654712	29-Dec-2004	1242200	08-Dec-2005	3
China (People’s Republic)	SHINE POPS	Registered	4447945	04-Jan-2005	4447945	28-Apr-2008	3
Mexico	SHINE POPS	Registered	871334	10-Jan-2005	696021	28-Feb-2005	3
Singapore	SHINE POPS	Registered	T0423048Z	31-Dec-2004	T04/23048Z	18-May-2005	3
Taiwan	SHINE POPS	Registered	1170201	31-Dec-2004	093061553	01-Sep-2005	3
United States of America	SIMPLY PERFECT	Registered	1,418,074	08-May-1986	73/597,596	25-Nov-1986	3
Switzerland	SKI-LIP	Registered	368534			09-Dec-1968	3
Switzerland	SKIN DYNAMICS	Registered	405279			03-Jul-1973	3
Australia	SKIN ILLUMINATING COMPLEX	Registered	840553	28-Jun-2000	840,553	31-May-2001	3
France	SKIN ILLUMINATING COMPLEX	Registered	3035190	19-Jun-2000	3035190	19-Jun-2000	3
Korea, Republic of	SKIN ILLUMINATING COMPLEX	Registered	513,439	30-Jun-2000	40-2000-31640	25-Feb-2002	3
South Africa	SKIN ILLUMINATING COMPLEX	Published		31-Jan-2014	201402534		03
Argentina	SKIN OPTIMIZING PLATFORM	Registered	2735295		3.339.999	03-Jul-2015	21
New Zealand	SKIN OPTIMIZING PLATFORM	Registered	1001229	11-Jul-2014	1001229	13-Jan-2015
Hong Kong	SMOOTH THE WAY	Registered	2002B00465	24-May-2000	11462/2000	15-Jan-2002	3
New Zealand	SMOOTH THE WAY	Registered	615304	25-May-2000	615304	25-May-2000	3
Benelux	SPLENDOR	Registered	619726	07-Nov-1997	904420	07-Nov-1997	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Cayman Islands	SPLENDOR	Registered	2167553	09-May-1998		09-May-1998	3
Korea, Republic of	SPLENDOR	Registered	464033	04-Mar-1999	1999-6629	27-Jan-2000	3
Sweden	SPLENDOR	Registered	337216	13-Jan-1998	98-00204	19-May-2000	3
United Kingdom	SPLENDOR	Registered	2,167,553	22-May-1998		22-May-1998	3
Hong Kong	SPLENDOR (CAN DONG) IN CHINESE CHARACTERS	Registered	9367(A-B)/2001	26-Jun-2000	14053/2000	17-Aug-2001	3
China (People’s Republic)	SPLENDOR (WORD IN LOCAL SCRIPT)	Registered	1620308	12-Jul-2000	2,000,105,323	21-Aug-2001	3
New Zealand	SUN SCIENCE	Registered	165828	03-Jun-1986	165828	03-Jun-1986	3
Colombia	SUNFLOWER	Registered	190813			18-Oct-1994	3
Korea, Republic of	SUNFLOWER AND KOREAN CHARACTERS	Registered	40244956			28-Jul-1992	12
Armenia	SUNFLOWERS	Registered	20249	17-Aug-2012	20121112	02-Aug-2013	3
Aruba	SUNFLOWERS	Registered	16457	21-Oct-1993	93102112	16-Dec-1993	3
Australia	SUNFLOWERS	Registered	753891	30-Jan-1998	753891	30-Jan-1998	3
Austria	SUNFLOWERS	Registered	149561	18-Aug-1993	3914/93	13-Oct-1993	3
Azerbaijan	SUNFLOWERS	Registered	2014 0046	09-Aug-2012	20121182	14-Jan-2014	3
Bahrain	SUNFLOWERS	Registered	17057	10-Jan-1994	5/94	10-Jan-1994	3
Barbados	SUNFLOWERS	Registered	81/15624	24-May-1993		19-Jun-2001	3
Benelux	SUNFLOWERS	Registered	530198	28-Jun-1993	799476	28-Jun-2003	3
Bolivia	SUNFLOWERS	Registered	58911-C			19-Jul-1995	3
Canada	SUNFLOWERS	Registered	450498	05-Feb-1993	721,936	24-Nov-1995	3
Colombia	SUNFLOWERS	Registered	222872		94/026,915	12-Sep-1999	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Costa Rica	SUNFLOWERS	Registered	38822		113273	28-Oct-1998	3
Costa Rica	SUNFLOWERS	Registered	84513		82937	27-Oct-1993	3
Curacao	SUNFLOWERS	Pending	09617	17-Jul-2003	VD-300156
Denmark	SUNFLOWERS	Registered	199405209		6807/93	05-Aug-1994	3
Dominican Republic	SUNFLOWERS	Registered	58151			15-Aug-1993	50
Ecuador	SUNFLOWERS	Registered	1247	21-Jan-1998	84649	12-Oct-1999	3
El Salvador	SUNFLOWERS	Registered	48/101		E-1431-98	25-Jan-2000	3
European Community	SUNFLOWERS	Registered	9384611	17-Sep-2010	9384611	04-Mar-2011	3, 03 Int.
Finland	SUNFLOWERS	Registered	134961		4813/93	05-Dec-1994	3
Greece	SUNFLOWERS	Registered	116473	27-Oct-1993	116473	17-May-1996	3
Guatemala	SUNFLOWERS	Registered	71703		2157-93	22-Jun-1994	3
Honduras	SUNFLOWERS	Registered	75010		1489/98	10-Aug-1999	3
Honduras	SUNFLOWERS	Registered	59038		5143/93	10-Dec-1993	3
Iran (Islamic Republic of)	SUNFLOWERS	Registered	71878	08-Sep-1993	109059	26-Dec-1993	3
Ireland	SUNFLOWERS	Registered	210,273	15-Jun-1998	98/2505	15-Jun-1998	3
Kazakhstan	SUNFLOWERS	Registered	41985	02-Aug-2012	59045	23-Oct-2013	3
Korea, Republic of	SUNFLOWERS	Registered	350302		95-9316	20-Nov-1996	12
Korea, Republic of	SUNFLOWERS	Registered	446863		98-1574	23-Apr-1999	3
Malaysia	SUNFLOWERS	Registered	9801367	09-Feb-1998	98/01367	09-Feb-1998	3
Mexico	SUNFLOWERS	Registered	437416	12-May-1993	167489	12-May-1993	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Morocco	SUNFLOWERS	Registered	51879	19-Aug-1993	51,879	19-Aug-1993	3
Namibia	SUNFLOWERS	Registered	96/0048	11-Jan-1996	96/0048	11-Jan-1996	3
Netherlands Antilles	SUNFLOWERS	Registered	2700	31-Dec-2001	D-8317	21-Oct-1993	3
New Zealand	SUNFLOWERS	Registered	226575	27-Apr-1993	226575	27-Apr-1993	3
New Zealand	SUNFLOWERS	Registered	287549	22-Jan-1998	287549	22-Jan-1998	3
Nicaragua	SUNFLOWERS	Registered	45399 C.C.	22-Jan-1998		30-Nov-2000	3
Norway	SUNFLOWERS	Registered	174297		935,070	20-Jun-1996	3
Oman	SUNFLOWERS	Registered	8769	16-Aug-1993	8769	05-Aug-2001	3
Pakistan	SUNFLOWERS	Registered	146011	16-Jan-1998	146,011	23-Apr-2004	3
Panama	SUNFLOWERS	Registered	70837	29-Aug-1995		29-Aug-1995	3
Paraguay	SUNFLOWERS	Registered	407184		7111	09-Jul-2004	3
Peru	SUNFLOWERS	Registered	32554		013,694	11-Nov-1996	3
Russian Federation	SUNFLOWERS	Registered	150236	03-Nov-1995	95712543	03-Nov-1995	3
Saudi Arabia	SUNFLOWERS	Registered	308/67	07-Sep-1993	22204	31-May-1994	3
Singapore	SUNFLOWERS	Registered	T99/05839F	09-Jun-1999	T99/05939F	09-Jun-1999	3
Sweden	SUNFLOWERS	Registered	259174	15-Oct-1993	93-09659	23-Jun-1994	3
Taiwan	SUNFLOWERS	Registered	655091		82026356	16-Sep-1994	5
Taiwan	SUNFLOWERS	Registered	625769		82,026,357	01-Jan-1994	6
Thailand	SUNFLOWERS	Registered	KOR47923	09-Jun-1994	266,182	09-Jun-1994	3
Tunisia	SUNFLOWERS	Registered	EE930834	16-Aug-1993		16-Aug-1993	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Turkey	SUNFLOWERS	Registered	150224			11-Mar-1994	3, 21
United Arab Emirates	SUNFLOWERS	Registered	40750	27-Feb-1996	15,050	27-May-2003	3
United Kingdom	SUNFLOWERS	Registered	2,070,585	07-May-1996		07-May-1996	3
United Kingdom	SUNFLOWERS	Registered	2019068			28-Apr-1995	3
United States of America	SUNFLOWERS	Registered	1830983	25-Nov-1992	74/334,688	19-Apr-1994	3
United States of America	SUNFLOWERS	Registered	1917541	26-Aug-1994	74/565,917	12-Sep-1995	3
Zambia	SUNFLOWERS	Registered	715/96	10-Dec-1996		10-Dec-1996	3
Argentina	SUNFLOWERS (LABEL)	Registered	3476235		1914554	03-Oct-1995	3
Finland	SUNFLOWERS (LABEL)	Registered	137942		4812/93	05-Jun-1995	3
Italy	SUNFLOWERS (LABEL)	Registered	1043059	20-Oct-1993	7179/93	20-Oct-1993	3
Peru	SUNFLOWERS (LABEL)	Registered	26929		237,792	23-May-1996	3
Singapore	SUNFLOWERS (LABEL)	Registered	T9400124H	06-Jan-1994	S/124/94	06-Jan-1994	3
South Africa	SUNFLOWERS (LABEL)	Registered	94/0144	07-Jan-1994		07-Jan-1994	3
Taiwan	SUNFLOWERS (LABEL)	Registered	658328		83,028,645	16-Oct-1994	6
Canada	SUNFLOWERS (WORD & DEVICE)	Registered	450068		736554	17-Nov-1995
United States of America	SUNFLOWERS (WORD & DEVICE)	Registered	1820936	18-May-1993	74/392,288	15-Feb-1994	3
Qatar	SUNFLOWERS (WORD (LATIN/LOCAL SCRIPT))	Registered	11121	12-Aug-1993	11121	24-Jun-2001	3
China (People’s Republic)	SUNFLOWERS (WORD IN LOCAL SCRIPT)	Registered	1620281	15-May-2000	200,072,484	21-Aug-2001	3
France	SUNFLOWERS ELIZABETH ARDEN	Registered	93490173	29-Oct-1993		29-Oct-1993	3
Guatemala	SUNFLOWERS ELIZABETH ARDEN	Registered	76624			15-Mar-1996	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Japan	SUNFLOWERS ELIZABETH ARDEN (LABEL)	Registered	3300541	14-Nov-1996	111312/93	02-May-1997	3
Taiwan	SUNFLOWERS ELIZABETH ARDEN (LABEL)	Registered	665280		83028646	01-Jan-1995	5
Uruguay	SUNFLOWERS ELIZABETH ARDEN (LABEL)	Registered	368664			11-Mar-1996	3
European Community	SUPERSTART	Registered	13501895	26-Nov-2014	13501895	23-Mar-2015	03 Int.
United States of America	SUPERSTART	Registered	4882894	24-Nov-2014	86463262	05-Jan-2016	03 Int.
United States of America	THE RED DOOR	Pending		26-Jul-2016	87116711		35, 44
African Intellectual Property Organization (OAPI)	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	69640	28-Nov-2011	3201102947	31-May-2012	3
Australia	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	1456386	28-Oct-2011	1456386	28-Oct-2011	3
Botswana	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	BWM201100853	04-Nov-2011	BWM201100853	25-Sep-2013	3
Brazil	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Published		28-Oct-2011	831145153		3
Canada	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	TMA869,416	28-Oct-2011	1549865	20-Jan-2014	3
Colombia	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	474115	28-Oct-2011	2011146562	28-Jul-2013	3
Ecuador	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	368112	15-Nov-2011	201112728	02-May-2012	3
European Community	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	10815331	17-Apr-2012	010815331	17-Jun-2013	3, 34, 44
Honduras	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	3234	03-Feb-2012	39692012	28-Aug-2012	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Hong Kong	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	302081655	10-Nov-2011	302081655	11-Nov-2011	3
Iceland	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	252012	28-Oct-2011	30092011	02-Jan-2012	3
India	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Pending		28-Mar-2012	2307179		3
Israel	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	241677	28-Oct-2011	241677	06-Aug-2014	03 Int.
Jamaica	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	59161	28-Oct-2011	59161	28-Oct-2011	3
Japan	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	5484531	31-Oct-2011	2011078065	06-Apr-2012	3
Kenya	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	73226	18-Nov-2011	73226	17-Sep-2012	3
Kuwait	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	109153	31-Oct-2011	125032	07-Jun-2013	3
Lebanon	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	141093	22-Feb-2012	141093	22-Feb-2012	3
Lesotho	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	LSM1100387	10-Nov-2011	LSM1100387	10-Apr-2013	03 Int.
Liberia	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	LR/M/ 2012/00195			31-Oct-2012	3
Mexico	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	1276823	31-Oct-2011	1223978	29-Mar-2012	3
Morocco	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	141933	29-Dec-2011	141933	29-Dec-2011	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Mozambique	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Pending		04-Nov-2011	201572011		3
Namibia	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Published		09-Dec-2011	20111617		3
New Zealand	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	851564	28-Oct-2011	851564	28-Oct-2011	3
Nicaragua	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	2014103226LM	28-Oct-2011	2011003896	01-Apr-2014	3
Nigeria	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Pending		14-Nov-2011	201118472		3
Oman	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	73462	25-Mar-2012	73462	05-Mar-2013	3
Paraguay	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	391130	28-Oct-2011	1146492	20-Dec-2013	3
Peru	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Published		21-Feb-2012	484098		3
Philippines	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	42011501644	28-Oct-2011	42011501644	12-Apr-2012	3
Qatar	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Published		30-Oct-2011	71119		03 Int.
Saudi Arabia	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	143212592	31-Oct-2011	174116	26-Jul-2014	3
Singapore	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	T0409704F	30-Nov-2011	T1116952I	30-Nov-2011	3
South Africa	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	201127464	28-Oct-2011	201127464	28-Feb-2014	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Swaziland	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered		07-Nov-2011	10942011	09-Nov-2011	3
Switzerland	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	627370	28-Oct-2011	621072011	21-Mar-2012	3
Trinidad and Tobago	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	B44904	10-Feb-2012	B44904	10-Feb-2012	3
Turkey	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	201189865	03-Nov-2011	201189865	05-Feb-2013	3
United Arab Emirates	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	164855	09-Nov-2011	164855	29-Aug-2013	03
Yemen, Republic of	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	56839	30-Oct-2011	56839	30-Oct-2011	3
Zambia	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	10942011	07-Nov-2011	10942011	05-Dec-2013	3
Zanzibar	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	ZNT5372011	15-Nov-2011	5372011	15-Nov-2011	3
Zimbabwe	TO BE BEAUTIFUL IS THE BIRTHRIGHT OF EVERY WOMAN	Registered	13352011	09-Nov-2011	133411	31-Jul-2014	3
France	TREAT YOURSELF TO A GOOD NIGHT’S SLEEP (SLOGAN)	Registered	3066473	23-Nov-2000	3,066,473	23-Nov-2000	3
Korea, Republic of	TREAT YOURSELF TO A GOOD NIGHT’S SLEEP (SLOGAN)	Registered	524400	18-Sep-2000	40-2000-43627	04-Jul-2002	3
Sweden	TREAT YOURSELF TO A GOOD NIGHT’S SLEEP (SLOGAN)	Registered	356764	04-Sep-2000	00-06507	05-Jul-2002	3
Antigua and Barbuda	TRUE LOVE	Registered	3749	23-Aug-1994		23-Aug-1994	48
Aruba	TRUE LOVE	Registered	16698	07-Apr-1994	94,040,811	26-Apr-1994	3
Australia	TRUE LOVE	Registered	622412	11-Feb-1994	622412	07-Jun-1996	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Azerbaijan	TRUE LOVE	Registered	2014 0042	09-Aug-2012	20121183	14-Jan-2014	3
Bahamas	TRUE LOVE	Registered	16364	29-Mar-1994		29-Mar-1994	48
Bahrain	TRUE LOVE	Registered	17813	03-Aug-1994	17813	03-Aug-1994	3
Benelux	TRUE LOVE	Registered	534849	27-Aug-1993	802382	27-Aug-1993	3
Bermuda	TRUE LOVE	Registered	26088			18-May-1994	3
Bolivia	TRUE LOVE	Registered	60811-C	25-Mar-1994	9400823	26-Mar-1996	3
Brazil	TRUE LOVE	Registered	817361243			12-Dec-1995	3
Canada	TRUE LOVE	Registered	446965	20-Sep-1993	737,181	01-Sep-1995	3
Chile	TRUE LOVE	Registered	791681		244975	04-Apr-1997	3
China (People’s Republic)	TRUE LOVE	Registered	796089	31-Mar-1994	94,026,693	07-Dec-1995	3
Colombia	TRUE LOVE	Registered	230412	02-Sep-1993	93,406,067	27-Nov-2000	3
Costa Rica	TRUE LOVE	Registered	88674	27-Apr-1994	87986	23-Sep-1994	3
Curacao	TRUE LOVE	Registered	09616	31-Mar-2014	VD400073	10-Jul-2014	03 Int.
Denmark	TRUE LOVE	Registered	VR199401709		7753/93	11-Mar-1994	3
Ecuador	TRUE LOVE	Registered	4858	31-Mar-1994	46210	20-Aug-1998	3
El Salvador	TRUE LOVE	Registered	210/47		1323-94	23-Jan-1997	3
Finland	TRUE LOVE	Registered	136224		5531/93	06-Feb-1995	3
France	TRUE LOVE	Registered	93482442	03-Sep-1993	93/482442	03-Sep-1993	3
Germany	TRUE LOVE	Registered	2102625	22-Apr-1994	U 9330/3 WZ	02-Jan-1997	3
Germany	TRUE LOVE	Registered	39656802	19-Jan-1994	Z11660	28-Jun-1994	3, 9, 16, 28, 41

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Greece	TRUE LOVE	Registered	118302	22-Mar-1994	118302	17-Dec-1996	3
Guatemala	TRUE LOVE	Registered	102702		2705-94	30-Mar-2000	3
Honduras	TRUE LOVE	Registered	62455		2721/94	07-Aug-1995	3
Hong Kong	TRUE LOVE	Registered	199505769	01-Jul-1993	6717/93	01-Jul-1993	3
Iceland	TRUE LOVE	Registered	7761994	30-Mar-1994	334/94	26-Aug-1994	3
India	TRUE LOVE	Registered	625618	19-Apr-1994	625,618	19-Apr-1994	3
Indonesia	TRUE LOVE	Registered	IDM000008862	03-Dec-1993	D93 16132	15-Mar-1995	3
Ireland	TRUE LOVE	Registered	162293	21-Mar-1994	94/1784	21-Mar-1994	3
Italy	TRUE LOVE	Registered	0001043058	03-Sep-1993	MI93C/06021	26-Apr-1996	3
Jamaica	TRUE LOVE	Registered	30204		3/3132	07-Apr-1994	3
Kazakhstan	TRUE LOVE	Registered	42581	02-Aug-2012	59046	26-Dec-2013	3
Korea, Republic of	TRUE LOVE	Registered	40312009		93-31303	21-Apr-1995	12
Korea, Republic of	TRUE LOVE	Registered	40312012		93-31304	21-Apr-1995	13
Kuwait	TRUE LOVE	Registered	28261	20-Mar-1995	30451	20-Mar-1995	3
Malaysia	TRUE LOVE	Registered	9402976	18-Apr-1994	94/02976	18-Apr-1994	3
Malta	TRUE LOVE	Registered	23168	15-Apr-1994		15-Apr-1994	3
Mexico	TRUE LOVE	Registered	448173	29-Sep-1993	179269	29-Sep-1993	3
Netherlands Antilles	TRUE LOVE	Registered	2699	31-Mar-1994	D-8316	12-Mar-2004	3
Netherlands Antilles	TRUE LOVE	Registered	08174			31-Mar-2014
New Zealand	TRUE LOVE	Registered	228840	23-Jul-1993	228840	23-Jul-1993	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Nicaragua	TRUE LOVE	Registered	27498CC		1994-001170	09-Jan-1995	3
Norway	TRUE LOVE	Registered	168230		935,834	15-Jun-1995	3
Oman	TRUE LOVE	Registered	9658	27-Mar-1994	9658	29-Jul-2001	3
Pakistan	TRUE LOVE	Registered	124552	05-Apr-1994	124552	05-Apr-1994	3
Panama	TRUE LOVE	Registered	72317			30-Jan-1996	3
Paraguay	TRUE LOVE	Registered	277300		5605	29-Dec-1994	3
Peru	TRUE LOVE	Registered	8587		239,635	11-Jul-1994	3
Philippines	TRUE LOVE	Registered	42012502172	22-Aug-2012	4201200502172	06-Jun-2013	3
Saudi Arabia	TRUE LOVE	Registered	340/81	07-Jul-1993	21574	07-Jul-1993	3
Singapore	TRUE LOVE	Registered	T9305964A	03-Aug-1993	S/5964/93	03-Aug-1993	3
St. Maarten	TRUE LOVE	Registered	08174	31-Mar-2014	14188	10-Jul-2014
Sweden	TRUE LOVE	Registered	260266	29-Nov-1993	93-11250	12-Aug-1994	3
Taiwan	TRUE LOVE	Registered	631749		82032477	16-Feb-1994	5
Taiwan	TRUE LOVE	Registered	629922		82032478	01-Feb-1994	6
Taiwan	TRUE LOVE	Registered	631853			16-Feb-1994	7
Thailand	TRUE LOVE	Registered	KOR18013	05-Jul-1993	247,615	05-Jul-1993	3
Trinidad and Tobago	TRUE LOVE	Registered	22589	29-Mar-1994		29-Mar-1994	48
United States of America	TRUE LOVE	Registered	1970280	18-Mar-1993	74/369,372	23-Apr-1996	3
Uruguay	TRUE LOVE	Registered	368358			09-Feb-1996	3
Zanzibar	TRUE LOVE	Pending		24-Mar-1994	9894		3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Australia	TRUE LOVE (BOTTLE & LABEL)	Registered	643850	24-Oct-1994	643850	24-Oct-1994	3
Benelux	TRUE LOVE (BOTTLE & LABEL)	Registered	0556493	12-Oct-1994	835278	12-Oct-1994	3
Brazil	TRUE LOVE (BOTTLE & LABEL)	Registered	818063050	20-Oct-1994		29-Oct-1996	3
Colombia	TRUE LOVE (BOTTLE & LABEL)	Registered	238161	26-Oct-1994	94,048,867	29-Jun-2001	3
Denmark	TRUE LOVE (BOTTLE & LABEL)	Registered	VR 1994 08635		7181/94	09-Dec-1994	3
Finland	TRUE LOVE (BOTTLE & LABEL)	Registered	141620		199405153	20-Dec-1995	3
Greece	TRUE LOVE (BOTTLE & LABEL)	Registered	121445	31-Oct-1994	121,445	18-Feb-1997	3
Indonesia	TRUE LOVE (BOTTLE & LABEL)	Registered	IDM000020268	19-Oct-1994	19393/94	31-Jan-1996	3
Korea, Republic of	TRUE LOVE (BOTTLE & LABEL)	Registered	332577		94-42187	26-Jan-1996	12
Korea, Republic of	TRUE LOVE (BOTTLE & LABEL)	Registered	332580		94-42188	26-Jan-1996	13
Latvia	TRUE LOVE (BOTTLE & LABEL)	Registered	M36430	25-Oct-1994	M-94-2254	25-Oct-1994	3
Malaysia	TRUE LOVE (BOTTLE & LABEL)	Registered	9410999	25-Nov-1994	94/10999	25-Nov-1994	3
Mexico	TRUE LOVE (BOTTLE & LABEL)	Registered	528289	31-Oct-1994	216700	31-Oct-1994	3
Norway	TRUE LOVE (BOTTLE & LABEL)	Registered	177413		945,816	17-Oct-1996	3
Peru	TRUE LOVE (BOTTLE & LABEL)	Registered	14190		253,707	23-Mar-1995	3
Saudi Arabia	TRUE LOVE (BOTTLE & LABEL)	Registered	352/21	25-Oct-1994	26925	25-Sep-1995	3
Singapore	TRUE LOVE (BOTTLE & LABEL)	Registered	T9409251J	24-Oct-1994	9251/94	24-Oct-1994	3
Sweden	TRUE LOVE (BOTTLE & LABEL)	Registered	305187	18-Oct-1994	94-10491	13-Oct-1995	3
Thailand	TRUE LOVE (BOTTLE & LABEL)	Registered	KOR37220	02-Nov-1994	274,980	02-Nov-1994	3
United Kingdom	TRUE LOVE (BOTTLE & LABEL)	Registered	1589302	31-Oct-1994		31-Oct-1994	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
New Zealand	TRUE LOVE (DEVICE)	Registered	242582	01-Nov-1994	242582	01-Nov-1994	3
Singapore	TRUE LOVE (WORDS IN LOCAL SCRIPT)	Registered	T9504665B	25-May-1995	S4665/95	25-May-1995	3
Qatar	TRUE LOVE (WORDS(LATIN/LOCAL SCRIPT))	Registered	11747	27-Mar-1994	11747	22-May-2001	3
Hong Kong	TRUE LOVE (ZHEN AI) IN CHINESE CHARACTERS	Registered	19991661	11-May-1995	5577/95	11-May-1995	3
United States of America	TRUE LOVE AND BOTTLE DESIGN	Registered	2,045,882	02-Apr-1996	75/08,796	18-Mar-1997	3
Canada	TRUE LOVE ELIZABETH ARDEN AND DESIGN	Registered	TMA497690	31-Jul-1997	852521	23-Jul-1998
United States of America	TRUE LOVE ELIZABETH ARDEN AND DESIGN	Registered	2,049,505	21-Sep-1994	74/576,344	01-Apr-1997	3
Argentina	UNTOLD	Registered	2643385	18-Jan-2013	3222386	25-Apr-2014	3
Australia	UNTOLD	Registered	1536305	17-Jan-2013	1536305	17-Jan-2013	3
Austria	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Benelux	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Brazil	UNTOLD	Registered	840396511	21-Jan-2013	840396511	24-Nov-2015	3
Bulgaria	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Canada	UNTOLD	Registered	TMA925667	17-Jan-2013	1610214	12-Jan-2016	3
Chile	UNTOLD	Registered	1031443	25-Jan-2013	1043399	29-Aug-2013	3
China (People’s Republic)	UNTOLD	Registered	12059678	17-Jan-2013	12059678	07-Jul-2014	3
Colombia	UNTOLD	Registered	43218	17-Jan-2013	2013008550	26-Jun-2013	3
Costa Rica	UNTOLD	Registered	229.934	18-Jan-2013	2013-370	06-Sep-2013	3
Cyprus, Republic of	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Czech Republic	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Denmark	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Egypt	UNTOLD	Published		23-Jan-2013	284379		3
Estonia	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
European Community	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Finland	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
France	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Germany	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Greece	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Hong Kong	UNTOLD	Registered	302498455	17-Jan-2013	302498455	21-May-2013	3
Hungary	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
India	UNTOLD	Pending		31-Jan-2013	2469896		3
Indonesia	UNTOLD	Pending		22-Jan-2013	D002013 002909		3
Iraq	UNTOLD	Pending		22-Jan-2013	63775		3a, 3c
Ireland	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Italy	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Japan	UNTOLD	Registered	5617282	18-Jan-2013	2013002488	27-Sep-2013	3
Jordan	UNTOLD	Registered	127875	28-Feb-2013	127875	28-Feb-2013	3
Korea, Republic of	UNTOLD	Registered	401022273	17-Jan-2013	4020133304	12-Feb-2014	3
Kuwait	UNTOLD	Registered	117775	27-Jan-2013	136779	22-Jun-2014	3
Latvia	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Lebanon	UNTOLD	Registered	148334	27-Feb-2013	148335	27-Feb-2013	3
Lithuania	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Malaysia	UNTOLD	Registered	2013001258	21-Jan-2013	2013001258	21-Jan-2013	03 Int.
Malta	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Mexico	UNTOLD	Registered	1360328	17-Jan-2012	1340331	10-Apr-2013	3
New Zealand	UNTOLD	Registered	971574	17-Jan-2013	971574	17-Jan-2013	3
Norway	UNTOLD	Registered	270411	18-Jan-2013	201301069	22-Apr-2013	3
Philippines	UNTOLD	Registered	42013000670	21-Jan-2013	4201300000670	29-Aug-2013
Poland	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Portugal	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Qatar	UNTOLD	Registered	78935	20-Jan-2013	78935	01-Jul-2015	3
Romania	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Russian Federation	UNTOLD	Registered	513101	21-Jan-2013	2013701514	14-May-2014
Saudi Arabia	UNTOLD	Registered	143403284	23-Jan-2013	191286	22-Jan-2014	3
Singapore	UNTOLD	Registered	T1300962F	17-Jan-2013	T1300962F	07-Jun-2013	3
Slovakia	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Slovenia	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
South Africa	UNTOLD	Registered	201301136	18-Jan-2013	201301136	27-Jun-2014	3
Spain	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Sri Lanka	UNTOLD	Pending		18-Jan-2013	177368		3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Sweden	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
Taiwan	UNTOLD	Registered	1590473	17-Jan-2013	102003229	01-Aug-2013	3
Thailand	UNTOLD	Registered	KOR393262	18-Jan-2013	878416	10-Mar-2015	3
United Arab Emirates	UNTOLD	Registered	185846	29-Jan-2013	185846	13-Jan-2016	3
United Kingdom	UNTOLD	Registered	11497765	17-Jan-2013	011497765	17-Jan-2013	3, 5
United States of America	UNTOLD	Registered	4503297	16-Jan-2013	85/980999	25-Mar-2014	3
United States of America	UNTOLD	Registered	4786240	16-Jan-2013	85/824296	04-Aug-2015	3
Venezuela	UNTOLD	Registered	P336048	29-Jan-2013	15822013	28-Dec-2013
Vietnam	UNTOLD	Registered	223653	24-Jan-2013	4201301836	28-Apr-2014	3
South Africa	VELVA	Registered	005/33	04-Jan-1933		04-Jan-1933	3
United States of America	VELVA	Registered	136,514	24-Jun-1918	71/111,775	02-Nov-1920	3
Japan	VELVA (STYLIZED) II	Registered	233,757	13-Jul-1927	11366	14-Apr-1932	4
Japan	VELVA IN KATAKANA	Registered	2,489,476	03-Mar-1989	23320/89	25-Dec-1992	3, 30
Israel	VELVA MOISTURE CREAM	Registered	20725	10-Apr-1962		08-May-1964	3
Taiwan	VELVA MOISTURE FILM	Registered	470851		78-24229	01-Jan-2000	6
United States of America	VELVA MOISTURE FILM	Registered	952,832	16-Aug-1971	72/400,262	06-Feb-1973	3
Algeria	VISIBLE DIFFERENCE	Registered	87001	03-Oct-2013	DZT2013003696	03-Oct-2013	03 Int.
Argentina	VISIBLE DIFFERENCE	Registered	1971495		1484970	24-Feb-2004	3
Aruba	VISIBLE DIFFERENCE	Registered	31625	22-Nov-2013	31625	07-Jan-2014	03 Int.
Aruba	VISIBLE DIFFERENCE	Pending		22-Nov-2013	IM13112224

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Australia	VISIBLE DIFFERENCE	Registered	297580	07-Jun-1976	297580	07-Jun-1976	3
Bahrain	VISIBLE DIFFERENCE	Pending		23-Mar-2014	102800		03 Int.
Bangladesh	VISIBLE DIFFERENCE	Pending		17-Nov-2013	169870		03 Int.
Benelux	VISIBLE DIFFERENCE	Registered	326483	29-May-1974	34329	29-May-1974	3
Brazil	VISIBLE DIFFERENCE	Registered	007223498	03-Sep-1979	816909377	10-Oct-2000	3
Brazil	VISIBLE DIFFERENCE	Registered	816909377	15-Oct-1992	816909377	21-Jan-2014	3
Canada	VISIBLE DIFFERENCE	Registered	240690	26-Feb-1979	436223	07-Mar-1980
China (People’s Republic)	VISIBLE DIFFERENCE	Registered	267084			30-Oct-1986	3
Colombia	VISIBLE DIFFERENCE	Registered	87,802			13-Apr-1976	3
Costa Rica	VISIBLE DIFFERENCE	Registered	50744			31-May-1977	3
Denmark	VISIBLE DIFFERENCE	Registered	VR19833472	15-Nov-1982	5127/1982	30-Sep-1983	3
Egypt	VISIBLE DIFFERENCE	Registered	54788	07-Aug-1978		10-Dec-1979	3
El Salvador	VISIBLE DIFFERENCE	Registered	11/29			25-Feb-1977	127
France	VISIBLE DIFFERENCE	Registered	1289883	16-Nov-1984	721379	16-Nov-1984	3
Gaza District	VISIBLE DIFFERENCE	Registered	17993	15-Sep-2013	17993	18-Mar-2015
Greece	VISIBLE DIFFERENCE	Registered	65,308	20-Dec-1979	65,308	18-Jan-1982	3
Guatemala	VISIBLE DIFFERENCE	Registered	32707			29-Jul-1977	3
Honduras	VISIBLE DIFFERENCE	Registered	25650			27-Nov-1978	3
India	VISIBLE DIFFERENCE	Registered	414362	13-Dec-1983		13-Dec-1983	3
Italy	VISIBLE DIFFERENCE	Registered	1602253	14-May-1974	34062 C/74	14-May-1974	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber		FilDate	AppNumber	RegDate	Class
Japan	VISIBLE DIFFERENCE	Registered	1270964		13-May-1974	61968/74	23-May-1977	4
Jordan	VISIBLE DIFFERENCE	Registered	130292		13-Aug-2013	130292	13-Aug-2013
Lebanon	VISIBLE DIFFERENCE	Instructed	153012		22-Aug-2013	7657	03-Sep-2013
Mexico	VISIBLE DIFFERENCE	Registered	185058		04-Jun-1974		04-Jun-1974	3
Monaco	VISIBLE DIFFERENCE	Registered	1430245		05-Dec-2013	030245	04-Mar-2014	3, 44
Nicaragua	VISIBLE DIFFERENCE	Registered	6,813 C.C.				20-Aug-1977	3
Norway	VISIBLE DIFFERENCE	Registered	278432		11-Dec-2013	201314971	21-Oct-2014	03 Int.
Panama	VISIBLE DIFFERENCE	Registered	76988				18-Oct-1996	3
Papua New Guinea	VISIBLE DIFFERENCE	Registered	B50978	(3)	08-May-1980		08-May-1980	3
Paraguay	VISIBLE DIFFERENCE	Registered	407190			20055	24-Oct-1994	3
Peru	VISIBLE DIFFERENCE	Registered	55905				27-Dec-1984	3
Philippines	VISIBLE DIFFERENCE	Registered	4201200501951		27-Jul-2012	4201200501951	06-Jun-2013	3
Portugal	VISIBLE DIFFERENCE	Registered	217517				29-May-1989	3
Russian Federation	VISIBLE DIFFERENCE	Registered	150237		03-Nov-1995	95712578	03-Nov-1995	3
Saudi Arabia	VISIBLE DIFFERENCE	Registered	1435000694 94		17-Nov-2013	1435000694	17-Jul-2014	03 Int.
South Africa	VISIBLE DIFFERENCE	Registered	74/2304		08-Apr-1974		08-May-1974	3
Switzerland	VISIBLE DIFFERENCE	Registered	664381		05-Dec-2013	646162013	10-Feb-2014
Taiwan	VISIBLE DIFFERENCE	Registered	727375			84048762	16-Sep-1996	3
Thailand	VISIBLE DIFFERENCE	Registered	KOR105425		26-Apr-1989	385,583	26-Apr-1989	3
United Kingdom	VISIBLE DIFFERENCE	Registered	B 1,122,862		23-Oct-1979		23-Oct-1979	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
United States of America	VISIBLE DIFFERENCE	Registered	1,201,722	24-Aug-1981	73/325,158	20-Jul-1982	3
Uruguay	VISIBLE DIFFERENCE	Registered	281881			31-Jul-1975	3
Taiwan	VISIBLE DIFFERENCE IN CHINESE CHARACTERS	Registered	953752		89,023,951	15-Aug-2001	3
Japan	VISIBLE DIFFERENCE IN KATAKANA	Registered	2,413,878	03-Mar-1989	23325/89	29-May-1992	4
Spain	VISIBLE DIFFERENCE LIP-FIX	Registered	1063841	15-Mar-1984		05-Sep-1985	3
Canada	VISIBLE DIFFERENCE PORE-FIX C	Registered	TMA517297	21-Aug-1998	888,028	29-Sep-1999
Algeria	WHITE DIAMONDS	Registered	88340	08-Mar-2012	120845	24-Mar-2015	3
Australia	WHITE SHOULDERS	Registered	245507	15-Jan-1971	245507	15-Jan-1971	3
Austria	WHITE SHOULDERS	Registered	33530	02-Jul-1955	AM 1290/55	06-Dec-1955	3
Benelux	WHITE SHOULDERS	Registered	102356	29-Dec-1971	27105	29-Dec-1971	3
Bolivia	WHITE SHOULDERS	Registered	78224			25-Jul-2000	3
Canada	WHITE SHOULDERS	Registered	21493	07-Jun-1945	187164	07-Jun-1945
China (People’s Republic)	WHITE SHOULDERS	Registered	490623		78-51176	15-Aug-2000	6
China (People’s Republic)	WHITE SHOULDERS	Registered	493983		78-51177	15-Aug-2000	7
Costa Rica	WHITE SHOULDERS	Registered	72811		69029	10-Aug-1990	3
Cuba	WHITE SHOULDERS	Registered	111356		217875	25-May-1981	3
Dominican Republic	WHITE SHOULDERS	Registered	44296			16-Feb-1988	50
Ecuador	WHITE SHOULDERS	Registered	5333-90		17345	16-Dec-1990	3
El Salvador	WHITE SHOULDERS	Registered	63 BK 6			17-Jan-1992	3
Fiji	WHITE SHOULDERS	Registered	22249	07-Apr-1977	11161	07-Apr-1991	48

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
France	WHITE SHOULDERS	Registered	1304602	14-Aug-1945	50636	03-Apr-1995	3
Guatemala	WHITE SHOULDERS	Registered	107373	23-Nov-1989	1989-06002	16-Jan-2001	3
Hong Kong	WHITE SHOULDERS	Registered	1988B3102	09-Jan-1987	157/1987	09-Jan-1994	3
Iran (Islamic Republic of)	WHITE SHOULDERS	Registered	46871	05-Apr-1977	68762	11-Jun-1977	3
Italy	WHITE SHOULDERS	Registered	0001128460	22-Jan-1985	10049 C/85	22-Jan-1985	3
Italy	WHITE SHOULDERS	Registered	0001133533	07-Jun-1955	2597	07-Jun-1955	3
Nicaragua	WHITE SHOULDERS	Registered	19732 C.C			12-Dec-1990	3
Panama	WHITE SHOULDERS	Registered	60686			11-Jan-1994	3
Paraguay	WHITE SHOULDERS	Registered	225006		9862	20-Feb-1990	3
Puerto Rico	WHITE SHOULDERS	Registered	19368	28-Jan-1975	19638	28-Jan-1975	6
Singapore	WHITE SHOULDERS	Registered	B-71072	05-Apr-1977	S/71072	05-Apr-1977	3
South Africa	WHITE SHOULDERS	Registered	461839	02-Jul-1946		02-Jul-2004	3
Sweden	WHITE SHOULDERS	Registered	79521	06-Jun-1955		23-Dec-1955	3
Switzerland	WHITE SHOULDERS	Registered	282104			06-Jun-1995	3, 8, 21
United Kingdom	WHITE SHOULDERS	Registered	B 637,974	15-Jun-1945		15-Jun-1945	3
United States of America	WHITE SHOULDERS	Registered	0402138	02-Mar-1943	71/458,871	29-Jun-1943	3
Uruguay	WHITE SHOULDERS	Registered	322731	20-Jun-2000		20-Jun-2000	3
United States of America	WHITE SHOULDERS (STYLIZED) II	Registered	1366234	26-Apr-1985	73/534,992	22-Oct-1985	3
United States of America	WHITE SHOULDERS AND DESIGN	Registered	1,130,646	10-Aug-1978	73/181,733	12-Feb-1980	3
Japan	WHITE SHOULDERS IN KATAKANA	Registered	1271929	10-Apr-1974	46680/74	23-May-1977	3

FD MANAGEMENT, INC.

CountryName	TrademarkName	TrademarkStatus	RegNumber	FilDate	AppNumber	RegDate	Class
Japan	WHITE SHOULDERS L.V.L. (WORDS & LETTERS)	Registered	2047055	30-Aug-1984	94398/84	26-May-1988	4
United Kingdom	WHITE SHOULDERS L.V.L. (WORDS & LETTERS)	Registered	1301090	16-Feb-1987		16-Feb-1987	3
United States of America	WHITE SHOULDERS Stylized	Registered	1366234	26-Apr-1985	73/534992	22-Oct-1985
Japan	WILLIAMS AQUA IN KATAKANA	Registered	2491843	03-Mar-1989	23328/89	25-Dec-1992	4
United Kingdom	WOMAN’S HEAD (DEVICE)	Registered	652,533	14-Oct-1946	652,533	14-Oct-1946	3
United Kingdom	WOMAN’S HEAD (DEVICE)	Registered	669188	05-May-1948		05-May-1948	21
Norway	WONDERSTRUCK	Registered	267512	27-Jun-2012	201206404	04-Oct-2012	3

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Andorra	National Trademark	Giorgio		3,14,18,25

Class 3 :

Perfume, toiletries; toiletry cosmetics, namely perfume, toiletry and soap preparations for men and women; after-shave lotion and after-shave balm, body moisturiser and body cream; perfumed soaps and gel, and dusting powder.

class 12 :

Luggage carts (non motorised)

class 14 :

Horological instruments such as watches; and fine and costume jewellery such as jewellery chains, necklaces, earrings, rings, bracelets, anklets charms, and pendants.

Class 18 :

Travel bags, namely, beach bags, athletic bags, tote bags, carry-on luggage, bags for travel accessories, shoe bags for travel, trunks for travel.

class 25 :

Women’s wearing apparel, namely,dresses for evening and casual wear, skirts, pants, suits, pansuits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets including leather and suede jackets and fur jackets, coats including leather and suede coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear, robes and swimsuits; and men’s wearing apparel namely, suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hosiery, hats, belts, and gloves.

						Registered	5-Dec-1997	8931	5-Dec-1997	10122

Argentina	National Trademark	Giorgio		3	Perfumery, essential oils, cosmetics, toiletries including toilet soaps, scalp lotions; dentifrices; paper nail files; false nails; antiperspirants, deodorants.	Registered	29-May-1995	2648824	16-Feb-1996	2112926

Argentina	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	19-Nov-1985	2705164	12-May-1986	2166189

Argentina	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	4-Dec-1990	1781272	9-Nov-1998	2331054

Argentina	National Trademark	Giorgio		25	Clothing, footwear, headgear.	Registered	27-Jan-2010	2974723	12-Nov-2010	2406782

Armenia	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women , namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	3-May-1996	1698	11-Jun-1997	1772

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Armenia	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	3-May-1996	1697	11-Jun-1997	1771

Armenia	National Trademark	Giorgio		3	Perfumes, toilet preparations and soaps for men and women, namely, eau de colognes, after shave lotions and after shave balms, body moisturizer and body cream, perfumed soaps and gels, and dusting powder.	Registered	20-May-1996	2090	30-May-1997	1330

Australia	National Trademark	Giorgio		3, 18

Class 3:Perfumes & perfumery; essential oils; cosmetics & hair lotions cologne; skin care products of all types as are included in this class aftershave lotion/balm, body moisturizer/cream; soaps & gels of all types as are included in this class; dusting powder; perfumed dry oil mist; body talc and body shampoo; shampoos as are included in this class; deodorants for personal use, including deodorant soap; anti-perspirants (toiletries).

Class 18: Bags of all types as are included in this class: travel & travelling bags, beach bags, athletic bags, tote bags, bags for camper bags for climbers, bags for packaging, backpacks, carry-on-luggage, carry bags, clutch bags, overnight luggage, bags for travel accessorie shoe bags for travel, trunks for travel, trunks of all types, perfume & cosmetic bags & sachets; & parts of an accessories for such goods as are included in this class.

						Registered	8-Jun-1996	714501	6-Aug-1996	714501

Australia	National Trademark	Giorgio		3	Perfume.	Registered	13-Aug-1985	431594	13-Aug-1985	B431594

Australia	National Trademark	Giorgio		25	Clothing, incl. boots, shoes & slippers; & all other goods in this class; clothing accessories in this class.	Registered	15-Aug-1985	431713	15-Aug-1985	B431713

Australia	National Trademark	Giorgio		3	Bleaching preps & other subs for laundry use; cleaning, polishing, scouring & abrasive preps; soap; perfumery, essential oils, cosmetics hair lotions; dentifrices; eau de toilette, toilet water, & cologne.	Registered	1-Sep-1989	518253	1-Sep-1989	B518253

Australia	National Trademark	Giorgio		3	Perfumery, cosmetics & soaps in this class; toiletry & soap preps for men & women, namely, perfume, cologne, after shave lotion & after shave balm, body moisturizer & body cream, perfumed soap & gel & dusting powder.	Registered	28-Jul-1986	449243	28-Jul-1986	B449243

Australia	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skins, scalp and hair, deodorants for personal use.	Registered	27-Sep-1999	808440	27-Sep-1999	808440

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Australia	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions, dentifrices, all other Class 3 goods	Registered	14-Oct-1988	497366	14-Oct-1988	B497366

Australia	National Trademark	Giorgio		25	Clothing, incl. boots, shoes & slippers; & all other goods in this class; clothing accessories in this class.	Registered	16-Dec-1988	501639	16-Dec-1988	A501639

Australia	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use	Registered	3-Feb-2000	822267	1-Feb-2000	822267

Australia	National Trademark	Giorgio		14	Horological instruments including watches; fine and costume jewelry including jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms, and pendants; and all other goods in this class.	Registered	20-Oct-1993	614248	20-Oct-1993	A614248

Australia	National Trademark	Giorgio		14	Watches	Registered	7-Jan-1994	619885	7-Jan-1994	619885

Australia	National Trademark	Giorgio		3	Cosmetics, toiletries & fragrances.	Registered	7-Apr-1983	446023	7-Apr-1983	B446023

Australia	National Trademark	Giorgio		3	Cosmetics, toiletries & fragrances.	Registered	7-Apr-1983	389654	7-Apr-1983	B389654

Australia	National Trademark	Giorgio		3	Perfume and perfumery; cologne; cosmetics and skin care products of all types for men and women (males and females), including after shave lotion and after shave balm, body moisturizer and body cream, soaps of all types including perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, talcum powder for toilet use, antiperspirants of all types including antiperspirant soap and body shampoo, deodorants for personal use including deodorant soap; essential oils and lotions of all types; hair lotions and other hair products as are included in this class	Registered	22-Nov-1995	678792	22-Nov-1995	678792

Austria	National Trademark	Giorgio		25	Women’s wearing apparel, in particular dresses for evening and casual wear, skirts, pants, suits, pansuits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets including leather and fur jackets, coats including leather and fur coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear, robes, swimsuits; men’s wearing apparel, in particular, suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hosiery, hats, belts, gloves.	Registered	4-Nov-1985	AM3499/85	9-Dec-1985	111083

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Austria	National Trademark	Giorgio		25	Women’s wearing apparel, in particular dresses for evening and casual wear, skirts, pants, suits, pantsuits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets including leather and fur jackets, coats including leather boas, sweaters, gloves, maternity wear, robes, swimsuits; men’s wearing apparel, in particular suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hosiery, hats, belts, gloves.	Registered	4-Nov-1985	AM3498/85	9-Dec-1985	111082

Austria	National Trademark	Giorgio		3	Perfumeries, preparations for body and beauty care.	Registered			4-Aug-1986	113439

Austria	National Trademark	Giorgio		3	Soaps; perfumery, in particular perfumes, eau de cologne; after shave lotion, creams and balms; cosmetics; body moisturizers and body creams, gels, body and face dusting powder, hair lotions.	Registered	22-Aug-1986	AM2690/86	15-Oct-1986	114259

Austria	National Trademark	Giorgio		3	Soaps; perfumery, in particular perfumes, eau de cologne; after shave lotion, creams and balms; cometics; body moisturizers and body creams, gels, body and face dusting powder, hair lotions.	Registered	29-Aug-1986	AM2791/86	15-Oct-1986	114260

Austria	National Trademark	Giorgio		3	Washing and bleaching preparations; cleaning, polishing, scouring and abrasive preparations; soaps; perfumeries, essential oils, preparations for body and beauty care, hair lotions, dentifrices.	Registered	18-Aug-1988	AM3711/88	31-Mar-1989	124654

Austria	National Trademark	Giorgio		14	Jewellery and costume jewellery, in particular chains, necklaces, earrings, rings, bracelets, anklets, charms, pendants for bracelets and necklaces, precious stones; horological and chronometric instruments; precious metals and their alloys and goods in precious metals or coated therewith, not included in other classes.	Registered	8-Nov-1993	AM5225/93	14-Dec-1993	150374

Austria	National Trademark	Giorgio		3	Cosmetics and toiletries for men and women, namely perfumes, colognes, skin lotions, creams and moisturizers, bath and shower gels, dusting powders, perfumed soap, after shave lotion and after shave balm.	Registered	13-Nov-1984	AM3498/84	8-May-1985	109068

Bahamas	National Trademark	Giorgio		14	Horological instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklet charms, and pendants.	Registered	10-Apr-1992	15232	10-Apr-1992	15232

Bahamas	National Trademark	Giorgio			Toiletry and soap preparations for men and women, namely cologne after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel and dusting powder and articles of clothing.	Registered	17-Jun-1993	15838	17-Jun-1993	15838

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Bahamas	National Trademark	Giorgio			Clothing for men, women, & children, namely, shirts, jackets,sweaters, pants, footwear, belts, t-shirts, socks, coordinated shirts, jackets, slacks, tennis shoes, sweat shirts, jerseys, shorts, jogging suits, sweat pants, hats/caps, scarves, gloves, hosiery, neckties, rainwear, pajamas, robes, night shirts, thermal underwear, headbands, and wristbands; perfume, cologne; toiletry cosmetics, soap preps for men, women, namely, after shave lotion, after shave balm, moisturizing body talc, body shampoo, body cream, perfumed soap and gel, dusting powder; deodorant and antiperspirants; and suntan lotion.	Registered	17-Jun-1993	N/A	17-Jun-1993	15837

Bahamas	National Trademark	Giorgio			Clothing for men, women, & children, namely, shirts, jackets, sweaters pants, footwear, belts, t-shirts, socks, coordinated shirts, jackets and slacks, tennis shoes, sweat shirts, jerseys, shorts,jogging suits, sweat pants, hats/caps, scarves, gloves, hosiery, neckties, rainwear, pajamas, robes, night shirts, thermal underwear, headbands, and wristbands; perfume & cologne; toiletry cosmetics & soap preps for men women, namely, after shave lotion & after shave balm,body moisturizer, body talc, body shampoo, & body cream, perfumed soap & gel, & dusting powder; deodorants and antiperspirants; and suntan lotion.	Registered	17-Jun-1993	15839	17-Jun-1993	15839

Bahamas	National Trademark	Giorgio			Perfume and cologne; toiletry cosmetics and soap preparations for men and women, namely, after shave lotion and after shave balm, body moisturizer, body talc, body shampoo, and body cream, perfumed soap and gel, and dusting powder, deodorant and antiperspirant and suntan lotion.	Registered	17-Jun-1993	N/A	17-Jun-1994	15840

Bahamas	National Trademark	Giorgio		18	Travel bags, namely, beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel, and luggage carts (non-motorized)-Goods not included in the foregoing classes.	Registered	16-Aug-1994	N/A	16-Aug-1994	16686

Bahamas	National Trademark	Giorgio		18	Leather skins unwrought, and wrought, and articles made of leather not included in other classes.	Registered	16-Aug-1994	N/A	16-Aug-1994	16684

Bahamas	National Trademark	Giorgio		18	Travel bags, namely, beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel, and luggage carts (non-motorized). Goods not included in the foregoing classes.	Registered	16-Aug-1994	16689	16-Aug-1994	16689

Bahamas	National Trademark	Giorgio		18	Leather, skins unwrought and wrought, and articles made of leather, not included in other classes.	Registered	16-Aug-1994	N/A	16-Aug-1994	16688

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Bahamas	National Trademark	Giorgio		18	Travel bags, namely, beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel, and luggage carts (non-motorized). Goods not included in the foregoing classes.	Registered	24-Aug-1994	16685	16-Aug-1994	16685

Bahamas	National Trademark	Giorgio		18	Leather skins unwrought, and wrought, and articles made of leather not included in other classes.	Registered	16-Aug-1994	16687	16-Aug-1994	16687

Bahrain	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	22-Nov-1999	1972/99	22-Nov-1999	26546

Bahrain	National Trademark	Giorgio		14	Horological instruments such as watches, & fine & costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms & pendants.	Registered	31-Oct-1992	1126/92	31-Oct-1992	15631

Bahrain	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, preparations for body and beauty care, hair lotions, dentifrices	Registered	14-Feb-2013	96288	14-Feb-2013	96288

Bahrain	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, preparations for body and beauty care, hair lotions, dentifrices	Registered	14-Feb-2013	96286	14-Feb-2013	96286

Bahrain	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, preparations for body and beauty care, hair lotions, dentifrices	Registered	14-Feb-2013	96287	14-Feb-2013	96287

Belarus	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	4-Oct-1993	112046	30-Dec-1993	2959

Belarus	National Trademark	Giorgio		3	Perfumes, toiletry and soap preparations for men and women, namely, eau de cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	4-Oct-1993	112045	30-Dec-1993	2961

Belarus	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	4-Oct-1993	112047	30-Dec-1993	2960

Belize	National Trademark	Giorgio		25	Men`s and women`s clothing, namely, shirts, t-shirts, pants, pantyhose, pullovers, waistcoats, trousers, jeans, vests, parkas, sweaters, blazers, gaiters, rain-coats, leggings, shorts, belts, suspenders, ties, sweat bands, wrist bands, blouses, socks, stockings, sport suits namely track suits, training suits, warm-up suits, athletic sports suits, gym suits, ear muffs, underwear, collars, sun visors, jerkins, slacks, mittens, polo shirts, tank tops, dresses, cardigans, jumpers, camisoles, bathing suits, body suits, bath robes, nightgowns, pyjamas, petticoats, corsets, jogging suits, skirts, gloves, coats, scarves, jackets and wind resistant jackets, foulards; footwear, namely, athletic footwear, slippers, shoes, boots, sandals; headgear, namely hats, berets, caps, hoods, turbans and bandanas.	Registered	18-May-2010	683810	1-Jun-2010	683810

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Benelux	Benelux Trademark	Giorgio		3	Perfumery, cosmetics and soap; toiletry products included in this class and soap preparations for men and women; cologne, after shave lotions and balms; moisturizers and body creams; perfumed soap and gel; dusting powder.	Registered	23-Jul-1986	056274	23-Jul-1986	422501

Benelux	Benelux Trademark	Giorgio		3	Perfumery, cosmetics and soap; toiletry products included in this class and soap preparations for men and women; cologne, after shave lotions and balms; moisturizers and body creams; perfumed soap and gel dusting powder.	Registered	23-Jul-1986	056275	23-Jul-1986	423205

Benelux	Benelux Trademark	Giorgio		3	Cosmetic preparations for body and beauty care, in particular skin care preparations, face masks; lipsitck, cosmetic preparations for eyebrows and eyelashes; cosmetic suntan preparations; massage creams and oils, not for medical use; hair care preparations, hair oils, shampoos, hair creams, shaving cream; deodorants for personal hair lotions; perfumery; toilet soap; dentifrices.	Registered	10-Jan-1997	885595	10-Jan-1997	606036

Benelux	Benelux Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions and dentifrices.	Registered	11-Aug-1988	064214	11-Aug-1988	451238

Benelux	Benelux Trademark	Giorgio		14	Horlogical instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earings, rings, bracelets, anklets, charms and pendants.	Registered	3-Sep-1992	785328	3-Sep-1992	518267

Benelux	Benelux Trademark	Giorgio		3	Cosmetics, toiletries and fragrances.	Registered	12-Apr-1983	048775	12-Apr-1983	389292

Benelux	Benelux Trademark	Giorgio		3	Perfumery and cosmetics.	Registered	11-Sep-1985	054257	11-Sep-1985	411898

Benelux	Benelux Trademark	Giorgio		25	Clothing, footwear, headgear.	Registered	29-Oct-1985	054544	29-Oct-1985	415505

Benelux	Benelux Trademark	Giorgio		25	Clothing, footwear, headgear.	Registered	29-Oct-1985	054545	29-Oct-1985	415506

Bermuda	National Trademark	Giorgio		18	Travel bags, beach bags, athletic bags, tote bags, carry-on luggage,clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel and luggage carts (non-motorized).	Registered			6-Jun-1994	26148

Bermuda	National Trademark	Giorgio		18	Travel bags, beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel and luggage carts (non-motorized).	Registered			23-Aug-1994	26352

Bermuda	National Trademark	Giorgio		18	Class 18 : Leather and imitations of leather, and goods made from these materials and not included in other classes; animal skins, hides; trunks and traveling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery, including travel bags, beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags, shoe bags for travel, trunks for travel and wheeled luggage.	Registered	2-Oct-2002	34682	20-Nov-2003	34682

Bermuda	National Trademark	Giorgio		14	Horological instruments; watches; and fine costume jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms and pendants.	Registered	28-May-1992	21745	6-Apr-1993	21745

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Bermuda	National Trademark	Giorgio		3	Perfume and cologne; toiletry cosmetics and soap preparations for men and women; aftershave lotion and after shave balm, body moisturizer, body talc, body shampoo, and body cream, perfumed soap and gel, and dusting powder; deodorant and antiperspirants for use on the person; and suntan lotion.	Registered			1-Jun-1993	22121

Bermuda	National Trademark	Giorgio		3	Perfume and cologne; after shave lotion and after shave balm, body moisturizer, body talc, body shampoo, and body cream, perfumed soap and gel, and dusting powder; deodorant and antiperspirants for use on the person and suntan lotion.	Registered			1-Jun-1993	22119

Bermuda	National Trademark	Giorgio		3	Perfume and cologne; after shave lotion and after shave balm, body moisturizer, body talc, body shampoo, and body cream, perfumed soap and gel, and dusting powder; deodorant and antiperspirants for use on the person and suntan lotion.	Registered	1-Jun-1993	22120	1-Jun-1993	22120

Bermuda	National Trademark	Giorgio		3	Perfume and cologne; after shave lotion and after shave balm, body moisturizer, body talc, body shampoo, and body cream, perfumed soap and gel, and dusting powder; deodorant and antiperspirants for use on the person and suntan lotion.	Registered			1-Jun-1993	22123

Bolivia	National Trademark	Giorgio		3	Soaps, perfumery, oils, cosmetics, lotions; dentifrices.	Registered	5-Sep-1990	N/A	5-Nov-1991	64031-A

Bolivia	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics and hair lotions.	Registered	18-Oct-1991	N/A	11-Feb-1993	61837-A

Bolivia	National Trademark	Giorgio		25	Clothing, footwear, headgear.	Pending	7-May-2010	SM017212010

Bosnia-Herzegovina	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	3-Jun-1997	BAZ971898A	14-Jan-2003	BAZ971898

Bosnia-Herzegovina	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	3-Jun-1997	BAZ971897A	14-Jan-2003	BAZ971897

Bosnia-Herzegovina	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	23-Jun-1997	BAZ971966A	14-Jan-2003	BAZ971966

Bosnia-Herzegovina	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	25-Aug-1997	BAZ972247A	14-Jul-2003	BAZ972247

Brazil	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions and dentifrices.	Registered	12-Apr-1989	814759157	29-Apr-1997	814759157

Brazil	National Trademark	Giorgio		3	Perfumery and sanitary products and toiletry articles in general.	Registered	30-Nov-1995	818957794	18-Aug-1998	818957794

Brazil	National Trademark	Giorgio		3	Cosmetics, toiletry articles and fragrances.	Registered	11-Mar-1994	812239598	1-Oct-1996	812239598

Brazil	National Trademark	Giorgio		3	Cosmetics, toiletry and fragrance articles.	Registered	17-May-1985	811991830	26-Aug-1986	811991830

Brazil	National Trademark	Giorgio		3	Cosmetics, toiletry articles and perfumery.	Registered	31-Jul-1986	812740068	3-Sep-1996	812740068

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Brazil	National Trademark	Giorgio		3	Cosmetics, perfumery and toiletry articles.	Registered	31-Jul-1986	812740050	3-Sep-1996	812740050

Brazil	National Trademark	Giorgio		3	Perfumery and hygiene products; toiletry articles in general.	Registered	28-Apr-1986	812537920	3-Sep-1996	812537920

Brazil	National Trademark	Giorgio		25	Clothes and clothing accessories of common use.	Registered	11-Mar-1994	817719911	1-Oct-1996	817719911

Brazil	National Trademark	Giorgio		14	Fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms and pendants. Class 14: Precious metals and their alloys and goods in precious metals or coated therewith, not included in other classes; jewellery, precious stones; horological and chronometric instruments.	Registered	26-Oct-1992	816955719	1-Oct-1996	816955719

Brazil	National Trademark	Giorgio		25	Clothes and dressing accessories of common use.	Registered	11-Mar-1994	817719881	1-Oct-1996	817719881

Brazil	National Trademark	Giorgio		3	Toiletries and fragrances, namely, eau de toilette, after shave lotion, after shave balm, shower and bath gel, body lotion and personal deodorant.	Registered	8-Dec-1995	818968672	31-Oct-2000	818968672

Brunei Darussalam	National Trademark	Giorgio		3	Perfumery, cosmetics and soaps.	Registered	24-Jun-1987	17615	24-Jun-1987	17949

Brunei Darussalam	National Trademark	Giorgio		3	Perfumery, cosmetics & soaps.	Registered	24-Jun-1987	17616	24-Jun-1987	B87

Brunei Darussalam	National Trademark	Giorgio		3	Perfumery, cosmetics and soaps.	Registered	24-Jun-1987	17613	14-Jul-1987	16857

Brunei Darussalam	National Trademark	Giorgio		3	Perfumery, cosmetics, soaps.	Registered	14-Jul-1987	17614	14-Jul-1987	16,847

Brunei Darussalam	National Trademark	Giorgio		14	Horological Instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets charms, and pendants.	Registered	7-Feb-1994	BRU/23526	7-Feb-1994	23970

Bulgaria	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	17-Apr-1996	34678	25-Apr-1997	30416

Bulgaria	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	19-Apr-1996	34701	26-Mar-1997	30119

Bulgaria	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	19-Apr-1996	34702	26-Mar-1997	30120

Bulgaria	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	22-Apr-1996	34716	10-Apr-1997	30272

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Bulgaria	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	3-May-1996	34944	9-Apr-1997	30265

Canada	National Trademark	PGCo		3	Toiletry and soap preparations for women, namely, perfume, eau de toilette, body moisturizer, perfumed soap and gel and dusting powder.	Registered	24-Mar-1999	1009693	25-Sep-2001	TMA551,537

Canada	National Trademark	PGCo		3	Cosmetics and toiletries for men and women, namely perfumes, colognes, skin lotions, creams and moisturizers, bath and shower gels, dusting powders, perfumed soap, after shave lotion and after shave balm.	Registered	15-May-1984	522044	16-Sep-1988	TMA344,933

Canada	National Trademark	PGCo		3	Cosmetics and toiletries, namely—perfumes, colognes, skin lotions and moisturizers, bath and shower gels, dusting poweders, perfumed soap, after save lotion and after shave balm; and perfumed candles.	Registered	13-Mar-1984	0518497	16-Sep-1988	TMA344,932

Canada	National Trademark	PGCo		3,14,18,25

(1) High fashion apparel and personal care products—namely, handbags, dresses, skirts, pants, suits, pantsuits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, jackets, coats, shawls, wraps, capes, boas, sweaters, gloves, maternity tops, pants and dresses, robes, swimsuits, sports coats, slacks, raincoats, hosiery, belts, gloves, perfumes, colognes, skin lotions and moisturizers, bath and shower gels, dusting powders, perfumed soaps, after shave lotions and after shave balms. (2) Fine and costume jewellery, watches and clocks.

Services: (1) Retailing high fashion apparel and personal care products.

						Registered	27-Feb-1987	0579023	28-Apr-1989	TMA355,176

Canada	National Trademark	PGCo		3,42	Cosmetics and toiletries—namely, perfumes, colognes, skin lotions and moisturizers, bath and shower gels, dusting powders, perfumed soaps, after shave lotions and balms, and perfumed candles. Services: Retailing high fashion apparel and personal care products.	Registered	27-Feb-1987	0579021	16-Jun-1989	TMA357,221

Canada	National Trademark	PGCo		3	Cosmetics and beauty care items, namely perfumes, colognes, toilet water, body moisturizers and body lotion.	Registered	26-Jul-1988	611956	30-Nov-1990	TMA376378

Canada	National Trademark	PGCo		3	Cosmetics and beauty care items, namely, perfumes, colognes, toilet water, body moisturizers and body lotions.	Registered	13-Oct-1988	617151	10-May-1991	TMA384,107

Canada	National Trademark	PGCo		3	Perfumes, cologne and toilet water.	Registered	18-Aug-1977	414448	23-Jan-1981	TMA255152

Canada	National Trademark	PGCo		18	Travel bags, namely, athletic bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel and luggage carts (non-motorized); beach bags and tote bags.	Registered	11-Aug-1994	0761322	16-Feb-1996	TMA454,284

Canada	National Trademark	PGCo		18	(1) Travel bags, namely, athletic bags, carry-on luggage, overnight luggage, bags for travel accessories, and fanny packs. (2) Beach bags and tote bags.	Registered	11-Aug-1994	0761323	28-Jan-1997	TMA469,973

Canada	National Trademark	PGCo		3	Perfumes, eau de toilette, body moisturizer and shower gel.	Registered	29-May-1997	846462	6-Apr-1998	TMA492,398

Canada	National Trademark	PGCo		3	Cosmetics and toiletries for men and women, namely perfumes, colognes, skin lotions, creams and moisturizers, bath and shower gels, dusting powders, perfumed soap, after shave lotion and after shave balm.	Registered	15-May-1984	0522045	15-Mar-1985	TMA300869

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Chile	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered		69495	4-Sep-1986	775454

Chile	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	28-Nov-1995	747435	20-Nov-1996	779759

Chile	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	9-Mar-1988	94580	9-Mar-1988	832219

Chile	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	4-Mar-1988	94579	4-Mar-1988	832218

Chile	National Trademark	Giorgio		3	Class 3: Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, preparations for body and beauty care, hair lotions, dentifrices.	Registered	24-Jun-1987	94581	4-Mar-1988	832213

Chile	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	4-Mar-1988	94578	4-Mar-1988	869335

Chile	National Trademark	Giorgio		25	Class 25 : Clothing, footwear, headgear.	Registered	6-Mar-1992	170064	22-Dec-1992	1021031

Chile	National Trademark	Giorgio		14	Class 14 Stones; horological and chronometric instruments. Precious metals and their alloys and goods in precious metals or coated therewith, not included in other classes; jewelry.	Registered	4-Sep-1992	219281	7-Apr-1993	1039933

Chile	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, hair lotions.	Registered	14-Nov-1991	192572	22-Jul-1993	1058737

China	National Trademark	Giorgio		25	Women’s wearing apparel- namely, dresses for evening and casual wear, skirts, pants, suits, pantsuits, blouses, shirts, lingerie, jackets including leather and suede jackets and fur jackets, coats including leather and suede coats, and fur coats, capes, sweaters, maternity wear, robes, and swimsuits; and men’s wearing apparel — namely, suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, and shirts.	Registered	7-May-1987	18440	10-Jun-1987	274829

China	National Trademark	Giorgio		25	Hats, shoes and boots for men and women.	Registered	7-May-1986	970001757	30-Jan-1987	276925

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
China	National Trademark	Giorgio		3	Cosmetics, toiletries, and fragrances.	Registered	5-Jun-1986	NA.	10-Mar-1987	280969

China	National Trademark	Giorgio		3	Cosmetics, toiletries, fragrances.	Registered	5-Jun-1986	23449	10-Mar-1987	280970

China	National Trademark	Giorgio		3	Cosmetics, toiletries, and fragrances.	Registered	5-Jun-1986	23451	10-Mar-1987	280971

China	National Trademark	Giorgio		25	Women`s wearing apparel, namely, dresses for evening and casual wear, skirts, pants, suits, pantsuits, blouses, shirts, lingerie, jackets including leather and suitecoats, and fur coats, capes, sweater maternity wear, robes, and swimsuits; and men`s wearing apparel- namely suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters and shirts.	Registered	7-May-1986	970001756	10-Apr-1987	283898

China	National Trademark	Giorgio		3	Cosmetics and perfumery, including toiletry for men and women; namely; perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, and dusting powder.	Registered	17-Sep-1986	37368	10-Jun-1987	289976

China	National Trademark	Giorgio		3	Cosmetics and perfumery including toiletry for men and women; namely; perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, and dusting powder.	Registered	2-Jul-1986	37349		289975

China	National Trademark	Giorgio		3	Cosmetics, perfumes, colognes, body moisturizer, cream, soaps, gels.	Registered	20-Sep-1996	960107016	28-Sep-1997	1112095

China	National Trademark	Giorgio		3	Toilet soaps; perfumery; essential oils; cosmetics; bath lotions; cosmetics for baths; cleaning preparations for skin; cosmetic removing preparations; cosmetics for skin care; facial cleaning milk; skin moisturizing lotions and creams; sun-tanning preparations (cosmetics); hair lotions; hair conditioners; hair styling preparations; hair colorants; preparations for permanent waving; mousse; deodorants for personal use.	Registered	18-Sep-2000	2000144665	14-Nov-2001	1664321

China	National Trademark	Giorgio		3	Toilet soaps; perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use	Registered	29-Sep-2000	2000151535	21-Jan-2002	1700343

China	National Trademark	Giorgio		3	Perfumery; toilet soaps, shampoo, body wash, hair spray, essential oils, cosmetics, skin and body moisturizers, preparations for the cleaning, care, beautification of the hair, skin and scalp, dentifrices, deodorants for personal use	Registered	28-Jul-2000	2000112429	28-Jan-2002	1704297

China	National Trademark	Giorgio		3	Perfumery; toilet soaps, shampoos, body wash, hair spray, essential oils, cosmetics, skin and body moisturizers, preparations for the cleaning, care, beautification of the hair, skin and scalp, dentifrices, deodorants for personal use	Registered	28-Jul-2000	2000112428	28-Jan-2002	1704295

China	National Trademark	Giorgio		3	Perfumery; toilet soaps, shampoo, body wash, hair spray, essential oils, cosmetics, skin and body moisturizers, preparations for the cleaning, care, beautification of the hair, skin and scalp, dentifrices, deodorants for personal use	Registered	28-Jul-2000	2000112430	28-Jan-2002	1704298

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
China	National Trademark	Giorgio		3	Perfumery; toilet soaps, shampoo, body wash, hair spray, essential oils, cosmetics, skin and body moisturizers, preparations for the cleaning, care, beautification of the hair, skin and scalp, dentifrices, deodorants for personal use	Registered	28-Jul-2000	2000112431	28-Jan-2002	1704296

Colombia	National Trademark	Giorgio		25	Clothing, footwear, headgear.	Registered	27-Jan-2010	10008173	27-Jul-2010	406057

Colombia	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; specifically, soaps, perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	5-Aug-1991	92-345251	30-Jun-1994	166165

Colombia	National Trademark	Giorgio		3	Perfumes, toiletry cosmetics, soap preparations for men and women for after shave and balms, moisturizers, body talc, body shampoo, perfumed soaps and gels, deodorants and antiperspirants,lotions and all other products of the class.	Registered	28-Apr-1993	93-384238	29-Dec-1994	173003

Colombia	National Trademark	Giorgio		3	Perfumes, toiletry cosmetics, soap preparations for men and women for after shave and balms, moisturizers, body talc, body shampoo, perfumed soaps and gels, deodorants and antiperspirants, and lotions and all other products of the class.	Registered	29-Dec-1994	173002	29-Dec-1994	173002

Colombia	National Trademark	Giorgio		3	Perfumes, toiletry cosmetics, soap preparations for men and women for after shave and balms, moisturizers, body talc, body shampoo, perfumed soaps and gels, deodorants and antiperspirants, and lotions and all other products of the class.	Registered	28-Apr-1993	93-384239	31-Jan-1995	174575

Colombia	National Trademark	Giorgio		3	Perfumes, toiletry cosmetics, soap preparations for men and women for after shave and balms, moisturizers, body talc, body shampoo, perfumed soaps and gels, deodorants and antiperspirants, and lotions and all other products of the class.	Registered	31-Jan-1995	174574	31-Jan-1995	174574

Costa Rica	National Trademark	Giorgio		3	Perfumery.	Registered	15-Apr-1988	64942	28-Apr-1989	69844

Costa Rica	National Trademark	Giorgio		3	Perfumes.	Registered	15-Apr-1988	N/A	5-Feb-1991	74329

Costa Rica	National Trademark	Giorgio		3	Perfumery.	Registered	15-Apr-1988	N/A	5-Feb-1991	74326

Costa Rica	National Trademark	Giorgio		3	Toiletry preparations and soap.	Registered	18-Oct-1991	19007901303	6-Apr-1992	79013

Costa Rica	National Trademark	Giorgio		25	Class 25 : Clothing, footwear, headgear.	Registered	18-Oct-1991	19007901225	6-Apr-1992	79012

Costa Rica	National Trademark	Giorgio		25	Women evening wear, formal garments, slips; pants; suits, blouse pant suits; shirts, ties, scarfs, handkerchiefs, hats, underwear, shoes, boots, jackets incl leather, chamois & fur jackets; coats incl leather, chamois and fur coats; chals, coats, capes, feather capes, sweaters, gloves, maternity clothes; bathrobes; men clothing, namely suits, sport coats, trousers, jackets, rain capes, overcoats, robes sweaters, shirts, shoes, boots, ties, scarfs, socks, hats, bands and gloves.	Registered	18-Oct-1991	352M639	28-Apr-1993	82363

Costa Rica	National Trademark	Giorgio		25	Women evening wear, formal garments, slips; pants, suits, blouse pant suits; shirts, ties, scarfs, handkerchiefs, hats, underwear, shoes, boots; jackets leather, chamois and fur jackets; leather,chamois and fur coats; chals, coats, capes, feather capes, sweaters, gloves, maternity clothes, bathrobes; men clothing, namely suits, sport coats, trousers, jackets, rain capes, overcoats, robes, sweaters, shirts, shoes, boots, ties, scarfs, socks, hats, bands and gloves.	Registered	18-Oct-1991	N/A	28-Apr-1993	82364

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Costa Rica	National Trademark	Giorgio		3	Colognes.	Registered	15-May-1992	N/A	30-Aug-1993	83838

Croatia	National Trademark	Giorgio		3	Cosmetic products and toiletry preparations for men and women, namely, perfume, eau-de-cologne, etheric oil for use as personal scent, aftershave lotion and aftershave balm, body moisturiser and body lotion, perfumed soap and gel, talc.	Registered	24-Apr-1996	4/96-01/702	25-May-1998	960460

Croatia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	24-Apr-1996	01/0697	4-Nov-1997	960455

Croatia	National Trademark	Giorgio		3	Cosmetic products and toiletry preparations for men and women, namely, perfume, eau-de-cologne, etheric oil for use as personal scent, aftershave lotion and aftershave balm, body moisturiser and body lotion, perfumed soap and gel, talc.	Registered	24-Apr-1996	01/0698	4-Nov-1997	960456

Croatia	National Trademark	Giorgio		3	Cosmetic products and toiletry preparations for men and women, namely, perfume, eau-de-cologne, etheric oil for use as personal scent, aftershave lotion and aftershave balm, body moisturiser and body lotion, perfumed soap and gel, talc.	Registered	24-Apr-1996	4/96-01/0703	8-Oct-1997	Z960461

Croatia	National Trademark	Giorgio		3	Cosmetic products and toiletry preparations for men and women, namely, perfume, eau-de-cologne, etheric oil for use as personal scent, aftershave lotion and aftershave balm, body moisturiser and body lotion, perfumed soap and gel, talc.	Registered	20-May-1996	04/96-01/0832	13-Feb-1998	960559

Cyprus	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrances, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	13-Nov-1997	49111	13-Nov-1997	49111

Cyprus	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair; deodorants for personal use.	Registered	18-Nov-1999	54772	18-Nov-1999	54772

Cyprus	National Trademark	Giorgio		14	Horological instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets charms, and pendants.	Registered	22-Sep-1994	40987	17-Nov-1997	40987

Czech Republic	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	16-Apr-1996	110369	25-Feb-1998	207524

Czech Republic	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	16-Apr-1996	110370	21-Nov-1997	205542

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Czech Republic	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	9-May-1996	111102	26-Aug-1997	203121

Denmark	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women; namely, perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	15-Jul-1986	4574/86	13-May-1988	2089/1988

Denmark	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions, and dentifrices.	Registered	7-Oct-1988	6963/88	10-Aug-1990	5397/90

Denmark	National Trademark	Giorgio		3,25

Class 3 :

Perfume, toiletry and soap preparations for men and women; namely cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.

Class 25 :

Men’s and women’s wearing apparel and accessories.

						Registered	17-Apr-1986	2522/86	16-Nov-1990	7220/90

Denmark	National Trademark	Giorgio		3,25

Class 3 :

Perfume, toiletry and soap preparations for men and women; namely cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.

Class 25 :

Women’s wearing apparel, namely, dresses for evening and casual wear, skirts, pants, suits, pansuits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets including leather and suede jackets and fur jackets, coats including leather and suede coats, and fur coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear, robes and swimsuits; and men’s wearing apparel namely, suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hoisery, hats, belts, and gloves.

						Registered	16-Apr-1986	2524/86	16-Nov-1990	7222/90

Denmark	National Trademark	Giorgio		3,25

Class 3 :

Perfume, toiletry, and soap preparations for men and women; namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.

Class 25 :

Men`s and women`s wearing apparel and accessories.

						Registered	17-Apr-1986	2523/86	16-Nov-1990	7221/90

Denmark	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	8-Nov-1993	7217/93	1-Jul-1994	4368/94

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Dominican Republic	National Trademark	PGCo		3	Soaps, perfumeries, essential oils, preparations for body and beauty care, hair lotions, dentifrices.	Registered	12-Mar-2009	20095340	1-Jun-2009	174353

Ecuador	National Trademark	Giorgio		3	Perfumery, toiletry articles; soap preparations for men and women; cologne, aftershave lotions and balms, humidifiers, body moisturizers and creams, perfumed soap and gel, talcs.	Registered	22-Mar-1991	58038	27-Dec-1991	2013-97

Ecuador	National Trademark	Giorgio		25	Clothes for women, i.e., formal & casual wear, skirts, pants, suits, pantsuits, blouses, shirts, ties, scarfs, handkerchiefs, hats, lingerie, shoes, boots, jackets, including leather, suede & fur jackets; coats including leather, suede & fur coats; chals, blankets, capes, fur pieces for the neck, sweaters, gloves, maternity clothes, swimsuits; men`s clothing, i.e., suits sports coats, pants, jackets, raincoats, light coats, tunics, sweaters, shirts shoes, boots, ties, scarfs, hats, belts and gloves.	Registered	22-Mar-1991	58039	27-Dec-1991	1936-97

Ecuador	National Trademark	Giorgio		18	Purses, travelling bags and suitcases; leather and imitation of leather;goods made from these materials not included in other classes; hides and trunks; umbrellas, parasols and walking sticks; whips, harnesses and saddlery.	Registered	22-Mar-1991	58042	27-Dec-1991	5319

Ecuador	National Trademark	Giorgio		25	Women’s & mens clothing, formal garments, slips; pants, suits,blouses, pant suits; shirts, ties, scarfs,handkerchiefs, hats,underwear, shoes, boots, jackets, including leather, chamois and fur jackets, coats incl. leather, chamois and fur coats; chals, coats, capes, feather capes, sweaters, gloves, maternity clothes; bathrobes; men clothing, namely suits, sport coats, trousers, jackets, rain capes, overcoats, robes, sweaters, shirts, shoes, boots, ties, scarfs, socks, hats, bands and gloves.	Registered	22-Mar-1991	58040	27-Dec-1991	5317

Ecuador	National Trademark	Giorgio		3	Perfumery, toiletries and soap preparations for men and women; cologne, after shave lotions and balms, body moisturizers and creams, perfumed soap and gel, talc.	Registered	22-Mar-1991	58041	27-Dec-1991	5318

Ecuador	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; dentifrices; specifically, soaps, essential oils, cosmetics, hair lotions, perfumery, cologne and toilet water.	Registered	6-Oct-2003	137914	6-Apr-2004	24612014

Egypt	National Trademark	Giorgio		3	Perfume and toiletry and soap preparations for men and women, namely cologne, after shave lotion and after shave body moisturizer and body cream, perfumed soap and gel, dusting powder.	Registered	30-Dec-1985	66632	19-Oct-1990	66632

Egypt	National Trademark	Giorgio		25	Articles of Clothing	Registered	8-Jan-1986	66660	14-Nov-1989	66660

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Egypt	National Trademark	Giorgio		25	Women’s wearing apparel, namely, dresses for evening & casual wear, skirts, pants, suits, pantsuits, blouses, shirts, ties, scarves, hand- kerchiefs, hats, lingerie, shoes, boots, jackets incl. leather & suede jackets & fur jackets, coats incl. leather & suede coats, & fur coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear, robes & switsuits; & men’s wearing apparel, namely, suits, sport coats slacks, jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hosiery, hats, belts, & gloves.	Registered	18-Jan-1986	66661	27-May-1989	66661

Egypt	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women—namely, perfume, cologne, after shave lotion and after shave, body moisturizer and body cream, perfumed soap and gel and dusting powder, in Class 3.	Registered	10-Jul-1986	67678	28-Dec-1988	67678

Egypt	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women; namely, perfume, cologne, after shave lotion and after shave blam, body moisturizer, body cream, perfumed soap and gel, and dusting powder, all such goods are included in Class 3 and not included in other classes.	Registered	20-Aug-1986	67861	29-Jun-1990	67861

Egypt	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women; namely, perfume, cologne, after shave lotion and after shave balm, body moisturizer and cream cosmetic for body, perfumed soap and gel and dusting powder, and these goods are included in Class 3 and not in other classes.	Registered	20-Aug-1986	67862	24-Dec-1990	67862

Egypt	National Trademark	Giorgio		3	Perfume, falling in class 3.	Registered	14-Jul-1987	69801	23-Mar-1990	69801

Egypt	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use; all included in class 3.	Registered	14-Nov-1999	128516	15-Jan-2003	128516

El Salvador	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions.	Registered			18-Jan-1996	205BK-29

El Salvador	National Trademark	Giorgio		3	Soaps, shampoos, cologne, essential oils, body and beauty care preparations; bath and shower gels, talc, cosmetic additives for the bath; body lotion, body cream, body perfumed cream, deodorants for personal use, hair lotions, shaving and after shave creams.	Registered	20-Mar-1996	1240-96	25-Aug-1997	247BK-59

El Salvador	National Trademark	Giorgio		3	Soaps, shampoos, perfumes and eau de toilette, essential oils, body and beauty care preparations; bath and shower gels, bath talcs, cosmetic additives for the bath; body lotion, body cream, perfumed body cream; deodorants for personal use; hair lotions; shaving and after shave creams; dentifrices.	Registered	23-Apr-1996	1766-96	15-Oct-1997	130BK-61

El Salvador	National Trademark	Giorgio		25	wardrobe, footwear, hat foundations	Registered	25-Jan-2010	2010132094	22-Oct-2010	32BK158

El Salvador	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions and dentifrices.	Registered	28-Jul-1993		28-Jul-1993	203BK-18

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Estonia	National Trademark	Giorgio		3	Perfume, toiletry and soap for men and women including cologne, shaving lotion and balm, body emulsion and body cream, perfumed soap and gel, and talcum.	Registered	22-Jun-1993	5458	14-Mar-1994	9259

Estonia	National Trademark	Giorgio		3	Perfumes, toiletry and soaps for men and women including cologne, shaving lotion and balm, body emulsions and body cream, perfumed soap and gel, and talcum.	Registered	20-Jul-1993	6373	22-Apr-1994	10222

Estonia	National Trademark	Giorgio		3	Perfume, toiletry and soap for men and women including cologne, shaving lotion and balm, body emulsion and body cream, perfumed soap and gel, and talcum.	Registered	22-Jun-1993	5459	14-Mar-1994	09260

European Union	Community Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	1-Apr-1996	56739	17-Feb-1998	56739

European Union	Community Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	1-Apr-1996	513226	11-Jan-1999	513226

European Union	Community Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps; perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	16-Apr-1996	230862	22-Sep-1998	230862

European Union	Community Trademark	Giorgio		14	Class 14 : Horological instruments such as watches; and fine and costume jewellery such as jewellery chains, necklaces, earrings, rings, bracelets, anklets charms, and pendants.	Registered	2-Jan-1997	441212	12-Dec-2001	441212

European Union	Community Trademark	Giorgio		3,14,18,25

Class 3 :

Toilet soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices, deodorants for personal use and preparations for the cleaning, care, beautification of the skin, scalp and hair.

Class 14 :

Horological instruments such as watches; and fine and costume jewellery such as jewellery chains, necklaces, earrings, rings, bracelets, anklets charms, and pendants.

Class 18 :

Travel bags, beach bags, athletic bags, tote bags, carry-on-luggage, clutch bags, hip pouches, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel, and luggage carts (non-motorised).

Class 25 :

Clothing, footwear, headgear.

						Registered	2-Jan-1997	417709-OP	2-Oct-2009	417709

European Union	Community Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	3-Oct-1997	644260	20-Jun-2001	644260

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
European Union	Community Trademark	Giorgio		3	Toilet soaps, perfumery, esential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	15-Jul-1998	877993	9-Jul-2001	877993

European Union	Community Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	22-Dec-1998	1025402	4-May-2000	1025402

European Union	Community Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	22-Dec-1998	1025667	5-Apr-2000	1025667

European Union	Community Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	6-Sep-1999	1299361	20-Dec-2000	1299361

European Union	Community Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	6-Sep-1999	1299924	18-Oct-2000	1299924

Fiji	National Trademark	Giorgio		3	Women`s wearing apparel, namely dresses for evening and casual wear, skirts, pants, suits, pantsuits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets, including leather and suede jackets and fur jackets, coats including leather and suede coats, fur coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear, robes and swimsuits, and men`s wearing apparel; namely suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, shirts shoes, boots, ties, scarves, hosiery, hats, belts and gloves.	Registered	11-Jul-1986	NA	11-Jul-1986	17713

Fiji	National Trademark	Giorgio		3	Perfumes, toiletries & soap preparations for men and women, namely cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder	Registered	11-Jul-1986	NA	11-Jul-1986	17715

Fiji	National Trademark	Giorgio		3	Perfume, toiletry, and soap preparations for men and women; namely cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder, in Class 48	Registered	18-Jul-1986	NA	18-Jul-1986	17717

Fiji	National Trademark	Giorgio		3	Perfumes, toiletries & soap preparations.	Registered	22-Aug-1986	NA	11-Jul-1987	17769

Finland	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women; perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder.	Registered	21-Jul-1986	2936/86	5-Sep-1988	102221

Finland	National Trademark	Giorgio		25	Clothing, footwear, headgear.	Registered	1-Apr-1986	1276/86	5-Dec-1988	102709

Finland	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	14-Apr-1986	1478/86	20-Dec-1988	102843

Finland	National Trademark	Giorgio		3,25	Class 3: all goods i.e. Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices. Class 25 : all goods i.e. Clothing, footwear, headgear.	Registered	1-Apr-1986	1277/86	20-Dec-1988	102841

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Finland	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	22-Mar-1989	1441/89	5-May-1992	118572

Finland	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women; namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	7-Mar-1990	1262/90	7-Sep-1992	121624

France	National Trademark	Giorgio		3	Soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	18-Oct-1995	95592989	18-Oct-1995	95592989

France	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices; toiletry and soap preparations for men and women; namely : perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	18-Jul-1986	806507	18-Jul-1986	1364016

France	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices; toiletry and soap preparations for men and women; namely: perfume, cologne, after shave lotion and after shave balm, body moisturizer nd body cream, perfumed soap and gel, and dusting powder.	Registered	18-Jul-1986	806586	18-Jul-1986	1364015

France	National Trademark	Giorgio		3	Soaps and Perfumes, essential oils, hair lotions, dentifrices.	Registered	5-Aug-1988	947416	5-Aug-1988	1481954

France	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions, preparations for the cleaning, care and beautification of the skin, scalp and hair.	Registered	30-Dec-1998	98/766938	30-Dec-1998	98766938

France	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	10-Jul-1934	294918	10-Jul-1934	1506906

France	National Trademark	Giorgio		14	Horlogical instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earings, rings, bracelets, anklets, charms and pendants.	Registered	22-Apr-1992	416019	22-Apr-1992	92416019

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
France	National Trademark	Giorgio		3,14,18,25

Class 3:

Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.

Class 14:

Precious metals and their alloys and goods in precious metals or coated therewith, not included in other classes; jewellery, precious stones; horological and chronometric instruments.

Class 18 :

Leather and imitations of leather, and goods made from these materials and not included in other classes; animal skins, hides; trunks and travelling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery.

Class 25 :

Clothing, footwear, headgear.

						Registered	12-Aug-1992	92430465	12-Aug-1992	92430465

France	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices	Registered	7-Apr-1983	660659	7-Apr-1983	1232486

France	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices	Registered	16-Jun-1995	95576212	16-Jun-1995	95576212

France	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices	Registered	12-Jul-1985	751518	12-Jul-1985	1315816

France	National Trademark	Giorgio		25	class 25 : Clothing, footwear, headgear.	Registered	29-Oct-1985	765071	29-Oct-1985	1328727

France	National Trademark	Giorgio		25	class 25 : Clothing, footwear, headgear.	Registered	29-Oct-1985	765072	29-Oct-1985	1328728

French Polynesia	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices; toiletry and soap preparations for men and women; namely : perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	18-Jul-1986	806507	18-Jul-1986	1364016

French Polynesia	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices; toiletry and soap preparations for men and women; namely: perfume, cologne, after shave lotion and after shave balm, body moisturizer nd body cream, perfumed soap and gel, and dusting powder.	Registered	18-Jul-1986	806586	18-Jul-1986	1364015

French Polynesia	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices	Registered	7-Apr-1983	660659	7-Apr-1983	1232486

French Polynesia	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices	Registered	12-Jul-1985	751518	12-Jul-1985	1315816

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Gaza	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	31-Jan-1995	2569	18-Sep-1995	2569

Gaza	National Trademark	Giorgio		25	Class 25 : Clothing, footwear, headgear.	Registered	31-Jan-1995	2573	18-Sep-1995	2573

Gaza	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	31-Jan-1995	2568	18-Sep-1995	2568

Gaza	National Trademark	Giorgio		14	class 14 stones; horological and chronometric instruments. Precious metals and their alloys and goods in precious metals or coated therewith, not included in other classes; jewellery, precious	Registered	31-Jan-1995	2571	18-Sep-1995	2571

Gaza	National Trademark	Giorgio		25	class 25 : Clothing, footwear, headgear.	Registered	31-Jan-1995	2572	18-Sep-1995	2572

Gaza	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	7-Feb-1995	2591	18-Sep-1995	2591

Gaza	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	7-Feb-1995	2592	18-Sep-1995	2592

Gaza	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	7-Feb-1995	2590	18-Sep-1995	2590

Gaza	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	7-Feb-1995	2593	18-Sep-1995	2593

Gaza	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	22-Feb-1995	2654	10-Nov-1995	2654

Georgia	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	31-Jul-1993	7750/03	1-May-1997	5251

Georgia	National Trademark	Giorgio		3	Perfumery, toilet preparations and soaps for men and women, after shave eau de cologne, lotions and balms; skin moisturizers and creams soaps and gels with perfumed additives, talcum powder.	Registered	31-Jul-1993	T1993011019	12-Jul-1999	12565

Georgia	National Trademark	Giorgio		3	Perfumery, soaps and toiletries for men and women, in particular, eau de cologne, lotions and after shave balm, moisturizers and creams, soaps and gels with perfumery additions, talcum powder.	Registered	6-Dec-1993	AM1993009177	12-Sep-2001	M14009

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Germany	National Trademark	Giorgio		3	Soaps, perfumery, parfums, scented water, fragrances, scented candles, essential oils, means for body and beauty care; hair lotions; dentifrices.	Registered	23-Jul-1985	G32462/3WZ	14-Jan-1986	1086625

Germany	National Trademark	Giorgio		3	Soaps, perfumeries, Eau de toilette, essential oils, preparations for body and beauty care, shower gels, cosmetic bath additives, body lotions, body creams, deodorants for personal use; hair lotions, dentifrices.	Registered	18-Oct-1995	395423813	10-Aug-1996	39542381

Germany	National Trademark	Giorgio		3	Soaps, including perfumed soaps; perfumery, perfumes, cologne, pre after shave lotions, fragrances, scented candles, essential oils; preparations for body and beauty care, in particular preparations for the treatment of the skin before and after shaving, body lotions, body emulsions, body cream, body powder and perfumed gel; deodorants and anti-perspirants for personal use; hair lotions; dentifrices.	Registered	18-Jul-1986	G33437/3WZ	18-Mar-1987	1103786

Germany	National Trademark	Giorgio		3	Soaps, including perfumed soaps; perfumery, perfumes, cologne, pre and after shave lotions, fragrances, scented candles, essential oils; means for body and beauty care, in particular preparations for the treatment of the skin before and after shaving, body lotions, body emulsions, body creams, body powder and perfumed gel; deodorants and anti perspirants for personal use; hair lotions; dentifrices.	Registered	7-Aug-1986	G33494/3WZ	18-Mar-1987	1103787

Germany	National Trademark	Giorgio		3	Soaps, perfumeries, fragrances, essential oils, cosmetics, hair lotions, dentifrices.	Registered	30-Jul-1988	G35796/3WZ	3-May-1989	1139030

Germany	National Trademark	Giorgio		3	Class 3 : Soaps, including perfumed soaps; perfumery, perfumes, colognes, pre and after shave lotions, fragrances, scented candles, essential oils; means for body and beauty care, in particular preparations for the treatment of the skin before and after shaving , body lotions, body emulsions, body creams, body powder and perfumed gel; deodorants and anti-perspirants for personal use; hair lotions; dentifrices.	Registered	5-Jul-1990	DD61247/3	25-Feb-1992	649428

Germany	National Trademark	Giorgio		3	Class 3 : Soaps, including perfumed soaps; perfumery, perfumes, colognes, pre and after shave lotions, fragrances, scented candles, essential oils; means for body and beauty care, in particular preparations for the treatment of the skin before and after shaving , body lotions, body emulsions, body creams, body powder and perfumed gel; deodorants and anti-perspirants for personal use; hair lotions; dentifrices.	Registered	5-Jul-1990	DD61248/3	25-Feb-1992	649429

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Germany	National Trademark	Giorgio		3	Soaps, including perfumed soaps; perfumery, perfumes, colognes, pre and after shave lotions, fragrances, scented candles, essential oils; means for body and beauty care, in particular preparations for the treatment of the skin before and after shaving , body lotions, body emulsions, body creams, body powder and perfumed gel; deodorants and anti-perspirants for personal use; hair lotions; dentifrices.	Registered	23-Aug-1990	63466/3	13-Apr-1992	DD651367

Germany	National Trademark	Giorgio		3	Agents for body and beauty care, perfumery, fragrances, perfume candles, essential oils, perfumes.	Registered	6-Apr-1983	G30305/3WZ	30-Nov-1983	1056508

Germany	National Trademark	Giorgio		3	Soaps, perfumeries, perfumes, fragrances, scented candles, essential oils, means for body and beauty care; hair lotio; dentifrices.	Registered	27-Jun-1985	G32401/3WZ	22-Jan-1986	1086985

Greece	National Trademark	Giorgio		25	Women’s wearing apparel, namely, dresses for evening and casual wear, skirts, pants, suits, pansuits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets including leather and suede jackets and fur jackets, coats including leather and suede coats, and fur coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear, robes and swimsuits; and men’s wearing apparel namely, suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hoisery, hats, belts, and gloves.	Registered	18-Jul-1986	83261	18-Apr-1989	83261

Greece	National Trademark	Giorgio		3	Toiletry and preparations for men and women, namely perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	22-Jul-1986	83283	18-Apr-1989	83283

Greece	National Trademark	Giorgio		3	Toiletry and preparations for men and women, namely perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	23-Jul-1986	83296	18-Apr-1989	83296

Greece	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions and dentifrices.	Registered	23-Nov-1989	96565	17-Dec-1992	96565

Greece	National Trademark	Giorgio		14	Horological instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets charms, and pendants.	Registered	7-Sep-1992	110576	17-Aug-1995	110576

Greece	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions, beauty preparations; dentifrices	Registered	19-May-1993	114239	19-May-1997	114239

Greece	National Trademark	Giorgio		3	Cosmetics, toiletries and fragrances.	Registered	13-May-1985	79824	17-Sep-1987	79824

Greece	National Trademark	Giorgio		3	Toiletries, cosmetics and fragrances.	Registered	22-Aug-1985	80583	17-Mar-1988	80583

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Guatemala	National Trademark	Giorgio		3	Soaps, shampoos, perfumes, eau de cologne, essential oils, products for body and beauty care, bath and shower gels, talcum powder, bath cosmetics, body lotion, body cream, perfumed cream for the body, deodorants for personal use, hair lotions, shaving cream and after shave cream, dentifrices.	Registered	29-Jan-1996	1996-00516	12-Nov-1997	87529

Guatemala	National Trademark	Giorgio		3	Soaps, shampoos, perfumery, toilet water, essential oils, body and beauty care preparations, shower and bath gel, bath powder, additive cosmetics for the bath, body lotions, body creams, perfumed cream for the body; deodorants for personal use, hair lotions, shaving creams, after shave lotions, dentifrices.	Registered	30-Nov-1998	1998-06947	31-Jan-2001	108640

Guatemala	National Trademark	Giorgio		25	Clothing, footwear, headgear	Registered	29-Apr-2011	35162011	25-May-2012	183376

Guatemala	National Trademark	Giorgio		3	Perfumery, toilet articles and soap preparations for men and women, especially colognes, aftershave lotions and balms, moisturizers and creams for the body; powders, gels and perfumed soaps.	Registered	21-Jan-1992	1992-00263	16-Sep-1994	73185

Honduras	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning preparations for scouring and polishing (abrasive preparations) soaps, perfumery, essential oils, cosmetics, hair lotions dentifrices.	Registered	9-Nov-1989	5338-89	27-Apr-1990	52250

Honduras	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics and hair lotions.	Registered	30-Oct-1991	8191-91	26-Aug-1992	56016

Honduras	National Trademark	Giorgio		25	Clothing, footwear, headgear.	Registered	16-Jun-2010	201018171	20-Nov-2013	126751

Hong Kong	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use	Registered	5-Oct-1999	13987/1999	5-Oct-1999	2001B00812

Hong Kong	National Trademark	Giorgio		3	Perfume,cologne and cosmetics and skin care products for men and women after shave lotions and after shave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	13-Jan-1996	00453/96	13-Jan-1996	173/1998

Hong Kong	National Trademark	Giorgio		3	Perfume, cologne & cosmetics & skin care products for men & women, aftershave lotion/balm, body moisturizer/cream, perfumed soap/gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	14-Feb-1996	1909/96	14-Feb-1996	10149/1997

Hong Kong	National Trademark	Giorgio		3	Perfumery & fragrances incl. in Cl. 3	Registered	28-Jul-1986	2764/86	28-Jul-1986	1991B0050

Hong Kong	National Trademark	Giorgio		3	Perfumery & fragrances incl. in Class 3	Registered	30-Jul-1986	2803/86	30-Jul-1986	1991B1290

Hong Kong	National Trademark	Giorgio		3	Perfumery & fragrances incl. in Cl. 3	Registered	29-Apr-1987	2011/87	29-Apr-1987	B3383/1990

Hong Kong	National Trademark	Giorgio		25	Articles of clothing.	Registered	11-Mar-1989	2054/1989	11-Mar-1989	B3141/1992

Hong Kong	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, hair lotions, & dentifrices; but not including any of the aforesaid goods coloured red or imparting the colour red.	Registered	31-Aug-1989	6978/89	31-Aug-1989	5442/1992

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Hong Kong	National Trademark	Giorgio		14	Horological & chronometric instruments; jewelry, costume jewelry, precious & semi-precious stones.	Registered	30-Nov-1992	92/18663	30-Nov-1992	B9883/1995

Hong Kong	National Trademark	Giorgio		3	Cosmetics, toiletries & fragrances.	Registered	17-May-1983	1374/83	17-May-1983	19873061

Hungary	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	17-Apr-1996	M9601162	17-Apr-1996	153635

Hungary	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	17-Apr-1996	M9601164	17-Apr-1996	150687

Hungary	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	17-Apr-1996	M9601163	17-Apr-1996	149446

Hungary	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	23-Apr-1996	M9601263	23-Apr-1996	150007

Hungary	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	8-May-1996	M9601459	8-May-1996	150260

Iceland	National Trademark	Giorgio		3,25

Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.

class 25 :

Clothing, footwear, headgear; especially men and women wearing apparel and accessories.

						Registered	12-Mar-1986	159/1986	4-Sep-1986	482/1986

Iceland	National Trademark	Giorgio		3,25

Class 3 :

Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.

Class 25 :

Clothing, footwear, headgear; especially men and women wearing apparel and accessories.

						Registered	20-Mar-1986	160/1986	4-Sep-1986	483/1986

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Iceland	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices; especially perfume, toiletries and cosmetics.	Registered	20-Mar-1986	158/1986	4-Sep-1986	481/1986

Iceland	National Trademark	Giorgio		3	Toiletries and soap preparations for men and women; namely, perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	21-Jul-1986	400/1986	20-Mar-1987	189/1987

India	National Trademark	Giorgio		25	Wearing apparel for men and women.	Registered	12-May-1986	453966	30-Apr-2005	453966

India	National Trademark	Giorgio		3	cosmetics, perfumes, colognes, body moisturizer and cream, soaps and gels.	Registered	27-Jan-1997	753328	27-Jan-1997	753328

India	National Trademark	Giorgio, Inc.	Giorgio	3	Soaps, perfumery, essential oils, cosmetics, hair lotions, dusting powder and dentifrices.	Registered	12-May-1986	453965	12-May-1986	453965

India	National Trademark	Giorgio, Inc.	Giorgio	3	Soaps, perfumery, essential oils, cosmetics, hair lotions, dusting powder, dentifrices.	Registered	21-May-1986	454482	21-May-1986	454482

India	National Trademark	Giorgio		25	Wearing apparel for men & women.	Registered	21-May-1986	454483	21-May-1986	454483B

India	National Trademark	Giorgio, Inc.	Giorgio	3	Perfumery, cosmetics and soaps.	Registered	29-Jul-1986	457711	29-Jul-1986	457711

India	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	11-Apr-2000	917271	11-Apr-2000	917271

Indonesia	National Trademark	Giorgio		14	Horological instruments such as watches; & fine & costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms, & pendants; all goods in CLASS 14	Registered	25-Nov-1993	H4HC0101-15549	25-Nov-1993	IDM000004187

Indonesia	National Trademark	Giorgio		3	Toiletry & soap preparations for men & women: perfume/cologne,cosmetic body lotions, shampoos, aftershave lotion/balm, perfumed soap/gel, & dusting powder; bleaching preparations & other substances for laundry use; cleaning, polishing, scouring & abrasive preparations; perfumery, essential oils, hair lotions, dentifrices.	Registered	25-Mar-1994	H4HC0101-4733	9-Jun-1995	R0013742014

Indonesia	National Trademark	Giorgio		3	Bleaching preparations, cleaning, polishing, scouring and abrasive preparations.	Registered	25-Mar-1994	4739	25-Mar-1994	R0020141375

Indonesia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting poweder; bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; perfumery, essential oils, hair lotions, dentifrices	Registered	31-May-1994	9647/94	11-Jul-1995	IDM000107291

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Iran	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrances, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	14-Aug-2000	7905630	11-Nov-2001	96304

Ireland	National Trademark	Giorgio		14	Horological instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets charms, and pendants.	Registered	3-Sep-1992	4731/92	19-Sep-1994	151733

Ireland	National Trademark	Giorgio		3	Perfumes and colognes; toiletries; toiletry, cosmetics and soap preparations, aftershave lotions and aftershave balms, body moisturisers, body talcs, body shampoos and body creams; perfumed soaps and gels, perfumed dusting powders; deodorants for personal use and anti-perspirants, suntan lotions; all included in Class 3.	Registered	18-Oct-1993	B168241	18-Oct-1993	168241

Ireland	National Trademark	Giorgio		3	Perfumes and colognes; toiletries; toiletry, cosmetics and soap preparations, aftershave lotions and aftershave balms, body moisturizers, body talcs, body shampoos and body creams; perfumed soaps and gels, perfumed dusting powders; deodorants for personal use and anti-perspirants, suntan lotions; all included in Class 3.	Registered	18-Oct-1993	B168242	18-Oct-1993	168242

Ireland	National Trademark	Giorgio		3	Eau de cologne; aftershave lotions; aftershave balms; toilet preparations, creams for the care of the body; perfumes; soaps; shampoos; essential oils; dentifrices; toilet articles, perfumed articles; all for personal use; all included in Class 3; but not including any of the aforesaid goods coloured red or imparting the colour red.	Registered	4-Nov-1993	5387/93	4-Nov-1993	158264

Ireland	National Trademark	Giorgio		18	Travel bags, namely, beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel, and luggage carts (non-motorized).	Registered	30-May-1994	161738	30-May-1994	161738

Ireland	National Trademark	Giorgio		18	Travel bags, namely, beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel, and luggage carts (non-motorized).	Registered	30-May-1994	3264/94	30-May-1994	B174859

Ireland	National Trademark	Giorgio		18	Travel bags, namely, beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel, and luggage carts (non-motorized).	Registered	30-May-1994	161739	30-May-1994	161739

Israel	National Trademark	Giorgio		3	Cosmetics, toiletries and perfumes.	Registered	14-May-1985	60953	13-Apr-1989	60953

Israel	National Trademark	Giorgio		3	Cosmetics, soaps, toiletries and perfumes.	Registered	27-Aug-1985	61710	12-Dec-1990	61710

Israel	National Trademark	Giorgio		3	Cosmetics, toiletries, and perfumes	Registered	4-Aug-1986	64175	7-May-1990	64175

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Israel	National Trademark	Giorgio		3	Cosmetics, toiletries and perfumes.	Registered	4-Aug-1986	64176	7-May-1990	64176

Israel	National Trademark	Giorgio		25	Clothing.	Registered	23-Apr-1987	66168	8-Jan-1991	66168

Israel	National Trademark	Giorgio		25	Clothing.	Registered	23-Apr-1987	66169	8-Jan-1991	66169

Israel	National Trademark	Giorgio		14	Horological instruments, watches and jewelry; all included in Class 14.	Registered	7-Sep-1992	84645	5-Nov-1997	84645

Israel	National Trademark	Giorgio		3	Perfumes, cologne and toilet water; all included in Class 3.	Registered	26-Oct-1994	95175	4-Sep-1997	95175

Italy	National Trademark	Giorgio		3	Perfumery.	Registered	15-Oct-1985	35551-C/85	16-Feb-1987	1146197

Italy	National Trademark	Giorgio		25	Clothing, including boots, shoes and slippers.	Registered	15-Nov-1985	35923-C/85	18-Feb-1987	1146693

Italy	National Trademark	Giorgio		25	Clothing, including boots, shoes and slippers.	Registered	15-Nov-1985	35924-C/85	18-Feb-1987	1146694

Italy	National Trademark	Giorgio		3	Men and women soaps and toilet articles; perfume, Cologne water, after-shave lotion and cream; emollient preparation for the body and cream for the body; perfumed gel and soaps; powder.	Registered	1-Aug-1986	35182C/86	1-Apr-1987	1219551

Italy	National Trademark	Giorgio		3	Men and women soaps and toilet articles; perfume, Cologne Water, after-shave lotion and cream; emollient preparation for the body and cream for the body; perfumed gel and soap; powder.	Registered	1-Aug-1986	35181C/86	1-Apr-1987	1219550

Italy	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions, dentifrices.	Registered	17-Aug-1988	41594-C/88	24-Apr-2001	1300370

Italy	National Trademark	Giorgio		14	Horological instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets charms, and pendants.	Registered	30-Apr-1992	RM92C001803	20-Dec-1994	1481391

Italy	National Trademark	Giorgio		3	Cosmetics, perfumes, soaps, essential oils, hair lotion, dentifrices, toilets products.	Registered	21-Apr-1983	33667-C/83	3-Nov-1986	1531372

Jamaica	National Trademark	Giorgio		18	Travel bags, namely beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel, and luggage carts (non-motorized).	Registered			27-Feb-1995	B29518

Japan	National Trademark	Giorgio		3	Cosmetics, toiletries & fragrances made in U.S.A.	Registered	13-Apr-1983	58/033789	24-Dec-1986	1917291

Japan	National Trademark	Giorgio		14	Precious metals; tableware of precious metals; nut-crackers, pepper pots, sugar bowls, saltshakers, egg stands, napkin holders, napkin rings, trays, toothpick stands of precious metal; vases, flower bowls, needle cases, jewel cases, candle extinguishers & candlesticks of precious metal; pouches, shoe decorations, compacts & purses of precio metal; smokers’ articles of precious metal; presonal ornaments; jewels their raw ores & imitations of jewels; horological instruments; trophies, commemorative shields.	Registered	30-Jun-1993	5-70350	25-Dec-1996	3232164

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Japan	National Trademark	Giorgio		18	Leather, Bags, Pouches, Portable toiletry article cases, metal fitting for bags, Purse clasps, umbrellas & parasols, sticks, canes, fittings metal for canes, cane handles, horse-riding equipment, clothing for pets.	Registered	5-Aug-1994	6-80078	4-Apr-1997	3274277

Japan	National Trademark	Giorgio		3	soaps, fragrances and flavorings, cosmetics.	Registered	22-Nov-1995	121769	25-Jul-1997	4034252

Japan	National Trademark	PGCo		14	Watches.	Registered	7-Nov-1995	7-115551	8-Aug-1997	4040730

Japan	National Trademark	Giorgio		9	Spectacles, parts/fittings of glasses/goggles.	Registered	29-Aug-1995	7-88855	29-Aug-1997	4048449

Japan	National Trademark	Giorgio		9	Spectacles, parts/fittings of glasses/goggles.	Registered	29-Aug-1995	7-88856	29-Aug-1997	4048450

Japan	National Trademark	Giorgio		3	Perfume	Registered	24-May-1995	7-50527	29-Aug-1997	4048447

Japan	National Trademark	Giorgio		14	Watches.	Registered	7-Nov-1995	7-115554	5-Sep-1997	4053528

Japan	National Trademark	Giorgio		14	Watches	Registered	7-Feb-1996	8-11386	20-Feb-1998	4116681

Japan	National Trademark	Giorgio		3	Soaps & the like, perfumery & incenses, cosmetics & toiletries.	Registered	22-Nov-1995	7-121768	20-Feb-1998	4116672

Japan	National Trademark	Giorgio		3	soaps & the like, perfumery & incenses, cosmetics & toiletries.	Registered	5-Sep-1996	8-100060	17-Apr-1998	4136960

Japan	National Trademark	Giorgio		3	soaps & the like, perfumery & incenses, cosmetics & toiletries.	Registered	5-Sep-1996	8-100059	17-Apr-1998	4136959

Japan	National Trademark	Giorgio		3	Soaps and detergents, Dentifrices, Cosmetics and toiletries, Natural perfumery made from plants, Natural perfumery prepared from animal extracts, Synthetic perfumery, Compound perfumery, Food flavorings prepared from essential oils, Incenses and fragrances.	Registered	16-Oct-1985	104879/1985	30-Nov-1988	2094023

Japan	National Trademark	Giorgio		3	Perfume & eau de toilette.	Registered	5-Oct-1991	106844/1991	21-May-1999	4274943

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Japan	National Trademark	Giorgio		24, 25

International class: 24:

Personal articles ofwoven textile [not for wear] Mosquito nets Bedsheets Futon and quilts Futon and quilts cases [linen] Futon ticks [unstuffed futon] Pillowcases [pillow slips] Blankets

International class: 25:

Non-Japanese style outerclothing Coats Sweater and the like Shirts and the like Nightwear Underwear [underclothing] Swimwear [bathing suits] Swimming caps [bathing caps] Japanese traditional clothing Aprons [for wear] Collar protectors [for wear] Socks and stockings Puttees and gaiters Fur stoles Shawls Scarves [scarfs] Japanese style socks [Tabi] Japanese style socks [Tabi covers] Gloves and mittens [clothing] Babies` diapers oftextile Neckties Neckerchieves Bandanas [neckerchiefs] Warmth-keeping supporters Mufflers Ear muffs [clothing] Hoods Sedge hats [Suge-gasa] Nightcaps Heat-protection helmets [clothing] Headgear for wear

						Registered	28-Nov-1985	119434/1985	30-Jul-1990	2244780

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Japan	National Trademark	Giorgio		24, 25

International class: 24:

Personal articles ofwoven textile [not for wear] made in the USA Mosquito nets made in the USA Bedsheets made in the USA Futon and quilts made in the USA Futon and quilts cases [linen] made in the USA Futon ticks [unstuffed futon] made in the USA Pillowcases [pillow slips] made in the USA Blankets made in the USA

International class: 25:

Non-Japanese style outerclothing made in the USA Coats made in the USA Sweater and the like made in the USA Shirts and the like made in: the USA Nightwear made in the USA Underwear [underclothing] made in the USA Swimwear [bathing suits] made in the USA Swimming caps [bathing caps] made in the USA Japanese traditional clothing made in the USA Aprons [for wear] made in the USA Collar protectors [for wear] made in the USA Socks and stockings made in the USA Puttees and gaiters made in the USA Fur stoles made in the USA Shawls made in the USA Scarves [scarfs] made in the USA Japanese style socks [Tabi] made in the USA Japanese style socks [Tabi covers] made in the USA Gloves and mittens [clothing] made in the USA Babies` diapers oftextile made in the USA Neckties made in the USA Neckerchieves made in the USA Bandanas [neckerchiefs] made in the USA Warmth-keeping supporters made in the USA Mufflers made in the USA Ear muffs [clothing] made in the USA Hoods made in the USA Sedge hats [Suge-gasa] made in the USA Nightcaps made in the USA Heat-protection helmets [clothing] made in the USA Headgear for wear made in the USA

						Registered	28-Nov-1985	119435/1985	30-Jul-1990	2244781

Japan	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, non-medicated toiletries for personal use, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use; pre-&-after shave preparations	Registered	22-Dec-1999	118547/1999	11-May-2001	4473117

Japan	National Trademark	Giorgio		3	Soaps, dentifrice, cosmetics, perfumery.	Registered	30-Jul-1986	080273/1986	31-Mar-1992	2394288

Japan	National Trademark	Giorgio		3	Soaps, dentifrices, cosmetics, perfumery.	Registered	30-Jul-1986	61-080274	31-Mar-1992	2394289

Jordan	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	1-Dec-1999	56015	17-Apr-2001	56015

Jordan	National Trademark	Giorgio		3	Perfumes & cosmetics.	Registered	6-Jun-1993	32211	6-Jun-1993	32211

Jordan	National Trademark	Giorgio		3	Perfumes and cosmetics.	Registered	6-Jun-1993	32209	6-Jun-1993	32209

Jordan	National Trademark	Giorgio		3	Perfumes & cosmetics.	Registered	6-Jun-1993	NA	6-Jun-1993	32276

Jordan	National Trademark	Giorgio		25	Clothes & shoes.	Registered	3-Apr-1994	NA	3-Apr-1994	34371

Jordan	National Trademark	Giorgio		25	Clothes & shoes.	Registered	3-Apr-1994	NA	3-Apr-1994	34373

Jordan	National Trademark	Giorgio		3	Perfumes and cosmetics.	Registered	3-Apr-1994	NA	3-Apr-1994	34372

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Kazakhstan	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and talcum powder.	Registered	20-Sep-1993	2181	5-Apr-1995	1343

Kazakhstan	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and talcum powder.	Registered	20-Sep-1993	2183	5-Apr-1995	1345

Kazakhstan	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and talcum powder.	Registered	20-Sep-1993	2182	5-Apr-1995	1344

Korea (South)	National Trademark	Giorgio		3	Perfume, Eau de cologne, body moisturizers, bath and shower gel, white face powder, body cream and face cream.	Registered	11-May-1985	7800/85	8-Jul-1986	127038

Korea (South)	National Trademark	Giorgio		3	Perfume, cologne, body moisturizer, bath & shower gel, dusting powder, body cream, face cream.	Registered	22-Aug-1985	14277/85	18-Oct-1986	132337

Korea (South)	National Trademark	Giorgio		25	Beauty suits, stockings, socks, neckties, white shirts, spring coats, rain coats, slacks, sports coats, maternity dresses, sweaters, feather boas, capes, shawls, half coats, over coats, fur coats, suede coats, leather coats, fur jackets, suede jackets, leather jackets, hats and caps, scarfs, neckpieces, sport shirts, polo shirts, undershirts, blouses, pantaloons suits, suits, women’s pants, under pants, skirts, evening dresses, belts for clothing, leather belts (clothing), belts of textile, winter gloves, mittens, gloves (clothing), girdles, brassieres, underpanties, chemisettes, chemises, slips, camisoles, corsets, corselets, shorts, casual children’s clothes, casual jackets, casual jumpers, blue jean pants, casual parkas.	Registered	29-Oct-1985	18280/85	17-Mar-1987	139587

Korea (South)	National Trademark	Giorgio		3	Perfumes, eau de cologne; body cream; dusting powder; and body talcum powder	Registered	8-Feb-1996	4521/96	19-May-1997	362432

Korea (South)	National Trademark	Giorgio		14	Wrist watch, pocket watch, alarm clock, wall clock, electric clock, electronic watch, clock for automobiles, stop watch, watch band, and watch chain.	Registered	9-Sep-1992	25233/92	16-Oct-1993	276618

Korea (South)	National Trademark	Giorgio		3	Essential oils, perfumes, common toilet water, skin lotion, eau-de-cologne, hair lotions.	Registered	28-Jan-1992	2003/92	31-Dec-1994	305052

Kosovo	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	3-Jun-2008	789	1-Apr-2011	2904

Kosovo	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	3-Jun-2008	788	1-Apr-2011	2903

Kosovo	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	3-Jun-2008	787	1-Apr-2011	2902

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Kosovo	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	3-Jun-2008	786	1-Apr-2011	2901

Kuwait	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women—namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	30-Oct-1986	19545	10-Jul-1988	18302

Kuwait	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women—namely, perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel and dusting powder.	Registered	30-Oct-1986	19546	10-Jul-1988	18303

Kuwait	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	30-Oct-1986	19547	10-Jul-1988	18304

Kuwait	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	31-Jul-2000	47412	22-Jul-2002	40593

Kuwait	National Trademark	Giorgio		14	Watches.	Registered	8-Jun-1994	28854	13-Jan-1996	26798

Kuwait	National Trademark	Giorgio		14	Costume and fine jewelry.	Registered	8-Jun-1994	28855	14-Jan-1996	26799

Kuwait	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	30-Nov-1985	18571	30-Nov-1985	17412

Latvia	National Trademark	Giorgio		3	Perfumery, soaps and toilet preparations for men and women, namely, Cologne, lotions and after-shave balsams, skin moisturizing preparations and body care creams, soaps and gels with perfumery additives, talcum powder.	Registered	8-Jun-1993	M-93-5270	1-Aug-1994	M16499

Latvia	National Trademark	Giorgio		3	Perfumery, soaps and toilet preparations for men and women, namely, Cologne, lotions and after-shave balsams, skin moisturizing preparations and body care creams, soaps and gels with perfumery additives, talcum powder.	Registered	8-Jun-1993	M-93-5272	1-Aug-1994	M16501

Latvia	National Trademark	Giorgio		3	Perfumery, soaps and toilet preparations for men and women, namely, Cologne, lotions and after-shave balsams, skin moisturizing preparations and body care creams, soaps and gels with perfumery additives, talcum powder.	Registered	8-Jun-1993	M-93-5271	1-Aug-1994	M16500

Lebanon	National Trademark	Giorgio		14	Horological instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms, and pendants.	Registered	5-May-1994	448/223552	4-May-1994	63167

Lebanon	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, Cosmetics, hair lotions, dentifrices	Registered	22-Feb-2013	1045	22-Feb-2013	148290

Lebanon	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, cosmetics, hair lotions, dentifrices	Registered	4-Mar-2013	1046	4-Mar-2013	148423

Lebanon	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, Cosmetics, hair lotions, dentifrices	Registered	5-Mar-2013	1047	5-Mar-2013	148445

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Lebanon	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	4-Jan-2000	347	4-Jan-2000	157346

Lithuania	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	16-Jul-1993	RL9647	1-Jun-1994	11226

Lithuania	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	16-Jul-1993	RL9649	1-Jun-1994	11228

Lithuania	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	16-Jul-1993	RL9648	1-Jun-1994	11227

Malaysia	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions.	Registered	23-Dec-1991	1991/8161	23-Dec-1991	91008161

Malaysia	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skins, scalp and hair, deodorants for personal use.	Registered	29-Sep-1999	1999/9647	29-Sep-1999	99009647

Malaysia	National Trademark	Giorgio		14	Horological instruments, watches; fine and costume jewelry, jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms, and pendants	Registered	24-Mar-1994	1994/02162	24-Mar-1994	94002162

Malaysia	National Trademark	Giorgio		3	Cosmetics, perfumes, colognes, body moisturizer and cream, soaps and gels.	Registered	27-Nov-1996	1996/14455	27-Nov-1996	96014455

Malaysia	National Trademark	Giorgio		3	Perfumery, cosmetics and soaps; all included in Class 3.	Registered	2-Jul-1987	1987/2811	2-Jul-1987	87002811

Malaysia	National Trademark	Giorgio		3	Perfumery, cosmetics and soaps; all included in Class 3.	Registered	2-Jul-1987	1987/2809	2-Jul-1987	87002809

Malaysia	National Trademark	Giorgio		3	Perfumery, cosmetics and soaps; all included in Class 3	Registered	2-Jul-1987	1987/2808	2-Jul-1987	87002808

Malaysia	National Trademark	Giorgio		3	Perfumery, cosmetics and soaps; all included in class 3.	Registered	7-Jul-1987	1987/2810	7-Jul-1987	87002810

Malta	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women; namely, perfume, cologne, after shave lotion and after shave balm, body moisturizer, body cream, perfumed soap and gel, and dusting powder.	Registered	9-Oct-1997	27720	14-Mar-1999	27720

Malta	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair; deodorants for personal use.	Registered	9-Nov-1999	30879	11-Nov-1999	30879

Mexico	National Trademark	Giorgio		3	Cosmetic and perfumery products.	Registered	28-Aug-1996	5930	30-Sep-1996	13517

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Mexico	National Trademark	Giorgio		3	Soaps, shampoos, perfumes, toilet water, eau de cologne, eau de perfume, essential oils, body moisturizers, body exfoliants, body revitalizing creams and lotions, bath gel, bath powder, cosmetic additives for the bath, body lotion, body cream, perfume body cream, deodorant for personal use, hair lotions, shaving cream, after shave lotions.	Registered	24-Oct-1996	277865	24-Apr-1997	546387

Mexico	National Trademark	Giorgio		3	Cosmetics and perfumery products.	Registered	29-Aug-1985	253728	30-Jun-1987	328467

Mexico	National Trademark	Giorgio		25	Footwear excluding clothing.	Registered	23-Oct-1990	99284	3-Jul-1996	525026

Mexico	National Trademark	Giorgio		3	Soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	7-Jun-1991	114785	6-Mar-1996	518533

Mexico	National Trademark	Giorgio		3	Cosmetics and perfumery products, in particular, toilet articles, perfumes, after shave colognes, after shave balm, body creams and toilet powders.	Registered	28-Aug-1986	13657	5-Aug-1988	351158

Mexico	National Trademark	Giorgio		3	Cosmetics and perfumery products.	Registered	26-Jul-1983	220608	20-Oct-1983	293404

Mexico	National Trademark	Giorgio		3	Cosmetics and perfumery products.	Registered	18-Aug-1988	47408	29-Dec-1989	371373

Mexico	National Trademark	Giorgio		3	Cosmetics and perfumery products.	Registered	7-Sep-1988	48437	23-Feb-1989	359747

Mexico	National Trademark	Giorgio		3	Cosmetics and perfumery products.	Registered	6-Jul-1989	66364	1-Feb-1990	372263

Mexico	National Trademark	Giorgio		3	Soaps, shampoos, perfumes, eau de toilette, eau de cologne, eau de perfume, essential oils, body moisturizers, body exfoliants; creams and lotions for body massage, reductive creams and lotions, revitalizing body creams and lotions, bath gel, bath powder, bath cosmetic additives, body lotion, body cream, body perfumed cream, deodorant for personal use, hair lotions, shaving cream, after shave lotion, dentifrices.	Registered	26-Oct-1995	246555	22-Jan-1996	514486

Mexico	National Trademark	Giorgio		5,9,10,16,18,21,25	Class 5: Sanitary diapers for incontinents and belts for sanitary pads. Class 9: Safety clothing (helmet, glasses, goggles). Class 10: Gloves for medical use. Class 16: Disposable diapers. Class 18: Handbags and clothing for animals. Class 21: Gloves for cleaning purposes (domestic). Class 25: All kind of clothing (except for safety and animals).	Registered	31-Oct-1985	1450	16-Dec-1987	338767

Mexico	National Trademark	Giorgio		25	Clothes excluding footwear.	Registered	31-Oct-1985	1451	2-Sep-1986	316488

Mexico	National Trademark	Giorgio		3	Soaps, shampoos, perfume, eau de toilette, eau de cologne, eau de parfum, essential oils, body moisturizers, body exfoliates, creams or lotions for body massage, reductive cream or lotions, revitalizing body cream or lotion, bath gel, bath powder, cosmetic bath additives, body lotion, body cream, perfumed body cream, deodorants for personal use, hair lots, shave cream, after shave lotion, dentifrices.	Registered	27-Nov-1995	248821	14-Feb-1996	516825

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Moldova	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	29-Apr-1996	5556	16-Sep-1997	5071

Moldova	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	29-Apr-1996	5555	16-Sep-1997	5070

Moldova	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume, eau de cologne, essential oils for use as personal fragrance, after shave, lotion and after shave balm, skin moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	10-Jun-1996	005547	24-Jun-1998	5722

Montenegro	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel and dusting powder.	Registered	20-May-1996	Z-637/96	22-Jan-2013	07263PP

Montenegro	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	24-May-1996	Z668/96	22-Jan-2013	07264PP

Montenegro	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	9-May-1991	Z905/91	12-Oct-2012	06614PP

Montenegro	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	9-May-1991	Z1991907	12-Oct-2012	06615PP

Montenegro	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	9-May-1991	Z-908/91	7-Nov-2013	09008PP

Montenegro	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	9-May-1991	Z906/91	27-Sep-2012	03768PP

Morocco	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered			25-Nov-1999	71609

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
New Zealand	National Trademark	Giorgio		14	Horological instruments incl. watches; jewellery incl. fine & costume jewellery, jewellery chains, necklaces, earrings, rings, bracelets, anklets, charms, & pendants.	Registered	20-Oct-1993	231275	20-Oct-1993	231275

New Zealand	National Trademark	Giorgio		14	Horological & chronometric instruments; watches; parts & fittings in this class for the foregoing goods.	Registered	7-Jan-1994	233269	7-Jan-1994	233269

New Zealand	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, medicated toilet preps, hair lotions, dentifrices.	Registered	26-Apr-1985	158204	26-Apr-1985	158204

New Zealand	National Trademark	Giorgio		3	Soaps, perfumery & fragrances, essential oils, cosmetics and toiletries.	Registered	3-Sep-1985	160796	3-Sep-1985	B160796

New Zealand	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skins, scalp and hair, deodorants for personal use.	Registered	20-Sep-1999	316536	20-Sep-1999	316536

New Zealand	National Trademark	Giorgio		25	Women’s wearing apparel incl. dresses for evening & casual wear, skirt pants, suits, pantsuits, blouses, shirts, ties, scarves, hats, lingeri shoes, boots, jackets incl. leather & suede jackets & fur jackets, coats, shawls, sraps, capes, feather boas, sweaters, gloves, maternity wear, robes & swimsuits; & men’s wearing apparel incl. suits, sport coats, slacks, jackets, rain coats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hosiery, hats, belts in this class & gloves.	Registered	30-Oct-1985	161826	30-Oct-1985	161826

New Zealand	National Trademark	Giorgio		25	Women’s wearing apparel incl. dresses for evening & casual wear, skirt pants, suits, pantsuits, blouses, shirts, ties, scarves, hats, lingeri shoes, boots, jackets incl. leather & suede jackets & fur jackets, coats incl. leather & suede coats, & fur coats, shawls, wraps capes, feataher boas, sweaters, gloves, maternity wear, robes & swimsuits; & men’s wearing apparel incl. suits, sport coats, slacks, jackets, rain coats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hosiery, hats, belts & gloves	Registered	30-Oct-1985	161827	30-Oct-1985	161827

New Zealand	National Trademark	Giorgio		3	Soaps; perfumery, essential oils, toilet preps, cologne and cosmetics and skin care preps for men and women, including after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, anti-perspirant and body shampoo; hair lotions; dentifrices.	Registered	22-Nov-1995	256164	22-Nov-1995	256164

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
New Zealand	National Trademark	Giorgio		3	Soaps incl. perfumed soaps & soap preps, perfumery & colognes, essenti oils, cosmetics, toilet preps, incl. after shave lotions & after shave balms, body moisturisers, body creams, gels & dusting powders, hair lotions & dentifrices, all being goods in this class.	Registered	24-Jul-1986	166767	24-Jul-1986	166767

New Zealand	National Trademark	Giorgio		3	Soaps including perfumed soaps & soap preparations, perfumery & colognes, essential oils, cosmetics, toilet preparations, including after shave lotions & after shave balms, body moisturizers, body creams, gels & dusting powders, hairlotions & dentifrices, all goods being of this class.	Registered	24-Jul-1968	166768	24-Jul-1986	166768

New Zealand	National Trademark	Giorgio		3	Soaps including gels; perfumery, essential oils, toilet preparations, in this class, colognes and cosmetics, body moisturisers and cream, hair lotions; dentifrices.	Registered	7-Aug-1996	265490	7-Aug-1996	265490

New Zealand	National Trademark	Giorgio		18	Goods made from leather and imitations of leather & not included in other classes; trunks & travel bags, athletic bags in this class, carry on luggage, travel accessories in this class.	Registered	7-Aug-1996	265491	7-Aug-1996	265491

New Zealand	National Trademark	Giorgio		3	Soaps including gels; perfumery, essential oils, toilet preparations, colognes & cosmetics, body moisturizers and cream, hair lotions; dentifrices.	Registered	9-Aug-1996	265615	9-Aug-1996	265615

New Zealand	National Trademark	Giorgio		18	Goods made from leather & imitations of leather not included in other classes; trunks & travel bags, athletic bags in this class, carry on luggage, travel accessories in this class.	Registered	9-Aug-1996	265616	9-Aug-1996	265616

New Zealand	National Trademark	Giorgio		3	soaps, perfumery, essential oils, cosmetics, hair lotions.	Registered	11-Oct-1991	213568	11-Oct-1991	213568

Nicaragua	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics and hair lotions.	Registered	6-Apr-1992	N/A	9-Sep-1992	22034-CC

Norway	National Trademark	Giorgio		14	Watches; Jewelry and costume jewelry, namely chains, necklaces, earrings, rings, bracelets, anklets, charms, and pendants.	Registered	9-Dec-1993	936054	1-May-1995	166369

Norway	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	19-Apr-1996	962544	31-Jul-1997	183906

Norway	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	4-Apr-1986	861411	3-Dec-1987	130880

Norway	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	21-Jul-1986	862927	24-Mar-1988	131884

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Norway	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrances, after shave lotions and after shave balm, cosmetic moisturizer and body cream, perfumed soaps and gels for body care, talcum powder for toilet use and powder for cosmetic use.	Registered	11-Apr-1996	962366	3-Sep-1998	192522

Norway	National Trademark	Giorgio		25	Clothing, footwear, headgear.	Registered	4-Apr-1986	861409	20-Oct-1988	133869

Norway	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	15-Apr-1986	861560	20-Oct-1988	133871

Norway	National Trademark	Giorgio		3,25	Class 3: Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices. class 25 : Clothing, footwear, headgear.	Registered	4-Apr-1986	861410	20-Oct-1988	133870

Norway	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	18-Jun-1999	199905962	7-Oct-1999	199797

Norway	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	15-Oct-1999	199910598	8-Jun-2000	203219

Norway	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	15-Oct-1999	199910597	30-Nov-2000	205832

Norway	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions, and dentifrices.	Registered	14-Feb-1989	890647	20-Jun-1991	145611

Oman	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	21-Nov-1999	21284	8-Jun-2004	21284

Oman	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery; essential oils; cosmetics; hair lotions; dentifrices.	Registered	30-Oct-1990	4917	4-Apr-1999	4917

Oman	National Trademark	Giorgio		14	Horological and chronometric instruments including watches. Cloth accessories made of precious stones, jewelleries including necklaces, precious stones, ear rings, bracelets, leg jewelleries made of precious metals.	Registered	31-Oct-1993	9073	25-Nov-2001	9073

Oman	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, preparations for body and beauty care, hair lotions, dentifrices.	Registered	9-Apr-1994	9710	16-Jul-2001	9710

Oman	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, preparations for body and beauty care, hair lotions, dentifrices.	Registered	9-Apr-1994	9711	16-Jul-2001	9711

Oman	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, preparations for body and beauty care, hair lotions, dentifrices.	Registered	9-Apr-1994	9712	16-Jul-2001	9712

Oman	National Trademark	Giorgio		3	Soaps, perfumeries, essential oils, preparations for body and beauty care, hair lotions, dentifrices.	Registered	9-Apr-1994	9709	16-Jul-2001	9709

Pakistan	National Trademark	Giorgio		3	Perfumery, cosmetics, tanning lotions, and sprays, hair preparations being goods included in Class 3.	Registered	23-Oct-1988	100198	30-Jun-2011	100198

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Pakistan	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	11-Nov-1999	158811	3-Aug-2006	158811

Pakistan	National Trademark	Giorgio		3	Perfumery, cosmetics, tanning lotions and sprays, hair shampoos and other hair preparations being goods included in Class 3.	Registered	23-Oct-1988	100199	11-Oct-1995	100199

Pakistan	National Trademark	Giorgio		3	Perfumery, cosmetics, tanning lotions, and sprays, hair shampoos and other hair preparations being goods included in Class 3.	Registered	23-Oct-1988	100211	23-Oct-1988	100211

Panama	National Trademark	Giorgio		3	Soap preparations and women/men toiletry articles, mainly, perfume, cologne, essential oils to be used as personal fragrance, after shave lotion and balm, body moisturizer and body cream, perfumed soap and gel, and talcum powder.	Registered	21-May-1996	80961	21-May-1996	80961

Panama	National Trademark	Giorgio		3	Soaps, shampoos, perfumes, toilet water, essential oils, preparations for body and beauty care, bath and shower gel, body powder, cosmetics products for the bath, body lotion, body cream, perfumed cream for the body, deodorants for personal use, hair lotions, shaving creams and lotions, dentifrices.	Registered	21-Nov-1996	084306	21-Nov-1996	84306

Panama	National Trademark	Giorgio		25	Clothing, footwear, headgear.	Registered	22-Feb-2010	187845	22-Feb-2010	187845

Panama	National Trademark	Giorgio		3	Shower preparations and soaps for men and women, such as cologne, after-shave lotion and after-shave balsam, moisturizers for the body and body creams, perfumed soap and gel and loose powder.	Registered	24-Jan-1991	55588	23-Mar-1992	55588

Paraguay	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; specifically soaps,perfumery, essential oils, cosmetics,scalp lotions; dentifrices.	Registered	16-Sep-1989	13792	19-Jun-1997	305898

Paraguay	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; specifically, perfumery, toilet water and cosmetics for men and women, including after shave lotion and balm, moisturizer and body cream, perfumed soap and gel, powder, perfumed moisturizer, body powder, antiperspirant and shampoo for the body.	Registered	11-Feb-1992	44588	17-Feb-1998	200405

Paraguay	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices; specifically, perfumery, cologne water and cosmetics for men and women, including after shave lotion and balm; body moisturizer and cream; perfumed soap and gel; powder, perfumed moisturizer, body talc, antiperspirant and shampoo for the body.	Registered	10-Jan-1989	258-89	13-Apr-1998	202061

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Paraguay	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	11-Oct-1991	14221	31-Mar-1992	365991

Paraguay	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices; specifically, perfume, cologne and cosmetics for men and women, including after shave cream and lotion; body moisturizer and cream, perfumed soap and gel, powder, oily moisturizer dried perfumed, body powder, antiperspirant and shampoo for the body.	Registered	11-Feb-1992	1704-92	24-Jul-1992	380346

Peru	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	23-Nov-1995	285426	12-Feb-1996	23366

Peru	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps, perfumery, essential oils, cosmetics, hair lotions; dentifrices, specifically, perfumery, cosmetics, colognes, soaps, shampoos, and body creams.	Registered	6-Nov-1995	283841	5-Mar-1996	23850

Peru	National Trademark	Giorgio		25	Class 25: Clothing, footwear, headgear.	Registered	22-Jul-1994	247345	25-Mar-1996	25637

Peru	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	2-Sep-1986	109373	19-Aug-1997	38323

Peru	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	2-Sep-1986	109376	27-Feb-1987	64924

Peru	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	29-Nov-1994	247137	29-Nov-1994	11754

Peru	National Trademark	Giorgio		3	Personal cleaning products, toiletries; beauty and perfumery articles; detergents in powder form; soaps; abrasive preparations; essential oils, cosmetics, hair lotions, dentifrices.	Registered	17-Apr-1989	153383	18-Jun-1990	85703

Philippines	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women-namely, cologne, after shave lotion and after shave balm, body moisturizer & body cream, perfumed soap & gel, & dusting powder.	Registered	18-Jul-1986	59407	29-May-1990	48286

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Poland	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	12-Apr-1996	Z158554	18-Dec-1998	108271

Poland	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	15-Apr-1996	Z158621	18-Jan-1999	109067

Poland	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	15-Apr-1996	Z158622	18-Jan-1999	109066

Poland	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	16-Apr-1996	Z158663	16-Dec-1998	108185

Poland	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	22-Apr-1996	Z-158882	17-Feb-1999	109549

Portugal	National Trademark	Giorgio		18	TRAVEL BAGS, INCLUDING BEACH BAGS, SPORTS BAGS, SHOPPING BAGS, CARRIER BAGS, HANDBAGS, GARMENT BAGS FOR TRAVEL, BAGS FOR TRAVEL ACCESSORIES, TRAVEL SHOE BAGS, TRAVEL TRUNKS.	Registered	27-Jun-1994	301515T	8-Jan-1999	301515

Portugal	National Trademark	Giorgio		14	Horological instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms, and pendants.	Registered	8-Oct-1992	286547	9-Jun-1994	286547

Portugal	National Trademark	Giorgio		18	Travel bags including beach bags, athletic bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel, trunks for travel (all these products not included in other classes.	Registered	27-Jun-1994	301516U	6-Jul-1995	301516

Qatar	National Trademark	Giorgio		3	Perfumery, cosmetics and soaps.	Registered	23-Jul-1986	NA	22-Apr-1991	5480

Qatar	National Trademark	Giorgio		3	Perfumery, cosmetics and soaps.	Registered	23-Jul-1986	NA	22-Apr-1991	5479

Qatar	National Trademark	Giorgio		3	Perfumery, cosmetics and soaps.	Registered	23-Jul-1986	NA	22-Apr-1991	5481

Qatar	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	14-Nov-1999	21663	5-Jan-2006	21663

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Qatar	National Trademark	Giorgio		14	Horological instruments such as watches; & fine & costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms, & pendants.	Registered	23-Oct-1993	11308	14-Mar-2001	11308

Qatar	National Trademark	Giorgio		3	Cosmetics, toiletries, and fragrances.	Registered	24-Sep-1985	NA	6-Jun-1990	5102

Romania	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	24-Apr-1996	39518	24-Apr-1996	29966

Romania	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	17-May-1996	39519	17-May-1996	32648

Romania	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	28-May-1996	39559	28-May-1996	30832

Romania	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	28-May-1996	39562	28-May-1996	27232

Romania	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	28-May-1996	39560	28-May-1996	30833

Russian Federation	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	23-Apr-1996	96705192	16-Nov-1998	169228

Russian Federation	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	17-May-1996	96706196	31-Jul-1997	155127

Russian Federation	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, eau de cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	14-Mar-1989	112046	16-Oct-1989	86776

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Russian Federation	National Trademark	Giorgio		3	Perfumes, toiletry and soap preparations for men and women, namely, eau de cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	14-Mar-1989	112045	20-Nov-1989	87157

Russian Federation	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	14-Mar-1989	112047	16-Oct-1989	86777

Saudi Arabia	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	24-Nov-1999	61144	9-Aug-2000	535/100

Saudi Arabia	National Trademark	Giorgio		3	Perfume, cologne and cosmetics and skin care products for men and women, namely after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	18-Sep-1993	22336	11-Jun-1994	310/17

Saudi Arabia	National Trademark	Giorgio		14	Horological instruments such as watches; and fine and costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms and pendants.	Registered	16-Jan-1993	NA	26-Sep-1993	292/5

Saudi Arabia	National Trademark	Giorgio		3	Perfume, cologne and cosmetics and skin care products for men and women, namely after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo—in Class 3.	Registered	5-Dec-1995	31940	31-Aug-1998	141601472

Saudi Arabia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women; namely : perfume, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	23-Aug-1986	NA	18-Apr-1987	140600944

Serbia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel and dusting powder.	Registered	20-May-1996	Z-637/96	8-Oct-1998	41780

Serbia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	24-May-1996	Z668/96	25-Dec-1998	42290

Serbia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	9-May-1991	Z905/91	10-Jun-1994	38051

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Serbia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	9-May-1991	Z90791	10-Jun-1994	38053

Serbia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	9-May-1991	Z-90891	10-Jun-1994	38054

Serbia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, including perfume and cologne, cosmetics, body lotions, shampoos, after shave lotion and after shave balm, perfumed soap and gel, and dusting powder.	Registered	9-May-1991	Z90691	10-Jun-1994	38052

Singapore	National Trademark	Giorgio		3	Cosmetics, perfumes, colognes, body moisturizer and creams, soaps and gels; all included in Class 3.	Registered	12-Sep-1996	1996/9739	12-Sep-1996	T9609739J

Singapore	National Trademark	Giorgio		18	Garment bags for travel, pouches of leather, purses, cases of leather for passports, money belts, vanity cases made of leather; all being accessories for travel.	Registered	12-Sep-1996	9740/96	12-Sep-1996	T9609740D

Singapore	National Trademark	Giorgio		3	essential oils, fragrances,sprays, perfumeries, deodorants for personal use, soaps, shower gels, preparations for body and beauty care; skin & hair care preparations, facial moisturizers, shampoos, conditioners, hair lotions; dentifrices, non-medicated mouthwashes.	Registered	6-Mar-1999	99/03969	6-Mar-1999	1999/03969

Singapore	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	31-Aug-2000	T00/16567E	31-Aug-2000	T00/16567E

Singapore	National Trademark	Giorgio		14	horological instruments, watches; costume jewelry, jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms, & pendants.	Registered	5-Sep-1992	6805/92	5-Sep-1992	6805/92

Singapore	National Trademark	Giorgio		3	Cosmetics, toiletries and fragrances.	Registered	14-Oct-1985	85/4673	14-Oct-1985	85/4673

Singapore	National Trademark	Giorgio		25	Women’s wearing apparel, namely, dresses for evening and casual wear, skirts, pants, suits, pant-suits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets including leather and suede coats, and fur coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear , robes and swimsuits; and men’s wearing apparel, namely, suits, sport coats, slacks, jackets, raincoat topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hoiser hats, belts and gloves.	Registered	12-Nov-1985	85/5104	12-Nov-1985	85/5104

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Singapore	National Trademark	Giorgio		25	Women’s wearing apparel, namely dresses for evening and casual wear, skirts, pants, suits, pant-suits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets including leather and suede coats, and fur coats, shawls, wraps capes, feather boas, sweaters, gloves, maternity wear, robes and swimsuits; and men’s weari apparel, namely, suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hoiser hats, belts, and gloves.	Registered	12-Nov-1985	85/5105	12-Nov-1985	85/5105

Singapore	National Trademark	Giorgio		3	Fragrances, cosmetics and toiletries.	Registered	17-May-1986	S/2013/86	17-May-1986	2013/86

Singapore	National Trademark	Giorgio		3	Fragrances, cosmetics and toiletries.	Registered	17-May-1986	S/2012/86	17-May-1986	2012/86

Singapore	National Trademark	Giorgio		3	Cosmetics, toiletries and fragrances.	Registered	22-Apr-1983	S/2105/83	22-Apr-1983	T8302105F

Singapore	National Trademark	Giorgio		3	Fragances, cosmetics and toiletries.	Registered	16-Nov-1995	T95/11050D	16-Nov-1995	T95/11050D

Singapore	National Trademark	Giorgio		3	Perfumes, colognes and cosmetics and skin care products for men and women, namely after shave lotions and after shave balms, body moisturizers and body creams, perfumed soaps and gels, dusting powders, body talc, antiperspirants and body shampoos; all included in Class 3.	Registered	24-Nov-1995	T95/11387B	24-Nov-1995	T95/11387B

Slovakia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	23-Apr-1996	1046-96	19-Apr-1999	185002

Slovakia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	23-Apr-1996	1044-96	19-Apr-1999	185000

Slovakia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	15-May-1996	1300-96	15-Mar-1999	184744

Slovenia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	15-Apr-1996	9670517	18-Feb-1997	9670517

Slovenia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	15-Apr-1996	9670516	18-Feb-1997	9670516

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Slovenia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	24-Apr-1996	Z-9670573	6-Oct-1997	9670573

Slovenia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	24-Apr-1996	Z-9670574	6-Oct-1997	9670574

Slovenia	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	6-May-1996	9670605	17-Feb-1997	9670605

South Africa	National Trademark	Giorgio		3	Perfume, cologne and cosmetics and skin care products for men and women, namely aftershave lotion and aftershave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	13-Nov-1995	95/15186	3-Nov-1998	95/15186

South Africa	National Trademark	Giorgio		3	Perfume, cologne and cosmetics and skin care products for men and women, namely after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	6-Dec-1995	95/16176	8-Oct-1998	95/16176

South Africa	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, including cologne, after-shave lotion, after-shave balm, body moisturizer, body cream, perfumed soap and gel, and dusting powder.	Registered	27-May-1986	86/3494	23-Dec-1993	86/3494

South Africa	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, including cologne, after-shave lotion, after-shave balm, body moisturizer, body cream, perfumes soap and gel, and dusting powder.	Registered	27-May-1986	86/3498	24-Nov-1993	86/3498

South Africa	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, including cologne, after-shave lotion, after-shave balm, body moisturizer, body cream, perfumed soap and gel, and dusting powder.	Registered	27-May-1986	86/3499	8-Aug-1994	86/3499

South Africa	National Trademark	Giorgio		3	Pefume, toiletry and soap preparations for men and women, including cologne, after-shave lotion, after-shave balm, body moisturizer, body cream, perfumed soap and gel, and dusting powder.	Registered	27-May-1986	86/3496	7-Jul-1993	86/3496

South Africa	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	16-Nov-1999	9921211	16-Nov-1999	99/21211

Spain	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, degreasing, abrasive preparations, soaps, perfumery, essen- tial oils, cosmetics, hair lotions, dentifrices.	Registered	26-Aug-1986	1158723	20-Dec-1988	1158723

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Spain	National Trademark	Giorgio		3	Bleaching preparations and other laundry substances, cleaning, poli- shing and abrasive preparations; soaps; essential oils, cosmetics, hair lotions; dentifrices.	Registered	26-Dec-1986	1174353	12-May-1992	1174353

Spain	National Trademark	Giorgio		25	Women’s clothing apparel, namely, dresses for evening and casual wear, skirts, pants, suits, pantsuits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets including leather and sueds jackets and fur jackets, coats including leather and suede coats, and fur coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear, robes and swimsuits; and men’s wearing apparel namely, suits, sport coats, slacks; jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hoisery, hats, belts, and gloves.	Registered	13-Nov-1985	1124175	6-Nov-1997	1124175

Spain	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions and dentifrices.	Registered	19-Sep-1988	1273641	5-Dec-1989	1273641

Spain	National Trademark	Giorgio		14	Horological instruments such as watches, and fine costume jewelry such as jewelry chains, necklaces, earrings, rings, bracelets, anklets charms and pendants.	Registered	25-Sep-1992	1722112	5-Jun-1995	1722112

Spain	National Trademark	Giorgio		3	Colognes and perfumes.	Registered	26-Jul-1994	1915420	3-Feb-1995	1915420

Suriname	National Trademark	Giorgio		3	Soaps, perfumery, essential oils, cosmetics, hair lotions.	Registered	17-Dec-1991	NA	17-Dec-1991	13046

Sweden	National Trademark	Giorgio		3	Perfume, toiletries, cosmetics, namely perfume toiletry and soap preparations for men and women; aftershave lotion and aftershave balm, body moisturizer and body cream; perfumed soap and gel, and dusting powder.	Registered	23-Apr-1986	8603212	14-Feb-1992	230145

Sweden	National Trademark	Giorgio		3	Perfumery products, soaps, after shave lotion and after-shave balm, non-medicated cosmetic products.	Registered	18-Jul-1986	8605430	14-Feb-1992	230146

Sweden	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	19-Mar-1986	8602191	21-Feb-1992	230435

Sweden	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women; namely cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	19-Mar-1986	8602192	21-Feb-1992	230436

Sweden	National Trademark	Giorgio		3	Soaps, perfumery, ethereal oils, cosmetics, hair lotions, dentifrices.	Registered	3-Oct-1988	88-08369	20-Mar-1992	231562

Sweden	National Trademark	Giorgio		25	All goods in class 25, ie : Clothing, footwear, headgear.	Registered	10-Feb-1991	9108380	17-Jul-1992	237825

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Switzerland	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	3-Apr-1996	02426/1996	3-Apr-1996	436575

Switzerland	National Trademark	Giorgio		3,25

Class 3 :

Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.

Class 25 :

Women’s wearing apparel, in particular evening dresses, casual wear, skirts, pants, suits, pantsuits, blouses, shirts, scarves, handkerchieves, hats, lingerie, shoes, boots, jackets, leather jackets, suede jackets, fur jackets, shawls, stoles, feather boas, capes, sweaters, gloves, maternity wear, robes, swimsuits; men’s wearing apparel, in particular suits, jackets, sports jackets, slacks, raincoats, topcoats, capes, sweaters, shirts, shoes, boots, scarves, shawls, hosiery, hats, belts, gloves.

						Registered	5-May-1986	6612/85	5-May-1986	349514

Switzerland	National Trademark	Giorgio		3	Preparations for body and beauty care, namely perfumes, cologne, after shave lotions and balms, moisturizing creams and lotions, soaps including liquid soaps and gels, shampoos, body and face powder.	Registered	18-Jul-1986	4529/86	18-Jul-1986	354161

Switzerland	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	14-Jul-1997	5274/1997	20-Jan-1998	447869

Switzerland	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	21-Jul-1998	5955/1998	25-Feb-1999	459107

Switzerland	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions and dentifrices.	Registered	9-Aug-1988	5662	8-Feb-1989	368575

Switzerland	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	16-Jun-1999	5274/1999	10-Nov-1999	466568

Switzerland	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	23-Jun-1999	5501/1999	24-Mar-2000	470758

Switzerland	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	23-Jun-1999	5502/1999	24-Mar-2000	470759

Switzerland	National Trademark	Giorgio		14	Horological instruments such as watches; (fine and costume) jewelry such as chains, necklaces, earrings, rings, bracelets, anklets, charms and pendants, all aforementioned products originating from the U.S.A.	Registered	9-Mar-1992	2124/1992.5	11-Nov-1992	397200

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Switzerland	National Trademark	Giorgio		3	Preparations for body and beauty care, in particular perfumery, eau de cologne, skin lotion, creams and moisturizers, bath and shower gel, dusting powder, perfumed soaps, after-shave lotion and after-shave balm; all above mentioned products originate from the U.S.A.	Registered	15-Aug-1984	4403	15-Aug-1984	336832

Switzerland	National Trademark	Giorgio		3	Perfumery, agents for body & beauty care.	Registered	2-Sep-1985	5364	2-Sep-1985	343762

Switzerland	National Trademark	Giorgio		25	Women’s wearing apparel, namely,dresses for evening, casual wear, skirts, pants, suits, pantsuits, blouses, shirts, scarves, handkerchieves, hats, lingerie, shoes, boots, jackets, leather jackets, suede jackets, fur jackets, shawls, stoles, feather boas, capes, sweaters, gloves, maternity wear, robes, swimsuits; men’s wearing apparel, namely, suits, jackets, sports jackets, slacks, raincoats, topcoats, capes, sweaters, shirts, shoes, boots, ties, scarves, shawls, hosiery, hats, belts, gloves; all aforementioned products originating from the U.S.A.	Registered	29-Oct-1985	6613	29-Oct-1985	344688

Taiwan	National Trademark	Giorgio		3	Perfume, cologne and cosmetics and skin care products for men and women, namely after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	4-Dec-1995	(84)61076	1-Nov-1997	782564

Taiwan	National Trademark	Giorgio		3	Perfume, cologne and cosmetics and skin care products for men and women, namely after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	23-Nov-1995	(84)58188	1-Oct-1997	777637

Taiwan	National Trademark	Giorgio		3	Cosmetics, perfumes, colognes, body moisturiser and cream, soaps and gels.	Registered	28-Aug-1996	85042160	1-Jan-1998	790254

Taiwan	National Trademark	Giorgio		18	Travel bags, carry-on luggage, tote bags, hand bags and luggage	Registered	23-Aug-1996	85042161	16-Jun-1999	856029

Taiwan	National Trademark	Giorgio		3	Soaps for human body, perfumery, essential oils, cosmetics, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	1-Oct-1999	88048308	1-Dec-2000	915293

Taiwan	National Trademark	Giorgio		3	Perfumes and perfumed body cleansers	Registered	16-Feb-2000	89007909	16-Jan-2001	924065

Taiwan	National Trademark	Giorgio		3	Soaps for human body, perfumery, essential oils, cosmetics, preparations for the cleaning, care and beautification of the skins, scalp and hair, deodorants for personal use	Registered	17-May-2002	91019802	1-Nov-2003	1062799

Taiwan	National Trademark	Giorgio		14	Precious metals, diamonds, jade, coral, crystals, agates, jewels, costume jewelry, jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms and pendants and the trinkets and their imitation trinkets (jewelry), pins (jewelry).	Registered	5-Feb-1993	(81)52374	16-May-1993	598466

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Taiwan	National Trademark	Giorgio		14	Clocks and watches and components parts thereof.	Registered	5-Sep-1992	(81)44992	1-Apr-1994	638904

Thailand	National Trademark	Giorgio		3	Perfume, cologne and cosmetic preparations for skin care; after shave lotion and after shave balm, moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	19-Dec-1995	299407	19-Dec-1995	KOR63286

Thailand	National Trademark	Giorgio		3	Perfume, cologne, cosmetics preparations for skin care, after shave lotion, after shave balm, body moisturizer, body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant, body shampoo.	Registered	13-Sep-1996	317450	13-Sep-1996	KOR70531

Thailand	National Trademark	Giorgio		3	Perfume, essential oils, toilet soaps, talcum powders, skin cream and lotion.	Registered	28-Jul-1987	335462	14-Dec-1987	KOR60019

Thailand	National Trademark	Giorgio		3	Perfume, essential oils, toilet soaps, talcum powders, skin cream and lotion.	Registered	28-Jul-1987	335463	28-Jul-1987	KOR60020

Thailand	National Trademark	Giorgio		3	Perfume, essential oils, toilet soaps, talcum powders, skin cream and lotion.	Registered	28-Jul-1987	335464	28-Jul-1987	KOR60021

Thailand	National Trademark	Giorgio		3	Perfume, essential oils, toilet soaps, talcum powders, skin cream and lotion.	Registered	28-Jul-1987	335461	28-Jul-1987	KOR60018

Thailand	National Trademark	Giorgio		3	Perfume, general toilet water, eau-de-cologne and skin lotion.	Registered	18-Mar-1992	225551	18-Mar-1992	Kor8758

Thailand	National Trademark	Giorgio		14	Wrist watches, pocket watches, hanging clocks, desk-top clocks, chains, necklaces, earrings, rings, bracelets, anklets, charms, & pendants.	Registered	17-Nov-1993	255560	17-Nov-1993	Kor39837

Tunisia	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	10-Nov-1999	991892	10-Nov-1999	TNE19991892

Turkey	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	25-Apr-1996	96/5787	25-Apr-1996	178812

Turkey	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely perfume, cologne, essential oils for use as personal fragrance, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	19-Jun-1996	96/8892	19-Jun-1996	172718

Turkey	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	22-Jun-1999	1999/010027	22-Jun-1999	1999/010027

Turkey	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	13-Oct-1999	1999/16730	13-Oct-1999	99016730

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Turkey	National Trademark	Giorgio		3	Class 3 : Toilet soaps, perfumery, essential oils, cosmetics, Toilet soaps, perfumery, essential oils, cosmetics, dentifrices, shaving preparations, nail care preparations,cleansing tissues, cotton wool and cotton sticks for cosmetics purposes, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	13-Oct-1999	1999/16731	13-Oct-1999	99016731

Turkey	National Trademark	Giorgio		3,25

Class 3 :

Perfume, cologne, and cosmetics and skin care products for men and women, namely after shave lotion and after shave balm, body moisturi- zer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.

Class 25 :

Clothing for men, women and children, namely shirts, jackets, sweaters pants, footwear, belts, t-shirts, socks, coordinated shirts, jackets and slacks, tennis shoes, sweat shirts, jerseys, shorts, jogging suits, sweat pants, hats/caps, scarves, gloves, hosiery, neckties, rainwear, pajamas, robes, night shirts, thermal underwear, headbands and wristbands.

						Registered	27-Nov-1992	10666/92	27-Nov-1992	143443

Turkey	National Trademark	Giorgio		3	Perfume, cologne, and cosmetics and skin care products for men and women, namely after shave lotion and after shave balm, body moisturi- zer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	21-Sep-1993	9902/93	21-Sep-1993	147031

Turkey	National Trademark	Giorgio		14	Clocks and watches, fine and costume jewelry, jewelry chains, necklaces, earrings, rings, bracelets, anklets, charms, and pendants	Registered	19-Nov-1993	12645/93	19-Nov-1993	149697

Turkmenistan	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men an women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	26-Dec-1995	13460	6-Jan-1999	3290

Turkmenistan	National Trademark	Giorgio		3	Perfumes, toiletry and soap preparations for men and women, namely, eau de cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	26-Dec-1995	13462	6-Jan-1999	3292

Turkmenistan	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	26-Dec-1995	13461	6-Jan-1999	3291

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
U.S.A.	National Trademark	Giorgio		18,25	Handbags, [ Women’s wearing apparel- Namely, dresses for evening wear an casual wear, skirts, pants, suits, pantsuits, blouses, shirts, ties, a scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets, includi leather and suede jackets and fur jackets, coats including leather sue coats, and fur coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear, robes and swimsuits; and for men’s wearing apparel- namely, suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, boots, ties, scarves, hosier hats, belts and gloves.]	Registered	10-May-1973	72457070	1-Apr-1975	1008097

U.S.A.	National Trademark	Giorgio		3	Cologne, body moisturizer and body cream, and dusting powder. [Goods deleted when 2005 renewal was filed: Toiletry & soap preparations for men & women, after shave lotion & balm, perfumed soap and gel]	Registered	7-May-1984	73479062	23-Jul-1985	1350214

U.S.A.	National Trademark	Giorgio		18	Bags, namely, beach bags and tote bags.	Registered	29-Aug-1994	74566914	5-Sep-1995	1916448

U.S.A.	National Trademark	Giorgio		18	Bags, namely, beach bags and tote bags.	Registered	29-Aug-1994	74567323	26-Sep-1995	1922017

U.S.A.	National Trademark	Giorgio		18	Bags, namely beach bags and tote bags.	Registered	6-Sep-1994	74569833	26-Sep-1995	1922018

U.S.A.	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women, namely; cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder. GOODS on 2006 renewal: Toiletry and soap preparations for men and women, namely; cologne,body moisturizer and body cream, perfumed gel.	Registered	7-May-1984	73479058	11-Mar-1986	1385642

U.S.A.	National Trademark	Giorgio		3	Toiletry and soap preparations for men and women- namely, perfume, cologne, aftershave lotion and aftershave balm, body moisturizer and cream, perfumed soap and gel and dusting powder. 2006: On renewal—goods ammended to: Toiletry and soap preparations women- namely, perfume, cologne, body moisturizer and cream, perfumed gel and dusting powder.	Registered	30-Sep-1985	73560787	15-Apr-1986	1389640

U.S.A.	National Trademark	Giorgio		18	Bags, namely tote & beach bags, fanny packs & umbrellas.	Registered	8-Apr-1994	74510313	30-Jul-1996	1990288

U.S.A.	National Trademark	Giorgio		18	2002 Goods amended to:Travel bags, namely, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories. (deleted athletic bags, shoe bags for travel) Original Goods on registration: Travel bags, namely, athletic bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories, shoe bags for travel.	Registered	25-May-1994	74529156	17-Sep-1996	2001801

U.S.A.	National Trademark	Giorgio		14	Watches.	Registered	7-May-1986	73597293	2-Dec-1986	1419132

U.S.A.	National Trademark	Giorgio		14	Watches.	Registered	7-May-1986	73597338	9-Dec-1986	1419951

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
U.S.A.	National Trademark	Giorgio		28	Stuffed toys, namely, stuffed bears.	Registered	24-Feb-1987	73645937	22-Sep-1987	1458508

U.S.A.	National Trademark	Giorgio		28	Stuffed toys, namely, stuffed bears.	Registered	24-Feb-1987	73645941	6-Oct-1987	1460175

U.S.A.	National Trademark	Giorgio		3	Cologne.	Registered	4-Jan-1988	73704126	28-Feb-1989	1526382

U.S.A.	National Trademark	Giorgio		3	Perfume and cologne.	Registered	26-Mar-1990	74-042528	15-Jan-1991	1,631,255

U.S.A.	National Trademark	Giorgio		3	Perfume.	Registered	3-Dec-1979	73/241284	4-Aug-1981	1,163,298

U.S.A.	National Trademark	Giorgio		3	Perfume.	Registered	31-May-1980	73255956	4-Aug-1981	1,163,318

U.S.A.	National Trademark	Giorgio		5	Cosmetics for women; namely, body moisturizer, perfumed soap and gel, and dusting powder. (Goods amended at 2012 Renewal to remove body cream and body shampoo.)	Registered	7-Jan-1991	74-128232	10-Mar-1992	1,678,246

U.S.A.	National Trademark	Giorgio		3	Perfume and cologne.	Registered	13-Aug-1990	74-087214	16-Jun-1992	1,693,903

U.S.A.	National Trademark	Giorgio		3	Perfume.	Registered	31-Mar-1980	73255955	16-Aug-1983	1248066

U.S.A.	National Trademark	Giorgio		3	Toiletry and Soap Preparations for Women-Namely, Body moisturizer, Perfumed gel. Goods deleted due to non use: Soap Preparations for Men, Cologne, After Shave Lotion and After Shave Balm, Body Cream, Perfumed Soap, and Dusting Powder. Original goods: Toiletry and soap preparations for men and women namely, cologne, after shave lotion and balm, body moisturizer and cream, perfumed soap and gel and dusting powder.	Registered	7-May-1984	73479205	2-Apr-1985	1327870

U.S.A.	National Trademark	Giorgio		3	Body moisturizers, body wash gels and perfume	Registered	17-Apr-2014	86255117	12-May-2015	4734244

U.S.A.	National Trademark	Giorgio		3	Perfume	Registered	3-Feb-2004	78361425	17-May-2005	2,951,581

U.S.A.	National Trademark	Giorgio		3	Toiletry and soap preparations for women, namely, perfume, eau de toilette. Deleted from Goods at 2013 Renewal Filing: body moisturizer, perfumed soap and bath and shower gel and dusting powder.	Registered	23-Mar-1999	75/665621	8-Jul-2003	2,735,029

Ukraine	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	14-Mar-1989		16-May-1994	4820

Ukraine	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered			16-May-1994	4819

Ukraine	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	29-Apr-1994	N.A.	29-Apr-1994	4592

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
United Arab Emirates	National Trademark	Giorgio		3	Toilet soaps, perfumery, essential oils, cosmetics, toiletries, preparations for the cleaning, care and beautification of the skin scalp and hair, deodorants for personal use.	Registered	20-May-2003	53298	28-Mar-2006	59141

United Arab Emirates	National Trademark	Giorgio		3	Perfume, cologne, toilet soaps, shaving cream, body lotions, essential oils, cosmetics, dentifrices and deodorants.	Registered	22-Mar-1994	5516	29-May-1996	5007

United Arab Emirates	National Trademark	Giorgio		3	Perfume, cologne, toilet soaps, shaving cream, body lotions, essential oils, cosmetics, dentifrices & deodorants.	Registered	22-Mar-1994	5517	14-Oct-1995	2465

United Arab Emirates	National Trademark	Giorgio		3	Perfume, cologne, toilet soaps, shaving cream, body lotions, essential oils, cosmetics, dentifrices & deodorants.	Registered	22-Mar-1994	5518	4-Sep-1995	2262

United Arab Emirates	National Trademark	Giorgio		14	Watches, clocks and spareparts thereof.	Registered	22-Mar-1994	5514	6-Sep-1995	2288

United Arab Emirates	National Trademark	Giorgio		3	Perfume, cologne, toilet soaps, shaving cream, body lotions, essential oils, cosmetics, dentifrices & deodorants.	Registered	22-Mar-1994	5515	6-Sep-1995	2289

United Arab Emirates	National Trademark	Giorgio		3	Toilet soaps, perfumery, cologne, body lotions, essential oils, cosmetics, dentifrices and deodorants.	Registered	23-Mar-1994	5533	20-Aug-1995	2206

United Kingdom	National Trademark	Giorgio		3	Perfumes and colognes; toiletries; toiletry, cosmetics and soap preparations, aftershave lotions and aftershave balms, body moisturizers, body talcs, body shampoos and body creams; perfumed soaps and gels, perfumed dusting powders; deodorants for personal use and antiperspirants, suntan lotions; dentifrices.	Registered	13-Mar-1995	2014138	19-Sep-1997	2014138

United Kingdom	National Trademark	Giorgio		3	Perfumery and essential oils; cosmetics; toiletries; soaps; shampoos; bath and shower preparations, aftershave lotions and balms; perfumed articles for personal use.	Registered	11-Oct-1995	2040770	11-Oct-1995	2040770

United Kingdom	National Trademark	Giorgio		14	Jewellery, clocks and watches; parts and fittings for all the aforesaid goods; all included in Class 14.	Registered	2-Jun-1989	1385012	2-Jun-1989	B1385012

United Kingdom	National Trademark	Giorgio		25	Articles of clothing.	Registered	7-Nov-1985	1253985	7-Nov-1985	B1253985

United Kingdom	National Trademark	Giorgio		3	Cosmetics; eau de cologne; aftershave lotions; aftershave balms; toilet preparations and creams for the care of the body; perfumes; soaps; hair lotions; essential oils; dentifrices; toilet articles and perfumed articles, all included in Class 3.	Registered	7-May-1986	1266551	7-May-1986	1266551

United Kingdom	National Trademark	Giorgio		3	Cosmetics; colognes; aftershave lotions; aftershave balms; toilet preparations and creams, all for the care of the body; perfumes; soaps; hair lotions; essential oils; dentifrices; toilet articles; perfumed articles; all included in Class 3.	Registered	14-Jul-1986	1271257	14-Jul-1986	1271257

United Kingdom	National Trademark	Giorgio		3	Cosmetics; colognes; aftershave lotions; aftershave balms; toilet preparations and creams, all for the care of the body; perfumes; soaps; hair lotions; essential oils; dentifrices; toilet articles; perfumed articles; all included in Class 3.	Registered	11-Dec-1986	1295407	11-Dec-1986	1295407

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
United Kingdom	National Trademark	Giorgio		3	Cosmetics; colognes; aftershave lotions; aftershave balms; toilet preparations and creams, all for the care of the body; perfumes; soaps; hair lotions; essential oils; dentifrices; toilet articles; perfumed articles; all for use by men and all included in Class 3.	Registered	11-Dec-1986	1295408	11-Dec-1986	1295408

United Kingdom	National Trademark	Giorgio		4,18	Class 4 Candles, perfumed candles; spills tapers for lighting; all included in Class 4. Class 18 Bags, handbags, shoulder bags and beach bags; hip pouches; cases; luggage; parasols, umbrellas and canes; goods made of leather and imitations of leather; all included in Class 18.	Registered	30-Jan-1992	1489394	30-Jan-1992	B1489394

United Kingdom	National Trademark	Giorgio		3	Cosmetic preparations, perfumes, soaps and preparations fo teeth and hair; shaving preparations; after shave lotions.	Registered	27-Apr-1978	1094751	27-Apr-1978	1094751

United Kingdom	National Trademark	Giorgio		3	Perfumes and colognes; toiletries; toiletry, cosmetics and soap preparations; aftershave lotions, aftershave balms; body moisturizers, body talcs, body shampoos and body creams; perfumed soaps and gels, perfumed dusting powders; deodorants for personal use; anti- perspirants; suntan lotions; all included in Class 3.	Registered	20-Oct-1993	1551095	20-Oct-1993	B1551095

United Kingdom	National Trademark	Giorgio		18	Travel bags, beach bags, sports bags, tote bags, carry-on luggage, clutch bags, overnight luggage, bags for travel accessories and shoe bags for travel; trunks for travel; parts and fittings for all the aforesaid goods; all included in Class 18.	Registered	31-May-1994	1573626	1-Dec-1995	1573626

United Kingdom	National Trademark	Giorgio		18	Cosmetics bags, toilet bags, sponge bags; vanity cases; make-up bags; all included in Class 18.	Registered	31-May-1994	1573621	1-Dec-1995	B1573621

United Kingdom	National Trademark	PGCo		3	Toilet soaps, perfumery, essential oils, cosmetics, fragrance derived toiletries, preparations for the cleaning, care and beautification of the skin, scalp and hair, deodorants for personal use.	Registered	15-Oct-2003	2346041	15-Oct-2003	2346041

United Kingdom	National Trademark	Giorgio		3	Perfumes.	Registered	6-Apr-1983	1193484	6-Apr-1983	1193484

United Kingdom	National Trademark	Giorgio		3	Eau de cologne; aftershave lotions; aftershave balms; toilet preparations, creams for the care of the body; perfumes; soaps; shampoos; essential oils, toilet articles; perfumed articles; all for personal use; but not includind any of the aforesaid goods coloured red or imparting the colour red; none being for oral care.	Registered	31-Oct-1994	2000726	31-Oct-1994	2000726

United Kingdom	National Trademark	Giorgio		3	Cosmetics, eau de cologne; aftershave lotions; aftershave balms; toilet preparations and creams, all for the care of the body; perfumes; soaps; hair lotions; essential oils; perfumed articles; anti- perspirants and deodorants; all included in Class 3.	Registered	29-Dec-1987	1330750	29-Dec-1987	B1330750

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
United Kingdom	National Trademark	Giorgio		3	Eau de Cologne; aftershave lotions; aftershave balms; toilet preparations, creams for the care of the body; perfumes; soaps; shampoos; essential oils; dentifrices; toilet articles, perfumed articles; all for personal use; all included in Class 3; but not including any of the the aforesaid goods coloured red or imparting the colour red.	Registered	2-Aug-1988	1353273	2-Aug-1988	1353273

Uruguay	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	17-Sep-1986	213776	22-Dec-1988	398830

Uruguay	National Trademark	Giorgio		25	Class 25 : Clothing, footwear, headgear.	Registered			8-Mar-1991	420267

Uruguay	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	31-Oct-1991	248928	24-Apr-1992	434095

Uzbekistan	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	25-Oct-1993	MBGU93025533	5-Sep-1994	1412

Uzbekistan	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	25-Oct-1993	MBGU93025503	5-Sep-1994	1409

Uzbekistan	National Trademark	Giorgio		3	Perfume, toiletry and soap preparations for men and women, namely, cologne, after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, and dusting powder.	Registered	25-Oct-1993	MBGU93025523	5-Sep-1994	1411

Venezuela	National Trademark	Giorgio		25	Women’s wearing apparel, namely, dresses for evening and casual wear, skirts, pants, suits, pantsuits, blouses, shirts, ties, scarves, handkerchiefs, hats, lingerie, shoes, boots, jackets including leather and suede jackets and fur jackets, coats including leather and suede coats, and fur coats, shawls, wraps, capes, feather boas, sweaters, gloves, maternity wear, robes and swimsuits; and men’s wearing apparel namely, suits, sport coats, slacks, jackets, raincoats, topcoats, robes, sweaters, shirts, shoes, ties, scarves, hosiery, hats, belts, and gloves.	Registered	20-Jan-1992	14360-85	20-Jan-1992	145491

Venezuela	National Trademark	Giorgio		3	Class 3 : Bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations; soaps; perfumery, essential oils, cosmetics, hair lotions; dentifrices.	Registered	30-Nov-1995	19192-95	6-Aug-1997	P198692

Venezuela	National Trademark	Giorgio		3	Cosmetics, toiletries and fragrances.	Registered	30-Jun-1983	5139-83	25-Apr-1986	F119953

Venezuela	National Trademark	Giorgio		3	Soaps, perfumes, essential oils, cosmetics, hair lotions, dentifrices.	Registered	19-Sep-1988	17266-88	19-Nov-2001	P235444

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
Venezuela	National Trademark	Giorgio		3	Perfumes.	Registered	22-Sep-1987	11738-85	22-Sep-1987	131083

Venezuela	National Trademark	Giorgio		3	Toiletry articles & soaps, specifically perfume, cologne, aftershave lotion, balm, body moisturizers, perfumed gel, and talc.	Registered	31-Jul-1986	10194-86	8-Oct-2013	P333472

Venezuela	National Trademark	Giorgio		3	Toiletry articles & soaps, perfumery, cologne, aftershave lotion and balms, body moisturizers & body cream, soaps & gels, talc.	Pending	31-Jul-1986	10193-86

Venezuela	National Trademark	Giorgio		3	Toiletry articles & soaps, perfumery, cologne, aftershave lotion and balms, body moisturizers & body cream, soaps & gels, talc.	Pending	12-Aug-2015	2015011777

Vietnam	National Trademark	Giorgio		3	Perfumes, eau de cologne and cosmetics and skin care products for men and women, namely aftershaves, aftershave lotions, moisturizing creams and body creams, soaps and lotions, antidust powder, dry perfume sprays, body powder, anti-perspirant lotions.	Registered	10-Nov-1995	25906	10-Nov-1995	21856

Vietnam	National Trademark	Giorgio		3	Perfumes, eau de cologne and cosmetics and skin care products for men and women, namely aftershaves, aftershave lotions, moisturizing creams and body creams, soaps and lotions, antidust powder, dry perfume sprays, body powder, anti-perspirant lotions.	Registered	28-Nov-1995	26223	28-Nov-1995	22078

Vietnam	National Trademark	Giorgio		18	travel bags, athletic bags, carry-on luggage	Registered	16-Aug-1996	30237	15-Nov-1997	25476

Vietnam	National Trademark	Giorgio		3	cosmetics, perfumes, colognes, body moisturizer and cream, soaps and gels	Registered	16-Aug-1996	30238	15-Nov-1997	25477

Vietnam	National Trademark	Giorgio		3	cosmetics, perfumes, colognes, body moisturizer and cream, soaps and gels	Registered	16-Aug-1996	30235	24-Apr-2000	33828

Vietnam	National Trademark	Giorgio		18	travel bags, athletic bags, carry-on luggage	Registered	16-Aug-1996	30236	15-Nov-1997	25475

West Bank	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	23-Feb-1995	3317	23-Feb-1995	3317

West Bank	National Trademark	Giorgio		25	Class 25 : Clothing, footwear, headgear.	Registered	23-Feb-1995	3316	23-Feb-1995	3316

West Bank	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	23-Feb-1995	3314	3-Apr-2000	3314

West Bank	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	23-Feb-1995	3315	3-Apr-2000	3315

West Bank	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	23-Feb-1995	3312	23-Mar-2000	3312

Country	Convention	Registered Owner	Effective Owner	Class(es)	Goods and Services	Status	Application Date	Application Number	Registration Date	Registration Number
West Bank	National Trademark	Giorgio		14	Class 14 Stones; horological and chronometric instruments. Precious metals and their alloys and goods in precious metals or coated therewith, not included in other classes; jewellery, precious	Registered	23-Feb-1995	3307	3-Apr-2000	3307

West Bank	National Trademark	Giorgio		25	Class 25 : Clothing, footwear, headgear.	Registered	23-Feb-1995	3318	23-Mar-2000	3318

West Bank	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	23-Feb-1995	3309	23-Mar-2000	3309

West Bank	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	23-Feb-1995	3308	23-Mar-2000	3308

West Bank	National Trademark	Giorgio		3	Bleaching preparations and other substances for laundry use, cleaning, polishing, scouring and abrasive preparations, soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices.	Registered	23-Feb-1995	3310	23-Mar-2000	3310

Yemen	National Trademark	Giorgio		3	Perfume, and cosmetics and skin care products for men and women, namely aftershave lotion and aftershave balm, body moisturizer and body cream; perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	8-Apr-1996	8508	18-Jun-1997	7000

Yemen	National Trademark	Giorgio		3	Perfume, cologne and cosmetics and skin care products for men and women, namely after shave lotion and after shave balm, body moisturizer and body cream, perfumed soap and gel, dusting powder, perfumed dry oil mist, body talc, antiperspirant and body shampoo.	Registered	8-Apr-1996	8507	10-Jul-1997	7307

Schedule 3.15(a)(iii)

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Material United States Distribution Agreements

None.

Schedule 3.15(b)

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Matters Affecting Trademark and Patent Rights

None.

Schedule 3.19

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Lockbox Accounts

Description	Purpose	Bank Account No.	ABA
Bank of America (U.S.)	A/R Customer Deposits - U.S.	XXXXXX6699	026009593 (WIRES) 011500010 (ACH)
Bank of America (Canada)	A/R Customer Deposits - Canada	XXXX6201	47176201

Schedule 5.09

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Permitted Investments

Please refer to Schedule 5.11 - Arden Acquisition Indebtedness, which is incorporated herein by reference.

Investment in U.S. Cosmeceutechs, LLC

Since July 2013, the U.S. Borrower, through a subsidiary (the “EA USC Subsidiary”), has invested $9.0 million in US Cosmeceutechs, LLC (“USC”), a skin care company that develops and sells skin care products for the professional dermatology and spa channels, and separately purchased a 30% equity interest in USC from the sole equity member for $3.6 million. The investment, which is in the form of a collateralized convertible note (the “Convertible Note”), bears interest at 1.5%. Upon conversion of the Convertible Note, the U.S. Borrower will own 85.45% of the fully diluted equity interests in USC (inclusive of EA USC Subsidiary’s current equity interest). The U.S. Borrower has a put/call agreement with the other USC equity member with respect to the remaining 14.55% interest in USC. As of June 30, 2016, the Convertible Note had not been converted.

Investment in Newton Medical, LLC

In July 2013, the U.S. Borrower invested $3 million for a 20% membership interest in Newton Medical, LLC, a beauty device manufacturer (the “Device Company”). In February 2015, the equity interest purchase agreement was amended to, among other things, remove both (i) the obligation the U.S. Borrower had to purchase an additional 20% equity interest upon the achievement of certain milestones, and (ii) the U.S. Borrower’s option to purchase the remaining 60% equity interest in the Device Company. The amendment also terminated the Company’s exclusive license to become the worldwide manufacturer, marketer and distributor of the beauty device. The U.S. Borrower remains a passive investor in the Device Company.

Investment in Elizabeth Arden Salon Holdings, Inc.

Since September 2012, the U.S. Borrower has invested $13.7 million for a minority investment in Elizabeth Arden Salon Holdings, LLC, an unrelated party whose subsidiaries operate the Elizabeth Arden Red Door Spas and the Mario Tricoci Hair Salons (“Salon Holdings”). The investment in Elizabeth Arden Salon Holdings, LLC is in the form of a collateralized convertible note bearing interest at 2%.

Schedule 5.10

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Liens

None.

Schedule 5.15

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Arden Acquisition Indebtedness (*)

Lender	Borrower	Acquisition Loans
Elizabeth Arden (Financing), Inc.(C)	FD Management, Inc. (A)		$60,743,560
Elizabeth Arden (Financing), Inc. (C)	DF Enterprises, Inc. (C)		$44,070,755

Lender	Borrower	Working Capital Loans
Elizabeth Arden International Holding, Inc. (C)	Elizabeth Arden, Inc. (A)		$42,000,000
Elizabeth Arden (Switzerland) Holding Sàrl (D)	Elizabeth Arden International Holding, Inc. (C)		$42,000,000
Elizabeth Arden International S.a.r.l. (B)	Elizabeth Arden (Switzerland) Holding Sàrl (D)		$42,000,000
RDEN Management, Inc. (C)	Elizabeth Arden, Inc. (A)		$1,405,713
Elizabeth Arden International Sàrl (B)	Elizabeth Arden (Netherlands) Holding B.V. (D)		$623,291
Elizabeth Arden International Sàrl (B)	Elizabeth Arden Trading B.V.		$4,605,696
Elizabeth Arden International Sàrl (B)	Elizabeth Arden (Canada) Limited (B)		$6,750,000
Elizabeth Arden (Netherlands) Holding B.V. (D)	Elizabeth Arden Middle East FZCO		$600,000
Elizabeth Arden (Netherlands) Holding B.V. (D)	Elizabeth Arden SEA PTE Ltd.	SG$	2,665000.00

Lender	Borrower	Subordinated Loans
Elizabeth Arden (Netherlands) Holding B.V. (D)	Elizabeth Arden International Sàrl (B)		$151,786,000

(*)	Amounts in USD except Elizabeth Arden (Netherlands) Holding B.V. to Elizabeth Arden SEA PTE Ltd.

Balances as of JULY 5, 2016.

(A)	U.S. Borrower

(B)	Foreign Borrower

(C)	U.S. Subsidiary Guarantor

(D)	Foreign Guarantor

Schedule 5.29

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Post-Closing Deliveries

1. On or prior to thirty (30) days after the Effective Date, the U.S. Borrower shall have delivered the certificates representing the Equity Interests pledged by the U.S. Borrower pursuant to the applicable U.S. Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the U.S. Borrower.

2. On or prior to thirty (30) days after the Effective Date, Elizabeth Arden International Holding, Inc. shall have delivered to counsel to the Administrative Agent in Toronto, Ontario the certificates representing all issued and outstanding Equity Interests of the Canadian Borrower pledged by Elizabeth Arden International Holding, Inc. pursuant to the Canadian Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of Elizabeth Arden International Holding, Inc.

3. On or prior to thirty (30) days after the Effective Date, Netherlands Holding shall enter into a charge over shares with the Administrative Agent (the “U.K. Borrower Share Pledge Agreement”) to pledge 100% of its Equity Interests in the U.K. Borrower in substantially the form agreed upon by Netherlands Holding and the Administrative Agent prior to the Effective Date, and deliver a newly issued share certificate duly endorsed in blank with respect to such Equity Interests and any other necessary documentation pursuant to the U.K. Borrower Share Pledge Agreement.

4. Promptly after the Effective Date, but not later than September 15, 2016, the Swiss Borrower and Swiss Holding shall initiate a court proceeding with the applicable court located in Switzerland (the “Swiss Court”) in order to declare the presumably issued share certificates of its respective Equity Interests void (Kraftloserklärungsverfahren). The Swiss Borrower and Swiss Holding shall keep the Administrative Agent updated about such court proceeding in general and in particular immediately inform the Administrative Agent if any third party rights/interests are claimed with respect to the Equity Interest of Swiss Holding or the Swiss Borrower and promptly provide upon demand all documents and undertake all steps reasonably requested by the Administrative Agent.

5. Within one month after the earlier of (i) the share certificates of Swiss Holding’s Equity Interests being located or (ii) the date of the legal effect (Rechtskraft) of the cancellation (Kraftloserklärung) of the share certificates regarding the Equity Interests of Swiss Holding, Elizabeth Arden International Holding, Inc. shall enter into a share pledge agreement with the Administrative Agent (the “Swiss Holding Share Pledge Agreement”) to pledge 100% of its Equity Interests in Swiss Holding in substantially the form agreed upon by Elizabeth Arden International Holding, Inc. and the Administrative Agent prior to the Effective Date, and deliver a newly issued share certificate duly assigned in blank with respect to such Equity Interests and any other necessary documentation pursuant to the Swiss Holding Share Pledge Agreement. Notwithstanding anything to the contrary in this paragraph 5, Elizabeth Arden International Holding, Inc. shall not be required to enter into the Swiss Holding Share Pledge Agreement, or otherwise provide any share certificates or other documentation, unless prior to or contemporaneously with entering into the Swiss Holding Share Pledge Agreement all Liens in the Equity Interests of Swiss Holding granted under the applicable U.S. Security Agreement and the other Collateral Documents (if any) shall be fully released pursuant to amendments thereto and other documents entered into by the applicable parties, each in form and substance reasonably acceptable to all of the parties thereto, and all amendments to and other filings with respect to UCC financing statements shall be made with respect to such release in the appropriate filing offices and other applicable actions taken.

6. Within one month after the earlier of (i) the share certificates of the Swiss Borrower’s Equity Interests being located or (ii) the date of the legal effect (Rechtskraft) of the cancellation (Kraftloserklärung) of the share certificates regarding the Equity Interests of the Swiss Borrower, Netherlands Holding shall enter into a share pledge agreement with the Administrative Agent (the “Swiss Borrower Share Pledge Agreement”) to pledge 100% of its Equity Interests in the Swiss Borrower in substantially the form agreed upon by Netherlands Holding and the Administrative Agent prior to the Effective Date, and deliver a newly issued share certificate duly assigned in blank with respect to such Equity Interests and any other necessary documentation pursuant to the Swiss Borrower Share Pledge Agreement.

EXHIBIT A

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of Assignment and Assumption Agreement

EXHIBIT A, Cover Page

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Insert name of Assignor]

2.	Assignee:	[Insert name of Assignee]
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Elizabeth Arden, Inc. (the “Company”) and certain foreign subsidiaries of the Company signatories to that certain Fourth Amended and Restated Credit Agreement dated as of July 26, 2016 as a Foreign Borrower

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under the Credit Agreement

[1]	Select as applicable.

ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 1

5.	Credit Agreement:	Fourth Amended and Restated Credit Agreement dated as of July 26, 2016 among the Borrowers, the Administrative Agent, the other Loan Parties party thereto, and the other agents and Lenders party thereto (as amended, restated, supplemented or otherwise modified)
6.	Assigned Interest:

U.S. Commitments/ U.S. Revolving Loans

Aggregate Amount of U.S. Commitment/U.S. Loans for all Lenders	Amount of U.S. Commitment/U.S. Loans Assigned	Percentage Assigned of U.S. Commitment/U.S. Loans[2]
$	$	%

Canadian Commitments/ Canadian Revolving Loans

Aggregate Amount of Canadian Commitment/Canadian Loans for all Canadian Lenders	Amount of Canadian Commitment/Canadian Loans Assigned	Percentage Assigned of Canadian Commitment/Canadian Loans[3]
$	$	%

European Commitments/ European Revolving Loans

Aggregate Amount of European Commitment/ European Loans for all European Lenders	Amount of European Commitment/European Loans Assigned	Percentage Assigned of European Commitment/ European Loans[4]
$	$	%

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 2

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

By entering into this Assignment and Assumption, the Assignee hereby acknowledges, agrees to, and becomes bound by the Collection Allocation Mechanism Agreement dated as of July 26, 2016 (the “Lender Allocation Agreement”) among the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, on the same terms and conditions as if it were a party thereto. The Assignee, by entering into this Assignment and Assumption, agrees to perform all obligations applicable to it as a Lender under the Lender Allocation Agreement and shall be entitled to all benefits applicable to it in its capacity as a Lender under the Lender Allocation Agreement (based on, in each case, its interests under the Credit Agreement).

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]][5] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 3

[Consented to:][6]

ELIZABETH ARDEN, INC., as Borrower Representative

By:
Name:
Title:

[Consented to:][7]

JPMORGAN CHASE BANK, N.A., as
Issuing Bank

By:
Name:
Title:

[Consented to:][8]

JPMORGAN CHASE BANK, N.A., as
Swingline Lender

By:
Name:
Title:

[6]	To be added only if the consent of the Borrower Representative and/or the Swiss Loan Parties is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Issuing Bank (i.e. JPMCB or any of its Affiliates, as applicable) is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Swingline Lender (i.e. JPMCB or any of its Affiliates, as applicable) is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of anyBorrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements to be an assignee under Section 8.04 of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.04(b)(i) or (ii) of the Credit Agreement), in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 2

EXHIBIT B

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of Borrowing Base Certificate

[see attached]

EXHIBIT B Cover Page

BORROWING BASE CERTIFICATE
Company Name: Elizabeth Arden, Inc.	As of [ ]

1. Total Accounts Receivable Per Attached Aging:		$

50% Cross Aging Exclusion	$
Affiliate or Related Party Accounts
Balance over 120 days from invoice date
Contra A/R Accounts offset w/ AP Accounts
Government Accounts
Credits over 120 days from invoice date
Allowance Accruals
Chargebacks
15% Concentration Exclusion
Foreign
Other Exclusions
2. Total Ineligibles		$

3. Accounts Receivable - Approved Eligible
4. Accounts Receivable Advance Rate (I)			85%

5. Accounts Receivable Availability (Line 3 times Line 4)		(A) $	—

6. AR Temporary Increase Calculation	5.00%
1. Total Domestic Arden Inventory		$

Less: Intermediates & Bulk (“I” & “B”)
Gross Raw Materials, Unpackaged Finished Goods and Finished Goods		$

2. Finished Goods Inventory (F)		$
LESS: Swiss Borrower’s Inventory Located in the U.S.
Add: Swiss Borrower’s Inventory

3. Net Eligible Finished Goods		$
4. Net Liquidation Value as Percentage (Blended Rates Per Attached)
5. Net Liquidation Value		$
6. 85% of Net Liquidation Value (.85 x 5)		$

7. Finished Goods Packaged Temporary Increase Calculation
1. Unpackaged Finished Goods Inventory [WIP’s] (W)		$
LESS: Swiss Borrower’s Inventory Located in the U.S.
Add: Swiss Borrower’s Inventory

2. Net Unpackaged Finished Goods		$
3. Net Liquidation Value as Percentage (Blended Rates Per Attached)
4. Net Liquidation Value (2X3)		$

5. 85% of Net Liquidation Value (.85 x 4)
6. Finished Goods Unpackaged Temporary Increase Calculation
1. Raw Material Inventory (R.C)		$
LESS: Swiss Borrower’s Inventory Located in the U.S.
Add: Swiss Borrower’s Inventory

2. Net Raw Materials		$
3. Net Liquidation Value as Percentage (Blended Rates Per Attached)
4. Net Liquidation Value (2X3)		$
5. 85% of Net Liquidation Value (.85 x 7)		$

6. Raw Material Temporary Increase Calculation

EXHIBIT B

AVAILABLE COLLATERAL SUMMARY:
A/R AVAILABILITY (A)	$
plus: INVENTORY AVAILABILITY (B+C+D+E+F+G)	$
plus: CASH COLLATERAL PLEDGED	$
less: AVAILABILITY RESERVES - WEPPA Canadian Employees	$
plus: TEMPORARY INCREASE AVAILABILITY (Limit 25M)	$

TOTAL AVAILABILITY (per this schedule)	$
TOTAL AVAILABILITY (per terms - Limit of $300M and Switzerland limited to 20% of consolidated total availability)	$
COMMITTED EXPOSURE (as listed below)
less: LOANS OUTSTANDING	$
less: LETTERS OF CREDIT EXPOSURE	$
less: OTHER OBLIGATIONS (Accrued Interest and Credit Line Fees)	$

BORROWING AVAILABILITY	$

BORROWERS DOMESTIC CASH AND DOMESTIC CASH EQUIVALENTS less: CASH PAID FOR ACQUISITION

This Borrowing Base Certificate is delivered by Elizabeth Arden, Inc. (the “Borrower Representative”) to JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent (the “Agent”), pursuant to that certain Fourth Amended and Restated Credit Agreement dated as of July 26, 2016 (the “Agreement”) among the Borrower Representative, certain foreign subsidiaries of the Borrower Representative as the Foreign Borrowers (collectively with the Borrower Representative, the “Borrowers”), the other Loan Parties party thereto, the Agent, Bank of America, N.A., as U.S. collateral agent, and the financial institutions from time to time party thereto as Lenders. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower Representative represents and certifies on behalf of itself and the other Borrowers that this Borrowing Base Certificate is true and correct in every respect and that all existing Accounts and Inventory, referenced above for inclusion in the applicable Borrowing Base, represent Eligible Accounts Receivable and eligible Inventory of the type described in accordance with the terms and conditions set forth in the Agreement. The Borrower Representative also represents and warrants on behalf of itself and the other Borrowers that all collections received or credits allowed on Accounts reported on previous Borrowing Base Certificates have been duly and regularly entered to the credit of the respective account debtors on the books and records of the applicable Borrower and that all collections have been remitted and that all credits have been reported to date to the Administrative Agent as required by the Agreement. The Borrower Representative further understands that the Loans to the applicable Borrowers will be based upon reliance on the information contained herein. In the event of any conflict between the terms of this Borrowing Base Certificate and the Agreement, the terms of the Agreement shall control.

Authorized Signature

EXHIBIT B

EXHIBIT C

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of Compliance Certificate

EXHIBIT C, Cover Page

COMPLIANCE CERTIFICATE

Effective as of                     , 201     (the “Effective Date”)

(last day of fiscal year or fiscal period, as applicable)

Reference is made to the certain Fourth Amended and Restated Credit Agreement dated as of July 26, 2016, among Elizabeth Arden, Inc. (the “U.S. Borrower”), certain foreign subsidiaries of the U.S. Borrower as the Foreign Borrowers, Bank of America, N.A., as the U.S. Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders as provided therein (“Administrative Agent”), the other Loan Parties party thereto, and each of the Lenders from time to time party thereto (as such agreement may be amended or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used this Compliance Certificate that are defined in the Credit Agreement, wherever used herein, shall have the same meanings as are prescribed by the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control. The undersigned, duly appointed and acting authorized signatory of the U.S. Borrower, being duly authorized, hereby delivers this Compliance Certificate to Administrative Agent pursuant to Section 5.01 of the Credit Agreement.

1. U.S. Borrower hereby delivers to Administrative Agent (check as applicable):

[ ]	Copies of the audited consolidated financial statements required by Section 5.01(a) for the U.S. Borrower’s fiscal year ending on the Effective Date.

[ ]	Copies of the unaudited consolidated financial statements required by Section 5.01(b) for the U.S. Borrower’s fiscal quarter ending on the Effective Date.

[ ]	Copies of the unaudited consolidated financial statements required by Section 5.01(e) for the U.S. Borrower’s fiscal month ending on the Effective Date.

Such financial statements are complete and correct in all material respects and have been prepared in accordance with the requirements of the Credit Agreement.

2. Exhibit “A” attached hereto sets forth the calculation of the Debt Service Pricing Ratio and the corresponding percentages for the Applicable Margin and Applicable Letter of Credit Fee.

3. Exhibit “B” attached hereto sets forth the status of compliance with the covenant contained in Section 5.19 (“Minimum Quarterly Consolidated Debt Service Coverage Ratio”), as of the Effective Date, calculated for the applicable period as required by the Credit Agreement.

4. The undersigned hereby states that (check as applicable):

[ ]	No Default exists as of the Delivery Date (as defined below).

[ ]	One or more Defaults have occurred or exist as of the Delivery Date. Included within Exhibit “C” attached hereto is a written description specifying each such Default or Event of Default, its nature, when it occurred, whether it is continuing as of the date hereof, and the steps being taken by the Borrowers with respect thereto. Except as so specified, no Default exists as of the Delivery Date.

COMPLIANCE CERTIFICATE, Page 1

5. The undersigned hereby states that (check as applicable):

[ ]	Since the Effective Date of the prior financial statements delivered pursuant to Section 5.01 of the Credit Agreement corresponding to the previous fiscal month, fiscal quarter or fiscal year, as applicable, there has been no material change in GAAP applied in the preparation of such statements.

[ ]	There has been a material change in GAAP applied in the preparation of the consolidated financial statements delivered herewith; included within Exhibit “D” attached hereto is a written description specifying each such change.

6. The undersigned hereby states that all Material Domestic Subsidiaries that are required to be Guarantors by the terms of the Credit Agreement are Guarantors under the Credit Agreement.

COMPLIANCE CERTIFICATE, Page 2

Executed and delivered by the undersigned on                     , 201     (the “Delivery Date”).

ELIZABETH ARDEN, INC.

By:
Name:
Title:

COMPLIANCE CERTIFICATE, Page 3

EXHIBIT “A”

to

COMPLIANCE CERTIFICATE

by

Elizabeth Arden, Inc.

Effective Date:                 , 20

Debt Service Pricing Ratio

The following is attached to and made a part of the above referenced Compliance Certificate:

The Debt Service Pricing Ratio calculated as of the fiscal quarter ending             , 20             was              to 1.0:

Cash Flow

(a)	Consolidated EBITDA	$

(b)	Capital Expenditures which were not financed with Indebtedness permitted under clauses clauses (e), (f) or (k) of the definition of Permitted Indebtedness	$

(c)	Cash Taxes	$

(d)	Sum of (a) - (b) - (c)	$

Modified Debt Service

(e)	Consolidated Net Interest Expense	$

(f)	Regularly scheduled principal payments in respect of Indebtedness	$

(g)	all cash dividends paid on Equity Interests of the U.S. Borrower

(h)	Sum of (e) + (f) + (g)	$

Debt Service Pricing Ratio = (d) ÷ (h) = to 1.0

EXHIBIT A to Compliance Certificate, Page 1

Tier	Debt Service Pricing Ratio	LIBOR Loans, Overnight LIBO Rate Loans and CDOR Rate Loans	ABR Loans and Canadian Prime Rate Loans
I	Greater than 2.50:1.00	150.0	00.0
II	Less than or equal to 2.50:1.0 but greater than 2.00:1.00	175.0	25.0
III	Less than or equal to 2.00:1.00 but greater than 1.50:1.00	200.0	50.0
IV	Less than or equal to 1.50:1.00	225.0	75.0
V	Less than or equal to 1.00:1.00	250.0	100.0

	Based on the foregoing table:
	Applicable Margin for LIBOR Loans, (bps) Overnight LIBO Rate Loans and CDOR Rate Loans

	Applicable Margin for ABR Loans and (bps) Canadian Prime Rate Loans

EXHIBIT A to Compliance Certificate, Page 2

EXHIBIT “B”

to

COMPLIANCE CERTIFICATE

by

Elizabeth Arden, Inc.

Effective Date:                 ,

Minimum Quarterly Debt Service Pricing Ratio

The following is attached to and made a part of the above referenced Compliance Certificate:

1. Average Aggregate Borrowing Base Capacity determination.

At any point during the applicable period of the Compliance Certificate ended on the Effective Date, was (i) the Average Aggregate Borrowing Base Capacity (as detailed on an attached schedule) equal to or less than 10.0% of Total Availability, or (ii) Total Availability plus the sum of the Specified Cash and Cash Equivalents (exclusive of any domestic cash or domestic cash equivalents included in clause (g) of the definition of the U.S. Borrowing Base (Cash Collateral)) less than $20,000,000? Yes            No

If yes, the Borrowers must be in compliance with the Minimum Quarterly Debt Service Pricing Ratio below.

2. Section 5.19 (“Minimum Quarterly Debt Service Pricing Ratio”).

The ratio of Cash Flow to Debt Service, calculated as of the Effective Date for the twelve month period ending on such date was              to 1.0 (as set forth below).

Cash Flow

(a)	Consolidated EBITDA	$

(b)	Capital Expenditures which were not financed with Indebtedness permitted under clauses (e), (f) or (k) of the definition of Permitted Indebtedness	$

(c)	Cash taxes	$

(d)	Sum of (a) - (b) - (c)	$

Debt Service

(e)	Consolidated Net Interest Expense	$

(f)	Regularly scheduled principal payments in respect of Indebtedness	$

(g)	all cash Restricted Payments (excluding up to $10,000,000 of repurchases of U.S. Borrower’s stock)	$

(h)	Sum of (e) + (f) + (g)	$

Debt Service Ratio = (d) ÷ (h) = to 1.0
Credit Agreement requires that it be not less than 1.10 to 1.0. Compliance?	Yes	No

EXHIBIT B to Compliance Certificate, Solo Page

EXHIBIT “C”

to

COMPLIANCE CERTIFICATE

by

Elizabeth Arden, Inc.

Effective Date:                 ,

Defaults

The following is attached to and made a part of the foregoing Compliance Certificate:

1.	As of the Delivery Date, each of the following instances of a Default has occurred (describe):

2.	Applicable Section(s) of Credit Agreement:

3.	Date of first occurrence:

4.	Check as applicable: The above referenced Default(s)

[    ] continue(s) in existence on the Delivery Date

[    ] do/does not continue to exist on the Delivery Date

5.	The following steps have been and are being taken with respect to the foregoing.

EXHIBIT C to Compliance Certificate, Solo Page

EXHIBIT “D”

to

COMPLIANCE CERTIFICATE

by

Elizabeth Arden, Inc.

Effective Date:                 ,

Material Changes in Accounting Principle

The following is attached to and made a part of the foregoing Compliance Certificate:

1.	As of the Delivery Date, each of the following instances of a material change in the accounting of the U.S. Borrower or its Consolidated Subsidiaries, as applicable, has occurred (describe):

2.	Date, reason for , and supporting documentation describing each such material change:

EXHIBIT D to Compliance Certificate, Solo Page

EXHIBIT D

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of Consent and Subordination Agreement

Exhibit D, Cover Page

CONSENT AND SUBORDINATION AGREEMENT

This Consent and Subordination Agreement, entered into as of the             day of             , 20            by and among BANK OF AMERICA, N.A., a national banking association, as U.S. Collateral Agent (“Agent”), and ELIZABETH ARDEN, INC., a Florida corporation (the “U.S. Borrower”), and [            ], a [            ] (“Third Party”).

WHEREAS, the U.S. Borrower has or may hereafter deliver items which constitute part of their inventory to premises owned or occupied by Third Party at             ,             ,             (the “Premises”);

WHEREAS, Lenders (as defined in that certain Fourth Amended and Restated Credit Agreement dated July 26, 2016 by and among the Borrower, certain foreign subsidiaries of the Borrower as Foreign Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, the Agent, the other Loan Parties party thereto, and the Lenders party thereto (as such credit agreement may be amended, restated, refinanced or otherwise modified)) have provided to the U.S. Borrower certain financial accommodations and, as security for such accommodations, the U.S. Borrower and certain of its subsidiaries have previously granted Agent a security interest in certain collateral including, without limitation, the inventory owned by the U.S. Borrower and certain of its subsidiaries and located on the Premises (the “Collateral”);

NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1. Third Party subordinates to Agent each and every right which Third Party now has or may hereafter have under the laws of the State of             or any other state to obtain a lien on, set off against or to claim or assert title to any of the Collateral.

2. Third Party acknowledges that any claim or claims that the Agent has or may hereafter have against the Collateral by virtue of its security interest is superior to any lien or claim of any nature which Third Party now has or may hereafter have to the Collateral whether by statute, agreement or otherwise whether or not Agent has executed and timely filed financing statements evidencing its security interests in the Collateral.

3. Third Party agrees to keep the Collateral segregated (to the extent possible) from all of its property and property belonging to others. In the event the Collateral is co–mingled with other items of inventory, Third Party agrees to maintain the integrity of Collateral so as to be able, at all times, to identify and retrieve the Collateral.

4. At any time in accordance with the terms of any agreement evidencing any indebtedness, obligation or liability of the U.S. Borrower to any of the Lenders or their assigns, Agent may remove the Collateral from the Premises upon prior notice to Third Party, whenever Agent determines it is necessary or desirable to do so to protect their interests and without liability or accountability to Third Party therefore, except that Agent shall repair in a workmanlike manner at Lender’s expense any damage caused to the Premises by the removal of the Collateral. Third Party agrees to grant Agent the right of entry at any reasonable time to remove the Collateral from the Premises.

CONSENT SUBORDINATION AGREEMENT, Page 1

5. Lenders may, without affecting the validity of this Consent, extend the terms of payment of any indebtedness of the U.S. Borrower to any of the Lenders or alter the performance of any of the terms and conditions of the U.S. Borrower’s obligations to the Lenders, without the consent of Third Party and without giving notice thereof to Third Party.

6. Third Party agrees to give prior notice to Agent in the event Third Party intends to sell or transfer the Premises.

7. All notices, request, demands and other communications provided for hereunder shall be in writing, including facsimile transmission (“FAX”) and mailed or delivered by overnight courier, or transmitted by facsimile confirmed in writing mailed to the addressee, to the applicable party at the addresses indicated below:

If to Third Party:

If to U.S. Borrower:

Elizabeth Arden, Inc.

880 SW 145th Avenue

Pembroke Pines, Florida 33027

Attention: General Counsel

Facsimile No.: (954) 364-6920

If to Agent, as U.S. Collateral Agent:

Bank of America, N.A.

111 Westminster Street

Providence, Rhode Island 02903

Attention: Doug Scala, Senior Vice President

Facsimile No.: (401) 278–3328

With a copy to:

JPMorgan Chase Bank, N.A.

2200 Ross Ave., 9th Floor

TX1-2921

Dallas, TX 75201

Attention: Christy L. West

Facsimile No.: (214) 965-2594

CONSENT SUBORDINATION AGREEMENT, Page 2

or, as to each party, at such other address as shall be designated by such parties in a written notice to the other parties complying as to delivery with the terms of this Section. All such notices, requests, demands and other communication shall be deemed given upon the earlier to occur of (a) the third day following deposit thereof in the United States mail, (b) twelve noon local time on the first business day following timely deposit thereof with an overnight courier services or (c) receipt by the party to whom such notice is directed.

8. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties.

CONSENT SUBORDINATION AGREEMENT, Page 3

IN WITNESS WHEREOF, the parties hereto, through their duly authorized representatives, have executed this Consent as of the day and year first above written.

THIRD PARTY:

[ ]

By:
Name:
Title:

BORROWER:

ELIZABETH ARDEN, INC.

By:
Name:
Title:

Approved by:

BANK OF AMERICA, N.A, as U.S. Collateral Agent

By:
Name:
Title:

CONSENT SUBORDINATION AGREEMENT, Page 4

EXHIBIT E-1

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E, Cover Page

U.S. TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of July 26, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Elizabeth Arden, Inc. (the “Borrower Representative”), certain foreign subsidiaries of the Borrower Representative as Foreign Borrowers (collectively with the Borrower Representative, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders, and Bank of America, N.A., in its capacity as U.S. Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Name of Lender or Participant]

By:
Name:
Title:

Date:                 , 20

U.S. TAX COMPLIANCE CERTIFICATE, , Page 1

EXHIBIT E-2

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E, Cover Page

U.S. TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of July 26, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Elizabeth Arden, Inc. (the “Borrower Representative”), certain foreign subsidiaries of the Borrower Representative as Foreign Borrowers (collectively with the Borrower Representative, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders, and Bank of America, N.A., in its capacity as U.S. Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Name of Lender or Participant]

By:
Name:
Title:

Date:                 , 20

U.S. TAX COMPLIANCE CERTIFICATE, , Page 1

EXHIBIT E-3

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E, Cover Page

U.S. TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of July 26, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Elizabeth Arden, Inc. (the “Borrower Representative”), certain foreign subsidiaries of the Borrower Representative as Foreign Borrowers (collectively with the Borrower Representative, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders, and Bank of America, N.A., in its capacity as U.S. Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Name of Lender or Participant]

By:
Name:
Title:

Date:                 , 20

U.S. TAX COMPLIANCE CERTIFICATE, , Page 1

EXHIBIT E-4

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E, Cover Page

U.S. TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of July 26, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Elizabeth Arden, Inc. (the “Borrower Representative”), certain foreign subsidiaries of the Borrower Representative as Foreign Borrowers (collectively with the Borrower Representative, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders, and Bank of America, N.A., in its capacity as U.S. Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Name of Lender or Participant]

By:
Name:
Title:

Date:                 , 20

U.S. TAX COMPLIANCE CERTIFICATE, , Page 1

EXHIBIT F

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of Borrowing Subsidiary Agreement

EXHIBIT F, Cover Page

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of             , 20    , among Elizabeth Arden, Inc., a Florida corporation in its capacity as Borrower Representative (the “Borrower Representative”), Elizabeth Arden GmbH, a company organized under the laws of Germany (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of July 26, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower Representative, certain foreign subsidiaries of the Borrower Representative as Foreign Borrowers (collectively with the Borrower Representative, the “Borrowers”), the other Loan Parties party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., in its capacity as U.S. Collateral Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions set forth therein, to make Loans to the Borrower Representative and the other Borrowers, and the Borrower Representative and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a “Foreign Loan Party”, a “Foreign Borrower”, a “German Loan Party” and the “German Borrower” under the Credit Agreement.

The New Borrowing Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Article V of the Credit Agreement, (c) all of the guaranty obligations of Foreign Loan Parties set forth in Article X of the Credit Agreement and (d) all of the undertakings pursuant to Section 7.12 with regard to Parallel Debt.

Upon execution of this Borrowing Subsidiary Agreement by each of the Borrower Representative, the New Borrowing Subsidiary and the Administrative Agent and the satisfaction of each of the other conditions precedent set forth in Section 4.03 of the Credit Agreement, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Loan Party”, a “Foreign Borrower,” a “German Loan Party” and the “German Borrower” for all purposes thereof.

This Borrowing Subsidiary Agreement shall be governed by and construed in accordance with the laws of the State of New York.

BORROWING SUBSIDIARY AGREEMENT, Page 1

IN WITNESS WHEREOF, the parties hereto have caused this Borrowing Subsidiary Agreement to be duly executed by their authorized officers as of the date first appearing above.

ELIZABETH ARDEN GMBH, as New Borrowing Subsidiary

By:
Name:
Title:

ELIZABETH ARDEN, INC., as
Borrower Representative

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

BORROWING SUBSIDIARY AGREEMENT, Page 2

EXHIBIT G

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of Intercreditor Agreement

[see attached]

Exhibit G, Cover Page

EXHIBIT H

to

Elizabeth Arden, Inc.

Fourth Amended and Restated Credit Agreement

Form of Joinder Agreement

Exhibit H, Cover Page

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             , 20    , is entered into between             , a             (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Fourth Amended and Restated Credit Agreement, dated as of July 26, 2016 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Elizabeth Arden, Inc. (the “Borrower Representative”), certain foreign subsidiaries of the Borrower Representative as Foreign Borrowers (collectively with the Borrower Representative, the “Borrowers”), the other Loan Parties party thereto, the Administrative Agent, Bank of America, N.A., as U.S. Collateral Agent, and the Lenders party thereto. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Secured Parties, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Article V of the Credit Agreement and (c) all of the guaranty obligations set forth in Article IX of the Credit Agreement, and (d) the designation of the Borrower Representative pursuant to Article XI of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Sections 9.10 and 9.13 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors that are U.S. Loan Parties, to the Administrative Agent and the Lenders, as provided in Article IX of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors that are U.S. Loan Parties, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

JOINDER AGREEMENT, Page 1

3. The address of the New Subsidiary for purposes of Section 8.01 of the Credit Agreement is as follows:

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

JOINDER AGREEMENT, Page 2